As filed with the Securities and Exchange Commission on May 24, 2021.

Registration No. 333-255393

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTESSA PHARMACEUTICALS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Centessa Pharmaceuticals plc

3rd Floor, 1 Ashley Rd,

Altrincham, Cheshire,

United Kingdom, WA14 2DT

+44 7391 789784

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Saurabh Saha

Chief Executive Officer

Centessa Pharmaceuticals, Inc.

5 Walnut Grove Drive,

Suite 120 Horsham, PA 19044

+1 (267) 609-7550

+1 (617)-468-5770

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

  Copies to:

Mitchell S. Bloom Edwin M. O’Connor James Xu Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Graham Defries Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Iqbal Hussain Centessa Pharmaceuticals plc 3rd Floor, 1 Ashley Rd, Altrincham, Cheshire, United Kingdom, WA14 2DT	Joshua A. Kaufman Divakar Gupta Geoffrey R. Starr Cooley LLP 55 Hudson Yards New York, New York 10001	Claire A. Keast-Butler Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7583 4055

+44 7391 789784

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, nominal value £0.002 per share(5)	17,250,000	$20.00	$345,000,000	$37,639.50

(1)	Includes 2,250,000 additional ordinary shares represented by American Depositary Shares, or ADSs, that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Includes the aggregate offering price of 2,250,000 additional ordinary shares represented by ADSs that the underwriters have the option to purchase.
(4)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended. $10,910.00 of this registration fee was previously paid by the registrant in connection with the filing of its Registration Statement on Form S-1 on April 21, 2021.

(5)

These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the 17,250,000 ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-256385), filed on May 21, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 24, 2021

15,000,000 American Depositary Shares

Representing 15,000,000 Ordinary Shares

This is an initial public offering of the American Depositary Shares, or the ADSs, of Centessa Pharmaceuticals plc. We are offering 15,000,000 ADSs. Each ADS represents one ordinary share, nominal value £0.002 per share.

Prior to this offering, there has been no public market for the ADSs or our ordinary shares. It is currently estimated that the initial public offering price per ADS will be between $18.00 and $20.00. We have applied to list the ADSs on the Nasdaq Global Market under the symbol “CNTA.”

We are an “emerging growth company” as that term is used in the U.S. Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

See “Risk Factors” on page 16 to read about factors you should consider before buying the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to Centessa Pharmaceuticals plc	$	$

(1)	See the section titled “Underwriting” for compensation payable to the underwriters.

To the extent the underwriters sell more than 15,000,000 ADSs, the underwriters have the option to purchase up to an additional 2,250,000 ADSs from us at the initial public offering price less the underwriting discounts.

The underwriters expect to deliver the ADSs against payment in New York, New York on            , 2021.

Morgan Stanley	Goldman Sachs & Co. LLC

Jefferies	Evercore ISI

Prospectus dated            , 2021

LETTER FROM THE CEO

Over the last century, the traditional R&D model has made great strides in delivering transformational medicines to patients. In some instances, these drugs have fundamentally improved patient outcomes and have provided a new lease on life. In many other cases, patients are still waiting for those elusive life-altering medicines. With these patients in mind, we reimagined the R&D journey a drug takes to become a marketed medicine. We set out to find a clearer, less bumpy road to deliver impactful medicines to patients. That road, we learned, is called asset centricity.

At its core, asset centricity is a mindset rooted in a relentless focus on a single project by a dedicated team. The biotechnology industry has embraced this philosophy to successfully advance medicines for patients. We asked whether this philosophy could be replicated on a larger scale to build a pharmaceutical company from bottom-up in which asset centricity serves as its foundation. Our answer is Centessa Pharmaceuticals.

The DNA of Centessa is rooted in asset centricity, but the environment in which it flourishes includes enhanced scale, resources and management with deep technical expertise. Formed in October 2020, Centessa is a pharmaceutical company with a different phenotype conceived to accelerate the pace of impactful medicines reaching patients. Our journey started by combining a curated portfolio of 10 wholly-owned asset-centric companies that are developing 16 programs with compelling biology and led by entrepreneurs with deep subject matter expertise. In bringing asset centricity at scale to the world, we hope to deliver consequential medicines that patients are desperately in need of. Then, and only then, will our mission be achieved.

Saurabh Saha, M.D., Ph.D.

Chief Executive Officer

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Page
Prospectus Summary	1
Risk Factors	16
Special Note Regarding Forward-Looking Statements	96
Market, Industry and Other Data	98
Use of Proceeds	99
Dividend Policy	101
Share Capital Reorganization and Re-Registration	102
Capitalization	105
Dilution	108
Unaudited Pro Forma Condensed Combined Financial Information	111
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc	122
Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities	132
Business	162
Management	285
Executive Compensation	293
Certain Relationships and Related Party Transactions	302
Principal Shareholders	310
Description of Share Capital and Articles of Association	314
Description of American Depositary Shares	335
Ordinary Shares and American Depositary Shares Eligible for Future Sale	347
Material Income Tax Considerations	349
Underwriting	358
Legal Matters	370
Experts	370
Service of Process and Enforcement of Liabilities	371
Where You Can Find More Information	373
Index to Financial Statements	F-1

We have not, and the underwriters have not, authorized any person to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby.

For investors outside of the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus outside of the United States.

ii

ABOUT THIS PROSPECTUS

On May 14, 2021, we re-registered Centessa Pharmaceuticals Limited as a public limited company with the name Centessa Pharmaceuticals plc.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Centessa Pharmaceuticals Limited,” “Centessa Pharmaceuticals plc,” “the company,” “we,” “us” and “our” refer to (i) Centessa Pharmaceuticals Limited and its wholly-owned subsidiaries prior to the re-registration of Centessa Pharmaceuticals Limited as a public company, and (ii) Centessa Pharmaceuticals plc and its subsidiaries after the re-registration of Centessa Pharmaceuticals Limited as a public limited company. See “Share Capital Reorganization and Re-Registration” for more information.

We own various trademark registrations and applications, and unregistered trademarks, including our name and our corporate logo. All other trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF FINANCIAL INFORMATION

We maintain the books and records of Centessa Pharmaceuticals plc and its wholly owned subsidiaries in pounds sterling. For financial reporting, our results are translated to U.S. dollars and we prepare our consolidated financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, as issued by the Financial Accounting Standards Board. All references in this prospectus to “$” are to U.S. dollars and all references to “£” are to pounds sterling.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them. Prior to the re-registration, we have historically conducted our business through Centessa Pharmaceuticals Limited’s subsidiaries and therefore our historical financial statements present the results of operations of Centessa Pharmaceuticals Limited. After the re-registration of Centessa Pharmaceuticals Limited as a public limited company named Centessa Pharmaceuticals plc, our consolidated financial statements will present the consolidated results of operations of Centessa Pharmaceuticals plc.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our ADSs, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless otherwise stated, all references to “us,” “our,” “Centessa,” “we,” the “Company” and similar designations refer to Centessa Pharmaceuticals plc and its consolidated subsidiaries.

Our Vision

We are reimagining the traditional pharmaceutical research and development model to build, from the bottom-up, an R&D engine predicated on asset centricity to discover, develop and ultimately deliver impactful medicines to patients. We believe the successful execution at scale of our asset-centric R&D model has the potential to result in R&D productivity surpassing that of today’s largest pharmaceutical companies and could translate into a dramatic impact for patients, providers and society more broadly.

Our approach to delivering consequential medicines to patients is guided by three foundational principles:

1.	We pursue discovery and development of programs with clear biological rationale.

2.	We aim to build a self-sustaining, evergreen R&D engine anchored on asset centricity.

3.	We strive to be the partner of choice for founder-subject matter experts who share our vision.

Overview

Centessa Pharmaceuticals plc (Centessa) was conceived by combining the primary strengths of the asset-centric model with the benefits of diversification and scale typically attributed to traditional large R&D organizations. The asset-centric model refers to single-purpose companies which are focused on developing a single program or programs associated with a single biological pathway. We were inspired by the success realized by the asset-centric model and were founded on the principle of developing asset centricity at scale. We have implemented this reimagined approach to R&D by initially combining a curated portfolio of ten wholly-owned asset-centric companies, which we refer to as the Centessa Subsidiaries, which are developing 16 high conviction programs with clear biological rationale. Each Centessa Subsidiary is led by one or more individuals whom we believe to be some of the leading subject matter experts in their respective disciplines. We empower our subsidiaries to advance their research and development plans in an independent and unbiased manner. Our programs cover a range of high-value therapeutic areas including oncology, hematology, immunology / inflammation, neuroscience, hepatology, pulmonology, nephrology, and range from discovery-stage research through late-stage clinical development. Additionally, a substantial number of our programs focus on rare disease indications with significant unmet need. We currently anticipate a total of more than a dozen clinical read-outs over the next three years, including three clinical read-outs in 2021. We expect this robust cadence of clinical progress will be coupled with significant development advancements for our earlier-stage preclinical programs. As a therapeutic-focused company, we intend to pursue a “develop to commercialize” approach for our programs with a relentless focus on efficiently delivering consequential medicines to patients.

Centessa was formed in October 2020 by Medicxi with a view to ultimately acquiring, and thereby becoming the holding company of, several pre-revenue, development stage biotech companies each of which was either controlled by and/or invested in by a fund affiliated with Medicxi or Index Ventures. On January 29, 2021, Centessa acquired 11 biotechnology companies and simultaneously closed a Series A funding round of

$250 million. Prior to the acquisition, Centessa’s activities were limited mainly to engaging advisors and recruitment efforts. Centessa commenced active operations after the consummation of the acquisitions. Each of the Centessa Subsidiaries was a portfolio company of a fund affiliated with Medicxi or Index Ventures at the time of the acquisition.

We are led by our experienced management team who play a critical role in enabling our Centessa Subsidiaries by providing centralized resources, supporting development of programs, and overseeing judicious capital allocation. We are convinced that bringing together our 16 high conviction programs under a unified, asset-centric structure at scale is in itself a competitive advantage in the industry. Going forward, our intent is to become the partner of choice for founder-subject matter experts with high conviction programs by fostering a research engine that allows our leading talent to focus exclusively on the pursuit of their unique product visions, striving for scientific excellence and patient benefit. Consistent with our operating model today, these founder-subject matter experts will be directly incentivized and appropriately supported to develop and bring medicines to market. Direct incentivization is achieved through two principle financial incentives: first, through each founder-subject matter expert having a significant equity stake in Centessa and, thereby, compensated commensurately with the Company’s performance; second, they disproportionately share in upside through certain agreed milestones payment of a pre-agreed amount payable upon defined events such as regulatory approval of an applicable drug or the payment of a pre-agreed percentage of the net aggregate cash proceeds from certain strategic transactions (including partnerships / out-licensing agreements and/or a sale) concerning the relevant Centessa Subsidiary. These incentives are designed to motivate our founder-subject matter experts to develop and bring medicines to patients.

Separately, our relentless focus on data-driven decision-making is aimed at enabling us to embrace and implement a “fail fast, and fail early” philosophy to close programs expeditiously when data dictates. Data-driven decision making is at the core of our asset-centric model. Centessa management retains final authority over resource allocation decisions across the Centessa Subsidiaries’ programs, and aims to expeditiously terminate programs when the data do not support advancing a program. These features of our asset-centric model are designed to reflect our “fail fast and fail early” philosophy when data warrants. We believe our direct incentivization model and relentless focus on data-driven decision-making is a differentiated approach and philosophy to that deployed by traditional R&D models.

Our bottom-up, asset-centric operating model fosters an ecosystem in which we enable the founder-subject matter experts at each Centessa Subsidiary to develop their programs with a high degree of autonomy and with complementary operational and R&D support from Centessa. This is designed to enable each Centessa Subsidiary to execute its program or programs with greater agility and enhanced probability of success. Each Centessa Subsidiary focuses its resources and expertise on progressing high conviction programs that follow well elucidated biological pathways, with the goal of addressing a significant unmet patient need. While we focus on biological pathways where there is prior learning in human genetics and/or clinical evidence of activity to enhance odds of program success, many of our highly-differentiated programs are enabled by proprietary structural biology insights.

Our ten initial Centessa Subsidiaries and their disease areas of focus as well as our expectation for expansion in the number of Centessa Subsidiaries are summarized in the below figure:

Traditional R&D organizations realize the benefit of having a diversified pipeline with multiple uncorrelated programs while reaching a scale that allows for an optimized and flexible balance sheet and access to infrastructure and resources. Similarly, by initially combining a curated portfolio of asset-centric companies under a central management team, we expect to receive the benefits of a diversified pipeline of high conviction programs and mitigate the binary risk inherent in single-asset companies. We believe that our incentivization framework enables our Centessa Subsidiary teams to maintain an undiluted singular product focus, and to pursue paths forward that are determined primarily by the data that they generate. Subsidiary teams are designed to be small, with limited fixed costs to further enhance the economics of drug development, particularly in cases where expeditious closure of programs is warranted.

In addition to the broad range of disease areas we pursue, our portfolio is diversified in several other ways, including:

•	Therapeutic approaches: small molecule inhibitors, agonists, correctors, degraders, traditional and engineered antibodies and biologics based on engineered molecules;

•	Development approaches: novel targets, differentiated fast-follower based on improved safety, and/or refined mechanism; and

•	Discovery approaches: structure-based design, protein engineering and novel screening methods.

Our multiple modes of diversification across our portfolio substantially mitigate the binary nature of product development.

The Centessa Subsidiaries were selected by Medicxi out of the portfolio of biotechnology investments by funds affiliated with Medicxi or Index Ventures. The key criteria deployed to identify companies that would be considered for Centessa include: advancement of a single program with clear biological rationale, a differentiated product profile, and a team with deep expertise led by a founder-subject matter expert. Each of the Centessa Subsidiaries was controlled by funds affiliated with Medicxi or Index Ventures or funds affiliated with Medicxi or Index Ventures had a significant investment and/or influence. Whilst such funds affiliated with Medicxi and Index Ventures were a controlling or key investor to each Centessa Subsidiary with material influence, the decision as to whether to be acquired by Centessa was ultimately a decision of the executive management team of each Centessa Subsidiary including the founder subject-matter experts. An extensive negotiation exercise was undertaken with the executive management teams of each Centessa Subsidiary and each Centessa Subsidiary was represented by external counsel. These negotiations were conducted at arms’ length with each Centessa subsidiary having been acquired on highly negotiated contribution terms (including as to valuation) and on highly negotiated individual incentivization terms which become payable if negotiated milestones are achieved or certain exit events are triggered. Further, the incoming Series A Centessa investors had a significant opportunity to diligence each Centessa Subsidiary and test the relative valuation and terms negotiated with the individual Centessa Subsidiaries.

Our Pipeline

Our current portfolio consists of 16 high conviction programs, including four programs currently being evaluated in clinical trials and 12 additional preclinical programs. We aim to pursue programs that target pathways with clear biological rationale. Given that biological pathways have varying influence on disease pathophysiology, we believe it is paramount to identify the most critical pathways that contribute to disease onset and severity to aid in development of appropriate therapeutics. Human genetics offers a glimpse into specific genes, and downstream proteins that are associated with disease. By targeting such disease associated genes or proteins, we seek to increase the probability of impacting disease outcome. Further, we place a premium on learnings from the clinic whereby a drug has established the relevance of a biological pathway contributing to disease outcome. Our portfolio largely consists of programs where there is prior learning in human genetics or precedented human activity for a pathway of interest. Our strategy is to assemble a pipeline of product candidates bearing these attributes, which we believe may translate into program success.

Our current pipeline includes the following four clinical stage product candidates:

•

Lixivaptan (Palladio Biosciences): vasopressin V2 receptor small molecule inhibitor currently in Phase 3 clinical development for the treatment of autosomal dominant polycystic kidney disease (ADPKD). While the ongoing Phase 3 study is not a registrational trial, Palladio is preparing to conduct a global Phase 3 pivotal trial of lixivaptan in ADPKD patients, (designated the ACTION study) which we expect to commence by early-to-mid 2022. We believe lixivaptan has the potential to deliver similar efficacy benefits to tolvaptan, which is currently indicated for a subset of ADPKD patients, with a differentiated safety and tolerability profile that may enable access and therapeutic benefit to a broader set of patients;

•

SerpinPC (ApcinteX): activated protein C inhibitor currently in Phase 2a clinical development for the treatment of hemophilia A and B. We believe SerpinPC has the potential to improve upon the current standards of care by offering a long-acting, subcutaneous, non-replacement therapy that rebalances the coagulation cascade to provide both prophylactic and on-demand therapy in all patients with hemophilia regardless of subtype;

•

Imgatuzumab (Pega-One): anti-EGFR monoclonal antibody expected to enter a potential registrational Phase 2 clinical trial for the treatment of cutaneous squamous cell carcinoma (CSCC). Imgatuzumab is also being considered for treatment of other solid tumors in the context of combination treatment with immunotherapy. We believe imgatuzumab represents a next-generation of antibody design offering enhanced antibody derived cell cytotoxicity (ADCC) and antibody derived cell phagocytosis (ADCP) properties; and

•

ZF874 (Z Factor): small molecule chemical chaperone folding corrector of the Z variant of alpha-1-antitrypsin (Z-A1AT) currently in Phase 1 clinical development for the treatment of alpha-1-antitrypsin deficiency (A1ATD). ZF874 leverages Z Factor’s proprietary insights into the misfolding of the Z-A1AT protein to correct protein folding and normalize protein levels to treat both lung and liver disease manifestations of A1ATD.

In addition to our clinical stage product candidates, our current portfolio consists of 12 preclinical assets:

•	ZF887 (Z Factor): small molecule chemical chaperone folding corrector of Z-A1AT for the treatment of alpha-1-antitrypsin deficiency;

•	MGX292 (Morphogen-IX): protein-engineered variant of human bone morphogenetic protein 9 (BMP 9) for the treatment of pulmonary arterial hypertension;

•	CBS001 (Capella Bioscience): high-affinity monoclonal antibody (mAb) selectively targeting the inflammatory membrane form of LIGHT for the treatment of idiopathic pulmonary fibrosis;

•	CBS004 (Capella Bioscience): humanized mAb targeting BDCA-2 for the treatment of systemic sclerosis and lupus;

•	LB1 (LockBody): bispecific antibody designed to be gradually unlocked in the tumor microenvironment targeting CD47 for the treatment of solid tumors;

•	LB2 (LockBody): bispecific antibody designed to be gradually unlocked in the tumor microenvironment targeting CD3 for the treatment of solid tumors;

•

Oral OX2R Agonist (Orexia): orally delivered selective orexin-receptor 2 (OX2R) agonist for the treatment of narcolepsy type 1 with potential expansion into narcolepsy type 2, rare hypersomnias and additional rare and common diseases;

•

Intranasal OX2R Agonist (Orexia): intranasally delivered OX2R agonist for the treatment of narcolepsy type 1 with potential expansion into narcolepsy type 2, rare hypersomnias and additional rare and common diseases;

•	Dual STAT3/5 Degrader (Janpix): small molecule STAT3/5 protein degrader for the treatment of hematological malignancies, including leukemias and lymphomas;

•	EGFR Ex20 Inhibitor (PearlRiver Bio): small molecule epidermal growth factor receptor (EGFR) Exon20 insertion mutation inhibitor for the treatment of non-small cell lung cancer;

•	EGFR-C797S Inhibitor (PearlRiver Bio): small molecule EGFR C797S mutation inhibitor for the treatment of non-small cell lung cancer; and

•	Next Generation EGFR Inhibitors (PearlRiver Bio): ERBBinator proprietary platform technology to support design of next generation EGFR Tyrosine Kinase Inhibitors (TKIs).

Across our Centessa Subsidiaries, we currently have a portfolio of 173 issued patents which includes 156 ex-U.S. patents and 17 issued U.S. patents directed to either our clinical stage product candidates or other programs being developed.

Our Operating Model

We have implemented a reimagined R&D model that we believe leverages the key strengths of the traditional R&D organization and the core tenets of asset centricity. We believe that our approach will allow us to benefit from the characteristics of each model that are favorable for efficient drug development, while simultaneously removing the inefficiencies and potential challenges related to each. In particular, the convergence of scale, capital efficiency, and asset centricity enables our program teams to pursue development plans with the goal to commercialize while we maintain flexibility to pursue strategic partnerships that leverage third-party expertise and synergies when warranted.

Our Approach

We have implemented a bottom-up, asset-centric operating model where the main premise is to build a non-hierarchical ecosystem in which we enable the founder-subject matter experts at each Centessa Subsidiary to develop their programs.

Our Strategy

We have embarked on a journey to build a sustainable, evergreen pharmaceutical company with a reimagined asset-centric approach that we believe has the potential to fundamentally reshape the traditional research and development model. Our strategy is guided by four key tenets and grounded in a singular focus on advancing exceptional science to the ultimate benefit of patients:

•	An unwavering focus on asset centricity;

•	Efficiently advancing our initial pipeline of high conviction programs to treat important unmet medical needs;

•	Attracting the next generation of founder-subject matter experts with high conviction programs; and

•	Incentivizing and enabling our Centessa Subsidiary leadership teams who have deep expertise in their respective disciplines.

Our History

Our company is built upon our demand for excellence amongst our various participants and stakeholders. We believe this high bar for excellence is initially demonstrated by our ten current Centessa Subsidiaries. Each of our Centessa Subsidiaries and their founder-subject matter experts have invested years dedicated to their program specialty. We intend to uphold this focus on excellence for future companies which may join our model as Centessa Subsidiaries. We complement the program expertise of our founder-subject matter experts with the broad experience of our centralized management team. Prior to establishing Centessa, our executive management team held positions in a wide range of settings, including some of the largest pharmaceutical companies in the world, leading biotechnology companies and world-class venture capital funds.

We are supported by a high-quality group of investors who share our passion for excellence and believe in the vision for our reimagined R&D model. These investors include our founding investor, Medicxi, alongside General Atlantic, Vida Ventures, Janus Henderson Investors, Boxer Capital, Cormorant Asset Management, T. Rowe Price Associates, Inc., Venrock Healthcare Capital Partners, Wellington Management Company, BVF Partners L.P., EcoR1 Capital, Franklin Templeton, Logos Capital, Samsara BioCapital, LifeSci Venture Partners and a U.S.-based, healthcare-focused fund.

Corporate Information

We were incorporated pursuant to the laws of England and Wales as United Medicines Biopharma Limited on October 26, 2020 and renamed Centessa Pharmaceuticals Limited on February 17, 2021. On May 14, 2021, we re-registered Centessa Pharmaceuticals Limited as a public limited company with the name Centessa Pharmaceuticals plc. We are registered with the Registrar of Companies in England and Wales under number 12973576, and our registered office is at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Our website address is http://www.centessa.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Palladio Biosciences was incorporated in 2015 under the laws of Delaware with primary operations in Horsham, Pennsylvania. ApcinteX was incorporated in 2014 under the laws of England and Wales with primary operations in the United Kingdom. Z Factor was incorporated in 2014 under the laws of England and Wales with primary operations in the United Kingdom. Morphogen-IX was incorporated in 2015 under the laws of England and Wales with primary operations in the United Kingdom. Capella Bioscience was incorporated in 2014 under the laws of England and Wales with primary operations in the United Kingdom. LockBody was incorporated in 2017 under the laws of England and Wales with primary operations in the United Kingdom. Orexia was incorporated in 2018 under the laws of England and Wales with primary operations in the United Kingdom. Pega-One was incorporated in 2019 under the laws of France with primary operations out of Princeton, New Jersey. Janpix was incorporated in 2013 under the law of England and Wales with primary operations in Canada. PearlRiver Bio was incorporated in 2019 under the laws of Germany with primary operations out of Germany.

Share Capital Reorganization and Re-Registration

Since our incorporation, we have performed a series of reorganization transactions. Please see the “Share Capital Reorganization and Re-Registration” section for more information.

Risks Affecting Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” before deciding whether to invest in our ADSs. Among these important risks are, but not limited to, the following:

•	We may not be successful in our efforts to use our differentiated asset-centric business model to build a pipeline of product candidates with commercial value.

•	A single or limited number of subsidiaries may comprise a large proportion of our value.

•

We face challenges, risks and expenses related to the Reorganization (as defined below) in integrating the operations of our asset-centric subsidiaries, as well as the management of the expected growth in the scale and complexity of our operations following this offering.

•

We, and our subsidiaries prior to the Reorganization, incurred net losses since inception, and we expect to continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

•

Even if this offering is successful, we will need substantial additional funds to advance development of our product candidates, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or future product candidates.

•

Our product candidates are in various stages of development, including many in preclinical stages, and may fail in development or suffer delays that materially adversely affect their commercial viability.

•

We may not be successful in our efforts to identify, discover, in-license or otherwise acquire additional product candidates and may fail to capitalize on programs or product candidates that may represent a greater commercial opportunity or for which there is a greater likelihood of success.

•	Success in preclinical studies or early clinical trials may not be indicative of results obtained in later trials.

•	We may encounter substantial delays or challenges in the initiation, conduct or completion of our clinical trials, and the results of clinical development are uncertain.

•

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our product candidates.

•	We may be unable to obtain U.S. or foreign regulatory approval and, as a result, unable to commercialize our product candidates.

•

We rely, and expect to continue to rely, on third parties to conduct our preclinical studies and clinical trials and if these third parties perform in an unsatisfactory manner, our business could be substantially harmed.

•	We could experience manufacturing problems that result in delays in our development or commercialization of our programs or otherwise harm our business.

•	If we are unable to obtain and maintain sufficient patent and other intellectual property protection for our product candidates and technology, we may not be able to compete effectively in our market.

•	The patent protection we obtain for our product candidates and technology may be challenged or not sufficient enough to provide us with any competitive advantage.

•

A number of our programs and associated product candidates are heavily dependent on licensed intellectual property. If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved. If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business.

•

We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with collaborators.

•	Our international operations may expose us to business, regulatory, political, operational, financial, pricing and reimbursement risks associated with doing business outside of the United States.

•

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our ADSs less attractive to investors.

•	We have material weaknesses in our internal control systems over financial reporting and will need to hire additional personnel and design and implement proper and effective internal controls over financial reporting, or the accuracy and timeliness of our financial reporting will be adversely affected.

•

If we fail to develop or maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•	Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

•

There is substantial uncertainty as to whether we are or will be a “passive foreign investment company” (a PFIC). If we are a PFIC, there could be material adverse U.S. federal income tax consequences to U.S. holders.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (JOBS Act) enacted in April 2012. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc — JOBS Act Transition Period.”

We will remain an emerging growth company until the earlier to occur of (1) the last day of the fiscal year that is five years following this offering, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” if the market value of our ordinary shares held by non-affiliates is below $250 million (or $700 million if our annual revenue is less than $100 million) as of June 30 in any given year, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

The Offering

ADSs offered by us	15,000,000 ADSs, each ADS representing one ordinary share.

Ordinary shares outstanding immediately after this offering	85,924,419 ordinary shares (or 88,174,419 ordinary shares if the underwriters’ option to purchase additional ADSs is exercised in full).

ADSs outstanding immediately after this offering	15,000,000 ADSs (or 17,250,000 ADSs if the underwriters’ option to purchase additional ADSs is exercised in full).

Underwriters’ option to purchase additional ADSs	We have granted a 30-day option to the underwriters to purchase up to an aggregate of 2,250,000 additional ADSs.

American Depositary Shares	Each ADS represents one ordinary share with a nominal value of £0.002 per ordinary share. You will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and all holders and beneficial owners of ADSs issued thereunder. To better understand the terms of the ADSs, you should carefully read the section in this prospectus titled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	Citibank, N.A.

Directed Share Program	At our request, Morgan Stanley & Co. LLC, or the DSP Underwriter, has reserved up to 450,000 ADSs, or 3% of the ADSs offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, officers, employees and business associates and other parties related to us. If purchased by our directors and officers, these ADSs will be subject to a 180-day lock-up restriction.

The number of ADSs available for sale to the general public will be reduced to the extent that such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the DSP Underwriter to the general public on the same basis as the other ADSs offered by this prospectus. The DSP Underwriter will administer our directed share program. See the sections titled “Related Party Transactions” and “Underwriting — Directed Share Program.”

Use of proceeds	We currently expect to use the net proceeds from this offering, together with our existing cash to fund the continued development and pre-commercialization costs of our clinical-stage product candidates, to fund continued development of the other programs in our pipeline, including designing and conducting preclinical studies and clinical trials, as well as funding discovery, manufacturing, research and development; and the remainder for working capital and other general corporate purposes, as well as to fund the acquisition of, and drug development activities related to, new programs; although we have no material agreements, commitments or understandings with respect to any in-license or acquisition, we have and plan to continue to evaluate such opportunities and engage in related discussions with other business entities from time to time.

Risk factors	You should carefully read “Risk Factors” and the other information in this prospectus for a discussion of factors that you should consider before deciding to invest in the ADSs.

Proposed Nasdaq Global Market trading symbol	“CNTA”

The number of shares to be outstanding after this offering is based on 48,083,517 ordinary shares outstanding as of March 31, 2021 and gives further effect to the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering, and excludes:

•

7,576,811 ordinary shares issuable upon the exercise of options to subscribe for ordinary shares outstanding as of March 31, 2021 at a weighted average exercise price of $5.70 per ordinary share and an additional 2,716,105 ordinary shares issuable upon exercise of options to subscribe for ordinary shares granted after such date, at a weighted average exercise price of $9.42 per ordinary share;

•	154,467 unvested ordinary shares and an additional 833,897 unvested ordinary shares granted after such date;

•

8,900,000 ordinary shares that will be made available for future issuance under our 2021 Share Option Plan upon the effectiveness of the registration statement of which this prospectus forms a part, from which we intend to grant options to purchase an aggregate of 237,500 ordinary shares, to our executive officers, at the public offering price per ADS in this offering; and

•

860,000 ordinary shares that will be made available for future issuance under our 2021 Employee Share Purchase Plan, upon the effectiveness of the registration statement of which this prospectus forms a part.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

•	the automatic conversion of all outstanding convertible preferred shares into an aggregate of 22,840,902 ordinary shares upon the completion of this offering;

•

the effectiveness of the share capital reorganization effective on May 20, 2021, which had the effect of a one for two reverse share split of our share capital. See “Share Capital Reorganization and Re-Registration;”

•	the effectiveness of our articles of association to be adopted upon the closing of this offering;

•	no issuance or exercise of share options after March 31, 2021; and

•	no exercise by the underwriters of their option to purchase up to an additional 2,250,000 ADSs in this offering.

Summary Financial Data

The following tables set forth a summary of historical financial data as of, and for, the periods ended on the dates indicated. The summary statements of operations data presented below for the years ended December 31, 2019 and 2020 and the summary balance sheet data as of December 31, 2019 and 2020 for Centessa Predecessor Group (Predecessor) are derived from the combined financial statements of Centessa Predecessor Group included elsewhere in this prospectus. The summary statement of operations data presented below for the period from October 26, 2020 (inception) through December 31, 2020, and the summary balance sheet data as of December 31, 2020 for Centessa Pharmaceuticals Limited are derived from the financial statements of Centessa Pharmaceuticals Limited (prior to its reregistration as a public company with the name Centessa Pharmaceuticals plc) and from the unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The summary statements of operations data presented below for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021 for Centessa Predecessor Group (Predecessor) are derived from the unaudited interim combined financial statements of Centessa Predecessor Group included elsewhere in this prospectus. The summary statements of operations data presented below for the period from January 1, 2021 through January 29, 2021 and the summary balance sheet data as of January 29, 2021 for Centessa Pharmaceuticals Limited are derived from the unaudited interim consolidated financial statements of Centessa Pharmaceuticals Limited (prior to its reregistration as a public company with the name Centessa Pharmaceuticals plc) included elsewhere in this prospectus. The summary statements of operations data presented below for the period from January 30, 2021 through March 31, 2021 and the summary balance sheet data as of March 31, 2021 for Centessa Pharmaceuticals Limited (Successor) are derived from the unaudited interim consolidated financial statements of Centessa Pharmaceuticals Limited (Successor) (prior to its reregistration as a public company with the name Centessa Pharmaceuticals plc) included elsewhere in this prospectus. In our opinion, the unaudited interim combined and consolidated financial statements have been prepared on a basis consistent with the audited combined and consolidated financial statements and contains all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such interim financial statements. The historical results are not necessarily indicative of the results that may be expected in the future and operating results for the period from January 30, 2021 through March 31, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2021 or any other interim periods or any future year or period.

You should read this data together with our unaudited pro forma condensed combined financial statements and related notes and our audited financial statements and related notes appearing elsewhere in this prospectus and the information under the sections titled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Predecessor and Certain Other Acquired Entities.” Our historical results are not necessarily indicative of our future results.

	Centessa Predecessor Group (Predecessor)				Centessa Pharmaceuticals Limited (Successor)
(in thousands, except share and per share data)	Year Ended December 31,		For the Three Months Ended March 31, 2020	For the Period from January 1, 2021 through January 29, 2021	For the Period from October 26, 2020 (inception) through December 31, 2020	Year Ended December 31, 2020 Pro Forma	For the Period from January 1, 2021 through January 29, 2021	For the Period from January 30, 2021 through March 31, 2021	For the Three Months Ended March 31, 2021 Pro Forma
Combined and consolidated statement of operations data:	2019	2020
Operating expenses:			(unaudited)			(unaudited)	(unaudited)	(unaudited)	(unaudited)
Research and development	$4,263	$9,301	$2,809	$600	$—	$41,138	$—	$10,142	$13,302
General and administrative	790	1,139	383	121	3,139	7,587	187	8,092	9,252
Acquired in-process research and development	—	—	—	—	—	3,164	—	220,454	—

Loss from operations	(5,053)	(10,440)	(3,192)	(721)	(3,139)	(51,889)	(187)	(238,688)	(22,554)
Interest income (expense), net	5	(68)	(16)	(9)	(2)	—	—	(3)	—
Change in fair value of derivative liability	—	(186)	—	—	—	—	(415)	—	—
Amortization of debt discount	(118)	(310)	(70)	(37)	(8)	—	(825)	—	—
Gain on extinguishment of debt	105	341	267	—	—	341	—	—	—
Foreign currency loss	—	—	—	—	—	(36)	(6)	—	(6)

Net loss	$(5,061)	$(10,663)	$(3,011)	$(767)	$(3,149)	$(51,584)	$(1,433)	$(238,691)	$(22,560)

Net loss per ordinary share—basic and diluted					$(0.80)	$(1.07)	$(0.19)	$(4.97)	$(0.47)

Weighted average ordinary shares outstanding—basic and diluted					3,918,149	48,033,654	7,500,000	48,050,083	48,110,901

Pro Forma net loss per ordinary share—basic and diluted(1)								$(3.37)

Pro Forma weight average ordinary shares outstanding—basic and diluted(1)								70,890,985

(1)

Unaudited pro forma basic and diluted net income per ordinary share have been prepared to give effect to the automatic conversion of all outstanding convertible preferred shares as if they had been converted at the later of the beginning of the reporting period or the issuance date of the convertible preferred shares.

	Centessa Predecessor Group (Predecessor)		Centessa Pharmaceuticals Limited (Successor)
(in thousands)	As of December 31,		As of December 31, 2020	As of January 29, 2021	As of March 31, 2021
Combined and consolidated condensed balance sheet data:	2019	2020
					Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(4)
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$16,570	$7,227	$5,003	$4,965	$298,612	$298,612	$555,038
Working capital(3)	17,295	2,546	(3,462)	(7,960)	294,659	294,659	557,924
Total assets	19,730	11,717	5,262	8,558	320,520	320,520	570,107
Convertible term notes	3,615	5,339	4,171	5,001	—	—	—
Derivative liability	519	913	833	1,248	—	—	—
Term loans	544	288	—	—	—	—	—
Convertible preferred shares	25,521	25,521	—	—	—	—	—
Total combined deficit and shareholders’ (deficit) equity	(11,857)	(22,243)	(3,214)	(4,651)	278,634	278,634	535,060

(1)	Pro forma amounts give effect to the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering.
(2)

Pro forma as adjusted amounts reflect pro forma adjustments described in footnote (1) as well as the sale of 15,000,000 ADS in this offering at the assumed initial offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

We define working capital as current assets less current liabilities. See our financial statements and related notes appearing at the end of this prospectus for further details regarding our current assets and current liabilities.

(4)

Each $1.00 increase or decrease in the assumed initial public offering price of $19.00 per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of each of cash and cash equivalents, working capital, total assets and total combined deficit and shareholders’ (deficit) equity by approximately $14.0 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of ADSs we are offering. Each increase or decrease of 1.0 million ADSs in the number of ADSs we are offering would increase or decrease, as applicable, the amount of each of cash and cash equivalents, working capital, total assets and total combined deficit and shareholders’ (deficit) equity by approximately $17.7 million, based on the assumed initial public offering price of $19.00 per ADS, the midpoint of the price range as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our ADSs could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Special Note Regarding Forward-Looking Statements.”

Risks Related to our Business Model and Structure

We may not be successful in our efforts to use our asset-centric business model to build a pipeline of product candidates with commercial value.

A key element of Centessa’s strategy is to use our differentiated asset-centric business model to build, from the bottom-up, a research and development engine to source and develop high conviction programs, product candidates, technologies or intellectual property that we believe are novel, employ differentiated mechanisms of action, are more advanced in development than competitors, or have a combination of these attributes to ultimately deliver impactful medicines to patients. We face significant competition in sourcing such high conviction programs, product candidates, technologies or intellectual property, partnering with founder-subject matter experts with high conviction assets that follow well elucidated biological pathways, seeking appropriate strategic partners (including founder-subject matter experts) and licensing and acquisition opportunities, and the negotiation process is time-consuming and complex. We may not be successful in our efforts in building a pipeline of high conviction product candidates for the treatment of various diseases and disorders through acquisitions, licensing or through internal development or in progressing these product candidates through clinical development. Although we have initially combined a portfolio of ten asset centric companies, each a Centessa Subsidiary, that are developing high conviction programs with clear biological rationale and, through our Centessa Subsidiaries, our research and development efforts to date have resulted in our identification, discovery and preclinical and clinical development of certain of our product candidates, these product candidates may not be safe or effective treatments or therapies in humans, and we may not be able to develop any other product candidates. Although we analyze whether we can replicate scientific results observed prior to our acquisition or investment in a product candidate, we may not be successful in doing so after our investment. Our asset-centric business model is evolving and may not succeed in building a pipeline of product candidates. Even if we are successful in building our pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data in humans, including as a result of unacceptable toxicity or other characteristics that indicate that they are unlikely to receive marketing approval from the U.S. Food and Drug Administration (FDA), or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future, which likely would result in significant harm to our financial position and adversely affect the price of our ADSs.

As part of our business strategy, we may expand our product candidate pipeline through in-licenses or acquisitions of discovery or development-stage assets or programs, which entails additional risk to us. While we believe our asset-centric model offers an attractive platform for these transactions and for founder subject matter experts and potential partners, our model is unique and we may not be able to attract or execute transactions with founder-subject matter experts, sellers, licensors or collaborators who may choose to divest to or grant license to companies that employ more traditional licensing and collaboration approaches. Identifying, selecting, and acquiring promising product candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful product candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved products, we may spend material amounts of our capital and other resources evaluating, acquiring, and developing product candidates that ultimately do not provide a return on our investment. We may terminate programs in the future if they do not meet our criteria for advancement.

A single or limited number of subsidiaries may comprise a large proportion of our value.

A large proportion of our value may at any time reside in a limited number of our subsidiaries. Our consolidated financial condition and prospects may be materially diminished if the clinical development or potential commercialization prospects of a Centessa Subsidiary’s product candidate or program or one or more of the intellectual property rights held by a specific Centessa Subsidiary becomes impaired. Furthermore, a large proportion of our consolidated revenue may at any time be derived from one, or a small number of, licensed technologies, and termination or expiration of licenses to these technologies would likely have a material adverse effect on our consolidated revenue. Any material adverse impact on the value of a particular Centessa Subsidiary, including its intellectual property rights or the clinical development of its product candidate or program, could have a material adverse effect on our consolidated business, financial condition, results of operations or prospects.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus on a limited number of research programs and product candidates and on specific indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential, or we may fail to recognize or acquire assets that may be more promising than those we acquire. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future identification, discovery, and preclinical development programs and product candidates for specific indications may not yield any commercially viable products.

We face challenges, risks and expenses related to the Reorganization in integrating the operations of our asset-centric Centessa Subsidiaries, as well as the management of the expected growth in the scale and complexity of our operations following this offering.

In connection with the Reorganization, we acquired the ownership interests of our operating Centessa Subsidiaries where our current development programs reside. These Centessa Subsidiaries have historically operated as independent entities with generally separate management and operational teams. As a result, we will need to expend significant resources and efforts in integrating the operations of these Centessa Subsidiaries into our larger organization, and such integration activities may be challenging due to the number of Centessa Subsidiaries acquired and the heterogeneity of their historical operations. For example, these Centessa Subsidiaries’ programs span a range of therapeutic modalities and are designed to address a variety of disease areas. In addition, the Centessa Subsidiaries acquired in the Reorganization have conducted their business in a variety of jurisdictions in the U.S. and Europe. All of our Centessa Subsidiaries have had historical relationships with different licensors, contract organizations and other third-party vendors.

Each Centessa Subsidiary has historically had its own operational, legal, financial and management controls, reporting systems and procedures and integrating such controls, reporting systems and procedures may be challenging and we may not be successful in doing so. We believe certain synergies may be achieved by harmonizing the operational, legal, financial and management controls, reporting systems and procedures but we may not be successful in our harmonization efforts and this may result in not only being able to take advantage of synergies but expose us to additional operational, legal and financial risks and exposures associated with several levels of disorganized systems and procedures. With limited resources, historically the Centessa Subsidiaries may not have dedicated sufficient resources to ensure its operational, legal, financial and management controls, reporting systems, compliance and other procedures meet required standards and this may expose us to historical non-compliance investigations and liabilities, which may have a material adverse effect on our post reorganization operations. We also may face difficulties with the integration of our Centessa Subsidiaries if there is disagreement between the founder-subject matter experts and management of Centessa with respect to the development of the Centessa Subsidiary programs.

As of April 15, 2021 we had an aggregate of 34 employees and 46 contractors. We may not be successful in integrating and retaining such employees and consultants or find replacements which could have a material adverse effect on our ability to develop and commercialize our programs and product candidates. As our development and commercialization plans and strategies develop, and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, legal, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•

managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, legal, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize any product candidates that are approved for marketing will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of legal and compliance, regulatory approval, clinical trial management and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and potentially commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals. We may not have sufficient funding to support our expansion. For more information, please see “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc.”

Our reliance on a central team consisting of a limited number of employees who provide various administrative, research and development, and other services across our organization presents operational challenges that may adversely affect our business.

As of April 15, 2021, our parent organization had 34 full-time equivalent employees, upon which we rely for various operational, administrative, research and development, and other support services shared among our other operating subsidiaries. We also have consultants who we rely on for research and development, business development, and other services. While we believe this structure enables us to reduce certain infrastructure costs, the small size of our centralized team may limit our ability to devote adequate personnel, time, and resources to support the operations of all of our subsidiaries, including their operational, research and development activities, and the management of compliance, financial, accounting, and reporting matters. If our centralized team fails to provide adequate operational, administrative, research and development, or other services across our entire organization, our business, financial condition, and results of operations could be harmed.

Some of our officers currently serve, and in the future may serve, as directors or officers of our Centessa Subsidiaries, and, as a result, have and may continue to have, statutory, fiduciary and other duties to our subsidiaries causing conflicts of interest with respect to their duties to us and their duties to our subsidiaries and in determining how to devote themselves to our affairs and the affairs of our subsidiaries. Our subsidiaries’ partners may also disagree with the sufficiency of resources that we provide to each Centessa Subsidiary.

Certain of our officers, including Saurabh Saha, M.D., Ph.D., our Chief Executive Officer, Marella Thorell, our Chief Accounting Officer, and Iqbal Hussain, our General Counsel, are, or upon the completion of this offering will be, directors and/or officers of each Centessa Subsidiary and, as a result, have fiduciary or other duties both to us and our subsidiaries. Dr. Saha, Ms. Thorell and Mr. Hussain do not receive any additional compensation for their service as directors of our Centessa Subsidiaries. The conflicts of interest that arise from such duties could interfere with the management of our subsidiaries and their programs and product candidates, or result in disagreements with our subsidiaries’ partners. For example, an individual who is both a director of one of our subsidiaries and an officer of Centessa owes statutory and fiduciary duties to the Centessa Subsidiary and to us, and such individual may encounter circumstances in which his or her decision or action may benefit the Centessa Subsidiary while having a detrimental impact on Centessa, or vice versa, or on another Centessa Subsidiary, including one for which he or she also serves as a director. Further, in the future, certain of our officers may serve as officers and directors of our Centessa Subsidiaries. Any such individual would need to allocate his or her time to responsibilities owed to Centessa and each of the Centessa Subsidiaries for which he or she serves as an officer or director, and would make decisions on behalf of one entity that may negatively impact others. In addition, disputes could arise between us and our Centessa Subsidiary’s partners regarding a conflict of interest or perceived conflict of interest arising from the overlap between the officers and directors of the Centessa Subsidiary and those of Centessa. These partners also may disagree with the amount and quality of resources that are devoted to the Centessa Subsidiary they are invested in. Any such disputes or disagreements could distract our management, interfere with our relations with our partners, and take significant time to resolve, which could disrupt the development of our product candidates, delay our potential commercialization efforts, result in increased costs or make it less likely that other third parties will choose to partner with us in the future.

Our Centessa Subsidiaries are party to certain agreements that provide our licensors and/or collaborators with rights that could delay or impact the ability of our Centessa Subsidiaries to sell assets, or enter into strategic alliances, collaborations or licensing arrangements with other third parties or the potential sale of our Centessa Subsidiaries.

Each of our Centessa Subsidiaries licenses intellectual property from third parties and we expect such practice to continue in the future. These third parties have certain rights that could delay collaboration, licensing or other arrangements with another third party, and the existence of these rights may adversely impact our ability to attract an acquirer or partner. These rights include rights of negotiation and fees payable upon a sale of assets or change of control of a Centessa Subsidiary that are contained in license agreements.

For example, each of Palladio, Pega-One, ApcinteX and Z Factor, is party to certain license agreements that provide for payments upon satisfaction of milestones, royalty payments, diligence obligations and other customary terms contained in agreements for the in-license of programs and their intellectual property. See “Business—License Agreements.”

We may incorporate, form or otherwise acquire additional subsidiaries and enter into similar agreements with future counterparties, or our Centessa Subsidiaries may enter into further agreements, that in each case may contain similar provisions or other terms that are not favorable to us.

Risks Related to our Financial Position, Need for Additional Capital and Growth Strategy

We, and our Centessa Subsidiaries prior to the Reorganization, incurred net losses since inception, and we expect to continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

We and our subsidiaries prior to the Reorganization incurred significant net losses since inception, have not generated any revenue from product sales to date, and financed operations primarily through private placements of preferred shares. Centessa Pharmaceuticals plc, the issuer of the securities in this offering, is a newly incorporated holding company for all of the Centessa Subsidiaries in our organization, and we expect to incur significant losses for the foreseeable future. As an organization, we have devoted substantially all of our efforts to research and development, including clinical and preclinical development of our product candidates, as well as to building out our team. We expect that it could be several years, if ever, before we have a commercialized product candidate. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter each financial year. We anticipate that our expenses will increase substantially if, and as, we:

•	continue our research and the preclinical and clinical development of our product candidates, including our ongoing and planned clinical trials;

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initiate additional clinical trials and preclinical studies for our other product candidates, including those in our pipeline that are expected to advance into the clinic in the near future; if any of our product candidates advance through and complete late-stage development, prepare and submit marketing applications with the FDA and comparable regulatory authorities;

•	experience any delays or encounter any issues with any of the above, including but not limited to failed studies, complex results, safety issues or other regulatory challenges;

•	seek to discover and develop additional product candidates;

•	establish a sales, marketing and distribution infrastructure to commercialize any product candidates for which we may obtain marketing approval;

•	maintain, expand and protect our intellectual property portfolio;

•	fulfill future potential payment obligations under our incentivization agreements with each Centessa subsidiary; and

•	acquire or in-license other product candidates and technologies.

To become and remain profitable, we must develop and eventually commercialize product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, obtaining marketing approval for these product candidates, manufacturing, marketing and selling those products for which we may obtain marketing approval and satisfying any post-marketing requirements. We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts and expand our business or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.

Our limited operating history may make it difficult for investors to evaluate our business, operations and prospects.

We are a newly incorporated holding company incorporated in October 2020. Our wholly-owned Centessa Subsidiaries are each in the development stage and have had limited operating histories. Our operations to date have been limited to organizing and staffing our company, business planning, developing our operating model, raising capital, acquiring our technology, identifying potential product candidates, establishing collaborations and undertaking preclinical studies and clinical trials of our most advanced product candidates. As an organization, we have not yet demonstrated a track record of conducting or completing Phase 3 trials of our product candidates, obtaining marketing approvals, manufacturing a commercial-scale product or conducting sales and marketing activities necessary for successful commercialization. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from a company with a research focus to a company that is also capable of supporting commercial activities. We may not be successful in such a transition.

We have never generated revenue from product sales and may never be profitable.

Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaborative partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, our product candidates. We do not anticipate generating revenues from product sales for the next several years, if ever. Our ability to generate future revenues from product sales depends heavily on our, or our collaborators’, success in:

•	completing research and preclinical and clinical development of our product candidates;

•	seeking and obtaining regulatory and marketing approvals for product candidates for which we complete clinical trials;

•	in-licensing, acquiring, discovering or otherwise expanding our pipeline of product candidates for clinical development;

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launching and commercializing product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

•	qualifying for adequate coverage and reimbursement by government and third-party payors for our product candidates;

•	maintaining and enhancing a sustainable, scalable, reproducible and transferable manufacturing process for our product candidates;

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establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for our product candidates, if approved;

•	obtaining market acceptance of our product candidates as a viable treatment option;

•	addressing any competing technological and market developments;

•	implementing additional internal systems and infrastructure, as needed;

•	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;

•	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

•	avoiding and defending against third-party interference or infringement claims; and

•	attracting, hiring and retaining qualified personnel.

Even if one or more of the product candidates that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if we are required by the FDA, the European Medicines Agency (EMA), or the Medicines and Healthcare products Regulatory Agency (MHRA), or other regulatory authorities to perform clinical and other studies in addition to those that we currently anticipate. Even if we are able to generate revenues from the sale of any approved products, we may not become profitable and may need to obtain additional funding to continue operations.

Even if this offering is successful, we will need substantial additional funds to advance development of our product candidates, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or future product candidates.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. We will need substantial additional funds to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with other organizations in order to enter and advance our product candidates through preclinical studies and clinical trials. Our Centessa Subsidiaries have used substantial funds in their research and development programs and will continue to expend significant resources to advance their programs and product candidates.

As of March 31, 2021, we had $298.6 million in cash and cash equivalents. Based on our current operating plan, we believe that our available cash, cash equivalents and short-term investments, together with the net proceeds from this offering, will be sufficient to fund our anticipated level of operations through mid-2023. Our future capital requirements and the period for which we expect our existing resources to support our operations may vary significantly from what we expect, and changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned. Our monthly spending levels vary based on new and ongoing development and corporate activities. Because the length of time and activities associated with successful development of our product candidates is highly uncertain, we are unable to estimate the actual funds we will require for development and any approved marketing and commercialization activities.

We currently expect to use the net proceeds from this offering, together with our existing cash to fund the continued development and precommercialization costs of our clinical-stage product candidates; to fund continued development of the other programs in our pipeline, including designing and conducting preclinical studies and clinical trials, as well as funding discovery, manufacturing, research and development; to fund the acquisition of and drug development activities related to new programs; although we have no material agreements, commitments or understandings with respect to any in-license or acquisition, we have and plan to continue to evaluate such opportunities and engage in related discussions with other business entities from time to time; and the remainder for working capital and other general corporate purposes. As a result, the net proceeds from this offering, together with our cash and cash equivalents, will not be sufficient for us to fund our development activities, operations, business plan, commercialization and other activities beyond            .

To execute our business plan, we will need, among other things, to:

•	obtain the human and financial resources necessary to develop, test, obtain regulatory approval for, manufacture and market our product candidates;

•	build and maintain a strong intellectual property portfolio and avoid infringing intellectual property of third parties;

•	establish and maintain successful licenses, collaborations and alliances;

•	satisfy the requirements of clinical trial protocols, including patient enrollment;

•	establish and demonstrate the clinical efficacy and safety of our product candidates;

•	obtain regulatory approvals;

•	manage our spending as costs and expenses increase due to preclinical studies and clinical trials, regulatory approvals, commercialization, legal and regulatory compliance, and increased operations;

•	obtain additional capital to support and expand our operations; and

•	market our products to achieve acceptance and use by the medical community in general.

We do not expect to realize revenue from product sales, milestone payments or royalties in the foreseeable future, if at all. Our revenue sources are, and will remain, extremely limited unless and until our product candidates are clinically tested, approved for commercialization and successfully marketed.

We will be required to seek additional funding in the future and intend to do so through either public or private equity offerings or debt financings, credit or loan facilities or a combination of one or more of these funding sources. Attempting to secure additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our product candidates. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. Additional funds may not be available to us on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will suffer dilution and the terms of any financing may adversely affect the rights of our shareholders. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing shareholders. Debt financing, if available, may involve restrictive covenants limiting our flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of equity securities received any distribution of corporate assets.

If we raise additional funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, reduce or terminate our product development or future commercialization efforts or grant rights to third parties to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If we engage in acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

As part of our asset-centric business model and strategy, we may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring new or complementary products, intellectual property rights, technologies, or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of indebtedness or contingent liabilities;

•	the issuance of our equity securities which would result in dilution to our shareholders;

•	assimilation of operations, intellectual property, products and product candidates of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

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our inability to generate revenue from acquired intellectual property, technology and/or products sufficient to meet our objectives or even to offset the associated transaction and maintenance costs; and

•	our assumption of liabilities of the acquired subsidiary or acquired assets.

In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

If we acquire additional companies in the future, it could adversely affect our operating results and the value of our ADSs.

As part of our asset-centric business model and strategy, we may acquire additional companies. Investments in our existing and any future subsidiaries involve numerous risks, including, but not necessarily limited to:

•	risk of conducting research and development activities in new therapeutic areas or treatment modalities in which we have little to no experience;

•	diversion of financial and managerial resources from existing operations;

•	successfully negotiating a proposed acquisition, in-license or investment in a timely manner and at a price or on terms and conditions favorable to us;

•	successfully combining and integrating a potential acquisition into our existing business to fully realize the benefits of such acquisition;

•	the impact of regulatory reviews on a proposed acquisition, in-license or investment; and

•	the assumption of liabilities of acquired subsidiaries and outcome of any legal proceedings that may be instituted with respect to the proposed acquisition, in-license or investment.

If we fail to properly evaluate potential acquisitions, in-licenses, investments or other transactions associated with the creation of new research and development programs or the maintenance of existing ones, we might not achieve the anticipated benefits of any such transaction, we might incur costs in excess of what we anticipate, and management resources and attention might be diverted from other necessary or valuable activities.

Risks Related to Our Business and the Clinical Development, Regulatory Review and Approval

Our product candidates are in various stages of development, including many in discovery and preclinical stages, and may fail in development or suffer delays that materially adversely affect their commercial viability.

We have no products on the market and most of our product candidates in our pipeline are in the early stages of development. For example, across our organization, we currently have four product candidates that are in clinical development—lixivaptan, developed by Palladio, imgatuzumab, developed by Pega-One, SerpinPC, developed by ApcinteX, and Z874, developed by Z Factor. The remainder of our programs are in discovery or IND-enabling phases. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for, and successfully commercializing, our product candidates, either alone or with third parties. Before obtaining regulatory approval for the commercial distribution of our product candidates, we or a collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy of our drug product candidates and the safety, purity, and potency or efficacy, of our biologic product candidates. Preclinical testing and clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. The start or end of a clinical study is often delayed or halted due to changing regulatory requirements, manufacturing challenges, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a comparative drug or required prior therapy, clinical outcomes or financial constraints. For instance, delays or difficulties in patient enrollment or difficulties in retaining trial participants can result in increased costs, longer development times or termination of a clinical trial. Clinical trials of a new product candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the product candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, including the size of the patient population, the eligibility criteria for the clinical trial, the age and condition of the patients, the stage and severity of disease, the nature of the protocol, the proximity of patients to clinical sites and the availability of effective treatments for the relevant disease.

A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The results from preclinical testing or early clinical trials of a product candidate may not predict the results that will be obtained in later phase clinical trials of the product candidate. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects participating in such trials are being exposed to unacceptable health risks or adverse side effects. We may not have the financial resources to continue development of, or to enter into collaborations for, a product candidate if we experience any problems or other unforeseen events that delay or prevent regulatory approval of, or our ability to commercialize, product candidates, including:

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negative or inconclusive results from our clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	serious and unexpected drug-related side effects experienced by participants in our clinical trials or by individuals using drugs similar to our product candidates;

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delays in submitting Investigational New Drug applications (INDs), Clinical Trial Applications (CTAs), or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•	delays in enrolling research subjects in clinical trials;

•	high drop-out rates of research subjects;

•	inadequate supply or quality of product candidate components or materials or other supplies necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	poor effectiveness of our product candidates during clinical trials;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

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delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

•	varying interpretations of data by the FDA and similar foreign regulatory agencies; or

•	factors including any delays caused by the continuing impact of the COVID-19 global pandemic and future epidemics, pandemics and other macroeconomic considerations.

Some of the clinical trials performed to date were, and in the future we may conduct, open-label studies involving only a limited number of clinical sites and a limited number of patients. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical studies often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. Given that our development programs for ApcinteX and Palladio have included open-label clinical trials, the results from these clinical trials may not be predictive of future clinical trial results with these or other product candidates when studied in a controlled environment with a placebo or active control.

We may not be successful in our efforts to identify, discover, in-license or otherwise acquire additional product candidates and may fail to capitalize on programs or product candidates that may be a greater commercial opportunity or for which there is a greater likelihood of success.

The success of our business depends upon our ability to identify, develop and commercialize product candidates. Research programs to identify new product candidates require substantial technical, financial and human resources. Although certain of our product candidates are currently in clinical or preclinical development, we may fail to identify other potential product candidates for clinical development for several reasons. For example, our research may be unsuccessful in identifying potential product candidates or our potential product candidates may be shown to have harmful side effects, may be commercially impracticable to manufacture or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.

Additionally, because we have limited resources, we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our spending on current and future research and development programs may not yield any commercially viable products. If we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Success in preclinical studies or early clinical trials may not be indicative of results obtained in later trials.

Results from preclinical studies or previous clinical trials are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. The results generated to date in preclinical studies or clinical trials for our product candidates do not ensure that later preclinical studies or clinical trials will demonstrate similar results. Our product candidates may fail to show the desired safety and efficacy in clinical development despite demonstrating positive results in preclinical studies or having successfully advanced through initial clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical and earlier stage clinical trials. In later-stage clinical trials, we will likely be subject to more rigorous statistical analyses than in completed earlier stage clinical trials. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. We cannot guarantee that any of our clinical trials will be conducted as planned or completed on schedule, or at all. Clinical trials can fail at any stage of testing and failure may result from a multitude of factors, including, among other things, flaws in study design, dose selection issues, placebo effects, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits.

There is a high failure rate for small molecule drugs and biologic products proceeding through clinical development. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. In addition, we may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of our product candidate development. Furthermore, the failure of any of our product candidates to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of our other product candidates and/or cause the FDA or other regulatory authorities to require additional testing before approving any of our product candidates. Any such delays could materially and adversely affect our business, financial condition, results of operations and prospects.

We may encounter substantial delays or challenges in the initiation, conduct or completion of our clinical trials, and the results of clinical development are uncertain.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate for its intended indications. Clinical trials are expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

•	delay in completing preclinical studies;

•	delays in reaching a consensus with regulatory authorities on trial design;

•	delays in obtaining authorizations of INDs to commence a clinical trial;

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delays in reaching agreement or failing to agree on acceptable terms with prospective clinical research organizations (CROs), and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites;

•	delays in obtaining Institutional Review Board (IRB), or independent ethics committee approval at each clinical trial site;

•	delays in opening a sufficient number of clinical trial sites and recruiting an adequate number of suitable patients to participate in our clinical trials;

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imposition of a clinical hold by regulatory authorities as a result of a serious adverse event, concerns with a class of product candidates or after an inspection of our clinical trial operations or trial sites;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	occurrence of clinical trial sites deviating from clinical trial protocol or dropping out of a clinical trial;

•	obtaining sufficient product supply of product candidate for use in preclinical studies or clinical trials from third-party suppliers;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits; or

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; or

•	macro factors such as the COVID-19 global pandemic.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue from future drug sales and regulatory and commercialization milestones. In addition, if we make manufacturing or formulation changes to our product candidates, we may need to conduct additional testing to bridge our modified product candidate to earlier versions. Clinical trial delays could also shorten any periods during which we may have the exclusive right to commercialize our product candidates, if approved, or allow our competitors to bring comparable drugs to market before we do, which could impair our ability to successfully commercialize our product candidates and may harm our business, financial condition, results of operations and prospects.

Additionally, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our product candidates, we may:

•	be delayed in obtaining marketing approval, if at all;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements;

•	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

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have regulatory authorities withdraw, or suspend, their approval of the drug or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy, or REMS, plan;

•	be subject to the addition of labeling statements, such as warnings or contraindications;

•	be sued; or

•	experience damage to our reputation.

Our drug development costs will also increase if we experience delays in testing or obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, need to be restructured or be completed on schedule, if at all.

Further, we, the FDA or other regulatory authorities, or an IRB or ethics committee of the institutions in which our clinical trials are being conducted, or the Data Safety Monitoring Board for such trials, if any, may suspend or terminate our clinical trials. Such authorities may suspend or terminate a clinical trial at any time due to a number of factors, including if it appears that we or our collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s current Good Clinical Practice (GCP), regulations, unforeseen safety issues or unacceptable health risks, failure to demonstrate a benefit from the product candidates, or if the FDA finds deficiencies in our INDs or the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for commencement and completion of future clinical trials. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of our product candidates could be negatively impacted, and our ability to generate revenues from our product candidates may be delayed or eliminated entirely.

Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the commercialization of our product candidates.

Any product candidate we develop and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, and distribution, are subject to comprehensive regulation by the FDA and other regulatory authorities in the United States and by comparable authorities in other countries. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate in a given jurisdiction. We have not received approval to market any product candidates from regulatory authorities in any jurisdiction and it is possible that none of the product candidates we are developing or may seek to develop in the future will ever obtain regulatory approval. We have no experience in submitting and supporting the applications necessary to gain marketing approvals and expect to rely on third-party CROs or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any product candidates we develop may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its obtaining marketing approval or prevent or limit commercial use.

The process of obtaining marketing approvals is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity, and novelty of the product candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. This is particularly true for clinical trials in rare diseases, where the very small patient population makes it difficult or impossible to conduct traditional, adequate and well-controlled studies, and therefore the FDA or comparable foreign regulatory authorities are often required to exercise flexibility in approving therapies for such diseases. To the extent that the results of the trials are not satisfactory to the FDA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a product candidate. Any marketing approval that we may ultimately obtain could be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If we experience delays in obtaining approval or if we fail to obtain approval of any product candidates we may develop, the commercial prospects for those product candidates may be harmed, and our ability to generate revenues will be materially impaired.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of our clinical trials depends on our ability to recruit patients to participate in such trials as well as the completion of any required follow-up periods. Some of our product candidates are designed to target orphan indications. For example, Palladio is developing lixivaptan for the treatment of ADPKD and ApcinteX is developing SerpinPC for the treatment of hemophilia. Trials in orphan indications often take longer to enroll than trials for other indications due to the smaller patient population from which subjects can be recruited. We may experience delays in any of our future clinical trials. If patients are unwilling to participate in our studies because of negative publicity from adverse events related to certain modalities utilized in one or more of our product candidates, competitive clinical trials for similar patient populations or for other reasons, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of our product candidates may be delayed. delays could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or termination of the clinical trials altogether.

We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics, to complete our clinical trials in a timely manner. Patient enrollment and trial completion is affected by factors including:

•	size of the patient population and process for identifying subjects;

•	design of the trial protocol;

•	eligibility and exclusion criteria;

•	perceived risks and benefits of the product candidate under study;

•	perceived risks and benefits of approaches utilized by one or more of our product candidates to treatment of diseases;

•	availability of competing therapies and clinical trials;

•	severity of the disease under investigation;

•	proximity and availability of clinical trial sites for prospective subjects;

•	ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	ability to obtain and maintain subject consent;

•	risk that enrolled subjects will drop out before completion of the trial;

•	patient referral practices of physicians;

•	ability to monitor subjects adequately during and after treatment; and

•	factors we may not be able to control, such as current or potential pandemics that may limit patients, principal investigators or staff or clinical site availability (e.g., the COVID-19 pandemic).

We plan to seek initial marketing approval in the United States and certain other major markets such as major countries in the European Union (EU), and the United Kingdom. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by FDA, EMA, MHRA or other regulatory authorities. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

•	difficulty in establishing or managing relationships with CROs, and physicians;

•	difficulty in obtaining local regulatory approval to conduct clinical trials;

•	different standards for the conduct of clinical trials;

•	our inability to locate qualified local consultants, physicians and partners; and

•	the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

If we have difficulty enrolling a sufficient number of patients to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

We are dependent on third parties having accurately generated, collected, interpreted and reported data from certain preclinical studies and clinical trials that were previously conducted for our product candidates.

We have licensed patent and other intellectual property rights from third parties and we may continue to seek and enter into similar licenses for future programs. In certain cases, we intend to rely on results of studies previously conducted by third parties to support our own development of these candidates. For example, the historical development of imgatuzumab was conducted by Roche, the results from which Pega-One intends to utilize to support the further development of this program. In such cases, we may have no involvement with or control over the preclinical and clinical development of any of such product candidates prior to obtaining the in-license. Therefore, we would be dependent on these third parties having conducted their research and development in accordance with the applicable protocols, legal and regulatory requirements, and scientific standards; having accurately reported the results of all preclinical studies and clinical trials conducted with respect to such product candidates and having correctly collected and interpreted the data from these studies and trials. If these activities were not compliant, accurate or correct, the clinical development, regulatory approval or commercialization of our product candidates will be adversely affected.

In addition, our belief in the therapeutic potential of lixivaptan is based, in part, on experiences of Cardiokine in its development of this molecule for a hyponatremia indication, which included over 30 clinical trials. Cardiokine had previously submitted an NDA for lixivaptan for the hyponatremia indication, for which the FDA subsequently issued a complete response letter that cited certain product quality and safety issues and resulted in the agency’s determination not to approve lixivaptan for hyponatremia. Palladio subsequently obtained feedback from the FDA, following which, the FDA agreed with Palladio that no additional non-clinical work would be required to support the commencement of clinical trials or an NDA submission for an ADPKD indication. While, the meeting minutes issued by the FDA stated that the FDA did not believe the mortality findings from the legacy Cardiokine BALANCE trial — treatment of hyponatremia in hospitalized patients with congestive heart failure —would pose a barrier to approval of lixivaptan for the treatment of ADPKD, there can be no assurance that the FDA will maintain such position with respect to the lixivaptan ADPKD program under development by Palladio. If the FDA requires additional development and testing of lixivaptan, including in the form of additional preclinical or clinical studies that we have not planned for, we would be required to expend additional resources and our developmental timelines for this candidate will be delayed.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, unable to commercialize our product candidates.

Our product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process are required to be successfully completed in the U.S. and in many foreign jurisdictions before a new drug can be marketed. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us or our collaborators to begin selling them. Regulatory authorities may also fail to approve the facilities or processes used to manufacture a product candidate, our dosing or delivery methods.

We have very limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us are not always applied predictably or uniformly and can change. For example, the FDA may revisit its stance that our planned pivotal trial of lixivaptan in ADPKD can serve as a potentially registrational trial. Further, certain historical trials conducted with lixivaptan were conducted by a third party sponsor for an indication other than ADPKD. To the extent any data from historical trials are intended to support a marketing application for ADPKD, lesser weight may be applied to such data. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations, for example, from future legislation or administrative action, or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

In certain cases in the future, we may develop therapies that may represent a new class of drug for which the FDA and its foreign counterparts have not yet established any definitive policies, practices or guidelines in relation to these drugs. For example, we may in the future develop product candidates that we believe are regulated as new drugs under the Federal Food, Drug, and Cosmetic Act, but the FDA could decide to regulate them or other products we may develop as biologics under the Public Health Service Act. The lack of policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we may submit. Moreover, the FDA may respond to these submissions by defining requirements we may not have anticipated. Such responses could lead to significant delays in the clinical development of our product candidates. In addition, because there may be approved treatments for some of the diseases for which we may seek approval, in order to receive regulatory approval, we may need to demonstrate through clinical trials that the product candidates we develop to treat these diseases, if any, are not only safe and effective, but safer or more effective than existing products.

Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from the particular product candidate for which we are seeking approval. Furthermore, any regulatory approval to market a product may be subject to limitations on the approved uses for which we may market the product or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS plan as part of a new drug application (NDA), or biologics license application (BLA), or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or biologic, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may limit the size of the market for the product and affect reimbursement by third-party payors.

We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the U.S. and vice versa.

Interim, “top-line,” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, “top-line,” or preliminary data from our clinical studies. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Material adverse changes between preliminary, “top-line,” or interim data and final data could significantly harm our business prospects.

We may be unable to obtain orphan drug designation or exclusivity. If our competitors are able to obtain orphan drug exclusivity for products that constitute the same drug and treat the same indications as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

We have received orphan drug designation for lixivaptan for ADPKD in the United States and we may in the future seek orphan drug designation for certain of our other product candidates, but we may be unable to maintain orphan drug designation or obtain any benefits associated with orphan drug designation, including market exclusivity. Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs and biologics intended to treat relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, FDA may designate a product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is defined as a disease or condition having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the European Commission after recommendation from the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union. Additionally, orphan designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biologic product.

Certain of our current product candidates, and our future potential product candidates may target patient populations that are smaller than the numbers described above. If we request orphan drug designation for our product candidates, there can be no assurances that FDA or the European Commission will grant any of our product candidates such designation. Additionally, the designation of any of our product candidates as an orphan product does not guarantee that any regulatory agency will accelerate regulatory review of, or ultimately approve, that product candidate, nor does it limit the ability of any regulatory agency to grant orphan drug designation to product candidates of other companies that treat the same indications as our product candidates prior to our product candidates receiving exclusive marketing approval.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the European Commission from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. If another sponsor receives such approval before we do (regardless of our orphan drug designation), we will be precluded from receiving marketing approval for our product for the applicable exclusivity period. The applicable period is seven years in the United States and 10 years in the European Union. The exclusivity period in the United States can be extended by six months if the sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be revoked if any regulatory agency determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

Even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. In the United States, even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the European Union, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:

•

the second applicant can establish in its application that its medicinal product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

•	the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

•	the holder of the marketing authorization for the original orphan medicinal product cannot supply sufficient quantities of orphan medicinal product.

We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies that are more advanced or effective than ours, which may adversely affect our ability to successfully market or commercialize our product candidates and our financial condition.

The biotechnology and pharmaceutical industries are characterized by rapidly changing technologies, significant competition and a strong emphasis on intellectual property. We face substantial competition from many different sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions, government agencies and public and private research institutions. In addition, we face competition from other companies that have adopted business models that are similar to ours in which they establish strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties for programs, product candidates, technologies or intellectual property. We may not be able to compete effectively with such companies. See “—We may not be successful in our efforts to use our differentiated asset-centric business model to build a pipeline of product candidates with commercial value.”

For example, for our clinical-stage product candidates, our main competitors include:

•	For lixivaptan, tolvaptan for the treatment of ADPKD, along with venglustat and bardoxolone, which are currently undergoing Phase 3 trials.

•

For SerpinPC, approved treatments such as emicizumab that are factor replacement therapies. In addition to these approaches, gene therapies for HA and HB are being developed by various sponsors including BioMarin, Pfizer/Spark and Freeline.

•

For imgatuzumab, anti-PD1 immune checkpoint inhibitors such as cemiplimab and pembrolizumab. Cetuximab is also used off-label for advanced CSCC patients who are ineligible for anti-PD1 therapy or who relapse after treatment. Beyond immune checkpoint inhibitors, cisplatin-based combinations have demonstrated modest activity but with significant toxicity.

•

For Z874, several product candidates in clinical development such as VX-864 being developed by Vertex Pharmaceuticals, Inc., ARO-AAT being developed by Arrowhead Pharmaceuticals, Inc. and belcesiran being developed by Dicerna Pharmaceuticals, Inc. for A1ATD.

Many of our potential competitors, alone or with their strategic partners, may have substantially greater financial, technical and other resources, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly or earlier than we may obtain approval for ours, which could result in our product being prevented from being marketed for significant periods (for example, where our competitor has secured regulatory exclusivity) or our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

In addition, as a result of the expiration or successful challenge of our patent rights, we could face more litigation with respect to the validity and/or scope of patents relating to our competitors’ products. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

Our product candidates and the process for administering our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

Our product candidates may cause undesirable side effects. Additionally, the administration process or related procedures also can cause adverse side effects. Adverse events that occur in our trials may cause us, or cause regulatory authorities or others to order us to halt, delay or amend preclinical development or clinical development of our product candidates and could result in more restrictive labelling or the denial of regulatory approval of our product candidates for any or all targeted indications. Even if serious adverse events are unrelated to study treatment, such occurrences could affect patient enrollment or the ability of enrolled patients to complete the trial. In addition, if any of our product candidates are tested or used in combination with other drugs, these combinations may have additional side effects, which could be more severe than those caused by either therapy alone.

Additionally, certain of our product candidates could cause undesirable side effects in clinical trials related to on-target toxicity. If on-target toxicity is observed, or if our product candidates have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound.

Furthermore, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of our product candidates or those of our competitors may only be uncovered when a significantly larger number of patients have been exposed to the drug. While we believe that our product candidates have demonstrated manageable tolerability profiles thus far in the target indications, there can be no assurance that it or any of our other product candidates will not cause more severe side effects in a greater proportion of patients. In addition, some of our product candidates are intended to address limitations in current treatment approaches by offering potentially greater tolerability. If we do not observe a favorable tolerability profile in testing of such product candidates that differentiate them from competitors in the market, we may decide to suspend or terminate development of such candidates.

In addition, certain of our product candidates target diseases that are life-threatening or are associated with significant co-morbidities. For example, some of our product candidates are designed to address cancers, an indication in which patients may undergo treatment with other therapies such as chemotherapy, radiation, and/or other high dose or myeloablative treatments in the course of treatment of their disease, and may therefore experience side effects or AEs, including death, that are unrelated to our product candidates. While these side effects or AEs may be unrelated to our product candidates, they may still affect the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may also result in deaths or other adverse medical events due to underlying disease or to other therapies or medications that such patients may receive.

Additionally, if any of our product candidates receives marketing approval, FDA could require us to adopt REMS, to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by our product candidate, several potentially significant negative consequences could result, including:

•	regulatory authorities may suspend or withdraw approvals of such product candidate;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our product candidates and could significantly harm our business, prospects, financial condition and results of operations.

We may not be able to file INDs or IND amendments to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

Currently, most of the product candidates in our pipeline have not yet commenced clinical trials, and are in preclinical development and IND-enabling activities. We may not be able to file INDs for our product candidates on the timelines we expect. For example, we may experience manufacturing delays or other delays with IND-enabling studies. Moreover, we cannot be sure that submission of an IND will result in the FDA allowing further clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that such regulatory authorities will not change their requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or to a new IND. Any failure to file INDs on the timelines we expect or to obtain regulatory approvals for our trials may prevent us from completing our clinical trials or commercializing our products on a timely basis, if at all.

We are planning to conduct future clinical trials for certain product candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We are planning to conduct future clinical trials for certain product candidates outside the United States, including in Europe. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA or comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; and (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which could be costly and time-consuming, and which may result in product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.

Even if we obtain and maintain approval for our product candidates from the FDA, we may never obtain approval for our product candidates outside of the United States, which would limit our market opportunities and adversely affect our business.

Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Sales of our product candidates outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries also must approve the manufacturing and marketing of the product candidates in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our products, if approved, is also subject to approval. We intend to submit a marketing authorization application to the EMA for approval of our product candidates in the European Union, but obtaining such approval from the European Commission following the opinion of the EMA is a lengthy and expensive process. We may also submit marketing applications to regulators in other jurisdictions, such as to the MHRA in the United Kingdom. Even if a product candidate is approved, the FDA, the European Commission, the MHRA and other foreign regulatory authorities, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and the European Union also have requirements for approval of product candidates with which we must comply prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our product candidates in certain countries.

Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Also, regulatory approval for any of our product candidates may be withdrawn. If we fail to comply with the regulatory requirements, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed and our business, financial condition, results of operations and prospects will be adversely affected.

A Fast Track designation by the FDA, even if granted, may not lead to a faster development or regulatory review or approval process, and does not increase the likelihood that our product candidates will receive marketing approval.

If a drug or biologic is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA Fast Track designation for a particular indication. We may seek Fast Track designation for certain of our current and future product candidates, but there is no assurance that the FDA will grant this status to any of our proposed product candidates. The FDA has broad discretion whether or not to grant Fast Track designation, so even if we believe a particular product candidate is eligible for this designation, there can be no assurance that the FDA would decide to grant it. Even if we do receive Fast Track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures, and receiving a Fast Track designation does not provide assurance of ultimate FDA approval. In addition, the FDA may withdraw Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program. In addition, the FDA may withdraw any Fast Track designation at any time.

Even if we receive regulatory approval of one or more of our product candidates, we would be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs, good laboratory practice (GLP) regulations and GCPs, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

•	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	imposition of a REMS, which may include distribution or use restrictions;

•	requirements to conduct additional post-market clinical trials to assess the safety of the product;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of our product candidates; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

The market opportunities for our oncology product candidates may be relatively small since the patients who may potentially be treated with our oncology product candidates are those who are ineligible for or have failed prior treatments, and our estimates of the prevalence of our target patient populations may be inaccurate.

Cancer therapies are sometimes characterized by line of therapy (first line, second line, third line, fourth line, etc.), and the FDA often approves new therapies initially only for a particular line or lines of use. When cancer is detected early enough, first line therapy is sometimes adequate to cure the cancer or prolong life without a cure. Whenever first line therapy, usually chemotherapy, antibody drugs, tumor-targeted small molecules, hormone therapy, radiation therapy, surgery, or a combination of these, proves unsuccessful, second line therapy may be administered. Second line therapies often consist of more chemotherapy, radiation, antibody drugs, tumor-targeted small molecules, or a combination of these. Third line therapies can include chemotherapy, antibody drugs and small molecule tumor-targeted therapies, more invasive forms of surgery, and new technologies. There is no guarantee that our product candidates, even if approved as a second or third or subsequent line of therapy, would be approved for an earlier line of therapy, and, prior to any such approvals, we may have to conduct additional clinical trials.

Our projections of both the number of people who have the cancers we are targeting, who may have their tumors genetically sequenced, as well as the subset of people with these cancers in a position to receive a particular line of therapy and who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations or market research, and may prove to be incorrect. Further, new therapies may change the estimated incidence or prevalence of the cancers that we are targeting. Consequently, even if our product candidates are approved for a second or third line of therapy, the number of patients that may be eligible for treatment with our product candidates may turn out to be much lower than expected. In addition, we have not yet conducted market research to determine how treating physicians would expect to prescribe a product that is approved for multiple tumor types if there are different lines of approved therapies for each such tumor type.

If we decide in the future to develop our product candidates in combination with other therapies, such strategy may expose us to additional risks.

We may in the future develop one or more of our product candidates in combination with one or more approved or unapproved therapies. Even if any product candidate we develop were to receive marketing approval for use in combination with other approved therapies, the FDA, the EMA, the MHRA or comparable foreign regulatory authorities outside of the United States could still revoke approval of the therapy used in combination with our product. If the therapies used in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA, the EMA, the MHRA or comparable foreign regulatory authorities may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

Further, we will not be able to market and sell any product candidate we develop in combination with an unapproved cancer therapy for a combination indication if that unapproved therapy does not ultimately obtain marketing approval either alone or in combination with our product. In addition, unapproved cancer therapies face the same risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials and lack of FDA approval.

If the FDA, EMA, MHRA or comparable foreign regulatory authorities do not approve these other products or revoke their approval of, or if safety, efficacy, quality, manufacturing or supply issues arise with, the products we choose to evaluate in combination with our product candidate we develop, we may be unable to obtain approval of or market such combination therapy.

Certain of our product candidates are expected to be used with a drug delivery system and thus may be regulated as a combination product and may face additional challenges, risks and delays in the product development and regulatory approval process.

Our intranasal OX2R agonist program is expected to be used with the Optinose Bi-Directional Exhalation Delivery System, to which we have an exclusive license agreement. When evaluating product candidates that utilize a specific drug delivery system or device, the FDA will evaluate the characteristics of that delivery system and its functionality, as well as the potential for undesirable interactions between the drug and the delivery system, including the potential to negatively impact the safety or effectiveness of the drug. Intranasal OX2R is in preclinical development and use of the Optinose Bi-Directional Exhalation Delivery System with OX2R may be unsuccessful in clinical trials and we may have to identify another delivery device or develop our own. The FDA review process can be more complicated for combination products, and may result in delays, particularly if novel delivery systems are involved. Additionally, quality or design concerns with the delivery system could delay or prevent regulatory approval and commercialization of intranasal OX2R.

Risks Related to our Reliance on Third Parties

We rely, and expect to continue to rely, on third parties to conduct our preclinical studies and clinical trials and if these third parties perform in an unsatisfactory manner, our business could be substantially harmed.

We currently conduct and expect to continue to rely on third parties such as CROs to conduct our clinical trials. However, we do not currently have the ability to independently conduct large-scale clinical trials, such as a Phase 3 clinical trial, without assistance of third parties.

We have relied upon and plan to continue to rely upon medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or assist us in conducting GCP-compliant clinical trials on our product candidates properly and on time, and may not currently have all of the necessary contractual relationships in place to do so. Once we have established contractual relationships with such third-party CROs, we will have only limited control over their actual performance of these activities.

We and our CROs and other vendors are required to comply with cGMP, GCP and GLP which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Union and any comparable foreign regulatory authorities for all of our product candidates in preclinical and clinical development. Regulatory authorities enforce these regulations through periodic inspections of trial sponsors, principal investigators, clinical trial sites and other contractors. Although we rely on CROs to conduct any current or planned GLP-compliant preclinical studies and GCP-compliant clinical trials and have limited influence over their actual performance, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If we or any of our CROs or vendors fail to comply with applicable regulations, the data generated in our preclinical studies and clinical trials may be deemed unreliable and the FDA, EMA, MHRA or any comparable foreign regulatory agency may require us to perform additional preclinical studies and clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory agency, such regulatory agency will determine that all of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products produced under cGMP requirements. Our failure to comply with these requirements may require us to repeat clinical trials, which would delay the regulatory approval process.

While we will have agreements governing their activities, our CROs will not be our employees, and we will not be able to control whether or not they devote sufficient time and resources to our future preclinical and clinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our business. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. CROs also may use our proprietary information and intellectual property in such a way as to result in litigation or other intellectual property-related proceedings that could jeopardize or invalidate our proprietary information and intellectual property. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reason, our clinical trials may be extended, delayed or terminated, the clinical data generated in our clinical trials may be deemed unreliable, and we may not be able to obtain regulatory approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If our relationships with these CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial cost and requires management time and focus, and could delay development and commercialization of our product candidates. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can negatively impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a negative impact on our business and financial condition.

We could experience manufacturing problems that result in delays in our development or commercialization of our programs or otherwise harm our business.

The manufacturing processes our CMOs use to produce our and our affiliates’ product candidates are complex. Several factors could cause production interruptions, including inability to develop novel manufacturing processes, equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers, including acquisition of the supplier by a third party or declaration of bankruptcy. The expertise required to manufacture these product candidates may be unique to a particular CMO, and as a result, it would be difficult and time consuming to find an alternative CMO.

Some of our product candidates include biologics, some of which have physical and chemical properties that cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product is consistent from lot-to-lot or will perform in the intended manner. Accordingly, our CMOs must employ multiple steps to control the manufacturing process to assure that the process is reproducible and the product candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory to conduct clinical trials or supply commercial markets. We may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA, the EMA, the MHRA or other applicable standards or specifications with consistent and acceptable production yields and costs.

In addition, the FDA, the EMA, the MHRA and other foreign regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA, the MHRA or other foreign regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

Our CMOs also may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements.

Any problems in our CMOs’ supply chain, manufacturing process or facilities could result in delays in planned clinical trials and increased costs, and could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for products.

We currently rely and expect to rely in the future on the use of third parties to manufacture our product candidates. Our business could be harmed if the third party manufacturers experience supply chain shortages, fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices or deliver defective products.

We do not currently own any facility that may be used as our clinical-scale manufacturing and processing facility and must currently rely on outside vendors to manufacture our product candidates. We will need to negotiate and maintain contractual arrangements with these outside vendors for the supply of our product candidates and we may not be able to do so on favorable terms. We have not yet caused our product candidates to be manufactured on a commercial scale and may not be able to do so for any of our product candidates.

Our anticipated reliance on a limited number of third-party manufacturers exposes us to a number of risks, including the following:

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we may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must inspect any manufacturers for current cGMP compliance as part of our marketing application;

•	a new manufacturer would have to be educated in, or develop substantially equivalent processes for, the production of our product candidates;

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a change in manufacturers or certain changes in manufacturing processes/procedures will require that we conduct a manufacturing comparability study to verify that any new manufacturer or manufacturing process/procedures will produce our product candidate according to the specifications previously submitted to the FDA or other regulatory authority, and such study may be unsuccessful;

•	our third-party manufacturers might be unable to timely manufacture our product candidates or produce the quantity and quality required to meet our clinical and commercial needs, if any;

•	contract manufacturers may not be able to execute our manufacturing procedures and other logistical support requirements appropriately;

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our future contract manufacturers may not perform as agreed, may not devote sufficient resources to our product candidates or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store, and distribute our products, if any;

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manufacturers are subject to ongoing periodic unannounced inspection by the FDA and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards and we have no control over third-party manufacturers’ compliance with these regulations and standards;

•	we may not own, or may have to share, the intellectual property rights to any improvements made by our third-party manufacturers in the manufacturing process for our product candidates;

•	our third-party manufacturers could breach or terminate their agreements with us;

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raw materials and components used in the manufacturing process, particularly those for which we have no other source or supplier, may not be available or may not be suitable or acceptable for use due to material or component defects;

•	our contract manufacturers and critical reagent suppliers may be subject to inclement weather, as well as natural or man-made disasters; and

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our contract manufacturers may have unacceptable or inconsistent product quality success rates and yields, and we have no direct control over our contract manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel.

Each of these risks could delay or prevent the completion of our clinical trials or the approval of any of our product candidates by the FDA, result in higher costs or adversely impact commercialization of our product candidates. In addition, we will rely on third parties to perform certain specification tests on our product candidates prior to delivery to patients. If these tests are not appropriately done and test data are not reliable, patients could be put at risk of serious harm and the FDA could place significant restrictions on our company until deficiencies are remedied. Moreover, because each of our Centessa Subsidiaries has a separate manufacturing process for their programs, we will not benefit from any synergies related to manufacturing costs. We may also face logistical problems in managing different CMOs and processes for all of our Centessa Subsidiaries.

Certain third parties upon whom we rely for the supply of the active pharmaceutical ingredient used in our product candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

Certain of the third parties upon whom we rely for the supply of the active pharmaceutical ingredient used in our product candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business. The active pharmaceutical ingredients (API) used in certain of our product candidates are supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We do not currently have arrangements in place for a redundant or second-source supply of any such API in the event any of our current suppliers of such API cease their operations for any reason. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition. For all of our product candidates, we intend to identify and qualify additional manufacturers to provide such API prior to submission of an NDA or BLA (as applicable) to the FDA and/or EMA, MHRA or other applicable regulatory bodies. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers. Establishing additional or replacement suppliers for the API used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

If our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by our third-party manufacturers. Our manufacturers are subject to federal, state and local laws and regulations in the United States governing the use, manufacture, storage, handling and disposal of medical and hazardous materials. Although we believe that our manufacturers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition or results of operations.

If we are unable to obtain licenses from third parties on commercially reasonable terms or fail to comply with our obligations under such agreements, our business could be harmed.

It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties. If we are unable to license such technology, or if we are forced to license such technology, on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us.

If we fail to comply with our obligations under our license agreements, our counterparties may have the right to terminate these agreements, in which event we might not be able to develop, manufacture or market, or may be forced to cease developing, manufacturing or marketing, any product that is covered by these agreements or may face other penalties under such agreements. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, cause us to lose our rights under these agreements, including our rights to important intellectual property or technology, or impede, delay or prohibit the further development or commercialization of one or more product candidates that rely on such agreements.

We or the third parties upon whom we depend may be adversely affected by earthquakes, outbreak of disease, or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes, outbreak of disease, or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. For example, in December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China. See “—Business interruptions resulting from the COVID-19 outbreak or similar public health crises could cause a disruption of the development of our product candidates and adversely impact our business.” In addition, two vaccines for the coronavirus were granted Emergency Use Authorization by the FDA in late 2020 and a third in February 2021, and more are likely to be authorized in the coming months. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the products needed for our clinical trials, which could lead to delays in these trials. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient patent and other intellectual property protection for our product candidates and technology or other product candidates that may be identified, or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize product candidates similar or identical to the product candidates, and our ability to successfully commercialize the product candidates and other product candidates that we may pursue may be impaired.

As is the case with other pharmaceutical and biopharmaceutical companies, our success depends in significant part on our ability and the ability of our licensors and collaborators to obtain, maintain, enforce and defend patents and other intellectual property rights with respect to our product candidates and technology and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights of others. We have and expect to continue to maintain and expand our own patent estate. See “Business—Intellectual Property.”

We have also licensed patent and other intellectual property rights to and from our partners. For more information, see “Business—License Agreements.” Some of these licenses give us the right to prepare, file and prosecute patent applications and maintain and enforce patents we have licensed, whereas other licenses may not give us such rights. In some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications or to maintain the patents covering technology that we license to or from our partners, and we may have to rely on our partners to fulfill these responsibilities. Consequently, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors, licensees or collaborators fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors, licensees or collaborators are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

The patent prosecution process is expensive and time-consuming. We and our current or future licensors, licensees or collaborators may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our licensors will fail to file patent applications covering inventions made in the course of development and commercialization activities before a competitor or another third party files a patent application covering, or publishes information disclosing, a similar, independently-developed invention. Such competitor’s patent application may pose obstacles to our ability to obtain or limit the scope of patent protection we may obtain. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or were the first to file for patent protection of such inventions, or if such licensed patents rights may otherwise become invalid.

The patent position of biotechnology and pharmaceutical companies generally is uncertain, involves complex legal and factual questions and is the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are uncertain. Our and our licensors’ pending and future patent applications may not result in patents being issued that protect our technology or products, in whole or in part, or which effectively exclude others from commercializing competitive technologies and products. The patent examination process may require us or our licensors to narrow the scope of the claims of our pending and future patent applications, and therefore, even if such patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Our and our licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover such technology. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the United States Patent and Trademark Office (USPTO), objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information and to maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. These risks are heightened due to our reliance on third parties, including third party consultants, CROs and CMOs, for certain aspects of our business. The activities conducted by our third party vendors require us to share our trade secrets with them, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.

Third-party claims of intellectual property infringement, misappropriation or other violations may be costly and time consuming and may prevent or delay our product discovery and development efforts.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating, or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business. Our commercial success depends upon our ability to develop, manufacture, market and sell our current and future product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including derivation, interference, reexamination, inter partes review, and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We or any of our future licensors or strategic partners may be party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that our current or future product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. With regard to our subsidiary Capella Bioscience, we are aware of issued patents in Europe owned by La Jolla Institute of Allergy and Immunology (the “La Jolla patents”) that are directed to a method of treatment with an inhibitor of LIGHT. The La Jolla patents could be construed to cover, and the owner of such patent may claim that its patents do cover, certain product candidates and technologies, including Capella Bioscience’s anti-LIGHT antibody in certain treatment indications in certain European jurisdictions. The La Jolla patents are expected to expire in 2028, without taking into account any possible patent term adjustments or extensions. The La Jolla patents are currently subject to an opposition proceeding at the EPO brought by European Oppositions Limited which may result in a narrowing of the patents scope or loss of rights under the patents or the patents may be upheld in their granted form. There can be no assurance that the challenge by European Oppositions Limited against the La Jolla patents, or other proceedings challenging the La Jolla patents, will be successful. Depending on the outcome of challenges to the La Jolla patents, Capella Bioscience’s product launch in Europe, if a product is approved, may need to be delayed until after the expiry of the La Jolla patents.

We cannot assure you that our product candidates and other technologies that we have developed, are developing or may develop in the future do not or will not infringe, misappropriate or otherwise violate existing or future patents or other intellectual property rights owned by third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

If a third party claims that we infringe, misappropriate or otherwise violate its intellectual property rights, we may face a number of issues, including, but not limited to:

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infringement, misappropriation and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business and may impact our reputation;

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substantial damages for infringement, misappropriation or other violations, which we may have to pay if a court decides that the product candidate or technology at issue infringes, misappropriates or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

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a court prohibiting us from developing, manufacturing, marketing or selling our product candidates, or from using our proprietary technologies, unless the third party licenses its product rights to us, which it is not required to do, on commercially reasonable terms or at all;

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if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products, or the license to us may be non-exclusive, which would permit third parties to use the same intellectual property to compete with us;

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redesigning our product candidates or processes so they do not infringe, misappropriate or violate third party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time; and

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there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ADSs.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third party’s patent in patent opposition proceedings in the European Patent Office (EPO), or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third party alleging that the patent may be infringed by our product candidates or proprietary technologies.

Third parties may assert that we are employing their proprietary technology without authorization. Patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Patent applications can take many years to issue. In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications covering our product candidates or technology. If any such patent applications issue as patents, and if such patents have priority over our patent applications or patents we may own or in-license, we may be required to obtain rights to such patents owned by third parties which may not be available on commercially reasonable terms or at all, or may only be available on a non-exclusive basis. There may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our product candidates or other technologies, could be found to be infringed by our product candidates or other technologies. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our product candidates, molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be nonexclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license in the future is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement, misappropriation or other violation against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful, and issued patents covering our technology and product candidates could be found invalid or unenforceable if challenged.

Competitors and other third parties may infringe or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. To counter infringement or other unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents or that our patents or our licensed patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or a licensed patent is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable or interpreted narrowly. We may find it impractical or undesirable to enforce our intellectual property against some third parties.

If we were to initiate legal proceedings against a third party to enforce a patent directed to our product candidates, or one of our future product candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product candidates or technology covered by the patent rendered invalid or unenforceable. Such a loss of patent protection would materially harm our business, financial condition, results of operations and prospects.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be materially harmed if the prevailing party does not offer us a license on commercially reasonable terms.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our competitors maybe larger than we are and may have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our ADSs to decline. Any of the foregoing events could harm our business, financial condition, results of operation and prospects.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our ADSs. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

The patent protection we obtain for our product candidates and technology may be challenged or not sufficient enough to provide us with any competitive advantage.

Even if our owned or licensed patent applications issue as patents, the issuance of any such patents is not conclusive as to their inventorship, scope, validity, or enforceability, and such patents may be challenged, invalidated or held to be unenforceable, including in the courts or patent offices in the United States and abroad, or circumvented. We may be subject to a third party preissuance submission of prior art to the USPTO, or equivalent foreign bodies, or become involved in opposition, derivation, revocation, re-examination, post-grant and inter partes review, or interference proceedings challenging our patent rights or the patent rights of others.

Currently, one of our in-licensed European patents related to Morphogen’s MGX292 is involved in a European opposition proceeding at the EPO. While we and the licensor are defending against this opposition, there is a risk that one or more of the grounds raised by the opponents will invalidate one or more of the granted claims or require an amendment of the claims in a way that does not cover our product candidates. This may prevent us from asserting this patent against our competitors marketing otherwise infringing products in relevant European countries where this patent has been granted.

An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such proceedings and any other patent challenges may result in loss of patent rights, loss of exclusivity, loss of priority, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

Furthermore, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolios may not provide us with adequate protection against third parties seeking to commercialize products similar or identical to ours. We expect to request extensions of patent terms to the extent available in countries where we obtain issued patents. In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the expiration of the patent. However, there are no assurances that the FDA or any comparable foreign regulatory authority or national patent office will grant such extensions, in whole or in part. In such case, our competitors may launch their products earlier than might otherwise be anticipated. Moreover, some of our owned or in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners in order to enforce such patents against third parties, and such cooperation may not be provided to us.

In addition, our owned and in-licensed patents may be subject to a reservation of rights by the licensor, its affiliates and one or more third parties. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for noncommercial purposes. These rights may permit the government to disclose our confidential information to third parties or allow third parties to use our licensed technology. The government can also exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We may be subject to claims by third parties asserting that we or our employees have infringed upon, misappropriated or otherwise violated their intellectual property rights, or claiming ownership of what we regard as our own intellectual property.

Many of our employees were previously employed at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. Litigation may be necessary to defend against these claims.

In addition, we or our licensors may be subject to claims that former employees, collaborators, or other third parties have an interest in our owned or in-licensed patents or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs, delay development of our product candidates and be a distraction to management. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on our product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own drugs and may export otherwise infringing drugs to territories where we have patent protection, but enforcement rights are not as strong as those in the United States. These drugs may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries, including major European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition, results of operations and prospects.

A number of our programs and associated product candidates are heavily dependent on licensed intellectual property. If we were to lose our rights to licensed intellectual property, we may not be able to continue developing or commercializing our product candidates, if approved. If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates or technology from third parties or, in certain cases, we fail to meet certain development deadlines, we could lose license rights that are important to our business.

We are heavily reliant upon licenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of our product candidates. See “Business—License Agreements.” We may also need to obtain additional licenses to advance the development and commercialization of other product candidates we may develop. We expect that future license agreements will impose upon us, various development, regulatory and or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy-related event, the licensor may have the right to terminate the license, in which event we would not be able to develop, market or otherwise commercialize products covered by the license, and in some instances, may be also obligated to transfer back to licensor our developments related to the licensed product and associated regulatory rights. Our business could suffer, for example, if any current or future licenses terminate, if the licensors fail to abide by the terms of the license, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to transfer, assign, or sublicense patent and other rights to third parties;

•

our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners;

•	our right to transfer or assign the license;

•	the ability and effects of termination; and

•	restrictive covenants that may restrict our abilities to compete or market competing products.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We may enter into additional licenses to third-party intellectual property that are necessary or useful to our business. Our current licenses and any future licenses that we may enter into impose various fees, royalty payment, milestone and other obligations on us. Under some license agreements, we may not control prosecution of the licensed intellectual property, or may not have the first right to enforce the intellectual property. In those cases, we may not be able to adequately influence patent prosecution or enforcement, or prevent inadvertent lapses of coverage due to failure to pay maintenance fees. If we fail to comply with any of our obligations under a current or future license agreement, the licensor may allege that we have breached our license agreement, and may accordingly seek to terminate our license. Termination of any of our current or future licenses could result in our loss of the right to use the licensed intellectual property, which could materially adversely affect our ability to develop and commercialize a product candidate or product, if approved, as well as harm our competitive business position and our business prospects. Under some license agreements, termination may also result in the transfer or granting of rights under certain of our intellectual property and information related to the product candidate being developed under the license, such as regulatory information.

In addition, if our licensors fail to abide by the terms of the license, if the licensors fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms, our business, competitive position, financial condition, results of operations and prospects could be materially harmed.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time. If we are not able to obtain patent term extension or non-patent exclusivity in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the marketing exclusivity term of our product candidates, our business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive medications, including generic medications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

For instance, for our subsidiary, Pega-One SAS, in-licensed patents and patent applications directed to imgatuzumab and uses thereof are expected to expire between 2026 and 2028, which do not include any possible patent term extension. Our in-licensed patents may expire before, or soon after, our first product achieves marketing approval in the United States or foreign jurisdictions. Upon the expiration of our current patents, we may lose the right to exclude others from practicing these inventions. The expiration of these patents could also have a similar material adverse effect on our business, financial condition, prospects and results of operations.

For our subsidiary, Palladio Biosciences, the earliest in-licensed patents directed to composition of matter of lixivaptan and certain methods of use related to lixivaptan have expired. The expiration of these patents could have a material adverse effect on our business, financial condition, prospects and results of operations. We own pending patent applications directed to methods of treatment with lixivaptan that, if issued as patents, are expected to expire in 2038, without taking into account any possible patent term adjustments or extensions. However, we cannot be assured that the USPTO or relevant foreign patent offices will grant any of these patent applications.

With respect to Pega-One, we intend to utilize new preclinical, clinical and combination proprietary data to expand the product-specific patents estate. Additionally, with respect to our biologics products, we hope to take advantage of enhanced regulatory exclusivity periods, such as the 12 years of regulatory exclusivity available to biologics manufacturers under the Biologics Competition and Innovation Act of 2009. However, despite these measures, we may still lose the right the exclude others from practicing these inventions, which may negatively impact our business.

Depending upon the timing, duration and conditions of any FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments, and similar legislation in the European Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. Only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from approval and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for the applicable product candidate will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case, and our competitive position, business, financial condition, results of operations and prospects could be materially harmed.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the pharmaceutical industry is inherently uncertain, due in part to ongoing changes in the patent laws. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents, and interpretation thereof, could change in unpredictable ways that could weaken our and our licensors’ or collaborators’ ability to obtain new patents or to enforce existing or future patents. For example, the Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Therefore, there is increased uncertainty with regard to our and our licensors’ or collaborators’ ability to obtain patents in the future, as well as uncertainty with respect to the value of patents once obtained.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act (the Leahy-Smith Act), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications are prosecuted and may also affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, particularly the first inventor-to-file provisions. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ patent applications and the enforcement or defense of our or our licensors’ issued patents, all of which could harm our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

•

others may be able to make products that are similar to any product candidates we may develop or utilize similar technology but that are not covered by the claims of the patents that we license or may own in the future;

•	we, or our current or future licensors might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•	we, or our current or future licensors might not have been the first to file patent applications covering certain of our or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

•	it is possible that our pending owned or licensed patent applications or those that we may own or license in the future will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

•

our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could harm our business, financial condition, results of operations and prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we employ an outside firm and rely on our outside counsel to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

We engage a number of consultants employed by academic institutions in jurisdictions that contain inventorship laws mandating that any inventions developed by such consultants whilst performing consultancy services automatically or otherwise shall reside in the employing institution and granting such institutions the first right to develop and/or commercialize such inventions. We may not be able to secure rights (whether through ownership or license interest) in inventions developed by such consultants during performance of consulting services for our companies.

We enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. For example, even if we have a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to us, such academic advisor may not have the right to assign such inventions to us, as it may conflict with his or her obligations to assign their intellectual property to his or her employing institution.

Despite our undertaking of the measures listed above, we are subject to claims challenging the inventorship or ownership of our patents and other intellectual property and may be subject to further claims in the future. For example, our subsidiary PearlRiver Bio has entered into consulting arrangements with a number of its founders and other investigators who, in each case, are employed by or affiliated with certain universities in Germany. The consulting arrangements provide that in the event such consultants invent during the course of performing activities for PearlRiver Bio, such invention shall nonetheless be owned by the employing university and the employing university would be entitled to commercialize the invention. In order for PearlRiver Bio to gain access to such invention, it would need to negotiate and enter into a licensing arrangement with the employing university. There can be no assurances that PearlRiver Bio would be successful in such negotiations or that a license would be obtained on favorable terms. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Certain of our employees and inventions are subject to German law.

Certain of our personnel work in Germany and are subject to German employment law. Inventions which may be the subject of a patent or of protection as a utility model and which are or were made by personnel working in Germany (except for legal representatives of our respective legal entities, for example managing directors) are subject to the provisions of the German Act on Employees’ Inventions (Gesetz über Arbeitnehmererfindungen), or the German Inventions Act, which regulates the ownership of, and compensation for, inventions made by employees. We face the risk that disputes may occur between us and our current or past employees pertaining to the sufficiency of compensation paid by us, allocation of rights to inventions under this act or alleged non-adherence to the provisions of this act, any of which may be costly to resolve and take up our management’s time and efforts whether we prevail or fail in such dispute. Even if we lawfully own all inventions created by our employees who are subject to the German Inventions Act, we are required under German law to reasonably compensate such employees for the use of the inventions and intellectual property rights related thereto. If we are required to pay compensation or face other disputes under the German Inventions Act, our results of operations could be adversely affected. Legal representatives of legal entities, for example managing directors, whose contractual relationships with the respective entity are subject to German law and that are not subject to the German Inventions Act as well as consultants must assign and transfer their interest in inventions and/or patents they invent or co-invent to us in order for us to have any rights to such inventions or patents.

There can be no assurance that all such assignments are fully effective, which may lead to unexpected costs or economic disadvantages and may harm our business, prospects, financial condition and results of operations. If any of our current or past employees, legal representatives of our legal entities or consultants obtain or retain ownership or co-ownership of any inventions or related intellectual property rights that we believe we own, we may lose valuable intellectual property rights and be required to obtain and maintain licenses from such employees or legal representatives of legal entities or consultants to such inventions or intellectual property rights, which may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain a license to any such employee’s, legal representative’s of legal entities or consultant’s interest in such inventions or intellectual property rights, we may need to cease the development, manufacture, and commercialization of one or more of the products or solutions we may develop or may have developed. In addition, any loss of exclusivity of our intellectual property rights could limit our ability to stop others from using or commercializing similar or identical products and solutions. Any of the foregoing events could have a material adverse effect on our business, financial condition, prospects and results of operations.

Risks Related to Commercialization

We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with collaborators.

We have never commercialized a product candidate. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring the rights to our product candidates and undertaking preclinical studies and clinical trials of our product candidates. We currently have no sales force, marketing or distribution capabilities. To achieve commercial success of our product candidates, if any are approved, we will have to develop our own sales, marketing and supply capabilities or outsource these activities to a third party.

Factors that may affect our ability to commercialize our product candidates on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our product candidates and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization requires significant investment, is time-consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization in the United States, the European Union, the United Kingdom or other key global markets. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may have difficulties generating revenue from them.

The commercial success of any of our product candidates will depend upon its degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Ethical, social and legal concerns about our product candidates could result in additional regulations restricting or prohibiting our products. Even with the requisite approvals from the FDA in the United States, the European Commission (on the recommendation of the EMA) in the European Economic Area, the MHRA in the United Kingdom and other regulatory authorities internationally, the commercial success of our product candidates will depend, in part, on the acceptance of physicians, patients and health care payors of our product candidates as medically necessary, cost-effective and safe. Any product that we commercialize may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on several factors, including:

•	the efficacy and safety of such product candidates as demonstrated in clinical trials;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the cost of treatment relative to alternative treatments;

•	the clinical indications for which the product candidate is approved by FDA, the EMA or the MHRA;

•	patient awareness of, and willingness to seek, genotyping;

•	the willingness of physicians to prescribe new therapies;

•	the willingness of the target patient population to try new therapies;

•	the prevalence and severity of any side effects;

•	product labeling or product insert requirements of FDA, EMA, MHRA or other regulatory authorities, including any limitations or warnings contained in a product’s approved labeling;

•	relative convenience and ease of administration;

•	the strength of marketing and distribution support;

•	the timing of market introduction of competitive products;

•	publicity concerning our products or competing products and treatments; and

•	sufficient third-party payor coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.

If the market opportunities for our product candidates are smaller than we believe they are, it may not be financially viable to commercialize, and if we do commercialize, our product revenues for any therapies that are approved for commercial sale may be adversely affected and our business may suffer.

We focus our research and product development on treatments for various diseases. Our understanding of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on estimates. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of these diseases. The number of patients in the United States, the European Union, the United Kingdom and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our products or patients may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects.

Further, there are several factors that could contribute to making the actual number of patients who receive our potential products less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new products or therapies in many underdeveloped markets.

If we are unable to establish sales, medical affairs and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any product revenue.

We currently have no sales and marketing organization. To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract sales force to market any products we may develop will be expensive and time-consuming and could delay any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may enter into collaborations regarding our product candidates with entities to utilize their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any current or future collaborators do not commit sufficient resources to commercialize our products, or we are unable to develop the necessary capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We compete with many companies that currently have extensive, experienced and well-funded medical affairs, marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of our potential products. If any of our product candidates is approved but fails to achieve market acceptance among physicians, patients or third-party payors, we will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been, and continue to be, several legislative initiatives to contain healthcare costs. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (ACA), was passed, which substantially changes the way health care is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (i) addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; (ii) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (iii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs; (iv) expands the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; and (v) establishes a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Additionally, in the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biologic products that are demonstrated to be “highly similar” or “biosimilar or interchangeable” with an FDA-approved biologic product. This new pathway could allow competitors to reference data from biologic products already approved after 12 years from the time of approval. This could expose us to potential competition by lower-cost biosimilars even if we commercialize a product candidate faster than our competitors.

Additional changes that may affect our business include those governing enrollment in federal healthcare programs, reimbursement changes, rules regarding prescription drug benefits under the health insurance exchanges and fraud and abuse and enforcement. Continued implementation of the ACA and the passage of additional laws and regulations may result in the expansion of new programs such as Medicare payment for performance initiatives, and may impact existing government healthcare programs, such as by improving the physician quality reporting system and feedback program.

For each state that does not choose to expand its Medicaid program, there likely will be fewer insured patients overall, which could impact the sales, business and financial condition of manufacturers of branded prescription drugs. Where patients receive insurance coverage under any of the new options made available through the ACA, the possibility exists that manufacturers may be required to pay Medicaid rebates on that resulting drug utilization, a decision that could impact manufacturer revenues. The U.S. federal government also has announced delays in the implementation of key provisions of the ACA. The implications of these delays for our and our partners’ business and financial condition, if any, are not yet clear.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may charge for such product candidates.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product for which we obtain marketing approval.

In March 2010, the ACA was enacted, which includes measures that have significantly changed the way health care is financed by both governmental and private insurers. There have been executive, judicial and congressional challenges to certain aspects of the ACA. For example, in January 2017, then-President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Further, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. It is unclear how the Supreme Court ruling, other such litigation, and the healthcare reform measures of the Biden administration will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, in August 2011, then-President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction, which triggered the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of, on average, 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless Congress takes additional action. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. Recently, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. The probability of success of any previously announced policies under the former Trump administration and their impact on the United States prescription drug marketplace is unknown, particularly in light of the new Biden administration.

The former Trump administration’s budget proposal for fiscal year 2021 included a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the former Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Further, the former Trump administration also previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services (HHS), has already started the process of soliciting feedback on some of these measures from the former administration and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, the Centers for Medicare & Medicaid Services (CMS) issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions.

In addition, there have been several changes to the 340B drug pricing program, which imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. On December 27, 2018, the District Court for the District of Columbia invalidated a reimbursement formula change under the 340B drug pricing program, and CMS subsequently altered the FYs 2019 and 2018 reimbursement formula on specified covered outpatient drugs (SCODs). The court ruled this change was not an “adjustment” which was within the Secretary’s discretion to make but was instead a fundamental change in the reimbursement calculation. However, more recently, on July 31, 2020, the U.S. Court of Appeals for the District of Columbia Circuit overturned the district court’s decision and found that the changes were within the Secretary’s authority. On September 14, 2020, the plaintiffs-appellees filed a Petition for Rehearing En Banc (i.e., before the full court), but was denied on October 16, 2020. Plaintiffs-appellees filed a petition for a writ of certiorari at the Supreme Court on February 10, 2021. It is unclear how these developments could affect covered hospitals who might purchase our future products and affect the rates we may charge such facilities for our approved products in the future, if any.

At the federal level, Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. On July 24, 2020 and September 13, 2020, former President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. In response, the FDA released a final rule on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation (MFN), Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. However, in response to a lawsuit filed by several industry groups, on December 28, the U.S. District Court for the Northern District of California issued a nationwide preliminary injunction enjoining government defendants from implementing the MFN Rule pending completion of notice-and-comment procedures under the Administrative Procedure Act. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Interim Final Rule shall not commence earlier than 60 days after publication of that regulation in the Federal Register. The Interim Final Rule has not been finalized and is subject to revision and challenge.

Additionally, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed pending review by the Biden administration until March 22, 2021. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative measures to control drug costs.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

We expect that the healthcare reform measures that have been adopted and may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product and could seriously harm our future revenues. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our products, if approved, could limit our ability to market those products and decrease our ability to generate product revenue.

We expect the cost of our product candidates and programs, to be substantial, when and if they achieve regulatory approval. We expect that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third-party payor may depend upon several factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on our investment.

There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the United States, third-party payors, including government payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors and government payors develop their coverage and reimbursement policies. It is difficult to predict what the CMS will decide with respect to coverage and reimbursement for fundamentally novel products, as there is no body of established practices and precedents for these types of products. Moreover, reimbursement agencies in the European Union may be more conservative than CMS. For example, several cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement in certain European Union Member States. It is difficult to predict what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Outside the United States, international operations generally are subject to extensive government price controls and other market regulations, and increasing emphasis on cost-containment initiatives in the European Union, Canada and other countries may put pricing pressure on us. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable product revenues. Further, as discussed above, United States regulators are contemplating a MFN Model under which Medicare Part B reimbursement rates would be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita.

Moreover, increasing efforts by government and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Payors increasingly are considering new metrics as the basis for reimbursement rates, such as average sales price (ASP), average manufacturer price, and actual acquisition cost. The existing data for reimbursement based on some of these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates, and CMS has begun making pharmacy National Average Drug Acquisition Cost and National Average Retail Price data publicly available on at least a monthly basis. Therefore, it may be difficult to project the impact of these evolving reimbursement metrics on the willingness of payors to cover candidate products that we or our partners are able to commercialize. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as ASP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products such as ours.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidates that we may develop.

We face an inherent risk of product liability exposure related to the testing of product candidates in human clinical trials and will face an even greater risk if we commercially sell any medicines that we may develop. If we cannot successfully defend ourselves against claims that our product candidates or medicines caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or medicines that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue; and

•	the inability to commercialize our product candidates.

Although we coverage for clinical trials that we sponsor, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we commence additional clinical trials and if we successfully commercialize any product candidates. The market for insurance coverage is increasingly expensive, and the costs of insurance coverage will increase as our clinical programs increase in size. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to our Business and Industry

Business interruptions resulting from the COVID-19 outbreak or similar public health crises could cause a disruption of the development of our product candidates and adversely impact our business.

In December 2019, a novel strain of the coronavirus, COVID-19, was identified in Wuhan, China. This virus spread globally, including within the United States and in March 2020 the World Health Organization declared

COVID-19 a pandemic. The pandemic and government measures taken in response have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. As a result of the COVID-19 pandemic, we could experience disruptions that could severely impact our business, preclinical studies and clinical trials, including:

•	delays or difficulties in enrolling and retaining patients in our clinical trials;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•	delays in receiving authorizations from regulatory authorities to initiate our planned clinical trials;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•

interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures (such as endoscopies that are deemed non-essential), which may impact the integrity of subject data and clinical study endpoints;

•

risk that participants enrolled in our clinical trials will contract COVID-19 while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events;

•	risk that we are unable to enroll participants in our clinical trials in adequate numbers;

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines;

•

interruption of, or delays in receiving, supplies of our product candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

•	interruptions in preclinical studies due to restricted or limited operations at our laboratory facility;

•

delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees;

•

changes in local regulations as part of a response to the COVID-19 pandemic, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether;

•

limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and

•	interruption or delays to our sourced identification, discovery and clinical activities.

Since March 2020, foreign and domestic inspections by the FDA have largely been on hold due to the coronavirus pandemic. In July 2020, FDA announced plans to resume prioritized domestic inspections. Should FDA determine that an inspection is necessary for approval of a marketing application and an inspection cannot be completed during the review cycle due to restrictions on travel, FDA has stated that it generally intends to issue a complete response letter. Further, if there is inadequate information to make a determination on the acceptability of a facility, FDA may defer action on the application until an inspection can be completed. In 2020, several companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities.

Additionally, as of June 23, 2020, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals. On July 16, 2020, FDA noted that it is continuing to expedite oncology product development with its staff teleworking full-time. However, FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions FDA is unable to complete such required inspections during the review period.

The COVID-19 pandemic continues to rapidly evolve. The extent to which the pandemic impacts our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our senior management, including scientific and medical personnel and other key employees. While we expect to engage in an orderly transition process as we integrate newly appointed officers and managers, we face a variety of risks and uncertainties relating to management transition, including diversion of management attention from business concerns, failure to retain other key personnel or loss of institutional knowledge. In addition, the loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and an inability to find suitable replacements could result in delays in product development and harm our business. In particular, due to our small number of employees, the loss of one employee may have a larger impact on our business than compared to a loss at one of our peers. We currently do not maintain “key person” insurance for any members of our management team.

Our Centessa Subsidiaries have historically conducted operations across facilities around the world. We may in the future expand our operations in the U.S. and other geographies, particularly in certain biotech hubs. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. Changes to immigration and work authorization laws and regulations, including those that restrain the flow of scientific and professional talent, can be significantly affected by political forces and levels of economic activity. Our business may be materially adversely affected if legislative or administrative changes to immigration or visa laws and regulations impair our hiring processes and goals or projects in the key jurisdictions in which we operate.

To encourage valuable employees to remain at our company, in addition to salary and cash incentives, we have provided equity awards that vest over time. The value to employees of equity awards that vest over time may be significantly affected by movements in our share price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us at any time. Although we have employment agreements with our key employees, certain of these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

Additionally, we rely on our scientific founders and other scientific and clinical advisors and consultants to assist us in formulating our research, development and clinical strategies. Certain of our scientific founders, advisors and consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. Furthermore, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours. In particular, if we are unable to maintain consulting relationships with our scientific founders or if they provide services to our competitors, our development and commercialization efforts will be impaired and our business will be significantly harmed.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we may establish, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

In the ordinary course of our business, we may store, use, process or otherwise gain access to certain sensitive information, including proprietary information, confidential information, personal data and personal health data, intellectual property, trade secrets, and proprietary business information owned or controlled by ourselves or other parties. We may use third-party service providers and subprocessors to help us operate our business and we may also share such sensitive information with our partners or other third parties in conjunction with our business. We may be required to expend significant resources, at significant cost, fundamentally change our business activities and practices, or modify our operations, including our clinical trial activities, or information technology in an effort to protect against security breaches and to mitigate, detect, and remediate actual or potential vulnerabilities as well as security breaches. Our internal computer systems (including, without limitation, any relevant sensitive information and other assets stored therein or accessible thereby) and those of our current and any future collaborators, contractors or consultants are vulnerable to damage from computer viruses, bugs, unauthorized access, denial-of-service attacks (such as credential stuffing); ransomware attacks, user errors or malfeasance, natural disasters, terrorism, war and telecommunication and electrical failures. For example, Capella Biosciences was the victim of an attack in which an unrelated party hacked into the email of Capella Biosciences’ Chief Executive officer. In the past, a Centessa Subsidiary experienced unauthorized access to its systems through social engineering schemes. If any such material system failure, accident or security breach were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other sensitive information or other similar disruptions, as well as necessitating that we incur significant costs to address such failure, accident or security breach. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. In addition, failures or significant downtime of our information technology or telecommunication systems or those used by our third-party service providers could cause significant interruptions in our operations and adversely impact the confidentiality, integrity and availability of sensitive information. We may also be the subject of server malfunction, software or hardware failures, supply-chain cyber attacks, loss of data or other computer assets, and other similar issues. Due to the COVID-19 pandemic, a significant portion of our workforce works remotely that has increased the risk to our information technology assets and data.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of sensitive information, we could incur liability, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed. Relevant laws, regulations, and industry standards, as well as contractual obligations, may require us to implement specific security measures or use industry-standard or reasonable measures to protect against security breaches. Even if we were to take and have taken security measures designed to protect against security breaches, there can be no assurance that such security measures or those of our service providers, partners and other third parties will be effective in protecting against disruptions or security breaches, or militating against the impact or the adverse consequences thereof. We may be unable to detect, anticipate, measure or prevent threats or techniques used to detect or exploit vulnerabilities in our (or our third parties’) information technology, services, communications or software, or cause security breaches, because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after an incident has occurred. We cannot be certain that we will be able to address any such vulnerabilities, in whole or part, and there may be delays in developing and deploying patches and other remedial measures to adequately address vulnerabilities. Relevant laws, regulations, and industry standards, as well as contractual obligations, may also require us to notify relevant stakeholders (including affected individuals, partners, collaborators, customers, regulators, law enforcement agencies, credit reporting agencies and others) of security breaches, and such disclosures are costly and could also have a material adverse effect on our reputation, business, or financial condition.

Actual or perceived security breaches or vulnerabilities, lack of appropriate information security safeguards and concerns regarding data privacy or security may cause some of our actual or prospective customers, collaborators, partners and/or clinical trial participants to stop participating in our trials, using our products or working with us. Additionally, regulators could impose penalties and monetary fines against us for similar concerns. The discontinuance of relationships with third parties, or the failure to meet the expectations of such third parties, and/or regulatory investigation or enforcement, could result in material harm to our operations, financial performance or reputation and affect our ability to grow and operate our business. We cannot be sure that our insurance coverage, if any, will be adequate or otherwise protect us from or adequately mitigate liabilities arising out of such security breaches or vulnerabilities. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies

(including premium increases or the imposition of large excess or deductible or co-insurance requirements), could materially and adversely affect our business.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The most recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the most recent global financial crisis, could result in a variety of risks to our business, including weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services by third-party payors or our collaborators. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our international operations may expose us to business, regulatory, legal, political, operational, financial, pricing and reimbursement risks associated with doing business across multiple jurisdictions outside of the United States.

Our business is subject to risks associated with conducting business internationally. Our Centessa Subsidiaries, suppliers, industry partners and clinical study centers are located across Europe, the United States and certain other jurisdictions. Furthermore, our business strategy incorporates potential international expansion as we seek to obtain regulatory approval for, and commercialize, our product candidates in patient populations outside the United States. If approved, we may hire sales representatives and conduct physician and patient association outreach activities across multiple jurisdictions. Doing business internationally involves a number of risks, including but not limited to:

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multiple, conflicting and changing laws, regulations, and compliance requirements such as privacy regulations, tax laws and practice, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

•	failure by us to obtain and maintain regulatory approvals for the use of our products in various countries;

•	rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining, maintaining, protecting and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

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regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act of 2010, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could harm our future international expansion and operations and, consequently, our results of operations.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Health Care Program Anti-Kickback Statute, the federal civil and criminal False Claims Act and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business. The laws that will affect our operations include, but are not limited to:

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the federal Health Care Program Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. The ACA amends the intent requirement of the federal Anti-Kickback Statute. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. On December 2, 2020, the Office of Inspector General (OIG), published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. Implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. We continue to evaluate what effect, if any, this rule will have on our business;

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federal civil and criminal false claims laws and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent. The ACA provides and recent government cases against pharmaceutical and medical device manufacturers support the view that Federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit a person from, among other things, knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements on covered entities, including health plans, health care clearinghouses and certain health care providers and their business associates and covered subcontractors relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization;

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federal transparency laws, including the federal Physician Payment Sunshine Act, that require disclosure of payments and other transfers of value provided to physicians (defined to include defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year;

•	federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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state law equivalents of each of the above federal laws, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the European Union. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of European Union Member States, such as the UK Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain European Union Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual European Union Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the European Union Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

For further information on privacy laws, regulations and standards, as well as policies, contracts and other obligations related to data privacy and security, and the potential application thereof to our operations (including in relation to our use of health-related personal data), see the sub-section immediately below this.

We are subject to stringent and changing privacy laws, regulations and standards as well as policies, contracts and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to government enforcement actions (that could include fines and penalties), a disruption of our clinical trials or commercialization of our products, private litigation, harm to our reputation, or other adverse effects on our business or prospects.

The legislative and regulatory framework relating to the collection, use, retention, safeguarding, disclosure, sharing, transfer, security and other processing (collectively, Process or Processing) of personal data (including health-related personal data) worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Globally, virtually every jurisdiction in which we operate has established its own data security and privacy frameworks with which we must comply and some of which may impose potentially conflicting obligations.

Accordingly, we are, or may become, subject to data privacy and security laws, regulations, and industry standards as well as policies, contracts and other obligations that apply to the Processing of personal data both by us and on our behalf (collectively, Data Protection Requirements). If we fail, or are perceived to have failed, to address or comply with Data Protection Requirements, this could result in government enforcement actions against us that could include investigations, fines, penalties, audits and inspections, additional reporting requirements and/or oversight, temporary or permanent bans on all or some Processing of personal data, orders to destroy or not use personal data, and imprisonment of company officials. Further, individuals or other relevant stakeholders could bring a variety of claims against us for our actual or perceived failure to comply with the Data Protection Requirements. Any of these events could have a material adverse effect on our reputation, business, or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners; interrupt or stop clinical trials; result in an inability to Process personal data or to operate in certain jurisdictions; limit our ability to develop or commercialize our products; or require us to revise or restructure our operations.

For example, in May 2018 the General Data Protection Regulation (EU) 2016/679 (GDPR), came into effect across the European Economic Area (EEA). Also, notwithstanding the UK’s withdrawal from the EU, by operation of the so-called “UK GDPR,” the GDPR continues to apply in substantially equivalent form in the context of the UK, UK establishments and UK-focused Processing operations.

Collectively, European data protection laws (including the GDPR) are wide-ranging in scope and impose numerous, significant and complex compliance burdens in relation to the Processing of personal data, such as: limiting permitted Processing of personal data to only that which is necessary for specified, explicit and legitimate purposes; requiring the establishment of a legal basis for Processing personal data; broadening the definition of personal data to possibly include ‘pseudonymized’ or key-coded data; creating obligations for controllers and processors to appoint data protection officers in certain circumstances; increasing transparency obligations to data subjects; introducing the obligation to carry out data protection impact assessments in certain circumstances; establishing limitations on the collection and retention of personal data through ‘data minimization’ and ‘storage limitation’ principles; establishing obligations to implement ‘privacy by design’; introducing obligations to honor increased rights for data subjects; formalizing a heightened and codified standard of data subject consent; establishing obligations to implement certain technical and organizational safeguards to protect the security and confidentiality of personal data; introducing obligations to agree to certain specific contractual terms and to take certain measures when working with third-party processors or joint controllers; introducing the obligation to provide notice of certain significant personal data breaches to the relevant supervisory authority(ies) and affected individuals; and mandating the appointment of representatives in the UK and/or EU in certain circumstances. In particular, the Processing of “special category personal data” (such as personal data related to health and genetic information), which will be relevant to our operations in the context of our conduct of clinical trials, imposes heightened compliance burdens under European data protection laws and is a topic of active interest among relevant regulators.

In addition, the GDPR provides that EEA member states may introduce specific requirements related to the Processing of special categories of personal data such as health data that we may process in connection with clinical trials or otherwise. In the UK, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the Processing of such personal data across the EEA and/or UK, which may increase our costs and overall compliance risk. Such country-specific regulations could also limit our ability to Process relevant personal data in the context of our EEA and/or UK operations ultimately having an adverse impact on our business, and harming our business and financial condition.

Further, certain European data protection laws restrict transfers of personal data to the United States and most other countries outside Europe unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards that allowed U.S. companies to import personal data from Europe had been certification to the EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield frameworks administered by the U.S. Department of Commerce. However, in July 2020, the Court of Justice of the EU (CJEU) invalidated the EU-U.S. Privacy Shield, in a case known as “Schrems II.” Following this decision: the UK government has similarly invalidated use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the UK to the United States under the UK GDPR; and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield does not provide adequate safeguards for the purposes of personal data transfers from Switzerland to the United States. The CJEU’s decision in Schrems II also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, can lawfully be used for personal data transfers from Europe to the United States or other third countries that are not the subject of an adequacy decision of the European Commission. While the CJEU upheld the adequacy of the Standard Contractual Clauses in principle in Schrems II, it made clear that reliance on the Standard Contractual Clauses alone may not necessarily be sufficient in all circumstances. Use of the Standard Contractual Clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular regarding applicable surveillance laws and relevant rights of individuals with respect to the transferred personal data. In the context of any given transfer, where the legal regime applicable in the destination country may or does conflict with the intended operation of the Standard Contractual Clauses and/or applicable European data protection laws, the decision in Schrems II and subsequent draft guidance from the European Data Protection Board (EDPB) would require the parties to that transfer to implement supplementary technical, organizational and/or contractual measures in order to rely on the Standard Contractual Clauses as a compliant ‘transfer mechanism.’ However, the EDPB draft guidance appears to conclude that no combination of supplementary measures could be sufficient to allow effective reliance on the Standard Contractual Clauses in the context of transfers of personal data ‘in the clear’ to recipients in countries where the power granted to public authorities to access the transferred personal data goes beyond that which is ‘necessary and proportionate in a democratic society’ – which may, following the CJEU’s conclusions in Schrems II on relevant powers of United States public authorities and commentary in that draft EDPB guidance, include the United States in certain circumstances (for example, where Section 702 of the US Foreign Intelligence Surveillance Act applies). At present, there are few, if any, viable alternatives to the Standard Contractual Clauses. The risks associated with such exports of personal data from locations within Europe are particularly relevant to our business as our group comprises several operating entities, many of which are located, and/or sponsor clinical trials, in Europe. We have yet to adopt and implement comprehensive processes, systems and other relevant measures within our organization, and/or with our relevant collaborators, service providers, contractors or consultants, which are appropriate to address relevant requirements relating to international transfers of personal data from Europe, and to minimize the potential impacts and risks resulting from those requirements, across our organization. Failure to implement valid mechanisms for personal data transfers from Europe, may result in our facing increased exposure to regulatory actions, substantial fines and injunctions against Processing personal data from Europe. Inability to export personal data may also: restrict our activities outside Europe; limit our ability to collaborate with partners as well as other service providers, contractors and other companies outside of Europe; and/or require us to increase our Processing capabilities within Europe at significant expense or otherwise cause us to change the geographical location or segregation of our relevant systems and operations – any or all of which could adversely affect our operations or financial results. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our services and operating our business. The type of challenges we face in Europe will likely also arise in other jurisdictions that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity.

European data protection laws also provide for more robust regulatory enforcement and greater penalties for noncompliance than previous data protection laws, including, for example, under the GDPR, fines of up to €20 million or 4% of global annual revenue of any noncompliant organization for the preceding financial year, whichever is higher. In addition to administrative fines, a wide variety of other potential enforcement powers are available to competent supervisory authorities in respect of potential and suspected violations of the GDPR, including extensive audit and inspection rights, and powers to order temporary or permanent bans on all or some Processing of personal data carried out by noncompliant actors – including permitting authorities to require destruction of improperly gathered or used personal data. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR.

Further, the UK’s decision to leave the EU, often referred to as Brexit, and ongoing developments in the UK have created uncertainty regarding data protection regulation in the UK. Following December 31, 2020, and the expiry of transitional arrangements between the UK and EU, the data protection obligations of the GDPR continue to apply to UK-related Processing of personal data in substantially unvaried form under the so-called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of UK law by virtue of section 3 of the EU (Withdrawal) Act 2018, as amended). However, going forward, there is increasing risk for divergence in application, interpretation and enforcement of the data protection laws as between the UK and EEA. Furthermore, the relationship between the UK and the EEA in relation to certain aspects of data protection law remains uncertain. For example, it is unclear whether transfers of personal data from the EEA to the UK will be permitted to take place on the basis of a future adequacy decision of the European Commission, or whether a ‘transfer mechanism’ such as the Standard Contractual Clauses will be required. Under the post-Brexit Trade and Cooperation Agreement between the EU and the UK, the UK and EU have agreed that transfers of personal data to the UK from EEA member states will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension (the Extended Adequacy Assessment Period). Although the current maximum duration of the Extended Adequacy Assessment Period is six months, it may end sooner, for example, in the event that the European Commission adopts an adequacy decision in respect of the UK, or the UK amends the UK GDPR and/or makes certain changes regarding data transfers under the UK GDPR/Data Protection Act 2018 without the consent of the EU (unless those amendments or decisions are made simply to keep relevant UK laws aligned with the EU’s data protection regime). If the European Commission does not adopt an ‘adequacy decision’ in respect of the UK prior to the expiry of the Extended Adequacy Assessment Period, from that point onwards the UK will be an ‘inadequate third country’ under the GDPR and transfers of personal data from the EEA to the UK will require a ‘transfer mechanism’ such as the Standard Contractual Clauses.

Additionally, as noted above, the UK has transposed the GDPR into UK domestic law by way of the UK GDPR with effect from January 2021, which could expose us to two parallel regimes where the UK GDPR and EU GDPR both apply, each of which potentially authorizes similar fines and other potentially divergent enforcement actions for certain violations. Also, following the expiry of the post-Brexit transitional arrangements, the UK Information Commissioner’s Office is not able to be our ‘lead supervisory authority’ in respect of any ‘cross border Processing’ for the purposes of the GDPR. For so long as we are unable to, and/or do not, designate a lead supervisory authority in an EEA member state, with effect from January 1, 2021, we are not able to benefit from the GDPR’s ‘one stop shop’ mechanism. Amongst other things, this would mean that, in the event of a violation of the GDPR affecting data subjects across the UK and the EEA, we could be investigated by, and ultimately fined by, the UK Information Commissioner’s Office and the supervisory authority in each and every EEA member state where data subjects have been affected by such violation.

In the United States, there are a broad variety of data protection laws and regulations that may apply to our activities such as state data breach notification laws, state personal data privacy laws (for example, the California

Consumer Privacy Act of 2018 (CCPA)), state health information privacy laws, and federal and state consumer protection laws. A range of enforcement agencies exist at both the state and federal levels that can enforce these laws and regulations. For example, the CCPA requires covered businesses that process personal information of California residents to disclose their data collection, use and sharing practices. Further, the CCPA provides California residents with new data privacy rights (including the ability to opt out of certain disclosures of personal data), imposes new operational requirements for covered businesses, provides for civil penalties for violations as well as a private right of action for data breaches and statutory damages (that is expected to increase data breach class action litigation and result in significant exposure to costly legal judgements and settlements). Aspects of the CCPA and its interpretation and enforcement remain uncertain. In addition, it is anticipated that the CCPA will be expanded on January 1, 2023, when the California Privacy Rights Act of 2020 (CPRA) becomes operative. The CPRA will, among other things, give California residents the ability to limit use of certain sensitive personal information, further restrict the use of cross-contextual advertising, establish restrictions on the retention of personal information, expand the types of data breaches subject to the CCPA’s private right of action, provide for increased penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the new. Although there are limited exemptions for clinical trial data under the CCPA, the CCPA and other similar laws could impact our business activities depending on how it is interpreted.

In other foreign jurisdictions in which we operate or have operated (including sponsoring past, present or future clinical trials), such as, without limitation, Canada and Georgia, similar Data Protection Requirements may apply.

Generally, these laws exemplify the vulnerability of our business to the evolving regulatory environment related to personal data and may require us to modify our Processing practices at substantial costs and expenses in an effort to comply.

Additionally, regulations promulgated pursuant to HIPAA, as amended, establish privacy and security standards that limit the use and disclosure of individually identifiable health information, or protected health information, and require the implementation of administrative, physical and technological safeguards designed to protect the privacy, confidentiality, integrity and availability of protected health information. These provisions may be applicable to our business or that of our collaborators, service providers, contractors or consultants.

Determining whether protected health information has been handled in compliance with applicable Data Protection Requirements can be complex and may be subject to changing interpretation. If we are unable to properly protect the privacy and security of protected health information, we could be found to have violated these privacy and security laws and/or breached certain contracts with our business partners (including as a business associate). Further, if we fail to comply with applicable Data Protection Requirements, such as, to the extent applicable, HIPAA privacy and security standards, we could face significant civil and criminal penalties. In the United States, the Department of Health and Human Services’ and state attorneys general enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

Given the breadth and evolving nature of Data Protection Requirements, preparing for and complying with these requirements is rigorous, time-intensive and requires significant resources and a review of our technologies, systems and practices, as well as those of any third-party collaborators, service providers, contractors or consultants that Process personal data on our behalf.

We may publish privacy policies and other documentation regarding our Processing of personal data and/or other confidential, proprietary or sensitive information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, third-party collaborators, service providers, contractors or consultants fail to comply with our policies and documentation. Such failures can subject us to potential foreign, local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. Moreover, subjects about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business or otherwise materially and negatively impact our business.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties to sell our products sell our products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

We are comprised of multiple portfolio operating entities, all of which are at differing stages in their commercial, clinical, and pre-clinical operations, and all of which have taken differing measures to comply (and have varying degrees of compliance) with Data Protection Requirements. The lack of uniformity in the portfolio operating entities’ efforts to comply with Data Protection Requirements, including, without limitation, establishing appropriate information security measures, could materially and adversely affect our business.

We are comprised of multiple portfolio operating entities, many of which were previously unrelated to the others and have operated discretely. Accordingly, the particular application of Data Protection Requirements may vary significantly across our group; as may the approach adopted by, and success of, relevant members of our organization to comply with relevant Data Protection Requirements. We have yet to adopt a harmonized approach to compliance with Data Protection Requirements across our group. The design, implementation, consolidation and harmonization of Processing operations, and relevant systems and facilities, across our company may cause us to incur significant expense, even where relevant members of the group are located within the same jurisdictions. These efforts could adversely affect our financial results.

Furthermore, the risks resulting from potential failure to comply, or perception of failure to comply, with Data Protection Requirements may vary significantly across our group.

Our company results from the combination of multiple early-stage operating companies within the life sciences sector. As early-stage companies, many of our operating companies are not at a level of maturity in relation to efforts to achieve compliance with Data Protection Requirements and the structuring of Processing operations, which would ordinarily be expected of an operating company that is a subsidiary of a publicly-traded company. Consequently, there exists a high level of risk with respect to one or more such companies as a result of its or their failure to comply, or perception of failure to comply, with Data Protection Requirements.

Risks Related to this Offering and Ownership of Our Securities

We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our ADSs less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (JOBS Act), enacted in April 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (Sarbanes-Oxley Act), reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the year in which we complete this offering, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our ordinary shares that is held by non-affiliates to exceed $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to not “opt out” of this exemption from complying with new or revised accounting standards and, therefore, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We cannot predict if investors will find our ADSs less attractive because we may rely on these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

Our new articles of association, to be adopted with effect from the completion of this offering, will provide that the courts of England and Wales will be the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Our articles of association will provide that, unless we consent by ordinary resolution to the selection of an alternative forum, the courts of England and Wales shall, to the fullest extent permitted by law, be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us; (c) any action or proceeding asserting a claim arising out of any provision of the Companies Act 2006 (Companies Act), or our articles of association (as may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to our affairs, or the England and Wales Forum Provision. The England and Wales Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our articles of association will further provide that unless we consent by ordinary resolution to the selection of an alternative forum, the United States District Courts shall be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, or the U.S. Federal Forum Provision. In addition, our articles of association will provide that any person or entity purchasing or otherwise acquiring any interest in our shares is deemed to have notice of and consented to the England and Wales Forum Provision and the U.S. Federal Forum Provision; provided, however, that our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The England and Wales Forum Provision and the U.S. Federal Forum Provision in our articles of association may impose additional litigation costs on our shareholders in pursuing any such claims. Additionally, the forum selection clauses in our articles of association may limit the ability of our shareholders to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts, including the courts of England and Wales and other courts within the U.S., will enforce our U.S. Federal Forum Provision. If the U.S. Federal Forum Provision is found to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our results of operations and financial condition. The U.S. Federal Forum Provision may also impose additional litigation costs on our shareholders who assert that the provision is not enforceable or invalid. The courts of England and Wales and the United States District Court for the Southern District of New York may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our shareholders.

The price of our ADSs may be volatile, and you could lose all or part of your investment.

The trading price of our ADSs following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the results of our ongoing, planned or any future preclinical studies, clinical trials or clinical development programs;

•	the commencement, enrollment, or results of clinical trials of our product candidates or any future clinical trials we may conduct, or changes in the development status of our product candidates;

•	adverse results or delays in preclinical studies and clinical trials;

•	our decision to initiate a clinical trial, not to initiate a clinical trial, or to terminate an existing clinical trial;

•	any delay in our regulatory filings or any adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

•	changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

•	adverse developments concerning our manufacturers or our manufacturing plans;

•	our inability to obtain adequate product supply for any licensed product or inability to do so at acceptable prices;

•	our inability to establish collaborations if needed;

•	our failure to commercialize our product candidates;

•	changes in the structure of healthcare payment systems;

•	additions or departures of key scientific or management personnel;

•	unanticipated serious safety concerns related to the use of our product candidates;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to effectively manage our growth;

•	the size and growth of our initial cancer target markets;

•	our ability to successfully treat additional types of cancers or at different stages;

•	actual or anticipated variations in quarterly operating results;

•	our cash position;

•	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

•	publication of research reports about us or our industry, or immunotherapy in particular, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	changes in the market valuations of similar companies;

•	overall performance of the equity markets;

•	sales of our ADSs by us or holders of our ADSs in the future;

•	trading volume of our ADSs;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	disputes or other developments relating to intellectual property or proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	significant lawsuits, including intellectual property or shareholder litigation;

•	general political and economic conditions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance. If the market price of our ADSs after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, financial condition, results of operation and future prospects.

Sales of a substantial number of securities by our existing shareholders in the public market could cause our ADS price to fall.

If our existing shareholders sell, or indicate an intention to sell, substantial amounts of our ADSs in the public market after the lockup and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ADSs could decline. Based on the number of shares outstanding as of March 31, 2021, upon the closing of this offering, we will have outstanding a total of 85,924,419 ordinary shares (including ordinary shares represented by ADSs) (or 88,174,419 ordinary shares if the underwriters exercise in full their option to purchase additional ADSs). Of these shares, only the ADSs sold in this offering by us, plus any ADSs sold upon exercise of the underwriters’ option to purchase additional ADSs, will be freely tradable without restriction in the public market immediately following this offering. In connection with this offering, our officers, directors and substantially all of our shareholders have agreed to be subject to a contractual lock-up with the underwriters, which will expire 180 days after the date of this prospectus. The lock-up agreements contain important exceptions that govern their applicability. Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Jefferies LLC and Evercore Group L.L.C., however, may, in their sole discretion, permit our officers, directors and other shareholders who are subject to these lock-up agreements to sell ordinary shares or ADSs prior to the expiration of the lock-up agreements.

In addition, ordinary shares that are either subject to outstanding options or reserved for future issuance under equity incentive plans, each to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act. If these additional ordinary shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ADSs could decline.

After this offering, the holders of 49,197,753 ordinary shares will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up agreements described above. See “Description of Share Capital and Articles of Association —Registration Rights.” Registration of these shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our ADSs.

We do not know whether an active, liquid and orderly trading market will develop for our ADSs or what the market price of our ADSs will be and, as a result, it may be difficult for you to sell your ADSs.

Prior to this offering, there was no public trading market for our ADSs. Although we have applied to list our ADSs on The Nasdaq Global Market, an active trading market for our ADSs may never develop or be sustained following this offering. You may not be able to sell your ADSs quickly or at the market price if trading in shares of our ADSs is not active. The initial public offering price for our ADSs will be determined through negotiations with representatives of the underwriters, and the negotiated price may not be indicative of the market price of the ADSs after the offering. As a result of these and other factors, you may be unable to resell your ADSs at or above the initial public offering price. Further, an inactive market may also impair our ability to raise capital by selling additional ADSs and may impair our ability to enter into strategic partnerships or acquire companies or products by using our ADSs as consideration.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our ADSs and trading volume could decline.

The trading market for our ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our ADSs would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, our ADS price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ADSs could decrease, which might cause our ADS price and trading volume to decline.

Our principal shareholders and management own a significant percentage of our voting shares and will be able to exert significant influence over matters subject to shareholders’ approval.

Prior to this offering, our executive officers, directors, and 5% shareholders beneficially owned approximately 54.5% of our voting shares as of March 31, 2021 and assuming the sale by us of 15,000,000 ADSs in this offering, based on an assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and not accounting for any shares purchased in this offering by certain of our existing shareholders (or their affiliates), we anticipate that same group will hold approximately 45.5% of our outstanding ordinary shares following this offering (assuming no exercise of the underwriters’ option to purchase additional ADSs), without giving effect to any purchases that certain of these holders may make through our directed share program. Therefore, even after this offering, these shareholders will have the ability to influence us through this ownership position. These shareholders may be able to determine all matters requiring shareholder approval. For example, these shareholders may be able to control elections, re-elections and removal of directors, amendments of our articles of association, or approval of any merger, scheme of arrangement, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our ADSs that you may feel are in your best interest as a holder of our ADSs.

In addition, some of these persons or entities may have interests different than yours. For example, because many of these shareholders purchased their ordinary shares at prices substantially below the price at which ADSs are being sold in this offering and have held their ordinary shares for a longer period, they may be more interested in selling our company to an acquirer than other investors or they may want us to pursue strategies that deviate from the interests of other shareholders.

If you purchase our ADSs in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price will be substantially higher than the net tangible book value per ADS. Investors purchasing ADSs in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing ADSs in this offering will incur immediate dilution of $12.77 per ADS, based on the assumed initial public offering price of $19.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Further, investors purchasing ADSs in this offering will contribute approximately 53% of the total amount invested by shareholders since our inception, but will own only approximately 17% of the total number of ordinary shares (including ordinary shares represented by ADSs) outstanding after this offering (or 20% if the underwriters exercise in full their option to purchase additional ADSs).

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering, and the exercise of share options granted to our employees. To the extent that outstanding share options or warrants are exercised, there will be further dilution to new investors. As a result of the dilution to investors purchasing ADSs in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus entitled “Dilution.”

Future sales and issuances of our ADSs or rights to purchase ordinary shares, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our shareholders and could cause the price of our ADSs to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, expanded research and development activities, and costs associated with operating as a public company. To raise capital, we may sell ADSs, ordinary shares, convertible securities, or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell ADSs, ordinary shares, convertible securities, or other equity securities, investors may be materially diluted by subsequent sales, and new investors could gain rights, preferences, and privileges senior to the holders of our ADSs, including ADSs sold in this offering. Pursuant to our 2021 Plan, our management is authorized to grant share options to our employees, directors, and consultants.

Initially, the aggregate number of ordinary shares that may be issued pursuant to share awards under the 2021 Plan will be 8,900,000 ordinary shares. The number of ordinary shares reserved for issuance under the 2021 Plan shall be cumulatively increased on January 1, 2022 and each January 1 thereafter by up to 5.0% of the total number of ordinary shares outstanding on December 31 of the preceding calendar year or a lesser number of ordinary shares determined by our board of directors. Unless our board of directors elects not to increase the number of ordinary shares available for future grant each year, our shareholders may experience additional dilution, which could cause the price of our ADSs to fall.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase or maintain the value of your investment. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

We do not intend to pay dividends on our ordinary shares, so any returns will be limited to the value of our ordinary shares or ADSs.

We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, we may enter into agreements that prohibit us from paying cash dividends without prior written consent from our contracting parties, or which other terms prohibiting or limiting the amount of dividends that may be declared or paid on our ADS. Furthermore, under the Companies Act, a company’s accumulated realized profits, so far as not previously utilized by distribution or capitalization, must exceed its accumulated realized losses so far as not previously written off in a reduction or reorganization of capital duly made (on a non-consolidated basis), before dividends can be paid. In the future, were our dividend policy to change, a dividend or distribution may still be restricted from being declared and paid. In addition, under the Companies Act, a public company can only affect a buyback of shares out of distributable profits or a fresh issue of shares and cannot do so out of capital. For these reasons, any return to shareholders may therefore be limited to the appreciation of their shares, which may never occur.

After the completion of this offering, we may be at an increased risk of securities class action litigation, which is expensive and could divert management attention.

The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant share price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will require, among other things, that we file with the Securities and Exchange Commission (SEC), annual, quarterly, and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and The Nasdaq Global Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Shareholder activism, the current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations. The increased costs will decrease our net income or increase our net loss and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

We have material weaknesses in our internal control systems over financial reporting and will need to hire additional personnel and design and implement proper and effective internal controls over financial reporting. We may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If we fail to remediate our material weaknesses, we may not be able to report our financial results accurately or to prevent fraud.

Our management is responsible for establishing and maintaining internal control over financial reporting,

disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with international financial reporting standards. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis.

In connection with the audits of our financial statements as of December 31, 2020 and for the period from October 26, 2020 (inception) through December 31, 2020 and in connection with audits of our Centessa Subsidiaries as of December 31, 2019 and 2020 for the periods or years ended December 31, 2019 and 2020, we identified material weaknesses in our internal control over financial reporting. Neither Centessa nor the Centessa Subsidiaries have a sufficient complement of personnel commensurate with the accounting and reporting requirements of a public company. The material weaknesses identified relate to inadequate controls that address segregation of certain accounting duties and reconciliation and analysis of certain key accounts. We have concluded that these material weaknesses arose because, as a pre-revenue private company recently formed, we and Centessa Subsidiaries did not have the necessary personnel to design effective components of internal control including risk assessment control activities information/communication and monitoring to satisfy the accounting and financial reporting requirements of a public company.

Management will aim to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and designing and implementing financial reporting systems, processes, policies and internal controls. However, we will not be able to fully remediate these material weaknesses until these steps have been completed and are functioning effectively, which may expose us to errors, losses or fraud until remediated. In addition, we cannot at this time provide an estimate of the costs we expect to incur or the expected timeline in connection with implementing our remediation plan. These remediation measures may be time-consuming and costly, and might place significant demands on our financial and operational resources. If we are unable to successfully remediate these material weaknesses or successfully supervise and rely on outside advisors with expertise in these matters to assist us in the preparation of our financial statements, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our ADSs to decline.

If we fail to develop or maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be required to develop and maintain internal control over financial reporting and to report any material weaknesses in such internal controls. The Sarbanes-Oxley Act, requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our second annual report following our IPO, provide a management report on internal control over financial reporting. In addition, once we are no longer an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations, cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, or adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. In addition, to the extent we acquire or establish additional consolidated subsidiaries, the financial statements of such entities may not be initially prepared by us, and we will not have direct control over their financial statement preparation. As a result, we will, for our financial reporting, depend on what these entities report to us, which could result in our adding monitoring and audit processes, and increase the difficulty of implementing and maintaining adequate controls over our financial processes and reporting in the future, which could lead to delays in our external reporting. In particular, this may occur where we are establishing such entities with partners that do not have sophisticated financial accounting processes in place, or where we are entering into new relationships at a rapid pace, straining our integration capacity. Additionally, if we do not receive the information from the consolidated subsidiaries on a timely basis, it could cause delays in our external reporting. Ineffective disclosure controls and procedures and internal controls over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our ADSs.

In preparation for this offering, we have relied upon and, in the future we expect to continue to rely upon third-party contracted service providers to assist with our financial reporting. We are in the process of designing and implementing internal controls over financial reporting required to comply with the Sarbanes-Oxley Act. This process will be time consuming, costly, and complicated. If we are unable to assert that our internal control over financial reporting is effective or when required in the future, if our independent registered public accounting firm issues an adverse opinion on the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our ADSs could be adversely affected and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Our business and operations in the UK and EU may be negatively impacted by the United Kingdom’s withdrawal from the EU, which could adversely affect the price of our ADSs.

On June 23, 2016, the UK held a referendum in which a majority of voters approved an exit from the EU (Brexit). After nearly three years of negotiation and political and economic uncertainty, the UK’s withdrawal from the EU became effective on January 31, 2020. There was a transitional period, during which EU laws, including pharmaceutical laws, continued to apply in the UK, however this ended on December 31, 2020. The UK and EU have signed a EU-UK trade and cooperation agreement (EU-UK Trade and Cooperation Agreement), which became provisionally applicable on January 1, 2021 and became formally applicable on May 1, 2021 following ratification from both the UK and EU. This agreement provides details on how some aspects of the UK and EU’s relationship regarding medicinal products will operate, particularly in relation to Good Manufacturing Practice, however there are still many uncertainties. Many of the regulations that now apply in the UK following the transition period (including financial laws and regulations, tax, intellectual property rights, data protection laws, supply chain logistics, environmental, health and safety laws and regulations, medicine approval and regulations, immigration laws and employment laws), will likely be amended in future as the UK determines its new approach, which may result in significant divergence from EU regulations. This lack of clarity on future UK laws and regulations and their interaction with the EU laws and regulations increases our regulatory burden of operating in and doing business with both the UK and the EU.

The long-term effects of Brexit will depend in part on how the EU-UK Trade and Cooperation Agreement, and any future agreements signed by the UK and the EU, take effect in practice. Such a withdrawal from the EU is unprecedented, and it is unclear how the restrictions on the UK’s access to the European single market for goods, capital, services and labor within the EU and the wider commercial, legal and regulatory environment, could impact our current and future operations and clinical activities in the UK.

We may also face new regulatory costs and challenges that could have an adverse effect on our operations as a result of Brexit. Since the regulatory framework in the UK covering quality, safety and efficacy of medicinal products, clinical trials, marketing authorization, commercial sales and distribution of medicinal products is derived from EU directives and regulations, Brexit could materially impact the future regulatory regime with respect to the approval of any of our future product candidates in the UK. For instance, the UK will now no longer be covered by the centralized procedure for obtaining EEA-wide marketing and manufacturing authorizations from the EMA for medicinal products and a separate process for authorization of drug products will be required in the UK. For a period of two years from 1 January 2021, the MHRA may rely on a decision taken by the European Commission on the approval of a new marketing authorization in the centralized procedure, in order to more quickly grant a UK marketing authorization, however a separate application will still be required. Any delay in obtaining, or an inability to obtain, any regulatory approvals, as a result of Brexit or otherwise, would delay or prevent us from commercializing our current or future product candidates in the UK and could restrict our ability to generate revenue from that market.

We expect that, now the transition period has expired, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the UK determines which EU laws to replicate or replace, including those related to the regulation of medicinal products. Any of these effects of Brexit, and others we cannot anticipate, could negatively impact our business and results of operations in the UK.

The uncertainty concerning the UK’s legal, political and economic relationship with the EU following Brexit may also be a source of instability in the international markets, create significant currency fluctuations, and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise).

Holders of ADSs are not treated as holders of our ordinary shares.

By participating in this offering you will become a holder of ADSs with underlying ordinary shares in a company incorporated under English law. Holders of ADSs are not treated as holders of our ordinary shares, unless they withdraw the ordinary shares underlying their ADSs in accordance with the deposit agreement and applicable laws and regulations. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as holders of our ordinary shares, other than the rights that they have pursuant to the deposit agreement. See “Description of American Depositary Shares.”

Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares.

ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our ordinary shares. In addition, ADS holders may not be able to cancel their ADSs and withdraw the underlying ordinary shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See “Description of American Depositary Shares.”

We are entitled to amend the deposit agreement and to change the rights of ADS holders under the terms of such agreement, or to terminate the deposit agreement, without the prior consent of the ADS holders.

We are entitled to amend the deposit agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. We and the depositary may agree to amend the deposit agreement in any way we decide is necessary or advantageous to us or to the depositary. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of our business relationship with the depositary. In the event that the terms of an amendment are materially disadvantageous to ADS holders, ADS holders will only receive 30 days’ advance notice of the amendment, and no prior consent of the ADS holders is required under the deposit agreement. Furthermore, we may decide to direct the depositary to terminate the ADS facility at any time for any reason. For example, terminations may occur when we decide to list our ordinary shares on a non-U.S. securities exchange and determine not to continue to sponsor an ADS facility or when we become the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 30 days’ prior notice, but no prior consent is required from them. Under the circumstances that we decide to make an amendment to the deposit agreement that is disadvantageous to ADS holders or terminate the deposit agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying ordinary shares, but will have no right to any compensation whatsoever.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, holders and beneficial owners of ADSs irrevocably waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement.

If this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Moreover, as the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that, as a matter of construction of the clause, the waiver would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to claims arising before the cancellation of the ADSs and the withdrawal of the ordinary shares, and the waiver would most likely not apply to ADS holders who subsequently withdraw the ordinary shares represented by ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no caselaw on the applicability of the jury trial waiver to ADS holders who withdraw the ordinary shares represented by the ADSs from the ADS facility.

You will not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote.

Except as described in this prospectus and the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs. Under the terms of the deposit agreement, holders of the ADSs may instruct the depositary to vote the ordinary shares underlying their ADSs. Otherwise, holders of ADSs will not be able to exercise their right to vote unless they withdraw the ordinary shares underlying their ADSs to vote them in person or by proxy in accordance with applicable laws and regulations and our articles of association. Even so, ADS holders may not know about a meeting far enough in advance to withdraw those ordinary shares. If we ask for the instructions of holders of the ADSs, the depositary, upon timely notice from us, will notify ADS holders of the upcoming vote and arrange to deliver our voting materials to them. Upon our request, the depositary will mail to holders a shareholder meeting notice that contains, among other things, a statement as to the manner in which voting instructions may be given. We cannot guarantee that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs. A shareholder is only entitled to participate in, and vote at, the meeting of shareholders, provided that it holds our ordinary shares as of the record date set for such meeting and otherwise complies with our articles of association. In addition, the depositary’s liability to ADS holders for failing to execute voting instructions or for the manner of executing voting instructions is limited by the deposit agreement. As a result, holders of ADSs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the depositary or us if their ordinary shares are not voted as they have requested or if their shares cannot be voted.

You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have an adverse effect on the value of your ADSs.

Claims of U.S. civil liabilities may not be enforceable against us.

We are incorporated under English law and have our registered office in England. Certain members of our board of directors and senior management are non-residents of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States.

The United States and England and Wales do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in England and Wales. In addition, uncertainty exists as to whether the courts of England and Wales would entertain original actions brought in England and Wales against us or our directors or senior management predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain requirements are met. Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. If the courts of England and Wales give judgment for the sum payable under a U.S. judgment, the judgment of the English and Welsh court will be enforceable by methods generally available for this purpose. These methods generally permit the courts of England and Wales discretion to prescribe the manner of enforcement.

As a result, U.S. investors may not be able to enforce against us or our senior management, board of directors or certain experts named herein who are residents of England and Wales or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to you unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to ADS holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

If we are a controlled foreign corporation, there could be material adverse U.S. federal income tax consequences to certain U.S. Holders.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a “controlled foreign corporation,” or a CFC, for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income” and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, “global intangible low-taxed income,” gains from the sale of securities and income from certain transactions with related parties. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Code) who owns or is considered to own 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of such corporation.

We do not expect to be a CFC in the current taxable year; however, it is possible that we may become a CFC in a subsequent taxable year. The determination of CFC status is complex and includes attribution rules, the application of which is not certain. In addition, as a result of recent changes made to the attribution rules in the Code, the stock of our non-U.S. subsidiaries is attributed to our U.S. subsidiary, which results in our non-U.S. subsidiaries being treated as CFCs and could result in certain United States persons being treated as Ten Percent Shareholders of such non-U.S. subsidiary CFCs. We cannot provide any assurances that we will assist holders of our ordinary shares or ADSs in determining whether we are treated as a CFC or whether any holder of ordinary shares or ADSs is treated as a Ten Percent Shareholder with respect to any such CFC or furnish to any Ten Percent Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations.

U.S. Holders should consult their own tax advisors with respect to the potential material adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC, including the possibility and consequences of becoming a Ten Percent Shareholder in our non-U.S. subsidiaries that are treated as CFCs due to the changes to the attribution rules. If we are classified as both a CFC and a PFIC (as defined below), we generally will not be treated as a PFIC with respect to those U.S. Holders that meet the definition of a Ten Percent Shareholder during the period in which we are a CFC.

There is substantial uncertainty as to whether we are or will be a passive foreign investment company (PFIC). If we are a PFIC, there could be material adverse U.S. federal income tax consequences to U.S. holders.

Under the Code, we will be a PFIC, for any taxable year in which (1) 75% or more of our gross income consists of passive income or (2) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. In addition, for purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs, the U.S. Holder may be subject to material adverse tax consequences regardless of whether we continue to qualify as a PFIC, including ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred and additional reporting requirements.

While we believe we may have been a PFIC for 2020, and we do not believe we will be a PFIC in the current year, it is uncertain whether we or any of our Centessa Subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. The value of our assets would also be determined differently for the purposes of this determination if we were treated as a CFC, as discussed above. Under the income test described above, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering, including this offering. Because PFIC status is based on our income, assets, and activities for the entire taxable year, we cannot make a conclusive determination at this time as to whether we will be a PFIC for 2021 and our PFIC status may change from year to year. Although we will try to manage our business to avoid becoming a PFIC, our operations currently generate very limited amounts of non-passive income. Until we generate sufficient revenue from active licensing and other non-passive sources, there is a risk that we will be a PFIC under the PFIC income test.

In certain circumstances, a U.S. Holder of shares in a PFIC may alleviate some of the adverse tax consequences described above by making either a “qualified electing fund,” or QEF, election or a mark-to-market election (if our ordinary shares or ADSs constitute “marketable” securities under the Code). However, a U.S. Holder may make a QEF election with respect to our ordinary shares or ADSs only if we agree to furnish such U.S. Holder annually with required information. If we determine that we are a PFIC for this taxable year or any future taxable year, we currently expect that we would make available the information necessary for U.S. Holders to make a QEF Election. However, there is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. If we determine that we are a PFIC, to the extent appropriate, we will cause any lower-tier PFIC that we control to provide to a U.S. Holder the information necessary for U.S Holders to make or maintain a QEF election with respect to the lower-tier PFIC. However, in the future, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see the section of this prospectus entitled “Material Income Tax Considerations — Material United States Federal Income Considerations for U.S. Holders.” U.S. Holders should consult their own tax advisors with respect to the potential material adverse U.S. tax consequences if we or any of our Centessa Subsidiaries are or were to become a PFIC.

Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders.

We conduct business globally. The tax treatment of the company or any of the group companies is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as international tax policy initiatives and reforms including those related to the Organisation for Economic Co-Operation and Development’s (OECD), Base Erosion and Profit Shifting (BEPS), Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid.

We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non-realization of expected benefits.

We operate through various Centessa Subsidiaries in a number of countries throughout the world. Consequently, we are subject to tax laws, treaties, and regulations in the countries in which we operate, and these laws and treaties are subject to interpretation. We have taken, and will continue to take, tax positions based on our interpretation of such tax laws. A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, HM Revenue & Customs (HMRC), the Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. There can be no assurance that a taxing authority will not have a different interpretation of applicable law and assess us with additional taxes. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. If we are assessed with additional taxes, this may result in a material adverse effect on our results of operations and/or financial condition.

A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, for example where there has been a technical violation of contradictory laws and regulations that are relatively new and have not been subject to extensive review or interpretation, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable, or result in other liabilities.

We may be unable to use U.K. net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments or benefit from favorable U.K. tax legislation.

As a U.K. incorporated and tax resident entity, we are subject to U.K. corporate taxation on tax-adjusted trading profits. Due to the nature of our business, we have generated losses since inception and have not paid any U.K. corporation tax. We therefore have accumulated carryforward tax losses. Subject to numerous utilization criteria and restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the Company and a major change in the nature, conduct or scale of the trade), we expect these to be eligible for carry forward and utilization against future operating profits. The use of loss carryforwards in relation to U.K. profits incurred on or after April 1, 2017 is generally limited each year to £5.0 million plus an incremental 50% of U.K. taxable profits. In addition, if we were to have a major change in the nature of the conduct of our trade, loss carryforwards may be restricted or extinguished.

As a company that carries out extensive research and development activities, we seek to benefit from two U.K. research and development tax relief programs, the Small and Medium-sized Enterprises R&D Tax Credit

Program (SME Program), and the Research and Development Expenditure Credit program (RDEC Program). Where available, we may be able to surrender the trading losses that arise from our qualifying research and development activities for cash or carried forward for potential offset against future profits (subject to relevant restrictions). The majority of our pipeline research, clinical trials management and manufacturing development activities are eligible for inclusion within these tax credit cash rebate claims. Our eligibility to claim payable research and development tax credits may be limited or eliminated because we may no longer qualify as a small or medium-sized company. Proposed changes to the SME Program are contained in draft legislation currently before the U.K. Parliament which, if enacted, will come into force with effect from April 2021 and could in some cases cap claims under the SME Program to a multiple of payroll taxes (broadly, to a maximum payable credit equal to £20,000 plus three times the total PAYE and NICs liability of the company). This cap may limit the value we can claim. We may benefit in the future from the United Kingdom’s “patent box” regime, which allows certain profits attributable to revenues from patented products (and other qualifying income) to be taxed at an effective rate of 10%. We are the exclusive licensee or owner of several patent applications which, if issued, would cover our product candidates, and accordingly, future upfront fees, milestone fees, product revenues and royalties could be taxed at this tax rate. When taken in combination with the enhanced relief available on our research and development expenditures, we expect a long-term lower rate of corporation tax to apply to us. If, however, there are unexpected adverse changes to the U.K. research and development tax credit regime or the “patent box” regime, or for any reason we are unable to qualify for such advantageous tax legislation, or we are unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments then our business, results of operations and financial condition may be adversely affected.

Shareholder protections found in provisions under the UK City Code on Takeovers and Mergers, or the Takeover Code, will not apply if our place of central management and control remains outside of the United Kingdom (or the Channel Islands or the Isle of Man).

We believe that, as of the date of this prospectus, our place of central management and control is not in the United Kingdom (or the Channel Islands or the Isle of Man) for the purposes of the jurisdictional criteria of the Takeover Code. Accordingly, we believe that we are not currently subject to the Takeover Code and, as a result, our shareholders are not currently entitled to the benefit of certain takeover offer protections provided under the Takeover Code, including the rules regarding mandatory takeover bids.

In the event that this changes, or if the interpretation and application of the Takeover Code by the Panel on Takeovers and Mergers (Takeover Panel), changes (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English companies whose shares are listed outside of the United Kingdom), the Takeover Code may apply to us in the future.

The Takeover Code provides a framework within which takeovers of companies which are subject to the Takeover Code are regulated and conducted. The following is a brief summary of some of the most important rules of the Takeover Code:

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in connection with a potential offer, if following an approach by or on behalf of a potential bidder, the company is “the subject of rumor or speculation” or there is an “untoward movement” in the company’s share price, there is a requirement for the potential bidder to make a public announcement about a potential offer for the company, or for the company to make a public announcement about its review of a potential offer

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when any person, or group of persons acting in concert, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares already held by that person and an interest in shares held or acquired by persons acting in concert with him or her) carry 30% or more of the voting rights of a company that is subject to the Takeover Code, that person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights in that company to acquire the balance of their interests in the company;

•

when any person who, together with persons acting in concert with him or her, is interested in shares representing not less than 30% but does not hold more than 50% of the voting rights of a company that is subject to the Takeover Code, and such person, or any person acting in concert with him or her, acquires an additional interest in shares which increases the percentage of shares carrying voting rights in which he or she is interested, then such person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights of that company to acquire the balance of their interests in the company;

•

a mandatory offer triggered in the circumstances described in the two paragraphs above must be in cash (or be accompanied by a cash alternative) and at not less than the highest price paid within the preceding 12 months to acquire any interest in shares in the company by the person required to make the offer or any person acting in concert with him or her;

•

in relation to a voluntary offer (i.e. any offer which is not a mandatory offer), when interests in shares representing 10% or more of the shares of a class have been acquired for cash by an offeror (i.e., a bidder) and any person acting in concert with it in the offer period and the previous 12 months, the offer must be in cash or include a cash alternative for all shareholders of that class at not less than the highest price paid for any interest in shares of that class by the offeror and by any person acting in concert with it in that period. Further, if an offeror, or any person acting in concert with them, acquires for cash any interest in shares during the offer period, a cash alternative must be made available at not less than the highest price paid for any interest in the shares of that class;

•

if, after making an offer for a company, the offeror or any person acting in concert with them acquires an interest in shares in an offeree company (i.e., a target) at a price higher than the value of the offer, the offer must be increased to not less than the highest price paid for the interest in shares so acquired;

•

the offeree company must appoint a competent independent adviser whose advice on the financial terms of the offer must be made known to all the shareholders, together with the opinion of the board of directors of the offeree company;

•

special or favorable deals for selected shareholders are not permitted, except in certain circumstances where independent shareholder approval is given and the arrangements are regarded as fair and reasonable in the opinion of the financial adviser to the offeree;

•	all shareholders must be given the same information;

•

each document published in connection with an offer by or on behalf of the offeror or offeree must state that the directors of the offeror or the offeree, as the case may be, accept responsibility for the information contained therein;

•	profit forecasts, quantified financial benefits statements and asset valuations must be made to specified standards and must be reported on by professional advisers;

•	misleading, inaccurate or unsubstantiated statements made in documents or to the media must be publicly corrected immediately;

•

actions during the course of an offer by the offeree company, which might frustrate the offer are generally prohibited unless shareholders approve these plans. Frustrating actions would include, for example, lengthening the notice period for directors under their service contract or agreeing to sell off material parts of the target group;

•

stringent requirements are laid down for the disclosure of dealings in relevant securities during an offer, including the prompt disclosure of positions and dealing in relevant securities by the parties to an offer and any person who is interested (directly or indirectly) in 1% or more of any class of relevant securities; and

•	employees of both the offeror and the offeree company and the trustees of the offeree company’s pension scheme must be informed about an offer. In addition, the offeree company’s employee representatives and pension scheme trustees have the right to have a separate opinion on the effects of the offer on employment appended to the offeree board of directors’ circular or published on a website.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under the laws of England and Wales. The rights of holders of ordinary shares and, therefore, certain of the rights of holders of ADS, are governed by English law, including the provisions of the Companies Act, and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Description of Share Capital and Articles of Association — Differences in Corporate Law” in this prospectus for a description of the principal differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

The principal differences include the following:

•

under English law and our articles of association, each shareholder present at a meeting has only one vote unless demand is made for a vote on a poll, in which case each holder gets one vote per share owned. Under U.S. law, each shareholder typically is entitled to one vote per share at all meetings;

•

under English law, it is only on a poll that the number of shares determines the number of votes a holder may cast. You should be aware, however, that the voting rights of ADS are also governed by the provisions of a deposit agreement with our depositary bank;

•

under English law, subject to certain exceptions and disapplications, each shareholder generally has preemptive rights to subscribe on a proportionate basis to any issuance of ordinary shares or rights to subscribe for, or to convert securities into, ordinary shares for cash. Under U.S. law, shareholders generally do not have preemptive rights unless specifically granted in the certificate of incorporation or otherwise;

•

under English law and our articles of association, certain matters require the approval of 75% of the shareholders who vote (in person or by proxy) on the relevant resolution (or on a poll of shareholders representing 75% of the ordinary shares voting (in person or by proxy)), including amendments to the articles of association. This may make it more difficult for us to complete corporate transactions deemed advisable by our board of directors. Under U.S. law, generally only majority shareholder approval is required to amend the certificate of incorporation or to approve other significant transactions;

•

in the United Kingdom, takeovers may be structured as takeover offers or as schemes of arrangement. Under English law, a bidder seeking to acquire us by means of a takeover offer would need to make an offer for all of our outstanding ordinary shares/ADS. If acceptances are not received for 90% or more of the ordinary shares/ADS under the offer, under English law, the bidder cannot complete a “squeeze out” to obtain 100% control of us. Accordingly, acceptances of 90% of our outstanding ordinary shares/ADSs will likely be a condition in any takeover offer to acquire us, not 50% as is more common in tender offers for corporations organized under Delaware law. By contrast, a scheme of arrangement, the successful completion of which would result in a bidder obtaining 100% control of us, requires the approval of a majority of shareholders voting at the meeting and representing 75% of the ordinary shares voting for approval; and

•

under English law and our articles of association, shareholders and other persons whom we know or have reasonable cause to believe are, or have been, interested in our shares may be required to disclose information regarding their interests in our shares upon our request, and the failure to provide the required information could result in the loss or restriction of rights attaching to the shares, including prohibitions on certain transfers of the shares, withholding of dividends and loss of voting rights. Comparable provisions generally do not exist under U.S. law.

As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.

English law provides that a board of directors may only allot shares (or grant rights to subscribe for or to convert any security into shares) with the prior authorization of shareholders, either pursuant to an ordinary resolution or as set out in the articles of association. This authorization must state the aggregate nominal amount of shares that it covers, can be valid up to a maximum period of five years and can be varied, renewed or revoked by shareholders. Such authority from our shareholders to allot additional shares for a period of five years from 2021 was included in the ordinary resolution passed by our shareholders on May 20, 2021, which authorization will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally provides shareholders with preemptive rights when new shares are issued for cash. However, it is possible for the articles of association, or for shareholders to pass a special resolution at a general meeting, being a resolution passed by at least 75% of the votes cast, to disapply preemptive rights. Such a disapplication of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the disapplication is contained in the articles of association, but not longer than the duration of the authority to allot shares to which this disapplication relates or from the date of the shareholder special resolution, if the disapplication is by shareholder special resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). Such authority from our shareholders to disapply preemptive rights for a period of five years was included in the special resolution passed by our shareholders on May 20, 2021, which disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

English law also generally prohibits a public company from repurchasing its own shares without the prior approval of its shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be provided for a maximum period of up to five years. In addition, a public company can only affect a buyback of shares out of distributable profits or a fresh issue of shares and cannot do so out of capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities” and “Business,” contains forward-looking statements that are based on our management’s views, beliefs, intentions, expectations and assumptions based on information currently available to our management. Although we believe that the beliefs, intentions and expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to advance our product candidates into, and successfully complete, clinical trials;

•	our reliance on the success of our product candidates and our pipeline programs;

•	our ability to utilize our screening platform to identify and advance additional product candidates into clinical development;

•	our ability to become the partner of choice to attract founder-subject matter experts with high conviction programs;

•	the timing or likelihood of regulatory filings and approvals;

•	the impact of the ongoing COVID-19 pandemic on our business and operations;

•	the commercialization of our product candidates, if approved;

•	our ability to develop sales and marketing capabilities;

•	the pricing, coverage and reimbursement of our product candidates, if approved;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties;

•	cost associated with defending intellectual property infringement, product liability and other claims;

•	regulatory development in the United States, the European Union, the United Kingdom and other jurisdictions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements;

•	our ability to maintain and establish collaborations or obtain additional funding;

•	the rate and degree of market acceptance of any approved products;

•	developments relating to our competitors and our industry, including competing therapies;

•	our ability to effectively manage our anticipated growth;

•	our ability to attract and retain qualified employees and key personnel;

•	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

•	statements regarding future revenue, hiring plans, expenses, capital expenditures, capital requirements and share performance;

•	our expected use of proceeds of this offering;

•	the future trading price of the ADSs and impact of securities analysts’ reports on these prices; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Forward-looking statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

The forward-looking statements in this prospectus represent our management’s views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause our future performance to differ materially from those expressed in the industry publications, as well as from our assumptions and estimates. See the section titled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 15,000,000 ADSs in this offering will be approximately $256.4 million based upon an assumed initial public offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional ADSs in full, we estimate that our net proceeds will be approximately $296.2 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS would increase (decrease) the net proceeds to us from this offering by approximately $14.0 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million ADSs offered by us would increase (decrease) the net proceeds to us from this offering by approximately $17.7 million, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to create a public market for the ADSs and to facilitate our future access to the public equity markets and obtain additional capital. We currently expect to use the net proceeds from this offering, together with our existing cash, as follows:

•	approximately $110.0 million to fund the continuation of the lixivaptan Phase 3 safety study (ALERT) and initiation of a Phase 3 pivotal trial (ACTION);

•	approximately $60.0 million for the initiation of Phase 2 clinical trials for imgatuzumab;

•

approximately $45.0 million for the completion of the ongoing Phase 1 clinical trial for ZF874 and initiation of future clinical studies for ZF874; IND enabling studies and initiation of Phase 1 for ZF887;

•	approximately $50.0 million for the completion of ongoing Phase 2a clinical trial and initiation of future clinical trials for SerpinPC;

•

approximately $200.0 million to fund continued development of the other programs in our pipeline, including designing and conducting preclinical studies and clinical trials, as well as funding discovery, manufacturing, research and development; and

•

the remainder for working capital, and other general corporate purposes, including the build out and ongoing staffing and systems expenses related to our centralized operational and R&D support functions and the integration of operations at the Centessa Subsidiaries into our larger organization, including the harmonization of operational, legal, financial and management controls, reporting systems and procedures, as well as to fund the acquisition of, and drug development activities related to, new programs; although we have no material agreements, commitments or understandings with respect to any in-license or acquisition, we have and plan to continue to evaluate such opportunities and engage in related discussions with other business entities from time to time.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. We currently expect that our cash resources, together with the net proceeds of this offering, will enable us to fund operations until mid-2023. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and may change the allocation of use of these proceeds among the uses described above. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, or hold as cash.

DIVIDEND POLICY

We have not declared or paid any dividends to our shareholders on our ordinary shares or our convertible preferred shares. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Investors should not purchase the ADSs with the expectation of receiving cash dividends.

Any future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited under English law. See “Risk Factors—We do not intend to pay dividends on our ordinary shares, so any returns will be limited to the value of our ordinary shares or ADSs.” If we pay any dividends, ADS holders will generally have the right to receive the dividends paid on the underlying ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

SHARE CAPITAL REORGANIZATION AND RE-REGISTRATION

Centessa Pharmaceuticals Limited was incorporated under the laws of England and Wales on October 26, 2020 as a private company with limited liability, under the name United Medicines Biopharma Limited, with nominal assets and liabilities for the purpose of acquiring the Centessa Subsidiaries. The Centessa Subsidiaries were incorporated at various times within the period from 2013 to 2019, and have historically operated as independent companies. Pursuant to the terms of contribution agreements in respect of each Centessa Subsidiary dated December 31, 2021 in the case of PearlRiver Bio (as amended from time to time) and January 23, 2021 in the case of all other Centessa Subsidiaries (other than Palladio Biosciences), all shareholders of each of the Centessa Subsidiaries (other than Palladio Biosciences) exchanged the shares held by them in the relevant Centessa Subsidiary for newly issued B ordinary shares of Centessa Pharmaceuticals Limited and, as a result, each of the Centessa Subsidiaries (other than Palladio Biosciences) became a wholly owned subsidiary of Centessa Pharmaceuticals Limited, the issuer in this offering. On the same date, Palladio Biosciences merged with UPM Merger Sub, Inc. (a subsidiary of Centessa incorporated for the purposes of merging with Palladio Biosciences) pursuant to a merger agreement. Palladio Biosciences was the surviving entity of the merger and thereby became a wholly owned subsidiary of Centessa Pharmaceuticals.

In connection with this offering, we re-registered Centessa Pharmaceuticals Limited as an English public limited company and renamed it as Centessa Pharmaceuticals plc. Therefore, investors in this offering will only acquire, and this prospectus only describes the offering of, ADSs representing ordinary shares of Centessa Pharmaceuticals plc.

We refer to the reorganization, pursuant to which each of the Centessa Subsidiaries became a wholly owned subsidiary of Centessa Pharmaceuticals Limited, and the subsequent re-registration of Centessa Pharmaceuticals Limited as a public limited company with the name Centessa Pharmaceuticals plc and reorganization of shares in Centessa Pharmaceuticals plc, as our “Reorganization.”

The Reorganization is taking place in several steps.

Founding of Centessa

Centessa Pharmaceuticals Limited was incorporated on October 26, 2020 with a single subscriber share (being one Ordinary Share of £1) issued to an individual associated with Medicxi.

On November 17, 2020, Centessa Pharmaceuticals, Inc. was incorporated in Delaware as a wholly owned subsidiary of Centessa under the name of United Medicines Biopharma US Inc. Centessa Pharmaceuticals, Inc. was incorporated to be Centessa’s operating company in the US.

On November 24, 2020, Centessa Limited was incorporated in England and Wales as a private company with limited liability and a wholly-owned subsidiary of Centessa under the name of United Medicines Biopharma (Midco) Limited with company number 13040752 for the purposes of becoming the direct holding company of the Centessa Subsidiaries.

On November 27, 2020, the one Ordinary Share of £1 held by an individual associated with Medicxi was sub-divided into 500 Ordinary Shares of £0.002 each; and Centessa issued 6,747,500 Ordinary Shares to individuals associated with Medicxi and on 2 December 2020, Centessa issued 752,000 further Ordinary Shares to the Index Foundation. Each of the 7,500,000 Ordinary Shares were redesignated as A Ordinary Shares in connection with the closing of the Crossover Investment (as defined below) on January 29, 2021 and 4,450,000 A Ordinary Shares were acquired for nominal value and cancelled by Centessa.

On December 29, 2020, Centessa entered into a convertible loan agreement with Medicxi Growth I LP and Medicxi Growth Co-Invest I LP (collectively Medicxi Growth), whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth (the Convertible Notes). The Convertible Notes converted into an aggregate 568,181 Series A Shares at a subscription price of $8.799999964 in connection with the closing of the Crossover Investment on January 29, 2021.

Contributions of Subsidiary Company Shares in Exchange for B Ordinary Shares of Centessa Pharmaceuticals Limited

Pursuant to the terms of contribution agreements in respect of each Centessa Subsidiary dated December 31, 2020 in the case of PearlRiver Bio (as amended from time to time) and January 23, 2021 in the case of all other Centessa Subsidiaries (other than Palladio Biosciences), all shareholders of each of the Centessa Subsidiaries (other than Palladio Biosciences) exchanged the shares held by them in the relevant Centessa Subsidiary for newly issued B ordinary shares of Centessa Pharmaceuticals Limited and, as a result, each of the Centessa Subsidiaries (other than Palladio Biosciences) became a wholly owned subsidiary of Centessa Pharmaceuticals Limited. As a result of the transactions contemplated by the Contribution Agreements, on January 29, 2021, Centessa simultaneously acquired 100% of the outstanding equity of the ten entities set out below, in each case in exchange for B ordinary shares in the capital of Centessa. Those Centessa Subsidiaries acquired by Centessa pursuant to the Contribution Agreements are:

1.	ApcinteX Limited (“ApcinteX”);

2.	Capella Bioscience Limited (“Capella”);

3.	Inexia Limited (“Inexia”);

4.	Janpix Limited (“Janpix”);

5.	LockBody Therapeutics Ltd (“LockBody”);

6.	Morphogen-IX Limited (“Morphogen-IX”);

7.	Orexia Limited (“Orexia”);

8.	PearlRiver Bio GmbH (“Pearl River”);

9.	Pega-One SAS (“PegaOne”); and

10.	Z Factor Limited (“Z Factor”).

On January 23, 2021, Palladio Biosciences entered into an agreement and plan of reorganization (the Merger Agreement) with Centessa UPM Merger Sub, Inc. (a subsidiary of Centessa incorporated in Delaware for the purposes of merging with Palladio Biosciences). Pursuant to the Merger Agreement, UPM Merger Sub, Inc. merged with and into Palladio Biosciences as the surviving corporation with the shareholders of Palladio receiving B ordinary shares of Centessa and certain Contingent Value Rights.

On January 29, 2021, immediately following the completion of the acquisition of the Centessa Subsidiaries, the entire issued share capital of each of the Centessa Subsidiaries (other than PearlRiver Bio, Pega-One and Palladio) held by Centessa was re-designated into a single class of ordinary shares.

Crossover Investment

On January 29, 2021, Centessa issued 22,272,721 Series A preferred shares to new investors in exchange for $245 million of gross proceeds (the Crossover Investment). In connection with the Crossover Investment, the Convertible Notes were converted into 568,181 Series A preferred shares of Centessa.

Orexia Therapeutics Limited and Inexia Limited business combination

Due to the overlapping therapeutic focus of our Centessa subsidiaries, Orexia Therapeutics Limited and Inexia Limited, we determined it to be in the best interest of both entities to combine the business of Orexia Therapeutics Limited and Inexia Limited. We intend to implement the combination by the transfer of the business and assets of Inexia Limited to Orexia Therapeutics Limited after the date of this prospectus.

Capital Reduction and Re-designation of the Shares in Centessa

Pursuant to part 17 of the Companies Act, on April 30, 2021, Centessa reduced the nominal value of each of its B ordinary shares from £1.50 to £0.001 and cancelled the full amount standing to the credit of its share premium reserve pursuant to a capital reduction supported by a directors’ solvency statement. The capital reduction was carried out to create distributable reserves in Centessa to support future distributions. Following the capital reduction, Centessa re-designated all of the B Ordinary Shares into A Ordinary Shares in order to simplify the capital structure.

Sale of the Centessa Subsidiaries to Centessa Limited

Following the offering, Centessa will exchange all of the shares of the Centessa Subsidiaries for 11 ordinary shares of our wholly-owned subsidiary, Centessa Limited, pursuant to the terms of a share exchange agreement in order to insert an intermediate holding company between Centessa and each of the Centessa Subsidiaries.

Re-registration of Centessa Pharmaceuticals Limited as Centessa Pharmaceuticals plc

On May 14, 2021, we altered the legal status of our company under English law from a private limited company by re-registering Centessa Pharmaceuticals Limited as a public limited company and renaming it as Centessa Pharmaceuticals plc. Such re-registration required the passing of special resolutions by the shareholders of Centessa Pharmaceuticals Limited to approve the re-registration as a public company, the name change to Centessa Pharmaceuticals plc and the adoption of new articles of association for Centessa Pharmaceuticals plc.

Re-designation and Consolidation of Shares in Centessa Pharmaceuticals plc

On May 20, 2021, Centessa undertook a reverse share split whereby every two of Centessa’s outstanding Series A preferred shares of nominal value £0.001 each were consolidated into one Series A preferred share of nominal value £0.002 each and every two of Centessa’s outstanding A ordinary shares of nominal value £0.001 each were consolidated into one A ordinary share of nominal value £0.002 each. The fractional entitlements resulting from the reverse share split were then consolidated into a single deferred share of £0.0052 which was transferred to us for no consideration and subsequently cancelled. These actions taken together are described in this registration statement as our “reverse share split”. Our reverse share split did not alter the proportionate shareholding of any of our existing shareholders (save for the consolidation of fractional entitlements).

Immediately prior to and conditional on the completion of this offering, and as the final step of the Reorganization, all of Centessa’s outstanding Series A preferred shares of nominal value £0.002 each and A ordinary shares of nominal value £0.002 each will be re-designated on a one-to-one basis into an aggregate of 71,078,886 ordinary shares of nominal value £0.002 each.

The steps described in these paragraphs required ordinary and special resolutions of our shareholders to be passed at a general meeting. For further detail regarding these required resolutions, please see “Description of share capital and articles of association.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 on:

•	an actual basis;

•

a pro forma basis to give effect to (i) the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering and (ii) the Reorganization; and

•	on a pro forma as adjusted basis giving effect to the pro forma adjustments set forth above and to give further effect to the sale of ADSs in this offering.

The pro forma as adjusted calculations assume an initial public offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information together with our financial statements and related notes appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Financial Data,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results Of Operations of Centessa Pharmaceuticals plc” and “Management’s Discussion and Analysis of Financial Condition and Results Of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities.”

	As of March 31, 2021
	Actual	Pro Forma	Pro Forma As Adjusted(1)

	(in thousands)
Cash and cash equivalents	$298,612	$298,612	$555,038

Loan with related party	291	291	291
Shareholders’ (deficit) equity:
Preferred Series A, £0.002 nominal value, 22,840,902 shares authorized, issued and outstanding, actual; £0.002 nominal value, 22,840,902 shares authorized, no shares issued and outstanding pro forma and pro forma as adjusted	247,847	—	—
A Ordinary shares, £0.002 nominal value, 7,500,000 shares authorized, 48,237,984 shares issued and 48,083,517 shares outstanding shares issued and outstanding, actual; £0.002 nominal value, 166,779,420 shares authorized and 71,078,886 shares issued and 70,924,419 shares outstanding pro forma; £0.002 nominal value, 166,779,420 share authorized and 86,078,886 shares issued and 85,924,149 shares outstanding pro forma as adjusted	133	195	237
Additional paid-in capital	271,796	519,581	775,695
Accumulated other comprehensive loss	2,131	2,131	2,131
Accumulated deficit	(243,273)	(243,273)	(243,273)

Total shareholders’ equity	278,634	278,634	535,060

Total capitalization	$278,925	$278,925	$535,351

(1)

Each $1.00 increase or decrease in the assumed initial public offering price of $19.00 per ADS, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $14.0 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million ADSs in the number of ADSs we are offering would increase or decrease, as applicable, each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization by approximately $17.7 million, assuming the assumed initial public offering price per ADS, as set forth on the cover page of this prospectus, remains the same. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing

The number of ordinary shares outstanding in the table above does not include:

•

7,576,811 ordinary shares issuable upon the exercise of options to subscribe for ordinary shares outstanding as of March 31, 2021 at a weighted average exercise price of $5.70 per ordinary share and an additional 2,716,105 ordinary shares issuable upon exercise of options to subscribe for ordinary shares granted after such date, at a weighted average exercise price of $9.42 per ordinary share;

•	154,467 unvested ordinary shares and an additional 833,897 unvested ordinary shares granted after such date;

•

8,900,000 ordinary shares that will be made available for future issuance under our 2021 Share Option Plan upon the effectiveness of the registration statement of which this prospectus forms a part, from which we intend to grant options to purchase an aggregate of 237,500 ordinary shares, to our executive officers, at the public offering price per ADS in this offering; and

•

860,000 ordinary shares that will be made available for future issuance under our 2021 Employee Share Purchase Plan, upon the effectiveness of the registration statement of which this prospectus forms a part.

DILUTION

If you invest in the ADSs in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and the pro forma as adjusted net tangible book value per ordinary share/ADS immediately after this offering. Dilution results from the fact that the initial public offering price per ADS is substantially in excess of the net tangible book value per ordinary share/ADS.

Our net tangible book value as of March 31, 2021 was $23.9 million, or $0.50 per ordinary share/ADS. Net tangible book value represents our total assets less our deferred offering costs less our total liabilities and Series A preferred shares. Net tangible book value per share as of March 31, 2021 represents net tangible book value divided by the 48,083,517 ordinary shares outstanding as of that date.

Our pro forma net tangible book value as of March 31, 2021 was $271.8 million, or $3.83 per ordinary share/ADS. Pro forma net tangible book value represents our total assets less our deferred offering costs less our total liabilities. Pro forma net tangible book value per share is calculated by dividing such number by the number of ordinary shares outstanding as of such date, after giving effect to the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering.

After giving further effect to our issuance and sale of 15,000,000 ADSs in this offering at the assumed initial public offering price of $19.00 per ADS, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been $535.1 million, or $6.23 per share/ADS.

This represents an immediate increase in pro forma as adjusted net tangible book value per ordinary share of $2.40 to existing shareholders and immediate dilution in pro forma as adjusted net tangible book value per ADS of $12.77 to new investors purchasing ADSs in this offering. Dilution per ADS to new investors is determined by subtracting pro forma as adjusted net tangible book value per ADS after this offering from the initial public offering price per ADS paid by new investors. The following table illustrates this dilution:

Assumed initial public offering price		$19.00
Historical net tangible book value per ADS as of March 31, 2021	$0.50
Pro forma increase in net tangible book value per ADS as of March 31, 2021	3.33

Pro forma net tangible book value per ADS as of March 31, 2021	3.83
Increase in pro forma net tangible book value per ADS attributable to new investors	2.40

Pro forma as adjusted net tangible book value per ADS after this offering		6.23

Dilution per ADS to investors participating in this offering		$12.77

Each $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the dilution to new investors by $0.84 per ADS, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. We may also increase or decrease the number of ADSs we are offering. An increase of 1,000,000 ADSs offered by us would decrease the dilution to new investors by $0.13 per ADS, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us. A decrease of 1,000,000 ADSs offered by us would increase the dilution to new investors by $0.14 per ADS, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

If the underwriters exercise their option to purchase additional ADSs in full, the pro forma as adjusted net tangible book value would be $6.52 per ordinary share/ADS, and the dilution in pro forma as adjusted net tangible book value to investors in this offering would be $12.48 per ADS.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2021, the differences between existing shareholders, including holders of our convertible preferred shares, and new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share/ADS paid before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover of this prospectus.

The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares (ADSs) Purchased		Total Consideration		Average Price per Ordinary Share/ADS
	Number	Percent	Amount	Percent
Existing shareholders	70,924,419	83%	$250,000,000	47%	$3.52
New investors	15,000,000	17%	285,000,000	53%	$19.00

Total	85,924,419	100%	$535,000,000	100%

If the underwriters exercise in full their option to purchase additional ADSs, the percentage of ordinary shares/ADSs held by existing shareholders would be reduced to 80% of the total number of ordinary shares/ADSs outstanding after the offering, and the number of ordinary shares/ADSs held by investors participating in the offering would be increased to 20% of the total number of ordinary shares/ADSs outstanding after the offering.

A $1.00 increase or decrease in the assumed initial offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease total consideration paid by new investors by $14.0 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

The number of shares to be outstanding after this offering is based on 48,083,517 ordinary shares outstanding as of March 31, 2021 and gives further effect to the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering, and excludes:

•

7,576,811 ordinary shares issuable upon the exercise of options to subscribe for ordinary shares outstanding as of March 31, 2021 at a weighted average exercise price of $5.70 per ordinary share and an additional 2,716,105 ordinary shares issuable upon exercise of options to subscribe for ordinary shares granted after such date, at a weighted average exercise price of $9.42 per ordinary share;

•	154,467 unvested ordinary shares and an additional 833,897 unvested ordinary shares granted after such date;

•

8,900,000 ordinary shares that will be made available for future issuance under our 2021 Share Option Plan upon the effectiveness of the registration statement of which this prospectus forms a part, from which we intend to grant options to purchase an aggregate of 237,500 ordinary shares, to our executive officers, at the public offering price per ADS in this offering; and

•

860,000 ordinary shares that will be made available for future issuance under our 2021 Employee Share Purchase Plan, upon the effectiveness of the registration statement of which this prospectus forms a part.

The pro forma information discussed above is illustrative only. Our net tangible book value following the closing of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

To the extent that outstanding options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 29, 2021, Centessa Pharmaceuticals Limited (“Centessa” or the “Company”) acquired the equity of eleven entities (“Contributed Companies”) in which the equity in each entity was contributed (or otherwise transferred by way of merger) to a new holding company, Centessa, in exchange for Centessa ordinary shares (the “Acquisition”). Three of the Contributed Companies form the Centessa Predecessor Group. Concurrent with the above transactions, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt (the “Financing”).

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Centessa Pharmaceuticals Limited, Centessa Predecessor Group (the “Centessa Predecessor”) and the other acquired entities (the “Residual Entities”), as adjusted to give effect to the Acquisition and the Financing. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021 give pro forma effect to the Acquisition and Financing as if they had occurred on January 1, 2020. An unaudited pro forma condensed combined balance sheet is not required as the Acquisition and the Financing are reflected in the unaudited historical consolidated balance sheet of Centessa (“Successor”) as of March 31, 2021.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Centessa has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments for the Acquisition and the Financing in the unaudited pro forma condensed combined statements of operations. The adjustments presented in the unaudited pro forma condensed combined statements of operations have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Acquisition and Financing.

The unaudited pro forma condensed combined statements of operations have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the historical audited financial statements of Centessa Pharmaceuticals Limited as of December 31, 2020 and for the period from October 26, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in this prospectus;

•	the historical audited financial statements of the Centessa Predecessor Group, as of and for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus;

•	the historical audited financial statements of the Residual Entities as of and for the year ended December 31, 2020 and the related notes included elsewhere in this prospectus;

•

The historical unaudited financial statements of the Centessa Predecessor Group (Predecessor) for the period from January 1, 2021 through January 29, 2021, the unaudited interim consolidated financial statements of Centessa Pharmaceuticals Limited for the period from January 1, 2021 through January 29, 2021 and the unaudited interim consolidated financial statements of Centessa Pharmaceuticals Limited (Successor) for the period from January 30, 2021 through March 31, 2021 and related notes included elsewhere in this prospectus; and

•

the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of The Centessa Predecessor Group and Certain Other Acquired Entities,” and other financial information included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations are for illustrative purposes only and are not necessarily indicative of what the actual results of operations would have been had the Acquisition and Financing taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Historical	Historical	Historical
	Centessa Pharmaceuticals Limited	Centessa Predecessor Group	Other Acquired Entities	Transaction Accounting Adjustments		Pro forma Statement of Operations
Operating expenses:
Research & development	$—	$9,301	$25,536	$6,301	4a	$41,138
Acquired in-process research and development	—	—	3,164	—		3,164
General and administrative	3,139	1,139	6,448	(3,139)	4b	7,587

Total operating expenses	3,139	10,440	35,148	3,162		51,889
Loss from operations	(3,139)	(10,440)	(35,148)	(3,162)		(51,889)
Interest income (expense), net	(2)	(68)	(924)	994	4c	—
Amortization of debt discount	(8)	(310)	(2,386)	2,704	4c	—
Change in fair value of derivative liability	—	(186)	(1,067)	1,253	4c	—
Gain on extinguishment of debt	—	341	—	—		341
Foreign currency loss	—	—	(36)	—		(36)

Net loss	$(3,149)	$(10,663)	$(39,561)	$1,789		$(51,584)

Net loss per ordinary share – basic and diluted	$(0.80)					$(1.07)

Weighted average ordinary shares – basic and diluted	3,918,149				4d	48,033,654

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	Historical	Historical	Historical
	Centessa Pharmaceuticals Limited*	Centessa Predecessor Group	Other Acquired Entities**	Transaction Accounting Adjustments		Pro forma Statement of Operations
Operating expenses:
Research & development	$10,142	$600	$2,520	$40	4a	$13,302
Acquired in-process research and development	220,454	—	—	(220,454)	4b	—
General and administrative	8,279	121	852	—		9,252

Total operating expenses	238,875	721	3,372	(220,414)		22,554
Loss from operations	(238,875)	(721)	(3,372)	220,414		(22,554)
Interest income (expense), net	(3)	(9)	—	12	4c	—
Amortization of debt discount	(825)	(37)	—	862	4c	—
Change in fair value of derivative liability	(415)	—	—	415	4c	—
Gain on extinguishment of debt	—	—	—	—		—
Foreign currency loss	(6)	—	—	—		(6)

Net loss	$(240,124)	$(767)	$(3,372)	$221,703		$(22,560)

Net loss per ordinary share – basic and diluted	$(5.00)					$(0.47)

Weighted average ordinary shares – basic and diluted	48,011,232				4d	48,110,901

See accompanying notes to the unaudited pro forma condensed combined financial information.

*

The historical unaudited pro forma condensed combined statement of operations for Centessa Pharmaceuticals Limited presented reflects a combination of the consolidated results of operations of Centessa Pharmaceuticals Limited, as Successor, for the period from January 30, 2021 through March 31, 2021, plus the pre-Acquisition results of operations for Centessa Pharmaceuticals Limited for the period from January 1, 2021 through January 29, 2021.

**

The historical unaudited pro forma condensed combined statement of operations for the Other Acquired Entities presented reflects a combination of such results for the following acquired entities: ApcinteX Limited, Capella Biosciences Limited, Inexia Limited, Janpix Limited, Orexia Limited, Palladio Biosciences, Inc., PearlRiver Bio GmbH, and PegaOne SAS, for the period from January 1, 2021 through January 29, 2021.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition

On January 23, 2021, ten entities entered into a contribution agreement with Centessa (the “Contribution Agreements”) and one entity, Palladio Biosciences, Inc. (“Palladio”), entered into an agreement and plan of reorganization with Centessa and the other parties thereto (the “Merger Agreement”, and together with the Contribution Agreements, the “Transfer Agreements”). All eleven of the entities are pre-revenue development stage biotechnology companies.

As a result of the transactions contemplated by the Transfer Agreements, on January 29, 2021, Centessa simultaneously acquired 100% of the outstanding equity of the eleven entities, in each case in exchange for ordinary shares in the capital of Centessa (and, in the case of the Palladio acquisition, certain contingent value rights for ordinary shares in the capital of Centessa). The Contributed Companies acquired by Centessa as part of the Acquisition are as follows (individually a “Contributed Company”; collectively the “Contributed Companies”):

1.	ApcinteX Limited (“ApcinteX”);

2.	Capella Bioscience Limited (“Capella”);

3.	Inexia Limited (“Inexia”);

4.	Janpix Limited (“Janpix”);

5.	LockBody Therapeutics Ltd (“LockBody”);

6.	Morphogen-IX Limited (“Morphogen-IX”);

7.	Orexia Limited (“Orexia”);

8.	Palladio Biosciences, Inc;

9.	PearlRiver Bio GmbH (“Pearl River”);

10.	Pega-One SAS (“Pega-One”); and

11.	Z Factor Limited (“Z Factor”)

Concurrent with the Acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt.

2. Basis of Pro Forma Presentation

Centessa was formed on October 26, 2020, with the acquisition of the Contributed Companies occurring on January 29, 2021. Prior to the acquisition, Centessa’s operations were not significant relative to the Contributed Companies. Accordingly, the Company determined that Centessa should not be presented as the predecessor for purposes of satisfying the historical audited financial statement requirement in this prospectus. The Company determined that certain entities under common control, pursuant to Accounting Standards Codification 810, could be included in a set of combined financial statements. Those entities, referred to as the Centessa Predecessor Group were Z Factor, LockBody, and Morphogen-IX. In addition, fair value indicators clearly point to the Centessa Predecessor Group entities as being the predecessor, as the combined value of that group is more than 50% higher (as a percentage) than the next Contributed Company or group of Contributed Companies under common control.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined statements of operations have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Acquisition and Financing are based on certain currently available information and certain assumptions and methodologies that Centessa believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Centessa believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition and Financing based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined statements of operations.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Acquisition and Financing, (ii) factually supportable and (iii) expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Acquisition. Centessa and the acquired entities have not had any historical relationship prior to the Acquisition. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The Acquisition has been treated as eleven individual asset acquisitions, with the Company as the accounting acquirer. In accordance with U.S. GAAP the Company must first assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The U.S. GAAP guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not considered a business and is accounted for as an asset acquisition. If the screen is not met, the Company must then evaluate whether the set meets the requirement that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. The Company determined that none of the Contributed Companies meet the definition of a business due to one of the following conclusions, (1) substantially all of the fair value of the entity is concentrated in the acquired in-process research and development (“IPR&D”) asset, or (2) the entity did not have the requisite inputs and substantive processes to be considered a business.

3. Consideration transferred and purchase price allocation.

a)	Total Consideration Transferred

Under the terms of the Acquisition, Centessa acquired the Contributed Companies for total consideration of $289.9 million calculated as follows:

	(in thousands, except share and per share data)
Total ordinary shares issued	44,758,079	i.
Centessa Pharmaceuticals Limited share price	$5.86	i.

Stock portion of the consideration transferred	$261,387	i.
Fair value of contingent consideration	22,618	ii.
Fair value of replacement equity awards allocated to consideration	1,310	iii.
Transaction costs	4,597	iv.

Total consideration transferred	$289,912

i. The fair value of the ordinary shares issued was $261.4 million. In the absence of a public trading market for Centessa ordinary shares, the Company estimated the fair value of Centessa ordinary shares based on the information known to the Company on the acquisition date, upon a review of any recent events and their potential impact on the estimated fair value per share of the ordinary shares, and in part on contemporaneous input from an independent third-party valuation firm. The Centessa board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of Centessa ordinary shares, including:

•	stage of development and business strategy, including the status of research and development efforts of the Company’s product candidates and the material risks related to its business and industry;

•	results of operations and financial position, including levels of available capital resources;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	the lack of marketability of Centessa ordinary shares as a private company;

•

the prices of Centessa preferred shares sold to investors in arm’s length transactions and the rights, preferences and privileges of Centessa preferred shares relative to those of Centessa ordinary shares;

•	the likelihood of achieving a liquidity event for the holders of Centessa ordinary shares, such as an initial public offering or a sale of the Company, given prevailing market conditions;

•	trends and developments in the Company’s industry; and

•	external market conditions affecting the life sciences and biotechnology industry sectors.

The third-party valuations of the Company’s ordinary shares that the Centessa board of directors considered in making its determinations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Guide”), which prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure and specifically the ordinary shares.

The Company’s determination of the fair value of the ordinary shares were performed using methodologies, approaches and assumptions consistent with the Practice Guide. In accordance with the Practice Guide, the Company considered the following methods for allocating the enterprise value across its classes and series of capital shares to determine the fair value of its ordinary shares at each valuation date.

•

Option Pricing Method (“OPM”). The OPM estimates the value of the ordinary equity of the Company using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of ordinary shares as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of the Company’s convertible preferred shares, as well as their rights to participation, and the share prices of the outstanding options. Thus, the value of the ordinary shares can be determined by estimating the value of its portion of each of these call option rights. Under this method, the ordinary shares has value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the ordinary shares represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a shareholder experiences. This adjustment is commonly referred to as a discount for lack of marketability (“DLOM”).

•	Probability-Weighted Expected Return Method (“PWERM”). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes considered by the Company, as well as the economic and control rights of each share class.

•

Hybrid Method. The Hybrid Method is a hybrid between the PWERM and OPM, estimating the probability-weighted value across multiple scenarios, but using the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events.

The Company’s estimated the fair value of its ordinary shares based on the Hybrid Method. In doing so, the Company, with assistance from the third-party valuation specialist, considered one scenario reflecting a potential IPO (Scenario 1) and one scenario reflecting only the consummation of the Series A preferred share financing (Scenario 2), weighted at 35% and 65%, respectively. Subjective factors considered by the Centessa board of directors and management in January 2021 included the pending addition of new executive members and the election of new independent directors to the Centessa board of directors, as well as definitive plans to undertake an IPO. After application of the probability weightings for each of the two scenarios to the per share fair values, the Company established a fair value of $5.84 per share of the ordinary share.

For Scenario 1, the Guideline IPO Transactions Method was utilized to determine the value under a potential IPO. The future enterprise value at an expected IPO date of June 30, 2021 was projected at $917.6 million and was discounted to present value using a discount rate of 25.0% and allocated to each outstanding share class, on a fully diluted basis assuming all existing shares convert into ordinary share. The enterprise value was estimated using the original issue price of the Series A financing. The valuation used a DLOM of 10.0%, resulting in a value per ordinary share of $9.90.

For Scenario 2, the equity value of the Company was estimated using a market approach that derives an implied total equity value from the per share sale price of the Company’s equity securities in a recent arm’s-length transaction (the “Backsolve Method” of the OPM). The equity value of the Company was determined using the terms of the Series A preferred financing. The transaction was led by unrelated third-party investors. As such, it was determined to be an arm’s-length transaction that reasonably reflected the expected economics of the Company. The total implied equity value of the Company was determined to be approximately $551.2 million.

The OPM was then utilized to allocate the equity value for the Company. Specifically, the Backsolve Method was utilized to quantify the implied equity value in the Series A preferred share transaction by considering the economic and control rights of the preferred shareholders compared to the ordinary shareholders. In determining the total implied equity value under the Backsolve Method, the Company used the OPM to allocate the equity value using an estimated volatility of 66.5%, an estimated time to liquidity of 2.0 years, based on the mean of guideline companies at such time, and a DLOM of 35.0%, which was implied using put option values, resulting in a value per ordinary share of $3.66.

There are significant judgments and estimates inherent in the determination of the fair value of ordinary shares. These judgments and estimates include assumptions regarding the Company’s future operating performance, the time to complete an initial public offering or other liquidity event and the determination of the appropriate valuation methods. If the Company had made different assumptions, its ordinary shares could have been significantly different.

ii. In connection with the Acquisition, Centessa issued contingent value rights, or CVRs, to former shareholders and option holders of Palladio Biosciences, Inc, or Palladio. In total, the CVRs represent the contractual rights to receive payment of $39.7 million upon the first patient dosed in a Phase 3 pivotal study of lixivaptan for the treatment of autosomal dominant polycystic kidney disease (ADPKD) in any of the United States, France, Germany, Italy, Spain, the United Kingdom and Japan (designated the ACTION Study). The contingent milestone, if triggered, will be settled through the issuance of Centessa ordinary shares equal to the amount of the total CVRs payable based on the per share value of ordinary shares at the milestone date.

The Company has determined that the contingent value rights should be accounted for as a liability in accordance with ASC 480. Accordingly, fair value of the contingent consideration will be assessed quarterly until settlement. As such, the total consideration transferred in connection with the Acquisition reflected in this unaudited pro forma condensed combined financial information does not purport to represent the actual total consideration transferred in connection with the Acquisition. To estimate the fair value of the contingent consideration, the Company applied a cumulative probability of achieving the clinical milestone and applied it to the potential payout. Prior to initiating the ACTION Study and dosing the first patient, the Company will consider the status and on-going results of the Phase 3a safety study (designated the ALERT Study). As this is an open-label study for which enrollment is on-going, the Company will evaluate if the on-going results support the belief that lixivaptan has a de-risked safety profile. Assuming the on-going results from the ALERT Study continue to support this view, the probability of commencing the ACTION study and dosing the first patient is high and is currently expected during early-to-mid 2022. The cumulative probability of achieving positive results from the ALERT Study and dosing the first patient in the ACTION Study was applied to the CVR payout to arrive at a fair value of $22.6 million as of the Acquisition date.

iii. As part of the Acquisition, Centessa issued replacement equity awards to select employees and consultants of certain Contributed Companies. The awards consisted of options and restricted shares with vesting provisions generally consistent with the original awards prior to the Acquisition. Pursuant to ASC 805, the Company determined that a portion of the fair value of the replacement awards should be apportioned to consideration, with the remainder apportioned to post-combination share-based compensation expense.

iv. The Company incurred $4.6 million of transaction costs consisting primarily of legal, accounting and valuation services. Under ASC 805, transaction costs in an asset acquisition are included as a component of consideration transferred.

b)	Allocation of Total Consideration Transferred to Assets Acquired and Liabilities Assumed

	(in thousands)
Cash	$68,038
Prepaid and other current assets	11,303
Other long-term assets	203
Accounts payable	(3,607)
Accrued expenses and other current liabilities	(3,128)
Convertible notes	(6,199)
Other long-term liabilities	(291)

Net assets acquired	66,319	i.

IPR&D	$223,593	i., ii.

Total Consideration	$289,912

i. The net assets acquired have been prepared using the Company’s available accounting records as of January 29, 2021.

ii. IPR&D represents the research and development projects of each Contributed Company which were in-process, but not yet completed, and which Centessa plans to advance. Accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date.

The IPR&D charge, inclusive of transaction expenses, has been excluded from the unaudited pro forma condensed combined statements of operations as the IPR&D charge does not have an ongoing impact.

4. Acquisition Transaction Adjustments

The unaudited pro forma condensed combined statements of operations reflect the following adjustments:

a)	To account for components of share-based compensation as follows:

	Year Ended December 31, 2020
Replacement awards	$2,183	i
Accelerated vesting of share-based awards at Contributed Companies	4,118	ii

	$6,301

Year Ended March 31, 2021
Replacement awards	$40	i

i. As part of the Acquisition, Centessa issued replacement equity awards to select employees and consultants of certain Contributed Companies. The awards consisted of options and restricted shares with vesting provisions generally consistent with the original awards. Pursuant to ASC 805, the Company determined that a portion of the fair value of the replacement award should be apportioned to consideration, with the remainder apportioned to post-combination expense. The replacement awards require post-combination service and, in some instances, portions of the replacement awards vest immediately on the acquisition date. As of December 31, 2020, the share-based compensation expense related to replacement awards consists of $1.7 million of expense to be recognized immediately from awards that have no continuing vesting provisions and $0.5 million related to replacement awards with continuing vesting conditions. The adjustment for the three months ended March 31, 2021 reflects the incremental share-based compensation expense for the month of January 2021.

ii. The Acquisition of the Contributed Companies by Centessa triggered change of control provisions in the existing share-based equity awards held by employees and consultants at each of the Contributed Companies. Accordingly, the unvested compensation cost of $4.1 million associated with these awards was immediately accelerated and vested and recorded in research and development expense according to the roles and responsibilities of the underlying award holders. The change of control provisions were waived by certain award holders in lieu of receiving the replacement awards described above.

b)

To reclassify transaction costs incurred as of December 31, 2020 and recorded to General and administrative expenses into Acquired in-process research and development as these costs are part of the consideration transferred. The IPR&D charge, inclusive of transaction expenses has been excluded from the unaudited pro forma condensed combined statements of operations as it reflects charges directly related to the merger which do not have an ongoing impact.

c)

To eliminate interest expense, amortization of debt discount, and the changes in fair value of derivative liability upon the conversion and cancellation of convertible notes that occurred as part of the Acquisition and Financing.

d)	Represents the pro forma weighted average shares outstanding after giving effect to the Acquisition and Financing.

	Year Ended December 31, 2020
Basic and diluted
Centessa ordinary shares issued to Contributed Companies	44,758,079
Centessa founders shares	3,050,000
Adjustment to include fully vested Centessa replacement awards	225,575	(i)

Pro forma weighted average number of basic and diluted ordinary shares outstanding	48,033,654

	Three Months Ended March 31, 2021
Basic and diluted
Centessa ordinary shares issued to Contributed Companies	44,758,079
Centessa founders shares	3,050,000
Adjustment to include fully vested Centessa replacement awards	302,822	(i)

Pro forma weighted average number of basic and diluted ordinary shares outstanding	48,110,901

All potentially dilutive items, including employee share options and Series A preferred shares were excluded from the diluted share calculation because their effect would have been anti-dilutive as the Company was in a loss position.

(i)

of the total 379,905 shares issued as replacement awards, 225,441 shares vested immediately upon the Acquisition. 77,381 shares will vest after the first year of service with 19,345 shares vesting each quarter. The 77,381 shares were assumed to have vested on December 31, 2020, and were factored into the December 31, 2020 weighted average shares calculation as if they were outstanding for one day. The March 31, 2021 weighted average shares calculation includes the 77,381 shares in their entirety and assumes the 19,345 shares were outstanding for one day.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF CENTESSA PHARMACEUTICALS PLC

The following discussion and analysis should be read in conjunction with our audited financial statements and related notes thereto included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

Centessa Pharmaceuticals plc (Centessa) is reimagining the traditional pharmaceutical research and development model to build, from the bottom-up, a research and development engine predicated on asset centricity to discover, develop and ultimately deliver impactful medicines to patients. We believe the successful execution at scale of our asset-centric R&D model has the potential to result in increased R&D productivity and could have a positive impact for patients, providers and society more broadly.

We were formed on October 26, 2020 and had limited operating activity in 2020. In January 2021, we implemented our reimagined approach to research and development by completing the acquisition of eleven asset-centric private biotech companies (the Centessa Subsidiaries). Simultaneous with our acquisition of the Centessa Subsidiaries, we completed a $250.0 million Series A convertible preferred share financing that was comprised of $245.0 million in proceeds and the conversion of $5.0 million in convertible debt.

During the period from October 26, 2020 (inception) through December 31, 2020 and the period from January 1, 2021 through January 29, 2021 we had limited operations. Our financial statements for future periods will contain the results of the Centessa Subsidiaries. The historical financial data discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of Centessa from the period of October 26, 2020 (inception) through December 31, 2020 and from the period of January 1, 2021 through January 29, 2021.

Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of our current or future product candidates. We expect to continue to incur significant expenses and increasing operating losses in connection with ongoing development activities related to the portfolio of programs as we advance the preclinical and clinical development of our product candidates; perform research activities as we seek to discover and develop additional programs and product candidates; carry out maintenance, expansion enforcement, defense, and protection of our intellectual property portfolio; and hire additional research and development, clinical operations and other personnel. In addition, we will have potential development and commercial milestone payment obligations under several licensing arrangements associated with the Centessa Subsidiaries.

In addition, if we obtain marketing approval for any of our existing or future product candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we would not incur as a private company. We expect our existing cash and cash equivalents, together with the net proceeds from this offering, will enable us to fund our operating expenses and capital expenditure requirements until . See “Use of Proceeds.”

As a result, we will need to raise substantial additional capital to support our continuing operations and pursue our growth and development strategy. Until the time we can generate significant revenue from product sales, if ever, we plan to finance our operations through the sale of equity, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. There are no assurances that we will be successful in obtaining an adequate level of financing as and when needed to finance our operations on acceptable terms or at all. If we are unable to secure adequate additional funding as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more product candidates or delay the pursuit of potential in-licenses or acquisitions.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or unable to sustain profitability on a continuing basis, then we may be unable to continue operations at planned levels and be forced to reduce or terminate operations.

Components of Results of Operations

Revenues

To date, we have not generated any revenue. Our ability to generate revenue and to become profitable will depend upon the ability to successfully develop, obtain regulatory approval and commercialize any future product candidates. Because of the numerous risks and uncertainties associated with product development and regulatory approval, we are unable to predict the amount or timing of revenue.

Research and Development Expenses

Research and development activities will be central to our business model. Product candidates in later stages of clinical development will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development expenses associated with the Centessa Subsidiaries to increase significantly over the next several years due to increases in personnel costs, including share-based compensation, increases in costs to conduct clinical trials for their current product candidates and other clinical trials for future product candidates and prepare regulatory filings for any product candidates.

The successful development of Centessa Subsidiaries’ current or future product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of current or future product candidates, or when, if ever, material net cash inflows may commence from product candidates. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from preclinical studies and any ongoing clinical trials or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and may change the allocation of use of these proceeds. This uncertainty is due to the numerous risks and uncertainties associated with the duration and cost of research and development activities and clinical trials, which vary significantly over the life of a project as a result of many factors, including:

•	personnel-related expenses, including salaries, bonuses, benefits and share-based compensation for employees and consultants engaged in research and development functions;

•	continuing our platform research and drug discovery efforts for our current and future product candidates;

•	the successful achievement of preclinical and clinical milestones;

•

delays in regulators or institutional review boards authorizing us or its investigators to commence our clinical trials, or in the our ability to negotiate agreements with clinical trial sites or CROs;

•	the ability to secure adequate supply of product candidates for trials;

•	the number of clinical sites included in the trials;

•	the ability and the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	the number of doses patients receive;

•	any side effects associated with product candidates;

•	the duration of patient follow-up;

•	the results of clinical trials;

•	significant and changing government regulations;

•	launching commercial sales of product candidates, if and when approved, whether alone or in collaboration with others; and

•	future potential payments under incentivization agreements.

Our expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals. We may never succeed in achieving regulatory approval for the Centessa Subsidiaries’ product candidates. We may obtain unexpected results from clinical trials and may elect to discontinue, delay or modify clinical trials of our product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the EMA, FDA or other comparable regulatory authorities were to require us to conduct clinical trials beyond those that are currently anticipated, or if we experience significant delays in enrollment in any clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years, and we expect to spend a significant amount in development costs.

General and Administrative Expense

During our limited period of operations, general and administrative expense consisted primarily of legal and professional costs associated with our formation, corporate matters. Following the acquisition of the Centessa Subsidiaries in January 2021, general and administrative expenses will consist of personnel expenses, including salaries and benefits for employees in certain executive functions and share-based compensation. General and administrative expenses will also include corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in research and development expense, as well as legal fees related to intellectual property and corporate matters and fees for accounting and consulting services.

We expect general and administrative expenses will increase in the future to support our ongoing and continued research and development activities, potential commercialization efforts and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses. Additionally, we anticipate increased costs associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of Nasdaq and the SEC, insurance and investor relations costs. If any current or future product candidates obtain regulatory approval, we expect to incur significantly increased expenses associated with building a sales and marketing team.

Interest Expense

Interest expense consists of interest on proceeds received under convertible debt and the amortization of debt discount consists of the capitalization of debt issuance costs and the bifurcation of the embedded redemption feature associated with our convertible debt. The debt discount was amortized over the life of the convertible debt until it was settled in January 2021.

Results of Operations

For the Period from October 26, 2020 (inception) through December 31, 2020 and for the Period from January 1, 2021 through January 29, 2021

The following table sets forth our results of operations for the periods indicated (in thousands):

	Period from October 26, 2020 (inception) through December 31, 2020	Period from January 1, 2021 through January 29, 2021
Operating expenses:
General and administrative	$3,139	$187

Loss from operations	(3,139)	(187)
Interest expense, net	(2)	—
Amortization of debt discount	(8)	(825)
Change in fair value of derivative liability	—	(415)
Foreign currency losses	—	(6)

Net loss	$(3,149)	$(1,433)

General and Administrative Expense

General and administrative expenses for the period from October 26, 2020 (inception) through December 31, 2020 and for the period from January 1, 2021 through January 29, 2021 was $3.1 million and $0.2 million, respectively. General and administrative expenses during the period from October 26, 2020 (inception) through December 31, 2020 are attributable to transaction costs incurred prior to completion of the acquisition of the Centessa Subsidiaries in January 2021. During the period from January 1, 2021 through January 29, 2021, general and administrative costs were primarily attributable legal and other professional services for general corporate and operational matters and personnel expenses.

Interest Expense, net and amortization of debt discount

We recognized $10,000 of interest expense and related amortization expense during the period from October 26, 2020 (inception) through December 31, 2020. Interest expense and the amortization of debt discount is attributable to our bridge financing arrangement with Medicxi Growth. Amortization expense of the debt discount was $0.8 million from the period from January 1, 2021 through January 29, 2021.

Change in Fair Value of Derivative

During the period from January 1, 2021 through January 29, 2021, we recognized $0.4 million in the change in fair value of our derivative liability that was bifurcated from our bridge financing arrangement and remeasured until it was settled in connection with the sale of our Series A preferred shares.

Foreign Currency Losses

During the period from January 1, 2021 through January 29, 2021, we recognized $6,000 in foreign currency losses in connection with certain expenses denominated and to be settled in a currency other than our functional currency.

Liquidity and Capital Resources

Debt Financing

In December 2020, we entered into a Convertible Loan Agreement Growth with Medicxi Growth I LP and Medicxi Growth Co-Invest I LP (collectively Medicxi Growth) whereby we issued $5.0 million of unsecured convertible notes to Medicxi Growth. The convertible notes were issued as a bridge financing, in contemplation of completing a Series A financing which occurred in January 2021, to fund formation and transaction related costs. Upon the completion of the Series A financing, the outstanding principal and interest converted into Series A preferred shares at 80% of the subscription price of the Series A offering.

Sources of Liquidity

As of January 29, 2021, we had cash of $5.0 million. We were formed on October 26, 2020 and have had minimal operating activity and our operations were not financed until December 2020 when we received bridge financing from Medicxi Growth. Other than our bridge financing with Medicxi Growth, which has been settled, we have no ongoing material financing commitments, such as lines of credit or guarantees, that are expected to affect liquidity over the next five years.

Cash Flows

The following table shows a summary of cash flows for the period from October 26, 2020 (inception) through December 31, 2020 and for the period from January 1, 2021 through January 29, 2021 (in thousands):

	Period from October 26, 2020 (inception) through December 31, 2020	Period from January 1, 2021 through January 29, 2021
Net cash (used in) provided by:
Operating activities	$—	$(42)
Financing activities	5,010	2
Exchange rate effect on cash and cash equivalents	(7)	2

Net increase (decrease) in cash and cash equivalents	$5,003	$(38)

Operating Activities

During the period from January 1, 2021 through January 29, 2021, we used $42,000 of cash in our operating activities, primarily attributable to our net loss of $1.4 million that was partially offset by $1.2 million in non-cash charges related to the amortization of our debt discount and the change in fair value of our derivative liability. The net loss was also offset by $0.1 million net change in our operating assets and liabilities. Our net loss was primarily attributable to legal, accounting, and other professional services provided as we continued to prepare for our strategic initiatives.

During the period from October 26, 2020 (inception) through December 31, 2020, we used no cash in our operating activities as our primarily source of funding occurred in December 2020. Our operating activities were primarily comprised of formation efforts and preparation to complete future strategic initiatives.

Financing Activities

During the period from October 26, 2020 (inception) through December 31, 2020, financing activities provided $5.0 million in net cash proceeds solely attributable to our bridge financing with Medicxi Growth. We received proceeds of $2,000 from financing activities during the period from January 1, 2021 through January 29, 2021.

Funding Requirements

Following the acquisition of the Centessa Subsidiaries, our expenses will increase in connection with ongoing and continuing activities, particularly as we continue the research and development of, continue or initiate clinical trials of, and seek marketing approval for any of current and future product candidates. In addition to funding the research and development activities of the Centessa Subsidiaries, we plan to invest significantly in a fully integrated and centralized infrastructure for operational, legal, and financial functions and controls over the next twelve to eighteen months. If marketing approval is obtained for any product candidates, we also expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, following the completion of this offering, additional costs associated with operating as a public company are expected. Accordingly, there will be a need to obtain substantial additional funding in connection with the continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate research and development programs or future commercialization efforts. For more information please see “Risk Factors — We face challenges, risks and expenses related to the Reorganization in integrating the operations of our asset-centric Centessa Subsidiaries, as well as the management of the expected growth in the scale and complexity of our operations following this offering.”

We anticipate that expenses will increase substantially as we:

•	seek to discover and develop current and future clinical and preclinical product candidates;

•	scale up clinical and regulatory capabilities;

•	adapt regulatory compliance efforts to incorporate requirements applicable to marketed products;

•	establish a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any product candidates for which regulatory approval may be obtained;

•	maintain, expand and protect the intellectual property portfolio;

•	hire additional internal or external clinical, manufacturing and scientific personnel or consultants;

•	integrate the operations of the Centessa Subsidiaries into our larger organization and harmonize the operational, legal, financial and management controls, reporting systems and procedures;

•	add operational, financial and management information systems and personnel, including personnel to support product development efforts; and

•	incur additional legal, accounting and other expenses in operating as a public company.

Because of the numerous risks and uncertainties associated research, development and commercialization of product candidates, we are unable to estimate the exact amount of working capital requirements. Future funding requirements will depend on and could increase significantly as a result of many factors, including:

•	the scope, progress, results and costs of preclinical studies and clinical trials;

•	the scope, prioritization and number of research and development programs;

•	the costs, timing and outcome of regulatory review of product candidates;

•	the ability to establish and maintain collaborations on favorable terms, if at all;

•	the extent to which obligations to reimburse exist, or entitled to reimbursement of, clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing intellectual property rights and defending intellectual property-related claims;

•	the extent to which we acquire or in-license other companies, product candidates and technologies;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if regulatory approvals are obtained to market product candidates.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, product candidates, if approved, may not achieve commercial success. Commercial revenues, if any, will be derived from sales of product candidates that do not expect to be commercially available for the next couple of years, if at all. Accordingly, the need to continue to rely on additional financing to achieve our business objectives will continue. Adequate additional financing may not be available on acceptable terms, or at all.

Until such time, if ever, as we can generate substantial product revenues, financing cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements are expected. To the extent that additional capital is raised through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as an ordinary shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise funds through collaborations, strategic alliances or additional licensing arrangements with third parties, we may have to relinquish valuable rights to technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable. If we are unable to raise additional funds when needed, they may delay, limit, reduce or terminate product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market.

Critical Accounting Policies

Management’s discussion and analysis of its financial condition and results of operations are based on our audited financial statements which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires estimates and judgments be made that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in the financial statements. On an ongoing basis, an evaluation of estimates and judgments are required, including those related to accrued expenses and share-based compensation. Estimates are based on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While the significant accounting policies are described in more detail in Note 2 to our audited financial statements included elsewhere in this prospectus, the following accounting policy for share-based payments and the contingent value rights issued to Palladio Biosciences, Inc. in connection with the acquisition of the Centessa Subsidiaries are the most critical to the judgments and estimates used in the preparation of our financial statements.

Share-Based Compensation

We measure compensation expense for all share-based awards based on the estimated fair value of the award on the grant date. We issued ordinary shares to several founders and executives that are subject to future time-based vesting requirements.

Estimating the Fair Value of Ordinary Shares

We estimate the fair value of our ordinary shares based on the information known to us on the acquisition date, upon a review of any recent events and their potential impact on the estimated fair value per share of our ordinary shares, and in part on contemporaneous input from an independent third-party valuation firm. Our board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of our ordinary shares, including:

•

stage of development and business strategy, including the status of research and development efforts of the our product candidates, following the acquisition of the Centessa Subsidiaries, and the material risks related to our business and industry;

•	results of operations and financial position, including levels of available capital resources;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	the lack of marketability of our ordinary shares as a private company;

•	the prices of our preferred shares sold to investors in arm’s length transactions and the rights, preferences and privileges of our preferred shares relative to those of our ordinary shares;

•	the likelihood of achieving a liquidity event for the holders of ordinary shares, such as an initial public offering or a sale of our Company, given prevailing market conditions;

•	trends and developments in our industry; and

•	external market conditions affecting the life sciences and biotechnology industry sectors.

The third-party valuations of our ordinary shares that the board of directors considered in making its determinations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Guide”), which prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure and specifically the ordinary shares.

The determinations of the fair value of the ordinary shares were performed using methodologies, approaches and assumptions consistent with the Practice Guide. In accordance with the Practice Guide, we considered the following methods for allocating the enterprise value across our classes and series of capital shares to determine the fair value of our ordinary shares at each valuation date.

•

Option Pricing Method (“OPM”). The OPM estimates the value of the our ordinary equity using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of ordinary shares as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of our convertible preferred shares, as well as their rights to participation, and the share prices of the outstanding options. Thus, the value of the ordinary shares can be determined by estimating the value of its portion of each of these call option rights. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the ordinary shares represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a shareholder experiences. This adjustment is commonly referred to as a discount for lack of marketability (“DLOM”).

•

Probability-Weighted Expected Return Method (“PWERM”). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes considered by our board of directors, as well as the economic and control rights of each share class.

•

Hybrid Method. The Hybrid Method is a hybrid between the PWERM and OPM, estimating the probability-weighted value across multiple scenarios, but using the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events.

We estimated the fair value of our ordinary shares based on the Hybrid Method. Subjective factors considered by our board of directors and management included the pending addition of new executive members and the election of new independent directors to the board of directors, as well as definitive plans to undertake an IPO. There are significant judgments and estimates inherent in the determination of the fair value of ordinary shares. These judgments and estimates include assumptions regarding our future operating performance, the time to complete an initial public offering or other liquidity event and the determination of the appropriate valuation methods. If we had made different assumptions, our ordinary shares could have been significantly different.

Following the closing of this offering, the fair value of our ordinary shares will be the closing price of our ADSs on the Nasdaq Global Market as reported on the date of the grant.

Recent Accounting Pronouncements

See Note 2 to our audited financial statements included elsewhere in this prospectus for a description of recent accounting pronouncements applicable to the financial statements.

Contractual Obligations and Other Commitments

As of December 31, 2020, we had no material contractual obligations and other commitments associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts.

In connection with our acquisition of the Centessa Subsidiaries in January 2021, we issued contingent value rights, or CVRs, to former shareholders and option holders of Palladio Biosciences, Inc. (Palladio). In total, the CVRs represent the contractual rights to receive payment of $39.7 million upon the dosing of the first patient in commencement of a Palladio’s ACTION study, a pivotal Phase 3 clinical trial of lixivaptan for the treatment of Polycystic Kidney Disease in any of the United States, France, Germany, Italy, Spain, the United Kingdom and Japan, with an expected commencement date in early-to-mid 2022. The contingent milestone, if triggered, will be settled through the issuance of a number of our ordinary shares equal to the amount of the total CVRs payable based on the per share value of our ordinary shares at the milestone date.

Incentivization Agreements

In January 2021 we established incentivization arrangements pursuant to which certain members of the senior management teams of each predecessor entity are eligible to earn certain payments based on the attainment of corresponding milestone performance by and/or an exit event of such predecessor entity, as applicable to each executive. As defined in the incentivization agreements, an “exit event” includes the sale or disposition of all or substantially all of the applicable subsidiary’s commercially valuable assets or any sale or disposition of the applicable subsidiary’s equity which results in the purchaser of the equity acquiring a controlling interest in the applicable subsidiary. Milestones may include the designation of a product candidate or the attainment of approvals, licenses, permits, certifications registrations or authorizations necessary for the sale of a particular product candidate or related molecules in the United States, France, Germany, Italy, Spain or the United Kingdom. The milestone payment amount for each subsidiary is in the low eight figure range to be divided among the members of the respective subsidiary’s senior management team and employees according to the terms of its respective incentivization agreement. Any milestone payment earned will be payable in a lump sum within twenty (20) days after attainment of the milestone. In addition, if a sale of a controlling interest in a subsidiary or sale (or grant of an exclusive license) of its respective product candidate occurs prior to attainment of the milestone or within the three (3) year period following attainment of the milestone, an exit payment equal in the range of single digit to low teens percentage of the sales proceeds less any amounts previously paid as a milestone payment (if any) and any fees, costs and expenses of the sale (excluding any earn out, milestone, royalty payment or other contingent payments but including any escrow, holdback or similar amount) will become due and payable to certain employees and members of the subsidiary’s senior management team. To the extent an exit event occurs following the occurrence of an adverse event (which includes the failure to achieve milestones within the specified time period), no exit payment will become due unless sale proceeds are in excess of an amount in the eight-figure range.

The incentivization agreements contain standard termination provisions providing that the agreements shall terminate upon the occurrence of certain events, or automatically on December 31, 2035. Other events that may trigger termination include:

•	an exit event;

•	the occurrence of certain asset sales in conjunction with certain milestones; and

•	the date that is three years following achievement of certain milestones.

The contractual obligations we have disclosed do not include any potential development, regulatory and commercial milestone payments and potential royalty payments that we may be required to make under the various license agreements entered into by the Centessa Subsidiaries and collaboration agreement. We excluded these payments given that the timing of any such payments cannot be reasonably estimated at this time.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. Therefore, we believe that they are not materially exposed to any financing, liquidity, market or credit risk that could arise if we were engaged in these relationships.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities. Interest-earning assets consist of cash and cash equivalents. Interest income earned on these assets was de minimis for the period from October 26, 2020 (inception) through December 31, 2020.

JOBS Act Transition Period

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to utilize the extended transition period and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, we may rely on certain of these exemptions, including without limitation, (1) providing an auditor’s attestation report on the system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (2) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier to occur of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of this offering, (ii) in which we have total annual gross revenues of at least $1.07 billion or (iii) in which the we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, which means the market value of its ordinary shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF THE CENTESSA PREDECESSOR GROUP AND CERTAIN OTHER ACQUIRED ENTITIES

The following discussion and analysis should be read in conjunction with the audited combined financial statements and related notes thereto of the Centessa Predecessor Group, or the Group, and the audited financial statements and related notes thereto of Palladio Biosciences, Inc. and ApcinteX Limited included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. The Group’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Background and Format of Presentation

Centessa Pharmaceuticals plc (Centessa) was formed on October 26, 2020 and had limited operating activities through December 31, 2020. In January 2021, Centessa acquired 100% of the equity interests of the Centessa Subsidiaries in exchange for ordinary shares of Centessa. Within this registration statement, Centessa is required to present a minimum of two years of financial information. As a result, Centessa determined three of the eleven Centessa Subsidiaries, on a combined basis, represent the predecessor entity prior to Centessa’s acquisitions in January 2021. The predecessor includes the combined financial information of Z Factor Limited, Morphogen-IX Limited and LockBody Therapeutics Ltd and is collectively referred to as the Centessa Predecessor Group, or the Group. Management’s discussion and analysis of the Centessa Predecessor Group and the audited financial statements and notes thereto can be found elsewhere in this prospectus. In addition to presenting financial information for Centessa Predecessor Group, and in accordance with Rule 3-05 of Regulation S-X, Centessa is required to include the historical audited financial statements and related notes thereto for the remaining Centessa Subsidiaries and such financial information can be found elsewhere in this prospectus.

When considering each of the remaining eight entities’ stages of development and related future research and development costs associated with each entity, Centessa believes that Palladio Biosciences, Inc., or Palladio, and ApcinteX Limited, or ApcinteX, are material to include in management’s discussion and analysis of financial condition and results of operations in addition to the discussion pertaining to the Group for years ended December 31, 2019 and 2020. As a result, the financial condition and results of operations for Palladio and ApcinteX have been included for such periods.

Subsequent to the contribution of the Centessa Subsidiaries to Centessa, the financial activities of Centessa and all Centessa Subsidiaries are being presented on a consolidated basis and are denoted as “Successor” within management’s discussion and analysis of the unaudited interim financial statements.

The historical financial condition and results of operations for the periods presented may not be comparable due to the difference in basis of accounting for the Centessa Predecessor Group and Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited). Prior the acquisition of the Centessa Subsidiaries on January 29, 2021, the Centessa Predecessor Group consisted of three separate legal entities. Following the acquisition of the Centessa Subsidiaries, Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited) consists of 12 legal entities.

Z Factor Limited

Z Factor Limited is a clinical-stage biotechnology company founded in 2015 to identify and develop therapeutic agents to treat alpha-1-antitrypsin deficiency, or AATD, a common genetic disorder where a single mistake in the DNA encoding the protein alpha-1-antrypsin causes both liver and lung disease. Z Factor’s lead product candidate, ZF874, is a novel compound that acts as a molecular patch for the faulty protein, allowing it to fold correctly, thereby simultaneously relieving the liver burden of polymer accumulation and providing fully-functional Z-A1AT in the circulation to protect the lungs. The first human volunteer was dosed with ZF874 in August 2020 in a Phase 1 clinical trial designed to determined how safe and effective ZF874 is at raising levels of Z-A1AT in humans in a short period of time.

LockBody Therapeutics Ltd

LockBody is pioneering a platform technology to develop LockBody CD47 (LB1) and LockBody CD3 (LB2) for optimal targeting of solid tumors by the innate immune system. LockBody aims to develop novel therapeutics based on its platform technology that is designed to selectively drive CD47 or CD3 activity while avoiding systemic toxicity. As compared to the mechanism of bispecific antibodies, LockBody technology is monospecific until activated, and thereby is intended to address the classical limitations of bispecific antibodies by locking the cell-killing mechanism of action, such as CD47 or CD3, beneath a well-tolerated tumor targeting arm such as Her2 or PD-L1. LockBody seeks to leverage its technology to generate lead compounds with novel mechanisms of action to address solid tumors, which previously have not been addressed by CD47 or CD3-targeting therapies and are resistant to current standard of care. LockBody is currently conducting preclinical evaluation and cell line development for its first asset, targeting CD47, designated LB1, and lead optimization for its second asset, which targets CD3, designated LB2. In parallel, LockBody has been pursuing Her2/CD47 and PD-L1/CD47 molecules.

Morphogen-IX Limited

Morphogen-IX Limited was founded in 2015 to identify and develop bone morphogenetic proteins, or BMPs, as a novel therapy for the treatment of pulmonary arterial hypertension, or PAH. PAH, a severe form of pulmonary hypertension, is a progressive life-limiting disease caused by narrowing of small pulmonary arteries in the periphery of the lung. Morphogen-IX’s lead product candidate, MGX292, is a disease-modifying, protein-engineered variant of human bone morphogenetic protein 9 (BMP9) for the treatment of PAH.

Since inception, the Centessa Predecessor Group has devoted substantially all of its resources to acquiring and developing product and technology rights, conducting research and development in its clinical and preclinical trials and raising capital. The Group has incurred recurring losses and negative cash flows from operations since inception and has funded operations primarily through the sale and issuance of its convertible preferred stock and convertible promissory notes. The ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of current or future product candidates. The Group expects to continue to incur significant expenses and increasing operating losses for the foreseeable future in connection with ongoing development activities related to the portfolio of programs as the Centessa Predecessor Group entities advance the preclinical and clinical development of product candidates; perform research activities as the Group seeks to discover and develop additional programs and product candidates; carry out maintenance, expansion enforcement, defense, and protection of its intellectual property portfolio; and hires additional research and development, clinical and commercial personnel. In addition, the Group has development and commercial milestone payment obligations under licensing arrangements with the University of Cambridge Enterprise.

The Group’s net loss was $5.1 million and $10.7 million for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, the Group had $7.2 million in cash and combined deficit of $22.4 million.

Palladio Biosciences, Inc.

Palladio Biosciences, Inc. (Palladio) was created with the goal of developing transformative medicines for orphan diseases of the kidney. Palladio is actively investigating its lead product candidate, lixivaptan, an oral, non-peptide, new chemical agent that works by selectively suppressing the activity of the hormone vasopressin at the V2 receptor, as well as evaluating its potential to deliver a differentiated safety profile for patients with autosomal dominant polycystic kidney disease (ADPKD). Lixivaptan’s development program is designed to show that lixivaptan can slow the decline in renal function that is typically observed in ADPKD patients while avoiding the liver safety issues associated with JYNARQUE®, a form of branded tolvaptan indicated for ADPKD, which is the only drug currently approved for ADPKD. We believe the potential of lixivaptan in ADPKD is supported by data to date, which includes extensive data from a quantitative-systems toxicology modeling tool, clinical development in a different indication as well as preclinical and clinical studies in ADPKD.

Palladio is currently conducting a Phase 3 clinical trial (designated the ALERT Study), an open-label, repeat-dose study designed to assess hepatic and non-hepatic safety of lixivaptan in patients who previously experienced abnormal liver chemistry test results while treated with tolvaptan and were permanently discontinued from tolvaptan for that reason. While the ALERT Study is not a registrational trial, Palladio is preparing to conduct a global Phase 3 pivotal trial of lixivaptan in ADPKD patients, (designated the ACTION study), which we expect to commence by early-to-mid 2022.

ApcinteX Limited

ApcinteX Limited (ApcinteX) is focused on developing SerpinPC for the treatment of Hemophilia A (HA) and Hemophilia B (HB). Hemophilia is a rare bleeding disorder that is caused by a deficiency of thrombin generation upon vascular damage. SerpinPC, a biologic of the serpin family of proteins, is designed to allow more thrombin to be generated by inhibiting Activated Protein C (APC). ApcinteX’s approach is to rebalance coagulation in hemophilia by decreasing a single anticoagulant force. SerpinPC has the potential to treat all types of hemophilia regardless of severity or inhibitor status, and may also prevent bleeding associated with other bleeding disorders. ApcinteX seeks to develop SerpinPC as a one-size-fits-all approach for the treatment of HA and HB.

Licensing Arrangements

Z Factor License Agreement

In February 2015, Z Factor Limited entered into a license agreement with Cambridge Enterprise Limited (CE), which is a company wholly owned by the University of Cambridge, relating to small molecule chaperones to correct the folding of Z-alpha-1-antitrypsin (Z-chaperones). Under such license agreement, Z Factor obtained from CE an exclusive, worldwide, royalty-free, sublicensable (subject to certain requirements) license, or the CE Exclusive License, to certain specified deliverables, or CE Data, materials and know-how, or Exclusive Licensed Technology, for the development Z-chaperones. Z Factor also obtained a non-exclusive, worldwide, royalty-free, sublicensable (subject to certain requirements) license, or the CE Non-Exclusive License, to certain knowledge, experience, materials, data and technical or regulatory information which may be of commercial interest to Z Factor, (Non-Exclusive Technical Know-How), in the Z-chaperones field. Under the CE Exclusive License and the CE Non-Exclusive License (collectively, the Z Factor License Agreement), Z Factor has the worldwide right to research, develop, manufacture, market, sell and distribute Z-chaperones in the Field. CE, in accordance with its standard practice, has reserved on behalf of University of Cambridge, and its researchers, a limited, irrevocable, world-wide, royalty-free, right to use the Exclusive Licensed Technology and Non-Exclusive Technical Know-How in the Field for academic publication, teaching, and academic research, but specifically excluding any commercial use or exploitation.

In exchange for the rights under the license agreement, Z Factor granted to CE a number of ordinary shares of Z Factor License Agreement, in addition to an upfront license fee, and reimbursing CE for out-of-pocket expenses incurred by CE prior to the effective date of the Z Factor License Agreement. Z Factor is also obligated to pay to CE total aggregate milestone payments in the low hundreds of thousands of pounds sterling upon satisfaction of certain financing and developmental milestones. Each milestone payment is payable only once, regardless of multiple INDs submitted for different therapeutic indications, for the term of the Z Factor License Agreement.

Unless terminated earlier, the Z Factor License Agreement will be in effect for a period of 20 years from the effective date Z Factor License Agreement. Z Factor may continue to use all know-how after expiry of the Z Factor License Agreement. Z Factor may terminate the License at any time for convenience with adequate written notice to CE. Either party may terminate the License if the other materially breaches the agreement without timely remedy, becomes insolvent, or if acts of nature exist for an extended period of time. Z Factor may assign the Z Factor License Agreement without CE’s prior consent in connection with a transfer of substantially all of Z Factor’s assets. In all other cases, Z Factor would obtain the prior written consent from CE before assigning its rights and obligations under the Z Factor License Agreement.

Morophogen-IX Licence Agreement

On October 30, 2015, our subsidiary, Morphogen-IX Limited, or Morphogen-IX, entered into a Patent and Know-How Licence Agreement, or License, with Cambridge Enterprise Limited (a company wholly owned by the University of Cambridge), or CE, relating to BMP 9 and 10. Pursuant to the agreement, Morphogen-IX obtained from CE an exclusive, worldwide, royalty-bearing, sublicensable (through multiple tiers) license, or the Exclusive CE License, under certain patent rights, or BMP Patents, and certain technical information and materials relating to BMP 9 and 10, or BMP Know-How, for the treatment of all diseases, including prophylaxis, for human and animal health or any related research or development, or the Field. Morphogen-IX also obtained a non-exclusive, worldwide, royalty-bearing, sublicensable (through multiple tiers) license, or the CE Non-Exclusive License, to under certain, data, technical information and other know-how that is not specific to BMP 9 and 10, or the Non-Exclusive Know-How. Under the CE Exclusive License and the CE Non-Exclusive License, Morphogen-IX has the right to develop and commercialize any product, process, service or use that uses or incorporates any BMP Patents, the BMP Know-How or the Non-Exclusive Know-How, or any materials that are sold in conjunction with any such products or services, in each such case, a Licensed Product. CE has reserved a customary limited right to use the BMP Patents, BMP Know-How and Non-Exclusive Know-How for academic publication, teaching, and academic research.

In addition to the rights described above, Morphogen-IX also obtained the right to exclusively license, upon request, any and all improvements, modifications, and other developments to the BMP Patents or the BMP Know-how arising during the term of the agreement, or BMP Improvements, provided that such BMP Improvements have been created by any or all of the inventors named in the BMP Patent and assigned to CE within 3 years from the effective date of the agreement.

Morphogen-IX must use commercially reasonable efforts to develop and commercialize the Licensed Products in accordance with the development plan, to introduce Licensed Products into the commercial market and to market Licensed Products after such introduction in the market, and to commit the necessary and available funding and personnel to maximize sales and corresponding return to CE under the Licence Agreement. Morphogen-IX, at its own cost, has the right to control the prosecution, maintenance and enforcement of the BMP Patents. CE has certain step-in rights if Morphogen-IX does not conduct certain BMP patent-related activities as set forth in the Licence Agreement.

In consideration for the rights granted by CE under the Licence Agreement, Morphogen-IX is obligated to reimburse CE for out-of-pocket expenses incurred by CE prior to the effective date of the Licence Agreement and pay an annual license fee of $14,000 (£10,000 at an exchange rate of 0.73).

Additionally, Morphogen-IX is obligated to pay CE certain milestone payments in the aggregate amount of up to $1.0 million (£0.8 million at an exchange rate of 0.73) upon the achievement of certain development and regulatory milestones. Upon commercialization of any Licensed Products, Morphogen-IX is obligated to pay CE a low single-digit royalty based on Morphogen-IX’s or its sublicensee’s annual net sales for each Licensed Product in the relevant country until the expiry of the royalty term, subject customary royalty deductions for necessary third party licenses. In countries where valid claims exist under the licensed patents, royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis until there are no more valid claims under the licensed patents in the relevant country.

Unless terminated earlier, the agreement will be in effect until the licensed patents have expired or been revoked without a right of further appeal; Morphogen-IX retains the right to use the licensed know-how in such circumstances. Morphogen-IX may terminate the Licence Agreement at any time for convenience with adequate written notice to CE. Either party may terminate the Licence Agreement based on customary termination rights. CE retains the right to terminate the agreement if Morphogen-IX challenges the validity or ownership of the BMP patents.

Palladio Biosciences (Palladio) License

As of December 15, 2020, Palladio owns one pending US patent application and five pending foreign applications in Japan, Europe, Australia, Canada and Korea. Palladio’s patent portfolio includes claims directed to methods of treatment with lixivaptan. The pending patent applications, if issued, are expected to expire in 2038, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

In July 2016, Palladio acquired Cardiokine, Inc. from Chiesi USA, Inc. (Chiesi). In connection with the acquisition, Palladio acquired a license from Wyeth (now Pfizer) for lixivaptan and inherited certain historical contingent payment obligations (see below “Payments due to certain former Cardiokine stakeholders”) and agreed to make certain contingent consideration payments to Chiesi (see below “Payments due to Chiesi”). Palladio subsequently acquired the rights due to certain (but not all) former Cardiokine stakeholders, reducing the contingent future obligations (the “Repurchased Rights”).

Under the license agreement, Wyeth granted to Palladio an exclusive, worldwide, perpetual, sublicensable license under certain patents and know-how to research, develop, manufacture and commercialize, or exploit, products containing lixivaptan, or Licensed Products, in all fields other than veterinary use. All in-licensed patents directed to composition of matter of lixivaptan and certain methods of use related to lixivaptan have expired.

Palladio is obligated to use commercially reasonable efforts to exploit the Licensed Products in the United States, Canada, United Kingdom (UK) and certain European Union (EU) countries. Before Palladio can enter into a marketing partnership, co-promotion or other similar relationship for a Licensed Product for an indication in a country, Chiesi has a right of first negotiation to enter into such a marketing partnership with Palladio.

Unless earlier terminated, the license agreement will terminate on a country-by-country basis upon the later of (i) the expiration of the last to expire licensed patent, or (ii) ten years after the first commercial sale of each Licensed Product in such country. In any such terminated country, Palladio has an irrevocable, nonexclusive, fully paid-up, perpetual and royalty-free, fully transferable license under the licensed patents and licensed know-how to manufacture and commercialize such Licensed Product in such country, with the right to grant sublicenses. In certain cases, Palladio may terminate the license agreement for convenience with written notice to Wyeth. Either party may terminate if the other party materially breaches the license agreement or becomes insolvent. Palladio may assign the License Agreement without Wyeth’s prior consent in connection with the acquisition of Palladio. In all other cases, Palladio must obtain the prior written consent of Wyeth before assigning the license agreement.

Palladio has certain milestone obligations and certain royalty obligations arising in the event a Licensed Product is commercialized and the corresponding sales milestones are met as follows:

Payments due to Chiesi

The terms of the Cardiokine acquisition from Chiesi included certain contingent consideration payments which would be due to Chiesi in the event a Licensed Product is commercialized. Such payments are structured as a tiered percentage of net sales with aggregate annual payment to Chiesi capped at $32.5 million.

Payments due to certain former Cardiokine stakeholders

There are certain consideration payments previously agreed with Cardiokine stakeholders that were inherited by Palladio when it acquired Cardiokine and such payment obligations remain and would be due in the event the payment criteria are met. These comprise sales based milestones and royalty payments, including sales based milestones to former stakeholders of up to $16.3 million and low single digit royalty payments (the first $19 million of which would be due to Pfizer). In all cases these amounts take into account the effect of the Repurchased Rights.

In the event Palladio sublicenses the ex-US rights to the Licensed Product to third parties, Palladio is further obligated to share any up-front payments and royalties it earns from such ex-US sublicenses, subject to certain caps, with the former Cardiokine stakeholders. Certain other obligations arise if Palladio develops the Licensed Product for indications other than ADPKD.

ApcinteX Limited License Agreement

In December 2016, ApcinteX entered into an Exclusive Patent and Non-Exclusive Know-How License Agreement (ApcinteX License Agreement) with Cambridge Enterprise Limited (CE), which is a company wholly owned by the University of Cambridge. Under the License Agreement, ApcinteX obtained from CE an exclusive, worldwide, royalty-bearing, sublicensable (subject to certain requirements) license under certain patent rights and technical information, know-how and materials specific to modified serpins for the treatment of bleeding disorders, or the Exclusive Know-How, for the field of development, manufacture and sale of licensed products, processes or uses, or Licensed Products, for the diagnosis, prognosis and treatment of human disease. ApcinteX also obtained a non-exclusive, worldwide, royalty-bearing, sublicensable (subject to certain requirements) license to additional technical information, know-how and materials, or the Non-Exclusive Know-How for the development, manufacture and sale of Licensed Products in the field. The licensor has, in accordance with its standard practice, retained an irrevocable, worldwide, royalty-free right to use the licensed patents and know-how for publication, teaching, academic research, and clinical patient care, but specifically excluding any commercial use or exploitation on behalf of the inventors and the University of Cambridge and other associated institutions.

ApcinteX also has the right to license, with the rights to sublicense, certain improvements, modifications, new applications and other developments, either on an exclusive basis or non-exclusive basis, as applicable, that are generated by, or under the supervision of, Dr. Trevor Baglin or Professor Jim Huntington, and are disclosed by CE to ApcinteX related to the field for a period of three years after the effective date of the license.

In exchange for the rights under the ApcinteX License Agreement, ApcinteX granted to CE a number of ordinary shares of ApcinteX and paid an upfront license fee, and reimbursed CE for out-of-pocket expenses incurred by CE prior to the entry into the ApcinteX License Agreement.

ApcinteX is also obligated to pay to CE an annual license fee equal to low double-digit thousands of pounds sterling, and for each Licensed Product, total aggregate milestone payments in the upper hundreds of thousands of pounds sterling upon meeting certain clinical and approval milestones. Upon commercialization of any Licensed Products, ApcinteX is obligated to pay to CE a flat low-single digit royalty based on ApcinteX’s and its sublicensees’ net sales. In countries where valid claims exist under the licensed patents, royalties are payable once on a Licensed Product-by-Licensed Product and country-by-country basis until there are no more valid claims under the licensed patents in the relevant country, subject to a customary step-down if ApcinteX considers it necessary to obtain a license to third party patents.

ApcinteX may terminate the ApcinteX License Agreement at any time for convenience with written notice to CE. CE has the right to terminate the agreement if ApcinteX challenges the validity or ownership of the licensed patents. Either party may terminate if the other party materially breaches the ApcinteX License Agreement without remedy, becomes insolvent, or in the event of force majeure. ApcinteX may assign the ApcinteX License Agreement without CE’s prior consent in connection with a transfer of substantially all of ApcinteX’s assets. In all other cases, ApcinteX would be required to obtain the prior written consent of CE before assigning its rights and obligations under the ApcinteX License Agreement.

PearlRiver C797 License Agreement

In June 2020, PearlRiver entered to an assignment agreement with Lead Discovery Center GmbH and TU Dortmund, together the Assignors, involving small molecule inhibitors of C797 mutated EGFR and related inventions (C797, or Product). Under the assignment agreement, the Assignors each and jointly sold, assigned and transferred to PearlRiver their entire right, title and interest to certain know-how, patent application, invention disclosures, chemical and biological materials, and data analyses related to C797, or Assigned Technology. PearlRiver has the sole right but not the obligation to control patent prosecution at its own cost. To the extent requested by PearlRiver, and not included under the Assigned Technology, Assignors also agreed to grant a worldwide, non-exclusive, irrevocable, perpetual, transferable, right and license under C797 related intellectual property rights and/or know-how, for the purpose of developing, manufacturing, marketing, selling and/or otherwise commercializing any products or medical technology based on or comprising C797. PearlRiver is obligated to use commercially reasonable efforts commercialize one or more Products at its own expense.

In consideration for the rights under the assignment agreement, PearlRiver paid Assignors an upfront fee in the mid-to-high five-digit range in euros. In addition, PearlRiver is obligated to pay Assignors up to a high single-digit millions in euros in total aggregate milestone payments upon meeting certain clinical and approval milestones and up to low double digit millions in euros in total aggregate sales milestone payments.

Upon commercialization of any Products, PearlRiver is obligated to pay to Assignors a tiered low single-digit royalty based on annual net sales on a Product-by-Product and country-by-country basis until the expiry of the royalty term. The royalty term will expire upon the later of (i) the date on which the manufacture, distribution, use, marketing or sale of such Product in such country no longer infringes a valid claim of a patent in such country or (ii) ten years from the date of the first commercial sale of such Product in such country. The royalty payments are subject to certain reductions if for third party licenses.

If PearlRiver materially breaches the assignment agreement (including a breach of payment obligations), the Assignors may withdraw from the agreement. In such event, PearlRiver is obligated to retransfer its rights to the Assigned Technology to the Assignors. However, in case of withdrawal, PearlRiver will automatically receive a non-exclusive, transferable license, which includes the right to sublicense in multiple tiers, to use the Assigned Technology for the development, manufacture, testing, authorization and/or commercialization of any technology and/or compounds, drug substance and/or drug products based on C797 and/or the Assigned Technology. PearlRiver will still be responsible for any milestone and royalty payments described above.

PearlRiver Lead Discovery Center License Agreement

In March 2019, Lead Discovery Center GmbH (Lead Discovery) entered into a license agreement with PearlRiver related to small molecule inhibitors of Her2 and EGFR carrying Exon 20 mutations. Under the license agreement, PearlRiver obtained an exclusive, worldwide, transferable and sublicensable (subject to certain conditions) license, under certain patents, patent applications, technical information and licensed know-how, to research, develop, make, use, manufacture, have manufactured, offer, promote, sell, import or export products that use or incorporate the licensed know-how and technology. PearlRiver also obtained a non-exclusive, worldwide, transferable and sublicensable (subject to certain conditions) license, under the Lead Discovery’s background intellectual property, to research, develop, make, use, manufacture, have manufactured, offer, promote, sell, import or export products and/or otherwise exploit the licensed technology. Lead Discovery retains the non-exclusive, non-transferable, cost-free right to make, have made and use specific materials for internal non-commercial scientific research purposes, and to provide materials for non-commercial collaborations not interfering with the development of the products under the license agreement, and for other scientific purposes solely to non-profit research organisations.

In consideration for the rights under the license agreement, PearlRiver is to pay Lead Discovery low single-digit royalties on the net sales of each licensed product that is sold or supplied by PearlRiver or any of its sublicensees (subject to certain scenarios). Royalties are on a product-by-product and country-by country basis. Payments will commence with the first commercial sale of such product in a country and continue for the later of: (i) the date on which the manufacture, distribution, marketing or sale of a Product no longer infringes a valid claim (being a claim from an unexpired patent right or a patent application using the licensed technology) in such country; or (ii) ten years after the first commercial sale in such country. Additionally, PearlRiver is required to pay certain one-time tiered milestone payments, on a molecule-by-molecule basis, in the low double digits million pounds sterling, and a one-time low double digits million pounds sterling sales milestone once cumulative net sales equal or exceed £0.5BN.

The license agreement lasts until terminated or until the last royalty term expires. PearlRiver may terminate the agreement for convenience at its sole discretion with adequate written notice to Lead Discovery. Each party has customary termination rights in the event of breach. Lead Discovery is able to terminate in the event PearlRiver notifies Lead Discovery of an intent to cease activities related to the licensed technology or the termination of the development of all Exon 20 development activities. In the event of termination, all licenses would cease and all research, development, manufacturing, marketing, sales and distribution of products that use or incorporate the licensed know-how and any other use of the patents would end. Additionally, if PearlRiver terminates the license agreement for convenience, it must transfer certain inventions, intellectual property, records and title and interest in and to regulatory filings rights back to Lead Discovery. In the event PearlRiver terminates the license agreement due to a breach by Lead Discovery, PearlRiver would retain a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sublicensable license to licensed technology to the extent necessary to enable the use of research results for the purpose of researching, developing, making, using, selling and importing products in the field.

Orexia License Agreement

In January 2019, Heptares Therapeutics Limited entered into a license, assignment, and research services agreement with Orexia Limited, which was amended and restated in 2020 (together the agreement), relating to certain specific molecules with, among other criteria, the primary mode of action of an orexin agonist or orexin positive modulator (Molecules). Under the agreement, Heptares assigned to Orexia all of Heptares’ right, title, and interest in and to intellectual property that is already in existence and that is developed as a result of the agreement that relates solely to Molecules or products that contain Molecules (Products) , including all rights to obtain patent or similar protection throughout the world for such intellectual property and to take any and all actions regarding past infringements of existing intellectual property. Additionally, Heptares granted to Orexia an exclusive, sublicensable (subject to certain terms) license to make, import, export, use, sell, or offer for sale, including to development, commercialization, registration, modification, enhancement, improvement, manufacturing, holding, keeping or disposing of Molecules and Products. Orexia granted to Heptares a non-exclusive license with the right to grant certain sublicenses under Molecule-specific intellectual property and Orexia intellectual property that is necessary or useful for the exploitation of a Molecule or Product. Heptares must not by itself or through a third party (other than a single company) exploit, use or dispose of (inter alia) any product in the field of orexin agonism and orexin positive modulation for the duration of the agreement and for three years thereafter.

In consideration for the assignment and license, Orexia is to pay Heptares a royalty in the low single-digits on net sales of Products (subject to limitations in certain scenarios) . Royalties are on a Product-by-Product and country-by country basis. Payments shall commence with the first commercial sale of such product in a country and shall continue until the later of: (a) the duration of regulatory exclusivity in the country; or (b) ten years after the first commercial sale. Further, Orexia is responsible for all development costs incurred by itself or Heptares in the performance of the research program (within the confines of the research budget). Additionally, Orexia must pay Heptares, on a Molecule-by-Molecule basis, development milestone payments in the aggregate of a low double-digit number in the millions of pounds sterling. Milestone payments are payable once per Molecule.

Orexia may terminate the agreement at any time following the expiration or termination of the research program. In addition, customary termination rights exist for both parties for breach and insolvency. In the event of termination, all licenses automatically terminate.

The term of the agreement is until the later of: (i) the expiration of the last to expire patent within the licensed intellectual property; (ii) the expiration of the royalty term; and (iii) the fifteenth anniversary of the effective date. Upon expiration, with respect to any given Molecule, the license granted to Orexia shall become perpetual, irrevocable, and fully-paid up.

LockBody IP Assignment

Our subsidiary, LockBody (formerly known as UltraHuman Six Limited, or UH6) has obtained from UltraHuman Limited, or UH, an assignment of all intellectual property rights, title, and interest related to the LockBody platform. In September 2019, UH and UH6 entered into an Amended and Restated Intellectual Property Assignment Agreement, or IP Assignment, expanding the prior April 2017 IP Assignment related to the UH6 antibodies, to further include intellectual property related to the Lockbody platform technology which enables the activity of pharmaceutically-active molecules such as an antibody or receptor proteins to be locked inside a carrier molecule in an inactive prodrug state, until the prodrug so encapsulated is activated within a desired tissue, whereon the prodrug is released, including the use of platform technology with an antibody.

Lockbody also owns certain patent rights related to the LB1 bispecific antibody targeting CD47 for the treatment of solid tumors.

Janpix Limited License Agreement

In July 2017, Janpix entered into a license agreement with the Governing Council of the University of Toronto (UT) related to direct small molecule modulators of signal transducer and activator of transcription 3 (STAT 3) and signal transducer and activator of transcription 5 (STAT 5). Under the license agreement, Janpix obtained an exclusive, worldwide, sublicensable (subject to certain conditions) license, or the UT License, under certain patents and know-how, or Licensed Technology, to research, develop, manufacture, market, sell, distribute and commercially exploit any licensed products for all uses in humans and animals, or the Field. UT has retained for itself and certain other institutions, a customary right of use to the Licensed Technology for academic research and educational purposes. Additionally, Janpix has the right to exclusively license, with the right to sublicense, certain improvements to the Licensed Technology under the license agreement. Janpix also has an option right to negotiate a new license grant to any other intellectual property related to STAT 3 and/or STAT 5 inhibitors that is not considered an improvement under the license agreement.

Upon satisfaction of certain development and regulatory milestones, Janpix may be obligated to pay to UT total aggregate milestone payments in the teens of millions of dollars upon the achievement of certain development and regulatory milestones. Janpix is also obligated to pay to UT aggregate sales milestone payments up to in the teens of millions of dollars based on total worldwide aggregate annual net sales for all licensed products containing a Licensed Compound. Each milestone payment is payable only once for a licensed product during term of the license agreement. Upon commercialization of any licensed products, Janpix is obligated to pay to UT a flat low to mid-single digit royalty based on Janpix’s and its sublicensees’ net sales, subject to certain royalty reductions when there are no more valid claims under the licensed patents in the relevant country or if Janpix deems it necessary to obtain a license to third party patents to avoid infringement.

Unless terminated earlier, the license agreement expires on the date that the underlying patents expire and there is no possibility of any applications in the patents proceeding to grant. Janpix may terminate the agreement upon reasonable grounds with adequate written notice. Either party may terminate the license agreement based on customary termination rights, or if UT challenges the validity of patents or the substantial or secret nature of the licensed know-how. In the event of termination, all licenses shall cease and revert to the relevant institution, and Janpix must cease all exploitation of the Licensed Technology.

See “Business—Intellectual Property and License Agreements” for more information.

Components of Results of Operations

Revenues

The Centessa Predecessor Group, Palladio, ApcinteX and the Centessa Successor have not generated any revenue. The ability to generate product revenue and to become profitable will depend upon the ability to successfully develop, obtain regulatory approval and commercialize any current and future product candidates. Because of the numerous risks and uncertainties associated with product development and regulatory approval, the Group, Palladio, ApcinteX and the Centessa Successor are unable to predict the amount or timing of product revenue.

Research and Development Expense

Research and development expenses consist primarily of costs incurred in connection with the discovery and development of the Group’s and the Centessa Successor’s clinical and preclinical programs, net of reimbursements. Research and development costs are expensed as incurred. These expenses include:

•	expenses incurred to conduct the necessary preclinical studies and clinical trials required to obtain regulatory approval;

•	milestone payments pursuant to the license agreements;

•	personnel expenses, including salaries, benefits and share-based compensation expense for employees engaged in research and development functions;

•

costs of funding research performed by third parties, including pursuant to agreements with contract research organizations, or CROs, as well as investigative sites and consultants that conduct preclinical studies and clinical trials;

•

expenses incurred under agreements with contract manufacturing organizations, or CMOs, including manufacturing scale-up expenses and the cost of acquiring and manufacturing preclinical study and clinical trial materials;

•	fees paid to consultants who assist with research and development activities;

•	expenses related to regulatory activities, including filing fees paid to regulatory agencies; and

•	allocated expenses for facility costs, including rent, utilities, depreciation and maintenance.

Research and development activities are central to Group’s and the Centessa Successor’s business model. Product candidates in later stages of clinical development will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. The Centessa Successor expects research and development expenses to increase significantly over the next several years due to increases in personnel costs, including share-based compensation, increases in costs to conduct clinical trials for current product candidates and other clinical trials for future product candidates and prepare regulatory filings for any product candidates.

The successful development of the Centessa Successor’s current or future product candidates is highly uncertain. At this time, the Centessa Successor cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the remainder of the development of current or future product candidates, or when, if ever, material net cash inflows may commence from product candidates. This uncertainty is due to the numerous risks and uncertainties associated with the duration and cost of clinical trials, which vary significantly over the life of a project as a result of many factors, including:

•

delays in regulators or institutional review boards authorizing the Centessa Successor or its investigators to commence our clinical trials, or in the Centessa Successor’s ability to negotiate agreements with clinical trial sites or CROs;

•	the ability to secure adequate supply of product candidates for trials;

•	the number of clinical sites included in the trials;

•	the ability and the length of time required to enroll suitable patients;

•	the number of patients that ultimately participate in the trials;

•	the number of doses patients receive;

•	any side effects associated with product candidates;

•	the duration of patient follow-up;

•	the results of clinical trials;

•	significant and changing government regulations; and

•	launching commercial sales of product candidates, if and when approved, whether alone or in collaboration with others.

The Centessa Successor’s expenditures are subject to additional uncertainties, including the terms and timing of regulatory approvals. Centessa Successor may never succeed in achieving regulatory approval for their product candidates. The Centessa Successor may obtain unexpected results from clinical trials and may elect to discontinue, delay or modify clinical trials of product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the EMA, FDA, other comparable regulatory authorities were to require the Centessa Successor to conduct clinical trials beyond those that are currently anticipated, or if the Centessa Successor experiences significant delays in enrollment in any clinical trials, the Centessa Successor could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years, and the Centessa Successor expects to spend a significant amount in development costs.

Research and Development Tax Incentives

Centessa Predecessor Group, Centessa Successor and ApcinteX participate in research tax incentive programs that are granted to companies by the United Kingdom and European tax authorities in order to encourage them to conduct technical and scientific research. Expenditures that meet the required criteria are eligible to receive a tax credit that is reimbursed in cash. Estimates of the amount of the cash refund expected to be received are determined at each reporting period and recorded as reductions to research and development expenses. In the future periods the Centessa Successor does not expect to continue to benefit from this program after becoming a public company unless the Centessa Successor is considered a small or medium-sized entity in the United Kingdom.

General and Administrative Expense

General and administrative expense consists primarily of personnel expenses, including salaries and benefits for employees in certain executive functions and share-based compensation. General and administrative expense also includes corporate facility costs, including rent, utilities, depreciation and maintenance, not otherwise included in research and development expense, as well as legal fees related to intellectual property and corporate matters and fees for accounting and consulting services.

Change in Fair Value of Derivative Liability

Change in fair value of derivative liability reflects the change in the fair value of the embedded redemption feature contained in the Group’s and Palladio’s convertible term notes in 2019 and 2020. As a result of the convertible notes being convertible into a variable number of shares of the Group’s and Palladio’s preferred stock, this embedded redemption feature was bifurcated from the convertible debt at each issuance date and recorded at fair value. The derivative has been remeasured at each reporting period until settled. In connection with Palladio’s Series B financing in September 2020 and Centessa’s acquisition of the Group and concurrent Series A financing event in January 2021, the outstanding principal, interest and derivative liability were settled in their entirety and are no longer subject to remeasurement.

Amortization of Debt Discount

Amortization of debt discount primarily consists of the bifurcation of the embedded redemption feature associated with the Group’s and Palladio’s convertible term notes. The debt discount was amortized over the life of the loans until they were settled in September 2020 for Palladio and subsequent to December 31, 2020 for the Group.

Interest Expense, net

Interest expense consists of interest on proceeds received under convertible term loans, partially offset by interest income earned from the Group’s, the Centessa Successor’s, Palladio’s and ApcinteX’s cash.

Gain on Extinguishment of Debt

Gain on extinguishment of debt is attributable to the forgiveness of the outstanding principal and accrued interest under a loan agreement with portfolio company owned by certain Group investors.

Income Tax Expenses

Since inception, the Group, Palladio and ApcinteX have incurred significant net losses. As of December 31, 2020, the Group has combined net operating loss carryforwards, or NOLs, of $12.4 million. Palladio and ApcinteX had NOLs of $8.7 million and $6.3 million, respectively as of December 31, 2020. A valuation allowance has been provided for and against the full amount of the deferred tax assets since, in the opinion of management, based upon earnings history, it is more likely than not that the benefits will not be realized. There were no material changes in the Group’s, Palladio’s and ApcinteX’s tax position, and they remained in a full valuation allowance position as of December 31, 2020.

Utilization of NOLs may be subject to a substantial annual limitation. The Group, Palladio and ApcinteX have recorded a valuation allowance on substantially all of the deferred tax assets, including deferred tax assets related to net operating loss carryforwards.

Results of Operations

Centessa Predecessor Group and Centessa Successor

The following table sets forth the Group’s results of operations for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021 and the Centessa Successor for the period from January 30, 2021 through March 31, 2021(in thousands):

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
Operating expenses:
Research and development	$2,809	$600	$10,142
General and administrative	383	121	8,092
Acquired in-process research and development	—	—	220,454

Loss from operations	(3,192)	(721)	(238,688)
Interest income (expense), net	(16)	(9)	(3)
Amortization of debt discount	(70)	(37)	—
Gain on extinguishment of debt	267	—	—

Net loss	$(3,011)	$(767)	$(238,691)

Research and Development Expenses

Direct research and development costs are tracked on a program-by-program basis and consist primarily of external costs, such as fees paid to consultants, contractors, CMOs and CROs in connection with preclinical and clinical development activities. License fees and other costs incurred after a product candidate has been designated and that are directly related to the product candidate are included in direct research and development expenses for that program. License fees and other costs incurred prior to designating a product candidate are included in early stage research programs.

The following table summarizes research and development expenses by program incurred for the following periods (in thousands):

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
ZF874 (Z Factor)	$1,440	$323	$993
LB1 (Lockbody)	364	135	268
LB2 (Lockbody)	246	106	336
MGX292 (Morphogen-IX)	805	125	594
Lixivaptan (Palladio)	—	—	1,085
SerpinPC (Apcintex)	—	—	444
PearlRiver (preclinical)	—	—	285
Imgatuzumab (Pega One)	—	—	748
CBS001/CBS004 (Capella)	—	—	617
Janpix (preclinical)	—	—	651
Inexia and Orexia (preclinical)	—	—	2,070
Other preclinical and clinical development expenses	127	35	1,437
Personnel expenses	351	98	2,589
Research tax credits	(524)	(222)	(1,975)

	$2,809	$600	$10,142

Research and development expenses for the Centessa Predecessor Group for the three months ended March 31, 2020 was $2.8 million compared to $0.6 million and $10.1 million for the Centessa Predecessor Group during the period from January 1, 2021 through January 29, 2021 and Centessa Successor for the period from January 30, 2021 through March 31, 2021, respectively. The $7.9 million increase is primarily attributable to the number of product candidates under development following the acquisition of the Centessa Subsidiaries in January 2021. The increase in personnel related expenses includes an increase in headcount and increase in share-based compensation expense of $1.1 million which is primarily attributable to the immediate recognition of the certain replacement awards issued to the Centessa Subsidiaries and the options granted in February and March 2021.

General and Administrative Expense

The following table summarizes the general and administrative expenses for the following periods (in thousands):

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
Personnel expenses	$—	$—	$2,213
Facilities and supplies	1	—	38
Legal and professional fees	378	117	2,289
Other expenses	4	4	3,552

	$383	$121	$8,092

General and administrative expenses for the Centessa Predecessor Group for the three months ended March 31, 2020 was $0.4 million compared to $0.1 million and $8.1 million for the Centessa Predecessor Group during the period from January 1, 2021 through January 29, 2021 and Centessa Successor for the period from January 30, 2021 through March 31, 2021, respectively. The $7.8 million increase is primarily attributable to the asset acquisitions of the Centessa Subsidiaries in January 2021. In addition, the increase in personnel related expenses includes an increase in headcount and an increase in share-based compensation expense of $1.6 million which is primarily attributable to the immediate recognition of the certain replacement awards issued to the Centessa Subsidiaries and the options granted in February and March 2021 by the Centessa Successor.

Acquired In-Process Research and Development

During the period from January 30, 2021 through March 31, 2021, the Centessa Successor recognized $220.5 million of expense associated with research and development projects of the Centessa Subsidiaries which were in-process with no alternative future use.

Amortization of Debt Discount

Amortization of debt discount for the Centessa Predecessor Group for the three months ended March 31, 2020 was $70,000 compared to $37,000 for the Centessa Predecessor Group during the period from January 1, 2021 through January 29, 2021. The decrease was primarily attributable the completion of the settlement of convertible term loans upon the sale of the Centessa Successor Series A preferred shares in January 2021 that triggered a conversion of the outstanding convertible term notes and immediate recognition of all unamortized debt discount balances.

Interest Income (Expense), net

Interest income (expense), net for the Centessa Predecessor Group for the three months ended March 31, 2020 was $16,000 compared to $9,000 and $3,000 for the Centessa Predecessor Group during the period from January 1, 2021 through January 29, 2021 and Centessa Successor for the period from January 30, 2021 through March 31, 2021, respectively. The $4,000 decrease is primarily attributable to the settlement of the outstanding convertible term notes in January 2021.

Gain on Extinguishment of Debt

Gain on extinguishment of debt for the Centessa Predecessor Group for the three months ended March 31, 2020 was $0.3 million, attributable to the extinguishment of loans from related party investors.

Centessa Predecessor Group

Comparison of the Years Ended December 31, 2019 and 2020

The following table sets forth the Group’s results of operations for the year ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020
Operating expenses:
Research and development	$4,263	$9,301
General and administrative	790	1,139

Loss from operations	(5,053)	(10,440)
Interest income (expense), net	5	(68)
Change in fair value of derivative liability	—	(186)
Amortization of debt discount	(118)	(310)
Gain on extinguishment of debt	105	341

Net loss	$(5,061)	$(10,663)

Research and Development Expense

The Group tracks outsourced development, outsourced personnel costs and other external research and development costs of specific programs. The following table summarizes the Group’s research and development expenses for the year ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020	Change
ZF874	$1,294	$3,121	$1,827
LB1	899	1,349	450
LB2	371	1,200	829
MGX292	1,688	3,566	1,878
Other research and development expenses	299	573	274
Personnel expenses	999	1,691	692
Research tax credits	(1,287)	(2,199)	(912)

	$4,263	$9,301	$5,038

Research and development expenses for the year ended December 31, 2019 were $4.3 million, compared to $9.3 million for the year ended December 31, 2020. The increase of $5.0 million was primarily due to the increase in clinical development of activities and expenses for the product candidates. Costs associated with Z Factor’s lead candidate, ZF874, increased $1.8 million from $1.3 million in 2019 to $3.1 million in 2020 as Z Factor initiated its Phase 1 clinical trial and dosed its first human patient in August 2020. Costs associated with LockBody’s lead candidates, LB1 and LB2, increased $1.3 million in the aggregate from $1.2 million in 2019 to $2.5 million in 2020 as LockBody initiated its preclinical evaluation and cell line development for LB1 and lead optimization for LB2. Costs associated with Morphogen-IX’s lead candidate, MGX292, increased $1.9 million from $1.7 million in 2019 to $3.6 million in 2020 and primarily attributable to ongoing preclinical development in preparation for submitting an investigational new drug application. Other research and development expenses increased $0.3 million from $0.3 million in 2019 to $0.6 million 2020 in connection with preclinical activities and discovery efforts for other programs. Personnel related expenses increased $0.7 million from $1.0 million in 2019 to $1.7 million in 2020 and was attributable to the increase in research and development employee headcount. These increases were offset by an increase in research tax credits of $0.9 million earned as a result of the increase in qualified research and development expenses in 2020 when compared to 2019.

General and Administrative Expense

The following table summarizes the Group’s general and administrative expenses for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020	Change
Personnel expenses	$46	$62	$16
Facilities and supplies	14	6	(8)
Legal and professional fees	612	1,031	419
Other expenses	118	40	(78)

	$790	$1,139	$349

General and administrative expenses for the year ended December 31, 2019 were $0.8 million, compared to $1.1 million for the year ended December 31, 2020. The increase of $0.3 million was primarily attributable to an increase of in legal and professional fees of $0.4 million that were partially offset by a $78,000 decrease in other administrative expenses.

Change in Fair Value of Derivative Liability

The Group recognized $0.2 million for the change in fair value of the derivative liability for the year ended December 31, 2020 and attributable to the bifurcated redemption feature associated with convertible term loans that are subject to remeasurement at each reporting period until the loans are settled.

Amortization of Debt Discount

The Group recognized $0.1 million of amortization of debt discount for the year ended December 31, 2019 compared to $0.3 million for the year ended December 31, 2020. The $0.2 million increase is attributable to the additional principal borrowings in 2020 and related bifurcated redemption feature that is recorded as a debt discount and subsequently amortized.

Interest Income (Expense), net

The Group recognized $5,000 net interest income during the year ended December 31, 2019 and primarily attributable to the cash balances held in financial institutions compared to $68,000 of net interest expense during the year ended December 31, 2020 attributable to the convertible debt borrowings.

Gain on Extinguishment of Debt

The Group recognized a gain on extinguishment of $0.1 million and $0.3 million during the year ended December 31, 2019 and 2020, respectively attributable to the extinguishment of loans from related party investors.

Palladio Biosciences, Inc.

Comparison of Nine Months Ended December 31, 2019 and the Year Ended December 31, 2020

The following table sets forth our results of operations for the nine months ended December 31, 2019 and the year ended December 31, 2020 (in thousands):

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$5,557	$5,449
General and administrative	1,353	3,223

Loss from operations	(6,910)	(8,672)
Change in fair value of derivative liability	—	(967)
Amortization of debt discount	(1,072)	(2,386)
Interest expense, net	(408)	(882)

Loss before tax	(8,390)	(12,907)

Net loss	$(8,390)	$(12,907)

Research and Development Expense

Palladio tracks outsourced development, outsourced personnel costs and other external research and development costs for lixivaptan. The following table summarizes Palladio’s research and development expenses for the nine months ended December 31, 2019 and the year ended December 31, 2020 (in thousands):

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020	Change
Lixivaptan	$4,799	$4,195	$(604)
Personnel expenses	735	1,228	493
Other expenses	23	26	3

	$5,557	$5,449	$(108)

Research and development expenses for the nine months ended December 31, 2019 were $5.6 million, compared to $5.4 million for the year ended December 31, 2020. The decrease of $0.1 million was primarily due to the completion of Palladio’s Phase 2 clinical trial for lixivaptan in 2020 offset by an increase in personnel costs which was attributable to the increase in research and development employee headcount. The decrease is also attributable to the comparison of nine months and twelve months of operating activity for 2019 and 2020, respectively.

General and Administrative Expense

The following table summarizes Palladio’s general and administrative expenses for the nine months ended December 31, 2019 and the year ended December 31, 2020 (in thousands):

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020	Change
Personnel expenses	$788	$2,427	$1,639
Facilities and supplies	104	213	109
Legal and professional fees	169	345	176
Other expenses	292	238	(54)

	$1,353	$3,223	$1,870

General and administrative expenses for the nine months ended December 31, 2019 were $1.4 million compared to $3.2 million for the year ended December 31, 2020. The increase of $1.9 million was attributable to $1.6 million in personnel expenses due to increases in executive and operational headcounts, $0.1 million in facilities and supplies and $0.2 million in legal and professional fees in support of patent portfolio.

Change in Fair Value of Derivative Liability

Palladio recognized $1.0 million for the change in fair value of the derivative liability for the year ended December 31, 2020 that was attributable to the settlement of Palladio’s convertible debt and derivative liability in September 2020 upon completing the sale of its Series B convertible preferred stock.

Amortization of Debt Discount

Palladio recognized $1.1 million of amortization of debt discount for the nine months ended December 31, 2019 compared to $2.4 million for the year ended December 31, 2020. The $1.3 million increase is attributable to the acceleration of amortization upon settlement of the convertible debt derivative liability in September 2020.

Interest Expense, net

Palladio recognized $0.4 million and $0.9 million in interest expense, net of interest income, for the nine months ended December 31, 2019 and the year ended December 31, 2020, respectively. The $0.5 million increase in expense is attributable to the additional convertible debt borrowings from May 2019 through December 2019 and in July 2020. Interest income recognized from cash and cash equivalent balances held in financial institutions was immaterial for each period.

ApcinteX Limited

Comparison of the Years Ended December 31, 2019 and 2020

The following table sets forth our results of operations for the years ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020
Operating expenses:
Research and development	$4,848	$2,582
General and administrative	226	297

Loss from operations	(5,074)	(2,879)
Interest income, net	18	7

Loss before tax	(5,056)	(2,872)

Net loss	$(5,056)	$(2,872)

Research and Development Expense

ApcinteX tracks outsourced development, outsourced personnel costs and other external research and development costs of specific programs. The following table summarizes the ApcinteX’s research and development expenses for the year ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020	Change
SerpinPC	$4,863	$1,934	$(2,929)
Preclinical and clinical development expenses	809	729	(80)
Personnel expenses	615	720	105
Research tax credits	(1,439)	(803)	636

	$4,848	$2,580	$(2,268)

Research and development expenses for the year ended December 31, 2019 were $4.9 million, compared to $2.6 million for the year ended December 31, 2020. The decrease of $2.3 million was primarily due to the decrease in clinical development of its lead product candidate, SerpinPC, and primarily attributable to the Phase 1b clinical trial that was initiated in 2019 and completed in 2020. Personnel related expenses increased $0.1 million from $0.6 million in 2019 to $0.7 million in 2020 and attributable to the increase in research and development employee headcount. Research tax credits decreased $0.6 million from $1.4 million in 2019 to $0.8 million in 2020 as a result of the decrease in qualified research and development expenses in 2020 when compared to 2019.

General and Administrative Expense

The following table summarizes ApcinteX’s general and administrative expenses for the years ended December 31, 2019 and 2020 (in thousands):

	2019	2020	Change
Personnel expenses	$23	$24	$1
Facilities and supplies	24	37	13
Legal and professional fees	126	219	93
Other expenses	53	17	(36)

	$226	$297	$71

General and administrative expenses for the year ended December 31, 2019 were $0.2 million, compared to $0.3 million for the year ended December 31, 2020. The increase of $71,000 was attributable to $93,000 increase in legal and professional fees in support of the patent portfolio and $13,000 increase in facilities and supplies. These increases were offset by a $36,000 decrease in other expenses.

Interest Income, net

Interest income, net of expenses, from cash and cash equivalent balances held in financial institutions was immaterial during each of the years ended December 31, 2019 and 2020.

Liquidity and Capital Resources

Sources of Liquidity

As of March 31, 2021, the Centessa Successor had cash of $298.6 million. The Group, Palladio and ApcinteX have primarily financed operations since inception through the sale of convertible preferred shares, the issuance of convertible term loans and proceeds from tax incentives associated with research and development efforts. Through January 29, 2021, the Group had sold convertible preferred shares and convertible term loans, raising aggregate net proceeds of $5.0 million. Concurrent with the acquisition of the companies by Centessa in January 2021, Centessa completed a $250.0 million Series A convertible preferred financing that was comprised of $245.0 million in proceeds and the $5.0 million in convertible debt.

The Group, Centessa Successor, Palladio and ApcinteX have no ongoing material financing commitments, such as lines of credit or guarantees, that are expected to affect liquidity over the next five years.

Cash Flows

Centessa Predecessor Group and Centessa Successor

The following table shows a summary of cash flows for the periods indicated (in thousands):

	Predecessor				Successor
	Centessa Predecessor Group Combined Year ended December 31,		Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
	2019	2020
Net cash (used in) provided by:
Operating activities	$(5,825)	$(10,630)	$(3,639)	$(987)	$(11,635)
Investing activities	—	—	—	—	63,517
Financing activities	9,005	1,362	—	—	241,889
Exchange rate effect on cash and cash equivalents	520	(75)	(861)	18	(124)

Net increase (decrease) in cash and cash equivalents	$3,700	$(9,343)	$(4,500)	$(969)	$293,647

Operating Activities

During the three months ended March 31, 2020, the Group used $3.6 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $3.0 million and $0.3 million non-cash gains in connection with the extinguishment of debt and $0.5 million in the net change in operating assets and liabilities. These decreases were offset by $0.2 million in non-cash charges.

During the period from January 1, 2021 through January 29, 2021, the Group used $1.0 million of net cash in operating activities. Cash used in operating activities reflected the net loss of $0.8 million and $0.2 million in the net change in operating assets and liabilities.

During the period from January 30, 2021 through March 31, 2021, the Centessa Successor used $11.6 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $238.7 million, partially offset by a $220.5 million non-cash charge for acquired in-process research and development in connection with the acquisition of the Centessa Subsidiaries and $2.7 million in other non-cash charges for non-cash interest expense, depreciation expense, and share-based compensation expense and $3.9 million net change in operating assets and liabilities.

During the year ended December 31, 2020, the Group used $10.6 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $10.7 million and $0.3 million non-cash gains in connection with the extinguishment of debt and the change in fair value of the derivative liability. The Group also used cash of $0.5 million related to the change in operating assets. These uses were offset by $0.9 million in non-cash charges associated with non-cash interest and share-based compensation expense.

During the year ended December 31, 2019, the Group used $5.8 million of net cash in operating activities. Cash used in operating activities reflected the net loss of $5.1 million and $0.1 million non-cash gains in connection with the extinguishment of debt. The Group also used cash of $1.1 million related to the change in operating assets that were offset by $0.4 million in non-cash charges for non-cash interest expense, depreciation expense and share-based compensation expense.

Investing Activities

There were no investing activities for the Group during the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021.

During the period from January 30, 2021 through March 31, 2021, net cash provided by investing activities for the Centessa Successor was $63.5 million and primarily attributable to the $68.0 million of cash acquired in connection with the acquisition of the Centessa Subsidiaries which was partially offset by the related $4.5 million of transaction costs paid during the period.

Financing Activities

There were no financing activities for the Group during the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021.

During the period from January 30, 2021 through March 31, 2021, financing activities for the Centessa Successor provided $241.9 million in net cash proceeds and primarily attributable to the sale of Centessa Successor’s Series A preferred shares in January 2021. The Centessa Successor also received $0.3 million in proceeds upon the exercise of stock options.

During the year ended December 31, 2020, financing activities for the Group provided $1.4 million in net cash proceeds, primarily attributable to proceeds from convertible debt issuances.

During the year ended December 31, 2019, financing activities provided $9.0 million in net cash proceeds and attributable to $3.8 million upon the issuance of convertible debt and $5.2 million upon the sale and issuance of Series A convertible preferred shares.

Palladio Biosciences, Inc.

The following table shows a summary of cash flows for the periods indicated (in thousands):

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Net cash (used in) provided by:
Operating activities	$(5,482)	$(8,328)
Financing activities	11,959	16,771

Net increase in cash	$6,477	$8,443

Operating Activities

During the year ended December 31, 2020, Palladio used $8.3 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $12.9 million that was offset by a $3.3 million non-cash interest expense associated with the convertible debt, $1.0 million non-cash charge for the change in fair value of the derivative liability and $0.3 million of non-cash stock-based compensation expense. The change in our operating net assets was immaterial.

During the nine months ended December 31, 2019, Palladio used $5.5 million of net cash in operating activities. Cash used in operating activities reflected the net loss of $8.4 million that was offset by $1.6 million in non-cash charges for interest expense amortization of debt discount, and stock-based compensation expense. The net loss was also offset by the $1.3 million change in operating assets attributable to the timing in vendor payments.

Financing Activities

During the year ended December 31, 2020, financing activities provided $16.8 million in net cash proceeds, primarily attributable to the sale of Series B convertible preferred stock for net proceeds of $15.4 million and $1.4 million in net proceeds from convertible debt issuances.

During the nine months ended December 31, 2019, financing activities provided $12.0 million in net cash proceeds and attributable to the issuance of convertible debt.

ApcinteX Limited

The following table shows a summary of cash flows for the year ended December 31, 2019 and 2020 (in thousands):

	Year Ended December 31,
	2019	2020
Net cash (used in) provided by:
Operating activities	$(6,005)	$(1,074)
Financing activities	5,575	11,697
Effects of exchange rate changes on cash and cash equivalents	(20)	749

Net (decrease) increase in cash and cash equivalents	$(450)	$11,372

Operating Activities

During the year ended December 31, 2020, ApcinteX used $1.1 million of net cash in operating activities. Cash used in operating activities reflected a net loss of $2.9 million that was offset by a $0.5 million non-cash share-based compensation expense. The net loss was also offset by the $1.3 million change in operating assets.

During the year ended December 31, 2019, ApcinteX used $6.0 million of net cash in operating activities. Cash used in operating activities reflected the net loss of $5.1 million and $1.3 million change in operating assets that were offset by $0.3 million in non-cash charges for share-based compensation expense.

Financing Activities

During the year ended December 31, 2020, financing activities provided $11.7 million in net cash proceeds, attributable to the sale of Series B convertible preferred stock.

During the year ended December 31, 2019, financing activities provided $5.6 million in net cash proceeds, attributable to the sale of Series A convertible preferred stock.

Sources of Funding

The Group’s primary sources of capital to date have been from private placements of preferred shares and the issuance of convertible term loans. Through December 31, the Group raised approximately $25.5 million from private placements of preferred shares. From July 2019 through November 2020, LockBody issued convertible term loans in exchange for aggregate gross proceeds of $5.1 million (£4.0 million at an exchange rate of 0.78). The notes accrued simple interest of 2% per annum and, if not converted, will convert in August 2021. Upon the completion of a qualified financing event, the outstanding principal and interest automatically convert into the shares issued in connection with the financing event and at 80% of the subscription price. In connection with the Centessa Series A financing in January 2021, the notes were settled in their entirety.

Palladio Biosciences, Inc. Convertible Preferred Stock

In July 2016 and 2017, Palladio entered into a Series A stock purchase agreement pursuant to which it issued and sold to investors an aggregate of 5,009,185 shares of Series A convertible preferred stock at a purchase price of $1.00 per share, for aggregate consideration of approximately $5.0 million.

In September 2020 and December 2020, Palladio entered into a Series B stock purchase agreement pursuant to which it issued and sold to investors an aggregate of 8,409,088 shares of its Series B convertible preferred stock at a purchase price of $2.20 per share, for aggregate consideration of approximately $18.5 million of which $3.0 million was received in January 2021.

Palladio Biosciences, Inc. Convertible Debt

From August 2018 through July 2020, Palladio issued convertible debt instruments in exchange for aggregate gross proceeds of $16.5 million. The notes accrued simple interest of 8% per annum and, if not converted, would have matured on various dates ranging from December 2020 to December 2021. Upon the completion of a qualified financing event, the outstanding principal and interest automatically converted into the shares issued in connection with the financing event and at 75%-80% of the subscription price. In the event of a change in control prior to conversion or maturity, the notes were entitled to receive three times their initial investment. The Company completed a qualified financing in September 2020 and issued 10,275,650 shares of Series B convertible preferred stock in exchange for the outstanding principal and interest of $16.5 million and $1.5 million, respectively.

ApcinteX Limited Convertible Preferred Stock

Through December 2019, ApcinteX sold an aggregate of 2,357,265 Series A convertible preferred shares for proceeds of $19.1 million. In October 2020, ApcinteX completed a Series B financing whereby it sold 508,147 shares of Series B preferred for proceeds of $11.7 million.

Funding Requirements

Following the acquisition by Centessa, the Group, Palladio and ApcinteX expect expenses to increase in connection with ongoing activities, particularly as Centessa Successor continues the research and development of, continue or initiate clinical trials of, and seek marketing approval for any current and future product candidates. In addition, if marketing approval is obtained for any product candidates, Centessa Successor expects to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, following the completion of this offering by Centessa Successor, additional costs associated with operating as a public company are expected. Accordingly, there will be a need to obtain substantial additional funding in connection with the continuing operations. For the foreseeable future, the Centessa Subsidiaries expect the significant majority of their funding to come from Centessa Successor. If Centessa Successor is unable to raise capital when needed or on attractive terms, it would be forced to delay, reduce or eliminate research and development programs or future commercialization efforts.

Centessa Successor anticipates that its expenses will increase substantially as it:

•	seeks to discover and develop current and future clinical and preclinical product candidates;

•	scales up clinical and regulatory capabilities;

•	adapts regulatory compliance efforts to incorporate requirements applicable to marketed products;

•	establishes a sales, marketing and distribution infrastructure and scale up external manufacturing capabilities to commercialize any product candidates for which regulatory approval may be obtained;

•	maintains, expands and protects the intellectual property portfolio;

•	hires additional internal or external clinical, manufacturing and scientific personnel or consultants;

•	adds operational, financial and management information systems and personnel, including personnel to support product development efforts; and

•	incurs additional legal, accounting and other expenses in operating as a public company.

Because of the numerous risks and uncertainties associated research, development and commercialization of product candidates, Centessa Successor is unable to estimate the exact amount of its working capital requirements. Future funding requirements will depend on and could increase significantly as a result of many factors, including:

•	the scope, progress, results and costs of preclinical studies and clinical trials;

•	the scope, prioritization and number of research and development programs;

•	the costs, timing and outcome of regulatory review of product candidates;

•	the ability to establish and maintain collaborations on favorable terms, if at all;

•	the extent to which obligations to reimburse exist, or entitled to reimbursement of, clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing intellectual property rights and defending intellectual property-related claims;

•	the costs of securing manufacturing arrangements for commercial production; and

•	the costs of establishing or contracting for sales and marketing capabilities if regulatory approvals are obtained to market product candidates.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time- consuming, expensive and uncertain process that takes many years to complete, and may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, product candidates, if approved, may not achieve commercial success. Commercial revenues, if any, will be derived from sales of product candidates that do not expect to be commercially available for the next couple of years, if at all. Accordingly, the need to continue to rely on additional financing to achieve our business objectives will exist. Adequate additional financing may not be available on acceptable terms, or at all.

Critical Accounting Policies

Management’s discussion and analysis of its financial condition and results of operations is based on the combined financial statements of Centessa Predecessor Group, the consolidated financial statements of Centessa Successor and the financial statements of Palladio and ApcinteX which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires estimates and judgments be made that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in the combined financial statements. On an ongoing basis, an evaluation of estimates and judgments are required, including those related to accrued expenses contingent consideration and share-based compensation. Estimates are based on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While the significant accounting policies are described in more detail in Note 2 to the Group’s, the Centessa Successor’s, Palladio’s and ApcinteX’s audited and unaudited interim financial statements included elsewhere in this prospectus, the following accounting policies are the most critical to the judgments and estimates used in the preparation of the financial statements.

Research and Development Accruals

Research and development expenses consist primarily of costs incurred in connection with the development of product candidates. Research and development costs are expensed as incurred.

Expenses for preclinical studies and clinical trial activities performed by third parties are accrued based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with CROs and clinical trial sites. Estimates are determined by reviewing external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the clinical development plan.

Estimates of accrued expenses are made as of each balance sheet date in the financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, an adjustment to the accrual will be made accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Milestone payments within the each of the Group’s, Palladio’s and ApcinteX’s licensing arrangements are recognized when achievement of the milestone is deemed probable to occur. To the extent products are commercialized and future economic benefit has been established, commercial milestones that become probable are capitalized and amortized over the estimated remaining useful life of the intellectual property. In addition, royalty expenses are accrued and sublicense nonroyalty payments, as applicable, for the amount it is obligated to pay, with adjustments as sales are made.

Contingent Value Rights

In connection with the Acquisition, Centessa Successor issued contingent value rights, or CVRs, to former shareholders and option holders of Palladio. In total, the CVRs represent the contractual rights to receive payment of $39.7 million upon the first patient dosed in a Phase 3 pivotal study of lixivaptan for the treatment of autosomal dominant polycystic kidney disease (ADPKD) in any of the United States, France, Germany, Italy, Spain, the United Kingdom and Japan (designated the ACTION Study). The contingent milestone, if triggered, will be settled through the issuance of Centessa Successor ordinary shares equal to the amount of the total CVRs payable based on the per share value of ordinary shares at the milestone date.

The Centessa Successor determined that the contingent value rights should be accounted for as a liability in accordance with ASC 480. Accordingly, fair value of the contingent consideration will be assessed quarterly until settlement. To estimate the fair value of the CVRs, Centessa Successor applied a cumulative probability of achieving the clinical milestone and applied it to the potential payout. Prior to initiating the ACTION Study and dosing the first patient, Centessa Successor will consider the status and on-going results of the Phase 3a safety study (designated the ALERT Study). Centessa Successor will evaluate if the on-going results support the belief that lixivaptan has a de-risked safety profile. Assuming the on-going results from the ALERT Study continue to support this view, the probability of commencing the ACTION study and dosing the first patient is high and is currently expected during early-to-mid 2022. The cumulative probability of achieving positive results from the ALERT Study and dosing the first patient in the ACTION Study was applied to the CVR payout to arrive at a fair value of $22.6 million as of the Acquisition date.

Share-Based Compensation

The Group, Centessa Successor, Palladio and ApcinteX measure compensation expense for all share-based awards based on the estimated fair value of the award on the grant date. The Group, Centessa Successor and ApcinteX grant share-based awards in the form of B ordinary shares and are accounted for as restricted shares due to the nominal exercise price at the time of grant. Compensation expense associated with B ordinary awards are recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. Palladio has issued stock option awards and uses the Black-Scholes option pricing model to value its awards.

The Black-Scholes option-pricing model requires the use of subjective assumptions that include the expected stock price volatility and the fair value of the underlying common shares on the date of grant. See Note 9 to Palladio’s audited financial statements and Note 9 to Centessa Successor’s unaudited interim financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions used in applying the Black-Scholes option pricing model to determine the estimated fair value of stock options granted during the nine months ended December 31, 2019 and for the year ended December 2020 for Palladio and during the period from January 30, 2021 through March 31, 2021 for Centessa Successor.

Estimating the Fair Value of the Group and ApcinteX Ordinary Shares and Palladio Common Stock

Estimating the fair value of the Group and ApcinteX’s ordinary shares and Palladio’s common shares underlying their respective share-based awards is required. Because the Group, ApcinteX’s and Palladio’s shares are not currently publicly traded, the fair value of the shares has been estimated by the Group’s, ApcinteX’s and Palladio’s respective board of directors, with input from each respective management team, considering most recently available third-party valuation of ordinary and common shares. The Group’s, Palladio’s and ApcinteX’s board of directors each considered various objective and subjective factors to estimate the estimated fair value of ordinary and common shares, including:

•

the stage of development and business strategy and the material risks related to the business and industry. estimated value of all classes of securities outstanding;the estimated value of all classes of securities outstanding;

•	the anticipated capital structure that will directly impact the value of the currently outstanding securities;

•	results of operations and financial position;

•	the status of research and development efforts;

•	the composition of, and changes to, management team and board of directors;

•	the lack of liquidity of common and ordinary shares as a private company;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	United Kingdom, Europe and global economic conditions;

•

the likelihood of achieving a liquidity event for the holders of common and ordinary shares, such as an initial public offering, or IPO, or a sale of the company, given prevailing market conditions; and

•	the market value and volatility of comparable companies.

In estimating the fair value of the Group’s, Palladio’s and ApcinteX’s shares, each board of directors considered the subjective factors discussed above in conjunction with the most recent valuations of shares that were prepared by an independent third-party.

Determining the Fair Value of Ordinary Shares Prior to the IPO

As there has been no public market for our ordinary shares prior to this offering, the estimated fair value of our ordinary shares has been determined by our board of directors as of the date of each option grant, with input from management, considering third-party valuations of our ordinary shares, which were performed contemporaneously with events which management believed would have an impact on the valuation of our ordinary shares. All of our recent third-party valuations of our ordinary shares since our inception were as follows: $5.84 as of January 25, 2021 and $9.42 as of April 12, 2021.

The following table sets forth, by grant date, the number of shares subject to options granted between our inception and the date of this prospectus, the per share exercise price of the options and the fair value of ordinary shares underlying the options on each grant date:

Grant date(1)	Number of shares subject options granted	Per share exercise price of options		Fair value per ordinary share on grant date
January 29, 2021	569,920	$3.97	(2)	$5.84
February 19, 2021	6,740,046	$5.84		$5.84
March 4, 2021	1,100,742	$5.84		$5.84
April 20, 2021	2,462,326	$9.42		$(3)
May 7, 2021	1,087,674	$9.42		$(3)

(1)

We have provided information regarding our grants starting from January 29, 2021, following the completion of our acquisition of our current subsidiaries and the completion of our Series A preferred share financing that occurred on January 29, 2021. In connection with the acquisitions of its subsidiaries, all prior option awards of such subsidiaries held by grantees were cancelled. The options shown in the table are the only options granted by us since our inception as well as the only options outstanding at any entity within our group as of the date of this prospectus.

(2)

The exercise price for the January 29, 2021 awards, which were issued to former optionholders of our subsidiary Palladio Biosciences, Inc., were determined contractually on an arms’ length basis as part of our acquisition of this subsidiary and not through the third-party valuation as of January 25, 2021. The options issued were replacement awards for Palladio options which were cancelled at completion of the transaction. As the per-share fair market value of the ordinary shares as of such date exceeded the exercise prices set for the January 29, 2021 awards, we recognized an incremental share-based compensation expense based on the fair value, as reflected in our unaudited interim financial statements for the period ended March 31, 2021 included elsewhere in this prospectus.
(3)

We intend to determine our compensation expense relating to the April 20, 2021 and May 7, 2021 awards in connection with our preparation and review of our unaudited financial statements for the period ending June 30, 2021. Once determined, our estimate of the grant date fair value of these share-based awards will be reflected in the financial statements relating to such period.

In the absence of a public trading market for our ordinary shares prior to this offering, we estimated the fair value of our ordinary shares based on the information known to us on the respective dates of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the ordinary shares, and in part on contemporaneous input from an independent third-party valuation firm. Our board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of our ordinary shares, including:

•	our nascent stage of development and business strategy, including the status of research and development efforts of its product candidates and the material risks related to its business and industry;

•	our results of operations and financial position, including our levels of available capital resources;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	the lack of marketability of our ordinary shares as a private company;

•

the most recent price of our convertible preferred shares sold to investors in arm’s length transactions and the rights, preferences and privileges of our convertible preferred shares relative to those of our ordinary shares;

•	the likelihood of achieving a liquidity event for the holders of our ordinary shares, such as an initial public offering or a sale of our, given prevailing market conditions;

•	trends and developments in our industry; and

•	external market conditions affecting the life sciences and biotechnology industry sectors.

The third-party valuations of our ordinary shares that our board of directors considered in making its determinations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (Practice Guide), which prescribes several valuation approaches for determining the value of an enterprise, such as cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure and specifically the ordinary shares.

Our determinations of the fair value of the ordinary shares were performed using methodologies, approaches and assumptions consistent with the Practice Guide. In accordance with the Practice Guide, we considered the following methods for allocating the enterprise value across our classes and series of share capital to determine the fair value of our ordinary shares at each valuation date.

•

Option Pricing Method (OPM). The OPM estimates the value of our common equity using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of ordinary shares as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of our convertible preferred shares, as well as their rights to participation, and the exercise prices of the outstanding options. Thus, the value of the ordinary shares can be determined by estimating the value of its portion of each of these call option rights. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the ordinary shares represent a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a shareholder experiences. This adjustment is commonly referred to as a discount for lack of marketability (DLOM).

•

Probability-Weighted Expected Return Method (PWERM). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes considered by us as well as the economic and control rights of each share class.

•

Hybrid Method. The Hybrid Method is a hybrid between the PWERM and OPM, estimating the probability-weighted value across multiple scenarios, but using the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events.

The independent third-party valuation as of January 25, 2021 was based on the Hybrid Method, considering a potential initial public offering scenario and a scenario reflecting only consummation of our Series a preferred share financing. The independent third-party valuation as of April 12, 2021 was based on the Hybrid Method, considering a potential initial public offering scenario and one scenario without a potential initial public offering. Subjective factors considered by our board of directors and management included the advancement of our business, including progress in research and development activities and build-out of our management team, as well as efforts in furtherance of this offering. In assisting the independent third-party valuation specialist with assumptions for purposes of its valuation analysis, we also considered the uncertain nature of the initial public offering market in determining the likelihood that this offering would proceed.

Following the completion of this offering, the fair value of our ordinary shares will be determined based on the quoted market price of our ADSs.

Based on the assumed initial public offering price of $19.00 per ADS, which is the midpoint of the price range set forth on the cover page of this prospectus, the aggregate intrinsic value of options as of March 31, 2021 was $100.8 million, of which $7.1 million is related to vested options.

Recent Accounting Pronouncements

See Note 2 to the Group’s, Centessa Successor’s and ApcinteX’s, and Note 3 to Palladio’s, audited and unaudited interim financial statements included elsewhere in this prospectus for a description of recent accounting pronouncements applicable to the respective financial statements.

Contractual Obligations and Other Commitments

As of December 31, 2020, the Centessa Predecessor Group had non-cancellable commitments for purchase of clinical materials, contract manufacturing, maintenance and committed funding of up to $3.4 million, which the Group expects to pay within one year. The amount and timing of these payments vary depending on the rate of progress of development.

As of December 31, 2020, Palladio had an operating lease for its corporate office location in Horsham, Pennsylvania and is subject to future minimum lease payments of $68,000 and $57,000 during 2021 and 2022, respectively.

As of December 31, 2020, ApcinteX Limited had non-redeemable commitments for purchase of clinical materials, contract manufacturing, maintenance and committed funding of up to $5.7 million which $3.0 million and $2.7 million are expected to be paid in less than one year and between one and three years, respectively.

The contractual obligations and other commitments of the Centessa Predecessor Group, Palladio and ApcinteX Limited that have been disclosed do not include any potential development, regulatory and commercial milestone payments and potential royalty payments that the Group, Palladio and AcpinteX may be required to make under their respective license agreements. These payments are excluded given that the timing of any such payments cannot be reasonably estimated at this time.

Off-Balance Sheet Arrangements

The Centessa Successor does not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, the Centessa Successor does not engage in trading activities involving non-exchange traded contracts. Therefore, the Centessa Successor believes that they are not materially exposed to any financing, liquidity, market or credit risk that could arise if they engaged in these relationships.

Qualitative and Quantitative Disclosures About Market Risk

Each of the Group, Palladio and ApcinteX is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities. Interest-earning assets consist of cash and cash equivalents. Interest income earned on these assets was de minimis for the year ended December 31, 2019 and 2020.

BUSINESS

Our Vision

We are reimagining the traditional pharmaceutical research and development model to build, from the bottom-up, an R&D engine predicated on asset centricity to discover, develop and ultimately deliver impactful medicines to patients. We believe the successful execution at scale of our asset-centric R&D model has the potential to result in R&D productivity surpassing that of today’s largest pharmaceutical companies and could translate into a dramatic impact for patients, providers and society more broadly.

Our approach to delivering consequential medicines to patients is guided by three foundational principles:

1.	We pursue discovery and development of programs with clear biological rationale.

2.	We aim to build a self-sustaining, evergreen R&D engine anchored on asset centricity.

3.	We strive to be the partner of choice for founder-subject matter experts who share our vision.

Overview

Centessa Pharmaceuticals plc (Centessa) was conceived by combining the primary strengths of the asset-centric model with the benefits of diversification and scale typically attributed to traditional large R&D organizations. The asset-centric model refers to single-purpose companies which are focused on developing a single program or programs associated with a single biological pathway. We were inspired by the success realized by the asset-centric model and were founded on the principle of developing asset centricity at scale. We have implemented this reimagined approach to R&D by initially combining a curated portfolio of ten wholly-owned asset-centric companies, which we refer to as Centessa Subsidiaries, that are developing 16 high conviction programs with clear biological rationale. Each Centessa Subsidiary is led by one or more individuals we believe to be some of the leading subject matter experts in their respective disciplines. We empower our subsidiaries to advance their research and development plans in an independent and unbiased manner. Our programs cover a range of high-value therapeutic areas including oncology, hematology, immunology / inflammation, neuroscience, hepatology, pulmonology, nephrology, and range from discovery-stage research through late-stage clinical development. Additionally, a substantial number of our programs focus on rare disease indications with significant unmet need. We currently anticipate a total of more than a dozen clinical read-outs over the next three years, including three clinical read-outs in 2021. We expect this robust cadence of clinical progress will be coupled with significant development advancements for our earlier-stage preclinical programs. As a therapeutic-focused company, we intend to pursue a “develop to commercialize” approach for our programs with a relentless focus on efficiently delivering consequential medicines to patients.

Centessa was formed in October 2020 by Medicxi with a view to ultimately acquiring, and thereby becoming the holding company of, several pre-revenue, development stage biotech companies each of which was either controlled by and/or invested in by a fund affiliated with Medicxi or Index Ventures. On January 29, 2021, Centessa acquired 11 biotechnology companies and simultaneously closed a Series A funding round of $250 million. Prior to the acquisition, Centessa’s activities were limited mainly to engaging advisors and recruitment efforts. Centessa commenced active operations after the consummation of the acquisitions. Each of the Centessa Subsidiaries was a portfolio company of a fund affiliated with Medicxi or Index Ventures at the time of the acquisition.

We are led by our experienced management team who play a critical role in enabling our Centessa Subsidiaries by providing centralized resources, supporting development of programs and overseeing judicious capital allocation. We are convinced that bringing together our 16 high conviction programs under a unified, asset-centric structure at scale is in itself a unique competitive advantage in the industry. Going forward, our intent is to become the partner of choice for founder-subject matter experts with high conviction programs by fostering a research engine that allows our leading talent to focus exclusively on the pursuit of their unique product visions, striving for scientific excellence and patient benefit. Consistent with our operating model today, these founder-subject matter experts will be directly incentivized and appropriately supported to develop and bring medicines to market. Direct incentivization is achieved through two principle financial incentives: first, through each founder-subject matter expert having a significant equity stake in Centessa and, thereby, compensated commensurately with the Company’s performance; second, they disproportionately share in upside through certain agreed milestone payments of a pre-agreed amount payable upon defined events such as regulatory approval of an applicable drug or the payment of a pre-agreed percentage of the net aggregate cash proceeds from certain strategic transactions (including partnerships / out-licensing agreements and/or a sale) concerning the relevant Centessa Subsidiary. These incentives are designed to motivate our founder-subject matter experts to develop and bring medicines to patients.

Separately, our relentless focus on data-driven decision-making is aimed at enabling us to embrace and implement a “fail fast, and fail early” philosophy to close programs expeditiously when data dictates. Data-driven decision making is at the core of our asset-centric model. Centessa management retains final authority over resource allocation decisions across the Centessa Subsidiaries’ programs, and aims to expeditiously terminate programs when the data do not support advancing a program. These features of our asset-centric model are designed to reflect our “fail fast and fail early” philosophy when data warrants. We believe our direct incentivization model and relentless focus on data-driven decision-making is a differentiated approach and philosophy to that deployed by traditional R&D models.

Our bottom-up, asset-centric operating model fosters an ecosystem in which we enable the founder-subject matter experts at each Centessa Subsidiary to develop their programs with a high degree of autonomy and with complementary operational and R&D support from Centessa. This is designed to enable each Centessa Subsidiary to execute its program or programs with greater agility and enhanced probability of success. Each Centessa Subsidiary focuses its resources and expertise on progressing high conviction programs that follow well elucidated biological pathways, with the goal of addressing a significant unmet patient need. While we focus on well elucidated biological pathways where there is prior learning in human genetics and/or clinical evidence, many of our highly-differentiated programs are enabled by proprietary structural biology insights.

Our ten initial Centessa Subsidiaries and their disease areas of focus as well as our expectation for expansion in the number of Centessa Subsidiaries are summarized in the below figure:

Traditional R&D organizations realize the benefit of having a diversified pipeline with multiple uncorrelated programs while reaching a scale that allows for an optimized and flexible balance sheet and access to infrastructure and resources. By initially combining a curated portfolio of asset-centric companies under a central management team, we expect to receive the benefits of a diversified pipeline of high conviction programs and mitigate the binary risk inherent in single-asset companies. We believe our unique incentivization framework enables our Centessa Subsidiary teams to maintain an undiluted singular product focus, and pursue paths forward that are determined primarily by the data that they generate. Subsidiary teams are designed to be small, with limited fixed costs to further enhance the economics of drug development, particularly in cases where expeditious closure of programs is warranted.

In addition to the broad range of disease areas we pursue, our portfolio is diversified in several other ways:

•	Therapeutic approaches: small molecule inhibitors, agonists, correctors, degraders, traditional and engineered antibodies and biologics based on engineered molecules;

•	Development approaches: novel targets differentiated fast-follower based on improved safety and/or refined mechanism; and

•	Discovery approaches: structure-based design, protein engineering and novel screening methods.

Our multiple modes of diversification across our portfolio substantially mitigate the binary nature of product development.

Our current pipeline includes the following four clinical stage product candidates:

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Lixivaptan (Palladio Biosciences): vasopressin V2 receptor small molecule inhibitor currently in Phase 3 clinical development for the treatment of autosomal dominant polycystic kidney disease (ADPKD). While the ongoing Phase 3 study is not a registrational trial, Palladio is preparing to conduct a global Phase 3 pivotal trial of lixivaptan in ADPKD patients, (designated the ACTION study) which we expect to commence by early-to-mid 2022. We believe lixivaptan has the potential to deliver similar efficacy benefits to tolvaptan, which is currently indicated for a subset of ADPKD patients, with a differentiated safety and tolerability profile that may benefit a broader set of patients;

•

SerpinPC (ApcinteX): activated protein C inhibitor currently in Phase 2a clinical development for the treatment of hemophilia A and B. We believe SerpinPC has the potential to improve upon the current standards of care by offering a long-acting, subcutaneous, non-replacement therapy that rebalances the coagulation cascade to provide both prophylactic and on-demand therapy in all patients with hemophilia regardless of subtype;

•

Imgatuzumab (Pega-One): anti-EGFR monoclonal antibody expected to enter a potential registrational Phase 2 clinical study for the treatment of cutaneous squamous cell carcinoma (CSCC). Imgatuzumab is also being considered for treatment of other solid tumors in the context of combination treatment with immunotherapy. We believe imgatuzumab represents a next-generation of antibody design offering enhanced antibody derived cell cytotoxicity (ADCC) and antibody derived cell phagocytosis (ADCP) properties; and

•

ZF874 (Z Factor): small molecule chemical chaperone folding corrector of the Z variant of alpha-1-antitrypsin (Z-A1AT) currently in Phase 1 clinical development for the treatment of alpha-1-antitrypsin deficiency (A1ATD). ZF874 leverages Z Factor’s proprietary insights into the misfolding of the Z-A1AT protein to correct protein folding and normalize protein levels to treat both lung and liver disease manifestations of A1ATD.

In addition to our clinical stage product candidates, our current portfolio consists of 12 preclinical assets, 11 of which are being evaluated in IND-enabling studies or lead optimization activities and one additional program in discovery stage. Across our Centessa Subsidiaries, we currently have a portfolio of 173 issued patents which includes 156 ex-U.S. patents and 17 issued U.S. patents directed to either our clinical stage product candidates or other programs being developed.

Our History

Our company is built upon our demand for excellence amongst our various participants and stakeholders. We believe this high bar for excellence is initially demonstrated by our ten current Centessa Subsidiaries. Each of our

Centessa Subsidiaries and their founder-subject matter experts have invested years dedicated to their program specialty. We intend to uphold this focus on excellence for future companies which may join our model as Centessa Subsidiaries. We complement the program expertise of our founder-subject matter experts with the broad experience of our centralized management team. Prior to establishing Centessa, our executive management team held positions in a wide range of settings, including some of the largest pharmaceutical companies in the world, leading biotechnology companies and world-class venture capital funds.

We are supported by a high-quality group of investors who share our passion for excellence and believe in the vision for our reimagined R&D model. These investors include our founding investor, Medicxi, alongside General Atlantic, Vida Ventures, Janus Henderson Investors, Boxer Capital, Cormorant Asset Management, T. Rowe Price, Venrock Healthcare Capital Partners, Wellington Management Company, BVF Partners L.P., EcoR1 Capital, Franklin Templeton, Logos Capital, Samsara BioCapital, LifeSci Venture Partners and a U.S.-based, healthcare-focused fund.

The Centessa Subsidiaries were selected by Medicxi out of the portfolio of biotechnology investments by funds affiliated with Medicxi or Index Ventures. The key criteria deployed to identify companies that would be considered for Centessa include: advancement of a single program with clear biological rationale, a differentiated product profile, and a team with deep expertise led by a founder-subject matter expert. Each of the Centessa Subsidiaries was controlled by funds affiliated with Medicxi or Index Ventures or funds affiliated with Medicxi or Index Ventures had a significant investment and/or influence. Whilst such funds affiliated with Medicxi and Index Ventures were a controlling or key investor to each Centessa Subsidiary with material influence, the decision as to whether to be acquired by Centessa was ultimately a decision of the executive management team of each Centessa Subsidiary including the founder subject-matter experts. An extensive negotiation exercise was undertaken with the executive management teams of each Centessa Subsidiary and each Centessa Subsidiary was represented by external counsel. These negotiations were conducted at arms’ length with each Centessa Subsidiary having been acquired on highly negotiated contribution terms (including as to valuation) and on highly negotiated individual incentivization terms which become payable if negotiated milestones are achieved or certain exit events are triggered. Further, the incoming Series A Centessa investors had a significant opportunity to diligence each Centessa Subsidiary and test the relative valuation and terms negotiated with the individual Centessa Subsidiaries.

Our Operating Model

We have implemented a reimagined R&D model that we believe leverages the key strengths of the traditional R&D organization and the core tenets of asset centricity. We believe that our approach will allow us to benefit from the characteristics of each model that are favorable for efficient drug development, while simultaneously removing the inefficiencies and potential challenges related to each.

Inefficiencies Prevalent in Traditional R&D Organizational Model

While traditional R&D organizations have significantly advanced science and developed important medicines for patients, we believe the traditional model as deployed today presents several opportunities to increase success rates and reduce the cost of bringing new drugs to market. For example, a study by the Tufts Center for the Study of Drug Development in 2014 found that the average pre-tax industry cost of developing new medicines, inclusive of failures and capital costs, was approximately $2.6 billion per new prescription drug approval. When excluding failures, we estimate from this study that the average costs of developing a new drug is approximately $500 million. Although we recognize failure in drug development will always exist, we believe this study highlights the opportunity for a better model. The traditional R&D model is often characterized by an abundance of centralized functions, which adds rigidity to the system and establishes a cost structure that is largely fixed in nature. As a result, traditional R&D organizations often unintentionally create structural pillars and homogeneity across the enterprise for the sake of enabling and streamlining day-to-day functions. Over time, the top-down nature and lack of asset focus within these organizations can lead to decreased organizational efficiency and effectiveness, including delayed R&D decision making, capital allocation driven by factors beyond observed data, lack of direct employee incentivization and an increased fixed-to-variable costs financial profile.

Asset Centricity as a Prescription for Change

The asset-centric model in drug development has flourished over the past two decades and has demonstrated increased success rates in clinical outcomes while maintaining cost efficiency in drug development as evidenced by the growth over the last decade in launches of new molecular entities (NMEs) by small companies that are first-time launchers versus by traditional pharmaceutical companies. We believe the asset-centric model enhances R&D productivity by streamlining the decision making process and aligning incentives of all stakeholders involved. A fundamental organizational principle of the asset-centric model is the convergence of a high conviction program and subject matter expertise. Centessa Subsidiary management teams, often led by subject matter experts, have deep biological pathway expertise that translates into robust decision making for advancement of product candidates predicted on an evidence based, go/no-go decision-making framework. Additionally, because asset-centric entities have minimal infrastructure and require stepwise financing on an as-needed basis, the path to data generation is financially more efficient while determinations of write-offs can be more expeditiously managed.

Asset Centricity at Scale—The Birth of Centessa

We believe our organization combines the best elements of the asset-centric business model with the benefits from scale in specified areas that benefit traditional R&D organizations. In an asset-centric organization, a high standard is maintained for high conviction programs advanced by a leading subject matter expert. We define a high conviction program as having met three criteria: clear biological rationale, a highly-differentiated product profile and leadership by founder-subject matter experts. Traditional R&D organizations realize the benefit of having a diversified pipeline with multiple uncorrelated programs while reaching a scale that allows for an optimized and flexible balance sheet and access to infrastructure and resources. In a similar way, by initially combining a curated portfolio of asset-centric companies under a central management team, we expect to receive the benefits of a diversified pipeline of high conviction programs and mitigate the binary risk inherent in single-asset companies.

Our Approach

We have implemented a bottom-up, asset-centric operating model where the main premise is to build a non-hierarchical ecosystem in which we enable the founder-subject matter experts at each Centessa Subsidiary to develop their programs.

Shared Core Principles

We believe that our operating model benefits from core attributes that are common across Centessa and our Centessa Subsidiaries:

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Follow the data. Our R&D approach is anchored by pre-specified criteria that supports unbiased decision making, built from a bottom-up model in which our Centessa Subsidiaries have significant autonomy to provide data-driven recommendations with input from their scientific advisory boards and/or key opinion leaders. In close partnership with our Centessa Subsidiaries, we collectively determine whether the data merit the advancement or discontinuation of programs.

•

Leadership expertise. Our leadership team consists of individuals with both biotechnology and pharmaceutical experience across a range of functions including R&D, finance, and operations. We are led by our Chief Executive Officer, Saurabh Saha, M.D., Ph.D., who most recently served as the Senior Vice President of R&D at Bristol Myers Squibb and led translational medicine across all therapeutic areas. Dr. Saha’s prior experiences include having served as a venture partner at Atlas Venture, CEO of Delinia until its sale to Celgene and leading the New Indications Discovery Unit at Novartis. Our strong leadership team is complemented by subject matter experts at the helm of each of our Centessa Subsidiaries. Many of our Centessa Subsidiary leaders are considered pioneers in their fields, and their life’s work is often reflected in the programs they are leading.

•

Incentivization. Our leadership team holds a significant stake in Centessa and is compensated commensurately with the Company’s performance. The leadership teams for our Centessa Subsidiaries are incentivized to create asset value and they disproportionately share in that value. This is often structured as a milestone payment to the Centessa Subsidiary leadership team of a pre-agreed amount payable upon defined events such as regulatory approval of an applicable drug or the payment of a pre-agreed percentage of the net aggregate cash proceeds from certain strategic transactions (including partnerships / out-licensing agreements and/or a sale) concerning the relevant Centessa Subsidiary. In addition to being incentivized at the Centessa Subsidiary / program level, Centessa Subsidiary leaders also own equity in Centessa, further aligning key members with the overall success of our company and the portfolio at large.

Distinctive Principles for Centessa

We also believe that several distinctive principles specific to Centessa are critical to the success of our R&D model:

•

Scale. We anticipate that our balance sheet will provide capital for our Centessa Subsidiaries to pursue their pipeline programs, provide leverage for strategic transactions and also enable optionality for development and commercialization. Our increased scale allows us to efficiently access capital on behalf of our Centessa Subsidiaries, enabling asset centricity while mitigating the binary risk that would otherwise make funding our programs prohibitively expensive.

•

Centralized resources. We offer infrastructure, competencies and benefits that are truly enabling to our Centessa Subsidiaries. These include competencies that are broadly applicable to our Centessa Subsidiaries such as management of manufacturing relationships and regulatory support to enable and expedite scientific prosecution of programs, to prosecute and maintain intellectual property and to procure economically favorable vendor terms that would otherwise not be available to a stand-alone entity.

•

Capital allocation. We have the flexibility to deploy capital by adhering to a “follow-the-data” philosophy and work closely with our Centessa Subsidiaries in making funding decisions. Capital allocation decisions may also be influenced by other factors including external data readouts from competitor programs and consideration of available strategic options and opportunity costs. We also consider the benefits of third-party expertise and potential efficiencies as we evaluate whether a specific program is appropriate for further investment by Centessa or whether a strategic partnership may be warranted. Our structure also enables efficiencies related to central planning and headcount synergies.

•

Business development. Our goal is to develop an evergreen pipeline by becoming the partner of choice for founder-subject matter experts who have the expertise and passion to bring innovative, high conviction therapies to patients. Our framework for business development is further guided by several key criteria. First, we prioritize product intrinsic factors, rather than portfolio fit. We source assets based on criteria that are tied to the DNA of the product candidate or program, rather than pre-established portfolio requirements. Second, we are agnostic to therapeutic area, modality, mechanism and source. We discount the origins of the program and are not biased towards a specific therapeutic area or modality as long as a significant unmet need or commercial opportunity exists. We believe that every program deserves a fair chance based on the metrics that matter most to us –biological rationale, differentiation, and team. Lastly, we focus on precedented biological pathways in which there is clear rationale or proxy for human effectiveness. We prioritize mechanisms that have demonstrated human proof-of-concept and/or are supported by unequivocal human genetic evidence.

Distinctive Principles for Our Centessa Subsidiaries

Two distinctive principles apply specifically to our Centessa Subsidiaries and are critical to their success under our model:

•

Subject expertise. Our teams are led by subject matter experts who have deep expertise directly related to the biological pathways of interest. These subject matter experts are deeply focused on developing and bringing their product candidates or technologies to patients. They are also relieved from the distractions that typically arise from company-building and capital raising efforts.

•

Program execution. Our companies are empowered to execute asset related strategic and operational plans with a “develop to commercialize” mindset. The founder-subject matter experts at each Centessa Subsidiary have the most intimate program knowledge and are best positioned to make key development decisions and drive full execution of the funded plan. Because our operating model is designed to have small teams and low fixed costs, this enables expeditious closure of programs when data dictate that to be the appropriate course of action.

Our Strategy

We have embarked on a journey to build a sustainable, evergreen pharmaceutical company with a reimagined asset-centric approach that we believe has the potential to fundamentally reshape the traditional research and development model. Our strategy is guided by four key tenets and grounded in a singular focus on advancing exceptional science to the ultimate benefit of patients. To execute on this strategy, we are focused on leveraging our operating model to advance our current pipeline of potential medicines while continuously searching for the next generation of founder-subject matter experts with high conviction assets with clear biological rationale, who seek to translate their subject matter expertise into breakthroughs for patients. Key elements of our strategy include:

•

An unwavering focus on asset centricity. We believe continued commitment to an asset-centric approach to drug development is critical to the success of our model. Our first-of-its kind model brings to practice concepts that have been individually demonstrated to promote success in biotechnology R&D by sustaining program focus and rigor and coupling this with the expertise of founder-subject matter experts. Through this approach, we intend to enhance R&D productivity by streamlining the decision making process and aligning incentives of all stakeholders involved. As we grow through the addition of new Centessa Subsidiaries, asset centricity will remain our cornerstone, allowing us to stay nimble to make the best decision for individual programs.

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Efficiently advancing our initial pipeline of high conviction programs to treat important unmet medical needs. We are committed to supporting and efficiently advancing our pipeline by: adhering to a “follow the data” philosophy to judiciously deploy capital for pipeline maturation; enabling our program teams with centralized support to access expertise and accelerate interrogation of key scientific hypotheses; and operating with agility to adapt to external data readouts that have direct relevance to program conviction.

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Attracting the next generation of founder-subject matter experts with high conviction programs. We believe our model is uniquely situated to uncover the next generation of founder-subject matter experts with high conviction programs that follow well elucidated biological pathways. We are agnostic to source of program and therapeutic area as long as our programs address important needs for patients, as evidenced by our diverse portfolio spanning across multiple disease areas. We believe these founder-subject matter experts will be attracted to our model due to the significant autonomy to further develop their assets, the absence of distractions that typically arise from company-building and capital raising efforts, access to our centralized resources, scale and capital and the unique incentives that we purposefully design to reward program success while mitigating downside.

•	Incentivizing and enabling our Centessa Subsidiary leadership teams who have deep expertise in their respective disciplines. A key advantage for our founder-subject matter experts in prosecuting their programs is the direct incentives tied to the success of their scientific endeavors and program development efforts. Our incentivization programs, with tangible milestone payments based on defined events such as regulatory approval of an applicable drug or execution of a strategic transaction concerning the relevant Centessa Subsidiary, align all stakeholders and ensure success in science is rewarded. We are confident this approach to incentivization will be a catalyst to attracting founder-subject matter experts to Centessa. In addition, Centessa Subsidiary leaders also own equity in Centessa, further aligning key members with the overall success of our Company.

Our Pipeline

Our current portfolio consists of 16 high-conviction programs, including four programs currently being evaluated in clinical trials and 12 additional preclinical programs. Our programs, which span multiple disease areas including oncology, hematology, immunology / inflammation, neuroscience, hepatology pulmonology, nephrology and, are largely uncorrelated with one another, and represent disease areas with significant unmet need for patients and large potential market opportunities. We aim to pursue programs that target pathways with clear biological rationale. Given that biological pathways have varying influence on disease pathophysiology, we believe it is paramount to identify the most critical pathways that contribute to disease onset and severity to aid in development of appropriate therapeutics. Human genetics offers a glimpse into specific genes, and downstream proteins that are associated with disease. By targeting such disease associated genes or proteins, we seek to increase the probability of impacting disease outcome. Further, we place a premium on learnings from the clinic whereby a drug has established the relevance of a biological pathway contributing to disease outcome. Our portfolio largely consists of programs where there is prior learning in human genetics or precedented human activity for a pathway of interest. Our strategy is to assemble a pipeline of product candidates bearing these attributes, which we believe may translate into program success.

Our new R&D model is designed to provide regular value-driving catalysts from our various Centessa Subsidiary programs over time. For example, we anticipate more than a dozen clinical read-outs over the next three years. At the same time, we anticipate that our promising earlier-stage Centessa Subsidiary programs will advance through various stages of preclinical and clinical development.

Each of our initial product candidates and programs are summarized on the following pages.

Developing lixivaptan, a selective, oral, small molecule vasopressin V2 receptor antagonist for autosomal dominant polycystic kidney disease (ADPKD) with potential for a differentiated profile over the currently available treatment, tolvaptan LIXIVAPTAN Oral, non-peptide, selective, vasopressin V2 receptor antagonist for ADPKD Phase 3 open-label safety study ongoing Orphan Drug Designation granted by FDA ADPKD OVERVIEW Hereditary disease characterized by formation and progressive enlargement of cysts in the kidney Results in decreased kidney function, and significant negative impact on quality of life Majority of diagnosed patients will experience kidney failure and need dialysis or transplantation to prevent death EPIDEMIOLOGY ~140,000 patients diagnosed in the United States NEXT MILESTONE Phase 3 ALERT study data DIFFERENTIATION Potential to avoid safety issues associated with the only drug approved for the treatment of ADPKD, tolvaptan, which is associated with serious drug induced liver injury (DILI) and in the US is available only under a Risk Evaluation and Mitigation Strategy (REMS) distribution program VALIDATION & RATIONALE Proof of concept for vasopressin V2 receptor antagonists as disease-modifying therapies for ADPKD supported by tolvaptan clinical studies Lixivaptan development plans and regulatory strategy informed by learnings from tolvaptan approval history Pharmacodynamic effect showing a dose-related suppression of urine osmolality, a marker of receptor inhibition, demonstrated at the end of the dosing interval in clinical pharmacology study of 31 ADPKD patients No signs of liver toxicity as measured by ALT levels during 14 months of dosing in one patient who had previously experienced liver toxicity while on tolvaptan therapy; and 2) DILIsym(R), a state-of-the art, quantitative systems toxicology modeling tool utilized by the FDA, predicted lixivaptan is not likely to cause DILI and may be safer than tolvaptan with respect to the mechanisms of liver toxicity currently represented in DILIsym(R) LEADERSHIP & SUBJECT MATTER EXPERTISE Alex Martin, MBA Chief Executive Officer Seasoned biotech executive with strong track record of leadership Previously served as CEO of Realm Therapeutics (acquired by ESSA Pharma), COO of Intercept Pharmaceuticals, and CFO of BioXell (acquired by Cosmo Pharmaceuticals) Lorenzo Pellegrini, Ph.D. Founder & Chief Operating Officer Serial biotech entrepreneur and venture capitalist Previously co-founded and served on the boards of companies including Minerva Neurosciences, Biocritica, and Sentinella Pharmaceuticals Neil H. Shusterman, M.D. Chief Medical Officer Subject matter expert in kidney disease as a board-certified nephrologist and former Assistant Professor of Medicine at the University of Pennsylvania, where he led a large outpatient dialysis program, and published widely on topics in renal medicine 31 years of drug development experience bringing late-phase drugs to market, designing clinical trials, and leading registrational studies Leading role in designing pivotal studies and regulatory filing for CoregTM (carvedilol), and contributed to the approval of products such as argatroban, BystolicTM CorlopamTM and TevetenTM COMPETITIVE LANDSCAPE Tolvaptan, a vasopressin V2 inhibitor, marketed by Otsuka Pharmaceutical Co. Venglustat, a glucosylceramide synthase inhibitor, currently in Phase 3 development by Sanofi Bardoxolone, an oral Nrf2 activator, currently in Phase 3 development by Reata Pharmaceuticals

Developing SerpinPC, a specific inhibitor of activated protein C (APC), for the treatment of hemophilia A (HA) and hemophilia B (HB), representing a potential "one-size-fits-all" treatment SERPINPC Variant of the serpin alpha-1-antitrypsin, modified to be a specific inhibitor of APC Rebalances coagulation by decreasing circulating APC AP-0101, a Phase 1/2a open-label study ongoing HEMOPHILIA OVERVIEW X-linked rare bleeding disorders characterized by excessive bleeding Joint bleeds result in chronic joint damage and musculoskeletal destruction Standard of care factor replacement requires frequent intravenous infusions EPIDEMIOLOGY ~20,000 persons with hemophilia in the United States 500,000 estimated global prevalence NEXT MILESTONE Phase 2a 6 month repeat dose study in patients with severe hemophilia DIFFERENTIATION Potential to address all forms of hemophilia, including moderate and severe HA and HB, regardless of inhibitor status, and potentially other rare bleeding disorders Excellent subcutaneous bioavailability, safety profile and PK suitable for monthly dosing without the need for factor replacement Potential to reach the large population of hemophilia patients currently without access to treatment VALIDATION & RATIONALE Targets APC, a validated biological pathway shown to improve thrombin generation in the context of hemophilia in humans Mechanism of action leaves antithrombotic and signaling activities of APC intact. Lack of D-dimer elevation in multiple animal species, healthy volunteers and hemophilia patients supports low thrombosis risk Normalization of bleeding in hemophilia mouse models required the lowering of the circulating APC levels and was not related to the SerpinPC exposure at the time of challenge LEADERSHIP & SUBJECT MATTER EXPERTISE James Huntington, Ph.D. Co-Founder and Chief Executive Officer Internationally recognized expert in blood coagulation Devoted professional career to unravelling the structural basis of thrombin formation and function Professor of Molecular Haemostasis at the University of Cambridge Fellow of the Academy of Medical Sciences Recognized by the International Society of Thrombosis and Hemostasis with a life-time career award Co-founded XO1 with Dr. Trevor Baglin in 2013 (acquired by Janssen Pharmaceuticals) followed by ApcinteX in 2014, and Z Factor with Dr. David Grainger in 2015 Trevor Baglin, Ph.D. Co-Founder and Chief Medical Officer Hemophilia expert with successful entrepreneurial and venture investing experience Deep clinical background in hemophilia with 35 years of experience in the U.K. National Health Service Former Consultant Hematologist at Cambridge University Hospitals Co-founded ApcinteX with Professor Huntington in 2014 Additionally serves as Chief Medical Officer of Z Factor COMPETITIVE LANDSCAPE Emicizumab, a recombinant, bispecific mAb treatment for HA marketed by Roche Pharmaceuticals Concizumab, an anti-TFPI mAb in Phase 3 development by Novo Nordisk Fitusiran, a siRNA therapy in Phase 3 development by Sanofi Valoctocogene roxaparvovec, an AAV-FVIII gene therapy for HA in Phase 3 development by BioMarin Fidanacogene elaparvovec, an AAV-FIX gene therapy for HB in Phase 3 development by Pfizer / Spark

Developing imgatuzumab, a next-generation EGFR targeting antibody, with enhanced antibody derived cell cytotoxicity (ADCC) and antibody derived cell phagocytosis (ADCP) properties, initially for the treatment of advanced cutaneous squamous cell carcinoma (CSCC), with further potential across multiple oncology indications IMGATUZUMAB Next-generation EGFR targeting mAb with enhanced ADCC and ADCP properties Originally developed by Glycart and licensed from Roche Data from prior clinical studies in 296 patients CSCC OVERVIEW Second most common skin cancer, with more than one million diagnosed annually Occurs when DNA damage from exposure to UV radiation or other damaging agents triggers abnormal changes in the squamous cells If left untreated, may progress to an advanced stage with a lack of curative approaches EPIDEMIOLOGY ~10,000 new advanced stage CSCC patients diagnosed in the United States; ~5,000 in Europe NEXT MILESTONE Initiate an open label, single arm, Phase 2 trial of imgatuzumab in advanced CSCC; potential for Orphan Drug status DIFFERENTIATION Imgatuzumab is a novel, recombinant, humanized and glycoengineered IgG1 monoclonal antibody against the epidermal growth factor receptor (EGFR) with increased binding affinity for the Fc gamma receptor Glycoengineering enables enhanced ADCC and ADCP properties significantly increasing capacity to recruit immune cells, like Natural Killer (NK) cells, macrophages/monocytes and neutrophils resulting in superior anti-tumor activity in in vitro and in vivo models VALIDATION & RATIONALE Precedented activity in patients to date, 296 patients have been administered imgatuzumab within clinical trials sponsored by Roche, demonstrating an acceptable safety profile with manageable adverse events and promising anti-tumor activity in heavily pretreated patients Open-label clinical trial data suggests anti-tumor activity across multiple solid tumor types, including colorectal and head and neck squamous cell carcinoma Leveraging proven glycoengineering technology which Roche had also used to engineer the approved product Gazvya (obinutuzumab) Advanced CSCC is an area of high unmet need with patients ineligible for PD-1 inhibitors and patients who progress account for 65% of the total advanced stage CSCC patient population Imgatuzumab combination regimens with immunotherapy compounds or small molecule inhibitors have the potential to drive stronger anti-tumor activity in a broad spectrum of oncology indications LEADERSHIP & SUBJECT MATTER EXPERTISE Steffen Heeger, M.D., Ph.D. Chief Medical Officer Over 20 years of clinical and industry experience, including instrumental roles in the development of Erbitux (cetuximab) Previously served as VP, Head of Clinical Development and Head of Clinical Operations at Morphosys AG, as well as prior roles at Merck Serono Aurelien Marabelle, M.D., Ph.D. Advisor Senior Medical Oncologist in the Drug Development Department, a group leader in Prof Laurence Zitvogel's lab Clinical Director of the Cancer Immunotherapy Program at The Institute Gustave Roussy Jean-Pierre Armand, M.D., Ph.D. Advisor 30 years of experience in both academia and the pharmaceutical industry and is certified in Medical Oncology Senior consultant at Institute Gustav Roussy and visiting professor of oncology in the Yunnan University in China COMPETITIVE LANDSCAPE LIBTAYO (cemiplimab), a PD-1 inhibitor, marketed by Regeneron, for patients with metastatic CSCC or locally advanced CSCC who are not candidates for curative surgery or curative radiation KEYTRUDA (pembrolizumab), a PD-1 inhibitor, marketed by Merck & Co., for patients with recurrent or metastatic CSCC that is not curable by surgery or radiation Although not approved, other therapies including EGFR-targeting Erbitux (Cetuximab) are included in the NCCN guidelines for advanced CSCC

Developing small molecule folding correctors for the Z variant of alpha-1-antitrypsin, for the treatment of alpha-1-antitrypsin deficiency (A1ATD), to increase serum levels and reduce liver burden to treat or prevent associated lung and liver disease manifestations ZF874 Potent and specific folding corrector for Z-A1AT, improving secretion in vitro and in vivo ZF-0101, a Phase 1 single ascending dose and 28 day multiple dose study ongoing in healthy subjects and PiXZ subjects A1ATD OVERVIEW Autosomal recessive disorder most frequently caused by missense mutations in the A1AT gene, which leads to reduced secretion of native A1AT Individuals homozygous for the Z mutation (PiZZ) have A1AT levels 10 to 15% of normal and account for 95% of the known cases of A1ATD May manifest as lung and / or liver disease EPIDEMIOLOGY Approximately 1 in 25 individuals of European descent are A1AT Z mutation carriers, with 1 in 1,800 homozygous for the Z mutation NEXT MILESTONE Phase 1 Part B Multiple-Dose Study Data in PiXZ subjects DIFFERENTIATION ZF874 is a small molecule chemical chaperone intended to rescue folding of the Z variant of alpha-1-antitrypsin (Z-A1AT), increasing serum levels of active protein and reducing accumulation in the liver ZF874 addresses the underlying pathology of both lung and liver disease manifestations of A1ATD VALIDATION & RATIONALE Seeks to specifically address the underlying driver of disease, A1AT misfolding and polymerization caused by the Z mutation In preclinical in vivo mouse studies, ZF874 increased the plasma concentration of human Z-A1AT and reduced liver burden and pathology At high doses, ZF874 has the potential to normalize A1AT levels Follow-on candidate ZF887 currently entering IND enabling phase with lead optimization completed LEADERSHIP & SUBJECT MATTER EXPERTISE James Huntington, Ph.D. Co-Founder and Chief Executive Officer Three decades of study into the structural basis of function and dysfunction of A1AT and other serpins Professor of Molecular Haemostasis at the University of Cambridge Fellow of the Academy of Medical Sciences Co-founded XO1 with Dr. Trevor Baglin in 2013 (acquired by Janssen Pharmaceuticals) followed by ApcinteX in 2014, and Z Factor with Dr. David Grainger in 2015 Co-founder of 7 companies since 2013 David Grainger, Ph.D. Co-Founder 20 years running an academic group in the Department of Medicine at the University of Cambridge with a focus on inflammation Inventor on over 150 patents and patent applications Co-Founder of 28 biotech companies Co-Founder and Chief Scientific Advisor at Medicxi COMPETITIVE LANDSCAPE VX-864, an Z-A1AT folding corrector, currently in phase 2 development by Vertex Pharmaceuticals ARO-AAT, an RNAi therapy for the knockdown of Z-AAT, currently in phase 2 development by Arrowhead Pharmaceuticals Belcesiran, an RNAi therapy for the knockdown of Z-AAT, currently in early clinical trials by Dicerna Pharmaceuticals ALN-AAT02, an RNAi therapy for knockdown of Z-A1AT, currently in early clinical trials by Alnylam Pharmaceuticals, Inc.

Developing MGX292, a disease-modifying, protein-engineered variant of human bone morphogenetic protein 9 (BMP9), targeting the central causal pathway of pulmonary arterial hypertension (PAH) MGX292 Designed to overcome the deficiency in BMP9 signaling in PAH, restore vascular function and reverse disease pathology Lacks signaling via ALK2, which otherwise leads to undesired bone formation PAH OVERVIEW Rare and ultimately fatal disease affecting the lungs and heart Initially presents with breathlessness caused by severely elevated blood pressure in the pulmonary circulation BMP9 signaling implicated in additional vascular diseases, such as ARDS, HHT, and hepatopulmonary syndrome EPIDEMIOLOGY PAH prevalence is 25 to 50 per million individuals, affecting approximately 70,000 patients in North America, Europe and Japan NEXT MILESTONE MGX292 IND filing COMPETITIVE LANDSCAPE Sotatercept, a ligand trap with selectivity for multiple proteins within the TGF-2 superfamily, currently in phase 3 development by Acceleron Pharma KER-012, a protein therapeutic designed to bind to and inhibit the signaling of TGF-2 ligands, currently in preclinical development by Keros Therapeutics DIFFERENTIATION While currently approved therapeutics for PAH seek to address vasoconstriction, MGX292 targets a central underlying disease mechanism (BMP9 signaling pathway), directly implicated from 20 years of human genetic discoveries in PAH As a protein-engineered variant of BMP9 designed to selectively activate ALK1 to preserve endothelial function, while avoiding the activation of ALK2, MGX292 overcomes the undesired effect of heterotopic ossification, or bone formation, otherwise associated with ALK2 activation VALIDATION & RATIONALE Patients with idiopathic and familial PAH exhibit loss of function in the BMP9/ALK1/BMPR2 pathway In the Sugen-hypoxia preclinical rat model of severe PAH, daily administration of MGX292 demonstrated a dose-dependent reversal of established lung vascular pathology In preclinical mouse models MGX292 was devoid of bone forming activity following intramuscular injection at high doses LEADERSHIP & SUBJECT MATTER EXPERTISE Nick Morrell, M.D. Co-Founder & Chief Executive Officer Over 25 years of research experience in PAH from genetics to experimental medicine Leads a laboratory at the University of Cambridge that is internationally recognized for contributions to understanding mechanisms of PAH, publishing over 250 papers in the field Wei Li, Ph.D. Co-Founder and Advisor Expert in the protein biochemistry and structural biology of BMP ligands and receptors at the University of Cambridge Paul Upton, Ph.D. Co-Founder and Advisor Expert in the vascular biology of BMPs, BMP signaling and animal models of PAH at the University of Cambridge

CENTESSA PHARMACEUTICALS

CAPELLA BIOSCIENCE

Pioneering monoclonal antibody therapeutics, including CBS001 (anti-LIGHT) and CBS004 (anti-BDCA-2), to treat chronic progressive pulmonary and inflammatory diseases

CBS001 & CBS004

- **CBS001** – high-affinity mAb for IPF **selectively targeting the inflammatory membrane form of LIGHT**
- **CBS004** – humanized mAb for SSc and lupus specific to **BDCA-2, which is expressed exclusively on plasmacytoid dendritic cells (pDC)**

IPF OVERVIEW

~135,000 estimated US prevalence

SSC OVERVIEW

~200 cases per 1 million adults worldwide

CLE / SLE OVERVIEW

Lupus Erythematosus (CLE/SLE) is a multisystemic inflammation resulting from abnormal immunological function and periodic flares of varying severity

~70 cases per 100,000 persons

NEXT MILESTONES

CBS001 IND filing

CBS004 IND filing

DIFFERENTIATION

- **CBS001 is the first anti-LIGHT antibody to selectively block the inflammatory membrane form of LIGHT without impacting the soluble form**
- CBS001 demonstrated approximately **10 times higher potency** than a competitor mAb while producing a clean safety profile on the FDA human tissue panel
- CBS004 has demonstrated approximately **5 times higher potency** than a competitor mAb for Lupis, while demonstrating it can reduce skin thickness induced by pDC to normal levels

VALIDATION & RATIONALE

- **Preclinical models** of lung fibrosis induced in humanized mice show that **CBS001 reduces fibrosis** as measured by the Ashcroft score
- Capella has demonstrated that **CBS004 can reduce fibrosis causing dermal and epidermal skin thickness** induced by pDC in a bleomycin induced mouse model
- **CBS004 has also been shown to completely inhibit collagen accumulation** and TGFβ message in a preclinical model

LEADERSHIP & SUBJECT MATTER EXPERTISE

Steve Holmes, Ph.D. – Co-Founder

Donald Drakeman, J.D., Ph.D. – Co-Founder

- Skilled entrepreneur with significant drug development experience
- Overseen the progress of 30 innovative medical products
- Co-founded Medarex (acquired by Bristol-Myers Squibb)
- Co-founded Genmab

COMPETITIVE LANDSCAPE

- FG-3019, a humanized anti-CTGF mAb, currently in Phase 3 development by Fibrogen
- CERC-002, an anti-LIGHT mAb, currently in Phase 1b development by Cerecor
- BIIB059, an anti-BDCA-2 mAb, currently in Phase 2 development by Biogen
- VIB7734, a pDC targeting mAb, currently in Phase 1b development by Horizon Therapeutics (Viela Bio)

Pioneering monoclonal anbody therapeucs, including CBS001 (an-LIGHT) and CBS004 (an-BDCA-2), to treat chronic progressive pulmonary and inammatory diseases CBS001 high-affinity mAb for IPF selecvely targeng CBS001 is the rst an-LIGHT anbody to selecvely block th e the inammatory inammatory membrane form of LIGHT without impacng the soluble CBS004 membrane form of LIGHT form & CBS004 humanized mAb CBS001 demonstrated approximately 10 mes higher potency than a for SSc and lupus specic to competor mAb while producing a clean safety prole on the FDA human CBS001 BDCA-2, which is expressed ssue panel exclusively on plasmacytoid dendric cells (pDC) DIFFERENTIATION CBS004 has demonstrated approximately 5 mes higher potency than a competor mAb for Lupis, while demonstrang it can reduce skin thickness Idiopathic Pulmonary induced by pDC to normal levels Fibrosis (IPF) is a chronic, progressive respiratory disease characterized by inamma on and enhanced OVERVIEW collagen deposion in the Preclinical models of lung brosis induced in humanized mice show that lung IPF CBS001 ecaciously reduces brosis as measured by the Ashcro score ~135,000 esmated US RATIONALE Capella has demonstrated that CBS004 can reduce brosis causing dermal prevalence & and epidermal skin thickness induced by pDC in a bleomycin induced mouse model Systemic Sclerosis (SSc) is a connecve ssue disorder CBS004 has also been shown to completely inhibit collagen accumulaon characterized primarily by VALIDATION and TGF² message in a preclinical model the thickening and hardening of the skin and OVERVIEW internal organs including SSC heart, lung, and kidneys ~200 cases per 1 million Steve Holmes, Ph.D. Co-Founder adults worldwide EXPERTISE mAb development expert with over 30 years of experience Lupus Erythematosus Previously served in senior posions at Oxford Glycosciences (acquired by UCB-Celltech), Domans (acquired by GlaxoSmithKline), Kymab (acquired (CLE/SLE) is a mulsystemic by Sano), and GlaxoSmithKline inamma on resulng from MATTER OVERVIEW abnormal immunological funcon and periodic ares Donald Drakeman, J.D., Ph.D. Co-Founder SLE of varying severity Skilled entrepreneur with signicant drug development experience SUBJECT / & Overseen the progress of 30 innovave medical products CLE ~70 cases per 100,000 persons Co-founded Medarex (acquired by Bristol-Myers Squibb) Co-founded Genmab NEXT CBS001 IND ling LEADERSHIP MILESTONES CBS004 IND ling FG-3019, a humanized an-CTGF mAb, currently in Phase 3 development by Fibrogen CERC-002, an an-LIGHT mAb, currently in Phase 1b development by Cerecor LANDSCAPE BIIB059, an an-BDCA- 2 mAb, currently in Phase 2 development by Biogen COMPETITIVE VIB7734, a pDC targeng mAb, currently in Phase 1b development by Horizon Therapeucs (Viela Bio)

Leveraging LockBody platform technology to overcome classical limitations and minimize systemic toxicity in the targeting of CD47 and CD3 for the treatment of solid tumors LB1 & LB2 LockBody CD47 (LB1) In preclinical and cell line development for optimal targeting of solid tumors LockBody CD3 (LB2) In preclinical development for the safe and effective targeting of solid tumors DISEASE OVERVIEW Established standard of care for solid tumors remains incapable of treating the majority of patients effectively Current solid tumor treatments demonstrate poor therapeutic index due to large target sinks and rate-limiting toxicity risks Poor therapeutic index is particularly problematic in the setting of potent tumor-killing mechanisms such as CD47 and CD3 EPIDEMIOLOGY Up to ~19 million new cases and ~10 million deaths globally, including ~1.6 million and ~500,000 within the United States NEXT MILESTONES LB1 IND filing LB2 IND filing COMPETITIVE LANDSCAPE CD47-bispecific antibodies for solid tumors, currently in preclinical development by Light Chain Bioscience IB322, a PD-L1 / CD47 bispecific, currently in phase 1 development by Innovent Activatable CD3 bispecifics, currently in development by Harpoon, Maverick, Amunix and CytomX DIFFERENTIATION Addresses the poor therapeutic index limitations that antibodies and bi-specifics often have by "locking" CD47 or CD3 cell-killing mechanisms of action until activated in the tumor microenvironment for treatment of solid tumors LB1 is designed to bypass CD47 sink, minimize peripheral toxicity, and drive maximal CD47 blocking activity into the tumor Modular and reproducible nature of the LockBody platform may facilitate the rapid generation of a full portfolio of innovative and differentiated clinical candidates VALIDATION & RATIONALE Initially targeting CD47, a validated immuno-oncology target that is over-expressed and associated with poor survival in the majority of solid tumor cases In vitro preclinical data demonstrates LB1 maximizes the cell-killing potency of tumor-targeting antibodies and is well expressed, soluble, stable and has mAb-like development characteristics In vivo preclinical data further demonstrates LB1 stability in the circulation and antibody-like pharmacokinetics, and indicates proteins remain locked until exposed to the tumor environment as intended LEADERSHIP & SUBJECT MATTER EXPERTISE Jonny Finlay, Ph.D. Founder and Chief Executive Officer Biotech entrepreneur with two decades of experience in biologics discovery and development in academia, government and industry Previously at Pfizer, Wyeth, CBER-FDA Jamie Coleman, Ph.D. Founder and Chief Operating Officer Physiology, software and data analytics expert with serial entrepreneurial experience Co-Founder of CodeBase, Granular Therapeutics, and Ultrahuman

Developing oral and intranasal orexin receptor agonists designed to selectively target orexin type-2 receptor to promote wakefulness and restore orexin neurotransmission in the brain, initially for the treatment of narcolepsy type 1 (NT1) OX2R Orexia's orexin receptor agonists selectively target orexin type-2 receptor (OX2R) Molecules for both oral and intranasal administration are in preclinical development NT1 OVERVIEW Narcolepsy type 1 (NT1) is a life-long disorder with loss of the brain's ability to regulate normal sleep-wake cycles NT1 is caused by the profound loss of orexin-producing neurons; characterized by excessive daytime sleepiness, sleep paralysis, hallucinations, and cataplexy Current treatments address symptoms of NT1, but no approved therapies address underlying pathophysiology EPIDEMIOLOGY Estimated narcolepsy prevalence of ~150,000 in the United States, of which approx. ~50% have NT1 ~3 million prevalence of narcolepsy worldwide NEXT MILESTONE Candidate Selection for oral and intranasal programs COMPETITIVE LANDSCAPE XYREM (sodium oxybate), marketed by Jazz Pharmaceuticals for EDS or cataplexy symptoms in narcolepsy XYWAV (calcium, magnesium, potassium and sodium oxybates), marketed by Jazz Pharmaceuticals, for EDS or cataplexy symptoms in narcolepsy WAKIX (pitolisant), marketed by Harmony Biosciences for the treatment of narcolepsy (EDS and cataplexy) TAK-994 (orexin receptor-2 agonist), currently in Phase 2 development for NT1 by Takeda Pharmaceuticals DIFFERENTIATION OX2R agonism directly targets the underlying pathophysiology of orexin neuron loss in NT1, as opposed to standard of care treatments Diversified profile intranasal delivery using the exclusively licensed Optinose device may provide substantially faster onset of efficacy Significant expansion opportunity into Narcolepsy Type 2 (NT2), rare hypersomnias and additional rare and common diseases Structural insights - Orexia's exclusive relationship with Sosei Heptares enables unique drug discovery and development techniques via the use of the OX2R stabilised receptors (StaRs) and proprietary structure-based drug design approaches VALIDATION & RATIONALE Orexin neuron loss is key pathophysiological driver for NT1 disease Preclinical and clinical studies demonstrate orexin agonists promote wakefulness in healthy and NT1 patients and may alleviate cataplexy Small molecule OX2R agonists and OX2R preferring peptides have shown enhanced wakefulness in NT1 model and wild type mice LEADERSHIP & SUBJECT MATTER EXPERTISE Mario Alberto Accardi, Ph.D. Chief Executive Officer and Co-Founder Experienced biotech entrepreneur and venture capital investor Co-founded Orexia based on the idea of leveraging novel structural insights of the orexin receptors for the drug discovery of orexin agonists Previously in life sciences venture capital with Entrepreneurs Fund and Fort Rock Capital where he led several investments Deborah Hartman, Ph.D. Chief Scientific Officer Expert orexin drug developer with large pharma experience Previously Global Program Lead of Takeda Pharmaceuticals' Orexin program, held earlier leadership positions at AstraZeneca and Hoffmann-La Roche Advanced two orexin agonist molecules into the first clinical studies in NT1 and multiple other indications at Takeda Pharmaceuticals Sarah Wurts Black, Ph.D. Head of Biology Significant orexin pre-clinical experience and NT1 modeling expert Led in vivo effort for the orexin receptor modulator program at Reset Therapeutics Developed preclinical NT1 models and sleep/wake bioassays at Stanford University and SRI International Emiliangelo Ratti, Ph.D. R&D Strategic Advisor CNS and orexin agonist and antagonist drug development experience Previously Head of Neurosciences at Takeda Pharmaceuticals and GSK

First-in-class small molecule protein degrader therapeutics designed to covalently and selectively bind to and degrade STAT3 and STAT5 proteins for the treatment of hematological malignancies PROGRAMS Small molecule, protein degraders Dual, covalent binding to STAT3/STAT5 to destabilize and degrade target protein Currently in lead optimization DISEASE OVERVIEW Leukemia and lymphomas are two types of hematopoietic cancers Leukemia occurs when the bone marrow produces too many abnormal non-functional white blood cells Lymphoma affects lymphocytes, a type of white blood cell, causing immune dysregulation, serious infection, and eventually respiratory failure EPIDEMIOLOGY ~150,000 leukemia and lymphoma patients in the US; ~45,000 new cases per year of AML in the US and EU NEXT MILESTONE Candidate selection DIFFERENTIATION Small molecule monovalent protein degraders designed to destabilize and eventually remove STAT proteins may lead to greater activity with lower likelihood of resistance formation, as well as more durable responses and longer dosing intervals Demonstrated ability to target a previously "undruggable" protein, STAT5, which has historically been difficult to target due to its inherent instability STAT3/STAT5 dual selectivity may potentially deprive cancer cells of a key escape mechanism leading to less resistance to therapy VALIDATION & RATIONALE Aberrant STAT3 and STAT5 activity is widely recognized as a critical molecular abnormality and a master regulator of tumor apoptosis and proliferation in numerous cancers, including hematologic malignancies. Targeting upstream JAK kinases has yielded only moderately successful therapies in cancer A lead compound was shown in a standard AML tumor model to significantly reduce leukemic burden and suppress tumor dissemination LEADERSHIP & SUBJECT MATTER EXPERTISE Patrick Gunning, Ph.D. Chief Scientific Officer Deep expertise in STAT with 15+ years of research in the field, which forms the scientific foundation of Janpix A professor of chemistry at the University of Toronto, and Canada Research Chair in Medicinal Chemistry Has published ~110 research papers, won 19 research awards including Canadas Top 40 Under 40, founded two biotech companies with over $26M in funding, and developed a dynamic and diverse medicinal chemistry program targeting protein-protein interactions Roman Fleck, Ph.D. Chief Executive Officer Seasoned biotech entrepreneur, investor and drug developer Previously was advisor and Principal at Index Ventures/ Medicxi, where he served on the boards of GlycoVaxyn (sold to GSK), Versartis (NASDAQ: VSAS), and Novocure (NASDAQ: NVCR). Prior to that served at Boehringer Ingelheim where he led the advancement of numerous programs in inflammation & cardiovascular disease from pre-clinical to clinical stage. Received a PhD from MIT and MBA from NYUs Stern School of Business COMPETITIVE LANDSCAPE STAT3 degrader PROTAC program, currently believed to be in preclinical development, by Oncopia Therapeutics (now Roivant Sciences) STAT3 degrader PROTAC program, expected to enter clinical trials in 2021, by Kymera Therapeutics

Developing small molecule kinase inhibitors to inhibit difficult-to-treat EGFR mutations that are resistant to currently available therapies, including EGFR-Ex20 and EGFR-C797S PROGRAMS Highly potent and selective, oral, small molecule EGFR inhibitors Exon20 and C797S inhibitors with robust therapeutic window and favorable PK properties Both programs currently in lead optimization DISEASE OVERVIEW Lung cancer is the leading cause of cancer deaths worldwide, with non-small cell lung cancer (NSCLC) accounting for 85% of all lung tumors EGFR is the most frequent mutation with prevalence of ~15% of NSCLC patients EGFR Exon20 mutations account for between 4-12% of all EGFR mutations in NSCLC patients EPIDEMIOLOGY 4,500 incidence of exon 20 insertion mutations in the US NEXT MILESTONES EGFR-Exon20 candidate selection EGFR-C797S candidate selection EGFR-Next Generation lead selection COMPETITIVE LANDSCAPE Mobocertinib (TAK-788), an oral EGFR/HER2 inhibitor, currently in phase 2 development by Takeda Amivantamab (JNJ-6372), a bispecific antibody targeting EGFR and MET, currently in phase 1 development by Johnson & Johnson BDTX-189, an EGFR/HER2 inhibitor targeting exon 20 insertion mutations, currently in phase 1 development by Black Diamond Therapeutics CLN-081, an EGFR inhibitor targeting exon 20 insertion mutations, currently in phase 1 development by Cullinan-Pearl DIFFERENTIATION Highly potent Exon20 inhibitor with robust therapeutic window over wild type EGFR and optimized pharmacokinetic profile; potently inhibits proliferation of cells expressing EGFR exon 20 mutations C797S program will exploit a new confirmed mechanism of action to target mutant EGFR; Potently inhibits proliferation of cells expressing EGFR L858R + C797S mutations as well as L858R and exon 19 deletions only Proprietary platform technology that will support design of next generation EGFR TKIs by predicting possible resistance mutations and identifying new binding modes that may reduce the emergence of resistance VALIDATION & RATIONALE EGFR mutations represent the most common group of druggable mutations in cancer; several EGFR inhibitors have been approved to treat patients whose tumor cells are driven by the mutant EGFR oncogene Current challenges of cancer resistance are well-characterized, either for cancers that lack sensitivity to available EGFR inhibitors, such as Exon20 insertions, or have acquired resistance mutations such as C797X following treatment with EGFR inhibitors (e.g., osimertinib) Exon20 program has demonstrated a favorable therapeutic index compared to competitor EGFR Exon20 inhibitors in preclinical studies C797S program has demonstrated high potency and robust therapeutic index in preclinical studies LEADERSHIP & SUBJECT MATTER EXPERTISE Roman Thomas, M.D. Co-Founder Discoverer of several cancer specific mutations and expert in Translational Genomics Professor at University of Cologne, who has worked on the genetics and biology of lung cancer for more than 15 years Part of the team discovering the oncogenic nature of exon 20 mutations of ERBB2/Her2 Johannes Heuckmann, Ph.D. Co-Founder and CSO Serial biotech entrepreneur Experienced scientist with a focus on targeting resistance mutations and diagnostics Previously served as CSO at New Oncology GmbH (acquired by Siemens) Joseph Birkett, Ph.D. CEO Experienced clinical development executive Previously held leadership roles in clinical development at Eli Lilly, Roche, Ono Pharma, and Acerta Pharma (acquired by AZ)

Palladio Biosciences

Introduction

Palladio Biosciences, Inc. (Palladio) was created with the goal of developing transformative medicines for orphan diseases of the kidney. Palladio is actively investigating its lead product candidate, lixivaptan, an oral, non-peptide, new chemical agent that works by selectively suppressing the activity of the hormone vasopressin at the V2 receptor, as well as evaluating its potential to deliver a differentiated safety profile for patients with autosomal dominant polycystic kidney disease (ADPKD). Palladio’s development program is designed to show that lixivaptan can slow the decline in renal function that is typically observed in ADPKD patients while avoiding the liver safety issues associated with JYNARQUE®, a form of branded tolvaptan indicated for ADPKD, which is the only drug currently approved for ADPKD. We believe the potential of lixivaptan in ADPKD is supported by data to date, which includes extensive data from a quantitative-systems toxicology modeling tool, clinical development in a different indication as well as preclinical and clinical studies in ADPKD.

Palladio is currently conducting a Phase 3 clinical trial (designated the ALERT Study), an open-label, repeat-dose study designed to assess hepatic and non-hepatic safety and efficacy of lixivaptan in patients who previously experienced abnormal liver chemistry test results while treated with tolvaptan and were permanently discontinued from tolvaptan for that reason. While the ALERT Study is not a registrational trial, Palladio is preparing to conduct a global Phase 3 pivotal trial of lixivaptan in ADPKD patients, (designated the ACTION study) which we expect to commence by early-to-mid 2022.

The Palladio team includes veterans in drug development, research, business entrepreneurship and management with extensive experience in our industry. Palladio is led by Alex Martin, Chief Executive Officer, who previously served as Chief Executive Officer of Realm Therapeutics and also held senior-level positions at several development stage biopharmaceutical companies. He is joined by Neil Shusterman, M.D., Chief Medical Officer, who was a practicing academic nephrologist at the University of Pennsylvania, where he cared for chronic kidney disease and dialysis patients with ADPKD. Dr. Shusterman is also a veteran drug developer in the pharmaceuticals industry with over 30 years of experience and is responsible for the development and approval of several notable products. Lorenzo Pellegrini, Ph.D., is a founder of Palladio and serves as its Chief Operating Officer. Dr. Pellegrini is a scientist, investor and entrepreneur and the co-founder of six drug development companies. During his tenure at a leading venture capital firm, he was responsible for monitoring the firm’s investment in Cardiokine, the prior sponsor of lixivaptan, and became intimately familiar with lixivaptan’s potential as a therapy for the treatment of ADPKD.

Disease Overview

ADPKD is a hereditary disorder characterized by the formation and enlargement of cysts in the kidney, liver, and other organs. It is the fourth leading cause of kidney failure in the U.S. and one of the most common inherited genetic diseases in humans, occurring equally in women and men, in all races, globally. There are an estimated 140,000 diagnosed ADPKD patients in the U.S.

ADPKD results from loss-of-function mutations in one of two related genes, PKD1 or PKD2, which encode for the gene products Polycystin 1 and Polycystin 2, respectively. These defects disrupt the normal differentiated phenotype of the renal tubular epithelium, leading to increases in intracellular cyclic adenosine monophosphate (cAMP), and resulting in increased cellular proliferation and cyst formation throughout the life of a patient. Progressive enlargement of the kidneys caused by ADPKD may result in severely enlarged and distorted kidneys. Whereas a normal kidney is usually about the size of a human fist and weighs around six ounces, kidneys affected by ADPKD can be as large as a football and may weigh 30 pounds. In ADPKD, cyst growth displaces and destroys normal kidney tissue, leading to a decreased number and function of nephrons. As normally functioning kidney tissue is replaced, the kidney’s ability to function decreases. Although compensatory hyperfiltration can maintain kidney function within a normal range for some periods of time, ADPKD patients often experience hypertension, acute and chronic pain, kidney stones, and hematuria as well as cyst and urinary tract infections even when kidney function appears normal. Eventually, the majority of ADPKD patients experience end stage kidney failure and require dialysis or kidney transplantation.

Figure 1: Appearance of a normal kidney on the left as compared to that of a kidney from an ADPKD patient on the right.

Current Treatments and Market Opportunity

There is no cure for ADPKD. Only one drug, tolvaptan, has been approved for treatment of ADPKD. Tolvaptan, like lixivaptan, is a non-peptide vasopressin V2 receptor antagonist in the drug class of vaptans. Additional treatments for ADPKD patients are intended to manage conditions associated with the disease, such as hypertension, kidney infections, gout, kidney stones and pain.

Tolvaptan was first approved for the treatment of low sodium in the blood (hyponatremia) conditions. It has now also been approved for the treatment of ADPKD in Japan, Canada, Europe, the U.S. and other major markets. It is marketed by Otsuka Pharmaceutical Co., Ltd. (Otsuka) for ADPKD under the tradename of JINARC® in Canada, Europe and other countries. It was approved in the United States in April 2018 for slowing kidney function decline in adults at risk of rapidly progressing ADPKD and is marketed in the U.S. by Otsuka under the tradename of JYNARQUE®. In 2020, U.S. sales of JYNARQUE® totaled approximately $620 million. More than 5,000 patients have been treated with JYNARQUE® in the U.S. since its approval.

However, the use of tolvaptan for the treatment of ADPKD is associated with serious drug induced liver injury (DILI). Consequently, the labeling for tolvaptan for ADPKD carries a prominent DILI warning with requirements for extensive liver function monitoring while patients take the drug. The U.S. Food and Drug Administration (FDA) also mandated a Risk Evaluation and Mitigation Strategy (REMS) program as a condition of approval for tolvaptan for ADPKD. A REMS program is a drug safety program that the FDA can require for certain medications with serious safety concerns. JYNARQUE® prescribers must enroll and be certified in the REMS program. Patients must also enroll and are required to submit frequent blood tests to monitor for liver toxicity.

Market research conducted in the U.S. suggests that less than half of patients who are considered good clinical candidates for tolvaptan are actually prescribed the drug. Liver toxicity is cited as a major deterrent to using tolvaptan for many patients. The REMS program brings additional burden to both physicians and patients, which has also impacted market adoption of JYNARQUE®.

Our Product Candidate

We believe that lixivaptan may offer similar therapeutic activity in treating ADPKD as compared to tolvaptan while avoiding the DILI associated with tolvaptan use in this patient population. Because vasopressin is the principal agonist pathway leading to the formation of cAMP in kidney tubule cells, therapeutic interventions aimed at counterbalancing the effect of vasopressin and/or normalizing intracellular levels of cAMP were hypothesized as possible treatments to delay disease progression in ADPKD, as supported by animal models and preclinical work. Definitive evidence in favor of the utility of vasopressin antagonism as a therapeutic approach for ADPKD is derived from clinical and therapeutic experience with tolvaptan.

Lixivaptan’s development program for ADPKD builds on a historical, extensive development program conducted by our licensors in investigating lixivaptan for the treatment of hyponatremia. This work included 36 completed clinical studies in which more than 1,600 subjects were dosed with lixivaptan, the results from which we believe support lixivaptan’s activity on key measures believed to be important for ADPKD. In addition, no lixivaptan-related liver toxicity was noted in a safety assessment conducted for potential hepatotoxicity in this previous development program.

Prior to administering lixivaptan to ADPKD patients, Palladio studied lixivaptan’s liver safety profile, as compared to tolvaptan, by utilizing DILIsym, a state-of-the art, predictive, quantitative systems toxicology modeling tool developed by the DILIsym Consortium in collaboration with the U.S. FDA and industry partners. DILIsym representations predicted that lixivaptan is not likely to cause DILI and may be better tolerated than tolvaptan with respect to the mechanisms of liver toxicity currently represented in DILIsym. The results of this work were published in a peer-reviewed journal.

Palladio has completed a Phase 2 clinical trial, designated the ELiSA Study (Evaluation of Lixivaptan in Subjects with ADPKD). This study showed that lixivaptan has potent vasopressin V2 receptor antagonist activity in patients with ADPKD with varying degrees of kidney function (chronic kidney disease stages CKD1 through CKD3). The study also defined the dose range for further Phase 3 studies. Lixivaptan was well tolerated at the doses given, with adverse events (AEs) consistent with previous studies in non-ADPKD patients. No liver toxicity signals were noted.

Palladio has also completed a clinical study in a single subject with intractable pain due to ADPKD who was required to discontinue tolvaptan treatment due to clinically significant abnormalities in serum alanine aminotransferase (ALT), a sign of liver toxicity, on each of three sequential attempts to initiate treatment with tolvaptan. The patient was subsequently treated with lixivaptan for more than 14 months with no abnormalities in ALT or other liver chemistry tests.

Palladio is currently conducting its Phase 3 clinical trial (designated the ALERT Study), an open-label, repeat-dose study designed to assess hepatic and non-hepatic safety and efficacy of lixivaptan in patients who previously experienced abnormal liver chemistry test results while undergoing treatment with tolvaptan and who were permanently discontinued from tolvaptan for that reason. Initial, preliminary data from the ALERT study is expected to become available in mid-to-late 2021. While the ALERT Study is not a registrational trial, Palladio is preparing to conduct a global Phase 3 pivotal trial of lixivaptan in ADPKD patients, (designated the ACTION study) which we expect to commence by early-to-mid 2022.

Clinical Data

Palladio has completed two Phase 2 trials of lixivaptan, the results from which we believe support its therapeutic potential in ADPKD, if approved. In addition, lixivaptan has shown activity in preclinical models in established models of PKD. Historically, lixivaptan has also been investigated in over 30 additional trials by our licensors in hyponatremia.

Completed Trials

The ELiSA Study. PA-102—A Phase 2, open-label, multi-center study to evaluate the safety, pharmacokinetics and pharmacodynamics of lixivaptan in subjects with autosomal dominant polycystic kidney disease.

The ELiSA study was a Phase 2, open-label, parallel-group, multiple dose, multi-center study conducted to directly characterize the safety and tolerability, pharmacokinetics, and pharmacodynamics (pharmacologic response) of lixivaptan in ADPKD subjects with different degrees of renal function impairment. The study used administration of twice daily oral doses of 50 mg and 200 mg for seven days in subjects with both ADPKD and chronic kidney disease (CKD) stage 1, stage 2 or stage 3. Chronic kidney disease is categorized into five stages based on how well the kidneys can filter waste and extra fluid out of the blood, corresponding to mild damage in stage 1 to complete kidney failure in stage 5. These safety, PK and PD assessments are being used to guide appropriate lixivaptan dosing recommendations for subjects with ADPKD and mild or moderate CKD in future clinical studies.

Study PA-102 enrolled a total of 31 subjects diagnosed with ADPKD who were assigned to four cohorts based on baseline renal function and treated with one of two doses of lixivaptan for seven days, twice daily (BID), as illustrated in Figure 2 below:

Cohort	CKD stage	Dose	N
1	CKD1 or CKD2	200 mg BID	9 subjects
2	CKD3	200 mg BID	8 subjects
3	CKD1 or CKD2	50 mg BID	7 subjects
4	CKD3	50 mg BID	7 subjects

Figure 2: PA-102 dosing and CKD stage cohorts.

Subjects were confined to the clinical research unit (CRU) during the critical periods of data collection at the initiation and completion of dosing. Safety assessments included clinical laboratory findings, 12-lead electrocardiography (ECGs), vital signs, physical examination findings, adverse event monitoring, and a tolerability questionnaire. PD assessments included concentration of dissolved chemicals in the urine (osmolality) and urine output, total kidney volume (TKV) and liver volume (LV) by magnetic resonance imaging (MRI), plasma copeptin, and serum creatinine to calculate estimated glomerular filtration rate (eGFR). PK assessments included determination of lixivaptan and metabolite concentrations over the PK sampling period (0-14 hours). The design of PA-102 is summarized in the graphic below.

Figure 3: Schematic representation of PA-102 trial design.

Lixivaptan was well-tolerated across all cohorts, with all 31 subjects having completed the study. There were no deaths, serious AEs, or treatment-emergent adverse events (TEAEs), leading to discontinuation from the study. Fifteen subjects experienced at least one TEAE, which were mild or moderate in severity. The most common AEs observed were dry mouth, headache, nausea, diarrhea, flank pain, paresthesia, syncope and thirst. In addition, no abnormal changes in additional measured biomarkers such as ALT were observed.

In addition to the assessment of AEs, all subjects were asked to complete a tolerability questionnaire after the first and seventh days of dosing with lixivaptan. At the final assessment, 81% of the subjects indicated they could tolerate continuing on the drug for at least the next 12 months. All subjects indicated they could recommend lixivaptan to another patient.

The PK profile of lixivaptan and its metabolites in ADPKD patients in study PA-102 was clinically equivalent to the PK profile in healthy volunteers. The PK profile of 50 mg and 200 mg BID doses of lixivaptan on day seven is shown in the figure below.

Figure 4: Mean (± standard deviation) plasma concentrations of lixivaptan (VPA-985) observed on day 7 after twice-daily oral doses of 200 mg and 50 mg in ADPKD subjects in PA-102.

Importantly, Palladio observed a dose-dependent reduction in mean urine osmolality following lixivaptan administration, which we believe indicated blockade of the vasopressin V2 receptor over 24 hours on a twice a day dosing scheme at 200 mg BID.

Figure 5: Time Course of Mean Spot Urine Osmolality.

The percentage of ADPKD subjects achieving adequate suppression of urine osmolality after seven days of dosing with lixivaptan with cross-study comparisons to normal healthy volunteers and published results for tolvaptan are shown in Figure 5.

Figure 6: Percentage of subjects meeting the trough urine osmolality (Uosm) suppression target criterion (Uosm <300 mOsm/kg) at steady state on tolvaptan (ADPKD subjects in TEMPO trial) and lixivaptan (healthy volunteers in Study CK-0407 and ADPKD subjects in Study PA-102).

Based on these results, we believe the minimum efficacious daily dose is likely to be 100 mg BID with a maximum dose of 200 mg BID. The 50 mg BID dose is considered a starting dose to acquaint subjects with the aquaretic effects of the drug. Other changes in PD parameters for serum sodium, eGFR and plasma copeptin were consistent with the expected activity of the vaptan class of drugs in ADPKD patients.

In conclusion, we believe results from PA-102 suggest that lixivaptan may be a potent vasopressin V2 receptor antagonist with meaningful activity on urine osmolality, serum sodium, eGFR and plasma copeptin in subjects with ADPKD, and with a good tolerability profile and AEs that are consistent with previous studies.

PA-103: An Expanded Access Study of Lixivaptan in a Single Subject with Intractable Pain Due to Polycystic Kidney Disease

Study PA-103 is a Phase 2, open-label, single-arm, repeat dose expanded access study in a single subject with ADPKD who had been incapacitated by ADPKD-related abdominal pain. Pain is a frequent complication of ADPKD and clinical data with tolvaptan suggest that vaptan therapy may help alleviate pain. In this study, increasing doses of lixivaptan were provided to improve the marked abdominal pain that the subject was experiencing. Doses up to 150 mg in the morning and 100 mg in the evening were allowed during the titration period and subsequently were allowed to increase to 200 mg in the morning and 100 mg in the evening in the maintenance period. Liver chemistry tests, scales for quality of life and pain and AEs were monitored frequently during both the titration and maintenance periods.

Figure 7: Schematic representation of PA-103 trial design.

This subject was previously treated for the pain with tolvaptan but was unable to continue with the drug because of DILI, which manifested as elevated serum ALT levels that occurred on three separate occasions while on tolvaptan.

The subject’s previous dosing and ALT levels on tolvaptan are shown in the chart below.

Figure 8: Serum ALT levels and tolvaptan daily dose over time in an ADPKD subject with severe abdominal pain treated with tolvaptan in 2017.

The subject started dosing with lixivaptan in May 2019. The dosing record and ALT levels through study completion in July 2020 are shown in the chart below.

Figure 9: Serum ALT levels and lixivaptan daily dose over time in an ADPKD subject with severe abdominal pain treated with lixivaptan starting in 2019.

Lixivaptan was well-tolerated by the subject in the study. The only AE reported determined to be definitely related to the study drug was increased urine output. Importantly, the subject completed 415 days of treatment with lixivaptan without any evidence of liver injury. All liver chemistry tests were normal while the subject had been receiving lixivaptan.

The subject’s pain and quality of life modestly and mostly transiently improved while on lixivaptan therapy, but because of continued discomfort the subject elected to discontinue lixivaptan in order to pursue more aggressive pain management treatments.

While we believe the encouraging results from this study support the differentiated profile of lixivaptan in ADPKD, the study enrolled only a single patient. As a result, we are continuing to investigate lixivaptan in trials with larger patient populations to generate data to support further development of this candidate.

Ongoing Trial

The ALERT Study, PA-ADPKD-303, is an open-label, repeat-dose Phase 3 study designed to assess hepatic and non-hepatic safety and efficacy of lixivaptan in patients who previously experienced abnormal liver chemistry test results while treated with tolvaptan, and who were permanently discontinued from the drug for that reason. The first patient in this trial was dosed in November 2020. Up to 50 subjects will be enrolled and treated. Evaluations include frequent testing of liver chemistry and assessment of AEs.

After meeting entry criteria, subjects enter a baseline period to obtain baseline measurements followed by a titration period during which lixivaptan administered BID is increased to a dose that is tolerated and results in a reduced trough urine specific gravity (or the maximum dose level). Treatment continues for up to 52 weeks. The primary endpoint is the proportion of subjects who develop significantly elevated ALT levels. The design of the ALERT trial is summarized in the graphic below.

Figure 10: Schematic representation of PA-ADPKD-303 trial design (the ALERT study).

Development Plan

Palladio designed its planned global, registrational study based on FDA feedback. Designated the ACTION Study, PA-ADPKD 301 is expected to consist of two parts as described below. Both parts of the study are designed to contribute to evaluating the safety profile of lixivaptan, particularly with respect to any effects on liver chemistry tests. The primary endpoint in Part 1 is the effect of lixivaptan in slowing the decline in renal function as measured by change in eGFR. Part 2 is designed to assess the durability of the effect on renal function observed in Part 1. The design of the planned trial is summarized in the graphic below.

Figure 11: Schematic representation of planned PA-ADPKD-301 trial design.

Preclinical Data

Treatment with lixivaptan ameliorated disease manifestations in the PCK rat, an orthologous model of human PKD, and in the RC/RC mouse model, a hypomorphic genetic model of PKD due to homozygous R3277C mutations in the PKD1 gene. Compared to untreated controls, treatment with lixivaptan in one or both models was associated with marked reductions in serum creatinine, kidney weight relative to body weight, kidney cystic score, kidney fibrosis and renal cAMP levels. The main results are shown in the figure below.

Figure 12: Left Panel: Effect of lixivaptan (red bars) normalized to untreated control animals (grey bars) on disease-related parameters in the PCK rat model of ADPKD. Right Panel: Effect of lixivaptan on cyst burden in histological images of kidney sections.

In both models, the magnitude of effect observed with lixivaptan was comparable to historical experiments conducted with tolvaptan in the same animal models.

We believe that the therapeutic potential of lixivaptan in ADKPD is based on its observed effect on the suppression of urinary osmolality to <300 mOsm/kg in a number of clinical studies and patient populations. Inhibition of AVP binding to vasopressin V2 receptors in kidney tubular epithelial cells leads to electrolyte free water excretion (aquaresis) and can be readily monitored by measuring urine osmolality. Urine osmolality suppression of the magnitude observed with lixivaptan is a measure of complete inhibition of vasopressin-mediated signaling, which we believe represents a predictive biomarker of its potential in the treatment of ADKPD. Lixivaptan was also associated with activity on other PD endpoints associated with vasopressin V2 receptor inhibition, including urine output increase, serum sodium increase, and an acute, reversible decrease in eGFR.

Legacy Studies in Hyponatremia

Palladio is leveraging the development work from the legacy hyponatremia program conducted by Wyeth, LLC and Cardiokine, Inc./Biogen Inc. The legacy program consisted of 22 Phase 1 trials, ten Phase 2 trials, three Phase 3 trials and one open label extension study for treating disease states associated with water retention. A total of 1,673 subjects received at least one dose of lixivaptan. The completed studies range from single-dose exposures over a variety of dosage strengths up to 800 mg daily dose to multiple dose trials for up to 28 weeks. Overall, the mean dose was 168.7 mg and the mean duration of exposure was 27.5 days.

Palladio considers the legacy studies in healthy volunteers, including PK studies, drug interaction studies, a renal insufficiency study and a thorough QTc study, to provide the most useful safety data for the current development program in ADPKD. Lixivaptan was generally well tolerated in these studies without identification of any clinically significant safety signals.

Following its acquisition of Cardiokine in July 2016, Palladio conducted a safety assessment for potential hepatotoxicity in the Cardiokine hyponatremia program. No lixivaptan-related liver toxicity was identified. In

October 2017, Palladio held a pre-IND meeting with the FDA to discuss the development plan for lixivaptan for ADPKD. Specific objectives included feedback and input from the FDA regarding the extent to which Palladio can rely on information previously submitted from the previous Cardiokine hyponatremia program as to certain issues noted in the advisory committee discussion for the hyponatremia program. Palladio also sought input regarding product quality issues raised in the complete response letter for the Cardiokine hyponatremia NDA. Specifically, Palladio sought agency feedback regarding the dissolution method and the risk of crystalline lixivaptan precipitation in the drug product, as well as the agency’s request to Cardiokine in its hyponatremia program to investigate whether certain impurities in the lixivaptan drug substance synthesis process have genotoxic properties. The FDA agreed with Palladio that no additional non-clinical work would be required to support the planned IND study nor the eventual NDA submission for the treatment of ADPKD. The meeting minutes issued by the FDA stated that the FDA did not believe the mortality findings from the legacy Cardiokine BALANCE trial —treatment of hyponatremia in hospitalized patients with congestive heart failure —would pose a barrier to approval of lixivaptan for the treatment of ADPKD. The approach to address the product quality issues, as well as the timing for their resolution concurrently with the ADPKD clinical development program, were also confirmed.

Drug Induced Liver Injury Assessments

Clinical use of the vasopressin V2 receptor antagonist tolvaptan in ADPKD patients was found to be associated with serious DILI. Consequently, the approved labeling for tolvaptan in the U.S. and other countries carries a prominent DILI warning with requirement for extensive liver function monitoring while patients take the drug. Because of chemical similarities between lixivaptan and tolvaptan, a safety assessment was conducted for potential hepatotoxicity in the Cardiokine NDA program for lixivaptan for the treatment of hyponatremia.

In the healthy volunteer studies, analysis of AEs and liver-related laboratories showed no evidence of liver toxicity with lixivaptan. In the Phase 2 and Phase 3 trials in subjects with hyponatremia, the only suggestion of adverse hepatic effects was the frequency of serum gamma-glutamyltransferase (GGT) increased in lixivaptan arms compared to placebo arms (4.0% vs. 2.4%, respectively). However, while there were small consistent mean increases from pre-dose in GGT over time in the lixivaptan group compared to placebo, this effect was also associated with consistent mean decreases in serum ALT, AST, and total bilirubin, which we believe suggests that the GGT effect did not clearly indicate liver toxicity. Furthermore, there were no instances of hepatotoxicity meeting the definition of Hy’s Law among subjects treated with lixivaptan.

In order to further evaluate the potential hepatic safety differences between lixivaptan and tolvaptan, Palladio modeled lixivaptan and its three major metabolites in DILIsym, a predictive mechanistic quantitative systems toxicology model licensed by the U.S. FDA and numerous pharmaceutical and biotechnology companies to evaluate potential liver toxicity of drug products. DILIsym simulation results have successfully predicted the differential liver toxicity profile of related drug pairs such as ubrogepant/telcagepant, pioglitazone/troglitazone, entacapone/tolcapone, among others, and have supported numerous regulatory submissions. DILIsym representations of tolvaptan correctly predicted the hepatic toxicity observed with tolvaptan and found that such toxicity may be due to two mechanisms that are shared with many other drugs that cause idiosyncratic hepatotoxicity, specifically, inhibition of mitochondrial function and disruption of bile salt homeostasis. Conversely, DILIsym representations of lixivaptan predicted that lixivaptan is not likely to cause DILI and may be better tolerated than tolvaptan with respect to the mechanisms of liver toxicity currently represented in DILIsym. The DILIsym results noted that the predicted difference in toxicity between lixivaptan and tolvaptan was due, in large part, to higher liver concentrations predicted for tolvaptan compared to lixivaptan, particularly for the molecular entities that potently interact with bile acid transporters.

Development Plan

Palladio is currently conducting an open-label, repeat dose Phase 3 clinical trial (designated the ALERT Study), designed to assess hepatic and non-hepatic safety and efficacy of lixivaptan in patients who previously experienced abnormal liver chemistry test results while treated with tolvaptan and were permanently discontinued from tolvaptan for that reason. Initial, preliminary data from the ALERT study is expected to become available in mid-to-late 2021. In addition, Palladio is also preparing to conduct the ACTION Study, a global Phase 3 pivotal clinical trial of lixivaptan in ADPKD patients, which we expect to commence in early-to-mid 2022.

Product Exclusivity

Lixivaptan is a new chemical entity (NCE) that has never been approved or launched for any indication anywhere in the world. While the composition of matter patent for lixivaptan has expired, Palladio is pursuing, through a Patent Cooperation Treaty (PCT) patent application, worldwide patents for polycystic disease indications (including ADPKD), method of use, formulations, and dosage regimens. If granted, such patent applications would confer exclusivity protection to 2038. See “—Intellectual Property and License Agreements.” Commercial exclusivity of lixivaptan for the treatment of ADPKD is expected through a combination of existing and additional patent filings, patent term extension, as available, and regulatory and data exclusivity provisions of various countries. Time periods for data exclusivity vary by region, with U.S. NCE exclusivity lasting for five years and the EU generally providing ten years of exclusivity. In addition, the FDA has granted orphan drug designation for lixivaptan for ADPKD. This designation is designed to provide eligibility for certain benefits and confers seven years of market exclusivity following receipt of regulatory approval.

Apcintex Limited

Introduction

ApcinteX Limited (ApcinteX) is focused on developing SerpinPC for the treatment of Hemophilia A (HA) and Hemophilia B (HB). Hemophilia is a rare bleeding disorder that is caused by a deficiency of thrombin generation upon vascular damage. SerpinPC, a biologic of the serpin family of proteins, is designed to allow more thrombin to be generated by inhibiting Activated Protein C (APC). ApcinteX’s approach is to rebalance coagulation in hemophilia by decreasing a single anticoagulant force. SerpinPC has the potential to treat all types of hemophilia regardless of severity or inhibitor status, and may also prevent bleeding associated with other bleeding disorders. ApcinteX seeks to develop SerpinPC as a one-size-fits-all approach for the treatment of HA and HB.

ApcinteX founders, Professor James Huntington and Dr. Trevor Baglin, have been working together for over 20 years and are recognized scientific and clinical experts in blood coagulation. Professor Huntington serves as Professor of Molecular Haemostasis at the University of Cambridge and has devoted much of his professional career to unravelling the structure-function relationship of the serpin family and of thrombin formation and function, and has been recognized by the International Society of Thrombosis and Hemostasis with a life-time career award. Dr. Baglin has a deep clinical background in hemophilia, having served as a clinician in the U.K. National Health Service for 35 years, including as a Consultant Hematologist at Cambridge University Hospitals.

Disease Overview

HA and HB are X-linked genetic disorders affecting one in 5,000 and one in 20,000 live male births, respectively, resulting in spontaneous internal bleeding that can be life-threatening. More than 70% of bleeds occur into joints (hemarthrosis) causing chronic joint damage (arthropathy) with musculoskeletal destruction. The bleeding associated with these disorders is the result of a defect or deficiency in factor (f)VIII (in the case of HA) or fIX (in the case of HB), the two components of the intrinsic tenase complex.

Normal blood coagulation (hemostasis) is a crucial part of the physiological response to tissue damage. When blood components come into contact with extravascular cells and proteins, platelets accumulate and ultimately lead to the formation of thrombin, the effector enzyme of blood coagulation. Prothrombinase activity is required for the rapid, localized production of thrombin needed for adequate blood clotting. Prothrombinase is continuously degraded by APC, which is present in the circulation at low concentrations. In the setting of deficient intrinsic tenase activity (hemophilia), the natural anticoagulant activity of the circulating APC results in insufficient prothrombinase activity for normal blood clotting.

Hemophilia is characterized as severe, moderate and mild, corresponding to <1%, 1% to 5% and >5% factor activity, respectively. Bleeding often becomes noticeable after a child becomes mobile. Hemarthrosis manifests as swelling and pain in the joints, along with decreased range of motion, most commonly affecting the knees, ankles and elbows. Other common manifestations include bruising, which can be spontaneous or occur after minor trauma, gum bleeding and nose bleeds. Persons with severe hemophilia often suffer spontaneous joint bleeds between 20 and 50 times a year. Spontaneous bleeding is less frequent in persons with moderate hemophilia, but in many individuals this condition is still problematic because only two or three bleeds into a joint are sufficient to cause permanent joint damage, and because the frequency of bleeds does not warrant the treatment burden of regular intravenous (IV) prophylactic treatment with replacement factor.

Current Treatments and Market Opportunity

Estimates of the global prevalence of HA and HB vary between 400,000 and 450,000. The World Federation of Hemophilia identified 210,454 registered persons with hemophilia in its 2018 annual report. In the U.S., there are approximately 17,000 persons with hemophilia. Estimates of the prevalence of hemophilia in China is approximately 18,000. In India, approximately 20,000 persons are known to have hemophilia, but it is thought that 80% of cases are unknown. There are similarly large populations of persons with hemophilia in South America.

The global market for hemophilia is currently over $11 billion. Only 20% of persons with hemophilia globally are believed to have access to adequate therapy.

The standard treatment for hemophilia consists of replacing the missing or defective fVIII or fIX by intravenous infusion of partially purified plasma-derived or recombinant fVIII or fIX protein, known as factor concentrate. Factor concentrate is administered either when bleeding occurs, known as on-demand therapy, or regularly to prevent bleeding, known as prophylaxis. Prophylaxis with standard factor concentrates requires intravenous infusion every second or third day in order to reduce annualized bleeding rates (ABR) to single figures. Less frequent intravenous infusion is required with recently approved extended half-life products. Emicizumab (marketed as Hemlibra by Roche) is a synthetic fVIII mimetic replacement therapy that is changing the treatment paradigm in HA. Emicizumab’s main benefit is as a substitute for factor VIII in persons with HA with fVIII inhibitors (high-titer antibodies against fVIII), and as an infrequent subcutaneously administered prophylactic in HA without inhibitors. Emicizumab has no activity in HB.

Because the replacement factor is effectively a foreign protein treatment, it is often associated with the formation of inhibitory antibodies which requires the use of a different class of therapeutics called bypass agents. Bypass agents increase thrombin generation through mechanisms independent of the intrinsic tenase complex. The most commonly used bypass agents are recombinant fVIIa and FEIBA. However, the use of these agents is limited by their short half-lives and result in variable responses in patients. They are also less effective than replacement therapy before inhibitors were developed and are rarely used prophylactically.

Despite advances in hemophilia treatment, there remains a considerable unmet need in both HA and HB:

•	The majority of persons with hemophilia have no or limited access to prophylactic treatment to prevent bleeding;

•	Factor concentrate therapies require intravenous administration making prophylaxis challenging;

•	Up to 30% of persons with HA and 3% of persons with HB develop inhibitory antibodies to factor concentrates, which limits effectiveness of treatment with factor concentrates; and

•	The non-factor replacement therapies, both approved and in development, are associated with the risk of thrombosis.

Our Product Candidate SerpinPC

The protein C (PC) pathway is essential for regulating thrombin generation to avoid excessive blood coagulation. Severe PC deficiency (<5% of normal protein levels) results in widespread thrombosis, called purpura fulminans. PC is the precursor of APC, and is converted to APC when excess thrombin is generated. APC destroys the prothrombinase and intrinsic tenase complexes by cleavage of fVa and fVIIIa, respectively. The fV Leiden gene mutation present in 3% of the caucasian population causes partial resistance of prothrombinase to APC, and is sufficient to reduce bleeding in persons with severe hemophilia who coinherit the relatively common fV Leiden mutation. This was the genetic human proof-of-concept supporting APC inhibition as a treatment for persons with hemophilia.

All approved agents for the treatment of hemophilia improve thrombin generation by bolstering the levels of procoagulant factors. An alternative approach is to reduce the efficiency of natural anticoagulant mechanisms. These include inhibition of Tissue Factor Pathway Inhibitor (TFPI) with antibodies such as concizumab, and knocking down antithrombin levels with an RNA interference (fitusiran), both of which are in clinical development. In addition to these approaches, gene therapies for HA and HB are being developed by various sponsors including BioMarin, Pfizer/Spark and Freeline. Although gene therapies could be a significant development for patients, they face uncertainty regarding safety, durability and cost and are specific to either HA and HB.

We believe that the PC system is particularly attractive because partial APC resistance conferred by coinheritance of fV Leiden provides an early proof-of-concept in humans. The mode of action (MOA) of SerpinPC is to reduce levels of circulating APC, thereby prolonging activity of prothrombinase formed during the initiation stage of hemostasis and directly increasing the amount of thrombin generated at the site of tissue damage.

Figure 13: Schematic of the MOA for SerpinPC.

As depicted in Figure 13, thrombin is the effector enzyme in blood coagulation, and is produced by an enzyme complex known as prothrombinase, composed of fXa and fVa. At the initiation stage of blood coagulation, the fXa is produced by the extrinsic tenase complex while the fVa comes from platelets. This ‘early prothrombinase’ formation is preserved in hemophilia. However, early prothrombinase is inactivated by APC in the blood, so insufficient thrombin is produced to form a stable hemostatic clot, resulting in continued bleeding, unless more prothrombinase can be formed with the help of the intrinsic tenase complex. The two components of the intrinsic tenase complex are missing in HA and HB. SerpinPC treatment is designed to reduce the levels of APC so that the early prothrombinase has time to produce enough thrombin to form a stable hemostatic clot, thereby preventing excessive blood loss. This expected MOA has a finite and maximal effect when all circulating APC is inhibited by SerpinPC.

SerpinPC is a variant of the serpin alpha-1-antitrypsin, modified to be a specific inhibitor of APC. We were able to convert A1AT into a specific inhibitor of APC by mutating 3 residues in the reactive center loop of the molecule. The serpin mechanism traps the protease during cleavage of the reactive center loop as a covalent complex, and therefore has an absolute requirement that the protease is active, i.e. not the inactive zymogen. For this reason, SerpinPC is designed to have complete specificity for APC over PC, and therefore is not expected to deplete the circulating concentration of PC. Consequently, when conditions favor APC generation (i.e. excessive thrombin generation) PC is available for conversion to APC to effect its anti-inflammatory and anti-thrombotic functions. Because SerpinPC is a relatively slow inhibitor of APC (second-order rate constant of 15,000 M-1s-1) it does not rapidly neutralize newly formed APC, preserving these functions at clinically-relevant doses. At the Cmax for the highest clinical dose, it takes 10 minutes to inhibit half of the newly formed APC, sufficient time to effect its signalling and antithrombic functions. However, the covalent nature of the inhibitory mechanism enables low concentrations of SerpinPC in the blood to ‘mop up’ APC with time. In preclinical studies, it was demonstrated that normalization of bleeding in hemophilia mouse models required the lowering of the circulating APC levels and was not related to the SerpinPC exposure at the time of challenge. SerpinPC has favorable subcutaneous bioavailability, tolerability profile and PK potentially suitable for monthly dosing.

SerpinPC is designed as a long-acting non-replacement therapy intended to be administered as an infrequent injection under the skin that ‘rebalances’ blood coagulation without the need for factor replacement. As a result, we believe SerpinPC could be an attractive alternative therapy for many patients, if approved. Other rebalancing approaches have been plagued by incidences of venous and arterial thrombosis. We believe that the expected MOA of SerpinPC renders this an unlikely risk, since the secondary APC pathways (signaling and anti-thrombotic) remain intact at clinical doses. We believe that the observed lack of D-dimer elevation in healthy volunteers and persons with hemophilia support this profile.

The vialed drug product is presented as a sterile lyophilized powder intended for intravenous infusion or subcutaneous injection following reconstitution with water. Stability studies have shown the drug product to be stable at temperatures up to 40°C, allowing for ease of shipment and storage.

The product vision of SerpinPC is a one-size-fits-all treatment for hemophilia and potentially other bleeding disorders. The differentiated MOA of SerpinPC is designed to enable an advantage over other rebalancing approaches under development, including fitusuran and concizumab. The hemophilia community, including persons with hemophilia, their physicians and caregivers, is risk averse given the devastation caused by HIV and hepatitis C transmission with plasma derived products. We believe that the trade-off of increased convenience or improved efficacy should not come at the cost of increased risk of serious adverse events such as thrombosis.

Clinical Data

ApcinteX is currently conducting AP-0101, an ongoing Phase 2a open-label clinical trial to investigate the safety, tolerability and pharmacokinetics of intravenous and subcutaneous doses of SerpinPC in healthy male volunteers and male persons with severe hemophilia. Reduction in bleeding is an exploratory outcome.

The Phase 1 portion of this study was conducted in two parts, with Part 1a in healthy volunteers in a clinical trial unit in the U.K. In this part, four cohorts of healthy subjects received increasing doses of SerpinPC by IV infusion and one by subcutaneous injection. Phase 1b was conducted in established clinical trial units embedded in university hospitals in Moldova and Georgia with access to the target patient population of persons with hemophilia receiving only on-demand factor concentrates. The SAD study switched to persons with hemophilia at a dose at which biological effects might be expected, 0.1mg/kg to 1.2mg/kg by subcutaneous injection in four cohorts of three subjects each.

All doses in Part 1 were well-tolerated without incident or SerpinPC-related adverse events, including injection site reactions. Administration of SerpinPC did not lead to increases in D-dimer, TNF or IL-6 at any dose.

All patients in Part 1b had severe hemophilia and received factor concentrate on demand before and during the study. All patients had target joints (range 1 to 4, median 2.5). Annualized Bleeding Rates (ABR) were calculated for each subject from prospective observation prior to exposure to SerpinPC. The median ABR was 35 (range 26 to 41). In the eight weeks following a single subcutaneous injection of SerpinPC there was a 55% reduction in all bleeding and a 72% reduction in spontaneous joint and muscle bleeding. Five subjects experienced zero spontaneous bleeds for two months after receiving their single dose. A dose response was not detected, as expected from the MOA of SerpinPC. In total 97 bleeds occurred in the pre-exposure observation period and 29 in the 8 weeks following exposure. All 29 bleeds following SerpinPC administration were treated with factor concentrate on-demand as per standard of care without incident and without elevation in D-dimer levels. No anti-drug antibodies (ADAs) were detected in Part 1.

All subjects who participated in Part 1b chose to enroll in Part 2, a six-month Phase 2a study of monthly subcutaneous dosing of SerpinPC at three dose levels. In total, 23 subjects enrolled in Part 2. One subject was discontinued because of an injection site reaction. No other SerpinPC-related AEs have been recorded. No ADAs have been observed. Part 2 is ongoing and is expected to be completed in early-to-mid 2021. Subjects who successfully complete Part 2 will be offered participation in Part 3, a 12-month extension study at a flat monthly dose. The effect of prophylactic treatment on ABR in hemophilia is known to take months to years to fully manifest in subjects previously on on-demand treatment.

The observed PK of SerpinPC was expected, which we believe supports a monthly dosing interval.

Preclinical Data

In preclinical studies, SerpinPC was associated with the complete correction of the hemophilia phenotype in multiple bleeding models:

•

Pre-treatment of HB mice with SerpinPC rescued fibrin and platelet deposition at the site of laser damage to a blood vessel in intravital microscopy experiments and normalized blood loss to that of wild-type mice after tail amputation;

•	Pre-treatment of HA mice with SerpinPC before tail-transection resulted in a dose-dependent decrease in blood loss, plateauing at wild-type mouse levels;

•	Extending the interval between treatment with SerpinPC and tail transection resulted in reduced bleeding at very low doses (Figure 14);

•	Subcutaneous dosing of SerpinPC in HA mice prevented death from internal bleeding (Figure 15); and

•	Treatment of HA mice with SerpinPC after tail transection reduced blood loss, indicating that SerpinPC has the potential to treat an active bleed.

Figure 14: Pre-treatment with SerpinPC 12 hours before tail transection reduced blood loss in HA mice in a dose-dependent manner.

SerpinPC was dosed from 0.01 to 10 mg/kg by half-logs, and tails were transected 12 hours later. The half-life of SerpinPC in the mouse is approximately 10 hours. All doses reduced blood loss, plateauing at wild-type (WT) mouse levels at around 1mg/kg. Average volumes in vehicle-treated WT and HA mice are denoted by the dashed lines and the standard deviation is shaded in grey. The plasma concentration of SerpinPC at 12 hours for the 0.01 mg/kg dose was 3.2 ng/ml, or 64 pM. Assuming pseudo first-order kinetics and a rate constant of inhibition of full-length mouse APC of 6,000 M-1s-1, the t1/2 of inhibition of APC would be about three weeks. Yet the dose of 0.01 mg/kg resulted in a statistically significant 30% decrease in bleeding volume. The activity observed in this model is therefore unlikely to be related to SerpinPC exposure at the time of challenge, rather the reduction in APC levels achieved.

Figure 15: SerpinPC administered subcutaneously every other day prevented death from spontaneous internal bleeding in HA mice.

Hemophilia mice are susceptible to spontaneous bleeding and subsequently have much shorter lifespans than WT mice of the same strain. Cause of death is invariably internal bleeding, although the sites of bleedings are not always the same. HA mice were therefore used to evaluate SerpinPC as a prophylactic agent by simply monitoring the well-being of untreated and treated mice and plotting a Kaplan-Meier survival curve. Due to the stochastic nature of spontaneous bleeding, 12 age-matched mice (16–21 weeks) were used per group. Treatment was either vehicle (PBS), 0.01 mg/kg, 0.1 mg/kg or 1 mg/kg SerpinPC by subcutaneous injection three times per week for a total of 56 days. Mice treated with vehicle died rapidly, with half found dead or moribund (the humane endpoint) by Day 18. The vehicle treatment group was terminated on day 25. The SerpinPC 0.01 mg/kg treatment group reached the humane endpoint by Day 40. In contrast, only 2 of 12 mice died in the 0.1 mg/kg treatment group, and all receiving 1 mg/kg survived to the end of the study. This study demonstrates that SerpinPC is a potential prophylactic, preventing spontaneous internal bleeding associated with HA.

The anticipated therapeutic use of SerpinPC is as a once-monthly subcutaneous prophylactic to prevent bleeding associated with hemophilia. The preclinical model that best reflects this use is the spontaneous bleeding model in HA mice. A dose of 0.1 mg/kg (trough exposure of 40 ng/ml) was able to reduce bleeding in this model. Scaling by the difference in potency of SerpinPC for mouse and human APC (2.6-fold), we can conclude that SerpinPC levels should be maintained above 15 ng/ml to achieve a similar activity in humans.

To evaluate the potential of SerpinPC in treating established bleeding events, ApcinteX modified the tail clip method so that SerpinPC or a control hemostatic agent is administered via jugular cannula one minute after the challenge. Since the expected MOA of SerpinPC is inhibition of circulating APC, it is anticipated that, in the context of treating an active bleed, higher doses would be required to accelerate inhibition (pseudo first-order kinetics apply). In this model, SerpinPC at 1 mg/kg demonstrated comparable activity in stopping bleeding as 100 U/kg human fVIII or 270 µg/kg NovoSeven (recombinant fVIIa).

In preclinical studies, SerpinPC was tested for safety, and the following observations were collected:

•	SerpinPC was well tolerated when given daily to WT mice for 7 days at 100mg/kg with no evidence of thrombosis;

•	SerpinPC was found to have subcutaneous tolerability in a minipig at 30mg/kg and in a rat at 150mg/kg;

•	SerpinPC was not pro-inflammatory in WT mice challenged with sublethal levels of lipopolysaccharide;

•	SerpinPC has low immunogenicity risk;

•	SerpinPC was free of toxicological findings in a rat 28-day GLP study at doses up to 30mg/kg/week and was not associated with elevations in D-dimer; and

•	SerpinPC was free of toxicological findings in a cynomolgus monkey 6-month GLP study at doses up to 10mg/kg/week and was not associated with elevations in D-dimer.

Development Plan

ApcinteX intends to commence a 48-week Open Label Extension study in early-to-mid 2021. Analysis of ApcinteX’s ongoing 24-week Phase 2a multiple repeat dose study is expected to be available in mid-to-late 2021. Our intention is to develop a data package over the next two years to position SerpinPC as the next transformative therapy in hemophilia. With this in mind we expect to have the results from the first 6 month repeat dose study mid-to-late 2021. Following such results, we expect to have the results of the 12 month open label study in mid-to-late 2022. After completion of Part 2 of the ongoing AP-0101 clinical trial, ApcinteX intends to seek regulatory advice on subsequent trials.

Product Exclusivity

We currently benefit from exclusivity of SerpinPC through a variety of means, including patent protection and through the exclusive license of rights under our agreement with the University of Cambridge. See “—Intellectual Property and License Agreements.” In addition, we intend to apply for orphan drug designation for SerpinPC with the EMA and may apply for Breakthrough Therapy Designation with the FDA.

Pega-One

Introduction

PEGA1 SAS (Pega-One) was created to identify and develop oncology medicines in areas of high unmet need. The first asset of Pega-One is imgatuzumab (GA201), an anti-EGFR tumor-targeting monoclonal antibody (mAb) with enhanced antibody-dependent cellular cytotoxicity (ADCC) and antibody-dependent cellular phagocytosis (ADCP) properties licensed from Roche. Pega-One is initially developing imgatuzumab as an investigational agent for the treatment of cutaneous squamous cell carcinoma (CSCC). Pega-One is also exploring imgatuzamab’s potential in combination with either immunotherapy or small molecules across multiple oncology indications.

We believe that the Pega-One management team is strongly positioned to advance imgatuzumab through development. Clinical development efforts at Pega-One are led by Steffen Heeger, M.D., Ph.D., our Chief Medical Officer who has over 20 years of clinical and industry experience, including clinical development of targeted cancer therapies. Throughout his career, Dr. Heeger led clinical development programs predominantly in areas of hematological malignancies and in solid tumors with antibody-based, targeted oncology drugs. His work was instrumental for the development of the blockbuster drug Erbitux, the first monoclonal therapeutic antibody targeting EGFR, as well as other anti-cancer therapeutic antibodies targeting CD19 (Monjuvi), CD38 and PSMA.

Pega-One is advised by a group of experts with significant experience in academia, clinical research and the pharmaceutical industry, including Jean-Pierre Sommadossi, who brings 30 years of scientific, operational, strategic and management experience in the life sciences industry and who was Principal Founder of Idenix Pharmaceuticals as well as Co-Founder of Pharmasset. Pega-One’s advisors also include Michèle Ollier, who is co-founder and Partner at Medicxi, as well as scientists from institute Gustave Roussey in Paris, such as Jean-Pierre Armand, who has over 30 years of experience in both academia and the pharmaceutical industry, and Aurélien Marabelle, Ph.D., M.D. who is a Senior Medical Oncologist in the Drug Development Department (DITEP), a group leader in Prof Laurence Zitvogel’s lab (INSERM U1015) and the Clinical Director of the Cancer Immunotherapy Program at Gustave Roussy. Pega-One’s efforts are also supported by a number of leading consultants in the biotech industry, including Pawel Chrom, M.D., Ph.D., who has over eight years of experience in both clinical and industry settings, and is supporting Pega-One as consulting Medical Director.

Disease Overview

Advances in the understanding of molecular cancer biology have focused on the epidermal growth factor receptor (EGFR) pathway for its role in regulating diverse networks of tumor growth in numerous epithelial malignancies such as colorectal cancer, (CRC), head and neck squamous cell carcinoma (HNSCC), carcinomas of the pancreas, lung, cervix, renal cell, prostate, bladder and breast. EGFR inhibitors are useful therapeutic strategies for the treatment of EGFR-expressing cancers. Anti-EGFR antibodies and EGFR small-molecule tyrosine kinase inhibitors have demonstrated activity in multiple epithelial tumor types. To date, EGFR targeting antibodies have been approved in three indications, CRC, non small cell lung cancer (NSCLC) and head and neck squamous cell carcinoma (HNSCC), and have been used off-label in various other tumors. An example of a high EGFR-expressing tumor is CSCC, in which EGFR expression is associated with poor clinical outcomes.

CSCC occurs when DNA damage from exposure to ultraviolet radiation or other damaging agents trigger abnormal changes in squamous cells. Higher UV exposure, and growth in aging populations and populations using immunosuppressive therapies, including organ transplant recipients, have led to a higher incidence of CSCC, which is the second most common skin cancer, accounting for approximately 20% to 30% of nonmelanoma skin cancers. More than one million individuals in the U.S. are diagnosed with CSCC annually. CSCC initially manifests itself as a non-healing ulcer with elevated margins or a pink nodule without overlying surface changes. At a localized stage, CSCC may be successfully treated with local therapies such as surgery or radiotherapy. However, if left untreated, CSCC leads to an advanced stage, which is characterized by a lack of curative approaches, highlighting the need for additional treatment options in this patient population. It is estimated that approximately 3% of CSCC patients progress to advanced disease. In 2018, CSCC accounted for approximately 10,000 new advanced stage patients in the U.S. and approximately 5,000 in Europe. The advanced CSCC patient population is projected to increase by 50% to approximately 15,000 in the U.S. and 22,500 globally by 2037. Given the low incidence of the condition, advanced stage CSCC is expected to qualify as an orphan designated disease in the U.S. and Europe.

Current Treatments and Market Opportunity

When diagnosed early, CSCC can be treated by surgical intervention or radiotherapy with a good overall prognosis or even cure. However, at advanced stages of the disease, limited therapeutic options have been available. Most recently, the anti-PD-1 immune checkpoint inhibitors (ICIs), cemiplimab (marketed as LIBTAYO®) and pembrolizumab (marketed as KEYTRUDA®) have been approved in this indication. In 2018, the FDA approved LIBTAYO® in metastatic or recurrent CSCC and the product enjoyed approximately $200 million in its first year of sales. Cetuximab (Erbitux) is included on National Comprehensive Cancer Network’s (NCCN) treatment guidelines as a treatment option for advanced CSCC patients who are ineligible for anti-PD1 or who relapse after treatment. While cetuximab is not indicated for advanced CSCC, a published investigator led study demonstrated a 28% overall response rate when used as a front-line treatment. Despite a substantial response rate of 35-50% to ICIs, more than half of treated advanced CSCC patients do not respond, including 10% to 25% of refractory patients. Most initial responders relapse within one year. Approximately 10% of treated advanced CSCC patients prematurely discontinue therapy due to unacceptable toxicity.

Additionally, up to 25% of patients in the overall advanced CSCC population are not eligible for immunotherapy leaving a significant unmet need for additional treatment options for patients, including an effective, approved next-generation EGFR antibody. Beyond ICIs, few alternatives are available for patients with advanced CSCC. Cisplatin-based combinations have demonstrated modest activity with significant toxicity, and are often not well tolerated by elderly patients. Based on conversations with key opinion leaders in the U.S. and Europe, we estimate that imagatuzamab has the potential to address the needs of approximately 65% of advanced CSCC patients, including initial responders to ICIs who will relapse over time and eventually will require subsequent treatment. We estimate that the addressable opportunity for imagatuzamab in the PD-1-ineligible and second line advanced CSCC patient population in the U.S. and Europe is up to $1.0 billion per year.

Our Product Candidate

Imgatuzumab is a next-generation EGFR-targeting mAb with enhanced ADCC and ADCP properties. Imgatuzumab was originally developed by Glycart and licensed from Roche. The Glycart technology, which Roche had also utilized to engineer the approved product obinutuzumab (marketed as GAZYVA®), is based on defucosylation of the Fc region of the antibody inducing a higher affinity to Fc gamma receptors located on human natural killer (NK) cells, macrophages and monocytes. Consequently, imgatuzumab was observed to significantly enhance induction of effector cell-mediated ADCC and ADCP in cell-based assays. If successfully developed and approved, we believe imgatuzumab represents an opportunity to bring significant clinical and commercial value in an area of high unmet need.

Figure 16: Antibody model with the two regions Fab (antigen binding site) and Fc (complement and effector cell binding).

Figure 17: Zoom on the Fc region where imgatuzumab was glycoengineered to contain afucosylated Fc-region carbohydrates with approximately 70% afucosylated antibody chain. Glycoengineering with defucosylation induces a higher affinity for FcgR and superior ADCC.

Figure 18: ADCC and ADCP of imgatuzumab. Tumor cell killing via involving the innate immune system, either NK cells in the case of ADCC or macrophages in the case of ADCP.

Roche began development of imgatuzumab, a novel, recombinant, humanized, and glycoengineered IgG1 mAb that can be considered as a “next-generation mAb” due to its strongly enhanced property to involve the intrinsic immune system as a next mechanism of action. With this Glycart technology, obinutuzumab (GAZYVA®, formerly called GA101) was engineered and clinically developed by Roche. Obinutuzumab has been approved by the FDA for the treatment of chronic lymphocytic leukemia and follicular lymphoma. Other examples of these next generation mAbs are margetuximab (anti-Her2; FDA approved for Her2 + breast cancer) and tafasitamab (FDA approved for diffuse large B-cell lymphoma).

Clinical Data

Roche conducted several clinical trials in the development of imgatuzumab. To date, 296 patients have been administered imgatuzumab within clinical trials sponsored by Roche, as summarized in the table below.

Roche Clinical Trial	lndication	Number of Patients treated with imgatuzumab
Phase 1/2 (Phase 1 part) BO 21495	Solid tumors	75
Phase 1/2 Phase 2 part) BO 21495	mCRC	25
Phase 1b/2 BP22349	NSCLC (SCC)	16
Phase 1b/2 BP22349	NSCLC (non-SCC)	55
Phase 2 (“GAIN-C” trial) BP25438	mCRC	84
Phase 2 BP22350	Head & Neck Cancer (neo-adjuvant)	41
Total		296

Figure 19: Summary of clinical trials of imgatuzumab conducted by Roche.

BO21495 study was an open-label, dose-escalation Phase 1/2 study in the EU of imgatuzumab in patients with advanced malignant EGFR positive solid tumors. In the Phase 1 portion of the study, 75 patients received imgatuzumab at a range of doses. The chosen dose for further evaluation in Phase 2 was 1,400 mg on day 1, and day 8, followed by 1,400 mg twice per week for subsequent infusions. When administered as monotherapy, imgatuzumab was well-tolerated with manageable AEs and showed promising antitumor activity in heavily pre-treated patients. In the Phase 2 part of the study, 25 patients were treated and the best overall response was stable disease occurring in 40% of patients at eight weeks, 24% at 16 weeks and 8% (two patients) at 32 weeks. The most frequent adverse events were rash (80%, Part 1; 100%, Part 2), infusion-related reactions (77%, Part 1, 84%, Part 2), asthenia (53%, Part 1; 76%, Part 2) and hypomagnesemia (35%, Part 1; 80%, Part 2) as already well-characterized from treatment experience with other monoclonal antibodies targeting EGFR. In Part I of Study BO21495, there were 24 serious adverse events (SAEs) affecting 19 patients. Of the 6 SAEs judged by the investigator to be treatment-related, four were infusion-related reactions (IRRs), one was erythema nodosum and one was a confusional state. All treatment-related SAEs resolved without sequelae following treatment or withdrawal except for erythema nodosum in one patient, which was ongoing at final contact. There was no apparent relationship between the occurrence of imgatuzumab-related SAEs and the dose or the schedule of study drug administered. In Part II of Study BO21495, one patient had ureteric stenosis which was reported as a SAE, but was not considered by the investigator to be related to imgatuzumab treatment. Extensive PK analyses have been performed leading to a selected dose for subsequent development of 1,400 mg imgatuzumab on days 1 and 8 followed by 1,400 mg every two weeks.

Figure 20: Waterfall Plot (Study BO21495): Imgatuzumab monotherapy using different doses during the Phase 1 dose escalation trial (Paz-Ares et al, JCO 2011) and change in tumor size from baseline. ‡: Patients with colon/rectum cancer with mutant KRAS; C: prior cetuximab; P: prior panitumumab; C/P: prior cetuximab and panitumumab.

A marked reduction in circulating NK cells and increased infiltration of immune effector cells causing skin rash were observed in those trials. As NK cells are key effector cells of ADCC, the reduction in blood circulation demonstrates their involvement in anti-tumor activity when treated with imgatuzumab. In addition, increased infiltration in areas of the skin where the target is highly expressed show that NK and other immune cells are directed to the area where imgatuzumab binds to the target. We believe that these findings further support preclinical data of what we believe is the second mechanism of action of imgatuzumab.

BP22349 was a randomized, multicenter, open-label Phase 1b/2 study in the EU of imgatuzumab in combination with cisplatin and gemcitabine/pemetrexed versus cisplatin and gemcitabine/pemetrexed in patients with advanced or recurrent NSCLC who have not received prior chemotherapy. Sixteen patients with squamous NSCLC and 14 patients with non-squamous NSCLC were dosed with imgatuzumab in the Phase 1b portion of the study. Sixty-two patients with non-squamous NSCLC were enrolled in the Phase 2 portion of the study, including 41 receiving imgatuzumab. Median progression-free survival was similar in the two groups: 5.4 months in imgatuzumab plus chemotherapy group versus 6.0 months in chemotherapy group. The proportion of patients with AEs was comparable between randomized arms. Rash and hypomagnesemia were common in patients treated with imgatuzumab. Rash related to EGFR inhibition was observed in 62.5% of subjects with squamous NSCLC and in 100% of subjects with non-squamous NSCLC (Phase 1b), and in 85.4% of subjects with non-squamous NSCLC in Phase 2. New or worsening hypomagnesemia occurred in 56.3% of subjects with squamous NSCLC arm and 85.7% of subjects with non-squamous NSCLC (Phase 1b), and in 78.0% of subjects with non-squamous NSCLC in Phase 2. At the time of the data cut-off for the end of Phase 1b analysis and Phase 2 analysis of Study BP22349 for patients with NSCLC of non-squamous histology, 24 SAEs affecting a total of 16 patients had been reported, all of which had resolved. Apart from IRRs and pulmonary embolism (two patients each), all of the SAEs were single events affecting a range of SOCs.

For patients with NSCLC of squamous histology, there were 10 SAEs affecting 8 of the 16 patients who had been enrolled at that time. Of the SAEs considered treatment-related, there were two grade 3 IRRs, grade 4 thrombocytopenia (a dose-limiting toxicity) for which imgatuzumab was withdrawn, grade 4 hypokalemia, and grade 4 neutropenia and grade 4 cerebral infarction in a single patient.

BP22350 was an exploratory, open-label, multicenter Phase 2 study in the EU to investigate the pharmacodynamics of imgatuzumab and cetuximab in patients with operable head and neck squamous cell carcinoma. Forty-one patients received two doses of imgatuzumab at dose levels of 700 mg or 1,400 mg and 18 patients received cetuximab (standard dose). Decreases in median SUVmax (around 30%) were observed for all treatments with a trend towards a more pronounced decrease with imgatuzumab. One imgatuzumab patient in the 700 mg cohort achieved pathological complete response. An immediate and sustained decrease in peripheral NK cells was consistently observed with the first imgatuzumab infusion but not with cetuximab. A pronounced increase in circulating cytokines was seen following the first infusion of imgatuzumab but not cetuximab. Tumor-infiltrating CD3+ cell counts increased following treatment with both antibodies. Downregulation of EGFR was greatest with the 1,400 mg imgatuzumab group. Imgatuzumab was well-tolerated, with the most frequent adverse events in imgatuzumab arms being infusion-related reactions, folliculitis and rash observed in approximately 66%, 37% and 29% of subjects, respectively. There were 12 treatment-emergent SAEs in patients receiving imgatuzumab, 6 each in each dose group. Three SAEs, all occurring in the imgatuzumab 1400 mg arm, were reported as related to imgatuzumab (grade 3 IRR, grade 2 skin necrosis, and grade 3 skin flap necrosis) and all resolved with treatment.

BP25438 was a randomized, multicenter, open-label Phase 2 study, in the U.S. and EU, of imgatuzumab in combination with FOLFIRI, a combination of chemotherapeutic agents, versus FOLFIRI plus cetuximab or FOLFIRI alone as second line treatment in patients with KRAS wild-type or mutant metastatic CRC. A total of 169 patients were enrolled into the study: 82 patients in KRAS wild-type cohorts (41 with imgatuzumab plus FOLFIRI arm, and 41 with cetuximab plus FOLFIRI arm), and 87 patients in KRAS mutant cohorts (44 with imgatuzumab plus FOLFIRI arm, and 43 with FOLFIRI only cohort). The median progression-free survival was longer in patients treated with imgatuzumab plus FOLFIRI than in patients treated with cetuximab plus FOLFIRI in KRAS wild-type cohorts (7.3 months versus 6.1 months). The median progression-free survival was also longer in patients treated with imgatuzumab plus FOLFIRI than in patients treated with FOLFIRI alone in KRAS mutant cohorts (5.2 months versus 4.3 months). Imgatuzumab was well-tolerated, and rash and hypomagnesemia were common adverse events in patients treated with imgatuzumab observed in approximately 95.0% and 87.5% of subjects in KRAS wild-type cohort and in 90.9% and 70.5% of subjects in KRAS mutant cohort.

While Roche’s clinical trial data of imgatuzumab demonstrated initial signals of anti-tumor activity, none were designed or powered to show superiority of imgatuzumab, as these trials enrolled relatively low numbers of patients. In addition, we believe that progression-free survival as the primary endpoint for an immunostimulatory compound may be not appropriate, as was observed in the later development of PD-1 and PD-L1 antibodies. Moreover, the combination with a strong cytotoxic doublet such as FOLFIRI, which potentially impacts the intrinsic immune system, may not yield the optimal results when used in combination with imgatuzumab, applying current knowledge of the immune system in cancer patients after extensive clinical research especially with IO compounds. As a result, in future clinical development of imgatuzumab, Pega-One intends to focus on either single agent where applicable or in a broader tumor spectrum on the combination with IO compounds or small molecules such as MEK inhibitors or novel next generation agents.

Preclinical Data

Roche conducted several preclinical studies in the development of imgatuzumab. By binding to EGFR, imgatuzumab inhibits signaling pathways that influence proliferation, survival and apoptosis in a similar manner to other anti-EGFR monoclonal antibodies. Importantly, imgatuzumab binds to a different domain of the EGF receptor compared to other currently available antibodies, such as cetuximab, as depicted in Figure 21.

Figure 21: Inhibition of EGFR/HER2 Dimerization by Imgatuzumab (RO5083945).

In in vitro and in vivo models, the glycoengineering and the enhancement of ADCC and ADCP properties was observed to resulted in superior activity of imgatuzumab administration compared to cetuximab.

Figure 22: Activity of imgatuzumab (GA201) compared to cetuximab in in vitro an in vivo models.

Development Plan

Pega-One is currently developing imgatuzumab as a monotherapy for advanced CSCC patients not amenable or refractory/relapsing to an anti-PD-1 directed therapy. Pega-One has not administered imgatuzumab to humans or conducted any clinical work to date. Pega-One expects to meet with the FDA in mid-2021 and to advance imgatuzumab into its own clinical trial by the end of 2021, pending such discussions. Pega-One’s work on imgatuzumab has largely been in CMC and manufacturing to prepare materials for clinical trials, support bio-equivalence and prepare for the planned FDA meeting. Pega-One plans to initiate an open label, single arm, Phase 2 trial of imgatuzumab in advanced CSCC. In addition to developing imgatuzumab as a monotherapy, Pega-One is also exploring its potential in multiple combinations with either immunotherapy, such as PD-1 inhibitor compounds, or small molecule targeted therapies in multiple indications.

Product Exclusivity

Pega-One benefits from exclusivity through the Roche patent estate developed around imgatuzumab and Glycart technology. Pega-One plans to utilize new preclinical, clinical and combination proprietary data to expand its product-specific patent estate. Additionally, U.S. biologics manufacturers are eligible to receive 12 years of regulatory exclusivity after approval in the U.S. under the Biologics Price Competition and Innovation Act of 2009 while EU exclusivity allows for 10 years of data exclusivity, with an additional year for a new indication that has a significant added clinical benefit.

Z Factor Limited

Introduction

Z Factor Limited (Z Factor) was spun out of the Huntington Lab at the University of Cambridge after decades of research into the function and dysfunction of Alpha-1-antitrypsin (A1AT) and other serpins. Professor Huntington serves as Professor of Molecular Haemostasis at the University of Cambridge and has devoted much of his professional career to unravelling the structural basis of function and dysfunction of the serpin family. In 2011 he and his academic group solved the crystal structure of a polymer of Z-A1AT that revealed a C-terminal domain swap intermolecular linkage, and a feature near the site of the Z mutation responsible for retarding the final folding step, named the ‘Z-Pocket’. Z Factor was formed based on the hypothesis that molecules that could bind into a version of the Z-Pocket found in the last folding intermediate, the one stalled by the Z mutation, would accelerate the final folding step to the native state, thus rescuing folding and secretion. This crystal structure was licensed into Z Factor in 2015 and remains its exclusive know-how.

Based on the proprietary crystal structure of Z-A1AT, in silico screening was conducted to find compounds that bind to the Z-Pocket. 414 in silico hits were tested for improved secretion of human Z-A1AT from transfected cells. From that screen, 117 of the 414 in silico hits (28%) were positive in this in vitro assay at 300 nM, suggesting an enrichment over a random compound screen. The large number of active chemical entities allowed Z Factor to prioritize molecules believed to possess excellent drug properties, including safety. ZF874, the clinical lead that Z Factor is advancing in clinical development as a disease-modifying treatment for AATD caused by the common Z-mutation, is the result of medicinal chemistry conducted on a lead compound identified from the in silico screen, guided by structure-activity relationship principles (in vitro activity, absorption, distribution, metabolism and excretion (ADME), and oral PK properties, safety indicators and in vivo activity).

Z Factor’s proprietary structural insight into the misfolding of Z-A1AT allows our team to continue exploring the potential of compounds across multiple chemical families. For example, in addition to the clinical lead of ZF874, Z Factor is advancing ZF887, a small molecule chemical chaperone folding corrector of Z-A1AT, that originates from a different chemical family than that of ZF874.

Disease Overview

A1AT, also known as alpha-1-proteinase inhibitor and SerpinA1, is a protease inhibitor belonging to the serpin family. It is produced in the liver and circulates in its native state in human blood at approximately 1.5 g/L. Its main role is to protect tissue from proteases released by neutrophils, such as human neutrophil elastase, cathepsin G and proteinase 3. A1AT inhibits proteases utilizing the well-characterized ‘mousetrap’ mechanism of protease inhibition.

AATD is an autosomal recessive disorder most frequently caused by missense mutations in the A1AT gene that lead to misfolding, and therefore reduced secretion of native A1AT into the circulation. Over 100 mutations have been described that lead to deficiency of A1AT, the most common of which is the ‘Z’ mutation, with 1 in 25 individuals of European descent carriers (PiMZ), and 1 in 1,800 homozygous. Individuals homozygous for the Z mutation (PiZZ) have A1AT levels 10–15% of normal and account for 95% of the known cases of AATD. The small fraction of Z-A1AT that is secreted is in the native conformation, has a half-life in blood indistinguishable from the wild-type protein (M-A1AT) and is functional as a protease inhibitor, with similar inhibitory activity against the target proteases. However, the low plasma concentration is insufficient to protect the lungs from proteolytic degradation. PiZZ individuals who smoke develop chronic obstructive pulmonary disease (COPD) as early adults, and non-smokers are also at high risk for developing COPD in their thirties and forties. The penetrance of COPD in the PiZZ population is estimated to be 80%, with 50–72% eventually dying of respiratory failure. Carriers of the Z variant are also at increased risk of COPD, with an odds ratio (OR) of 5 for never smokers and 11 for smokers.

AATD can also manifest as liver disease. 10% of PiZZ newborns develop cholestatic hepatitis, a quarter of whom will suffer acute liver failure and require an emergency transplant. The liver manifestation of AATD is bimodal, with about half of PiZZ individuals exhibiting some liver function abnormality in infancy that usually resolves, followed by increased risk of cirrhosis and hepatocellular carcinoma from mid-life. Approximately one-third of PiZZ carriers have cirrhosis at the time of death, and about 10% of the PiZZ population die of liver failure. The OR for developing liver cancer is 20 for the PiZZ population. The liver disease manifestations of AATD are only found associated with the presence of the Z mutation, and are considered to be a ‘gain-of-function’ disorder, in contrast to COPD which is simply caused by the lack of circulating anti-protease activity. This has been explained by the accumulation of ‘polymers’ of Z-A1AT in the ER of hepatocytes, although why this is toxic to the liver remains unclear.

A two-fold improvement in Z-A1AT secretion is likely to provide clinical benefit (from about 15% to 30% of normal levels), since 0.55 g/L (11 µM) is considered the threshold for protection from lung disease. Because 95% of clinical cases of AATD are caused by homozygosity for the Z mutation and only the Z mutation is associated with liver disease, understanding the molecular basis of misfolding caused by the Z mutation alone would provide scope for meaningful therapeutic intervention.

Current Treatments and Market Opportunity

There is currently no approved effective therapy to counter either the lung or liver disease manifestations of AATD. Augmentation therapy consisting of weekly IV infusions of plasma-derived A1AT is available in some countries for patients with established COPD, based on increased A1AT levels above the 11 µM threshold. The National Institute for Health and Care Excellence does not recommend its use in the United Kingdom due to unclear clinical benefit and a cost of £100,000 per patient year. It is not approved anywhere as a prophylactic to prevent development of COPD in PiZZ individuals. Lung and/or liver transplantation are the only other available treatment options, besides the normal management of the disease manifestations of AATD.

Although classified as a rare disease, AATD is one of the most common rare diseases, with incidence similar to cystic fibrosis. AATD remains highly underdiagnosed, but it is estimated that there are 200,000 PiZZ individuals worldwide. PiSZ individuals (S denotes a milder deficiency mutation) are also at increased risk of COPD, and there are estimated to be 1.2 million individuals worldwide. Market expansion into PiMZ, of which there are an estimated 42.4 million individuals, is possible in the large subset of the general COPD and NASH populations, where the PiMZ genotype is highly over-represented.

Our Product Candidate

Z Factor is developing ZF874 as a disease-modifying treatment candidate for AATD caused by the common Z mutation. ZF874, has a low molecular weight, high aqueous solubility, high oral availability, low plasma protein binding, PK properties suitable for daily oral dosing, and is renally excreted. ZF874 acts catalytically, with no observable binding to native Z-A1AT. ZF874 can be synthesized efficiently at kilogram scale, and has excellent stability.

Clinical Data

Z Factor is currently conducting a double-blind, randomized, placebo controlled Phase 1 study (designated ZF-0101), comprised of a SAD in healthy volunteers (Part A) and a 28-day repeat dosing study in PiXZ subjects (Part B). ZF874 is formulated as powder in bottle, and all doses are administered as drinks. The most recent interim analysis was performed in September 2020.

•	Seven cohorts of healthy volunteers successfully dosed up to 50mg/kg fasted.

•	All doses well-tolerated, except for a transient apparent Cmax effect at 50mg/kg in the fasted state, similar to what was observed in the dog at doses above 100mg/kg.

•	50mg/kg was well-tolerated when given as 25mg/kg bid (12 hour interval).

•	PK is consistent with expectations, with excellent oral availability and a ~4 hour half-life.

•	Possible food effects were observed and continue to be investigated.

•	Potential food effect being investigated in Cohort 7.

•

Exposure in humans is 7-times greater than in mice, so a dose ~7mg/kg/day in humans is expected to have a similar effect to the dose of 50mg/kg/day in the PiZ mouse on plasma levels of Z-A1AT and liver burden.

•	Up to 14 subjects with at least one Z allele (PiXZ) are being recruited for Part B (2 placebos).

Safety, tolerability and PK are primary endpoints. Increase in serum Z-A1AT levels is an exploratory outcome. Levels will be assessed frequently during dosing, and every 7 days for the 28 days after the final dose. Levels are unlikely to have plateaued by day 29, as with the PiZ mice.

Preclinical Data

To date, we believe that our preclinical data suggests that:

•	ZF874 is a potent and specific folding corrector for Z-A1AT, improving secretion from transfected cells;

•	ZF874 does not bind to native Z-A1AT;

•	ZF874 increases blood plasma levels of human Z-A1AT in the transgenic PiZ mouse model in an exposure and time-dependent manner;

•	Z-A1AT purified from the blood of PiZ mice after ZF874 treatment is as active as a protease inhibitor;

•	ZF874 dosing for 3 months results in sustained elevations in plasma serum Z-A1AT levels, reduction in liver accumulation and correction of liver pathology in the PiZ mouse;

•	ZF874 is generally well-tolerated at high acute doses in several animal species; and

•	ZF874 has a clean toxicology profile in 28-day GLP studies in rat and dog.

Secretion of Z-A1AT into the cell culture media from human embryonic kidney (HEK) cells expressing human Z-A1AT in the presence of ZF874 was measured using an enzyme-linked immunosorbent assay (ELISA) for human A1AT. ZF874 increased the secretion of Z-A1AT in a dose-dependent manner, with an EC50 value of ~50 nM. Suberoylanilide hydroxamic acid (SAHA, a histone deacetylase inhibitor) was used as a positive control, improving secretion through a general increase in transcription. By this mechanism SAHA also increased secretion of M- and Siiyama (a polymerigenic mutation remote from the Z mutation) A1AT. However, the effect of ZF874 is specific for the Z variant, consistent with its proposed mechanism of action, with no effect on secretion of M- or Siiyama A1AT, even at 10 µM. The Z-A1AT secreted by the HEK cells was demonstrated to be active by visualizing reaction products with trypsin by sodium dodecyl sulphate-polyacrylamide gel electrophoresis (SDS-PAGE).

Although ZF874 was developed from a hit found to bind to the Z-Pocket in silico, selection of leads was based on functional ability to stimulate secretion of Z-A1AT from transfected HEK cells. Ideally, a folding corrector of Z-A1AT would act catalytically, with high potency coupled with low affinity for the correctly folded product, native Z-A1AT. In order to assess the ability of ZF874 to bind to native human Z-A1AT, an equilibrium dialysis experiment was conducted in plasma from a normal subject, where one compartment was spiked with increasing concentrations of native Z-A1AT up to 40 µM (2 mg/ml). 5µM ZF874 was added to one compartment, and at equilibrium there was no difference in total ZF874 distribution between the compartments, indicating that ZF874 does not bind to native Z-A1AT with appreciable affinity. A similar study was conducted in buffer with ZF874 compared to a Vertex compound we believe to be VX-814; while ZF874 was found equally distributed between the compartments, 70% of the Vertex compound remained in the compartment containing the 20 µM native Z-A1AT, suggesting moderate affinity for native Z-A1AT.

There is only one available model to assess the effect of folding correctors on the secretion of Z-A1AT in vivo, the PiZ mouse. This strain was produced by knocking in several copies of the human Z-A1AT gene into their genomic DNA, including the upstream liver-specific promoter elements. The PiZ mouse was developed primarily to overexpress Z-A1AT as a model of liver disease associated with AATD, and has since been used to assess potential treatments to reduce Z-A1AT accumulation (e.g. autophagy upregulation and small interfering RNAs). PiZ mice have a range of plasma levels of Z-A1AT from 100 to 1000 µg/ml, with the high expressing mice developing signs of liver pathology. Low and high Z-A1AT expressing mice are both appropriate for use in testing the effect of ZF874 on Z-A1AT secretion since it acts catalytically. Baseline measurement of Z-A1AT plasma levels provide a control pre-treatment value for each animal, allowing data from low and high expressing mice to be analyzed together.

The effect of ZF874 on plasma levels of human Z-A1AT was tested in PiZ mice during 15 days of BID oral (PO) dosing (single dose on final study day) with 5, 15 or 50 mg/kg. It was observed that ZF874 increased the plasma concentration of human Z-A1AT in a dose-dependent manner, with even the lowest dose resulting in a significant effect.

In a similar study, PiZ mice were given ZF874 PO BID at doses of 25, 50, 100, 200, 300 and 500 mg/kg per occasion (doses ~8 hours apart) for 10 days, with three pre-dose blood samples taken over seven days and blood samples during dosing taken on days 5, 7 and 10. The effect of ZF874 on plasma levels of human Z-A1AT in PiZ mice increased linearly with dose, with a maximal effect of 380%. However, the amount of Z-A1AT in the plasma was still increasing linearly on day 10 for all doses, indicating that the maximum effect of each dose is likely to be higher. We believe this is due to the short half-life of ZF874 in the mouse (approximately 1 hour), and the long half-life of Z-A1AT once in the blood.

Z-A1AT was purified from the plasma of the 500 mg/kg treatment group after day 10 and was found to be active as a protease inhibitor. Since the inhibition mechanism of serpins relies on a native conformation, we conclude that ZF874 stimulates folding and secretion of native Z-A1AT in vivo.

In order to assess the potential of ZF874 to completely correct the plasma levels of Z-A1AT in the PiZ mice, ZF874 was dissolved in their drinking water at 2, 4 and 8 mg/ml for 28 days. Full rescue of folding and secretion should lead to a 7-10-fold increase in plasma levels of Z-A1AT, assuming a similar fraction of misfolding in PiZ mice and humans (85-90%). Z-A1AT levels in PiZ mice are known to decrease with time. The day 28 Z-A1AT levels relative to the pre-dose levels are shown in Figure 23(A), and the difference between vehicle and treated groups is 4.9-, 6.4- and 7.6-fold (Figure 23A). Again, however, steady-state Z-A1AT levels had not been achieved by day 28, with levels continuing to climb for each dose group (Figure 23B). We concluded that ZF874 is likely capable of full rescue of the folding of Z-A1AT, albeit at exceedingly high doses in the PiZ mice.

Figure 23: ZF874 increases the levels of human Z-A1AT in the plasma of PiZ mice when dissolved into their drinking water. (A) Normalized day 28 Z-A1AT levels dosing of ZF874 in drinking water at the concentrations indicated. Fold change relative to vehicle control at day 28 is indicated. (B) Z-A1AT levels increased with time for all dose groups, indicating that steady-state had not yet been achieved at day 28.

To assess the effect of ZF874 on the livers of high-expressing PiZ mice, ZF874 was fed to mice to provide a nominal dose of 50 mg/kg/day for 12-weeks. This was also a test of long-term tolerability of ZF874, so WT mice were included. Plasma levels of Z-A1AT increased by two-fold relative to baseline by day 14 and remained so for the duration of the study. Z-A1AT levels did not change significantly from baseline for PiZ mice fed chow without ZF874.

Accumulation of Z-A1AT polymers in the endoplasmic reticulum (ER) of hepatocytes leads to liver damage with increasing age in high-expressing PiZ mice. Liver sections from PiZ mice fed with ZF874 for 84 days were examined to investigate the effect of ZF874 on accumulation of Z-A1AT polymers and on fibrosis. Periodic acid-Schiff diastase (PAS-D) staining of Z-A1AT polymers in the ER of hepatocytes is a hallmark of AATD in humans and in the PiZ mouse model. Treatment of PiZ mice with ZF874 resulted in a dramatic reduction in PAS-D stained hepatocytes, as shown in Figure 24 below. Comparison of liver sections from PiZ mice also revealed a marked reduction in Sirius red and reticulin staining, markers of fibrosis, with ZF874 treatment.

Figure 24: Representative image of PAS-D stained liver sections from high-expressing PiZ mice after 84 days of treatment with normal chow (vehicle) or chow admixed with ZF874.

Blood samples were taken on day 84 to assess levels of alanine aminotransferase (ALT) and tissue inhibitor of metallopeptidase 1 (TIMP-1), a liver enzyme and inflammatory marker, respectively, both associated with liver damage in mice. Neither marker was affected by chronic dosing of ZF874 in WT mice. The high expressing PiZ mice given normal food had elevated ALT levels at day 84, well outside the normal range, indicative of liver damage caused by the accumulation of Z-A1AT polymers. However, high expressing PiZ mice fed with ZF874 had ALT levels similar to WT mice (Figure 25A). A similar pattern of results was found for TIMP-1 (Figure 25B). This study demonstrates that a modest but sustained two-fold elevation in plasma Z-A1AT levels upon treatment with ZF874 at 50 mg/kg/day is sufficient to substantially reduce liver pathology in high-expressing PiZ mice as measured by Z-A1AT polymer burden, fibrosis, ALT level and inflammation.

Figure 25: ALT (Panel A) and TIMP-1 (Panel B) levels at day 84 in WT and high-expressing PiZ mice fed on normal chow (vehicle) or chow admixed with ZF874.

The potential toxicity of ZF874 was evaluated in rat and dog preclinical models in 28-day GLP studies with recovery groups. No adverse effects were observed for oral doses of ZF874 up to 1000 mg/kg/day (500 mg/kg BID) in the rat and up to 150 mg/kg/day in the dog, the highest dose tested in each species. 150mg/kg was the limiting dose in the dog due to transient behavioral changes that occurred at Tmax.

Activities Conducted to Date for ZF887

Studies conducted to date for ZF887 include in vitro and in vivo pharmacology studies, safety pharmacology and PK and ADME studies. In vivo characterization in particular entailed assessing effect of ZF887 on plasma levels of Z-A1AT in a PiZ mouse model, where mice were treated for 14 consecutive days by oral gavage twice daily at 5, 15, or, 50 mg/kg. The data in the below figure shows that ZF887 stimulates secretion of Z-A1AT compared to baseline levels in PiZ mice in a dose-dependent manner.

Figure 26: ZF887 increases plasma levels of human A1AT in the PiZ mouse.

Development Plan

ZF874

Results from 28-day repeat dosing study in PiXZ subjects (Phase 1, Part B) are expected to be available in mid-to-late 2021. Z Factor expects to commence chronic toxicology studies in mid-to-late 2021, and to make a U.S. IND filing in mid-to-late 2021.

ZF887

Z Factor has completed lead optimization for ZF887 which is currently entering the IND-enabling phase.

Product Exclusivity

We intend to protect exclusivity of ZF874 and other compounds across multiple chemical families principally through patent protection and the exclusive license of rights under our agreement with the University of Cambridge. See “—Intellectual Property and License Agreements.”

Morphogen-IX Limited

Introduction

Morphogen-IX Limited (Morphogen-IX) was conceived to target the central causal pathway in pulmonary arterial hypertension (PAH) revealed by genetic studies in patients over the last 20 years. PAH, a severe form of pulmonary hypertension, is a progressive life-limiting disease caused by narrowing of small pulmonary arteries in the periphery of the lung. Morphogen-IX is developing MGX292, a disease-modifying, protein-engineered variant of human bone morphogenetic protein 9 (BMP9), for the treatment of PAH.

Professor Nick Morrell, co-founder and Chief Executive Officer of Morphogen-IX, has over 25 years of research experience in PAH from genetics to experimental medicine. Dr. Morrell’s laboratory at the University of Cambridge is internationally recognized for contributions to understanding mechanisms of PAH, publishing over 250 papers in this field. He was awarded the Lifetime Achievement Award by the European Respiratory Society in 2019. Co-founders, Dr. Wei Li and Dr. Paul Upton, also at the University of Cambridge, are experts in the protein biochemistry and structural biology of BMP ligands and receptors, and the vascular biology of BMPs.

Disease Overview

PAH is a rare disease with a major unmet medical need. Patients initially present with progressive breathlessness on exertion caused by severely elevated blood pressure in the pulmonary circulation, leading to death from right-sided heart failure. Females are more commonly affected than males and the disease can manifest at any age, though we estimate to be typically in the 20-60 age group. PAH can occur spontaneously, which is termed idiopathic PAH, in approximately 50% of cases, or in association with other underlying conditions, such as congenital heart disease, connective tissue disease and liver disease. Together, these conditions comprise World Health Organization (WHO) Group 1 PAH, for which existing drugs are approved.

PAH has a prevalence of 11 to 26 per million individuals, affecting approximately 70,000 patients in North America, Europe and Japan. Although many factors, including altered growth factor signaling, inflammation and metabolism are features of PAH pathobiology, it remains uncertain to what extent these factors are causal as opposed to secondary manifestations, as most previous attempts to target these pathways with therapeutics have been unsuccessful in PAH patients. In contrast, genetic evidence for the causality of PAH provides a strong basis for drug discovery efforts. The genetic evidence in PAH emerges from patients with a family history of disease and from patients with idiopathic PAH. 75% percent of patients with a family history of PAH have heterozygous loss-of-function mutations in the bone morphogenetic protein type 2 receptor (BMPR2). Mutations in BMPR2 are found in 15% to 40% of patients with idiopathic PAH. Since the discovery of BMPR2 mutations in 2000, further causal mutations in components of the BMPR2 pathway have been discovered in PAH patients. Mutations in BMPR2 confer an increased risk of developing PAH of approximately 100,000-fold.

This genetic evidence indicates a central causal pathway in PAH defined by the circulating BMP ligand, BMP9, derived from the liver that engages a receptor complex comprising ALK1 and BMPR2 on pulmonary endothelial cells. The highest levels of expression of ALK1 and BMPR2 are found in lung endothelial cells. Thus, loss of BMP9 signaling selectively confers susceptibility to PAH without compromising other vascular beds or organ systems. Approximately a quarter of idiopathic PAH patients have loss-of-function mutations in the BMP9 signaling axis.

Figure 27: Central causal pathway in PAH. PAH is characterized by loss of function in the BMP9/ALK1/BMPR2 pathway. This may occur from a reduction in ligand or in receptor expression (red arrows). The normal pulmonary circulation is protected and maintained when this signaling pathway is intact. Loss of function leads to pulmonary vascular cell dysfunction, with increased permeability of the endothelium and increased apoptosis of endothelial cells, and the formation of plexiform lesions. The endothelial dysfunction promotes expansion of the underlying smooth muscle cells leading to constrictive vascular lesions. The image shows endothelial cells stained in red and the proliferation of surrounding smooth muscle cells stained with green from a patient with PAH.

Furthermore, patients with portopulmonary hypertension, which is PAH in the presence of cirrhosis, exhibit markedly reduced levels of plasma BMP9 that predicts the development of PAH. Taken together, these discoveries provide strong target validation for approaches that enhance BMP9/BMPR2/ALK1 signaling as a novel therapeutic approach for PAH.

An important observation is that dysfunction of the BMP9/BMPR2/ALK1 pathway is not confined to patients with genetic forms of PAH. Patients with various forms of Group 1 PAH have been shown to exhibit a deficiency of this pathway, whether it be reduced expression of the BMPR2 receptor, or reduced circulating levels of BMP9. In addition, the widely used animal models of PAH are characterized by reduced BMPR2 and BMP signaling in the lung. Thus, approaches to enhance activity of the BMP9 pathway are likely to be broadly applicable to Group 1 PAH, and potentially other WHO Groups, for which there are no approved treatments.

Current Treatments and Market Opportunity

While approved drugs for PAH exist, current treatments do not impact the underlying pathophysiology of the disease and are not disease-modifying. The currently approved drugs to treat Group 1 PAH were largely developed to treat other cardiovascular conditions and have been repurposed for PAH. These drugs target vasoconstriction by either enhancing prostacyclin signaling prostaglandin I2 (IP receptor agonists), inhibiting the actions of endothelins (ERA antagonists), enhancing nitric oxide signaling (PDE5 inhibitors, guanylate cyclase activators) or a combination of these approaches. However, vasoconstriction is a small component of established human PAH and vasodilators fail to reverse the lung vascular pathology that characterizes PAH. Further, vasodilator therapies are often used in combination (two or three drug classes) but despite these options, the prognosis for PAH remains poor. According to U.S. and European registries the mortality rate at three years is approximately 40%. Alternative approaches that target the pulmonary vascular cell dysfunction leading to vascular remodeling have the potential to be truly disease modifying in PAH.

The total global market for PAH is estimated at $6.0 billion per annum based on sales of approved drugs.

Although we are not aware of any competitors developing BMP-based agonists for PAH, Acceleron Pharma and Keros Therapeutics are developing ligand trap-based treatments for PAH, which work by inhibiting signaling via the TGF-beta superfamily ligands, Activin, GDF8 and GDF11, but neither has been shown to enhance BMP9 signaling in animal models.

Our Product Candidate

Morphogen-IX is developing MGX292, a protein-engineered variant of BMP9, for the treatment of PAH. MGX292 is designed to overcome the functional deficiency in BMP9 signaling found in patients with PAH, restore vascular function and reverse established disease pathology in the pulmonary arterioles. MGX292 is being developed as a daily subcutaneous treatment aimed at disease reversal/modification in patients with PAH, thereby potentially enhancing life expectancy and reducing symptoms.

Despite the promise of BMP9 as a therapeutic in PAH, its potential for heterotopic ossification (HO), has traditionally been a major limitation. All BMPs are capable of driving a program of osteogenesis in mesenchymal tissues and native BMP9 also carries this risk. Native BMP9 signals at low concentrations via its high affinity type 1 receptor (ALK1), to preserve endothelial function. At higher concentrations, BMP9 can activate the low affinity type 1 receptor (ALK2), on mesenchymal cells. ALK2 is the archetypal receptor for driving bone formation and HO.

To unleash the full potential of BMP9 for PAH, Morphogen-IX set out to develop protein engineered variants of native BMP9 that retain endothelial signaling via ALK1, but lack signaling via ALK2, which would otherwise lead to undesired bone formation. The design of single amino acid substitutions was based on a deep understanding of the structural basis of BMP signaling via type 1 and type 2 receptors. Morphogen-IX screened a number of variants, and in 2019, ultimately selected MGX292 as its drug development candidate. Based on the design and supported by preclinical evidence, MGX292 is devoid of bone forming capacity while retaining the endothelial protection of the native protein. MGX292 has a molecular weight of approximately 90KDa and comprises a dimer of two growth factor domains and two prodomains, similar to the circulating form of native BMP9. In 2015, Morphogen-IX showed in an article published in Nature Medicine that exogenous administration of native BMP9 could reverse established PAH in several rodent models of disease.

While PAH is the primary indication for MGX292, additional target disease indications with major unmet needs include acute respiratory distress syndrome (ARDS), hereditary hemorrhagic telangiectasia (HHT) and hepatopulmonary syndrome, for which there are no approved therapies. The underlying biology of the BMP9 plays a causal role in HHT (heterozygous mutations in ALK1 or the accessory receptor ENG), hepatopulmonary syndrome (dramatically reduced levels of circulating BMP9) and ARDS (BMP9 levels reduced in patients with sepsis and BMP9 protects mice from lipopolysaccharide-induced lung injury).

Preclinical Data

In preclinical rat models of severe PAH, daily administration of MGX292 demonstrated a dose-dependent reversal of established lung vascular pathology. The Sugen-hypoxia protocol has become the most widely used rodent model of severe PAH because it more closely resembles human PAH, being a chronic model of severe disease leading to death from right heart failure. In addition, the lung pathology is characterized by the appearance of neointimal vascular lesions, which are an important feature in human PAH pathology, but not seen in most other rodent models. In human pulmonary artery endothelial cells, MGX292 has been observed in in vitro studies to activate downstream signaling in an ALK1 and BMPR2 dependent manner, with an EC50 similar to native BMP9.

In preclinical studies of the Sugen-hypoxia rat model, MGX292, given daily for four weeks, was observed to reverse established advanced pulmonary vascular remodeling at doses as low as 3-10µg/kg/day. Almost complete reversal of disease pathology is observed at 30µg/kg/day. MGX292 generally appears well-tolerated at the highest dose used to date, 270µg/kg/day for four weeks. The graph below shows that MGX292 reverses the number of neointimal lesions in the Sugen-hypoxia model, the lesion that characterizes human PAH pathology.

Figure 28: MGX292 reverses the number of neointimal lesions in the Sugen-hypoxia model, the lesion that characterizes human PAH pathology.

Development Plan

MGX292 is currently in preclinical development. Morphogen-IX is optimizing the manufacturing process for MGX292 and will be undertaking IND-enabling safety and toxicology studies in 2022. We anticipate submitting an IND and/or a CTA in mid-to-late 2022. In addition, while PAH is the primary indication for MGX292, Morphogen-IX plans to explore opportunities in additional disease indications in which its technology may yield therapeutic benefit.

Capella Bioscience Ltd.

Introduction

Capella Bioscience Ltd. (Capella Bioscience) was created with the mission to advance first-in-class monoclonal antibody (mAb) therapeutics in autoimmune diseases with high unmet need. Our lead programs are CBS001 and CBS004, currently undergoing IND-enabling studies for the treatment of rare inflammatory disorders. Capella Bioscience is initially developing CBS001, a neutralizing therapeutic mAb to the inflammatory membrane form of LIGHT (known as TNFSF14) for the treatment of idiopathic pulmonary fibrosis (IPF). We anticipate submitting an IND for CBS001 and commencing a Phase 1 program for this candidate in early-to-mid 2022. In addition, Capella Bioscience is developing CBS004, a therapeutic mAb to target BDCA-2 for the treatment of lupus erythematosus, both systemic and cutaneous (SLE and CLE, respectively), and systemic sclerosis (SSc). Both programs are currently undergoing IND-enabling activities. We anticipate submitting an IND for CBS004 and commencing a Phase 1 program for this candidate in early-to-mid 2022.

We believe that the Capella Bioscience team is strongly positioned to advance its programs through development. Our co-founders Dr. Steve Holmes and Donald L. Drakeman are biotech industry leaders with a strong track record of therapeutic mAb development as well as successful company creation. Dr. Holmes has over 25 years of experience in drug development and has held senior positions at Oxford Glycosciences (acquired by UCB-Celltech), Domantis (acquired by GlaxoSmithKline), Kymab (acquired by Sanofi) and GlaxoSmithKline. Mr. Drakeman has overseen the progress of 30 innovative medical products and co-founded Medarex (acquired by Bristol-Myers Squibb) and Genmab. We intend to further assemble world-class teams to prosecute the development of our programs to ultimately develop therapies for patients with serious unmet need.

CBS001

Idiopathic Pulmonary Fibrosis

Disease Overview

IPF is a chronic, progressive and often fatal respiratory disease characterized by persistent inflammation and enhanced collagen deposition in lung parenchyma. Symptoms of IPF usually develop gradually and each person is affected differently and at varying rates as the disease progresses. Symptoms include shortness of breath (dyspnea) and chronic cough. IPF portends a poor prognosis with an estimated mean survival of two to five years from the time of diagnosis.

While the specific etiology for the development of IPF is elusive, research suggests that the onset of IPF is brought about by multiple mechanisms. Repetitive injury to the alveolar epithelium is understood to trigger a cascade of signaling by the immune system prompting fibrosis in the lungs. Further, an IPF patient’s lung epithelium is believed to be broken, and genetically susceptible to atypical reaction to injuries which could further compound the fibrosis in the lungs.

It is believed that IPF is a disorder of chronic repair resulting from persistent inflammation. Recently, however, the relative role of inflammation in the fibrotic process epithelial cell disease has been challenged. This remains a matter of debate since pulmonary inflammation has been demonstrated in the early stage of the process in established IPF and strikingly, in clinically unaffected family members in the familial form of the disease.

Figure 29: LIGHT can influence both structural and inflammatory cells to promote fibrosis.

The protein LIGHT has been found elevated in the serum or sputum of patients suffering from a number of inflammatory diseases with a fibrotic component, including asthma, atopic dermatitis, rheumatoid arthritis, non-alcoholic fatty liver disease, atherosclerosis and colitis. LIGHT can regulate infiltrating T cells, macrophages, and eosinophils, controlling their trafficking or retention in the inflamed tissue, their proliferation and their ability to produce cytokines that amplify fibrotic processes. Activation of the LIGHT signaling cascade therefore can lead to hyperplasia of lung epithelial cells, fibroblasts and smooth muscle cells, deposition of extracellular matrix proteins, vascular damage and further immune alterations that in concert constitute fibrosis. By signaling in tandem on inflammatory and structural cells, through lymphotoxin beta receptor (LTßR) and herpesvirus entry mediator (HVEM), LIGHT is able to control the expression of major pro-fibrotic factors such as TGF-ß, IL-13 and TSLP and these factors combined can subsequently regulate hyperplasia of fibroblasts, epithelial cells and smooth muscle cells, and promote deposition of extracellular matrix proteins such as collagen. Additionally, LIGHT can regulate accumulation of Th2 cells, chemokines that attract these and other immune cells, adhesion molecules that will maintain the inflammatory environment and other factors such as metalloproteinases that can participate in the fibrotic response.

We have shown that LIGHT is present on CD4 and CD8 T cells as well as NK cells and macrophages from the lungs of IPF patients by polymerase chain reaction (PCR) and immunohistochemistry testing (IHC). LIGHT expression is localized to the lymphoid follicles linked to IPF progression, which are also composed of activated B cells, CD40 ligand-expressing activated T cells, fully mature dendritic cells (DC), and a network of follicular DC. The presence of these lymphoid follicles is linked to the progression of IPF. Worldwide, IPF affects 13 to 20 out of every 100,000 people. IPF is considered a rare disease according to the National Institutes of Health, with U.S. prevalence of the disease estimated to be 135,000 cases (for IPF defined based on ICD-9 code) and incidence estimated to be between 21,000 to 52,000 new cases per year. Incident and mortality are on the rise, and prevalence is expected to increase with the aging population.

Current Treatments and Market Opportunity

The most common drug types approved or under exploration as potential therapeutic approaches are MAPK inhibitors, tyrosine kinase inhibitors and autotaxin inhibitors. FG-3019, a human monoclonal antibody against connective tissue growth factor (CTGF) by FibroGen, Inc. is in Phase 3 trials.

Pirfinidone (a MAPK inhibitor marketed as Esbriet by Roche) and nintedanib (a tyrosine kinase inhibitor marketed as OFEV® by Boehringer Ingelheim) are the only drugs approved by the FDA for the treatment of IPF. Among drug classes, MAPK inhibitors hold the largest share in the market. Esbriet was the first drug approved in 2011 in Europe for treating mild to moderate IPF, and was approved in the U.S. for IPF in 2014. After several disappointing years of clinical trials of therapies that did not demonstrate efficacy in IPF, the anti-fibrotic drugs pirfenidone and nintedanib have been associated with significant slowing of respiratory deterioration in IPF and perhaps prolonged survival. However, the response to antifibrotic treatment is heterogeneous and may be limited by side-effects, necessitating the constant need to establish novel therapeutic approaches, including combination therapies and the development of novel compounds.

In addition, Cerecor, Inc. is developing CERC002, an anti-LIGHT mAb that binds equally to both membrane and soluble forms of the LIGHT protein. CERC-002 is currently being developed as a treatment for acute respiratory distress syndrome (ARDS) in hospitalized COVID-19 patients as well as a treatment for both adult and pediatric Crohn’s disease.

The increasing number of IPF cases diagnosed and rising awareness of the disease overall have stimulated the demand for treatment options. The global IPF market generated sales totaling $1.8 billion in 2019 and is projected to reach $2.9 billion by 2025 and to $4.3 billion by 2030.

Our Product Candidate

CBS001 is designed to be a high-affinity mAb blocking the binding of the inflammatory membrane form of LIGHT to its signaling receptors, HVEM and LTßR. This mAb is differentiated from other anti-LIGHT mAbs, which bind soluble and membrane forms equally. The below graphic illustrates the differentiated epitope targeted by CBS001.

Figure 30: Binding epitope of CBS001

LIGHT is not present in normal lung tissue, which we believe provides the potential for CBS001 to be differentiated in its safety profile. Elevated levels of LIGHT have been found in the serum or sputum of patients suffering from a number of inflammatory diseases with a fibrotic component. An ongoing biomarker study in IPF is proceeding.

In preclinical testing, Capella has observed that CBS001 has a long half-life of approximately 25 days and robust potency. We believe these properties may support dosing once every one to two months.

Preclinical Data

We have tested CBS001 against all available anti-LIGHT mAbs in in vitro studies and CBS001 was observed to have greater potency (as measured by IC50) than the competitor antibodies and is ten times more potent than CERC-002. CBS001 inhibits binding of membrane LIGHT to HVEM and LTßR as well as showing high potency in inhibiting IL-8 release from a cell based assay expressing HVEM or LTßR.

Figure 31: CBS001 potency in several assays.

The above figure demonstrates that CBS001 is ≥ 10-fold more potent than CERC-002 in a cell based IL-8 inhibition assay (A); and in vitro assays of (B) cell binding assay; (C) inhibition LIGHT-HVEM binding and (D) inhibition LIGHT-LTBR binding.

In addition, CBS001 does not compete with the natural LIGHT inhibitor DcR3 in binding excess LIGHT as do all other anti-LIGHT mAbs, which is due to the unique epitope of CBS001. CBS001 inhibits IFNg and the inflammatory cytokines TNF and IL-17 from activated T cells in primary cell assays. Importantly, LIGHT is also expressed on Th17 cells.

Figure 32: Activity of CBS001 on inhibition of IL-17, IFNg and TNF from CMV lysate stimulated PBMC over a five-day incubation period, against controls of nivolumab, tofacitinib and human IgG4.

Th17 cells have been demonstrated to play a role in the progression of autoimmune diseases, such as rheumatoid arthritis, psoriasis, multiple sclerosis and inflammatory bowel disease. The Th17 cytokines IL-17A and IL-17F trigger the production of pro-inflammatory cytokines in target tissues, which not only mediate inflammation through the recruitment of innate immune cells such as neutrophils, but also promote further Th17 activation in a positive feedback manner. This enhances the case that LIGHT through the downstream inhibition of IL-17 (among other mechanisms) offers pathway validation in the form of other approved agents neutralizing IL-17 as their mechanism of action.

In a preclinical model of lung fibrosis induced with bleomycin in humanized mice we have shown that CBS001 significantly reduces severe fibrosis as measured by Ashcroft score or fibrosis.

Figure 33: Reduction of fibrosis by CBS001.

In the above figure, humanized mice were treated with bleomycin at day 0 and the level of fibrosis was quantitated by immunohistochemistry on day 11 in the presence of CBS001 and compared to control IgG4 or PBS.

In human IPF lung tissue, we have shown high LIGHT expression co-expressed with CD4 and CD8 cells by immunohistochemistry in areas of inflammatory cell infiltration. LIGHT was also present on neutrophils and T effector memory cells in these sections. Importantly, no LIGHT expression was evident in normal lung. Studies in IPF have demonstrated the abundance of T and B lymphocytes and the presence of lymphocyte aggregates resembling lymphoid follicles in IPF and these structures correlate with disease progression.

Pharmacokinetic studies in non-human primates (NHP) have shown that CBS001 has an exceptionally long half-life of approximately 25 days, which we believe could support approximately bi-monthly dosing in man.

GLP safety studies have been completed in NHP and human LIGHT KI mice and no safety issues have been observed as well as a clean profile in the FDA human tissue panel.

CBS001 is a stable mAb that is expressed at very high yield from the CMC expression system. Formulation studies have been completed and CBS001 is stable up to 125mg/ml.

Development Plan

We intend to meet with the regulatory authorities in mid-to-late 2021 to discuss potential clinical trial designs for CBS001 in IPF. The primary aims of this study are to assess the safety, tolerability, PK and pharmacodynamics of CBS001 in subjects with IPF. A clinical advisory board is in the process of being appointed to finalize the protocol and regulatory submission for an IND in early-to-mid 2022.

CBS004

Disease Overview

Systemic Sclerosis

SSc is a connective tissue disorder characterized primarily by the thickening and hardening of the skin. There are two primary types of scleroderma: localized and systemic, also known as systemic sclerosis. In localized scleroderma, the disease affects mainly the skin and may have an impact on the muscles and bones. In systemic scleroderma, there is an involvement of the internal organs, such as the digestive tract, heart, lungs and kidneys. The causes of SSc are not fully known. There is evidence that genetic and environmental factors may play a role in the genesis of scleroderma. The result is an activation of the immune system, causing blood vessel damage and injury to tissues that result in scar tissue formation and the accumulation of excess collagen. SSc is a rare disease and its prevalence varies with ethnicity, gender, and geographic area. Women are at higher risk than men. Systemic scleroderma can occur at any age; however, it is rare in children and the elderly. The disease is most prevalent in individuals aged 30-50 years.

In summary, SSc is a complex, multi-organ disease which has a high burden of patient morbidity. The mortality rate is increasing in the U.S. and Europe and generally, renal and lung changes are responsible for death in patients. Pulmonary hypertension leads to 12% of SSc–related deaths and lung fibrosis and heart changes are responsible for 9% of systemic sclerosis–related deaths.

Lupus Erythematosus

Lupus is associated with multisystemic inflammation resulting from abnormal immunological function. Patients experience periodic flares of varying severity or instances in which no observable signs or symptoms are present. SLE is a systemic autoimmune disease, with multisystemic involvement. The disease has several phenotypes, with varying clinical presentations in patients ranging from mild mucocutaneous manifestations to multi-organ and severe central nervous system involvement. SLE is a multifactorial disease with unknown exact etiology; however, several genetic, immunological, endocrine and environmental factors play a role in the etiopathogenesis of SLE. More than 50 genes or genomic loci have been identified to be associated with SLE, most encoding proteins implicated in the function of the immune system. The prevalence of the disease is approximately 70 per 100,000 persons and incidence rates of 5.6 per 100,000 person-years in primarily Caucasian and African-American populations, with African-Americans presenting the highest rates. SLE predominantly affects women of childbearing age.

Cutaneous manifestations are frequently the presenting sign of lupus erythematosus and in the case of certain CLE subtypes, they can occur in the absence of systemic disease. CLE is divided into several subtypes and is two to three times more frequent than SLE. Similar to proposed etiologies for SLE, current theories include genetic susceptibility, autoimmune induction and immune system damage.

It is critical for the immune system to avoid the recognition of self DNA and self RNA while retaining the ability to sense microbial nucleic acids. The innate immune system appears to have elaborated several distinct mechanisms to discriminate pathogen derived exogenous nucleic acids and host derived self-nucleic acids. However, there is considerable emerging evidence that recognition of self-nucleic acids by toll-like receptors (TLRs) located on plasma dendritic cells (pDCs) occurs under certain circumstances even though the innate immune system evolved distinct mechanisms to prevent self-recognition. The resulting chronically activated pDCs, and the IFNα that they produce in response to self-nucleic acids are thought to be a primary contributor in the pathogenesis of several autoimmune diseases, including SSc and SLE.

pDCs are bone marrow derived cells specialized in the secretion of type I IFN and are mainly found in peripheral blood and in primary and secondary lymphoid organs. pDCs promptly detect viral nucleic acids, which are endocytosed and delivered to endosomes containing TLR7 and TLR9. Engagement of these toll-like receptors results in the immediate release of type I IFN (IFN-I), providing a very early defense against viral infections. pDCs also secrete IFN-I in response to endogenous nucleic acids that are released during cell necrosis and/or apoptosis or are bound to antinuclear autoantibodies. pDCs secrete approximately 1,000 times more IFNα than any other cell type and are the primary source of this inflammatory mediator.

BDCA-2 is a C-type lectin exclusively expressed on the surface of human pDCs. BDCA-2 transmits intracellular signals through an associated transmembrane adaptor, the FceRIg, and induces a B-cell receptor-like signaling cascade which promotes the production of IFN-I and other chemicals, BDCA-2 receptor ligation by mAbs has been shown to inhibit TLR7-or TLR9-induced production of IFN-I and other pDC-derived pro-inflammatory mediators.

pDCs continued to be implicated in the development and progression of both SSc and SLE/CLE. pDCs infiltrate the skin of these patients and are chronically activated, leading to the secretion of IFNα and other inflammatory mediators that are hallmarks of the disease. Several studies on IFN inducible chemokines in SSc and the report on CXCL4 as a biomarker of SSc build on the role of IFN in the progression and early phases of SSc as well as SLE/CLE. In fact, the IFN signature is present before the onset of clinical fibrosis and provides a strong rationale for the use of an anti-BDCA-2 treatment approach in SSc.

Importantly, the therapeutic potential of an anti-BDCA-2 antibody (BIIB059) has been observed in Phase 2a studies in SLE and CLE.

Current Treatments and Market Opportunity

The global SSc market is mainly driven by the off-label use of drugs approved for its symptomatic indications, such as rheumatoid arthritis. Lack of curative therapies and high prevalence of off-label drug use are underlying factors spurring interest in this rare disease market. The global SSc therapeutics market size was valued at approximately $1.6 billion in 2018 and is estimated to expand at a compound annual growth rate of 6.0% from 2019 to 2026.

With respect to drug class, the SSc market is segmented into immunosuppressors, phosphodiesterase 5 inhibitors, endothelin receptor antagonists, prostacyclin analogues, calcium channel blockers, analgesics and others. Without a curative therapy for this disease, an expansive range of drug classes are prescribed to provide symptomatic relief, with immunosuppressants holding prominence. Two newer therapies include Lenabasum and OFEV®.

The global SLE market size is expected to reach approximately $3.1 billion by 2025, representing a CAGR of 7.0%. The main competitor in SLE is Biogen’s anti-BDCA-2 mAb BIIB059, which has shown promise in Phase 2 clinical trials for both SLE and CLE. Another pDc targeting mAb VIB7734 is in development by Viela Bio as a pDC-depleting agent. Early Phase 1b data suggest that this antibody may be less efficacious in CLE compared to BIIB059. Additionally, AstraZeneca is developing anifrolumab, an anti-type I interferon receptor subunit 1 antibody that has completed a Phase III trial in moderate to severe SLE. Benlysta is a human monoclonal antibody developed by GSK that binds to B cell activating factory. Benlysta was approved to treat lupus in 2011 and is the first drug approved for this disease in the last 50 years. In 2020, Benlysta was approved for the treatment of lupus nephritis. New therapies are needed for those patients who only see marginal benefit with Benlysta treatment, and the SLE market remains open for future competition. Anifrolumab, an anti-IFNAR mAb marketed by AstraZeneca, leads the next generation of these potential SLE treatments.

Our Product Candidate

CBS004 is our preclinical humanized IgG1 monoclonal antibody targeting the pDC-specific cell surface protein BDCA-2. By targeting BDCA-2, CBS004 inhibits intracellular signaling through an associated transmembrane adaptor, the FceRIg, and subsequently inhibits TLR7- or TLR9-induced production of IFN-I and other pDC-derived pro-inflammatory mediators.

CBS004 is a stable mAb with a higher potency than BIIB059 and can be formulated to 100mg/ml for subcutaneous administration. We believe that the long half-life of CBS004 in NHP of approximately 16 days supports a once a month dosing schedule at the minimum. Capella Bioscience seeks to develop CBS004 in SSc, with potential evaluation in SLE and CLE as well.

Preclinical Data

We have evaluated the effects of antibody-mediated BDCA2 internalization in preclinical models of pDC driven skin inflammation and fibrosis in vitro and in vivo. First, we developed a humanized monoclonal IgG1 antibody, CBS004, which specifically binds to BDCA2 with high affinity without hindering cell viability. CBS004 suppressed Toll-like Receptor (TLR)-9 induced IFNα secretion by peripheral blood mononuclear cell (PBMC) from both healthy volunteers and SSc patients. Additionally, CBS004 completely reversed TLR-signaling induced transcriptome of pDC, including activation of JAK/STAT, IL-6 and NF-kB pathways. Consistent with these findings, supernatants from TLR-stimulated human pDC treated with CBS004 failed to induce IFN stimulated gene expression in human keratinocytes and fibroblasts from organotypic 3D human skin cultures. We have generated data in two in vivo models in mice with CBS004. Firstly, a CLE like model, in which human pDC are injected into an immunocompromised mouse combined with topical Aldara (which acts as an immune response modifier) and secondly, a skin fibrosis model (human pDC plus bleomycin). In both of these models CBS004 decreased disease burden to control levels, indicating that CBS004 is a viable therapeutic approach for targeting both CLE and tissue fibrosis in SSc.

CBS004 appears to inhibit TLR9 induced IFN from pDC derived from healthy controls and SSc patients.

Figure 34: Activity of CBS004 on IFNα release.

The figure above illustrates PBMC from healthy or SSc patients are incubated overnight at 37C with 1uM ODN, a TLR9 agonist, in the absence or presence of CBS004 at the 10ug/ml concentration, and the IFNα released as measured by ELISA.

We have also observed in preclinical development that CBS004 inhibited TLR stimulated IFN release to a greater extent than the competitor mAb BIIB059 from Biogen.

Figure 35: Comparative activity of CBS004 against BIIB059 antibody.

In figure 35, PBMC from healthy patients are incubated overnight at 37C with 1uM of a TLR9 agonist in the presence of CBS004 or BIIB059 and the IFNα released measured by ELISA.

We are the first to demonstrate that pDC enhanced skin fibrosis in a bleomycin induced mouse model and we have shown that CBS004 reduced dermal and epidermal skin thickness induced by pDC back to control levels. In addition, CBS004 inhibited collagen accumulation and TGFß message. Transforming growth factor-ß (TGFß) is the primary factor that drives fibrosis and is often called the master regulator of fibrosis.

Mouse model of pDC induced fibrosis

Figure 36: CBS004 significantly reduced skin thickness induced by pDC and bleomycin back to control levels.

In the above figures severe combined immunodeficient mice were utilized between four to eight weeks of age. Bleomycin at 200 µg/ml in PBS was injected subcutaneously into a single location on the shaved back of mice once every other day for 3 weeks. Mice received 2.5 x105 human pDC i.v. on day 0, 7 and 14 following the first bleomycin injection. CBS004 or human IgG control (5mg/kg) were injected i.p. every 5 days starting 24 hours prior to the first bleomycin injection. Treated skin was collected using a 3 mm punch biopsy and processed for haematoxylin and eosin and masson trichrome staining. 20 areas of Epidermis and dermal thickness were measured in order to get a large representation of skin thickness changes with different treatment regimens in the skin fibrosis model. An additional punch biopsy was taken and used to extract protein. These readings were then averaged and determined that CBS004 reduced both dermal and epidermal changes back to control levels.

NHP studies have shown that CBS004 has a half-life of 16 days and caused internalization of BDCA-2 for up to 35 days.

Development Plan

We initiated the CMC process for CBS004 in the fourth quarter of 2020 and we expect to submit an IND in mid-to-late 2022. We plan to initiate pre-formulation studies from early pooled material with a final study utilizing material purified from the lead cell line with the final purification process. These efforts focus on identifying a formulation that can support subcutaneous administration, for which initial data already support a 100 mg/mL formulation. We have formed a clinical advisory board comprised of leading clinicians from around the world in order to assist us with the design of both the scleroderma and SLE clinical trials.

LockBody Therapeutics Ltd

Introduction

LockBody Therapeutics Ltd (LockBody) aims to develop novel therapeutics based on its platform technology that is designed to selectively drive CD47 or CD3 activity while avoiding systemic toxicity. As compared to the mechanism of bispecific antibodies, LockBody technology is monospecific until activated, and thereby is intended to address the classical limitations of bispecific antibodies by locking the cell-killing mechanism of action, such as CD47 or CD3, beneath a well-tolerated tumor targeting arm such as Her2 or PD-L1. LockBody seeks to leverage its technology to generate lead compounds with novel mechanisms of action to address solid tumors, which previously have not been addressed by CD47 or CD3-targeting therapies and are resistant to current standard of care. LockBody is currently conducting preclinical evaluation and cell line development for its first asset, targeting CD47, designated LB1, and lead optimization for its second asset, which targets CD3, designated LB2. In parallel, LockBody has been pursuing Her2/CD47 and PD-L1/CD47 molecules, such that we plan to submit an IND in mid-to-late 2022 for the LB1 program.

We believe that the LockBody team is strongly positioned to advance its programs through development. The LockBody team, consisting of Jonny Finlay, Jamie Coleman and Kevin Johnson, collectively has decades of combined experience in disease biology, biologics discovery and molecular engineering of therapeutics in fields including oncology and immunology, having held research leadership positions in government, academia, biotech and pharma. As a senior biologics R&D leader in pharma, Jonny Finlay developed in-depth understanding of the limitations of current antibody-based platforms for solid tumor therapy. The desire to ameliorate these limitations and to greatly improve the performance of modalities employing tumor cell-killing mechanisms, led to the creation of the LockBody technology.

Disease Overview

Cancer is the abnormal growth of cells and can take on many forms and affect patients in many ways. Cancers present in bodily fluids, such as lymphomas and leukemias, are examples of liquid tumors. Solid tumors are masses of tissue that do not contain any liquid or cysts, and include sarcomas and carcinomas. Tumors are sometimes described as being “hot,” meaning that they have been infiltrated by the body’s T-cells, a part of the body’s immune system. For this reason, hot tumors typically respond to immunotherapy treatment using checkpoint inhibitors to mobilize the T-cells’ response to kill tumor cells. In contrast, “cold” tumors have not been infiltrated with T-cells and, as a result, immunotherapy drugs have limited effect on these tumors.

According to the International Agency for Research on Cancer and the WHO, the global solid tumor burden has increased to an estimated 19 million new cases and up to ten million deaths per year. According to the American Cancer Society, in the U.S. alone, there are an estimated 1.6 million new cases and over 500,000 solid tumor deaths annually.

Current Treatments and Market Opportunity

The current generation of approved therapies targeting solid tumors have been safe and well-tolerated. However, while the established standard of care for solid tumors is improving, it remains incapable of treating the majority of patients effectively. Modern immunotherapies, including the checkpoint inhibitors which target the PD1/PD-L1 pathway, are only effective in a minority of patients. The illustration below shows the proportions of patients in different key indications, that current immunotherapies are able to address.

Figure 37: The majority of solid tumors tested are found to fit the ‘cold’ phenotype (Immune Excluded or Immune Desert) and not ‘hot’ (Inflamed), even when the Tumor Mutation Burden (TMB) is high. The ‘cold’ tumor class is found to be poorly responsive to current IO standard of care.

Immunotherapy success is most often seen in the minority of “hot” tumors. The majority of solid tumors, however, are “cold”, where no clear underlying immune response to the tumor exists. Alternative approaches to immune oncology (IO) standard of care, with improved therapeutic index in treating solid tumors, remain an area of major unmet need. To address this need, we have developed the LockBody platform and lead molecules to engage CD47 or CD3 targeting selectively, in the tumor environment.

The LB1 and LB2 molecules, when administered as monotherapy, are designed to address multiple indications where current IO standard of care is ineffective. LockBody is also utilizing the modular and reproducible nature of its platform to develop a portfolio of innovative and differentiated clinical candidates.

We are aware of several programs under development by biopharmaceutical companies in our industry as potential treatments for solid tumors. These include Gilead, developing CD47 IgG combinations, AlxOncology, developing SIRP receptor-Fc fusion + IgG combinations, Light Chain Bioscience, developing CD47 bispecific antibodies, Innovent, developing a PD-L1/CD47 bispecific, Harpoon, developing activatable CD3 bispecifics, Maverick, developing activatable CD3 bispecifics, Amunix, developing activatable CD3 bispecifics and CytomX, developing activatable CD3 bispecifics.

Our Product Candidates

Many potential drug targets have been described that are hypothetically addressable via antibodies, but very few are exclusively expressed in diseased tissue. In addition, many drug mechanisms of action employed in challenging areas of therapy such as cancer employ extremely potent cell-killing mechanisms of action. As a result, engagement of the target in non-diseased tissue often causes unwanted side effects. This off-tumor target expression often also leads to antigen ‘sink’ effects where large doses of the antibody must be given to ensure sufficient antibody penetrates the tumor to have a therapeutic effect. One such example is the class of antibodies that target the antigen CD47. The therapeutic potential of this target, coupled with the frustrating realities surrounding its pharmacology, inspired the development of the LockBody platform.

The LockBody platform was designed on the basis of the principal of ‘radical simplicity’. This holistic approach to molecular design led to the creation of a reproducible format that exhibits simple IgG-like expression and purification, high stability and solubility. This overcomes the severe reproducibility issues that are frequently observed for more complex molecular formats.

Historically, the use of CD47 binding agents to target solid tumors has been limited by certain intrinsic challenges. Such challenges include a “sink” effect produced by high expression of CD47 in the bloodstream and solid tissues in the body that may necessitate the administration of frequent, large initial doses to achieve therapeutic efficacy. In addition, the binding of blood cells by anti-CD47 also presents a significant toxicity risk, which precludes the use of strongly pro-phagocytic antibody isotopes. As a result, CD47 agents commonly exhibit modest monotherapy activity and require the addition of further pro-phagocytic therapies. Finally, the tumor is typically a ‘hostile’ environment with high expression rates of proteolytic enzymes such as MMPs and Cathepsins which can directly accelerate IgG degradation. These factors collectively limit the potential safety and efficacy of anti-CD47 antibodies and many other types of anti-tumor target antibodies where target expression is not limited solely to the tumor environment. LockBody CD47 agents are designed to directly address these issues by bypassing the CD47 sink, minimizing peripheral toxicity and driving maximal CD47 blocking activity into the tumor.

Figure 38: The intrinsic challenges of using CD47 binding agents (antibodies and receptor-Fc fusions) and how they are intended to be addressed by LockBody

LockBody CD47 under development for optimal targeting of solid tumors by the innate immune system

We believe agents that antagonize CD47 signaling by tumor cells hold great promise as potential therapies to treat both hot and cold tumors. CD47 is now an elucidated IO target in humans, but so far this promise has only been realized in blood cancers. Importantly, CD47 is broadly over-expressed and associated with poorer survival outcomes in many key solid tumor indications such as breast, NSCLC, colorectal, gastric, hepatic, renal and HNSCC cancers. These indications make up the majority of all solid tumor cases. CD47 upregulation in the tumor environment acts as a powerful checkpoint inhibitor which inhibits the potential tumor cell-killing functions of myeloid cells and NK cells. As such it is often known as the ‘Don’t eat me’ signal. Therapies which effectively block this signal while also adding a powerful ‘Eat me signal’ have the potential to stimulate potent and durable immune responses against solid tumors.

Figure 39: LockBody design principles and progression and ‘Double-unlocking system’: Her2/CD47 example.

As illustrated in Figure 39 above, a poorly tolerated mechanism of action such as CD47 (or CD3) is locked behind a well-tolerated targeting domain such as Her2, C-MET, EpCAM, etc. In the example above, Her2 domains direct enrichment in Her2+ solid tumors. (A) When locked, CD47 binding is fully ablated and LockBody acts like a standard Her2 IgG1, driving weak attack on endogenous tissues, due to CD47 suppression of innate immune cell function. (B) In the tumor microenvironment, LockBody is first unlocked by MMP and/or Cathepsin proteolysis, thereby allowing potent CD47 blockade and potent innate immune cell induction. (C) Uniquely, LockBody then undergoes a second unlocking and progresses into a ‘super-activated’ state where the CD47 function is free to act locally on Her2 high, Her2 low and Her2 negative cells. The modular nature of LockBody construction delivers endless optionality, where both TAA specificity and/or locked mechanism of action can be changed at will.

As CD47 agents must be combined with well-tolerated IgG1 antibodies that bind well expressed TAA anyway, LockBody reasoned that an optimal single agent would combine TAA targeting, potent CD47 blockade and would have a fully functional IgG1 Fc region, as illustrated in the figure below. In cancers, CD47 signaling through SIRPα can inhibit the ADCC, ADCP, inflammatory and antigen presenting functions of innate immune cells such as macrophages, dendritic cells, neutrophils, monocytes and NK cells. As a result, high CD47 expression limits tumor visibility to the adaptive immune system and minimizes T-cell education. The LockBody CD47 design principle combines high affinity TAA binding, in order to drive tumor enrichment, with potent CD47 blocking potential, once unlocked, and powerful immune activation capacity of human IgG1 isotype. LockBody believes this combination of capacities has the potential to drive potent direct tumor cell killing by innate immune cells, maximal antigen presentation and education of the adaptive immune system, and strong pro-inflammatory signaling to recruit further immune cell infiltration and attack on the solid tumor mass.

Figure 40: LockBody technology is designed to combine optimal factors for CD47 targeting into a single agent

LockBody is also designed to ameliorate a further critical limitation on the function of classical low-effector CD47 antibodies. To be fully effective, the low effector function, such as IgG4, CD47 blocking agent and high effector function IgG1 must be co-located on the same tumor cell surface at sufficient density to both effectively block CD47 AND present enough human IgG1 Fc to drive potent activity. LockBody believes that sinks, biodistribution limitations in the solid tumor environment, the complex pharmacology of having two agents with radically differing pharmacokinetics, different dosing schedules and cumulative toxicities all make this very difficult to achieve in practice. The LockBody technology, in contrast, is designed to enrich all functions on the same cell surface.

Figure 41: LockBody ameliorates ‘the colocation conundrum’

LockBody CD3 under development for targeting of solid tumors by the innate immune system

Having created the CD47 LockBody, we recognized that this same principle could be productively applied to CD3 ligating tumor targeting agents. Bispecific antibodies that bind to a TAA and recruit killer t-cells via a constitutively active CD3 binding arm have also been used successfully in hematological cancers, leading to the approved product blinatumomab. Similar to CD47 agents however, they suffer from poor biodistribution (TAA sink, plus large secondary lymphoid CD3+ cell sink), toxicity driven by on target/off tumor activity and/or on tumor activity, coupled with excessive potency (cytokine storm). These factors have resulted in a paucity of positive outcomes in solid tumor clinical trials. To address all of these issues in a single agent, we have extended the LockBody design principle to create a ‘monovalent’ version, with CD3 as the locked mechanism of action. Lead molecules in this program are in the lead optimization phase.

Figure 42: LockBody CD3 design principles and ‘Unlocking-deactivating system’.

As illustrated in the figure above, CD3 is locked behind a well-tolerated targeting domain, with an effector null Fc domain, in a monovalent format. (A) When locked, CD3 LockBody CD3 can bind TAA+ non-cancer cells but does not engage CD3. (B) In the tumor microenvironment, LockBody is gradually unlocked by MMP and/or Cathepsin proteolysis, thereby allowing potent CD3 recruitment and potent T cell mediated killing. (C) LockBody CD3 then progressively becomes de-activated, minimizing risk of activated CD3 escaping into the non-diseased tissue.

Preclinical Data

In vitro data

Having initially observed that LockBody CD47 molecules were well expressed, soluble, stable and had mAb-like development characteristics, LockBody demonstrated that the in vitro function of the purified proteins supported the hypotheses outlined above.

Target interaction measurements

Purified Her2/CD47 LockBody was tested in locked and unlocked (activated using MMP12) forms using high-sensitivity Biacore technology. In this analysis, the locked form exhibited no measurable binding to CD47 protein, while the unlocked form demonstrated clear, high-affinity, concentration-dependent binding.

Figure 43: Her2/CD47 LockBody applied in Biacore in both locked and unlocked states were analyzed for the ability to bind human CD47 at concentrations ranging from 25 up to 400nM.

Her2/CD47 LockBody was also tested extensively in binding to CD47+, Her2- cells such as erythrocytes. These analyses demonstrated that neither the locked molecule nor Trastuzumab has ability to drive hemagglutination and neither agent shows measurable binding signal for erythrocytes in flow cytometry. Importantly, however, the IgG1 version of the CD47 antibody used in the LockBody exhibited strong erythrocyte binding.

Potency in locked and unlocked states

Her2/CD47 LockBody has been tested in phagocytosis of Her2hi/CD47hi (BT474) and Her2low/CD47hi (MCF-7) cells by primary human macrophages. These analyses demonstrated that the locked Her2/CD47 LockBody and Trastuzumab are functionally equivalent, driving only weak phagocytosis of BT474 and none for MCF-7. The unlocked Her2/CD47 LockBody drove potent, concentration-dependent phagocytosis that was equivalent to CD47 IgG4 on MCF-7 cells and significantly more potent on BT474.

Figure 44: Primary human macrophage phagocytosis of BT474 and MCF-7 cells by Her2/CD47 locked and unlocked LockBodies, CD47 IgG4, Herceptin and IgG1 Isotype.

In vivo data

As in vitro analyses had suggested that the Her2/CD47 LockBody was stable, soluble and lacked binding to CD47+ cells in its locked form, we performed in vivo pharmacokinetic and tolerability studies in mice (note: the CD47 antibody in the LockBody is human/cyno/mouse cross-reactive and binds mouse erythrocytes strongly). To perform this study, we chose transgenic ‘TG32’ mice from Jackson laboratories (which express human FcRn) as these mice are associated with PK behavior for human antibodies that is more predictive of what happens in man than wild type mice. As the presence of human FcRn leads to lengthened exposure for human antibodies in the mouse, we reasoned that if the LockBody was unstable in vivo (in either plasma or tissue), it would A) cause hematological toxicity signals associated with CD47 antibodies such as anemia, and B) exhibit rapid clearance, which is also associated with CD47 antibodies. The Her2/CD47 LockBody and CD47 IgG1 (containing the same CD47 binding domain sequences as found in the LockBody) were dosed at 2 and 10 mg/kg. The 10 mg/kg dose of the CD47 IgG1 was not tolerated, while 2 mg/kg dose was tolerated but exhibited extremely rapid target-mediated clearance. The LockBody 10 mg/kg dose was generally well tolerated, as was the 2 mg/kg dose and both doses generated long, linear distribution with no evidence of target-mediated clearance. This led to a dramatic improvement in potential area under the curve (AUC) for LockBody over the CD47 IgG1. None of the tolerated doses led to significant drops in hemoglobin values, but the 2mg/kg dose of CD47 IgG1 did exhibit classical erythrocyte clearance indicators, such as elevated reticulocyte levels. These data demonstrated that the Her2/CD47 LockBody was generally well tolerated and stable in vivo, with antibody-like PK.

Figure 45: ‘TG32’ transgenic mouse (human FcRn) pharmacokinetics (A), exposure (B), hemoglobin levels (C) and day 5 reticulocyte levels (D) for Her2/CD47 LockBody at 2 and 10 mg/kg, and CD47 IgG1 at 2 mg/kg (10mg/kg dose not tolerated).

As PK and single-dose tolerability studies had been successful for Her2/CD47 LockBody, initial pharmacodynamic (PD) analyses were performed in NOD-SCID mice bearing established xenograft tumors generated from gastric cancer cell lines known to express both Her2 and CD47 targets. After 4 doses of vehicle, Trastuzumab or Her2/CD47 LockBody, again, no tolerability issues were observed, and mice did not develop anemia in any dosing group. Tumor samples were taken and used to perform immunohistochemistry analyses examining immune infiltrates. The quantification of immune cell types demonstrated that the Her2/CD47 LockBody could induce increased total CD45+ leukocyte infiltration and increased CD11b+ inflammatory myeloid cell infiltration, when compared to both vehicle and Trastuzumab. Importantly, no increases were observed for CD206+ anti-inflammatory ‘M2’ type macrophage. This data demonstrated that the Her2/CD47 LockBody was generally well tolerated and stable in vivo, over multiple doses, but drove pro-inflammatory infiltration effects that were not observed for Trastuzumab when dosed head-to-head at equimolar concentrations. We believe this is evidence that the LockBody protein remains locked in the periphery but becomes unlocked in the tumor environment.

Figure 46: Tumor-infiltrating immune cell numbers (% total cells) in gastric cancer models in NOD-SCID mice.

Development Plan

LockBody is currently conducting IND-enabling activities for its programs, including preclinical evaluation and cell line development for LB1 and lead optimization and development for LB2. LockBody expects to submit an IND for LB1 in mid-to-late 2022. Subject to feedback from regulatory authorities, LockBody intends to commence its planned Phase 1 clinical trial for LB1 in mid-to-late 2022.

Orexia Therapeutics Limited

Introduction

Orexia Therapeutics Limited (Orexia) was created with a mission to develop innovative medicines that activate the orexin neurotransmitter system in the brain, a clinically elucidated target, with a focus on the treatment of narcolepsy and other neurological disorders. Orexia’s co-founders include Medicxi and Sosei Heptares, a leading biopharmaceutical drug discovery and development company with proprietary structure-based drug design (SBDD) technology for G protein-coupled receptor (GPCR) targets including the orexin receptors. Orexia initially seeks to expand treatment options for patients with narcolepsy type 1(NT1), which is a chronic rare disease with high unmet medical need. Orexia is advancing an oral orexin agonist program for NT1, which we believe may offer improved tolerability and activity as compared to current therapies for NT1, as well as a novel orexin agonist approach for intranasal administration.

We believe that introduction of orexin agonists as novel therapeutics will represent a disruptive approach in the treatment of NT1 because orexin agonists, unlike any current marketed treatments, have the potential to directly address the underlying pathology of the disorder, which is the profound loss of orexinergic neurons. Orexia’s exclusive collaboration with Sosei Heptares in the orexin agonist area provides access to unique structural biology technology coupled with SBDD, currently applied to the identification and optimization of molecules towards clinical candidates. The therapeutic potential for orexin agonists extends beyond NT1 into other rare primary hypersomnia disorders such as narcolepsy type 2 and idiopathic hypersomnia, and into a broad range of other indications characterized by excessive daytime sleepiness.

The Orexia team, which has been intensely focused on the discovery and development of orexin agonists and therapeutics targeting the Orexin Receptor-2 GPCR, provides differentiated leadership to advance Orexia’s programs through development. Orexia’s Chief Executive Officer, Mario Alberto Accardi, Ph.D., who has a background in life sciences venture capital and has led the company since formation, co-founded Orexia based on the idea of leveraging novel structural biology approaches for the orexin receptors to help underserved NT1 patients benefit from potential best-in-class orexin agonists. Deborah Hartman, Ph.D., Orexia’s Chief Scientific Officer, has advanced two orexin agonist molecules into the first clinical studies in NT1 and multiple other indications as the Global Program Lead at Takeda Pharmaceuticals, and she is now leading the orexin agonist drug development program at Orexia. Orexia’s Head of Biology, Sarah (Sally) Wurts Black, Ph.D., led the in vivo effort for the orexin receptor modulator program at Reset Therapeutics based on her experience developing preclinical NT1 models and sleep/wake bioassays at Stanford University and SRI International. The Orexia team also has significant medicinal chemistry and computational chemistry experience on GPCR agonists which complements its unique orexin expertise. Dr. Emiliangelo Ratti, the former head of the Takeda Neuroscience Therapy Area which advanced the first orexin agonist clinical development program, is R&D Strategic Advisor to our programs.

Disease Overview

Narcolepsy is a lifelong, chronic neurologic disorder that affects the brain’s ability to regulate the normal sleep-wake cycle. Narcolepsy is a chronic rare and debilitating disorder that is estimated to affect over 150,000 people in the United States and over three million people worldwide. It is estimated that less than 50% of affected patients are diagnosed. Narcolepsy symptoms usually start between 7-25 years of age, and diagnostic delays of 8-12 years are common.

NT1 affects approximately 50% of all narcolepsy patients, and is characterized by a diverse set of symptoms that include excessive daytime sleepiness (EDS), sleep paralysis, hallucinations upon waking up or falling asleep, disturbed nighttime sleep, and cataplexy, a sudden transient loss of muscle tone usually triggered by strong emotions. Cataplexy events are characterized as ‘partial cataplexy’ which produce muscle weakness in particular areas of the body such as the face, neck, or limbs, or ‘complete cataplexy’ which results in a full body collapse (see Figure 46). Even in the case of a full body collapse, the individual remains fully awake and aware of their surroundings but is unable to move. Cataplexy events usually resolve within several minutes, and the individual regains full control of their muscles. Impaired attention, vigilance, and ability to focus are also commonly reported as symptoms. For some individuals with NT1, related symptoms such as insomnia, weight gain, mood fluctuations and depression can have a significant debilitating impact on their lives. Narcolepsy can also occur without cataplexy which is referred to as narcolepsy type 2 (NT2). The NT2 population is more heterogeneous than NT1 and is associated with partial loss of orexin in approximately 30% of individuals. Some individuals with NT2 progress over time to a diagnosis of NT1, with the onset of cataplexy and greater loss of orexin.

Figure 47: Illustration of cataplexy events associated with Narcolepsy Type 1.

NT1 is caused by the profound loss of orexin-producing neurons. Orexin, also known as ‘hypocretin’, is a key regulator of wakefulness and rapid eye movement (REM) sleep, and has been implicated in metabolism, behavioral arousal, and mood. We believe orexin agonists have the potential to treat a wide range of neurological disorders characterized by excessive daytime sleepiness, which are inadequately treated today, most notably NT1.

Orexia’s orexin agonist program provides a potential ‘replacement therapy approach’ that could constitute a new paradigm in the treatment of NT1 by restoring orexin neurotransmission in the brain, and ultimately, addressing a broader range of NT1 symptoms than current therapies. Data from the first clinical studies evaluating an orexin agonist have been reported recently by Takeda, which demonstrated a statistically significant reduction of daytime sleepiness in individuals with NT1 and NT2, as well as enhanced wakefulness in sleep-deprived healthy adults. We believe these results suggest that orexin agonists may also have therapeutic potential in indications where patients are symptomatic despite normal orexin levels, or where there is only partial loss of orexin. In these studies TAK-925 was administered as a nine-hour continuous infusion, however Takeda has now also progressed an oral OX2R agonist, TAK-994, into Phase 2 studies. Orexia plans to explore orexin agonists in a wide range of disorders and neurodegenerative diseases, which may provide opportunities to address indications beyond NT1.

Current Treatments and Market Opportunity

Sales for narcolepsy treatments in the U.S. totaled approximately $1.8 billion in 2019, a figure which is expected to grow through investments in physician education and patient awareness that may lead to earlier and increased diagnosis rates, the introduction of innovative therapies with improved safety and efficacy profiles, and population growth.

While prevailing treatment approaches may address the symptoms of NT1, there are no currently approved therapies that address the loss of orexin, which is the underlying pathophysiology of the disorder. For NT1, the current treatment paradigm typically involves a polypharmacy approach to address EDS and cataplexy. There are currently eight medications approved for treatment of narcolepsy in the US which include traditional stimulants, wake-promoting agents, sodium oxybate and an antagonist/inverse agonist at histamine 3 (H3) receptors.

Three of these medications are approved for treatment of EDS and/or cataplexy in narcolepsy: WAKIX® (pitolisant), XYREM® (sodium oxybate), and XYWAV® (calcium oxybate; magnesium oxybate; potassium oxybate; sodium oxybate). Five additional medications are marketed for treatment of excessive sleepiness in narcolepsy: PROVIGIL® (modafinil); NUVIGIL® (armodafinil); RITALIN® (methylphenidate); ADDERALL® (amphetamine salts); and SUNOSI® (solriamfetol). All of these approved medications, except for WAKIX®, are scheduled as controlled substances. Other prescription drugs are used off-label for the treatment of either EDS or cataplexy in patients with narcolepsy, including stimulants for EDS and antidepressants for cataplexy. Some of the current therapies have significant side effects such as increased heart rate and blood pressure, or black box warnings due to the risk of respiratory depression, abuse and dependence, as well as the potential for rebound and withdrawal symptoms.

Despite the benefits of current treatments, these provide only moderate improvement in narcolepsy symptoms according to the American Academy of Sleep Medicine, and side effects may limit their use. Based on the overall benefit-risk assessment of current medications, the FDA Voice of the Patient report published in 2014 concluded that there is a continued need for additional effective and tolerable treatment options for patients with narcolepsy, and we believe that this unmet need persists today to a similar extent due to the lack of medications that treat the underlying orexin deficiency in NT1.

XYREM® (sodium oxybate, marketed by Jazz Pharmaceuticals plc) is a Schedule III controlled substance available only through a restricted access REMS program and which is currently marketed for the treatment of EDS or cataplexy symptoms in narcolepsy. Despite a black box warning, annual global sales for XYREM® reached $1.6 billion in 2019. WAKIX® (pitolisant, marketed by Harmony Biosciences) was recently approved in the U.S. and certain European countries for treatment of narcolepsy (EDS and cataplexy), with total revenue for the third quarter of 2020 reported at $45.6 million. The global narcolepsy drugs market size totaled approximately $2.4 billion in 2018 and is expected to reach $5.4 billion by 2026.

Our Product Candidates

Orexia is progressing two orexin agonist programs, one for orally administered treatments and the other for intranasally administered molecules, as novel treatments for NT1 with the potential to establish a new global standard of care. Intranasal administration may provide an additional option for patients, offering increased convenience and possibly faster onset of action. Orexia’s lead molecules are designed to selectively target the Orexin Receptor-2 (OX2R). Both oral and intranasal programs are currently undergoing structure-based lead optimization to identify candidate molecules for clinical development.

Orexins, also known as ‘hypocretins’, are neuropeptides that regulate wakefulness and REM sleep. Orexin-A and Orexin-B, or hypocretin-1 and hypocretin-2, are two closely related orexin peptides that regulate the sleep-wake cycle and they project, or connect, to many regions of the brain including areas that control feeding, learning and memory, emotion and attention, metabolism and the endocrine system. Orexin peptides activate two orexin receptors, the Orexin Receptor-1 (OXR1) and OXR2. The orexin receptors have different and complementary distributions in the brain, suggesting they have distinct physiological roles acting through different neuronal pathways. Figure 2A below shows the orexin-producing neurons (yellow) located in the hypothalamus, which project to multiple regions throughout the brain. Orexin neurons release the neuropeptides Orexin-A and Orexin-B, which activate orexin receptors as indicated. The distribution of OX1R and OX2R is also illustrated. In NT1, the neurons that produce orexin (shown in yellow) are lost. Orexin agonists can potentially re-activate orexin receptors and restore orexin neurotransmission. Enhanced wakefulness has now been associated with OX2R agonist administration in individuals with NT1, in two clinical studies reported by Takeda Pharmaceuticals using TAK-925, providing clinical validation of the orexin hypothesis.

Orexin agonists have long been sought as the first therapeutic intervention that will directly address the underlying disease pathology of NT1, with the potential to re-activate orexin receptors which remain in the brain in postsynaptic neurons even after the loss of the natural orexin, as shown in Figure 48 below.

Figure 48: Schematic representation of the orexin neurotransmitter system.

In preclinical studies published or publicly disclosed by third parties, OX2R agonists enhanced wakefulness in both mice and non-human primates and reduced the frequency of cataplexy-like events in two different mouse models of NT1. The results from two Phase 1 clinical studies disclosed by a third party which evaluated a selective OX2R agonist, TAK-925, in individuals with NT1, showed substantial reductions in excessive daytime sleepiness as well as trends in reducing the frequency of cataplexy events. Additional TAK-925 results have been disclosed from a clinical study which demonstrated enhanced wakefulness in sleep deprived healthy volunteers, and from a study in individuals with NT2 which demonstrated reductions in excessive daytime sleepiness at somewhat higher doses than in NT1. The latter results provide clinical evidence that OX2R agonists can also enhance wakefulness in individuals with normal orexin levels, and therefore Orexia plans to evaluate OX2R agonists as potential therapeutic agents in disorders beyond NT1.

The orexin receptors are neuropeptidic GPCRs in the central nervous system and therefore represent a particularly challenging target for drug discovery. Indeed, one of the key challenges for a small molecule orexin agonist program is the design of a brain penetrant, highly potent and selective structure that can mimic the precise binding and activating properties of the native peptide, which is approximately seven-fold larger in size than the average small molecule drug.

Orexia seeks to unlock the potential of the OX2R via an advanced understanding of the receptor’s structure through stabilization of the OX2R GPCR protein. GPCRs are inherently unstable proteins when isolated from the cell membrane. Structural and biophysical characterization of protein-drug interactions, however, requires the expression and often purification of stable protein with an appropriate structural conformation. Through a collaboration with Sosei Heptares, Orexia has exclusive access to a stabilized OX2R GPCR protein, known as StaR, which has enabled the determination of three-dimensional structures via X-ray crystallography, Cryo-EM and Biophysical Mapping™. This is achieved by engineering a small number of single point mutations outside of the ligand-binding site that enable the protein to retain its organized structure even after it has been removed from the cell membrane. The resulting stabilized StaR protein is more robust than the corresponding “wild-type”, or unmutated protein and can be readily purified for use in a variety of hit discovery and biophysical approaches.

By leveraging the StaR protein, Orexia has exclusive access to a number of high-resolution OX2R co-crystal structures with small molecules and peptides, as shown in the exemplar figures below, which have enabled the discovery and design of highly potent OX2R agonists through SBDD.

As part of its discovery efforts to support future innovation, Orexia has also collaborated with X-Chem, a pioneer of DNA-encoded chemical library (DEL), technology, to leverage its DEL platform to discover small molecule leads by screening hundreds of billions of novel lead-like small molecule compounds simultaneously. The collaboration resulted in the discovery of multiple novel hits, and it is the direct result of X-Chem screening its drug-like DNA-encoded libraries (DEX™) against the OX2R StaR® protein.

Preclinical Data

Orexia’s OX2R agonists are being evaluated in preclinical mouse models of NT1 and are being designed with the aim to maximize benefit for reduced excessive daytime sleepiness and cataplexy, as well as potential reduction of additional symptoms, in individuals with NT1. Orexia is now in lead optimization phase with both oral and intranasal orexin agonist programs. Progress and selected preclinical results for each series are described below.

Oral Program

Orexia is in lead optimization phase with its first oral lead series, and has additional series under development. Our lead series is represented by an exemplar small molecule which showed agonist activity at the recombinant human OX2R overexpressed in CHO cells by calcium flux assay, as shown in the figure below.

Figure 50: Exemplar Small Molecule In vitro OX2R functional profile. Agonist activity (Emax) was normalized to EC100 of natural peptide Orexin agonist Orexin-A (OX-A). Orexia’s exemplar small molecule was observed to behave as a potent full agonist relative to OX-A.

Orexia’s exemplar small molecule also showed dose dependent effects in increasing wakefulness in wild-type mice, and in the orexin/ataxin-3 narcolepsy model in which mice lose the ability to produce orexin, the latter of which is shown in Figures 51A and 51B below. Sleep/wake was measured using the PiezoSleep assay, a rapid, non-invasive method for classifying sleep and wakefulness by unsupervised machine learning on physiologically relevant readouts, such as body movement and breath rate. Piezoelectric detection is highly correlated with conventional time-intensive electroencephalogram/electromyography measures of sleep/wake states in both wild-type mice and in the narcolepsy mouse model with reference compounds. Orexia is currently optimizing metabolic stability, CNS penetration, and efflux parameters to identify potent, selective OX2R agonists for oral administration.

Intranasal Program

Orexia is also in lead optimization phase with proprietary peptide series and in addition, we are exploring an earlier stage intranasal small molecule series. In the intranasal peptide program, the key focus is on achieving high potency, good CNS penetration and good solubility to facilitate delivery of pharmacologically active doses to the nasal cavity in small dosing volumes. One of Orexia’s peptide series is represented by an exemplar peptide which showed agonist activity in the calcium flux assay in CHO cells expressing recombinant human OX2R, as illustrated by Figure 52 below.

Figure 52: Exemplar Peptide In vitro OX2R functional profile. Agonist activity (Emax) was normalized to EC100 of natural peptide Orexin agonist Orexin-A (OX-A). Orexia’s exemplar peptide was observed to behave as a potent full agonist relative to OX-A.

Intracerebroventricular (ICV) drug administration consists of a direct injection of the drug into the brain. Several lead peptides were associated with increased wakefulness in wildtype mice when administered ICV, as shown in Figure 53 below for an exemplar peptide. Sleep/wake was measured using the PiezoSleep assay. These peptides and related molecules are currently being evaluated using an intranasal administration method in mice that promotes drug delivery to deep nasal cavities, to mimic the drug delivery mechanism in the Optinose device. Preliminary CMC work and a broad assessment of lead peptides is underway to evaluate brain penetration, formulation options, and in vivo activity following intranasal dosing.

To maximize the efficiency of intranasal delivery, Orexia has exclusively licensed Optinose’s Bi-Directional Exhalation Delivery Systems, specifically for use with orexin agonists. The Optinose devices are designed to deliver drugs into the upper nasal passages with potential improvement as compared to traditional spray pumps and pressurized metered-dose aerosols.

Development Plan

Orexia’s key objectives include aiming to select a number of promising molecules for broader profiling, to enable start of pre-IND work in mid-to-late 2022. Orexia plans to explore opportunities to apply its structural biology technology to provide further insights into the orexin receptor binding pocket, and to develop differentiated molecules designed to address potentially different target product profiles. Beyond NT1, Orexia intends to explore additional indications in which orexin agonism may yield therapeutical benefit.

Janpix Limited

Introduction

Janpix Limited (Janpix) is focused on discovering and developing a novel class of small molecule protein degrader therapeutics which are designed to covalently and selectively bind to target proteins and thereby degrading them. We believe that these monovalent small molecule protein degraders may have significant advantages over existing approaches, allowing therapies to target certain proteins that have been historically considered “un-druggable”. Janpix is developing dual degraders of Signal Transducer and Activator of Transcription proteins 3 and 5, known as STAT3 and STAT5, for the treatment of hematological malignancies, including leukemias and lymphomas. While STAT5 has been historically more difficult to target partly due its inherent instability, to the best of our knowledge, Janpix is developing the most advanced molecules capable of targeting both STAT3 and STAT5.

In leukemias and lymphomas, STAT5 upregulation is believed to be a compensatory mechanism for STAT3 inhibition and vice versa. Thus, dual targeting of STAT3 and STAT5 may deprive the cancer cell of an escape mechanism, giving it less opportunity for generating resistance to Janpix’s product candidates. This simultaneous knockout of both STAT3 and STAT5 differentiates the Janpix molecules from other approved or investigational therapies.

Janpix was founded by Patrick Gunning, Ph.D., a full professor of chemistry at the University of Toronto and Canada Research Chair in Medicinal Chemistry, and whose more than 15 years of research in the STAT field forms the scientific foundation of Janpix. Notebaly, Patrick’s team was the first to resolve the structure of human STAT5 and its disease-driving mutant, STAT5N642H. Since its inception, Janpix has been led by Roman Fleck, Ph.D., whose 22 years of industry experience includes pharmaceutical drug development, venture capital investing, and leadership in biotech. Janpix has also recently assembled a clinical advisory board with world renowned heme-oncologists in order to help with selecting the best initial indications to advance its molecules into clinical development.

Disease Overview

Leukemia and lymphoma are two types of hematopoetic cancers, affecting an estimated 150,000 new patients in 2020 in the U.S. alone. Leukemia occurs when the bone marrow produces too many abnormal, non-functional white blood cells, eventually outcompeting normal white and red blood cells. Lymphoma disease affects the lymph nodes and lymphocytes, which are a type of white blood cell, ultimately causing immune disregulation and immune cell infiltration which results in serious infections and respiratory failure, among others. Leukemia and lymphoma are classified depending on origin of the cancer cell and rate of growth.

Acute myeloid leukemia (AML) is one of the most common forms of leukemia, accounting for 33% of all new leukemia cases in 2020. Globally, the incidence rate of AML has increased gradually in the past 28 years from approximately 64,000 cases in 1990 to 120,000 cases in 2017, with an estimated 45,000 new cases of AML in the U.S. and E.U. combined in 2020. This incidence rate is expected to increase as secondary AML, which is AML resulting from cancer chemotherapy treatment, is significantly on the rise. AML is increasingly difficult to treat the older the patient is at diagnosis, with less than 10% of patients over 65 years surviving five years or longer. The overall survival rate for AML is poor, expected to be less than 28% overall. Other, rarer forms of leukemias such as T-cell Acute Lymphocytic Leukemia (T-ALL), Tcell Prolymphocytic Leukemia (T-PLL) and Large Granular Lymphocytic Leukemia (LGLL) may also benefit from STAT3/STAT5 inhibition. Janpix intends to develop a biomarker strategy to stratify patient populations considering this particular MOA. Janpix is also investigating the potential of its molecules on lymphomas where there is a strong scientific rationale for STAT degraders to work.

Current Treatments and Market Opportunity

While AML has a relatively small market size compared to other leukemias such as chronic lymphocytic leukemia (CLL), this is merely a reflection of the relative lack of viable treatment options currently available. As a result, we believe that newly approved drugs for AML are expected to significantly expand the market which is expected to grow from $1.5 billion in 2019 to $3.6 billion by 2027. In particular, in the elderly AML patient population, which is less likely to tolerate standard chemotherapy, a new effective treatment could capture a significant portion of that segment in the AML market.

Until recently, therapeutic options to treat AML have been limited primarily to cytotoxic chemotherapy drugs, many of which are now generic. Marginally better outcomes over the years were accomplished through improvements in supportive care and modifications to dosing and scheduling of existing drugs. However, since 2018, newly approved treatment options, including venetoclax (BCL-2), midostaurin (multikinase) and gilteritinhib (FLT3-ITD) have become available, with the majority of new drugs targeting specific gene mutations and/or pivotal cell survival pathways. As a result, the market size for AML has been expanding significantly and is expected to further grow as more branded drugs become available.

Despite significant efforts to develop new drugs for the treatment of AML, each of the therapeutics currently approved in the U.S. conveys either significant side effects or may show a relatively short duration of response as treatment resistant cancer cell populations arise. As a result, while efficacy has been demonstrated for the currently approved drugs, overall survival rates for AML patients remain low, especially in the elderly, further underscoring a need to improve both long-term survival rates and the quality of life for patients undergoing treatment. Most patients undergoing treatment will relapse between 12-18 months. For younger patients, allogeneic cell transplant is a treatment option of last resort.

The market size for the rarer tumors, such as T-PLL and LGLL, is comparatively small given the lack of accepted standard of care in these indications. We believe the incidence rate for these rarer tumors is less than 1,000 new cases in U.S. each year. Nevertheless, such indications may offer more straightforward clinical development with smaller patient cohorts. If a treatment for such rare tumors becomes the standard of care we expect that such treatment may capture a large segment of this market.

In the protein degradation space, to our knowledge, there are no other disclosed STAT5 protein degrader programs. In the STAT3 degrader space, Oncopia Therapeutics (which is now a part of Roivant) and Kymera have recently developed a PROTAC class of compounds for degradation of STAT3 and such molecules are expected to enter clinical trials in the foreseeable future.

Our Product Candidates

In preclinical studies, Janpix’s STAT3/5 degraders have been observed to demonstrate biological activity against a number of malignant diseases, including hematopoietic tumors. While STAT3-only inhibitors have been shown to be active in a variety of tumors, STAT5 as a target has been mainly well elucidated in hematopoietic malignancies and prostate cancer. For example, in BCR-ABL+ leukemias, a high pSTAT5 expression is a mechanism for Imatinib resistance in CML. Given the dual selectivity of our molecules, as well as the fact that STAT3 suppression has been observed to lead to STAT5 up-regulation and vice versa, we chose to first develop our compounds in leukemias and lymphomas. Specifically, blood cancers such AML as well as T-ALL, T-PLL, and LGLL have emerged as indications where the Janpix compounds have demonstrated robust activity in preclinical and primary patient sample testing. Indications include FLT3-ITD signals through STAT5, STAT2, STAT3, and STAT4. STAT5 plays an essential role in T-PLL.

Janpix’s initial program focuses on STAT cytosolic proteins, a family consisting of seven mammalian members, STAT1 through STAT4, STAT5A/B and STAT6. In particular, STAT3 and STAT5 play a key role in regulating cell cycle, apoptosis and proliferation, and their up-regulated activity is implicated in numerous malignant diseases. Aberrant STAT3 and STAT5 activity is widely recognized as a critical molecular abnormality and thus a master regulator of tumor processes, which we believe makes STAT proteins attractive targets. For example, several studies report the high incidence of hyperactivated of STAT5 in AML and other hematopoietic cancers. Furthermore, it has been observed that inhibiting just one of the proteins, STAT3 or STAT5, may lead to up-regulation of the other protein providing an escape mechanism for the cell. These observations signal that targeting both proteins may be a more effective strategy compared to inhibiting or degrading either one.

Janpix discovered that its molecules not only suppress STAT phosphorylation but may also conformationally destabilize and eventually degrade target protein, akin to proteolysis targeting chimera (PROTAC). Janpix’s molecules are differentiated in their smaller size and more drug-like properties, and do not depend on an enzymatic cascade to achieve protein degradation. Removing the functional protein instead of simply disrupting protein phosphorylation, like an upstream JAK-kinase inhibitor would, is expected to lead to greater activity with a lower likelihood of resistance formation. In addition, given that cells require several days to resynthesize STAT proteins, we believe that our programs may drive an extended pharmacodynamic effect, with the potential for a more durable response and longer dosing intervals where Janpix’s inhibitors could potentially be administered on a weekly or bi-weekly interval without lapse in coverage or efficacy.

Janpix discovered that its molecules not only suppress STAT phosphorylation but may also conformationally destabilize and eventually degrade target protein, akin to PROTAC. Diverse functions of STAT3/5 in tumor biology, evasion of immune surveillance by tumor cells, and inflammatory processes provide opportunities to address malignant diseases from a number of approaches. The JAK-STAT pathway has been partially addressed with several clinically successful JAK inhibitors, but there are currently no drugs that specifically target STAT3/5. As STAT proteins are also activated by a number of proteins different from the JAK’s, degraders of STAT 3/5 may exhibit a differentiated pharmacological profile. Therefore, we believe that STAT3/5 degraders may provide a novel solution to develop targeted and specific drugs to address malignant pathologies. We believe that Persistent STAT activation is associated with anti-tumor immunity.

Preclinical Data

Janpix generated data with an initial hit compound in an AML solid tumor xenograft model, whereby compound was injected subcutaneously and was associated with significantly suppressed tumor volume (>70% tumor growth inhibition (TGI)) and elimination of STAT5, as assessed by Western Blot analysis, in the excised tumors. No toxicity was observed with treated group gaining weight.

Early lead compound JPX-700 (5 mg/kg, dialy i.p. dosing) was assessed in an AML luciferase model (MV4;11) and was observed to significantly reduce leukemic burden and suppress tumor dissemination to both the lung and liver, as shown in the figure below.

Figure 54: JPX class inhibitor observed to suppress leukemic burden in MV4;11 luciferase model

Compared to standard AML cell lines, an advanced lead Janpix compound demonstrated similarly low nM potency in 15/15 primary AML blasts and TPLL patient samples including those with poor prognostic markers. The same lead compound was shown to have activity in primary patient samples resistant to Venetoclax. The same compound exhibited a large therapeutic window for AML/T-PLL cell lines versus pooled human fibroblasts, peripheral blood mononuclear cells and hematopoietic stem cells (ca 100 fold).

JPX-0700 was evaluated in a 14 day tolerability study in mice versus vehicle. The compounds were well tolerated with no body weight loss over the two-week period. At the end of the study, we did not observe any overt toxicity in the peritoneal cavity. Organ weights of liver, kidney, spleen and colon remained unchanged and a preliminary hematologic evaluation showed no significant effects.

Development Plan

Janpix is currently in the final stages of lead optimization for its STAT3/5 degrader program and expects to select a preclinical development candidate in mid 2021. Janpix’s lead intravenous STAT3/5 program is currently in preclinical development, and we expect to submit an IND to the FDA in mid-to-late 2022. We expect that the first selected candidate will be intended for intravenous use, and may be followed by an oral candidate. In addition to AML models, Janpix intends to explore the potential of its STAT3/5 degrader program in other hematopoietic cancers, myeloid as well as lymphoid disease. Janpix’s first trial is expected to be in a leukemic cancer to be followed by a lymphoma indication approximately six months later.

PearlRiver Bio GmbH

Introduction

PearlRiver Bio GmbH (PearlRiver Bio) aims to improve treatments for cancer patients by developing novel, precision medicines that target the tumors of patients with unmet medical need. PearlRiver Bio is developing small molecule kinase inhibitors, designed to inhibit difficult-to-treat epidermal growth factor receptor (EGFR) mutations that are resistant to currently available therapies. Its proprietary scientific platform allows PearlRiver Bio to design potential best-in-class therapeutics that selectively target difficult-to-treat oncogenic kinases that are the mechanistic drivers of disease with the potential to bring safe and effective medicines to patients. PearlRiver Bio’s lead program targeting exon 20 mutations aims for highly potent and selective, oral, exon 20 insertion mutation inhibitors that have a robust therapeutic window over wild type EGFR and optimal pharmacokinetics. PearlRiver Bio’s second program targeting C797S mutations aims to develop a potentially first-in-class EGFR inhibitor with an innovative mechanism of action to overcome osimertinib resistance. In addition to the exon 20 frontrunner and C797S development programs, PearlRiver Bio has built a proprietary platform technology intended to support the design of next generation EGFR inhibitors.

The PearlRiver Bio leadership team and extended team have a combined experience of more than 65 years in the study of cancers, including EGFR related cancer. Dr. Joseph Birkett joined in June 2020 as Chief Executive Officer of PearlRiver Bio and brings with him a wealth of experience in oncology research and development spanning 20 years, taking assets from preclinical development through to regulatory approval, including the anti-CD20 obintuzumab and the BTK inhibitor CALQUENCE® (acalabrutinib) across several indications. Dr. Birkett is joined by Dr. Johannes Heuckmann, Chief Scientific Officer, who is a serial entrepreneur with a focus on targeting resistance mutations and diagnostics, Dr. Carsten Schultz-Fademrecht, Vice President of Chemistry, who has more than 15 years of extensive industry experience in medicinal chemistry and Dr. Jonas Lategahn, Head of Chemical and Structural Biology. The PearlRiver Bio team is supported by several internationally recognized advisors and co-founders of PearlRiver Bio, including Professor Roman Thomas of the University of Cologne, who has worked on the genetics and biology of lung cancer for more than 15 years and was part of the team discovering the oncogenic nature of exon 20 mutations of ERBB2/Her2, Professor Daniel Rauh of TU Dortmund University, who has more than 20 years of experience in the field of structural biology, chemical biology and medicinal chemistry, and Professor Martin Sos of the University of Cologne, who has more than a decade of research defining EGFR disease biology. The depth of experience of the PearlRiver Bio team is further complemented by a world class scientific advisory board whose current members are thought leaders in their respective fields in lung cancer and in Tyrosine Kinase Inhibitors (TKI) development.

Disease Overview

With approximately 1.8 million deaths reported per year, lung cancer is the leading cause of cancer deaths worldwide. Non-small cell lung cancer (NSCLC) accounts for approximately 85% of all lung tumors with over two million new cases diagnosed globally in 2018. The advent of next generation sequencing has enabled the discovery of specific genomic alterations, mostly affecting kinase genes, and which lead to the dependency of the tumor cells bearing those alterations on the mutant kinase. The availability of small molecule kinase inhibitors targeting these activated kinases has caused an unprecedented shift in paradigm for the treatment of lung cancer. While patients whose tumors carry non-mutated, or “wild-type” kinases are treated with conventional therapy, patients with mutated kinases are treated with targeted kinase inhibitors, an approach often known as precision medicine.

One of the most frequently mutated kinases in lung cancer is EGFR and patients with mutant EGFR can be treated with EGFR inhibitors with high therapeutic efficacy and limited side effects. Nevertheless, subsets of

EGFR mutations confer resistance to the currently available EGFR inhibitors, requiring later-line options when tumors become refractory to treatment. Furthermore, certain subtypes of NSCLC, including those harboring EGFR exon 20 insertion mutations that induce upfront resistance to currently approved EGFR kinase inhibitors, lack clinically meaningful treatment options. The illustrations below provide an overview of EGFR mutations in NSCLC.

Figure 55: Overview of EGFR mutations in NSCLC.

EGFR exon 20 insertion mutations are estimated to account for between 4-12% of all EGFR mutations in NSCLC patients. These mutations are clustered around amino acids 762 and 775 and cause constitutive activation of the mutant kinase. Exon 20 mutations of EGFR are oncogenic in cellular and mouse models. These mutations cause experimental dependency on the activated kinase and are associated with resistance to all currently approved EGFR inhibitors, including first-generation EGFR inhibitors such as gefitinib and erlotinib, second-generation EGFR inhibitors such as afatinib, neratinib and dacomitinib as well as third-generation EGFR-TKIs such as osimertinib. Thus, given the lack of effective therapies for patients with exon 20 -mutant lung cancer, development of effective therapies for patients with EGFR exon 20 mutant lung cancer represents a great unmet need. To date, there are no molecularly targeted drugs approved to treat tumors harboring exon 20 insertions in EGFR, although there are several drugs currently being tested in the clinic.

The approval of osimertinib (marketed as TAGRISSO® by AstraZeneca) in 2018 transformed the frontline treatment of lung adenocarcinoma patients, whose tumors harbor the most common activating EGFR mutations. However, resistance to osimertinib is becoming an increasing challenge in first-line and second-line treatment.

Mechanisms of resistance to osimertinib are heterogeneous and include on-target EGFR in the form of additional EGFR mutations such as C797X, and off-target, in the form of activation of alternative pathways such as MET, alterations. The distribution of resistance mutations and activated bypass pathways differs depending on first-line or second-line treatment with osimertinib. The illustration below provides an overview of osimertinib resistance mutations in NSCLC.

Figure 56: Overview of osimertinib resistance mutations in NSCLC.

A high unmet need exists to design and develop new drugs to treat patients with osimertinib resistance and we believe that PearlRiver Bio’s C797S program is well-positioned to develop a potential first-in-class/best-in-class EGFR inhibitor with an innovative mechanism of action to overcome osimertinib resistance.

Current Treatments and Market Opportunity

Exon 20 Mutation Landscape

There are currently no approved therapies for the treatment of patients with EGFR exon 20 insertion mutations in NSCLC, which we believe represents an opportunity for the development of potentially best-in-class drugs. At the same time, mutant EGFR is a well elucidated drug target, which we believe may reduce the risks associated with erroneous target hypotheses.

Drugs currently being tested in the clinic and considered to be most advanced in development include Takeda’s mobocertinib (designated as TAK-788), an oral EGFR/HER2 inhibitor, and Johnson & Johnson’s amivantamab, a fully human EGFR and mesenchymal epithelial transition factor (MET) bispecific antibody. In addition, there are several other companies with earlier stage programs exploring EGFR exon 20 insertions, including Cullinan Oncology, Black Diamond Therapeutics, ORIC Pharmaceuticals and Capella Therapeutics, that have either recently entered the clinic or will soon enter the clinic.

C797S Mutation Landscape

The third-generation EGFR-TKI, osimertinib, has revolutionized the first line treatment setting for NSCLC patients harboring EGFR L858R mutations or exon 19 deletions. This class of EGFR TKIs effectively prevents a steric clash with the gatekeeper mutation EGFR-T790M that frequently evolves during treatment with first- or second-generation EGFR inhibitors leading to resistance to therapy. In comparison to first- and second-generation EGFR-TKIs, patients receiving osimertinib show higher response rates and a longer PFS. However, most patients will develop resistance to osimertinib, with the C797S mutation of EGFR being the most-frequent on-target resistance mechanism that prevents the irreversible binding of osimertinib in the ATP binding pocket of EGFR kinases. This effect strongly limits the activity of osimertinib (and other third-generation EGFR inhibitors such as, nazartinib, lazertinib) and therefore presents another high unmet need to overcome resistance to therapy.

Currently, there are no approved therapies for patients that acquire EGFR-C797S mutations during osimertinib therapy and several companies are developing drugs in this space, including Boehringer Ingelheim, Blueprint Medicines and Chugai Pharmaceutical.

Our Product Candidates

PearlRiver Bio’s proprietary discovery platform allows for the design of molecules that selectively target kinase drivers of disease resistance with the goal of bringing safe and effective medicines to patients. While the main target of EGFR inhibitors is the mutant version of the kinase, off-target effects mainly affect the non-mutated form of EGFR. These off-target effects contribute to most of the toxicity associated with EGFR inhibitors observed in the clinic. Furthermore, lack of potency on the mutant kinase may also be considered a potential liability, as insufficient target inhibition permits the emergence of resistance.

PearlRiver Bio seeks to develop potentially best-in-class molecules that are highly selective and potent against their respective mutated targets while sparing wild-type EGFR, in order to avoid the known side effects associated with EGFR inhibitors, such as diarrhea, nausea/vomiting and rash.

Exon 20 Program

Exon 20 insertions are estimated to account for between 4-12% of all EGFR mutations and represent a diverse group of insertions with more than 100 different EGFR exon 20 insertions that have been described in the literature to date. Through enhancing and optimizing chemical structure, PearlRiver Bio’s exon 20 program aims for highly potent, oral, exon 20 insertion mutation inhibitors to target all relevant exon 20 insertion mutations with a robust therapeutic window over wild type EGFR and optimal pharmacokinetic properties. In addition to inhibiting EGFR, most of the PearlRiver Bio exon 20 frontrunner molecules also show robust inhibition of exon 20 insertions in ERBB2/Her2, highlighting the potential to further expand the target patient population to NSCLC patients harboring exon 20 insertions in ERBB2/Her2. Lung cancers that have mutations in exon 20 of ERBB2/Her2 occur at a frequency similar to that of those with EGFR exon 20 insertion mutations. Thus, inhibitors with dual activity against both types of exon 20 mutations may offer the advantage of expanding the number of patients that can benefit from PearlRiver Bio medicines. The exon 20 program is currently in lead optimization stage.

Approximately >45% of EGFR mutant NSCLC patients develop central nervous system (CNS) metastases at a three-year timepoint after diagnosis/treatment, highlighting that CNS disease is a high unmet need in NSCLC.

The current exon 20 frontrunner program has not yet, to date, demonstrated blood-brain barrier penetration. Therefore, PearlRiver Bio plans to initiate a back-up program to develop molecules targeting exon 20 insertion mutations with blood-brain barrier penetration and this program is currently in discovery phase.

C797S Program

PearlRiver Bio is evaluating approaches with novel mechanisms of action for targeting not only C797S but also the most common activating EGFR mutations, L858R and exon 19 deletion, individually. The EGFR-C797S mutation is the most frequently observed recurrent mutation affecting the drug target itself, following treatment with and causing resistance to osimertinib. PearlRiver Bio’s C797S inhibitors are designed to potently inhibit C797S mutant EGFR, as well as L858R and exon 19 deletions only. The C797S program is currently in lead optimization stage.

ERBBinator Platform to Identify Next Generation EGFR TKIs

In addition to the exon 20 frontrunner and C797S development programs, PearlRiver Bio has built a proprietary discovery platform technology, referred to as ERBBinator, which is intended to support the design of next generation EGFR inhibitors. This platform is being developed for the prediction of possible resistance mutations and ultimately for the design of next generation EGFR TKIs with new binding modes that exhibit a reduced likelihood of triggering the emergence of resistance mutations to begin with. The platform can also be utilized to explore resistance mutations across currently available EGFR inhibitors, such as competitor molecules, and therefore permits optimized development towards best-in-class molecules and ultimately more durable responses in the clinic. Currently, ongoing activities for the ERBBinator are at screen and hit selection stage, including medicinal chemistry and compound synthesis, in an effort to validate the platform.

Preclinical Data

Exon 20 Program

Results from in vitro experiments show that PearlRiver Bio exon 20 inhibitors potently inhibited the proliferation of BaF3 cells transformed by EGFR exon 20 insertion mutations. This high potency was observed across the most relevant exon 20 insertion mutations, which in total represent more than 75% of all insertions in this heterogeneous group of mutations. Furthermore, PearlRiver Bio’s inhibitors prevented the proliferation of patient-derived lung cancer cells bearing EGFR exon 20 insertions. In addition, the PearlRiver Bio molecules have limited activity on wild-type EGFR, as illustrated by the below graphic comparing the therapeutic index of one PearlRiver Bio molecule against certain other EGFR-targeting molecules. The therapeutic index compares the amount of a therapeutic agent that causes the therapeutic effect to the amount that causes toxicity.

Figure 57: Cellular potency of selected compounds on BA/F3 EGFR.

Figure 58: PRB390 Demonstrated a Favorable Therapeutic Index When Compared to Competitor Molecules.

C797 Program

In preclinical experiments, PearlRiver Bio’s lead molecules showed favorable PK properties and supported a new mechanism of action to target mutant EGFR. As in its exon 20 program, PearlRiver Bio’s inhibitors in the C797S program were observed to be highly potent on the desired mutant kinase while exhibiting only marginal potency on wild-type EGFR, thus demonstrating a robust therapeutic index in respect to wild-type EGFR. We believe that these observations may translate into the identification of a molecule that would be well-tolerated in lung cancer patients.

Figure 59: PRB980 and PRB981 Demonstrated a Favorable Therapeutic Index When Compared with Competitor Molecules.

Figure 60: Cellular potency of selected compounds on Ba/F3 EGFR L858R C797S cells.

Development Plan

PearlRiver Bio’s exon 20 insertion mutation inhibitor program is currently in lead optimization. We expect candidate selection to occur in mid-to-late 2021.

PearlRiver Bio’s C797S program is currently in lead optimization. We expect candidate selection to occur in mid-to-late 2022. The EGFR-Next Generation program is currently in the discovery phase with lead selection anticipated in mid-to-late 2022.

Competition

The biotechnology and pharmaceutical industries are characterized by the rapid evolution of technologies and understanding of disease etiology, intense competition and a strong emphasis on intellectual property. We believe that our differentiated business model, approach, scientific capabilities, know-how and experience provide us with competitive advantages. However, we face, and will continue to face, competition from companies focused on more traditional therapeutic modalities. We expect substantial competition from multiple sources, including major pharmaceutical, specialty pharmaceutical, and existing or emerging biotechnology companies, academic research institutions, governmental agencies and public and private research institutions worldwide. Many of our competitors, either alone or through collaborations, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies also compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and recruiting patients in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do. The key competitors with whom each of our subsidiaries are competing or may in the future compete are described in the respective sections for such subsidiaries.

We also face competition more broadly with companies that have adopted business models similar to ours. Such companies’ strategies typically involve efforts to form or seek strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties for programs, product candidates, technologies or intellectual property that can be further advanced through development. We face significant competition in seeking appropriate strategic partners and licensing and acquisition opportunities, and the negotiation process is time-consuming and complex. Such companies include Cullinan Oncology, Inc. and BridgeBio Pharma, Inc. and Roivant Sciences Ltd. As a result, we may not be successful in our efforts in building a pipeline of product candidates through acquisitions, licensing or through internal development or in progressing these product candidates through clinical development. Although our subsidiaries’ research and development efforts to date have resulted in the identification, discovery and preclinical and clinical development of certain product candidates, these product candidates may not be safe or effective as therapies, and we may not be able to develop, in-license or otherwise acquire any other product candidates.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently depend on third-party CMOs, for all of our requirements of raw materials, drug substance and drug product for our preclinical research and our ongoing clinical trials of our product candidates. Other than as discussed below, most of our subsidiaries have not entered into long-term agreements with our current CMOs. We generally intend to continue to rely on CMOs for later-stage development and commercialization of our product candidates, including any additional product candidates that we may identify. Although we rely on CMOs, we have personnel and third-party consultants with extensive manufacturing experience to oversee the relationships with our contract manufacturers.

Sales and Marketing

We intend to begin building a commercial infrastructure in the United States and selected other territories to support the commercialization of each of our product candidates when we believe a regulatory approval in a particular territory is likely. We intend to conduct market research in connection with designing our commercialization strategy for each of our product candidates, which strategy may depend on the size and geographic dispersion of the target patient population and the characteristics of the prescribing audience for our products, if approved. For example, certain of our product candidates that target diseases with a limited patient population, a concentrated prescribing audience and a small number of key opinion leaders who influence the treatments prescribed for the relevant patient population, we may address each such market using our own targeted, specialty sales and marketing organization supported by internal sales personnel, an internal marketing group and distribution support. For other product candidates, we may establish a larger and more dispersed salesforce, or seek strategic collaborations to support our commercialization efforts.

We intend to evaluate our commercialization strategy as we advance each product candidate through clinical development. In any core markets outside of the United States that we may identify, where appropriate, we may utilize strategic partners, distributors or contract sales forces to expand the commercial availability of our product candidates.

Intellectual Property and License Agreements

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining patents and patent applications intended to cover our product candidates and compositions, their methods of use and processes for their manufacture, and any other aspects of inventions that are commercially important to the development of our business. We have entered into various license agreements to obtain the rights to use certain patents for the development and commercialization of our product candidates. As described below, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our success will depend on our ability to obtain and maintain patent and other proprietary rights protecting our commercially important technology, inventions and know-how related to our business, defend and enforce our current and future issued patents, if any, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and potential in-licensing opportunities to develop and maintain our intellectual property portfolio. We seek to obtain domestic and international patent protection, and endeavor to promptly file patent applications for new commercially valuable inventions.

The patent positions of biopharmaceutical companies like us are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and patent scope can be reinterpreted by the courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any patents, if issued, will provide sufficient protection from competitors.

Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially even longer, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the priority of inventions covered by pending patent applications. Moreover, we may have to participate in interference proceedings or derivation proceedings declared by the United States Patent and Trademark Office, or USPTO, to determine priority of invention.

Palladio

As of December 15, 2020, Palladio owns one pending U.S. patent application and five pending foreign applications in Japan, Europe, Australia, Canada and Korea. Palladio’s patent portfolio includes claims directed to methods of treatment with lixivaptan. The pending patent applications, if issued, are expected to expire in 2038, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

In July 2016, Palladio acquired Cardiokine, Inc. from Chiesi USA, Inc. (Chiesi). In connection with the acquisition, Palladio acquired a license from Wyeth (now Pfizer) for lixivaptan and inherited certain historical contingent payment obligations (see below “Payments due to certain former Cardiokine stakeholders”) and agreed to make certain contingent consideration payments to Chiesi (see below “Payments due to Chiesi”). Palladio subsequently acquired the rights due to certain (but not all) former Cardiokine stakeholders, reducing the contingent future obligations (the “Repurchased Rights”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities — Licensing Arrangements — Palladio License Agreement” for more information.

Payments due to Chiesi

The terms of the Cardiokine acquisition from Chiesi included certain contingent consideration payments which would be due to Chiesi in the event a Licensed Product is commercialized. Such payments are structured as a tiered percentage of net sales with aggregate annual payment to Chiesi capped at $32.5 million.

Payments due to certain former Cardiokine stakeholders

There are certain consideration payments previously agreed with Cardiokine stakeholders that were inherited by Palladio when it acquired Cardiokine and such payment obligations remain and would be due in the event the payment criteria are met. These comprise sales based milestones and royalty payments, including sales based milestones to former stakeholders of up to $16.3 million and low single digit royalty payments (the first $19 million of which would be due to Pfizer). In all cases these amounts take into account the effect of the Repurchased Rights.

In the event Palladio sublicenses the ex-US rights to the Licensed Product to third parties, Palladio is further obligated to share any up-front payments and royalties it earns from such ex-US sublicenses, subject to certain caps, with the former Cardiokine stakeholders. Certain other obligations arise if Palladio develops the Licensed Product for indications other than ADPKD.

ApcinteX

As of December 15, 2020, ApcinteX has a license to two issued U.S. patents, 48 issued foreign patents, e.g., France, Germany, UK and China issued foreign patents, and five pending foreign patent applications. ApcinteX’s licensed patent portfolio includes issued U.S. patents and issued foreign patents, including patents in Europe, China, Japan, and Australia, which have claims directed to SerpinPC composition of matter, compositions of matter of other serpin variants, and method of use of SerpinPC. The issued patents expire in 2034, and the pending patent applications, if issued, are expected to expire in 2034, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities — Licensing Arrangements — ApcinteX License Agreement” for more information.

Pega-One

As of December 15, 2020, Pega-One has a license to six issued U.S. patents, 12 issued foreign patents, one pending U.S. application, and two pending foreign patent applications. The issued U.S. and issued foreign patents, including patents in China and Japan, include claims directed to imgatuzumab (GA201) composition of matter and methods of use of imgatuzumab. The issued patents expire between 2026 and 2028, which do not include any possible patent term extension.

On January 2, 2020, Pega-One entered into a license agreement with F. Hoffman-La Roche Ltd. and Hoffman-La Roche Inc. (together, Roche), regarding the glycoengineered, anti-EGFR monoclonal antibody known as imgatuzumab. Under the license agreement, Roche granted Pega-One an exclusive (even as to Roche), worldwide, royalty-bearing, sublicensable (subject to certain requirements) license under certain patent rights and know-how (including Roche’s interest in any joint patent rights or know-how) owned and controlled by Roche related to imgatuzumab and glycoengineering technology, to research, develop, make, and sell products containing imgatuzumab (Licensed Products), in all indications and uses in humans excluding diagnostic uses, or Field. Roche retains the right to use imgatuzumab for internal research purposes, subject to certain notice requirements prior to Roche starting any in vivo experiments. Any new patent rights or know-how resulting from Roche’s research will be automatically included in Roche’s license to Pega-One. Roche granted Pega-One an option to license any additional Roche inventions.

Roche also granted to Pega-One an exclusive (even as to Roche) sublicense of the worldwide rights licensed to Roche under its umbrella research and license agreement with Lonza Sales AG, solely to develop, make, and commercialize imgatuzumab and Licensed Products in the Field. To the extent needed, Roche agrees to negotiate a non-exclusive, worldwide, royalty-free license to additional patent rights related to immunotherapy or small molecules in multiple oncolytic indications. Roche also sublicensed to Pega-One certain intellectual property rights related to a proprietary cell line to perform assays using imgatuzumab.

If Pega-One intends to enter into certain strategic transactions, either involving an acquisition or other change of control of Pega-One or the grant of rights by Pega-One to a third party, to develop and commercialize imgatuzumab or a Licensed Product in certain specified territories, Roche has an exclusive right of first negotiation to enter into the applicable strategic transaction with Pega-One. In connection with the Reorganization, Pega-One and Roche entered into a waiver, pursuant to which the parties acknowledged that the Reorganization would constitute a change of control transaction and Roche agreed not to exercise its right of first negotiation. Notwithstanding such waiver, Roche’s right of first negotiation would continue to apply for the period commencing on the completion of Centessa’s acquisition of Pega-One until the earlier of the third anniversary of such acquisition, or until the first change of control of Pega-One following such acquisition. In consideration for the waiver, Centessa agreed to issue an aggregate of 723,088 ordinary shares to Roche, which, together with shares granted to Roche in consideration of its contribution of shares held in Pega-One, results in Roche holding in aggregate 1,424,282 ordinary shares in Centessa.

In the future, if Pega-One files for an initial public offering, while maintaining control over the licensed imgatuzumab intellectual property, Roche is entitled to receive, immediately prior to the completion of the initial public offering, ownership of Pega-One common stock equivalent to a specified percentage of Pega-One on a fully diluted basis, depending on how much capital Pega-One has raised prior to such public offering. The completion of this Offering will not trigger the issuance of additional equity to Roche under this agreement.

Pega-One must use commercially reasonable efforts to develop and commercialize the imgatuzumab Licensed Product in the Field worldwide. Pega-One is solely responsible for the conduct of such activities relating to the Licensed Product worldwide in the Field at its own expense.

Roche granted to Pega-One a sublicensable right of reference to Roche’s regulatory filings relating to imgatuzumab or a Licensed Product, including the right to rely upon and a right to copy, access, and otherwise use, all information and data relating to Licensed Product filed with any regulatory agency responsible for granting authorization to market such products (including all underlying raw data, CMC information, and other regulatory documentation).

Pega-One and Roche will each own any inventions conceived or reduced to practice by its employees, except that Roche will own any improvements to Roche’s glycoengineering technology. Any inventions jointly conceived or reduced to practice by employees of both parties will be owned jointly by the parties. Roche controls the prosecution and maintenance of those licensed patent rights relating to imgatuzumab at Pega-One’s expense and those relating to Roche’s glycoengineering technology at Roche’s expense. Pega-One controls the prosecution and maintenance of patent rights relating to its own inventions and the jointly-owned patent rights. Each party will inform each other on a regular basis on the status of the patent rights for which it controls prosecution and maintenance, including the formation from time to time of a patent coordination team. Each party must advise the other party prior to abandoning any applicable patent rights and assign such patent rights to the other party if the other party wishes to continue prosecution and maintenance at its own expense. If Roche decides not to prosecute or maintain a licensed patent, at Pega-One’s request, Roche will assign to Pega-One (at no cost to Roche) such patent in such country or countries in the territory. Such patent rights so assigned from Roche to Pega-One will no longer be subject to royalty payments. Pega-One has the first right to enforce any of the its or Roche’s licensed patent rights with the exclusive right and responsibility to resolve any claim of infringement brought by a third party, except that Pega-One must obtain Roche’s prior written consent if any settlement would adversely affect Roche.

In exchange for the rights under the license agreement, Pega-One granted to Roche a number of ordinary shares of Pega-One and paid to Roche a nonrefundable upfront license fee in the low single-digits millions of dollars.

Pega-One is also obligated to pay to Roche, for each Licensed Product, aggregate development milestone payments up to mid double-digit million dollars upon meeting certain regulatory, clinical, manufacturing, and commercial sale events. In addition, Pega-One is obligated to pay Roche sales milestone payments up to low single-digit hundred million dollars based on total worldwide aggregate annual net sales for each Licensed Product.

Upon commercialization of any Licensed Products, Pega-One is obligated to pay to Roche a tiered high-single digit royalty based on annual net sales on a Licensed Product-by-Licensed Product and country-by-country basis until the expiry of the royalty term. The royal term will expire the later of (i) ten years after the date of first commercial sale of a Licensed Product, (ii) when there are no more valid claims under the licensed patents in the relevant country, or (iii) the date of expiration of the last to expire regulatory exclusivity for such Licensed Product in such country. The royalty payments are subject to certain reductions if there is a competing generic product, Pega-One considers it necessary to obtain a license to third party patents to avoid infringement, or if a court or governmental agency requires Pega-One to grant a compulsory license to a third party.

Unless terminated earlier, the license agreement expires on the date when no royalty or other payment obligations under this Agreement are or will become due. Pega-One may terminate the license agreement at any time in its entirety or on a product-by-product basis upon sufficient written notice. Either party may terminate the license agreement if the other party materially breaches the agreement without timely cure or becomes insolvent. Upon termination of the agreement, the rights granted by one party to the other will terminate in their entirety, or on a Licensed Product-by-Licensed Product basis.

If Pega-One terminates without cause, breaches the agreement, or becomes insolvent, Roche may elect to continue development of the imgatuzumab product, and Pega-One must transfer to Roche (free of charge) all regulatory filings and approvals, clinical and non-clinical agreements, CMC agreements, and other related development contracts. Pega-One must also grant Roche a worldwide, exclusive, sublicensable, transferable license under its patent, know-how, and joint patent rights to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import imgatuzumab and related products. If termination occurs after completion of a Phase 2 study of the first product, Roche will pay to Pega-One a royalty percentage rate in the low single digits based on net sales of the imgatuzumab product for ten years after the first commercial sale of the product on a country-by-country basis. If termination occurs after the first regulatory approval of the first product, Roche will pay to Pega-One a royalty percentage rate in the mid-single digits of net sales for ten years after the first commercial sale of the product on a country-by-country basis.

Pega-One may not assign its rights or obligations under this Agreement without prior written consent from Roche, except to an affiliate or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of Pega-One.

Z Factor

As of December 15, 2020, Z Factor, owned six pending foreign applications and six pending PCT applications. Z Factor’s patent portfolio includes composition of matter claims directed to ZF874, polymorphs thereof and variants thereof, method of treatment claims with ZF874, and method of manufacturing claims related to ZF874. The pending patent applications, once nationalized and if issued, are expected to expire between 2039 and 2041, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of The Centessa Predecessor Group and Certain Other Acquired Entities — Licensing Arrangements — Z Factor License Agreement” for more information.

Morphogen-IX

As of December 15, 2020, Morphogen-IX has a license to one issued U.S. patent, 41 issued foreign patents, e.g., France, Germany, UK, and China issued foreign patents, one U.S. pending patent application and nine pending foreign patent applications. Morphogen-IX’s licensed patent portfolio includes issued U.S. patents and issued foreign patents, which have composition of matter claims directed to MGX292 and BMP9 variants, and method of treatment claims with MGX292. The issued patents expire in 2035, and the pending patent applications, if issued, are expected to expire in 2035, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Morophogen-IX Licence Agreement

On October 30, 2015, our subsidiary, Morphogen-IX Limited, or Morphogen-IX, entered into a Patent and Know-How Licence Agreement, or License, with Cambridge Enterprise Limited (a company wholly owned by the University of Cambridge), or CE, relating to BMP 9 and 10. Pursuant to the agreement, Morphogen-IX obtained from CE an exclusive, worldwide, royalty bearing, sublicensable (through multiple tiers) license, or the Exclusive CE License, under certain patent rights, or BMP Patents, and certain technical information and materials relating to BMP 9 and 10, or BMP Know-How, for the treatment of all diseases, including prophylaxis, for human and animal health or any related research or development, or the Field. Morphogen-IX also obtained a non-exclusive, worldwide, royalty-bearing, sublicensable (through multiple tiers) license, or the CE Non-

Exclusive License, to under certain, data, technical information and other know-how that is not specific to BMP 9 and 10, or the Non-Exclusive Know-How. Under the CE Exclusive License and the CE Non-Exclusive License, Morphogen-IX has the right to develop and commercialize any product, process, service or use that uses or incorporates any BMP Patents, the BMP Know-How or the Non-Exclusive Know-How, or any materials that are sold in conjunction with any such products or services, in each such case, a Licensed Product. CE has reserved a customary limited right to use the BMP Patents, BMP Know-How and Non-Exclusive Know-How for academic publication, teaching, and academic research.

In addition to the rights described above, Morphogen-IX also obtained the right to exclusively license, upon request, any and all improvements, modifications, and other developments to the BMP Patents or the BMP Know-how arising during the term of the agreement, or BMP Improvements, provided that such BMP Improvements have been created by any or all of the inventors named in the BMP Patent and assigned to CE within 3 years from the effective date of the agreement.

Morphogen-IX must use commercially reasonable efforts to develop and commercialize the Licensed Products in accordance with the development plan, to introduce Licensed Products into the commercial market and to market Licensed Products after such introduction in the market, and to commit the necessary and available funding and personnel to maximize sales and corresponding return to CE under the Licence Agreement. Morphogen-IX, at its own cost, has the right to control the prosecution, maintenance and enforcement of the BMP Patents. CE has certain step-in rights if Morphogen-IX does not conduct certain BMP patent-related activities as set forth in the Licence Agreement.

In consideration for the rights granted by CE under the Licence Agreement, Morphogen- IX is obligated to reimburse CE for out-of-pocket expenses incurred by CE prior to the effective date of the Licence Agreement and pay an annual license fee of $14,000 (£10,000 at an exchange rate of 0.73).

Additionally, Morphogen-IX is obligated to pay CE certain milestone payments in the aggregate amount of up to $1.0 million (£0.8 million at an exchange rate of 0.73) upon the achievement of certain development and regulatory milestones. Upon commercialization of any Licensed Products, Morphogen-IX is obligated to pay CE a low single-digit royalty based on Morphogen-IX’s or its sublicensee’s annual net sales for each Licensed Product in the relevant country until the expiry of the royalty term, subject customary royalty deductions for necessary third party licenses. In countries where valid claims exist under the licensed patents, royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis until there are no more valid claims under the licensed patents in the relevant country.

Unless terminated earlier, the agreement will be in effect until the licensed patents have expired or been revoked without a right of further appeal; Morphogen-IX retains the right to use the licensed know-how in such circumstances. Morphogen-IX may terminate the Licence Agreement at any time for convenience with adequate written notice to CE. Either party may terminate the Licence Agreement based on customary termination rights. CE retains the right to terminate the agreement if Morphogen-IX challenges the validity or ownership of the BMP patents.

Capella Bioscience

As of December 15, 2020, Capella Bioscience, owned two pending U.S. patent applications, one issued foreign patent in the UK and five pending foreign patent applications, which include claims directed to compositions and methods of use of the lead anti-LIGHT antibody. The issued patent, which includes composition of matter claims and pharmaceutical composition claims to Capella’s lead anti-LIGHT antibody and method of use claims with Capella’s lead anti-LIGHT antibody, expires in 2038, and the pending patent applications, if issued, are expected to expire in 2038, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. Capella Bioscience also owns one pending PCT application with claims directed to compositions and methods of use of the lead anti-

BDCA2 antibody. The pending patent application, once nationalized and if issued, is expected to expire in 2040, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

LockBody

As of December 15, 2020, LockBody owned one pending U.S. application, five pending foreign patent applications and one pending PCT application. LockBody’s patent portfolio includes composition of matter claims directed to LockBody’s CD47 agents and method of treatment claims with LockBody’s agents. The pending patent applications, once nationalized, where applicable, and if issued, are expected to expire between 2039 and 2040, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

As of December 15, 2020, LockBody’s subsidiary, Ultrahuman Two Limited, owned one pending U.S. application and eight pending foreign patent applications, includes composition of matter claims directed to anti-CD47 antibodies and method of treatment claims with anti-CD47 antibodies. The pending patent applications, if issued, are expected to expire in 2039, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

As of December 15, 2020, LockBody’s subsidiary, Ultrahuman Four Limited, owned one issued U.S. patent, one pending U.S. application and 13 pending foreign patent applications. The U.S. patent, which has composition of matter claims directed to anti-CD47 antibodies, expires in 2038, without taking into account any possible patent term extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. The pending patent applications, if issued, are expected to expire in 2038, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

LockBody IP Assignment

Our subsidiary, LockBody (formerly known as UltraHuman Six Limited, or UH6) has obtained from UltraHuman Limited, or UH, an assignment of all intellectual property rights, title, and interest related to the LockBody platform. In September 2019, UH and UH6 entered into an Amended and Restated Intellectual Property Assignment Agreement, or IP Assignment, expanding the prior April 2017 IP Assignment related to the UH6 antibodies, to further include intellectual property related to the LockBody platform technology which enables the activity of pharmaceutically-active molecules such as an antibody or receptor proteins to be locked inside a carrier molecule in an inactive prodrug state, until the prodrug so encapsulated is activated within a desired tissue, whereon the prodrug is released, including the use of platform technology with an antibody.

LockBody also owns certain patent rights related to the LB1 bispecific antibody targeting CD47 for the treatment of solid tumors.

Orexia Therapeutics Limited

As of December 15, 2020, Orexia Therapeutics Limited owned two pending U.S. provisional patent applications. Orexia’s patent portfolio includes claims directed to OX2R agonists and uses thereof. The pending patent applications, if issued, are expected to expire in 2041, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Orexia License Agreement

In January 2019, Heptares Therapeutics Limited entered into a license, assignment, and research services agreement with Orexia Limited, which was amended and restated in 2020 (together the agreement), relating to certain specific molecules with, among other criteria, the primary mode of action of an orexin agonist or orexin positive modulator (Molecules). Under the agreement, Heptares assigned to Orexia all of Heptares’ right, title, and interest in and to intellectual property that is already in existence and that is developed as a result of the agreement that relates solely to Molecules or products that contain Molecules (Products), including all rights to obtain patent or similar protection throughout the world for such intellectual property and to take any and all actions regarding past infringements of existing intellectual property. Additionally, Heptares granted to Orexia an exclusive, sublicensable (subject to certain terms) license to make, import, export, use, sell, or offer for sale, including to development, commercialization, registration, modification, enhancement, improvement, manufacturing, holding, keeping or disposing of Molecules and Products. Heptares must not by itself or through a third party (other than a single company) exploit, use or dispose of (inter alia) any product in the field of orexin agonism and orexin positive modulation for the duration of the agreement and for three years thereafter.

In consideration for the assignment and license, Orexia is to pay Heptares a royalty in the low single-digits on net sales of Products (subject to limitations in certain scenarios). Royalties are on a Product-by-Product and country-by country basis. Payments shall commence with the first commercial sale of such product in a country and shall continue until the later of: (a) the duration of regulatory exclusivity in the country; or (b) ten years after the first commercial sale. Further, Orexia is responsible for all development costs incurred by itself or Heptares in the performance of the research program (within the confines of the research budget). Additionally, Orexia must pay Heptares, on a Molecule-by-Molecule basis, development milestone payments in the aggregate of a low double-digit number in the millions of pounds sterling. Milestone payments are payable once per Molecule.

Orexia may terminate the agreement at any time following the expiration or termination of the research program. In addition, customary termination rights exist for both parties for breach and insolvency. In the event of termination, all licenses automatically terminate.

The term of the agreement is until the later of: (i) the expiration of the last to expire patent within the licensed intellectual property; (ii) the expiration of the royalty term; and (iii) the fifteenth anniversary of the effective date. Upon expiration, with respect to any given Molecule, the license granted to Orexia shall become perpetual, irrevocable, and fully-paid up.

PearlRiver Bio

As of December 15, 2020, PearlRiver Bio, owned two pending foreign patent applications with claims directed to EGFR inhibitors and methods of use. The pending applications, if issued, are expected to expire in 2041, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees. PearlRiver licenses one pending PCT with claims directed to EGFR inhibitors and methods of use. The pending application, once nationalized and if issued, is expected to expire in 2039, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

PearlRiver C797 License Agreement

In June 2020, PearlRiver Bio entered to an assignment agreement with Lead Discovery Center GmbH and TU Dortmund, together the Assignors, involving small molecule inhibitors of C797 mutated EGFR and related inventions (C797, or Product). Under the assignment agreement, the Assignors each and jointly sold, assigned and transferred to PearlRiver Bio their entire right, title and interest to certain know-how, patent application, invention disclosures, chemical and biological materials, and data analyses related to C797, or Assigned Technology. PearlRiver Bio has the sole right but not the obligation to control patent prosecution at its own cost. To the extent requested by PearlRiver Bio, and not included under the Assigned Technology, Assignors also agreed to grant a worldwide, non-exclusive, irrevocable, perpetual, transferable, right and license under C797 related intellectual property rights and/or know-how, for the purpose of developing, manufacturing, marketing, selling and/or otherwise commercializing any products or medical technology based on or comprising C797.

PearlRiver Bio is obligated to use commercially reasonable efforts commercialize one or more Products at its own expense.

In consideration for the rights under the assignment agreement, PearlRiver Bio paid Assignors an upfront fee in the mid-to-high five-digit range in euros. In addition, PearlRiver Bio is obligated to pay Assignors up to a high single-digit millions in euros in total aggregate milestone payments upon meeting certain clinical and approval milestones and up to low double digit millions in euros in total aggregate sales milestone payments.

Upon commercialization of any Products, PearlRiver Bio is obligated to pay to Assignors a tiered low single-digit royalty based on annual net sales on a Product-by-Product and country-by-country basis until the expiry of the royalty term. The royalty term will expire upon the later of (i) the date on which the manufacture, distribution, use, marketing or sale of such Product in such country no longer infringes a valid claim of a patent in such country or (ii) ten years from the date of the first commercial sale of such Product in such country. The royalty payments are subject to certain reductions if for third party licenses.

If PearlRiver Bio materially breaches the assignment agreement (including a breach of payment obligations), the Assignors may withdraw from the agreement. In such event, PearlRiver Bio is obligated to retransfer its rights to the Assigned Technology to the Assignors. However, in case of withdrawal, PearlRiver Bio will automatically receive a non-exclusive, transferable license, which includes the right to sublicense in multiple tiers, to use the Assigned Technology for the development, manufacture, testing, authorization and/or commercialization of any technology and/or compounds, drug substance and/or drug products based on C797 and/or the Assigned Technology. PearlRiver Bio will still be responsible for any milestone and royalty payments described above.

PearlRiver Lead Discovery Center License Agreement

In March 2019, Lead Discovery Center GmbH (Lead Discovery) entered into a license agreement with PearlRiver Bio related to small molecule inhibitors of Her2 and EGFR carrying Exon 20 mutations. Under the license agreement, PearlRiver Bio obtained an exclusive, worldwide, transferable and sublicensable (subject to certain conditions) license, under certain patents, patent applications, technical information and licensed know-how, to research, develop, make, use, manufacture, have manufactured, offer, promote, sell, import or export products that use or incorporate the licensed know-how and technology. PearlRiver Bio also obtained a non-exclusive, worldwide, transferable and sublicensable (subject to certain conditions) license, under the Lead Discovery’s background intellectual property, to research, develop, make, use, manufacture, have manufactured, offer, promote, sell, import or export products and/or otherwise exploit the licensed technology. Lead Discovery retains the non-exclusive, non-transferable, cost-free right to make, have made and use specific materials for internal non-commercial scientific research purposes, and to provide materials for non-commercial collaborations not interfering with the development of the products under the license agreement, and for other scientific purposes solely to non-profit research organisations.

In consideration for the rights under the license agreement, PearlRiver Bio is to pay Lead Discovery low single-digit royalties on the net sales of each licensed product that is sold or supplied by PearlRiver Bio or any of its sublicensees (subject to certain scenarios). Royalties are on a product-by-product and country-by country basis. Payments will commence with the first commercial sale of such product in a country and continue for the later of: (i) the date on which the manufacture, distribution, marketing or sale of a Product no longer infringes a valid claim (being a claim from an unexpired patent right or a patent application using the licensed technology) in such country; or (ii) ten years after the first commercial sale in such country. Additionally, PearlRiver Bio is required to pay certain one-time tiered milestone payments, on a molecule-by-molecule basis, in the low double digits million pounds sterling, and a one-time low double digits million pounds sterling sales milestone once cumulative net sales equal or exceed £0.5BN.

The license agreement lasts until terminated or until the last royalty term expires. PearlRiver Bio may terminate the agreement for convenience at its sole discretion with adequate written notice to Lead Discovery. Each party has customary termination rights in the event of breach. Lead Discovery is able to terminate in the event PearlRiver Bio notifies Lead Discovery of an intent to cease activities related to the licensed technology or the termination of the development of all Exon 20 development activities. In the event of termination, all licenses would cease and all research, development, manufacturing, marketing, sales and distribution of products that use or incorporate the licensed know-how and any other use of the patents would end. Additionally, if PearlRiver Bio terminates the license agreement for convenience, it must transfer certain inventions, intellectual property, records and title and interest in and to regulatory filings rights back to Lead Discovery. In the event PearlRiver Bio terminates the license agreement due to a breach by Lead Discovery, PearlRiver Bio would retain a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sublicensable license to licensed technology to the extent necessary to enable the use of research results for the purpose of researching, developing, making, using, selling and importing products in the field.

Janpix Limited

As of December 15, 2020, Janpix Limited owned four pending U.S. provisional patent applications with claims directed to STAT degraders and methods of use. The pending applications, if issued, are expected to expire in 2041, without taking into account any possible patent term adjustments or extensions and assuming payment of all appropriate maintenance, renewal, annuity, or other governmental fees.

Janpix Limited License Agreement

In July 2017, Janpix entered into a license agreement with the Governing Council of the University of Toronto (UT) related to direct small molecule modulators of signal transducer and activator of transcription 3 (STAT 3) and signal transducer and activator of transcription 5 (STAT 5). Under the license agreement, Janpix obtained an exclusive, worldwide, sublicensable (subject to certain conditions) license, or the UT License, under certain patents and know-how, or Licensed Technology, to research, develop, manufacture, market, sell, distribute and commercially exploit any licensed products for all uses in humans and animals, or the Field. UT has retained for itself and certain other institutions, a customary right of use to the Licensed Technology for academic research and educational purposes. Additionally, Janpix has the right to exclusively license, with the right to sublicense, certain improvements to the Licensed Technology under the license agreement. Janpix also has an option right to negotiate a new license grant to any other intellectual property related to STAT 3 and/or STAT 5 inhibitors that is not considered an improvement under the license agreement.

Upon satisfaction of certain development and regulatory milestones, Janpix may be obligated to pay to UT total aggregate milestone payments in the teens of millions of dollars upon the achievement of certain development and regulatory milestones. Janpix is also obligated to pay to UT aggregate sales milestone payments up to in the teens of millions of dollars based on total worldwide aggregate annual net sales for all licensed products containing a Licensed Compound. Each milestone payment is payable only once for a licensed product during term of the license agreement. Upon commercialization of any licensed products, Janpix is obligated to pay to UT a flat low to mid-single digit royalty based on Janpix’s and its sublicensees’ net sales, subject to certain royalty reductions when there are no more valid claims under the licensed patents in the relevant country or if Janpix deems it necessary to obtain a license to third party patents to avoid infringement.

Unless terminated earlier, the license agreement expires on the date that the underlying patents expire and there is no possibility of any applications in the patents proceeding to grant. Janpix may terminate the agreement upon reasonable grounds with adequate written notice. Either party may terminate the license agreement based on customary termination rights, or if UT challenges the validity of patents or the substantial or secret nature of the licensed know-how. In the event of termination, all licenses shall cease and revert to the relevant institution, and Janpix must cease all exploitation of the Licensed Technology.

Government Regulation

United States Food and Drug Administration Regulation

The FDA, and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics such as those we are developing. We, along with our vendors, collaboration partners, clinical research organizations (CROs), and contract manufacturing organizations (CMOs), will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate United States federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable regulatory requirements at any time during the product development process or post-approval may subject an applicant to delays in development or approval, as well as administrative and judicial sanctions.

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (FDCA), and biologics under the FDCA and the Public Health Service Act (PHSA), and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. Our product candidates are early-stage and have not been approved by the FDA for marketing in the United States.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For our drug product candidates regulated under the FDCA, FDA must approve a New Drug Application, or NDA. For our biologic product candidates regulated under the FDCA and PHSA, FDA must approve a Biologics License Application (BLA). The process is similar and generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP, requirements;

•	submission to the FDA of an IND, application which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•	approval of the protocol and related documentation by an Institutional Review Board (IRB), or independent ethics committee at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled clinical trials in accordance with the FDA’s Good Clinical Practice (GCP), requirements and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA or BLA after completion of all pivotal trials;

•	payment of user fees for FDA review of the NDA or BLA (unless a fee waiver applies);

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the product will be produced to assess compliance with current Good Manufacturing Practice requirements (cGMPs), to assure that the facilities, methods and controls are adequate to ensure and preserve the drug or biological product’s identity, strength, quality and purity;

•	satisfactory completion of any FDA audits of the clinical trial sites that generated the data in support of the NDA or BLA; and

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FDA review and approval of the NDA or BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

Preclinical Studies and Clinical Trials

Before testing any drug or biologic in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP requirements for safety and toxicology studies. In the United States, the results of the preclinical studies, together with manufacturing information and analytical data must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. In the United States, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Some long-term preclinical testing may continue after the IND is submitted. Accordingly, submission of an IND may or may not result in FDA authorization to begin a trial.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable related to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative, and must monitor the clinical trial until completed.

The FDA may, at any time during the initial 30-day IND review period or while clinical trials are ongoing under the IND, impose a partial or complete clinical hold based on concerns for patient safety and/or noncompliance with regulatory requirements. This order issued by the FDA would delay a proposed clinical study or cause suspension of an ongoing study until all outstanding concerns have been adequately addressed, and the FDA has notified the company that investigations may proceed. Imposition of a clinical hold could cause significant delays or difficulties in completing planned clinical studies in a timely manner. In addition, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may recommend that the clinical trial be stopped if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. In the United States, information about applicable clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. The FDA will accept a well-designed and well-conducted foreign clinical study not conducted under an IND if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1—Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, evaluate the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2—Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3—Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide substantial evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for physician labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA or BLA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA. Failure to exhibit due diligence with regard to conducting required Phase 4 clinical trials could result in withdrawal of approval for products.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human participants exposed to the drug or biologic and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the drug or biological characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life and to identify appropriate storage conditions for the product candidate.

FDA Marketing Application Review Process

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA (for a drug) or BLA (for a biologic) requesting approval to market the product for one or more indications. The NDA or BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

In addition, under the Pediatric Research Equity Act (PREA), certain NDAs and BLAs and certain supplements to an NDA or BLA must contain data to assess the safety and effectiveness of the drug or biological product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDCA requires that a sponsor who is planning to submit a marketing application for a drug or biological product that includes a new active ingredient or clinically active component, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan within 60 days after an end-of-Phase 2 meeting or as may be agreed between the sponsor and FDA. Unless otherwise required by regulation, PREA generally does not apply to a drug or biological product for an indication for which orphan designation has been granted.

In the United States, the FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA makes a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the application. The FDA reviews an NDA or BLA to determine, among other things, whether the product is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act (PDUFA), the FDA targets ten months, from the filing date, in which to complete its initial review of an original NDA for a new molecular entity or BLA and respond to the applicant, and six months from the filing date of an original NDA for a new molecular entity or BLA filed for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA or BLA must be accompanied by a user fee, and the sponsor of an approved NDA or BLA is also subject to an annual program fee. FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions may be available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA may refer an application for a drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter will usually describe all of the deficiencies that the FDA has identified in the NDA or BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the NDA or BLA in condition for approval, including requests for additional information or clarification. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed, the FDA may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety or efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under REMS, which can materially affect the potential market and profitability of the product. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patent registries. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS; the FDA will not approve the NDA or BLA without a REMS, if required. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation (ODD), to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater of than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States of that drug or biologic. ODD must be requested before submitting an NDA or BLA. After the FDA grants ODD, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has received ODD and subsequently receives the first FDA approval for that drug or biologic for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full NDA or BLA, to market the same drug or biologic for the same indication for seven years from the approval of the NDA or BLA, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of ODD are tax credits for certain research and a waiver of the NDA or BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received ODD. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, priority review and accelerated approval.

A new drug or biologic is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the FDA may initiate review of sections of a Fast Track product’s application before the application is complete upon satisfaction of certain conditions.

In addition, a new drug or biological product may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic, alone or in combination with or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track, or Breakthrough Therapy designation, may also be eligible priority review. A product is eligible for priority review if it is intended to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness. For an original NDA for a new molecular entity and a BLA, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

The FDA may grant accelerated approval to a product intended to treat a serious or life-threatening disease or condition that generally provides a meaningful therapeutic advantage to patients over available treatments, and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (IMM), that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

For drugs and biologics granted accelerated approval, the FDA generally requires sponsors to conduct, in a diligent manner, adequate and well-controlled post-approval confirmatory studies to verify and describe the product’s clinical benefit. Failure to conduct required post-approval studies with due diligence, failure to confirm a clinical benefit during the post-approval studies, or dissemination of false or misleading promotional materials would allow the FDA to withdraw the product approval on an expedited basis. All promotional materials for product candidates approved under accelerated approval are subject to prior review by the FDA unless FDA informs the applicant otherwise.

Fast Track designation, Breakthrough Therapy designation, and priority review do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or review process.

Post-Approval Requirements for Drugs and Biologics in the United States

In the United States, drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by Company employees but also by agents of the Company or those speaking on the Company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties, including liabilities under the False Claims Act where products carry reimbursement under federal health care programs. Promotional materials for approved drugs and biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug and biologics manufacturers and their subcontractors involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP, which impose certain procedural and documentation requirements upon us and our CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	mandated modification of promotional materials and labeling and issuance of corrective information;

•	fines, warning letters, or untitled letters;

•	holds on clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties; and

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs.

Regulation of Combination Products in the United States

Certain products may be comprised of components that are regulated under separate regulatory authorities and by different centers at the FDA. These products are known as combination products. A combination product is comprised of a combination of a drug and a device; a biological product and a device; a drug and a biological product; or a drug, a device, and a biological product. Under regulations issued by the FDA, a combination product includes:

•	a product comprised of two or more regulated components that are physically, chemically, or otherwise combined or mixed and produced as a single entity;

•	two or more separate products packaged together in a single package or as a unit and comprised of drug and device products, device and biological products, or biological and drug products;

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a drug, device, or biological product packaged separately that according to its investigational plan or proposed labeling is intended for use only with an approved individually specified drug, device or biological product where both are required to achieve the intended use, indication, or effect and where upon approval of the proposed product the labeling of the approved product would need to be changed, e.g., to reflect a change in intended use, dosage form, strength, route of administration, or significant change indose; or

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any investigational drug, device, or biological product packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biological product where both are required to achieve the intended use, indication, or effect.

Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. That determination is based on the “primary mode of action” of the combination product, which means the single mode of action that provides the most important therapeutic action of the combination product, i.e., the mode of action expected to make the greatest contribution to the overall intended therapeutic effects of the combination product.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Regulatory exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The FDCA also provides three years of exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent for other conditions of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

In addition, both drugs and biologics can also obtain pediatric exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

United States Biosimilars and Exclusivity

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively (ACA), signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act (BPCIA), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars in the United States. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, a reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

Other United States Regulatory Matters

Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services (CMS), other divisions of the Department of Health and Human Services (HHS), the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Other United States Healthcare Laws

Healthcare providers and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical manufactures to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act (FCA), which may constrain the business or financial arrangements and relationships through which companies research, sell, market and distribute pharmaceutical products. In addition, transparency laws and patient privacy laws can apply to the activities of pharmaceutical manufactures. The applicable federal, state and foreign healthcare laws and regulations that can affect a pharmaceutical company’s operations include without limitation:

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The federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under the Medicare and Medicaid programs, or other federal healthcare programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but such exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection;

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The federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government or knowingly making, using or causing to be made or used a false record or statement, including providing inaccurate billing or coding information to customers or promoting a product off-label, material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), and their respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates as well as their covered subcontractors. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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The federal legislation commonly referred to as the Physician Payments Sunshine Act, created under the ACA, and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, covered manufacturers also will be required to report information regarding their payments and other transfers of value to physician assistants, and nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year;

•	Federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

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Analogous state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

In addition to the above, on November 20, 2020, the Office of Inspector General (OIG), finalized further modifications to the federal Anti-Kickback Statute. Under the final rules, the OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. The final rule (with some exceptions) were expected to become effective January 19, 2021, but the effective date has been postponed pending further review of these and other pending regulations by the Biden administration. We continue to evaluate what effect, if any, these rules will have on our business.

Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations with respect to certain laws. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect our business in an adverse way. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Ensuring our business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

The failure to comply with any of these laws or regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical company to incur significant legal expenses and divert management’s attention from the operation of the business.

Health Reform

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition to coverage under Medicare Part D for the manufacturer’s outpatient drugs.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. For example, the previous administration issued various Executive Orders that eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Additionally, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court.

Although the Supreme Court has not yet ruled on the constitutionality of the ACA, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation, and the healthcare reform measures of the Biden administration will impact the ACA and our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect on April 1, 2013. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these cuts have been suspended from May 1, 2020 through March 31, 2021, will be reinstated in April 2021, and will remain in effect through 2030 unless additional Congressional action is taken. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives which could limit the amounts that federal and state governments will pay for healthcare products and services and result in reduced demand for certain pharmaceutical products or additional pricing pressures.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. presidential executive orders, congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At the federal level, the former Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that attempt to implement several of the administration’s proposals. The FDA also released a final rule, effective November 30, 2020, implementing a portion of the importation executive order providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration from January 1, 2022 to January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a new safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed pending review by the Biden administration until March 22, 2021. On November 20, 2020, CMS issued an interim final rule implementing then-President Trump’s Most Favored Nation executive order, which would tie Medicare Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries, effective January 1, 2021. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. It is unclear whether the Biden administration will work to reverse these measures or pursue similar policy initiatives.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

Further, it is possible that additional governmental action is taken in response to the COVID-19 pandemic.

Reimbursement

Sales of our products, when and if approved, will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor basis. Factors payors consider in determining reimbursement are based on whether the product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

In the United States, for example, principal decisions about reimbursement for new products are typically made by CMS, which decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, coverage determination is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Further, coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price-controls, restrictions on reimbursement and requirements for substitution of biosimilars for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal healthcare programs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price (AMP), to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer. As of 2010, the ACA expanded the types of entities eligible to receive discounted 340B pricing, although, under the current state of the law, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase.

As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide coverage and reimbursement. Obtaining coverage and reimbursement for newly approved drugs and biologics is a time-consuming and costly process, and coverage may be more limited than the purposes for which a drug is approved by the FDA or comparable foreign regulatory authorities. Assuming coverage is obtained for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Additionally, coverage policies and third-party reimbursement rates may change at any time. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use products unless coverage is provided and reimbursement is adequate to cover all or a significant portion of the cost of prescribed products.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower.

European Drug Development

In the European Union, our future products also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority (NCA), and one or more Ethics Committees (ECs). Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation currently is undergoing a transition process mainly aimed at harmonizing and streamlining clinical-trial authorization, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing their transparency. In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System (CTIS), the centralized EU portal and database for clinical trials foreseen by the Regulation, through an independent audit, currently expected to occur in December 2021. The new Regulation will be directly applicable in all Member States (and so does not require national implementing legislation in each Member State), and aims at simplifying and streamlining the approval of clinical studies in the EU, for instance by providing for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical study applications.

We are in the process of applying to renew our status with EMA as a small and medium-sized enterprise (SME). If we obtain SME status with the EMA, it will provide access to administrative, regulatory and financial support, including fee reductions for scientific advice and regulatory procedures.

European Drug Marketing

Much like the Anti-Kickback Statue prohibition in the United States, the provision of benefits or advantages to physicians or other health care professionals to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union. The provision of benefits or advantages to induce or reward improper performance generally is usually governed by the national anti-bribery laws of European Union Member States, and the Bribery Act 2010 in the UK. Infringement of these laws could result in substantial fines and imprisonment. EU Directive 2001/83/EC, which is the EU Directive governing medicinal products for human use, further provides that, where medicinal products are being promoted to persons qualified to prescribe or supply them, no gifts, pecuniary advantages or benefits in kind may be supplied, offered or promised to such persons unless they are inexpensive and relevant to the practice of medicine or pharmacy. This provision has been transposed into the Human Medicines Regulations 2012 and so remains applicable in the UK despite its departure from the EU.

Payments made to physicians or other healthcare professionals in certain European Union Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

European Drug Review and Approval

In the European Economic Area (EEA), which is comprised of the Member States of the European Union together with Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a marketing authorization (MA). There are two main types of MAs:

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The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use (CHMP), of the EMA, and is valid throughout the entire territory of the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicinal products (i.e. gene-therapy, somatic cell-therapy or tissue-engineered medicines) and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union. Under the centralized procedure the maximum timeframe for the evaluation of a MA application by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MA application considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MA application under the accelerated assessment procedure is of 150 days, excluding stop-clocks, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

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National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in a Member

State of the EEA, this national MA can be recognized in other Member States through the mutual recognition procedure. If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State (RMS). The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or SmPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States) for their approval. If the Concerned Member States raise no objections, based on a potential serious risk to public health, to the assessment, SmPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the Concerned Member States).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

European New Chemical Entity Exclusivity

In the EEA, innovative medicinal products (including both small molecules and biological medicinal products), sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization, for a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity period. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained a marketing authorization based on an application with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

European orphan designation and exclusivity

In the EEA, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions which either affect no more than 5 in 10,000 persons in the European Union, or where it is unlikely that the marketing of the medicine would generate sufficient return to justify the necessary investment in its development. In each case, no satisfactory method of diagnosis, prevention or treatment has been authorized (or, if such a method exists, the product in question would be of significant benefit to those affected by the condition).

In the EEA, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers, and ten years of market exclusivity is granted following marketing approval for the orphan product. This period may be reduced to six years if, at the end of the fifth year, it is established that the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. During the period of market exclusivity, marketing authorization may only be granted to a “similar medicinal product” for the same therapeutic indication if: (i) a second applicant can establish that its product, although similar to the authorized product, is safer, more effective or otherwise clinically superior; (ii) the marketing authorization holder for the authorized product consents to a second orphan medicinal product application; or (iii) the marketing authorization holder for the authorized product cannot supply enough orphan medicinal product. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

European pediatric investigation plan

In the EEA, companies developing a new medicinal product must agree upon a pediatric investigation plan (PIP), with the EMA’s Pediatric Committee (PDCO), and must conduct pediatric clinical trials in accordance with that PIP, unless a waiver applies. The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The PDCO can grant a deferral of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults. Further, the obligation to provide pediatric clinical trial data can be waived by the PDCO when this data is not needed or appropriate because the product is likely to be ineffective or unsafe in children, the disease or condition for which the product is intended occurs only in adult populations, or when the product does not represent a significant therapeutic benefit over existing treatments for pediatric patients. Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP (even where such results are negative) are eligible for six months’ supplementary protection certificate extension (if any is in effect at the time of approval). In the case of orphan medicinal products, a two year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

PRIME Designation

In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority Medicines (PRIME), scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation, where the marketing authorization application will be made through the centralized procedure. Eligible products must target conditions for which where is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EEA or, if there is, the new medicine will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the EMA’s CHMP or Committee for Advanced Therapies are appointed early in PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies. Where, during the course of development, a medicine no longer meets the eligibility criteria, support under the PRIME scheme may be withdrawn.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the UK voted in favor of leaving the EU, commonly referred to as Brexit, and the UK officially withdrew from the EU on January 31, 2020.

Pursuant to the formal withdrawal arrangements agreed between the UK and the EU, the UK was subject to a transition period until December 31, 2020 (Transition Period), during which EU rules continued to apply. The EU-UK Trade and Cooperation Agreement, which outlines the future trading relationship between the UK and the EU was agreed in December 2020.

Great Britain is no longer covered by the EU’s procedures for the grant of marketing authorizations (Northern Ireland will be covered by the centralized authorization procedure and can be covered as a CMS under the decentralized or mutual recognition procedures). A separate marketing authorization will be required to market drugs in Great Britain. All medicinal products with a valid centralized MA on January 1, 2021 were automatically converted into Great Britain MAs (unless the MA holder opted out of such a conversion). For two years from 1 January 2021, the UK’s regulator, the MHRA, may adopt decisions taken by the European Commission on the approval of new marketing authorizations through the centralized procedure, and the MHRA will have regard to marketing authorizations approved in a country in the European Economic Area (although in both cases a marketing authorization will only be granted if any Great Britain-specific requirements are met). Various national procedures are now available to place a drug on the market in the UK, Great Britain, or Northern Ireland, with the main national procedure having a maximum timeframe of 150 days (excluding time taken to provide any further information or data required). The data exclusivity periods in the UK are currently in line with those in the EU, but the EU-UK Trade and Cooperation Agreement provides that the periods for both data and market exclusivity are to be determined by domestic law, and so there could be divergence in the future. It is currently unclear whether the MHRA in the UK is sufficiently prepared to handle the increased volume of marketing authorization applications that it is likely to receive.

Orphan designation in Great Britain following Brexit is essentially identical to the position in the EU, but is based on the prevalence of the condition in Great Britain. It is therefore possible that conditions that are currently designated as orphan conditions in Great Britain will no longer be and that conditions that are not currently designated as orphan conditions in the EU will be designated as such in Great Britain.

The EU’s regulatory environment for clinical trials is being harmonized as part of the Clinical Trial Regulations, which are due to enter into full effect at the end of 2021, but it is currently unclear as to what extent the UK will seek to align its regulations with the EU.

Personal Data Processing

The collection, use, transfer, disclosure, retention, security and other processing of personal data (including, without limitation, clinical trial data and other personal health data) (collectively, “Process” or “Processing”) may be subject to independent and overlapping data security and privacy regulatory frameworks in the various jurisdictions in which we operate. These frameworks are evolving and may impose potentially conflicting obligations. For example, in the EEA, the European Union’s General Data Protection Regulation (EU) 2016/679, which became effective May 25, 2018, governs the Processing of personal data. The GDPR applies to any company established in the EEA and to companies established outside the EEA that Process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers (such as clinical trial sponsors) of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct privacy impact assessments for “high risk” Processing, limitations on retention of personal data, special provisions for “sensitive information” including health and genetic information of data subjects, mandatory data breach notification and “privacy by design” requirements, and direct obligations on service providers acting as data processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection for personal data, like the U.S. Such transfers of personal data outside of the EEA require the use of a valid “transfer mechanism” and, in many cases, the implementation of supplementary technical, organizational and/or contractual measures. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EEA Member States may result in fines up to 20 million euros or

4% of a company’s global annual revenues for the preceding financial year, whichever is higher. Moreover, the GDPR grants data subjects the right to request deletion of personal data in certain circumstances, and claim material and non-material damages resulting from infringement of the GDPR. Notwithstanding the UK’s withdrawal from the European Union, by operation of the so-called “UK GDPR”, the GDPR continues to apply in substantially equivalent form in the context of the UK, UK establishments and UK-focused personal data Processing operations. Under the post-Brexit Trade and Cooperation Agreement between the EU and the UK, the UK and EU have agreed that personal data transfers to the UK from EEA Member States will not be treated as ‘restricted transfers’ to a non-EEA country for a period of up to four months from January 1, 2021, plus a potential further two months extension. If the European Commission does not adopt an “adequacy decision” in respect of the UK during this period, from that point onwards the UK will be an “inadequate third country” under the GDPR and transfers of personal data from the EEA to the UK will require a valid “transfer mechanism.”

In the United States, there are a broad variety of data protection laws and regulations that may apply to our activities such as state data breach notification laws, state personal data privacy laws (for example, the California Consumer Privacy Act of 2018 (CCPA), state health information privacy laws, and federal and state consumer protection laws.

Given the breadth and depth of changes in data protection obligations, achieving and maintaining compliance with applicable data protection laws and regulations such as the GDPR, UK GDPR and CCPA will require significant time, resources and expense, and we may be required to put in place new or additional mechanisms to ensure compliance with current, evolving and new data protection requirements. This may be an onerous undertaking and adversely affect our business, financial condition, results of operations and prospects.

Rest of the World Regulation

For other countries outside of the EEA, the UK and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, privacy, information security, product licensing, pricing and reimbursement vary from country to country. Additionally, the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Facilities

Our corporate registered office is 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. Due to the continuing impact of the COVID-19 global pandemic since our inception, we and many members of the Centessa Subsidiaries have been successfully working virtually and have not been able to identify premises to serve as our headquarters. We plan to locate our headquarters in Cambridge, Massachusetts once we are able to find space that we believe is suitable for our business and that is available on commercially reasonable terms.

Employees and Human Capital

As of April 15, 2021, we and our subsidiaries had an aggregate of 34 full-time employees and 46 contractors. A contractor is defined as anyone directly contracted for a certain number of hours or days or in respect of a particular project. This does not include anyone that is engaged on an ad-hoc basis or contracted through a CRO or other firm without a direct contract. 21 of our employees have M.D. or Ph.D. degrees. Within our workforce, 22 employees are engaged in research and development and 12 are engaged in business development, finance, legal, and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase shareholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives. We also seek to align the incentives of the operational teams at our subsidiaries with our business objectives by employing incentivization agreements with such individuals.

As a global company, much of our success is rooted in the diversity of our teams and our commitment to inclusion. We value diversity at all levels and continue to focus on extending our diversity and inclusion initiatives across our entire workforce, from working with managers to develop strategies for building diverse teams to promoting the advancement of leaders from different backgrounds.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors

Our executive officers, directors and other key personnel and their respective ages and positions as of March 1, 2021:

Name	Age	Position(s)
Executive Officers
Saurabh Saha, M.D., Ph.D.	44	Chief Executive Officer and Director
Gregory Weinhoff, M.D., M.B.A.	50	Chief Financial Officer
Marella Thorell	54	Chief Accounting Officer
Iqbal Hussain	40	General Counsel
David Chao, Ph.D.	53	Chief Administrative Officer
Antoine Yver, M.D., M.Sc.	63	Chief Medical Officer
Thomas Templeman, Ph.D.	61	Chief Technology Officer
Tia Bush	50	Chief Quality Officer

Non-Employee Directors
Francesco De Rubertis, Ph.D.	51	Director and Chairman of the Board
Arjun Goyal, M.D., M.Phil, M.B.A.	38	Director
Aaron Kantoff	35	Director
Brett Zbar, M.D.	48	Director
Mary Lynne Hedley, Ph.D.	58	Director
Samarth Kulkarni, Ph.D.	42	Director
Robert Califf, M.D.	69	Director
Carol Stuckley, M.B.A.	65	Director

The following is a biographical summary of the experience of our executive officers and directors. There are no family relationships among any of our executive officers or directors.

Executive Officers

Saurabh Saha, M.D., Ph.D., has served as our Chief Executive Officer and a member of the Board of Directors since January 2021. Prior to that, from 2017 to 2021, Dr. Saha served as a Senior Vice President of R&D at Bristol Myers Squibb, where he led translational medicine across all therapeutic areas spanning discovery, development and commercialization. Prior to that, from 2015 to 2017, Dr. Saha was a venture partner at Atlas Venture where he held leadership positions with a number of its portfolio biotech companies, including as Chief Medical Officer of Synlogic and as Chief Executive Officer of Delinia until its sale. Earlier in his career, Dr. Saha was a management consultant in the pharmaceutical practice at McKinsey & Company and subsequently appointed director and head of the New Indications Discovery Unit at Novartis. Dr. Saha holds an M.D. and Ph.D. in cancer genetics from The Johns Hopkins School of Medicine. He is an alumnus of Harvard Business School and Oxford University, studying general management and biochemistry, respectively. Dr. Saha received a B.Sc. in biology from the California Institute of Technology (Caltech). We believe Dr. Saha is qualified to serve on our board of directors based on his biotech, pharmaceutical, and venture capital leadership experiences.

Gregory Weinhoff, M.D., M.B.A., has served as our Chief Financial Officer since February 2021. Previously, Dr. Weinhoff served as Chief Financial Officer and Chief Business Officer of Arvelle Therapeutics, B.V. from February 2019 to February 2021. Dr. Weinhoff also served as Chief Financial Officer of Axovant Sciences, Inc. from August 2015 to June 2019. Dr. Weinhoff was employed by Collinson Howe Venture Partners, an investment advisory firm, from 2001 until August 2015 and during that time served as a Member of the General Partners of various CHL Medical Partners affiliated venture capital funds. From 2000 to 2001, he was a senior associate at J. H. Whitney & Co., a private equity firm, where he concentrated on private equity investments in healthcare technology and services companies. Prior to his graduate training, Dr. Weinhoff was a financial analyst in the Healthcare Corporate Finance Group at Morgan Stanley & Co., an investment bank. Dr. Weinhoff received his A.B. in economics from Harvard College, his M.D. from Harvard Medical School and his M.B.A. from Harvard Business School.

Marella Thorell, has served as our Chief Accounting Officer since April 2021 and previously served as Head of Finance since February 2021. Prior to that, Ms. Thorell served as Chief Financial Officer of Palladio Biosciences from October 2019 to January 2021, leading Palladio’s finance operations and capital strategy and execution. Ms. Thorell served in various roles at Realm Therapeutics from October 2008 until August 2019, ultimately serving as Chief Financial Officer, Chief Operating Officer and Executive Director of Realm Therapeutics (Nasdaq: RLM). In this role, she led accounting and financial reporting operations and helped transition Realm’s focus to drug development following a strategic overhaul and was responsible for divesting domestic and international operating businesses and in-licensing and out-licensing assets. Earlier in her career Ms. Thorell worked for Campbell Soup Company (NYSE: CPB) in finance and operational roles of increasing responsibility and at Ernst & Young, LLP where she earned a CPA. Ms. Thorell serves on the Boards of Essa Pharm (Nasdaq: EPIX) and Vallon Pharmaceuticals (Nasdaq: VLON), serving as Chair of the Audit Committee at Vallon. Ms. Thorell is also on the Board of Directors of Living Beyond Breast Cancer (lbbc.org). Ms. Thorell earned a B.S. in Business from Lehigh University, magna cum laude.

Iqbal Hussain, has served as our General Counsel since February 2021. Prior to that, Mr. Hussain served as a Partner in the Global Corporate Group at Reed Smith LLP from September 2019 to January 2021, where he led Reed Smith’s Life Sciences corporate practice across EMEA. Before joining Reed Smith, Mr. Hussain held roles at Johnson & Johnson, from February 2014 to August 2019, where he served initially as Senior Counsel and subsequently as Legal Director of M&A. Mr. Hussain began his career at Slaughter and May where he advised clients on public and private M&A, from August 2005 until January 2012. Between January 2012 and February 2014, Mr. Hussain was a Senior Associate in the Corporate M&A team at Ropes & Gray LLP. Mr. Hussain received an LLB from the University of Sheffield in 2004 and completed his post graduate legal education at the Oxford Institute of Legal Practice in 2005.

David Chao, Ph.D., has served as our Chief Administrative Officer since April 2021. Previously, Dr. Chao served as the Chief Executive Officer of the Stowers Institute for Medical Research from 2010 to 2020 and the Chief Executive Officer of BioMed Valley Discoveries, Inc. from 2007 to 2009 and 2014 to 2021. From 2004 to 2007, he worked at the Novartis Institutes of BioMedical Research, with the last position of Head, Strategic Alliances Global Operations. From 2012 to 2020, Dr. Chao was a member of the Board of Directors of the American Century Companies. Dr. Chao was previously a consultant with McKinsey & Company and a founder of Akceli Inc., ANDE Corporation and Nectagen Inc. He received his A.B./A.M. in Biology from Harvard University and his Ph.D. in Biology from MIT.

Antoine Yver M.D., M.Sc., has served as our Chief Medical Officer since May 2021. Previously, from April 2016 to April 2021, Dr. Yver served as Executive Vice President & Global Head, R&D Oncology and Chair of the Cancer Enterprise at Daiichi Sankyo Ltd. From 2009 to 2016, Dr. Yver held various positions of increasing responsibility at AstraZeneca PLC including Vice President, Clinical Development, Oncology and Infection, Senior Vice President, Global Medicine Head, Oncology and Global Medicines Development China lead. Earlier, Dr. Yver held various clinical development roles at Schering-Plough Corporation (now Merck & Co.), Johnson & Johnson, Aventis Pharmaceuticals, Inc., Rhône-Poulenc Rorer, Inc, Applied Immune Sciences, Inc, and Chugai-RP. Dr. Yver has played a pivotal role in the development and approvals of 11 different drugs, including Tagrisso®, Lynparza®, and Enhertu®. He led the development of Tagrisso® in 2 years 7 months from first human dose to U.S. approval and its rapid deployment to all other major regions, which was the fastest ever for an anti-cancer drug. Dr. Yver is a pediatric oncologist and holds an M.D. from Université Paris-Saclay and an M.Sc. in Immunology from the Université Paris VI.

Tia Bush has served as our Chief Quality Officer since May 2021. From January 1993 to May 2021, Ms. Bush has served in various roles of increasing responsibility at Amgen, Inc., most recently as Chief Quality Officer and Senior Vice President, Global Quality/EHSS. In this role, she lead Amgen’s Global GxP Quality and Environmental, Health, Safety and Sustainability organization with responsibility for developing, maintaining, and continuously improving the quality management and EHSS management system at Amgen. Other roles included Vice President, Amgen Rhode Island Manufacturing Site Operations, Quality Site Head and Vice President, Operations Quality at Juncos, Puerto Rico and Drug Product Quality Executive Director. Ms. Bush earned a B.A. in Biological Sciences and Minor, Chemistry from the University of Southern California in 1992.

Thomas Templeman, Ph.D., has served as our Chief Technology Officer since May 2021. Dr. Templeman has more than 25 years of experience in diagnostic and pharmaceutical manufacturing, biopharmaceutical process development, and implementation of quality systems. Prior to joining Centessa, Dr. Templeman served as SVP Pharmaceutical Operations and Quality and as a member of the Executive Committee of Nuvation Bio from February 2019 to May 2021 where he was responsible for early and late-stage pharmaceutical development, operations and quality for early and clinical developmental candidates and marketed products. From February 2018 to February 2019, Dr. Templeman was an independent consultant. From June 2017 to February 2018, Dr. Templeman served as Senior Vice President, Pharmaceutical Operations and Quality Assurance, at Axovant Sciences. Dr. Templeman has also previously held a number of senior roles, including as Chief Operating Officer at Graybug Vision, Inc. between January 2017 to June 2017, as Senior Vice President of Pharmaceutical Operations and Quality at Medivation, Inc. from September 2015 to December 2016, Vice President of Manufacturing Science and Technology at Hospira, Inc., and Senior Vice President, Integrated Supply Chain at Liquidia Technologies, Inc. Dr. Templeman also held various roles of increasing responsibility within the Centocor Biologics and Ortho Clinical Diagnostics businesses of Johnson & Johnson. Dr. Templeman earned a B.S. in biology from the University of Santa Clara, a Ph.D. in biological sciences from Dartmouth College, and was an NIH Post-doctoral Fellow at Harvard University.

Non-Employee Directors

Francesco De Rubertis, Ph.D., joined our board of directors in November 2020. Dr. De Rubertis is a co-founder and Partner at Medicxi since 2016. Prior to Medicxi, Francesco was a Partner at Index Ventures for 19 years, having joined the firm in 1997 to launch its life sciences practice. Dr. De Rubertis serves on the boards of a number of private biotechnology companies, including Rivus Pharmaceuticals, Synox Therapeutics and Levicept. Dr. De Rubertis’s prior investments include CellZome, GenMab (Copenhagen: GEN.CO), GenSight Biologics (Euronext: SIGHT), Micromet, Minerva Neurosciences (NASDAQ:NERV), Molecular Partners (Swiss:MOLN.SW), PanGenetics, Parallele Biosciences, Profibrix and Versartis (NASDAQ:VSAR). Dr. De Rubertis received a B.A. in Genetics and Microbiology from the University of Pavia (Italy) and a PhD in Molecular Biology from the University of Geneva (Switzerland) after which he became a postdoctoral scientist at the Whitehead Institute at M.I.T. He is a Chartered Financial Analyst and serves on the main board of the University of Geneva (Switzerland). We believe Dr. De Rubertis is qualified to serve on our board of directors because of his experience as a seasoned investor in the industry in which we operate.

Arjun Goyal, M.D., M.Phil, M.B.A., joined our board of directors in January 2021. Dr. Goyal is a Co-Founder and Managing Director of Vida Ventures, a life sciences investment firm that he co-founded in 2017. Dr. Goyal serves as a director on the boards of Scorpion Therapeutics, Quanta Therapeutics, Affini-T and has played key roles in Vida Venture’s investments in Homology Medicines (NASDAQ:FIXX), Pionyr Immunotherapeutics (acquired), Peloton Therapeutics (acquired) and Asklepios Bio (acquired). Before Vida Ventures, Arjun was a life sciences investor at 5AM Ventures from 2014 to 2017. Dr. Goyal received his B.S. in Medical Science, Diploma in French and his M.D. degree from the Universities of Melbourne and Oxford. He completed his postgraduate clinical training in Internal Medicine in Sydney. He received his M.Phil. in Bioscience Enterprise from University of Cambridge and his M.B.A. from Harvard Business School. We believe Dr. Goyal is qualified to serve on our board of directors because of his experience as a seasoned investor in the industry in which we operate.

Aaron Kantoff joined our board of directors in January 2021. Mr. Kantoff is currently a Venture Partner at Medicxi, a position he has held since May 2020. Prior to joining Medicxi, Aaron was most recently a partner with Apple Tree Partners, or ATP, where he was a key member of the life science investment team since 2011. While at ATP, Mr. Kantoff served on the boards of several portfolio companies, including Akero Therapeutics (NASDAQ: AKRO), Corvidia Therapeutics (acquired by Novo Nordisk), Elstar Therapeutics, Limelight Bio and

Syntimmune (acquired by Alexion). Prior to joining ATP, Mr. Kantoff held roles in private equity and investment banking. In addition to his role on our board of directors, he currently serves on the boards of two private biotech companies for which he was a founding board member, RayzeBio and Silagene. Mr. Kantoff received a B.S. in Finance and International Business from New York University’s Stern’s School of Business. We believe Mr. Kantoff is qualified to serve on our board of directors because of his experience as a seasoned investor and operator in the industry in which we operate.

Brett Zbar, M.D., joined our board of directors in January 2021. Dr. Zbar currently serves as Managing Director and Global Head of Life Sciences at General Atlantic, a global growth equity firm. Before joining General Atlantic in 2020, from 2015 to 2020, Dr. Zbar was a Managing Director at Foresite Capital, where he focused on backing healthcare entrepreneurs and companies at all stages. While at Foresite, Dr. Zbar served as a board member or observer at multiple companies including ConnectiveRx, Kinnate Biopharma, ORIC Pharmaceuticals, Peloton Therapeutics, Pharvaris, Replimune, Signant Health, Turning Point Therapeutics and VenatoRx Pharmaceuticals. Prior to that, Dr. Zbar was a Partner at Aisling Capital, where from 2004 to 2014 he invested in life sciences companies developing and commercializing innovative products, services and technologies. Dr. Zbar began his career in McKinsey & Company’s Pharmaceuticals and Medical Products practice and completed his internship in internal medicine on the Osler Medical Service at Johns Hopkins Hospital. Dr. Zbar received his M.D. from Harvard Medical School and holds a B.A. in English and Molecular Biophysics & Biochemistry from Yale University. We believe Dr. Zbar is qualified to serve on our board of directors because of his experience as a seasoned investor in the industry in which we operate.

Mary Lynne Hedley, Ph.D., joined our board of directors in February 2021. Dr. Hedley served as Director, President and Chief Executive Officer of TESARO, a biotechnology company she also co-founded, from 2010 until 2020. Dr. Hedley received a B.S. in Microbiology from Purdue University in 1983 and a Ph.D. in Immunology from UT Southwestern, Dallas in 1988. We believe Dr. Hedley is qualified to serve on our board of directors because of her executive and industry experience.

Samarth Kulkarni, Ph.D., joined our board of directors in February 2021. Dr. Kulkarni has served as Chief Executive Officer of CRISPR Therapeutics AG (NASDAQ: CRSP) since December 1, 2017 and as a member of its Board of Directors since June 2018. Previous to that, Dr. Kulkarni served as President and Chief Business Officer of CRISPR Therapeutics AG from May 2017 to November 30, 2017 and, before that, as its Chief Business Officer from August 2015. Prior to joining CRISPR Therapeutics AG, Dr. Kulkarni was at McKinsey & Company from 2006 to July 2015, with various titles, his most recent being Partner within the Pharmaceuticals and Biotechnology practice. Dr. Kulkarni has also served as a member of the board of directors of Black Diamond Therapeutics, Inc., an oncology company, since December 2019. Dr. Kulkarni received a Ph.D. in Bioengineering and Nanotechnology from the University of Washington and a B. Tech. from the Indian Institute of Technology. Dr. Kulkarni has authored several publications in leading scientific and business journals. We believe Dr. Kulkarni’s experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Robert Califf, M.D., joined our board of directors in February 2021. Dr. Califf is the head of clinical strategy and policy for Verily Life Sciences and Google Health. Previously, he was Vice Chancellor for Health Data Science at Duke Health and Director of the Duke University Center for Health Data Science. He is now an adjunct professor at Duke University and Stanford University. Dr. Califf has also served on the board of directors of Cytokinetics, Incorporated (Nasdaq:CYTK) since February 2018. Dr. Califf served as Commissioner of the United States Food and Drug Administration (FDA) between February 2016 and January 2017, and as Deputy Commissioner of the FDA’s Office of Medical Products and Tobacco from January 2015 until January 2017. Prior to joining the FDA, Dr. Califf was Professor of Medicine and Vice Chancellor for Clinical and Translational Research at Duke University. He also served as Director of the Duke Translational Medicine Institute and founding Director of the Duke Clinical Research Institute. Dr. Califf has led dozens of landmark clinical trials and he has been recognized as one of the top ten most-cited medical authors with more than 1,300 peer-reviewed publications. Dr. Califf received both a B.S. and an M.D. from Duke University. We believe Dr. Califf is qualified to serve on our board of directors because of his extensive drug development experience, regulatory expertise and clinical research knowledge.

Carol Stuckley, M.B.A. joined our board of directors in May 2021. Since 2017, Ms. Stuckley has served on the board of directors of Ipsen S.A., a French pharmaceutical company traded on the Euronext (Paris) exchange. From June 2015 to July 2019, Ms. Stuckley served as Chief Financial Officer and Senior Vice President at Healthcare Payment Specialists, LLC acquired by TransUnion in 2018. Ms. Stuckley’s previously roles include Vice President, Finance North America of Galderama Laboratories, L.P., and during her close to 23-year career at Pfizer, Inc., Vice President, Assistant Treasurer and Corporate Officer. Ms. Stuckley earned a M.A. in economics in 1980 and a M.B.A in International Business and Finance in 1979 from the Fox Business School at Temple University. Ms. Stuckley also earned a B.A. in economics and French from the University of Delaware in 1977. We believe Ms. Stuckley’s executive leadership experience and board member experience in an international pharmaceutical company, as well as her financial and accounting expertise and knowledge of the pharmaceutical industry and other industries, provide her with the qualifications and skills to serve as a director of our company.

Composition of Our Board of Directors

Our board of directors currently consists of nine members, all of whom were elected pursuant to the board composition provisions in our articles of association, which is described under “Certain Relationships and Related Party Transactions—Agreements with Our Shareholders” in this prospectus. These board composition provisions will terminate upon the closing of this offering as the articles of association adopted by us with effect from the completion of this offering will not include such provisions and the investment agreement relating to the group will terminate immediately prior to closing. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our nominating and governance committee and board of directors may therefore consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity and is not limited to race, gender or national origin. Whilst we take diversity very seriously, currently we have no formal policy regarding board diversity. Our nominating and governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our shareholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our articles of association provide that, our board of directors will be divided into three classes, designated as “Class I”, “Class II” and “Class III”, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and which will serve staggered three-year terms. At each annual general meeting, the successors of directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Directors of the class retiring at the annual general meeting shall be eligible for re-appointment by ordinary resolution at such annual general meeting. At every subsequent annual general meeting any director who has been appointed by our board of directors since the last annual general meeting must retire from office and may offer themselves for reappointment by the shareholders by ordinary resolution. See “Description of Share Capital and Articles of Association—Post-IPO Articles of Association—Board of Directors.”

Our board of directors has determined that all members of the board of directors, except Saurabh Saha M.D., Ph.D. are independent, as determined in accordance with the rules of Nasdaq. In making such independence determination, our board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of Nasdaq and the rules and regulations of the SEC.

Staggered Board

Our articles of association to be effective upon completion of this offering provide that our board of directors will be divided into three classes, Class I, Class II and Class III, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms. At each annual general meeting, the successors of directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

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Our Class I directors will be Robert Califf, M.D., Arjun Goyal, M.D., M.Phil., M.B.A. and Aaron Kantoff and their terms will expire at our first annual general meeting to be held after the closing of this offering;

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Our Class II directors will be Samarth Kulkarni, Ph.D., Carol Stuckley, M.B.A., and Brett Zbar, M.D. and their terms will expire at our second annual general meeting to be held after the closing of this offering; and

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Our Class III directors will be Mary Lynne Hedley, Ph.D., Francesco De Rubertis, Ph.D., and Saurabh Saha, M.D. Ph.D. and their terms will expire at our third annual general meeting to be held after the closing of this offering.

Our articles of association to be effective upon completion of this offering provide that the authorized number of directors may be changed only by ordinary resolution of the shareholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of our management or a change in control.

Board’s Role in Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of our operations and corporate functions, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee’s areas of responsibility.

In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Principal Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Principal Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating committee, each of which operates pursuant to a separate charter adopted by our board of directors. The composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq and SEC rules and regulations.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, Arjun Goyal, M.D., M.Phil., M.B.A., Carol Stuckley, M.B.A., and Mary Lynne Hedley, Ph.D. will serve on the audit committee, which will be chaired by Carol Stuckley, M.B.A. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable rules of Nasdaq. Our board of directors has designated Carol Stuckley, M.B.A. as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

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reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the SEC rules to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing earnings releases.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, Brett Zbar, M.D., Aaron Kantoff, Samarth Kulkarni, Ph.D. and Arjun Goyal, M.D., M.Phil., M.B.A. will serve on the compensation committee, which will be chaired by Brett Zbar, M.D.. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable rules of Nasdaq. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to our board of directors for their approval the corporate goals and objectives relevant to the compensation of our executive officers;

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evaluating the performance of our executive officers in light of the corporate goals and objectives approved by the board of directors and recommending to the board the compensation of such individuals;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable rules of the Nasdaq Stock Market;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	preparing the compensation committee report required by the SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the board of directors corporate succession plans for the Chief Executive Officer and other key officers.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, Francesco De Rubertis, Ph.D., Aaron Kantoff, Samarth Kulkarni, Ph.D. and Robert Califf, M.D. will serve on the nominating and corporate governance committee, which will be chaired by Francesco De Rubertis, Ph.D. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable rules of Nasdaq. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors and management.

Our board of directors may establish other committees from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Corporate Governance

We have adopted, effective upon the effectiveness of the registration statement of which this prospectus forms a part, a written code of business conduct and ethics that applies to our directors, officers and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, or persons performing similar functions. Following the completion of this offering, a current copy of the code will be posted on the Corporate Governance section of our website, which is located at www.centessa.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

EXECUTIVE COMPENSATION

Summary Compensation Table

Centessa Pharmaceuticals plc, our parent entity and the issuer in this offering was newly-formed as a holding company and did not have any operations in 2020, and was incorporated in order to effect the Reorganization pursuant to which it acquired all of our current subsidiaries. As a result, we have set forth in the table below, disclosure of the total compensation that was paid or accrued for the executive officers of the same predecessor entities for which financial statements are included elsewhere in this prospectus for the fiscal year ended December 31, 2020. Specifically, we have provided executive compensation disclosure for the principal executive officers of such predecessor entities as well as two additional individuals who were the most highly compensated executive officers serving such predecessor entities as of December 31, 2020. For fiscal year 2020 only, the executive officers of the aforementioned predecessor subsidiaries listed below will be deemed our “Named Executive Officers” as of December 31, 2020:

•	James Huntington, Z Factor’s Founder and Chief Executive Officer;

•	Nicholas Morrell, Morphogen-IX’s Chief Executive Officer;

•	Jonathan Finlay, LockBody’s Chief Executive Officer;

•	Jamie Coleman, LockBody’s Chief Operating Officer; and

•	Trevor Baglin, Z Factor’s Chief Medical Officer.

In addition, neither Dr. Saha nor Dr. Weinhoff were executive officers during fiscal year ended December 31, 2020, so their information is not included in the table below. However, we have included certain additional information below regarding their compensation arrangements.

Name and principal position	Year	Salary(1) ($)	Option Awards(2) ($)	Nonequity Incentive Plan Awards ($)	All Other Compensation ($)	Total ($)
James Huntington	2020	204,855	204,803	—	—	409,658
Z Factor’s Founder and Chief Executive Officer

Nicholas Morrell	2020	320,940	—	—	—	320,940
Morphogen-IX’s Chief Executive Officer

Jonathan Finlay	2020	163,884	—	—	—	168,884
LockBody’s Chief Executive Officer

Jamie Coleman	2020	163,884	—	—	—	168,884
LockBody’s Chief Operating Officer

Trevor Baglin	2020	65,554	102,404	—	—	167,958
Z Factor’s Chief Medical Officer

(1)	All values stated herein have been converted from UK pounds to U.S. dollar as of December 31, 2020, at a rate of $1.3657 to 1.
(2)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. The value of the grants is equal to the estimated fair value of the underlying share, less the nominal value exercise price.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Saurabh Saha. On November 19, 2020 (as amended on December 2, 2020), we entered into an offer letter with Dr. Saha, or the Saha Offer Letter, our Chief Executive Officer, pursuant to which Dr. Saha is entitled to a base salary of $600,000 and eligible to earn a target annual bonus of forty-five percent (45%) of his base salary (prorated for 2021 only). The Saha Offer Letter also provided Dr. Saha with a one-time sign-on bonus of $100,000, or the Sign-On Bonus. The Sign-On Bonus is subject to one hundred percent (100%) repayment within the ten (10)-day period following a termination of his employment by the Company for cause or his resignation for any reason other than good reason (as such terms are defined in the Saha Offer Letter) prior to the one year anniversary of his start date. He is also eligible to participate in the employee benefit plans available to our full-time U.S. employees, subject to the terms of those plans. In the event of a change in control (as such term is defined in the Saha Offer Letter) and provided Dr. Saha has remained in continued service through the date of such change in control, one hundred percent (100%) of the unvested portion of all of his time-based vesting equity grants will immediately vest.

Additionally, pursuant to the Saha Offer Letter, Dr. Saha has been granted an award of 4,169,485 options of the Company, or the Saha Equity Award. The Saha Equity Award vests at 25% per year, with annual cliff vesting in the first year and monthly vesting thereafter, subject to accelerated vesting in connection with a change in control.

Pursuant to the Saha Offer Letter, in the event Dr. Saha’s employment is terminated by us without cause or Dr. Saha resigns for good reason, each a Qualifying Termination, subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (i) 12 months of base salary, (ii) payment of the employer portion of COBRA premiums until the earliest of (A) the first anniversary of his date of termination, (B) the expiration of his eligibility for the continuation coverage under COBRA or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment, and (iii) if such Qualifying Termination occurs within the fifteen-month period following his start date, or the Initial Service Period, the unvested portion of the Saha Equity as of the date of such Qualifying Termination Award that would have vested had he been in continuous service through the last day of the Initial Service Period will immediately vest.

Gregory Weinhoff. On February 27, 2021, we entered into an offer letter with Dr. Weinhoff, or the Weinhoff Offer Letter, our Chief Financial Officer, pursuant to which Dr. Weinhoff is entitled to a base salary of $450,000 and eligible to earn a target annual bonus of forty percent (40%) of his base salary (prorated for 2021 only). He is also eligible to participate in the employee benefit plans available to our full-time U.S. employees, subject to the terms of those plans. In the event of a change in control (as such term is defined in the Weinhoff Offer Letter) and provided Dr. Weinhoff has remained in continued service through the date of such change in control, one hundred percent (100%) of the unvested portion of all of his equity grants will immediately vest.

Additionally, pursuant to the Weinhoff Offer Letter, Dr. Weinhoff has been granted an equity award of 958,981 stock options of the Company, or the Weinhoff Equity Award. The Weinhoff Equity Award vests at 25% per year, with annual cliff vesting in the first year and monthly vesting thereafter, subject to accelerated vesting in connection with a change in control.

Pursuant to the Weinhoff Offer Letter, in the event Dr. Weinhoff’s employment is terminated by us without cause or Mr. Weinhoff resigns for good reason, each a Qualifying Termination, subject to the execution and effectiveness of a general release of claims, he will be entitled to receive (i) 12 months of base salary, and (ii) payment of the employer portion of COBRA premiums until the earliest of (A) the first anniversary of his date of termination, (B) the expiration of his eligibility for the continuation coverage under COBRA or (C) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

In connection with this offering, we intend to adopt a severance plan that governs the severance arrangements of the officers of Centessa Pharmaceuticals plc. See “—Change in Control and Other Severance Arrangements—Severance and Change in Control Policy.”

James Huntington and Trevor Baglin Outsourcing Agreements. On January 1, 2020, Z Factor Limited entered into outsourcing agreements with Mr. Huntington, Z Factor’s Chief Executive Officer and Trevor Baglin, Z Factor’s Chief Medical Officer, pursuant to which Messrs. Huntington and Baglin are entitled to reimbursement for certain development costs and travel expenses. These agreements were not amended or terminated as a result of the January 2021 business combinations among the Centessa Subsidiaries.

Nicholas Morrell. On March 25, 2019, Morphogen-IX Limited entered into a service agreement with Mr. Morrell, Morphogen-IX’s Chief Executive Officer, the Morrell Service Agreement, pursuant to which Mr. Morrell is entitled to receive a base salary of £230,000, which is subject to annual review, and eligible to earn an annual discretionary bonus. Mr. Morrell is also eligible to participate in any insurance or assurance schemes provided by Morphogen-IX, and Morphogen-IX provides pension benefits in conformance with its statutory obligations. The Morrell Service Agreement may be terminated by Morphogen-IX or Mr. Morrell, by providing the other party three months’ notice in writing. In lieu of notice, the Company may terminate Mr. Morrell’s employment immediately, and at any time and pay him a lump sum payment equal to the base salary that he would have earned during the notice period. The Morrell Service Agreement also contains standard intellectual property and confidentiality provisions, which survive termination, and 12 month post-termination non-competition and non-solicitation restrictive covenants. This agreement was not amended or terminated as a result of the January 2021 business combinations among the Centessa Subsidiaries.

Dr. William James Jonathan Finlay and Dr. James Edward Coleman Service Agreements. On January 18, 2021, LockBody Therapeutics entered into service agreements with Mr. Finlay, LockBody’s Chief Executive Officer, and Dr. Coleman, LockBody’s Chief Operating Officer, together the LockBody Service Agreements, pursuant to which Messrs. Finlay and Coleman are each entitled to receive a base salary of £120,000, which is subject to annual review, and are eligible to earn an annual discretionary bonus. Messrs. Finlay and Coleman are also eligible to participate in any insurance or assurance schemes provided by LockBody, and LockBody provides pension benefits in conformance with its statutory obligations. The LockBody Service Agreements may be terminated by LockBody or Messrs. Finlay or Coleman, as applicable, by providing the other party three months’ notice in writing. In lieu of notice, the Company may terminate Messrs. Finlay or Coleman’s employment immediately, and at any time and pay him a lump sum payment equal to the base salary that he would have earned during the notice period. The LockBody Service Agreements also contain standard intellectual property and confidentiality provisions, which survive termination, and 12 month post-termination non-competition and non-solicitation restrictive covenants. These agreements were not amended or terminated as a result of the January 2021 business combinations among the Centessa Subsidiaries.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 31, 2020. The market value of the shares in the following table is the fair value of such shares at December 31, 2020.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
James Huntington	62,857	(2)	—		0.01366	2/5/2025
	26,307	(4)	—		0.00014	2/28/2027
	63,989	(2)	4,262		0.01366	3/02/2027
	111,804	(4)	37,268		0.00014	12/14/2027
	24,113	(4)	—		0.00014	1/1/2028

	—		32,778	(2)	0.01366	3/30/2030
	—		86,229	(4)	0.00014	10/7/2030

Nicholas Morrell	78,359	(3)	—		0.01366	10/30/2025
	—		33,581	(3)	0.01366	08/08/2028
	—		68,699	(3)	0.01366	12/14/2028
	—		54,045	(3)	0.01366	3/25/2029

Jonathan Finley	—		—		—	—

Jamie Coleman	—		—		—	—

Trevor Baglin	24,661	(4)	1,646		0.00014	2/28/2027
	111,804		37,268	(4)	0.00014	12/14/2027
			16,389	(2)	0.01366	3/6/2030
	—		78,449	(4)	0.00014	10/7/2030

(1)

The options vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter. In 2021, all of the options were fully accelerated in connection with the acquisition of the applicable portfolio company and converted into unrestricted shares of the Company.

(2)	This reflects a number of shares underlying an option to purchase shares of Z Factor.
(3)	This reflects a number of shares underlying an option to purchase shares of Morphogen-IX Limited.
(4)	This reflects a number of shares underlying an option to purchase shares of ApcinteX Limited.
(5)	All values stated herein have been converted from UK pounds to U.S. dollar as of December 31, 2020, at a rate of 1.3657 to 1.

Equity Compensation Plans

2021 Stock Option and Incentive Plan

Our 2021 Stock Option and Incentive Plan was adopted by us on January 29, 2021 after being approved by our shareholders on January 28, 2021. In connection with this offering, we amended and restated this plan. As amended, we refer to this plan as the 2021 Plan. The 2021 Plan will allow the compensation, nomination and corporate governance committee to make equity-based incentive awards to our officers, employees, directors and other key persons, including consultants.

Authorized Shares. We have initially reserved 12,310,798 of our ordinary shares for the issuance of awards under the 2021 Plan, from which options to purchase up to 11,126,809 ordinary shares are outstanding. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares we issue under the 2021 Plan will be authorized but unissued shares or shares that we reacquire. The ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of shares, expire or are otherwise terminated, other than by exercise, will be added back to the ordinary shares available for issuance under the 2021 Plan. The maximum number of ordinary shares that may be issued as incentive stock options may not exceed 40,000,000.

Non-Employee Director Limit. Our 2021 Plan contains a limitation whereby the value of all awards under our 2021 Plan and all other cash compensation paid by us to any non-employee director may not exceed $1,000,000 in the first year and $750,000 each year thereafter. For the avoidance of doubt, this policy commences upon the completion of this offering. Any grants made to non-employee directors prior to he completion of this offering are not subject to this policy.

Administration. The 2021 Plan will be administered by our Board or compensation committee, or the Administrator. Our Administrator will have full power to select the individuals to whom awards will be granted from among the individuals eligible for awards, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan.

Eligibility. Persons eligible to participate in the 2021 Plan will be those employees, non-employee directors and consultants, as selected from time to time by our Administrator in its discretion.

Options. The 2021 Plan permits the granting of both options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of each option will be determined by our Administrator, but may not be less than 100% of the fair market value of our ordinary shares on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our Administrator and may not exceed 10 years from the date of grant. Our Administrator will determine at what time or times each option may be exercised.

Stock Appreciation Rights. Our Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to ordinary shares, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of each stock appreciation right will be fixed by our Administrator and may not exceed 10 years from the date of grant. Our Administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock and Restricted Stock Units. Our Administrator may award restricted ordinary shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

Unrestricted Stock Awards. Our Administrator may grant ordinary shares that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. Our Administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of ordinary shares.

Cash-Based Awards. Our Administrator may grant cash bonuses under the 2021 Plan to participants, subject to the achievement of certain performance goals.

Sale Event. The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all unvested awards granted under the 2021 Plan shall be terminated. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not exercisable immediately prior to the sale event will become fully exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the 2021 Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or share appreciation rights.

Amendment. Our board of directors may amend or discontinue the 2021 Plan and our Administrator can amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan will require the approval of our shareholders.

No awards may be granted under the 2021 Plan after the date that is 10 years from the date of Board approval of the 2021 Plan.

2021 Employee Share Purchase Plan

Our 2021 ESPP, was adopted by our board of directors on May 20, 2021, approved by our shareholders on May 20, 2021 and will become effective on the date immediately preceding the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. The 2021 ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The 2021 ESPP initially reserves and authorizes the issuance of up to a total of 860,000 ordinary shares and/or ADSs to participating employees. The 2021 ESPP provides that the number of shares reserved and available for issuance will automatically increase on January 1, 2022 and each January 1 thereafter through January 1, 2031, by the least of (i) 1,720,000 of ordinary shares and/or ADSs, (ii) 1 % of the outstanding number of our ordinary shares (including shares underlying ADSs) on the immediately preceding December 31 or (iii) such lesser number of ordinary shares (including those underlying ADSs) as determined by the administrator of the 2021 ESPP. The number of shares reserved under the 2021 ESPP is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

All employees whose customary employment is for more than 20 hours per week are eligible to participate in the ESPP. However, any employee who owns 5% or more of the total combined voting power or value of all classes of shares will not be eligible to purchase shares under the 2021 ESPP.

We may make one or more offerings each year to our employees to purchase shares under the ESPP. Offerings commence at such times that are designated by the administrator and will continue for six-month periods, are referred to as offering periods. Each eligible employee may elect to participate in any offering by submitting an enrollment form at least 15 business days before the relevant offering date.

Each employee who is a participant in the 2021 ESPP may purchase shares by authorizing payroll deductions of up to 15% of his or her eligible compensation during an offering period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase

ADSs on the last business day of the offering period at a price equal to 85% of the fair market value of the shares on the first business day or the last business day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of ADSs, valued at the start of the purchase period, under the ESPP in any calendar year.

The accumulated payroll deductions of any employee who is not a participant on the last day of an offering period will be refunded. An employee’s rights under the 2021 ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.

The 2021 ESPP may be terminated or amended by our board of directors at any time. An amendment that increases the number of shares of common stock authorized under the 2021 ESPP and certain other amendments require the approval of our stockholders.

Change in Control and other Severance Arrangements

Incentivization Arrangements

In January 2021 we established incentivization arrangements pursuant to which certain members of the senior management teams of each predecessor entity are eligible to earn certain payments based on the attainment of corresponding milestone performance by and/or an exit event of such predecessor entity, as applicable to each executive. With respect to each predecessor entity, the arrangement is as follows:

For Z Factor, the milestone occurs upon the attainment of all approvals, licenses, permits, certifications registrations or authorizations necessary for the sale of ZF874 and related molecules in the United States, France, Germany, Italy, Spain or the United Kingdom. The milestone payment amount is $20,000,000 and Messrs. Huntington and Baglin are eligible to earn 58.065% and 6.452%, respectively, of such amount. Any milestone payment earned will be payable in a lump sum within twenty (20) days after attainment of the milestone. In addition, if a sale of a controlling interest in Z Factor or sale (or grant of an exclusive license) of ZF874 occurs prior to attainment of the milestone or within the three (3) year period following attainment of the milestone, an exit payment equal to 15.5% of the sale proceeds less any amounts previously paid as a milestone payment (if any) and any fees, costs and expenses of the sale (excluding any earn out, milestone, royalty payment or other contingent payments but including any escrow, holdback or similar amount) will become due and payable to certain employees. Messrs. Huntington and Baglin would be entitled to 58.065% and 6.452%, respectively, of the exit payment. To the extent an exit event occurs following the occurrence of an adverse event (which includes the failure to achieve milestones within the specified time period), no exit payment will become due unless sale proceeds are in excess of an amount in the eight-figure Euro range.

For Morphogen-IX, the milestone occurs upon the attainment of all approvals, licenses, permits, certifications registrations or authorizations necessary for the sale of MGX292, and other variants of BMP9 or BMP10 as well as, any prodrug, fragment, subunit, variant, mutant, oligomer, multimer, isoform, derivative, conjugate or fusion molecule thereof that is covered by one or more of the patents or patent applications held by the Company, or MGX292 Variants, in the United States, France, Germany, Italy, Spain or the United Kingdom. The milestone payment amount is $20,000,000 and Mr. Morrell is eligible to earn 55.231% of such amount. Any milestone payment earned will be payable in lump sum within twenty (20) days after attainment of the milestone. In addition, if a sale of a controlling interest in Morphogen-IX or sale (or grant of an exclusive license) of MGX292 occurs prior to attainment of the milestone or within the three (3) year period following attainment of the milestone, an exit payment equal to 13% of the sale proceeds less any amounts previously paid as a milestone payment (if any) and any fees, costs and expenses of the sale (excluding any earn out, milestone and/or royalty payment but including any escrow, holdback or similar amount) will become due and payable to certain employees. Mr. Morrell would be entitled to 55.231% of the exit payment. To the extent an exit event occurs following the occurrence of an adverse event (which includes the failure to achieve milestones within the specified time period), no exit payment will become due unless sale proceeds are in excess of an amount in the eight-figure Euro range.

For LockBody, the milestone occurs upon a designated asset (being either a LockBody Platform Technology (a molecular design technology which relates to the generation of a protein-based therapeutic) or a LockBody Product (a protein-based therapeutic product under development or developed by LockBody), in each case, comprising a first binding moiety (which is an antibody or T cell receptor or fragment thereof) and a second moiety (which is an antibody or T cell receptor or fragment thereof) and a peptide linker between the first moiety and the second moiety), that attains all approvals, licenses, permits, certifications registrations or authorizations necessary for the sale of a protein-based therapeutic in the United States, France, Germany, Italy, Spain or the United Kingdom, or Marketing Approval. The milestone may be achieved only once by a single designated asset that is a LockBody Product but can be achieved up to a maximum of two times in the event that two designated assets that are LockBody Products receive Marketing Approval. The payment amount in respect of each milestone achieved is $20,000,000 and Messrs. Finlay and Coleman are eligible to earn 55% and 45%, respectively, of such amount. Any milestone payment earned will be payable in a lump sum within twenty (20) days after attainment of the milestone. In addition, if a sale of a controlling interest in LockBody or sale (or grant of an exclusive license) of a LockBody Product occurs within prior to attainment of the milestone or within the three (3) year period following attainment of the milestone occurs, an exit payment equal to 15% of the sale proceeds less any amounts previously paid as a milestone payment (excluding any earn out, milestone and/or royalty payment but including any escrow, holdback or similar amount) will become due and payable to certain employees. Messrs. Finlay and Coleman would be entitled to 55% and 45%, respectively, of the exit payment. To the extent an exit event occurs following the occurrence of an adverse event (which includes the failure to achieve milestones within the specified time period), no exit payment will become due unless sale proceeds are in excess of an amount in the eight-figure Euro range.

Severance and Change in Control Policy

In May 2021, our board of directors approved the following change of control and severance benefits for our executive officers, senior vice presidents and vice presidents (collectively, participants), which we intend to implement pursuant to a Severance and Change in Control Policy, or our Severance Policy.

The Severance Policy provides that if we terminate such individual’s employment outside of the one year period following a sale event other than for cause, death or disability, the individual will receive the following:

•	12 months’ salary continuation for the chief executive officer, other executive officers and senior vice presidents, and 6 months’ salary continuation for vice presidents; and

•	payment of COBRA continuation coverage premiums, or other equivalent benefits in jurisdictions outside of the U.S., for the above durations applicable to such individuals.

The Severance Policy provides that if such individual’s employment is terminated by us other than for cause, death or disability or by the individual with good reason within the one year period following a sale event, the individual will receive the following:

•	a lump sum payment equal to 18 months’ base salary for the chief executive officer, 12 months’ base salary for other executive officers and senior vice presidents and 9 months for vice presidents;

•

a lump sum equal to any accrued bonus amounts plus 150% of the target bonus for the chief executive officer, 100% of the target bonus for other executive officers and senior vice presidents and 75% of the target bonus for vice presidents;

•	100% acceleration of unvested equity awards for future awards (awards granted prior to the adoption of the Severance Policy will continue in accordance with their terms); and

•	payment of COBRA continuation coverage premiums, or other equivalent benefits in jurisdictions outside of the U.S., for the above durations applicable to such individuals.

In addition, the Severance Policy provides that if any payments or benefits received by a participant under the Severance Policy or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher. The Severance Policy does not require us to provide any tax gross-ups.

To receive the severance described above, the participant must sign and not revoke our standard separation agreement and release of claims within the timeframe that is set forth in the Severance Policy. The Severance Policy does not supersede or replace certain provisions in a participant’s offer letter or equity award agreement that provide for accelerated vesting upon certain terminations of employment.

Compensation of Directors

None of the individuals serving on the board of directors were, in respect of such service, paid any compensation for the fiscal year ended December 31, 2020.

Non-Employee Director Compensation Policy

In connection with this offering, we have adopted a non-employee director compensation policy that applies to the compensation of our non-employee directors from and after this offering. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee will be paid cash compensation from and after the completion of this offering, as set forth below:

Annual Retainer
Board of Directors:
Members	$40,000
Additional retainer for non-executive chair	$30,000
Audit Committee:
Members (other than chair)	$10,000
Retainer for chair	$20,000
Compensation Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000

In addition, the non-employee director compensation policy provides that, upon initial election to our board of directors, each non-employee director will be granted an option to purchase such number of ordinary shares equal to $900,000 in fair value on the date of grant using a Black-Scholes option pricing model, or the Initial Grant. The Initial Grant will vest in 36 equal monthly installments over three years from the grant date, subject to continued service as a director through the applicable vesting date. Furthermore, on the date of each annual meeting of shareholders following the completion of this offering, each non-employee director who continues as a non-employee director following such meeting will be granted an option to purchase such number of ordinary shares equal to $523,000 in fair value on the date of grant using a Black-Scholes option pricing model, or the Annual Grant. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of shareholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon the sale of the company.

The grant date fair value of all equity awards and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $1,000,000 in the first year and $750,000 each year thereafter. For the avoidance of doubt, this policy commences upon the completion of this offering. Any grants made to non-employee directors prior to the completion of this offering are not subject to this policy.

We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Within this section, we have calculated the dollar amounts using the historical exchange rate as of the closing date of each transaction. Other than compensation arrangements, we describe below transactions and series of similar transactions, since January 1, 2018, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000 or 1% of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors, executive officers or holders of more than 5% of our share capital, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus.

Preferred Share Financings

Series A Preferred Share Financing

In January 2021, we consummated an offering of 22,272,721 shares of our Series A preferred shares at a subscription price of $11.00 per share for an aggregate amount of $245.0 million. In addition to the allotment of shares for cash, a further 568,181 Series A preferred shares were issued in satisfaction of the amount outstanding (being $5,000,000) under the convertible loan agreement entered into on 29 December 2020 at an effective subscription price of $8.80 per share. The following table summarizes subscriptions of our Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	1,931,818	$20,000,001
Entities affiliated with General Atlantic	8,181,818	$90,000,000
Entities affiliated with Vida Ventures	3,181,818	$35,000,000

Transactions by Our Subsidiaries

Reorganization Transactions

We have entered into agreements with our subsidiaries in order to give effect our corporate reorganization prior to the completion of this offering. See “Share Capital Reorganization and Re-Registration” for more information.

Contingent Value Rights

In connection with our acquisition of the Centessa Subsidiaries in January 2021, we issued contingent value rights (CVRs), to former shareholders and option holders of Palladio Biosciences, Inc. (Palladio), payable in the form of our ordinary shares, upon the achievement of a specific clinical development milestone by Palladio. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Centessa Pharmaceuticals plc—Contractual Obligations and Other Commitments” for more information. As former shareholders of Palladio, entities affiliated with Medicxi are eligible to receive up to an aggregate of approximately $17.6 million (in ordinary shares) under this CVR arrangement.

Palladio Biosciences Convertible Loan Note Financings and Series B Financing

In August 2018, our subsidiary, Palladio Biosciences, committed to issue convertible loan notes of $1.00 each up to $5,000,000 in aggregate in three tranches, the first tranche of $3,000,000 was issued in August 2018, the second tranche of $1,000,000 was issued in May 2019 and the third tranche of $1,000,000 was issued in July 2019. The following table summarizes the subscription of convertible loan notes by related persons:

SHAREHOLDER	CONVERTIBLE LOAN NOTES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	5,000,000	$5,000,000

In August 2019, our subsidiary, Palladio Biosciences, committed to issue convertible loan notes of $1.00 each up to $10,000,000 in aggregate in two equal tranches, the first tranche was issued in August 2019 and the second tranche was issued in December 2019. The following table summarizes the subscription of convertible loan notes by related persons:

SHAREHOLDER	CONVERTIBLE LOAN NOTES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	5,000,000	$5,000,000

In July 2020, our subsidiary, Palladio Biosciences, issued convertible loan notes of up to an aggregate amount of $1,500,000 a single tranche. No related persons subscribed for any of these convertible loan notes.

The principal amount of all of the convertible loan notes plus the accrued interest thereon converted into Series B preferred shares in September 2020 at a subscription price of $1.76 per share, save for those convertible loan notes issued in July 2020 which converted into Series B preferred shares at a subscription price of $1.65 per share. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	6,298,068	$11,084,602

In September 2020, our subsidiary, Palladio Biosciences, closed the initial tranche of its Series B financing with an offering of 4,545,454 shares of its Series B preferred shares at a subscription price of $2.20 per share for an aggregate amount of $9,999,999. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	1,829,545	$4,024,999

In December 2020, our subsidiary, Palladio Biosciences closed the second tranche of its Series B financing with an offering of 3,863,634 shares of its Series B preferred shares at a purchase price of $2.20 per share for an aggregate amount of $8,499,995. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	1,352,272	$2,974,998

ApcinteX Series A Financing and Series B Financing

In May 2018, our subsidiary, ApcinteX, consummated an offering of 680,218 shares of its Series A preferred shares at a subscription price of £6.248 per share for an aggregate subscription price of £4,250,002.

The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	295,479	£1,846,153

In April 2019, our subsidiary, ApcinteX, consummated an offering of 680,218 shares of its Series A preferred shares at a subscription price of £6.248 per share for an aggregate subscription price of £4,250,002. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	295,480	£1,846,159

In October 2020, our subsidiary, ApcinteX, consummated an offering of 508,147 shares of its Series B preferred shares at a subscription price of £17.82 per share for an aggregate subscription price of £9,055,180. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	452,031	£8,055,192

Pega-One Series A Financing

In March 2020, our subsidiary, Pega-One, committed to issue shares of its Series A ordinary shares at a subscription price of EUR 65.05 per share for an aggregate subscription price of EUR 30,000,000 in four tranches. The first tranche of 84,549 with an aggregate subscription price of EUR 5,499,912 were issued in April 2020. The other three tranches of funding did not close. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	54,957	EUR 3,574,953

In March 2020, our subsidiary, Pega-One, issued a further 9,041 shares of its Series A preferred shares at a subscription price of EUR 55.30 per share for an aggregate subscription price of EUR 500,000 pursuant to the exercise of warrants issued by the Company in December 2019. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	5,877	EUR 324,998

Morphogen-IX Series B Financing

In December 2018, our subsidiary, Morphogen-IX, consummated an offering of 874,999 shares of its Series B preferred shares at a purchase price of £8 per share for an aggregate subscription price of £6,999,992 and in addition £600,000 convertible loan notes converted into Series B Shares at a subscription price of £6.40 per share and a further £1,000,000 convertible loan notes converted into Series B Shares at a subscription price of £7.20 per share. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Index Ventures	741,273	£5,752,594

Capella Bioscience Series B Financing and Series A Financing

In August 2019, our subsidiary, Capella Bioscience, consummated an offering of 252,525 shares of its Series A preferred shares at a subscription price of £1.98 per share for an aggregate subscription price of £500,000. The following table summarizes the subscriptions of Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	84,175	£166,667

In May 2020, our subsidiary, Capella Bioscience, consummated an offering of 151,515 shares of its Series A preferred shares at a subscription price of £1.98 per share for an aggregate subscription price of £300,000. The following table summarizes the subscriptions of Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	50,505	£100,000

In September 2020, our subsidiary, Capella Bioscience, consummated an offering of 3,144,104 shares of its Series B preferred shares, or the Series B Preferred Shares, at a subscription price of £2.29 per share for an aggregate subscription price of £7,199,998. The following table summarizes the subscriptions of Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	1,572,052	£3,599,999

Inexia Series A Financing

In January 2019, our former subsidiary, Inexia, consummated an offering of 4,000,000 shares of its Series A preferred shares at a subscription price of EUR 5 per share for an aggregate subscription price of EUR 20,000,000 (EUR 4,000,320 of which was paid up at first completion (with 800,000 Series A Preferred Shares being paid up in full and 3,200,000 Series A Preferred Shares being paid up to the nominal value of only EUR 0.0001)). The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	4,000,000	EUR 20,000,000

In December 2019, the related persons paid a further amount of EUR 4,399,912 by way of payment of additional share premium at a price per share of EUR 5 on an aggregate of 880,000 of the total of 4,000,000 Series A Preferred Shares issued by our subsidiary Inexia in January 2019 and previously paid up only as to nominal value.

A further amount of EUR 11,599,768 of share premium remains unpaid on an aggregate of 2,320,000 of the total of 4,000,000 Series A Preferred Shares issued by our former subsidiary Inexia in January 2019, with such Series A Preferred Shares having been paid up only as to nominal value. Entities affiliated to Medicxi are no longer obliged to pay up the unpaid share premium on these shares following the contribution of the entire issued share capital of Inexia to Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited), as described in the section titled “Share Capital Reorganization and Re-Registration”.

Orexia Series A Financing

In January 2019, our subsidiary, Orexia, consummated an offering of 4,200,000 shares of its Series A preferred shares at a subscription price of EUR 4.76 per share for an aggregate subscription price of EUR 20,000,000 (EUR 4,200,332 of which was paid up at first completion with 882,000 Series A Preferred Shares being paid up in full and 3,318,000 Series A Preferred Shares being up to the nominal value only being EUR 0.0001). The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	4,200,000	EUR 20,000,000

In December 2019, as the first tranche of second completion, the related persons paid up a further amount of EUR 2,699,943 by way of payment of additional share premium at a price per share of EUR 4.76 on an aggregate of 567,000 of the total of 4,200,000 Series A Preferred Shares issued by our subsidiary Orexia in January 2019 and previously paid up only as to nominal value.

In February 2020, as the second tranche of second completion the related persons paid up an amount of EUR 2,699,943 by way of payment of additional share premium at a price per share of EUR 4.76 on an aggregate of 567,000 of the total of 4,200,000 Series A Preferred Shares issued by our subsidiary Orexia in January 2019 and previously paid up only as to nominal value.

A further amount of EUR 10,399,781.60 of share premium remains unpaid on an aggregate of 2,184,000 of the total of 4,200,000 Series A Preferred Shares issued by our subsidiary Orexia in January 2019, with such Series A Preferred Shares having been paid up only as to nominal value. Entities affiliated to Medicxi are no longer obliged to pay up the unpaid share premium on these shares following the contribution of the entire issued share capital of Orexia to Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited), as described in the section titled “Share Capital Reorganization and Re-Registration”.

Janpix Series B Financing and Series A Financing

In July 2017, our subsidiary, Janpix, consummated an offering of 72,499 shares of its Series A preferred shares at a subscription price of EUR 23.45 per share for an aggregate subscription price of EUR 1,699,961. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	42,499	EUR 1,699,961

In March 2019, the related persons paid up a further amount of EUR 1,600,000 by way of payment of additional share premium on Series A preferred shares issued by our subsidiary Janpix in July 2017.

In January 2020, the related persons paid up a further amount of EUR 1,000,000 by way of payment of additional share premium on Series A preferred shares issued by our subsidiary Janpix in July 2017.

In June 2020, the related persons paid up a further amount of EUR 300,000 by way of payment of additional share premium on Series A preferred shares issued by our subsidiary Janpix in July 2017.

In August 2020, the related persons paid up a further amount of EUR 300,000 by way of payment of additional share premium on Series A preferred shares issued by our subsidiary Janpix in July 2017.

In October 2020, our subsidiary, Janpix, consummated an offering of 95,078 shares of its Series B preferred shares at a subscription price of EUR 84.14 per share for an aggregate subscription price of EUR 7,999,863. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	95,078	EUR 7,999,863

LockBody Reorganization

In June 2018, our subsidiary, LockBody, issued an aggregate of 1,088,276 shares (consisting of an aggregate of 870,622 Series A preferred shares and an aggregate of 217,654 ordinary shares) as consideration for the transfer to the Company of: (i) an aggregate of 200,000 ordinary shares and 800,000 series A shares in the capital of Ultrahuman Two Limited; and (ii) an aggregate of 200,000 ordinary shares and 800,000 series A shares each in the capital of Ultrahuman Four Limited, in each case pursuant to a share exchange agreement. The following table summarizes the subscriptions of the Series B Preferred Shares by related persons:

SHAREHOLDER	SERIES B PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Index Ventures	870,622	800,000 series A shares in Ultrahuman Two
		800,000 series A shares in Ultrahuman Four

Z Factor Series A Financing

In December 2018, our subsidiary, Z Factor, consummated an offering of 249,999 shares of its Series A preferred shares at a subscription price of £6 per share for an aggregate subscription price of £1,499,994. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Index Ventures	234,090	£1,404,540

In April 2019, our subsidiary, Z Factor, consummated an offering of 666,662 shares of its Series A preferred shares at a subscription price of £6 per share for an aggregate subscription price of £3,999,972. The following table summarizes the subscriptions of the Series A Preferred Shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Index Ventures	560,398	£3,362,388

PearlRiver Bio Series A Preferred Financing

In March 2019, our subsidiary, PearlRiver Bio, consummated an offering of 33,333 shares of its Series A preferred shares at a subscription price of EUR 600 per share for an aggregate subscription price of EUR 20,000,000 (EUR 1,530,234 of which was paid up at completion (with 2,499 Series A preferred shares being paid up in full and 30,834 Series A preferred shares being up to the nominal value of only EUR 1.00). The following table summarizes the subscriptions of the Series A preferred shares by related persons:

SHAREHOLDER	SERIES A PREFERRED SHARES	TOTAL SUBSCRIPTION PRICE
Entities affiliated with Medicxi	33,333	EUR 20,000,000

In October 2019, the related persons paid up a further amount of EUR 1,996,667 by way of payment of additional share premium at a price per share of EUR 599.00 on an aggregate of 3,333 of the total of 33,333 Series A preferred shares issued by our subsidiary PearlRiver Bio in March 2019 and paid up only as to nominal value.

In June 2020, the related persons paid up a further amount of EUR 2,794,734 by way of payment of additional share premium at a price per share of EUR 599.00 on an aggregate of 4,666 of the total of 33,333 Series A preferred shares issued by our subsidiary PearlRiver Bio in March 2019 and paid up only as to nominal value.

In December 2020, the related persons paid up a further amount of EUR 3,694,033 by way of payment of additional share premium at a price per share of EUR 599.00 on an aggregate of 6,167 of the total of 33,333 Series A preferred shares issued by our subsidiary PearlRiver Bio in March 2019 and paid up only as to nominal value.

A further amount of EUR 9,983,533 of share premium remains unpaid on an aggregate of 16,667 of the total of 33,333 Series A preferred shares issued by our subsidiary PearlRiver Bio in March 2019, with such Series A preferred shares having been paid up only as to nominal value. Entities affiliated to Medicxi are no longer obliged to pay up the unpaid share premium on these shares following the contribution of the entire issued share capital of PearlRiver Bio to Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited), as described in the section titled “Share Capital Reorganization and Re-Registration”.

Indemnification Agreements

We intend to enter into a deed of indemnity with those executive officers who are not directors prior to the completion of this offering. These agreements and our articles of association to be effective upon the completion of this offering require us to indemnify our executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer to the fullest extent permitted by law.

In addition, pursuant to the acquisition by certain individuals associated with Medicxi of ordinary shares in Centessa Pharmaceuticals plc (f/k/a Centessa Pharmaceuticals Limited) in November 2020, Medicxi Ventures (UK) LLP will enter into a deed of indemnity with our company, under the terms of which Medicxi Ventures (UK) LLP will indemnify our company against certain potential liabilities to employment-related tax that may arise as a result of or in connection with the above acquisitions by any of the above individuals.

In addition, we have previously entered into deeds of indemnify with our directors and executive officers. These agreements will, among other things, indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer to the fullest extent permitted by law.

Directed Share Program

At our request, Morgan Stanley & Co. LLC, or the DSP Underwriter, has reserved up to 450,000 ADSs, or 3% of the ADSs offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, officers, employees and business associates and other parties related to us. If purchased by our directors, officers and employees, these ADSs will be subject to a 180-day lock-up restriction. The DSP Underwriter will administer our directed share program. See the section titled “Underwriting—Directed Share Program.”

Agreements With Our Shareholders

In connection with the Company’s Series A preferred financing, we entered into a shareholders’ agreements and a registration rights agreement which grant registration rights and information rights, among other things, with certain holders of our convertible preferred shares. The shareholders’ agreement will terminate upon the closing of this offering but the registration rights agreement will not terminate, as more fully described in “Description of Share Capital and Articles of Association—Registration Rights.”

Related Person Transaction Policy

In connection with this offering, we have adopted a written related party transactions policy that such transactions must be approved by our audit committee. This policy will become effective on the date on which the registration statement of which this prospectus is part is declared effective by the SEC. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related person transactions,” which are transactions between us and related persons in which the related person has a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of our voting securities, and their immediate family members.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of our share capital as of April 30, 2021 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our named executive officers and other executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares that can be acquired within 60 days of April 30, 2021. Ordinary shares underlying convertible securities that can be acquired within 60 days of April 30, 2021 are deemed to be beneficially owned by the persons holding these securities for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Percentage ownership calculations are based on 71,912,783 ordinary shares outstanding as of April 30, 2021 assuming the automatic conversion of all outstanding convertible preferred shares, into an aggregate of 22,840,902 ordinary shares upon the completion of this offering.

Except as otherwise indicated in the table below, addresses of the directors, executive officers and named beneficial owners are care of Centessa Pharmaceuticals plc, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.

	Number of Ordinary Shares Beneficially Owned Prior to this Offering	Percentage of Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner		Prior to this Offering	After this Offering
5% or Greater Shareholders
Entities affiliated with Medicxi (1)	17,323,892	24.1%	19.9%
Entities affiliated with Index Ventures (2)	9,961,789	13.9%	11.5%
Entities affiliated with General Atlantic (3)	8,181,818	11.4%	9.4%
Named Executive Officers**
James Huntington (4)	2,078,383	2.9%	2.4%
Nicholas Morrell (5)	298,067	*	*
Jonathan Finlay (6)	323,960	*	*
Jamie Coleman (7)	236,224	*	*
Trevor Baglin (8)	978,942	1.4%	1.1%
Directors and Other Executive Officers
Saurabh Saha, M.D., Ph.D.	—	—	—
Francesco De Rubertis, Ph.D.	—	—	—
Arjun Goyal, M.D., M.Phil, M.B.A. (9)	3,181,818	4.4%	3.7%
Aaron Kantoff (10)	125,000	*	*
Brett Zbar, M.D. (11)	—	—	—

	Number of Ordinary Shares Beneficially Owned Prior to this Offering	Percentage of Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner		Prior to this Offering	After this Offering
Mary Lynne Hedley, Ph.D.	—	—	—
Samarth Kulkarni, Ph.D.	—	—	—
Robert Califf, M.D.	—	—	—
Carol Stuckley, M.B.A.	—	—	—
Gregory Weinhoff, M.D., M.B.A.	—	—	—
Marella Thorell (12)	42,664	*	*
Iqbal Hussain	—	—	—
David Chao, Ph.D.	—	—	—
Antoine Yver, M.D., M.Sc.	—	—	—
Thomas Templeman, Ph.D.	—	—	—
Tia Bush	—	—	—

All Directors, Named Executive Officers and Other Executive Officers as a Group (21 people)	7,265,058	10.1%	8.4%

*	Represents beneficial ownership of less than one percent.
**

Centessa Pharmaceuticals plc, our parent entity and the issuer in this offering was newly-formed as a holding company and did not have any operations in 2020, and was incorporated in order to effect the Reorganization pursuant to which it acquired all of our current subsidiaries. As a result, we have set forth in this table, disclosure of the shareholdings of the executive officers of the same predecessor entities for which financial statements are included elsewhere in this prospectus for the fiscal year ended December 31, 2020. For fiscal year 2020 only, the executive officers of the aforementioned predecessor subsidiaries will be deemed our “Named Executive Officers” as of December 31, 2020.

(1)

Consists of (a) 4,398,519 ordinary shares held by Medicxi Ventures I LP, a Jersey limited partnership (“Medicxi Ventures I”), (b) 55,677 ordinary shares held by Medicxi Co-Invest I LP, a Jersey limited partnership (“Medicxi Co-Invest I”), (c) 1,268,542 ordinary shares held by Medicxi Growth I LP, a Jersey limited partnership (“Medicxi Growth I”), (d) 1,886,990 ordinary shares issuable upon the conversion of convertible preferred shares held by Medicxi Growth I, (e) 30,136 ordinary shares held by Medicxi Growth Co-Invest I LP, a Jersey limited partnership (“Medicxi Growth Co-Invest I”), (f) 44,828 ordinary shares issuable upon the conversion of convertible preferred shares held by Medicxi Growth Co-Invest I, (g) 9,403,092 ordinary shares held by Medicxi Secondary I LP, a Jersey limited partnership (“Medicxi Secondary I”), and (h) 236,108 shares held by Medicxi Secondary Co-Invest I LP, a Jersey limited partnership (“Medicxi Secondary Co-Invest I” and, together with Medicxi Ventures I, Medicxi Co-Invest I, Medicxi Growth I, Medicxi Growth Co-Invest I, Medicxi Secondary I and Medicxi Secondary Co-Invest I, the “Medicxi Funds”). Medicxi Ventures I GP Limited, a Jersey limited liability company (“MVI GP”), is the sole managing general partner of Medicxi Ventures I and Medicxi Co-Invest I, and Medicxi Ventures Management (Jersey) Limited, a Jersey limited liability company (“Medicxi Manager”), is the sole manager of Medicxi Ventures I and Medicxi Co-Invest I. MVI GP and Medicxi Manager may be deemed to have voting and dispositive power over the shares held by Medicxi Ventures I and Medicxi Co-Invest I. Medicxi Growth I GP Limited, a Jersey limited liability company (“MGI GP”), is the sole managing general partner of Medicxi Growth I and Medicxi Growth Co-Invest I, and Medicxi Manager is the sole manager of Medicxi Growth I and Medicxi Growth Co-Invest I. MGI GP and Medicxi Manager may be deemed to have voting and dispositive power over the shares held by Medicxi Growth I and Medicxi Growth Co-Invest I. Medicxi Secondary I GP Limited, a Jersey limited liability company (“MSI GP”), is the sole managing general partner of Medicxi Secondary I and Medicxi Secondary Co-Invest I, and Medicxi Manager is the sole manager of Medicxi Secondary I and Medicxi Secondary Co-Invest I. MSI GP and Medicxi Manager may be deemed to have voting and dispositive power over the shares held by Medicxi Secondary I and Medicxi Secondary Co-Invest I. Francois Chesnay, Andrew Wignall, Richard Lee, Giles Johnstone-Scott,

Francesco De Rubertis, Ph.D., a member of our board of directors, and Andrew Jeanne are members of the board of directors of the Medicxi Manager, and investment and voting decisions with respect to the shares held by the Medicxi Funds are made by such directors collectively. Medicxi Ventures (UK) LLP and Medicxi Ventures (Jersey) Limited act as sub-advisers to Index Ventures Life VI (Jersey) Limited, which acts as the adviser to Index Ventures Life VI (Jersey) LP, and as such the Medicxi Funds, Index Ventures Life VI (Jersey) LP and Yucca (Jersey) SLP may be deemed to be members of a “group” as defined in Rule 13d-5 of the Exchange Act (see note (1) below). The share ownership reported by the Medicxi Funds does not include any shares beneficially owned by Index Ventures Life VI (Jersey) LP and Yucca (Jersey) SLP, and each of the Medicxi Funds and their affiliates disclaim beneficial ownership of the securities beneficially owned by Index Ventures Life VI (Jersey) LP, Yucca (Jersey) SLP and their affiliates. The address of the principal business office of each of the Medicxi Funds is c/o Intertrust Fund Services (Jersey) Limited, 44 Esplanade, St. Helier, Jersey JE4 9WG.
(2)

Consists of (i) 9,812,368 ordinary shares held by Index Ventures Life VI (Jersey) LP, a Jersey limited partnership (“Index Ventures Life VI”), and (ii) 149,421 ordinary shares held by Yucca (Jersey) SLP, a Jersey separate limited partnership (“Yucca”). Index Venture Life Associates VI Limited, a Jersey limited liability company (“Index Venture Life VI GP”), is the managing general partner of Index Ventures Life VI. Yucca administers the Index Ventures Life VI co-investment vehicle that is contractually required to mirror the investment in the shares by Index Ventures Life VI. Index Venture Life VI GP may be deemed to have voting and dispositive power over the shares held by Index Ventures Life VI and Yucca. David Hall, Phil Balderson, Brendan Boyle and David Middleton are members of the board of directors of Index Venture Life VI GP, and investment and voting decisions with respect to the shares held by Index Ventures Life VI are made by such directors collectively and investment and voting decisions with respect to the shares held by Yucca are deemed to be made by such directors collectively. Medicxi Ventures (UK) LLP and Medicxi Ventures (Jersey) Limited act as sub-advisers to Index Ventures Life VI (Jersey) Limited, which acts as the adviser to Index Ventures Life VI, and as such the Medicxi Funds, Index Ventures Life VI and Yucca may be deemed to be members of a “group” as defined in Rule 13d-5 of the Exchange Act (see note (2) above). The share ownership reported by Index Ventures Life VI and Yucca does not include any shares beneficially owned by the Medicxi Funds, and each of Index Ventures Life VI and Yucca and their affiliates disclaim beneficial ownership of the securities beneficially owned by the Medicxi Funds and their affiliates. The address of the principal business office of Index Ventures Life VI is c/o Intertrust Fund Services (Jersey) Limited, 44 Esplanade, St. Helier, Jersey JE4 9WG. The address of the principal business office of Yucca is c/o EFG Fund Administration Limited, 5th Floor, 44 Esplanade, St Helier, Jersey, JE1 3FG.

(3)

Represents 8,181,818 ordinary shares issuable upon the conversion of convertible preferred shares held by General Atlantic UM B.V. (“GA UM”). GA UM is a wholly owned subsidiary of General Atlantic Coöperatief U.A. (“GA Coop UA”). The members that share beneficial ownership of the shares held by GA UM through GA Coop UA are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), General Atlantic Partners (Lux), SCSp (“GAP Lux”) and General Atlantic Cooperatief, L.P. (“GA Coop LP”). The general partner of GAP Lux is General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Sarl”). The general partner of GAP Bermuda IV and GAP Bermuda EU and the sole shareholder of GA Sarl is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda)”) is the general partner of GenPar Bermuda and GA Coop LP. There are nine members of the Management Committee of GAP (Bermuda) (the “GA Management Committee”). The GA Management Committee includes William E. Ford, Gabriel Caillaux, Andrew Crawford, Martín Escobari, Anton J. Levy, Sandeep Naik, E. Graves Tompkins, N. Robbert Vorhoff and Chi Eric Zhang. GA UM, GA Coop UA, GA GenPar Lux, GA Sarl, GenPar Bermuda, GAP (Bermuda), and the GA Funds (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The mailing address of GA Coop LP, GAP Bermuda IV, GAP Bermuda EU, GenPar Bermuda, and GAP (Bermuda) is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The mailing address of GA Coop UA and GA UM is Raamplein 1, 1016 XK, Amsterdam, The Netherlands. The mailing address of GAP Lux, GA GenPar Lux and GA Sarl is Luxembourg is 412F, Route d’Esch, L-2086 Luxembourg.

Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein.
(4)	Consists of 2,078,383 ordinary shares held by Mr. Huntington.
(5)	Consists of 298,067 ordinary shares held by Mr. Morrell.
(6)	Consists of 323,960 ordinary shares held by Mr. Finlay.
(7)	Consists of 236,224 ordinary shares held by Mr. Coleman.
(8)	Consists of 978,942 ordinary shares held by Mr. Baglin.
(9)

Consists of (i) 3,095,909 ordinary shares issuable upon the conversion of convertible preferred shares held by Vida Ventures II, LLC (“Vida II Main Fund”) and (ii) 85,909 ordinary shares issuable upon the conversion of convertible preferred shares held by Vida Ventures II-A, LLC (“Vida II Parallel Fund”, and together with the Vida II Main Fund, “Vida II”). VV Manager II, LLC (“VV Manager II”) is the manager of Vida II. Arie Belldegrun, Fred Cohen, and Leonard Potter are the members of the management committee of VV Manager II (the “Management Committee”) and Arie Belldegrun, Fred Cohen, Stefan Vitorovic, Arjun Goyal, Helen Kim, Rajul Jain, and Joshua Kazam are the members of the investment committee of VV Manager II (the “Investment Committee”). Each of the Management Committee, the Investment Committee and the respective members thereof may be deemed to share voting and dispositive power over the shares held by Vida II. VV Manager II, the Management Committee, the Investment Committee and each member of each of the Management Committee and Investment Committee disclaims beneficial ownership over the securities held of record by Vida II. The address of all entities affiliated with Vida is 40 Broad Street, Suite 201, Boston, MA 02109.

(10)	Consists of (i) 50,000 ordinary shares held by Mr. Kantoff, and (ii) 75,000 ordinary shares underlying options held by Mr. Kantoff exercisable within 60 days of April 30, 2021.
(11)

Dr. Zbar, a member of our board of directors, is a managing director at General Atlantic. Dr. Zbar has no voting or dispositive power over the shares held by the General Atlantic entities and therefore disclaims beneficial ownership of all shares referred to in Footnote 3 above.

(12)	Consists of 42,664 ordinary shares underlying options held by Ms. Thorell exercisable within 60 days of April 30, 2021.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are included as an exhibit to the registration statement of which this prospectus is a part.

Centessa was incorporated pursuant to the laws of England and Wales as United Medicines Biopharma Limited on October 26, 2020 and then renamed as Centessa Pharmaceuticals Limited on February 17, 2021. We are registered with the Registrar of Companies in England and Wales under number 12973576, and our registered office is at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.

Certain resolutions were passed by our shareholders in anticipation of the completion of this offering, including in respect of:

•	re-registration our Company as a public limited liability company with the name Centessa Pharmaceuticals plc, in accordance with section 90 of the Companies Act;

•

reorganization of our share capital in preparation for the completion of this offering, including certain steps to undertake our reverse share split. See “Corporate reorganization” for more information;

•	the adoption of our new articles of association. See “Post-IPO Articles of Association” below;

•

general authorization of our directors for purposes of section 551 of the Companies Act to issue our shares and grant rights to subscribe for or convert any securities into our shares up to a maximum aggregate nominal amount of £305,000 for a period of five years; and

•

empowering of our directors pursuant to section 570 of the Companies Act to issue equity securities for cash pursuant to the section 551 authority referred to above as if the statutory preemption rights under section 561(1) of the Companies Act did not apply to such allotments.

On May 14, 2021, we re-registered Centessa Pharmaceuticals Limited as a public limited company with the name Centessa Pharmaceuticals plc.

Issued Share Capital

Ordinary Shares

In accordance with our articles of association to be in effect upon the completion of this offering, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Deferred Shares

In accordance with our articles of association to be in effect upon the completion of this offering, the following summarizes the rights of holders of our deferred shares created as part of the reverse share split:

•

holders of our deferred shares are not entitled to vote on any shareholder matters, or receive notice of, attend, speak or vote at our general meetings or receives copies of our reports, accounts, circulars or other documents sent to our shareholders;

•	holders of our deferred shares shall not be entitled to receive any dividends or participation in our profits;

•

in the event of a winding up or our liquidation, the deferred shares shall only participate in our surplus assets to the extent that each ordinary share has first received the amount paid up on that ordinary shares plus the sum of £1,000,000 in respect of each ordinary shares; and

•	the deferred shares shall not be transferable, save as in accordance with the limited circumstances set out in our articles of association to be in effect upon the completion of this offering.

Registered Shares

We are required by the Companies Act to keep a register of our shareholders. Under English law, the ordinary shares and deferred shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders, and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar.

Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

Under the Companies Act, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register to reflect the ordinary shares being sold in this offering, including updating the share register with the number of ordinary shares to be issued to the depositary upon the closing of this offering. We also are required by the Companies Act to register a transfer of shares (or give the transferee notice of and reasons for refusal as the transferee may reasonably request) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or

•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such delay does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights

English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or shareholders in general meeting representing at least 75% of our ordinary shares present (in person or by proxy) and voting at that general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by our shareholders upon its expiration (i.e., at least every five years). On May 20, 2021, our shareholders approved the exclusion of preemptive rights for a period of five years from the date of approval, which exclusion will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves, as determined on a non-consolidated basis. The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

Once we are a public company, it will not be sufficient that we have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement will be imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•

if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of its net assets to less than that total.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.

If a shareholder defaults in supplying the company with the required details in relation to the shares in question, or the Default Shares, the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:

•

any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

•

no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to default shares).

Purchase of Own Shares

English law permits a public limited company to purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, subject to complying with procedural requirements under the Companies Act and provided that its articles of association do not prohibit it from doing so. Our articles of association, a summary of which is provided above, do not prohibit us from purchasing our own shares. A public limited company must not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

Any such purchase will be either a “market purchase” or “off market purchase,” each as defined in the Companies Act. A “market purchase” is a purchase made on a “recognized investment exchange (other than an overseas exchange) as defined in the UK Financial Services and Markets Act 2000, or FSMA. An “off market purchase” is a purchase that is not made on a “recognized investment exchange.” Both “market purchases” and “off market purchases” require prior shareholder approval by way of an ordinary resolution. In the case of an “off market purchase,” a company’s shareholders, other than the shareholders from whom the company is purchasing shares, must approve the terms of the contract to purchase shares and in the case of a “market purchase,” the shareholders must approve the maximum number of shares that can be purchased and the maximum and minimum prices to be paid by the company. Both resolutions authorizing “market purchases” and “off-market purchases” must specify a date, not later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Nasdaq is an “overseas exchange” for the purposes of the Companies Act and does not fall within the definition of a “recognized investment exchange” for the purposes of FSMA and any purchase made by us would need to comply with the procedural requirements under the Companies Act that regulate “off market purchases.”

A share buy back by a company of its shares will give rise to U.K. stamp duty reserve tax and stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company (rounded up to the next £5.00), and such stamp duty reserve tax or duty will be paid by the company. The charge to stamp duty reserve tax will be canceled or, if already paid, repaid (generally with interest), where a transfer instrument for stamp duty purposes has been duly stamped within six years of the charge arising (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Our articles of association do not have conditions governing changes to our capital which are more stringent than those required by law.

Shareholder Rights

Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company, or DTC, the registered member will be DTC’s nominee, Cede & Co. If a person who holds their ADSs in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their ADSs from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications, for additional information on the potential tax implications of withdrawing your shares from the settlement system operated by DTC, see “Material Tax Considerations—United Kingdom Taxation.”

Registration Rights

Upon the completion of this offering, the holders of 49,197,753 of our ordinary shares issuable upon the conversion of our convertible preferred shares and all ordinary shares held by the entities affiliated with Medicxi and the entities affiliated with Index Ventures (the “Registrable Securities”) will be entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of a registration rights agreement between us and holders of the holders of the convertible preferred shares. The registration rights agreement includes demand registration rights, short-form registration rights and piggyback registration rights.

Demand Registration Rights

Beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders of a majority of the Registrable Securities then outstanding are entitled to demand registration rights. Under the terms of the registration rights agreement, we will be required, upon the written request of holders of a majority of these securities to file a registration statement, with respect to at least 40% of the Registrable Securities then outstanding (or a lesser percentage, if the anticipated aggregate offering price would exceed $10.0 million) and use best efforts to effect the registration of all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the registration rights agreement.

Short-Form Registration Rights

Pursuant to the registration rights agreement, if we are eligible to file a registration statement on Form F-3 or Form S-3, upon the written request of holders of at least 10% of the Registrable Securities then outstanding having an anticipated aggregate offering price of at least $4.0 million, we will be required to effect a registration of such Registrable Securities. We are required to effect only two registrations in any twelve month period pursuant to this provision of the registration rights agreement. The right to have such shares registered on Form F-3 or Form S-3 is further subject to other specified conditions and limitations.

Piggyback Registration Rights

Pursuant to the registration rights agreement, if we register any of our securities either for our own account or for the account of other security holders, other than in connection with our initial public offering or a registration for any employee benefit plan, corporate reorganization, or the offer or sale of debt securities, the holders of the Registrable Securities (for so long as they are a party to the registration rights agreement) are entitled to include their shares in the registration. Subject to certain exceptions contained in the registration rights agreement, we and the underwriters may limit the number of Registrable Securities included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our registration rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them and (iii) the closing of a share sale.

Expiration of Registration Rights

The registration rights granted under the registration rights agreement will terminate on the earlier of (i) the fourth anniversary of the completion of this offering (ii) such time as we have completed this offering and all relevant ordinary shares may be sold pursuant to Rule 144 without limitation during a 90 day period without registration.

Post-IPO Articles of Association

Our articles of association, or the Articles, were approved by our shareholders on May 20, 2021 and were adopted with effect from the completion of the offering. A summary of the terms of the Articles is set out below. The summary below is not a complete copy of the terms of the Articles.

The Articles contain no specific restrictions on our purpose and therefore, by virtue of section 31(1) of the Companies Act, our purpose is unrestricted.

The Articles contain, among other things, provisions to the following effect:

Share Capital

Our share capital will consist of ordinary shares and deferred shares. We may, in accordance with section 551 of the Companies Act, be authorized by our shareholders to generally and unconditionally allot our shares or grant rights to subscribe for or convert any security into our shares by way of an ordinary resolution or if no ordinary resolution is passed or so far as the resolution does not make specific provision, as the board of directors may determine, including shares which are to be redeemed, or are liable to be redeemed at our option or the option of the holder of such shares. However, an amendment to our Articles, which requires the passing of a special resolution, will be required to issue any shares other than ordinary shares or deferred shares.

Voting

The holders of ordinary shares have the right to receive notice of, and to vote at, our general meetings. Subject to any other provisions of the Articles and without prejudice to any special rights, privileges or restrictions as to voting attached to any shares forming part of our share capital, each holder of our ordinary shares who is present in person (or, in the case of a corporation, by representative) or by proxy at a general meeting on a show of hands has one vote and, on a poll, every such holder who is present in person (or, being a corporation, by representative) or by proxy has one vote in respect of every ordinary share held by him.

Variation of Rights

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the consent in writing of the holders of three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class, and may be so varied and abrogated whilst the company is a going concern.

Dividends

We may, subject to the provisions of the Companies Act and the Articles, by ordinary resolution from time to time declare dividends to be paid to shareholders not exceeding the amount recommended by our board of directors. Subject to the provisions of the Companies Act, in so far as, in the board of directors’ opinions, our profits justify such payments, the board of directors may declare interim dividends (including any dividend at a fixed rate) as appears to our board of directors to be justified by our profits available for distribution. Except as provided otherwise by the rights attached to shares, all dividends may be declared or paid in any currency. Our board of directors may decide the rate of exchange for any currency conversions that may be required and how any costs involved in such conversions are to be met.

Any dividend unclaimed after a period of 12 years from the date such dividend was declared or became payable shall, if the board of directors resolve, be forfeited and shall cease to remain owing by us. Unless otherwise provided by the rights attached to the share, no dividend or other monies payable on or in respect of a share shall bear interest as against us.

Liquidation Preference

On a distribution of assets on a liquidation, the surplus assets remaining after payment of liabilities shall be distributed among the holders of ordinary shares pro rata to the number of ordinary shares held by them, irrespective of the amount paid or credited as paid on any ordinary share.

Transfer of Ordinary Shares

Subject to the restrictions in the Articles, each member may transfer all or any of his shares which are in certificated form by means of an instrument of transfer in any usual form or in any other form which the board of directors may approve. Each member may transfer all or any of his shares which are in uncertificated form by means of a “relevant system” (i.e., the CREST System) in such manner provided for, and subject as provided in, the CREST Regulations.

The board of directors may, in its absolute discretion, refuse to register a transfer of certificated shares unless:

(i)	it is for a share which is fully paid up;

(ii)	it is for a share upon which the company has no lien;

(iii)	it is only for one class of share;

(iv)	it is in favor of a single transferee or no more than four joint transferees;

(v)	it is duly stamped or is duly certificated or otherwise shown to the satisfaction of the board of directors to be exempt from stamp duty; and

(vi)

it is delivered for registration to the registered office of the company (or such other place as the board of directors may determine), accompanied (except in the case of a transfer by a person to whom the company is not required by law to issue a certificate and to whom a certificate has not been issued or in the case of a renunciation) by the certificate for the shares to which it relates and such other evidence as the board of directors may reasonably require to prove the title of the transferor (or person renouncing) and the due execution of the transfer or renunciation by him or, if the transfer or renunciation is executed by some other person on his behalf, the authority of that person to do so.

The board of directors shall not refuse to register any transfer of partly paid shares in respect of which ADSs are admitted to Nasdaq on the grounds that they are partly paid shares in circumstances where such refusal would prevent dealings in such shares from taking place on an open and proper basis.

The board of directors may refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the CREST Regulations and the CREST System.

Allotment of Shares and Preemption Rights

Subject to the Companies Act and to any rights attached to existing shares, any share may be issued with or have attached to it such rights and restrictions as the company may by ordinary resolution determine, or if no ordinary resolution has been passed or so far as the resolution does not make specific provision, as the board of directors may determine (including shares which are to be redeemed, or are liable to be redeemed at the option of the company or the holder of such shares). However, an amendment to the Articles, which requires the passing of a special resolution, will be required to issue any shares other than ordinary shares.

In accordance with section 551 of the Companies Act, the board of directors may be generally and unconditionally authorized to exercise all the powers of the company to allot shares or grant rights to subscribe for or to convert any security into shares up to an aggregate nominal amount equal to the amount stated in the relevant ordinary resolution authorizing such allotment. The authorities passed on May 20, 2021 by way of ordinary resolution and remain in force at the date of this prospectus.

Pursuant to of section 561 of the Companies Act, shareholders are granted preemptive rights when new shares are issued for cash. However, it is possible for the Articles, or shareholders at a general meeting representing at least 75% of our ordinary shares present (in person or by proxy) and eligible to vote at that general meeting, to disapply these preemptive rights. Such a disapplication of preemption rights may be a maximum period of up to five years fromt eh date of the shareholder resolution. In either case, this disapplication would need to be renewed by our shareholders upon its expiration (i.e. at least every five years).

On May 20, 2021, our shareholders approved the disapplication of preemptive rights for a period of five years from the date of approval by way of a special resolution of our shareholders. This included the disapplication of preemption rights in relation to the allotment of our ordinary shares in connection with this offering. This disapplication will need to be renewed upon expiration (i.e., at least every five years) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Alteration of Share Capital

The company may, in accordance with the Companies Act, by ordinary resolution consolidate all of its share capital into shares of larger nominal value than its existing shares, or cancel any shares which, at the date of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the nominal amount of shares so cancelled, or sub-divide its shares, or any of them, into shares of smaller nominal value.

The company may, in accordance with the Companies Act, reduce or cancel its share capital or any capital redemption reserve or share premium account in any manner and with and subject to any conditions, authorities and consents required by law.

Board of Directors

Appointment of directors

Unless otherwise determined by the company by ordinary resolution, the number of directors (other than any alternate directors) shall not be less than two but there shall be no maximum number of directors.

Subject to the Articles and the Companies Act, the company may by ordinary resolution appoint a person who is willing to act as a director and the board of directors shall have power at any time to appoint any person who is willing to act as a director, in both cases either to fill a vacancy or as an addition to the existing board of directors.

The Articles provide that upon completion of this offering, our board of directors will be divided into three classes, each of which will consist, as nearly as possible, of one-third of the total number of directors constituting our entire board and which will serve staggered three-year terms. At each annual general meeting, the successors of directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

At every subsequent annual general meeting any director who either (i) has been appointed by the board of directors since the last annual general meeting or (ii) was not appointed or reappointed at one of the preceding two annual general meetings, must retire from office and may offer themselves for reappointment by the shareholders by ordinary resolution.

Proceedings of directors

Subject to the provisions of the Articles, the board of directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors.

The quorum for a meeting of the board of directors shall be fixed from time to time by a decision of the board of directors, but it must never be less than two directors (or duly appointed alternative directors) and unless otherwise fixed, it is two directors (or duly appointed alternative directors).

Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairman will only have a casting vote or second vote (unless the chairperson is not entitled to vote on the resolution in question).

Directors’ compensation

Directors shall be entitled to receive such remuneration as the board of directors shall determine for their services to the company as directors, and for any other service which they undertake for our company. The directors shall be entitled to reasonable additional remuneration (whether by way of salary, commission, participation in profits or otherwise) for any special duties or services performed or rendered to us, as determined by our board of directors, and in respect of any employment or executive office. The directors shall also be entitled to be paid all reasonable expenses properly incurred by them in connection with their attendance at meetings of shareholders or class meetings, board of director or committee meetings or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the company.

Conflicts of interest

The board of directors may, in accordance with the requirements in the Articles, authorize any matter proposed to them by any director which would, if not authorized, involve a director breaching his duty under the Companies Act, to avoid conflicts of interests.

A director seeking authorization in respect of such conflict shall declare to the board of directors the nature and extent of his interest in a conflict as soon as is reasonably practicable. The director shall provide the board of directors with such details of the matter as are necessary for the board of directors to decide how to address the conflict together with such additional information as may be requested by the board of directors.

Any authorization by the board of directors will be effective only if:

(i)

to the extent permitted by the Companies Act, the matter in question shall have been proposed by any director for consideration in the same way that any other matter may be proposed to the directors under the provisions of the Articles;

(ii)	any requirement as to the quorum for consideration of the relevant matter is met without counting the conflicted director and any other conflicted director; and

(iii)	the matter is agreed to without the conflicted director voting or would be agreed to if the conflicted director’s and any other interested director’s vote is not counted.

Permitted interests

Under the Articles, certain transactions which would otherwise give rise to a conflict are considered to be permitted interests of our directors. In the event that these permitted interests arise, the director in question will still count towards the quorum requirements of the relevant meeting and be entitled to vote on resolutions relating to such permitted interests, including but not limited to the following matters:

(i)

the giving by such director of any security, guarantee or indemnity for any money or any liability which such director, or any other person, has lent or obligations such director or any other person has undertaken at the request, or for the benefit, of us or any of our subsidiary undertakings;

(ii)

the giving of any security, guarantee or indemnity to any other person for a debt or obligation which is owed by us or any of our subsidiary undertakings, to that other person if such director has taken responsibility for some or all of that debt or obligation. Such director can take this responsibility by giving a guarantee, indemnity or security;

(iii)

a proposal or contract relating to an offer of any shares or debentures or other securities for subscription or purchase by us or any of our subsidiary undertakings, if such director takes part because such director is a holder of shares, debentures or other securities, or if such director takes part in the underwriting or sub-underwriting of the offer;

(iv)

any arrangement for the benefit of our employees or the employees of any of our subsidiary undertakings which only gives such director benefits which are also generally given to employees to whom the arrangement relates;

(v)

any arrangement involving any other company if such director (together with any person connected with such director) has an interest of any kind in that company (including an interest by holding any position in that company or by being a shareholder of that company). This does not apply if such director knows that that such director has a relevant interest in a company. A company shall be deemed to be one in which such director has a relevant interest if and so long as (but only if and so long as) such director is to their knowledge (either directly or indirectly) the holder of or beneficially interested in one percent or more of any class of the equity share capital of that company (calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to shareholders of that company;

(vi)	a contract relating to insurance which we can buy or renew for the benefit of our directors or a group of people which includes our directors; and

(vii)

a contract relating to a pension, superannuation or similar scheme or a retirement, death, disability benefits scheme or employees’ share scheme which gives such director benefits which are also generally given to the employees to whom the scheme relates.

A director is not permitted to vote (or count towards the quorum) on a resolution relating to their own appointment or the settlement or variation of the terms of their appointment to an office or place of profit with us, or any other company in which we have an interest.

Directors’ Indemnity

Subject to the provisions of the Companies Act, every director, secretary or other officer of the company (other than an auditor) shall be indemnified against all costs, charges, losses, damages and liabilities incurred by him in the actual purported exercise or discharge of his duties or exercise of his powers or otherwise in relation to them. This indemnity includes any liability incurred by a director in defending any civil or criminal proceedings in which judgment is given in that director’s favor or the director is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part and we may provide the director with funds to meet expenditure incurred in connection with the proceedings set out above.

General Meetings

The company must convene and hold general meetings within the six-month period beginning with the day following our accounting reference date in accordance with the Companies Act. Under the Companies Act, an annual general meeting must be called by notice of at least 21 clear days and a general meeting must be called by notice of at least 14 clear days.

No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman of the meeting which shall not be treated as part of the business of the meeting. Save as otherwise provided by the Articles, two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Choice of forum/governing law

The Articles provide that the courts of England and Wales will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act and the Exchange Act, for which, unless we consent by ordinary resolution to the selection of an alternative forum, the United States District Court for the Southern District of New York will be the exclusive forum. As a company incorporated in England and Wales, the choice of the courts of England and Wales as our exclusive forum for resolving all shareholder complaints, other than complaints arising under the Securities Act and the Exchange Act, allows us to more efficiently and affordably respond to such actions, and provides consistency in the application of the laws of England and Wales to such actions.

Similarly, we have selected the United States District Court for the Southern District of New York as our exclusive forum for resolving shareholder complaints arising under the Securities Act and the Exchange Act in order to more efficiently and affordably respond to such claims.

This choice of forum also provides both us and our shareholders with a forum that is familiar with and regularly reviews cases involving U.S. securities law. Although we believe this choice of forum benefits us by providing increased consistency in the application of U.S. securities law for the specified types of action, it may have the effect of discouraging lawsuits against our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our ordinary shares will be deemed to have notice of and consented to the provisions of the Articles, including the exclusive forum provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable. The enforceability of similar exclusive forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Articles. Additionally, our shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. See “Risk factors—Risks related to this offering and ownership of the ADSs”— Our new articles of association, to be adopted with effect from the completion of this offering, or Articles, will provide that the courts of England and Wales will be the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.”

Borrowing Powers

Subject to the Articles and the Companies Act, the board of directors may exercise all of the powers of the company to:

(a)	borrow money;

(b)	indemnify and guarantee;

(c)	mortgage or charge;

(d)	create and issue debentures and other securities; and

(e)	give security either outright or as collateral security for any debt, liability or obligation of the company or of any third party.

Capitalization of Profits

The directors may, if they are so authorized by an ordinary resolution of the shareholders, decide to capitalize any undivided profits of the company (whether or not they are available for distribution), or any sum standing to the credit of the company’s share premium account or capital redemption reserve. The directors may also, subject to the aforementioned ordinary resolution, appropriate any sum which they so decide to capitalize to the persons who would have been entitled to it if it were distributed by way of dividend and in the same proportions.

Limitation on Owning Securities

The Articles do not restrict in any way the ownership or voting of our shares by non-residents.

Uncertificated Shares

Subject to the Companies Act, the board of directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (i.e., the CREST System) without a certificate.

The board of directors may take such steps as it sees fit in relation to the evidencing of and transfer of title to uncertificated shares, any records relating to the holding of uncertificated shares and the conversion of uncertificated shares to certificated shares, or vice-versa.

The company may by notice to the holder of an uncertificated share, require that share to be converted into certificated form.

The board of directors may take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertified share or otherwise to enforce a lien in respect of it.

Other Relevant Laws and Regulations

Takeover Code

We believe that, as of the date of this prospectus, our place of central management and control is not in the United Kingdom (or the Channel Islands or the Isle of Man) for the purposes of the jurisdictional criteria of the Takeover Code. Accordingly, we believe that we are not currently subject to the Takeover Code and, as a result, our shareholders are not currently entitled to the benefit of certain takeover offer protections provided under the Takeover Code, including the rules regarding mandatory takeover bids.

In the event that this changes, or if the interpretation and application of the Takeover Code by the Panel on Takeovers and Mergers (Takeover Panel), changes (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English companies whose shares are listed outside of the United Kingdom), the Takeover Code may apply to us in the future.

Mandatory bid

The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under the Takeover Code, where:

(a)

any person, together with persons acting in concert with him, acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares in which he is already interested, and in which persons acting in concert with him are interested) carry 30% or more of the voting rights of a company; or

(b)

any person who, together with persons acting in concert with him, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with him, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which he is interested such person shall, except in limited circumstances, be obliged to extend offers, on the basis set out in Rules 9.3, 9.4 and 9.5 of the Takeover Code, to the holders of any class of equity share capital, whether voting or non-voting, and also to the holders of any other class of transferable securities carrying voting rights. Offers for different classes of equity share capital must be comparable; the Takeover Panel should be consulted in advance in such cases.

An offer under Rule 9 of the Takeover Code must be in cash and at the highest price paid for any interest in the shares by the person required to make an offer or any person acting in concert with him during the 12 months prior to the announcement of the offer.

Under the Takeover Code, “persons acting in concert” comprises persons who pursuant to an agreement or understanding (whether formal or informal and whether or not in writing) actively cooperate, through the acquisition by them of an interest in shares in a company, to obtain or consolidate control of the company. “Control” means holding, or aggregate holdings, of an interest in shares carrying 30% or more of the voting rights of the company, irrespective of whether the holding or holdings give de facto control.

Squeeze-Out

Under sections 979 to 982 of the Companies Act, if an offeror were to acquire, or unconditionally contract to acquire, not less than 90% of the ordinary shares of the company, it could then compulsorily acquire the remaining 10%. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares, provided that no such notice may be served after the end of: (a) the period of three months beginning with the day after the last day on which the offer can be accepted; or (b) if earlier, and the offer is not one to which section 943(1) of the Companies Act applies, the period of six months beginning with the date of the offer.

Six weeks following service of the notice, the offeror must send a copy of it to the company together with the consideration for the ordinary shares to which the notice relates, and an instrument of transfer executed on behalf of the outstanding shareholder(s) by a person appointed by the offeror.

The company will hold the consideration on trust for the outstanding shareholders.

Sell-out

Sections 983 to 985 of the Companies Act also give minority shareholders in the company a right to be bought out in certain circumstances by an offeror who has made a takeover offer. If a takeover offer relating to all the ordinary shares of the company is made at any time before the end of the period within which the offer could be accepted and the offeror held or had agreed to acquire not less than 90% of the ordinary shares, any holder of shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period, or, if longer a period of three months from the date of the notice.

If a shareholder exercises his rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and the laws of England and Wales.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under the laws of England and Wales, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution has first been unanimously passed confirming that a single resolution appointing two or more	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole

	England and Wales	Delaware
	directors may be tabled at that meeting.	remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Subject to a company’s articles of association providing for a longer period, under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting of a public limited company. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

	England and Wales	Delaware
the shares giving a right to attend and vote at the meeting.

Quorum	Subject to the provisions of a company’s articles of association, the Companies Act provides that two shareholders present at a meeting (in person, by proxy or by authorized representative under the Companies Act) shall constitute a quorum for companies with more than one member.	The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Issue of New Shares	Under the Companies Act, the directors of a company must not exercise any power to allot shares or grant rights to subscribe for, or to convert any security into, shares unless they are authorized to do so by the company’s articles of association or by an ordinary resolution of the shareholders. Any authorization given must state the maximum amount of shares that may be allotted under it and specify the date on which it will expire, which must be not more than five years from the date the authorization was given. The authority can be renewed by a further resolution of the shareholders.	Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize the issuance of additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

Preemptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution,	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are

	England and Wales	Delaware
	referred to as “ordinary shares,” or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant rights to subscribe for or convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers	Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, is void. Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•  any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	England and Wales	Delaware
	Companies Act, which provides exceptions for the company to company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third party indemnity,” or an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is convicted; and (iii) provide a “qualifying pension scheme indemnity,” or an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan.	• intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or • any transaction from which the director derives an improper personal benefit.

Voting Rights	For a company incorporated under the laws of England and Wales, it is usual for the articles of association to provide that,, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England and Wales	Delaware
extensive rights for shareholders to call a poll.

Under the laws of England and Wales, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting. If a poll is demanded, a special resolution is passed if it is approved by holders representing not less than 75% of the total voting rights of shareholders in person or by proxy who, being entitled to vote, vote on the resolution.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•  the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the shareholders or creditors or class thereof present and voting, either in person or by proxy; and

•  the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•  the approval of the board of directors; and

•  the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

Standard of Conduct for Directors	Under the laws of England and Wales, a director owes various statutory and fiduciary duties to the company, including:	Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of

England and Wales	Delaware

•  to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to: (i) the likely consequences of any decision in the long-term, (ii) the interests of the company’s employees, (iii) the need to foster the company’s business relationships with suppliers, customers and others, (iv) the impact of the company’s operations on the community and the environment, (v) the desirability to maintain a reputation for high standards of business conduct, and (vi) the need to act fairly as between members of the company;

•  to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•  to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•  to exercise independent judgment;

•  to exercise reasonable care, skill and diligence;

•  to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•  to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well- informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

	England and Wales	Delaware

Stockholder Litigation	Under the laws of England and Wales, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•  state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•  allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•  state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Stock Exchange Listing

We have applied to list our ADSs on the Nasdaq Global Market under the trading symbol “CNTA.”

Transfer Agent and Registrar of Shares

Our share register will be maintained by Computershare Investor Services plc upon the closing of this offering. The share register reflects only record owners of our ordinary shares and deferred shares. Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A., London Branch, located at 25 Canada Square, Canary Wharf, London, E14 5LB, United Kingdom.

We will appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement will be on file with the SEC as an exhibit to a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-256385 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, ordinary share(s) that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to English laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary-share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary-share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new ordinary shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to subscribe for additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

Upon completion of the offering, the ordinary shares being offered pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus. After the completion of the offering, the ordinary shares that are being offered for sale pursuant to the prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and English legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•

The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and English law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital and Articles of Association.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs as follows:

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In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

•

In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADS upon a deposit of ordinary shares, upon a change in the ADS(s)-to-ordinary-share(s) ratio, or for any other reason), excluding ADS issuances as a result of distributions of shares)

Up to U.S. 5 ¢ per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-ordinary-share(s) ratio, or for any other reason)	Up to U.S. 5 ¢ per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5 ¢ per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to U.S. 5 ¢ per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to U.S. 5 ¢ per ADS held

• ADS Services	Up to U.S. 5 ¢ per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to U.S. 5 ¢ per ADS (or fraction thereof) transferred

Service	Fees

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to U.S. 5 ¢ per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

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the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

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the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the ordinary shares represented by ADSs and to direct the depositary of such ordinary shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the ordinary shares, and such limitations would most likely not apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the ordinary shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares or ADSs. Upon completion of this offering, we will have 15,000,000 ADSs outstanding representing approximately 17% of our ordinary shares (or 17,250,000 ADSs outstanding representing approximately 20% of our ordinary shares, if the underwriters exercise in full their option to purchase additional ADSs), based on the number of ordinary shares outstanding as of March 31, 2021. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Rule 144 under the Securities Act defines an “affiliate” of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are “restricted securities” as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Securities Act. This prospectus may not be used in connection with any resale of the ADSs acquired in this offering by our affiliates.

Sales of substantial amounts of the ADSs in the public market could materially and adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while we have applied to list the ADSs on the Nasdaq, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

In connection with this offering, all of our directors and executive officers and certain holders of our shares, who collectively held substantially all ordinary shares (assuming conversion of all of our outstanding convertible preferred shares) as of March 31, 2021, and substantially all of our option holders who are not shareholders, have signed lock-up agreements which, subject to certain exceptions, prevent them from selling any of our ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs for a period of not less than 180 days from the date of this prospectus without the prior written consent of each of the representatives. The representatives may in their sole discretion and at any time without notice release some or all of the shares or ADSs subject to lock-up agreements prior to the expiration of the 180-day period. When determining whether or not to release shares or ADSs from the lock-up agreements, the representatives may consider, among other factors, the shareholder’s reasons for requesting the release, the number of shares or ADSs for which the release is being requested and market conditions at the time. In addition, our option holders who have not executed lock-up agreements are nevertheless subject to similar restrictions set forth in their respective option agreements.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (which may include persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 859,244 ordinary shares immediately after this offering; and

•

the average weekly trading volume of the ordinary shares, in the form of ADSs or otherwise, on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Description of Share Capital and Articles of Association—Registration Rights.”

Share Option Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our share option plans or independent options. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above. We estimate that such registration statement on Form S-8 will cover approximately 20.9 million shares.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of certain material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares or ADSs. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire ordinary shares or ADSs in this offering.

Certain Material United States Federal Income Tax Considerations for U.S. Holders

The following is a description of certain material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of our ordinary shares or ADSs. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that is an initial purchaser of the ordinary shares or ADSs pursuant to the offering and that holds our ordinary shares or ADSs as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares or ADSs as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to ordinary shares or ADSs;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	persons who are subject to special tax accounting under Section 451(b) of the Code (as defined below);

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our ordinary shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons holding our ordinary shares or ADSs in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding ordinary shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares or ADSs.

The discussion is based on the Internal Revenue Code of 1986, as amended (Code), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as of the date hereof, changes to any of which may affect the tax consequences described herein—possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs and is:

(i)	An individual who is a citizen or individual resident of the United States;

(ii)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. Generally, a U.S. Holder of an ADS should be treated for U.S. federal income tax purposes as holding the ordinary shares represented by our ADS. Accordingly, no gain or loss will be recognized upon an exchange of ADSs for ordinary shares. The U.S. Treasury has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the beneficial ownership of the underlying security. Accordingly the creditability of foreign taxes, if any, as described below, could be affected by actions taken by intermediaries in the chain of ownership between the holders of ADSs and our company if as a result of such actions the holders of ADSs are not properly treated as beneficial owners of the underlying ordinary shares. These actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate holders.

PERSONS CONSIDERING AN INVESTMENT IN ORDINARY SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES OR ADSs, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

PFIC Rules

If we are classified as a passive foreign investment company (PFIC) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income); or

•	at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation, the equity of which we own, directly or indirectly, 25% or more (by value).

While we believe we may have been a PFIC for 2020, and we do not believe we will be a PFIC in the current year, it is uncertain whether we or any of our Centessa Subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Under the income test described above, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering, including this offering. Because PFIC status is based on our income, assets, and activities for the entire taxable year, we cannot make a conclusive determination at this time as to whether we will be a PFIC for 2021 and our PFIC status may change from year to year. Although we will try to manage our business to avoid becoming a PFIC, our operations currently generate very limited amounts of non-passive income. Until we generate sufficient revenue from active licensing and other non-passive sources, there is a risk that we will be a PFIC under the PFIC income test.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the ordinary shares or ADSs, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares or ADSs, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder elects to treat us as a “qualified electing fund” under Section 1295 of the Code (such an election, a “QEF Election”), as discussed below, with respect to all taxable years during such U.S. Holders holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ordinary shares or ADSs the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares or ADSs with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares or ADSs. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of ordinary shares or ADSs, unless (i) such U.S. Holder makes a QEF Election as discussed below or (ii) our ordinary shares or ADSs constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or ADSs;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares or ADSs cannot be treated as capital, even if a U.S. Holder holds the ordinary shares or ADSs as capital assets.

If a U.S. Holder makes a QEF Election with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its ordinary shares or ADSs would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the ordinary shares or ADSs that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its ordinary shares or ADSs in an amount equal to the difference between the amount realized and its adjusted tax basis in the ordinary shares or ADSs, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder will not be currently taxed on the ordinary income and net capital gain of a PFIC with respect to which a QEF Election was made for any taxable year of the non-U.S. corporation that such corporation does not satisfy the PFIC income test or asset test, as described above. If we determine that we are a PFIC for this year or any future taxable year, we currently expect that we would provide the information necessary for U.S. Holders to make a QEF Election. However, there is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

U.S. Holders can avoid the interest charge on excess distributions or gain relating to the ordinary shares or ADSs by making a mark-to-market election with respect to the ordinary shares or ADSs, provided that the ordinary shares or ADSs are “marketable.” Ordinary shares or ADSs will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares or ADSs will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ADSs will be listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ADSs remain listed on Nasdaq and are regularly traded, and you are a holder of ADSs, we expect the mark-to-market election would be available to U.S. Holders if we are a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares or ADSs.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ordinary shares or ADSs at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares or ADSs over the fair market value of the ordinary shares or ADSs at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the Internal Revenue Service, or the IRS, unless the ordinary shares or ADSs cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares or ADSs, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of the elections described above would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

While we believe we may have been a PFIC for 2020, and we do not believe we are a PFIC in the current year, if we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. If we determine that we are a PFIC, to the extent appropriate, we will cause any lower-tier PFIC that we control to provide to a U.S. Holder the information necessary for U.S. Holders to make or maintain a QEF election with respect to the lower-tier PFIC. However, in the future, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

Unless otherwise provided by the U.S. Treasury, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES OR ADSs.

Taxation of Distributions

Subject to the discussion above under “PFIC rules,” distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares or ADSs, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussions above regarding concerns expressed by the U.S. Treasury, dividends paid to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. However, the qualified dividend income treatment may not apply if we are treated as a PFIC with respect to the U.S. Holder. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or ADSs or rights to acquire ordinary shares or ADSs) will be the fair market value of such property on the date of distribution.

For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. Because under current law no U.K. income taxes will be withheld from dividends on ordinary shares or ADSs, there will be no creditable foreign taxes associated with any dividends that a U.S. Holder will receive. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Sale or Other Taxable Disposition of Ordinary Shares and ADSs

Subject to the discussion above under “PFIC rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year at the time of sale or other taxable disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Subject to the PFIC rules described above, long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares or ADSs are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the ordinary shares or ADSs, subject to certain exceptions (including an exception for ordinary shares or ADSs held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares or ADSs.

U.K. Taxation

The following is intended as a general guide to current U.K. tax law and HM Revenue & Customs, or HMRC, published practice (which is not binding) applying as at the date of this prospectus (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding and disposing of ADSs. It does not constitute legal or tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ADSs, or all of the circumstances in which holders of ADSs may benefit from an exemption or relief from U.K. taxation. It is written on the basis that the company does not (and will not) directly or indirectly derive 75% or more of its qualifying asset value from U.K. land, and that the company is and remains solely resident in the U.K. for tax purposes and will therefore be subject to the U.K. tax regime and not the U.S. tax regime save as set out above under “Material United States Federal Income Tax Considerations for U.S. Holders”.

Except to the extent that the position of non-U.K. resident persons is expressly referred to, this guide relates only to persons who are resident (and, in the case of individuals, domiciled or deemed domiciled) for tax purposes solely in the U.K. and do not have a permanent establishment, branch, agency (or equivalent) or fixed base in any other jurisdiction with which the holding of the ADSs is connected, or U.K. Holders, who are absolute beneficial owners of the ADSs (and do not hold the ADSs through an Individual Savings Account or a Self-Invested Personal Pension) and who hold the ADSs as investments.

This guide may not relate to certain classes of U.K. Holders, such as (but not limited to):

•	persons who are connected with the company;

•	financial institutions;

•	insurance companies;

•	charities or tax-exempt organizations;

•	collective investment schemes;

•	pension schemes;

•	market makers, intermediaries, brokers or dealers in securities;

•	persons who have (or are deemed to have) acquired their ADSs by virtue of an office or employment or who are or have been officers or employees of the company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

Based on published HMRC guidance we would expect that HMRC will regard a holder of ADSs as holding the beneficial interest in the underlying shares and therefore these paragraphs assume that a holder of ADSs is the beneficial owner of the underlying ordinary shares and any dividends paid in respect of the underlying ordinary shares (where the dividends are regarded for U.K. tax purposes as that person’s own income) for U.K. direct tax purposes.

THESE PARAGRAPHS ARE A SUMMARY OF CERTAIN U.K. TAX CONSIDERATIONS AND ARE INTENDED AS A GENERAL GUIDE ONLY. IT IS RECOMMENDED THAT ALL HOLDERS OF ADSs OBTAIN ADVICE AS TO THE CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ADSs IN THEIR OWN PARTICULAR CIRCUMSTANCES FROM THEIR OWN TAX ADVISORS. IN PARTICULAR, NON-U.K. RESIDENT OR DOMICILED PERSONS OR PERSONS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE U.K. ARE ADVISED TO CONSIDER THE POTENTIAL IMPACT OF ANY RELEVANT DOUBLE TAXATION AGREEMENTS.

Dividends

Withholding Tax

Dividends paid by the Company will not be subject to any withholding or deduction for or on account of U.K. tax.

Income Tax

An individual U.K. Holder may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from the company. An individual holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. income tax on dividends received from the company unless he or she carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a permanent establishment, branch or agency to which the ADSs are attributable. There are certain exceptions for trading in the UK through independent agents, such as some brokers and investment managers.

All dividends received by an individual U.K. Holder from us or from other sources will form part of that U.K. Holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £2,000 (for the tax year 2021/2022) of taxable dividend income received by the individual U.K. Holder in a tax year (‘dividend allowance’). Income within the nil rate band will be taken into account in determining whether income in excess of the dividend allowance falls within the basic rate, higher rate or additional rate tax bands. Income within the dividend allowance counts towards an individual’s basic or higher rate limits and may, therefore, affect the level of income tax personal allowance to which they are entitled. Dividend income in excess of the dividend allowance will (subject to the availability of any income tax personal allowance) be taxed at 7.5% (for the tax year 2021/2022) to the extent that the excess amount falls within the basic rate tax band, 32.5% (for the tax year 2021/2022) to the extent that the excess amount falls within the higher rate tax band and 38.1% (for the tax year 2021/2022) to the extent that the excess amount falls within the additional rate tax band.

Corporation Tax

A corporate holder of ADSs who is not resident for tax purposes in the United Kingdom should not be chargeable to U.K. corporation tax on dividends received from the company unless it carries on (whether solely or in partnership) a trade in the United Kingdom through a permanent establishment to which the ADSs are attributable.

Corporate U.K. Holders should not be subject to U.K. corporation tax on any dividend received from the company so long as the dividends qualify for exemption, which should be the case, although certain conditions must be met. It should be noted that the exemptions, whilst of wide application, are not comprehensive and are subject to anti-avoidance rules in relation to a dividend. If the conditions for the exemption are not satisfied or such anti-avoidance provisions apply, or such U.K. Holder elects for an otherwise exempt dividend to be taxable, U.K. corporation tax will be chargeable on the amount of any dividends (at the current rate of 19% for the tax year 2021/2022 rising to 25% in the tax year 2023/2024 for companies with profits of more than £50,000 whilst the rate of 19% will apply to companies with profits not exceeding £50,000 with a tapered rate applying to profits between £50,000 and £250,000).

Chargeable Gains

A disposal or deemed disposal of ADSs by a U.K. Holder may, depending on the U.K. Holder’s circumstances and subject to any available exemptions or reliefs (such as the annual exemption), give rise to a chargeable gain or an allowable loss for the purposes of U.K. capital gains tax and corporation tax on chargeable gains.

If an individual U.K. Holder who is subject to U.K. income tax at either the higher or the additional rate is liable to U.K. capital gains tax on the disposal of ADSs, the applicable rate will be 20% (for the tax year 2021/2022). For an individual U.K. Holder who is subject to U.K. income tax at the basic rate and liable to U.K. capital gains tax on such disposal, the applicable rate would be 10% (for the tax year 2021/2022), save to the extent that any capital gains when aggregated with the UK Holder’s other taxable income and gains in the relevant tax year exceed the unused basic rate tax band. In that case, the rate applicable to the excess would be 20% (for the tax year 2021/2022).

If a corporate U.K. Holder becomes liable to U.K. corporation tax on the disposal (or deemed disposal) of ADSs, the main rate of U.K. corporation tax would apply (currently 19% for the tax year 2021/2022 rising to 25% in the tax year 2023/2024 for companies with profits of more than £50,000 whilst the rate of 19% will apply to companies with profits not exceeding £50,000 with a tapered rate applying to profits between £50,000 and £250,000).

A holder of ADSs which is not resident for tax purposes in the United Kingdom should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal (or deemed disposal) of ADSs, unless the person is carrying on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate holder of ADSs, through a permanent establishment) to which the ADSs are attributable. However, an individual holder of ADSs who has ceased to be resident for tax purposes in the U.K. or is treated as resident outside the UK for the purposes of a double taxation treaty for a period of five years or less and who disposes of ADSs during that period of temporary non-residence may be liable on his or her return to the U.K. (or upon ceasing to be regarded as resident outside the U.K. for the purposes of double taxation treaty) to U.K. tax on any capital gain realized (subject to any available exemption or relief).

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of the underlying ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

Issue of Ordinary Shares

No U.K. stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the underlying ordinary shares in the Company.

Transfers of Ordinary Shares

An unconditional agreement to transfer ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising, (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Clearance Services and Depositary Receipts

Under current U.K. tax law and published HMRC practice, no SDRT (and, where the transfer is effected by a written instrument, stamp duty) is generally payable where an issue or transfer of ordinary shares (including an unconditional agreement to transfer ordinary shares to a clearance service or a depositary receipt system (including to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services)) is an integral part of an issue of share capital. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes.

Issue or Transfers of ADSs

No U.K. stamp duty or SDRT is required to be paid in respect of the issue of or an agreement to transfer the ADSs.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Jefferies LLC and Evercore Group, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Name	Number of ADSs
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Jefferies LLC
Evercore Group, LLC
Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $19.00 per ADS under the public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,250,000 additional ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $8,624,000. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $45,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

We have applied to list the ADSs on The Nasdaq Global Market under the trading symbol “CNTA”.

We and all directors and officers and the holders of all of our outstanding share and share options have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs.

whether any such transaction described above is to be settled by delivery of ordinary shares or ADSs or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the representatives on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares.

The restrictions described in the immediately preceding paragraph do not apply to us in certain circumstances, including:

•	the transactions contemplated by the Reorganization;

•	the ADSs sold pursuant to the underwriting agreement;

•	issuances of securities upon the exercise of options or warrants or conversion of any securities outstanding on the date of this prospectus;

•

grants of compensatory equity-based awards, or the issuance of ordinary shares or ADSs with respect thereto, made pursuant to compensatory equity-based plans disclosed in the registration statement relating to this offering; provided that the recipient of any such securities issued during the 180-day restricted period described above shall enter into a lock-up agreement;

•	the filing of any registration statement on Form S-8;

•

ordinary shares or ADSs or securities convertible into or exercisable for ordinary shares or ADSs, or the entrance into an agreement to issue such securities, in connection with any merger, joint venture, strategic alliance, commercial, debt financing, collaborative transaction or the acquisition or license of the business, property, technology or other assets of another individual or entity or the assumption of an equity incentive plan in connection with a merger or acquisition; provided that (x) the aggregate number of ordinary shares, ADSs or any securities convertible into, or exercisable or exchangeable for, ordinary shares or ADSs issued shall not exceed a specified percentage of the total number of outstanding ordinary shares immediately following the issuance and sale of the underwritten ADSs pursuant hereto and (y) the recipient of any such securities issued during the 180-day restricted period described above shall enter into a lock-up agreement; or

•

facilitating the establishment of a Rule 10b5-1 trading plan on behalf of a shareholder, officer or director of the company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs; provided that such plan does not provide for the transfer of ordinary shares or ADSs during the restricted period and to the extent a public announcement or filing under the Exchange Act (or the equivalent thereof in any non-U.S. jurisdiction), if any, is required of or voluntarily made by the company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of ordinary shares or ADSs may be made under such plan during the restricted period.

The restrictions described above do not apply to our directors, officers and securityholders in certain circumstances, including (subject to certain conditions):

•	transactions relating to ordinary shares or ADSs acquired in this offering or in open market transactions after the completion of this offering;

•	transfers of ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs as a bona fide gift;

•

distributions of ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs to limited partners, shareholders, members, general partners, managers, directors, officers or employees or trust beneficiaries of the holder or of the holder’s affiliates (as defined in Rule 405 promulgated under the Securities Act) or to any investment fund or other entity that is directly or indirectly controlling, controlled by, managing or managed by or under common control with the holder or the holder’s affiliates in a transaction not involving a disposition for value;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of ordinary shares or ADSs, provided that such plan does not provide for the transfer of ordinary shares or ADSs during the lock-up period;

•

transfers or dispositions of ordinary shares or ADSs or other securities to any member of the immediate family of the holder or any trust for the direct or indirect benefit of the holder or the immediate family of the holder in a transaction not involving a disposition for value;

•

transfers or dispositions of ordinary shares or ADSs or any security convertible into or exercisable or exchangeable for ordinary shares or ADSs to any corporation, partnership, limited liability company or other entity that is directly or indirectly controlling, controlled by, managing or managed by or under common control with the holder or the holder’s affiliates; including, for the avoidance of doubt, transfers or distributions of ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs to a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the holder or who shares a common investment advisor with the holder, in a transaction not involving a disposition for value;

•

transfers or dispositions of ordinary shares or ADSs (A) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the holder upon the death of the holder, or (B) by operation of law pursuant to a domestic order or negotiated divorce settlement;

•

transfers or dispositions of ordinary shares or ADSs or any other security convertible into or exercisable or exchangeable for ordinary shares or ADSs to us pursuant to any contractual arrangement in effect prior to the date of such lock-up agreement and disclosed to each of the representatives in this offering that provides for the repurchase of the holder’s ordinary shares or ADSs by us or in connection with the termination of the holder’s employment with or service to us, provided that the repurchase price for any such ordinary shares or ADSs may not exceed the original purchase price (subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization) paid by the holder to us for such securities;

•

the conversion of any convertible preferred shares described in this prospectus and outstanding as of the date of this prospectus into, or the exercise of any option or warrant described in this prospectus and outstanding as of the date of this prospectus for, ordinary shares or ADSs, provided that any such ordinary shares or ADSs received by the holder will be subject to the terms of such lock-up agreement; provided, further, that no public filing or public announcement under Section 16(a) of the Exchange Act shall be voluntarily made and any public filing or public announcement under Section 16(a) of the Exchange Act required during the lock-up period in connection with the conversion of such preferred share or the exercise of such share option or warrant must clearly indicate in the footnotes thereto or comments section thereof that the filing relates to the conversion of preferred share or the exercise of a share option or warrant, as the case may be, that no ordinary shares or ADSs were sold by the reporting person and that the ordinary shares or ADSs received upon exercise of the share option or warrant are subject to a lock-up agreement with the underwriters of this offering;

•

transfers or dispositions of ordinary shares or ADSs or such other securities pursuant to a bona fide tender offer for shares of our share capital, merger, consolidation or other similar transaction made to all or substantially all holders of our securities involving a “change of control” (as defined in the lock-up agreement) of our company (including without limitation, the entering into of any lock-up, voting or similar agreement pursuant to which the holder may agree to transfer, sell, tender or otherwise dispose of ordinary shares or ADSs or other securities in connection with such transaction) that has been approved by our board of directors, provided that, in the event that such bona fide tender offer, merger, consolidation or other similar transaction is not consummated, such securities shall remain subject to the same restrictions; or

•

(A) the registration of the offer and sale of the ADSs and the sale of such ADSs to the underwriters in this offering or (B) the deposit of ordinary shares with the depositary, in exchange for the issuance of ADSs, or the cancellation of ADSs in exchange for the issuance of ordinary shares, provided that such ADSs or ordinary shares issued pursuant to clauses (A) and (B) held by the holder shall remain subject to the terms of the lock-up agreement.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may sell more ADSs than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of ADSs available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing ADSs in the open market. In determining the source of ADSs to close out a covered short sale, the underwriters will consider, among other things, the open market price of ADSs compared to the price available under the over-allotment option. The underwriters may also sell ADSs in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, ADSs in the open market to stabilize the price of the ADSs. These activities may raise or maintain the market price of the ADSs above independent market levels or prevent or retard a decline in the market price of the ADSs. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, Morgan Stanley & Co. LLC, or the DSP Underwriter, has reserved up to 450,000 ADSs, or 3% of the ADSs offered by this prospectus, for sale at the initial public offering price through a directed share program to certain of our directors, officers, employees and business associates and other parties related to us. If purchased by our directors, officers and employees, these ADSs will be subject to a 180-day lock-up restriction.

The number of ADSs available for sale to the general public will be reduced to the extent that such persons purchase such reserved ADSs. Any reserved ADSs not so purchased will be offered by the DSP Underwriter to the general public on the same basis as the other ADSs offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the DSP Underwriter will not be entitled to any commission with respect to ADSs sold pursuant to the directed share program. We will agree to indemnify the DSP Underwriter against certain liabilities and expenses, including liabilities under the Securities Act, in connection with sales of the ADSs reserved for the directed share program. The DSP Underwriter will administer our directed share program.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State of any ADSs at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No ADSs have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority, except that the ADSs may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the ADSs shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order,” and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. Any person in the UK who is not a relevant person must not act on or rely upon this document or any of its contents.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Our ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation, or document relating to our ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA) (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired our ADSs under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore. The ADSs s are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Dubai International Financial Center

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Legend Biotech Corporation, or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ADSs.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ADSs constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ADSs. The ADSs may only be transferred en bloc without subdivision to a single investor.

Cayman Islands

This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which shareholders’ equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS

•	250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Korea

The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

The offering of the ADSs has not been and will not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian Capital Markets and Services Act 2007, or CMSA. Accordingly, no ADSs or invitation to purchase is being made to any person in Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of Schedule 5 of the CMSA and distributed only by a holder of a Capital Markets Services License who carries on the business of dealing in securities.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Philippines

THE ADSS BEING OFFERED OR SOLD HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE PHILIPPINE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE OF THE PHILIPPINES, OR THE SRC. ANY FUTURE OFFER OR SALE OF THE ADSS WITHIN THE PHILIPPINES IS SUBJECT TO THE REGISTRATION REQUIREMENTS UNDER THE SRC UNLESS SUCH OFFER OR SALE QUALIFIES AS A TRANSACTION EXEMPT FROM THE REGISTRATION UNDER THE SRC.

Accordingly, this prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the ADSs, may not be circulated or distributed in the Philippines, and the ADSs may not be offered or sold, or be made the subject of an invitation for subscription or purchase, to persons in the Philippines, other than (i) to qualified investors in transactions that are exempt from the registration requirements of the SRC; and (ii) by persons licensed to make such offers or sales in the Philippines.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that require registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

Vietnam

This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam

LEGAL MATTERS

The validity of our ADSs and certain other matters of English law will be passed upon for us by Goodwin Proctor (UK) LLP and U.S. federal law will be passed upon for us by Goodwin Procter LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Cooley LLP, with respect to U.S. federal law, and Cooley (UK) LLP, with respect to English law.

EXPERTS

The combined financial statements of the Centessa Predecessor Group (consisting of Z Factor Limited, LockBody Therapeutics Ltd, and Morphogen-IX Limited) as of December 31, 2019 and 2020 and for the years then ended, and the financial statements of Centessa Pharmaceuticals Limited as of December 31, 2020 and for the period October 26, 2020 (inception) through December 31, 2020, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Capella Bioscience Limited as of December 31, 2019 and 2020 and for the years then ended; the financial statements of ApcinteX Limited as of December 31, 2019 and 2020 and for the years then ended; the financial statements of Inexia Limited as of December 31, 2019 and 2020 and for the years then ended; the financial statements of Orexia Limited as of December 31, 2019 and 2020 and for the years then ended; the financial statements of Janpix Limited as of December 31, 2019 and 2020 and for the years then ended; the financial statements of Pega-One S.A.S. as of December 31, 2019 and 2020 and for the period from August 8, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020; the financial statements of Palladio Biosciences, Inc. as of December 31, 2019 and 2020 and for the nine months ended December 31, 2019 and for the year ended December 31, 2020; and the financial statements of PearlRiver Bio GmbH as of December 31, 2019 and 2020 and for the period from February 15, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020 included in this prospectus have been so included in reliance on the reports of Frazier & Deeter, LLC, independent auditors, appearing elsewhere herein, upon the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

Centessa is incorporated and validly existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Goodwin Procter LLP that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Goodwin Procter LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-255393) under the Securities Act with respect to the ADSs we are offering by this prospectus. A related registration statement on Form F-6 will be filed with the SEC to register the ADSs. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the ADSs, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INDEX TO FINANCIAL STATEMENTS

Centessa Pharmaceuticals Limited
Financial Statements as of December 31, 2020 and for the period from October 26, 2020 (inception) through December 31, 2020:
Report of Independent Registered Public Accounting Firm	F-4
Balance Sheet	F-5
Statement of Operations and Comprehensive Loss	F-6
Statement of Shareholders’ Deficit	F-7
Statement of Cash Flows	F-8
Notes to the Financial Statements	F-9

The Centessa Predecessor Group
Combined Financial Statements as of and for the years ended December 31, 2019 and 2020:
Report of Independent Registered Public Accounting Firm	F-16
Combined Balance Sheets	F-17
Combined Statements of Operations and Comprehensive Loss	F-18
Combined Statements of Convertible Preferred Shares and Combined Deficit	F-19
Combined Statements of Cash Flows	F-20
Notes to the Combined Financial Statements	F-21

Palladio Biosciences, Inc.
Financial Statements as of December 31, 2019 and 2020 and for the nine months ended December 31, 2019 and for the year ended December 31, 2020:
Independent Auditors’ Report	F-35
Balance Sheets	F-36
Statements of Operations	F-37
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-38
Statements of Cash Flows	F-39
Notes to the Financial Statements	F-40

ApcinteX Limited
Financial Statements as of and for the years then ended December 31, 2019 and 2020:
Independent Auditors’ Report	F-51
Balance Sheets	F-52
Statements of Operations and Comprehensive Loss	F-53
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-54
Statements of Cash Flows	F-55
Notes to the Financial Statements	F-56

Pega-One S.A.S.
Financial Statements as of December 31, 2019 and 2020 and for the period from August 8, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020:
Independent Auditors’ Report	F-65
Balance Sheets	F-66
Statements of Operations and Comprehensive Loss	F-67
Statements of Series A Ordinary Shares and Shareholders’ Deficit	F-68
Statements of Cash Flows	F-69
Notes to the Financial Statements	F-70

Janpix Limited
Financial Statements as of and for the years then ended December 31, 2019 and 2020:
Independent Auditors’ Report	F-78
Balance Sheets	F-79
Statements of Operations and Comprehensive Loss	F-80
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-81
Statements of Cash Flows	F-82
Notes to the Financial Statements	F-83

Capella Bioscience Limited
Financial Statements as of and for the years then ended December 31, 2019 and 2020:
Independent Auditors’ Report	F-90
Balance Sheets	F-91
Statements of Operations and Comprehensive Loss	F-92
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-93
Statements of Cash Flows	F-94
Notes to the Financial Statements	F-95

Pearl River Bio GmbH
Financial Statements as of December 31, 2019 and 2020 and for the period from February 15, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020:
Independent Auditors’ Report	F-103
Balance Sheets	F-104
Statements of Operations and Comprehensive Loss	F-105
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-106
Statements of Cash Flows	F-107
Notes to the Financial Statements	F-108

Orexia Limited
Financial Statements as of and for the years then ended December 31, 2019 and 2020:
Independent Auditors’ Report	F-117
Balance Sheets	F-118
Statements of Operations and Comprehensive Loss	F-119
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-120
Statements of Cash Flows	F-121
Notes to the Financial Statements	F-122

Inexia Limited
Financial Statements as of and for the years then ended December 31, 2019 and 2020:
Independent Auditors’ Report	F-131
Balance Sheets	F-132
Statements of Operations and Comprehensive Loss	F-133
Statements of Convertible Preferred Shares and Shareholders’ Deficit	F-134
Statements of Cash Flows	F-135
Notes to the Financial Statements	F-136

Centessa Pharmaceuticals Limited
Unaudited Interim Consolidated Financial Statements as of December 31, 2020 and January 29, 2021 and for the period from January 1, 2021 through January 29, 2021:
Consolidated Balance Sheets	F-144
Consolidated Statement of Operations and Comprehensive Loss	F-145
Consolidated Statement of Shareholders’ Deficit	F-146

Consolidated Statement of Cash Flows	F-147
Notes to the Unaudited Interim Consolidated Financial Statements	F-148

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Unaudited Interim Combined and Consolidated Financial Statements as of December 31, 2020 and March 31, 2021 and, in the case of Centessa Predecessor Group (Predecessor), for the three months ended March 31, 2020 and the period from January 1, 2021 through January 29, 2021 and, in the case of Centessa Pharmaceuticals Limited (Successor), for the period from January 30, 2021 through March 31, 2021:

Combined and Consolidated Balance Sheets	F-153
Combined and Consolidated Statements of Operations and Comprehensive Loss	F-155
Combined Statements of Convertible Preferred Shares and Combined Deficit	F-156
Consolidated Statement of Shareholders’ Equity	F-157
Combined and Consolidated Statements of Cash Flows	F-158
Notes to the Unaudited Interim Combined and Consolidated Financial Statements	F-159

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Centessa Pharmaceuticals plc:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Centessa Pharmaceuticals Limited (the Company) as of December 31, 2020, the related statements of operations and comprehensive loss, shareholders’ deficit, and cash flows for the period October 26, 2020 (inception) through December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period October 26, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

March 12, 2021, except for Note 8, as to which the date is May 24, 2021

Centessa Pharmaceuticals Limited

Balance Sheet

(All amounts presented in USD thousands, except share data)

December 31, 2020
Assets
Current assets:
Cash	$5,003
Subscription receivable	11

Total current assets	5,014
Deferred offering costs	248

Total assets	$5,262

Liabilities and shareholders’ deficit
Current liabilities:
Convertible term notes	$4,171
Derivative liability	833
Accounts payable	15
Accrued expenses and other current liabilities	3,457

Total current liabilities	8,476

Commitments and contingencies (Note 3)
Shareholders’ deficit:
Ordinary shares: £0.002 nominal value: 7,500,000 shares issued and outstanding	21
Accumulated other comprehensive loss	(86)
Accumulated deficit	(3,149)

Total shareholders’ deficit	(3,214)

Total liabilities and shareholders’ deficit	$5,262

The accompanying notes are an integral part of these financial statements.

Centessa Pharmaceuticals Limited

Statement of Operations and Comprehensive Loss

(All amounts presented in USD thousands)

October 26, 2020 (inception) through December 31, 2020
Operating expenses:
General and administrative	$3,139

Loss from operations	(3,139)
Interest expense, net	(2)
Amortization of debt discount	(8)

Net loss	(3,149)
Other comprehensive loss:
Foreign currency translation adjustment	(86)

Total comprehensive loss	$(3,235)

Net loss per ordinary share – basic and diluted	$(0.80)

Weighted average ordinary shares – basic and diluted	3,918,149

The accompanying notes are an integral part of these financial statements.

Centessa Pharmaceuticals Limited

Statement of Shareholders’ Deficit

(All amounts presented in USD thousands, except share data)

	Ordinary		Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Loss	Deficit	Total
Balance as of October 26, 2020 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares	7,500,000	21			21
Net loss	—	—	—	(3,149)	(3,149)
Foreign currency translation adjustment	—	—	(86)	—	(86)

Balance as of December 31, 2020	7,500,000	$21	$(86)	$(3,149)	$(3,214)

The accompanying notes are an integral part of these financial statements.

Centessa Pharmaceuticals Limited

Statement of Cash Flows

(All amounts presented in USD thousands)

October 26, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(3,149)
Adjustments to reconcile net loss to cash used in operating activities:
Non-cash interest	2
Amortization of debt discount	8
Changes in operating assets and liabilities:
Accounts payable	15
Accrued expenses and other current liabilities	3,124

Net cash used in operating activities	—

Cash flows from financing activities:
Proceeds from the issuance of ordinary shares	10
Proceeds from convertible term notes	5,000

Net cash provided by financing activities	5,010

Effect of exchange rate changes on cash	(7)
Net Increase in cash	5,003
Cash - beginning of the period	—

Cash - end of the period	$5,003

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses	$248

Ordinary shares issued for subscription receivable	$11

The accompanying notes are an integral part of these financial statements.

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

1. Organization and Description of Business

Centessa Pharmaceuticals Limited (“Centessa” or “the Company”) is a pharmaceutical company conceived to develop and deliver life-altering and life-enhancing medicines to patients with an asset centric research and development logic applied at scale. Centessa was incorporated on October 26, 2020 as a limited liability company in England and Wales.

Entities affiliated with Medicxi manage multiple investment funds, including – Medicxi Ventures I LP, Medicxi Growth I LP, and Medicxi Secondary I LP. In addition, entities affiliated with Medicxi act as sub advisors to Index Ventures Life VI (Jersey) Limited which advises the managing general partner of Index Ventures Life VI (Jersey), L.P.

In January 2021, the management and other equity holders (including funds managed or advised by entities affiliated with Medicxi) of ApcinteX Limited, Capella Biosciences Limited, Inexia Limited, Janpix Limited, LockBody Therapeutics Ltd, Morphogen-IX Limited, Orexia Limited, Palladio Biosciences, Inc., Pearl River Bio GmbH, Pega One S.A.S., and Z Factor Limited (together, the “Centessa Subsidiaries”), contributed the Centessa Subsidiaries to Centessa, in a share for share exchange, after which these companies became wholly-owned subsidiaries of Centessa. Due to the overlapping therapeutic focus of our Centessa subsidiaries, Orexia Limited (now renamed Orexia Therapeutics Limited) and Inexia Limited, the Company determined it to be in the best interest of both entities to combine the business of Orexia Therapeutics Limited and Inexia Limited.

Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of $3.1 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of the product candidates currently in development by the Centessa Subsidiaries. Substantial additional capital will be needed by the Company to fund its operations (including those of the Centessa Subsidiaries) and to develop its product candidates. In January 2021, Centessa acquired 100% of the equity interests of eleven biotechnology companies in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt.

The Company expects that its cash as of December 31, 2020, and the proceeds received from its Series A financing, will be sufficient to fund operations (including those of the Centessa Subsidiaries) for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess the COVID-19, global pandemic. Since

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

its inception, the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2020, the results of its operations and cash flows from October 26, 2020 (inception) through December 31, 2020.

Foreign Currency Translation

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ deficit as other comprehensive income (loss). Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss. Foreign exchange difference gains and losses are immaterial to these financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuation of liabilities associated with financial instruments and derivatives. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Company’s estimates.

Segment Information

Operating segments are defined as components of an enterprise with separate discrete information available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one segment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts payable, accrued expenses, convertible notes and derivatives embedded within the convertible term notes. The carrying amount of accounts payable, accrued

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

expenses and convertible notes are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments. The Company’s derivative liability is carried at fair value, determined according to the fair value hierarchy described below.

The Company follows the guidance in FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2:	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Deferred Financing Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed. Financing costs are expensed immediately if the financial instrument is recorded at its estimated fair value and subject to remeasurement. As of December 31, 2020, there were $0.2 million of deferred offering costs on the Company’s balance sheet.

Convertible Term Notes and Derivative Liability

In connection with the issuance of the convertible term notes (note 5), the Company had identified redemption features that required bifurcation into an embedded derivative, which was recorded as a derivative liability on the balance sheet and will be remeasured to fair value at each reporting date until the derivative is settled. Changes in the fair value of the derivative liability are recognized in the statement of operations and comprehensive loss.

Upon issuance of the convertible term notes, the Company bifurcated the redemption feature, and each note was recorded at cost, net of debt discount. The discount on each note was amortized as interest expense to the date such note was expected to convert using the effective interest rate method and was reflected in the statement of operations and comprehensive loss as amortization of debt discount.

The Company classified its derivative liability in the balance sheet as current or non-current based on its expectation of when the derivative will be settled, consistent with the assumptions used when determining the fair value of the derivative liability.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

The Company accounts for uncertain tax positions pursuant to GAAP, specifically ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. As of December 31, 2020, the Company had not recorded any unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in shareholders’ deficit that result from transactions and economic events other than those with shareholders. For the period October 26, 2020 (inception) through December 31, 2020, the Company’s only element of other comprehensive loss was the change in foreign currency translation adjustments.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows.

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

3. Commitments and Contingencies

Commitments

As of December 31, 2020, the Company had not entered into any non-cancellable commitments.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated.

Litigation

The Company is not a party to any litigation as of December 31, 2020.

4. Shareholders’ Deficit

Ordinary Shares

Ordinary shares confer upon its holders voting rights, the right to receive cash and stock dividends, if declared, and the right to share in excess assets upon liquidation of the Company. The holders of ordinary shares are entitled to one vote per share.

Centessa was incorporated on October 26, 2020 with the issuance of 500 ordinary shares. In November 2020, the Company issued 7,499,500 ordinary shares of £0.002 each in accordance with the terms of subscription letters, issued to individuals associated with Medicxi and the Index Foundation.

5. Convertible Term Notes

In December 2020, Centessa entered into a convertible loan agreement (the Agreement) with Medicxi Growth, whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth. The convertible loans were issued as a bridge financing in contemplation of completing the Series A financing within the next six months. The convertible term notes had a stated interest rate of 8% per annum, which is not payable until settlement of the principal, being the maturity date June 29, 2021.

The principal and accrued interest due under the convertible term notes converts:

•	into the class of Centessa stock issued in the Company’s next qualified fund raising, at 80% of the subscription price paid in such financing.

•

prior to maturity and in the event future equity financings do not trigger a Qualified Financing, at Medicxi Growth’s election and at 80% of the subscription price paid for the most senior securities sold by the Company.

At inception, the Company concluded that the convertible term notes contained a conversion option at a significant discount that was deemed to be an embedded derivative, which is required to be bifurcated and accounted for separately from the debt host. There were no debt issuance costs associated with the convertible term notes.

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

The Company recognized the following changes related to the convertible term notes during the period October 26, 2020 (inception) through December 31, 2020 (in thousands):

Balance as of October 26, 2020	$—
Issuance of convertible term notes	5,000
Allocation of note issuance proceeds to derivative	(833)
Amortization of debt discount	8
Accrued interest	2
Foreign currency translation adjustment	(6)

Balance as of December 31, 2020	$4,171

In January 2021, the Convertible Term Note converted into Series A preferred shares of Centessa Pharmaceuticals Limited as part of the Company’s Series A preferred equity financing.

6. Fair Value Measurement

The following table presents information about the Company’s assets and liabilities as of December 31, 2020 that are measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurement at December 31, 2020 using
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$833	$833

The derivative liability was considered a Level 3 liability because its fair value measurement was based, in part, on significant inputs not observed in the market. The fair value of the derivative was estimated primarily on the probability of the Company’s next qualified fund raising occurring and the timing of such event. There was no change in the fair value of the derivative liability from issuance through December 31, 2020.

7. Income Taxes

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

October 26, 2020 (inception) through December 31, 2020
Statutory tax rate benefit	19%
Non-deductible expenses	(19)

Effective income tax rate	—%

The Company has incurred net operating losses of $2,702 during the period from October 26, 2020 (inception) through December 31, 2020. Due to the profile of the Company, a full valuation allowance has been provided against this deferred tax asset.

Centessa Pharmaceuticals Limited

Notes to the Financial Statements

The Company will recognize interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations and comprehensive loss.

The board of directors may decide to purchase and maintain insurance, at our expense, for the benefit of any relevant officer in respect of any relevant loss.

8. Subsequent Events

In January 2021, 4,450,000 Founder’s Shares were repurchased by the Company at a nominal value (£ 0.002) and were cancelled immediately.

On April 30, 2021, the Company re-designated all of the A ordinary shares and B ordinary shares into a single class of ordinary shares with a nominal value of £0.002 in order to simplify its capital structure. In addition, the Company effected a 1-for-2 reverse split of its preferred and ordinary shares on May 20, 2021. The reverse split combined two shares of each of the Company’s issued and outstanding preferred and ordinary shares into one preferred and one ordinary share. No fractional shares were issued in connection with the reverse split. Any fractional share resulting from the reverse split was rounded down to the nearest whole share, and in lieu of any fractional shares, the Company will pay in cash to the holders of such fractional shares an amount equal to the fair market value, as determined by the board of directors, of such fractional shares. All share, per share and related information presented in the financial statements and accompanying notes have been retroactively adjusted, where applicable, to reflect the reverse share split and the re-designation.

The Company has evaluated subsequent events from the balance sheet date through May 24, 2021, the issuance date of these financial statements and has not identified any requiring disclosure except as noted above.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Centessa Pharmaceuticals Limited:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Centessa Predecessor Group (consisting of Z Factor Limited, LockBody Therapeutics Ltd, and Morphogen-IX Limited) (the Group) as of December 31, 2019 and 2020, the related combined statements of operations and comprehensive loss, convertible preferred shares and combined deficit, and cash flows for the years then ended, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Group’s auditor since 2021.

Boston, Massachusetts

March 12, 2021

Centessa Predecessor Group

Combined Balance Sheets

(All amounts presented in USD thousands, except share data)

	December 31,
	2019	2020
Assets
Current assets:
Cash	$16,570	$7,227
Tax incentive receivable	1,077	2,633
Prepaid expenses and other current assets	1,580	1,305

Total current assets	19,227	11,165
Non-current tax incentive receivable	503	552

Total assets	$19,730	$11,717

Liabilities, convertible preferred shares and combined deficit
Current liabilities:
Convertible term notes	$—	$5,339
Derivative liability	—	913
Term loans	544	288
Accounts payable	1,049	1,032
Accrued expenses and other current liabilities	339	1,047

Total current liabilities	1,932	8,619

Convertible term notes	3,615	—
Derivative liability	519	—

Total liabilities	6,066	8,619

Commitments and contingencies (Note 4)
Convertible preferred shares (£0.0001 nominal value):
Series A convertible preferred shares: 4,337,282 shares issued and outstanding (liquidation value of $14,106 at December 31, 2020)	13,329	13,329
Series B convertible preferred shares: 1,111,923 shares issued and outstanding (liquidation value of $11,813 at December 31, 2020)	10,840	10,840
Seed convertible preferred shares: 1,100,000 shares issued and outstanding (liquidation value of $1,506 at December 31, 2020)	1,352	1,352

Total convertible preferred shares	25,521	25,521

Combined deficit	(11,857)	(22,423)

Total liabilities, convertible preferred shares and combined deficit	$19,730	$11,717

The accompanying notes are an integral part of these combined financial statements.

Centessa Predecessor Group

Combined Statements of Operations and Comprehensive Loss

(All amounts presented in USD thousands)

	Year ended December 31,
	2019	2020
Operating expenses:
Research and development	$4,263	$9,301
General and administrative	790	1,139

Loss from operations	5,053	(10,440)

Interest income (expense), net	5	(68)
Change in fair value of derivative liability	—	(186)
Amortization of debt discount	(118)	(310)
Gain on extinguishment of debt	105	341

Net loss	5,061	(10,663)

Other comprehensive income (loss):
Foreign currency translation adjustment	412	(240)

Total comprehensive loss	$(4,649)	$(10,903)

The accompanying notes are an integral part of these combined financial statements.

Centessa Predecessor Group

Combined Statements of Convertible Preferred Shares and Combined Deficit

(All amounts presented in USD thousands, except share data)

	Convertible Preferred Shares
	Series A		Series B		Seed		Combined Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	3,670,620	$8,161	1,111,923	$10,840	1,100,000	$1,352	$(7,450)
Sale of Series A preferred shares	666,662	5,168	—	—	—	—	—
Net loss	—	—	—	—	—	—	(5,061)
Foreign currency translation adjustments	—	—	—	—	—	—	412
Share-based compensation expense	—	—	—	—	—	—	236
Net equity contributions	—	—	—	—	—	—	6

Balance as of December 31, 2019	4,337,282	13,329	1,111,923	10,840	1,100,000	1,352	(11,857)
Net loss	—	—	—	—	—	—	(10,663)
Foreign currency translation adjustments	—	—	—	—	—	—	(240)
Share-based compensation expense	—	—	—	—	—	—	336
Net equity contributions	—	—	—	—	—	—	1

Balance as of December 31, 2020	4,337,282	$13,329	1,111,923	$10,840	1,100,000	$1,352	$(22,423)

The accompanying notes are an integral part of these combined financial statements.

Centessa Predecessor Group

Combined Statements of Cash Flows

(All amounts presented in USD thousands)

	Year ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(5,061)	$(10,663)
Adjustments to reconcile net loss to cash used in operating activities:
Non-cash interest	47	88
Share-based compensation expense	236	336
Depreciation and amortization	6	—
Change in fair value of derivative liability	—	186
Gain on extinguishment of debt	(105)	(341)
Amortization of debt discount	118	310
Changes in operating assets and liabilities:
Tax incentive receivable	(647)	(1,456)
Prepaid expenses and other current assets	(1,397)	306
Accounts payable	855	(49)
Accrued expenses and other current liabilities	123	653

Net cash used in operating activities	(5,825)	(10,630)

Cash flows from financing activities:
Net equity contributions	6	1
Proceeds from convertible term notes	3,831	1,284
Proceeds from term loans	—	77
Proceeds from the sale of Series A preferred shares	5,168	—

Net cash provided by financing activities	9,005	1,362

Effect of exchange rate changes on cash	520	(75)
Net increase (decrease) in cash	3,700	(9,343)
Cash - beginning of year	12,870	16,570

Cash - end of year	$16,570	$7,227

The accompanying notes are an integral part of these combined financial statements.

Centessa Predecessor Group

Notes to the Combined Financial Statements

1. Organization and Description of Business

Centessa Pharmaceuticals Limited (“Centessa” or “the Company”) is a pharmaceutical company conceived to develop and deliver life-altering and life-enhancing medicines to patients with an asset centric research and development logic applied at scale. Centessa was incorporated on October 26, 2020 as a limited liability company in England and Wales.

Entities affiliated with Medicxi manage multiple investment funds, including – Medicxi Ventures I LP, Medicxi Growth I LP, and Medicxi Secondary I LP. In addition, entities affiliated with Medicxi act as sub advisors to Index Ventures Life VI (Jersey) Limited which advises the managing general partner of Index Ventures Life VI (Jersey), L.P. (all funds shall collectively be referred to as the “Funds”). The Funds are primarily comprised of strategic investments within the healthcare and life sciences industry.

In January 2021, the management and equity holders (including funds managed or advised by entities affiliated with Medicxi) of ApcinteX Limited, Capella Biosciences Limited, Inexia Limited, Janpix Limited, LockBody Therapeutics Ltd, Morphogen-IX Limited, Orexia Limited, Palladio Biosciences, Inc., Pearl River Bio GmbH, Pega One S.A.S., and Z Factor Limited (together, the “Centessa Subsidiaries”), contributed the Centessa Subsidiaries to Centessa, in a share for share exchange, after which these companies became wholly-owned subsidiaries of Centessa.

As the Company had no significant operations prior to the contribution of the Centessa Subsidiaries, and the registrant is required to present two years of historical financial statements, the Company’s management (“Management”) sought to identify a predecessor, for which it could include audited historical financial statements, to satisfy the filing requirement. As such, Management sought to identify the predecessor from the population of portfolio companies, which would represent a sizable portion of the historical results of the entities later contributed to Centessa.

Management determined the companies owned by Index Ventures Life VI (Jersey), LP individually represent some of the earliest investments by the Funds. These companies (together, the “Centessa Predecessor Group” or the “Group”) are:

•	Z Factor Limited (“Z Factor”)

•	LockBody Therapeutics Ltd (“LockBody”)

•	Morphogen-IX Limited (“Morphogen-IX”)

As the above entities that comprise the Centessa Predecessor Group were historically under the common control of Index Ventures Life VI (Jersey), LP, the financial statements of the Group are being presented on a combined basis.

Risks and Liquidity

The Group is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Group is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Group does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

Centessa Predecessor Group

Notes to the Combined Financial Statements

The Group has incurred recurring losses and negative cash flows from operations since inception and had a combined deficit of $22.4 million as of December 31, 2020. In January 2021, Centessa acquired 100% of the equity interests of eleven biotechnology companies, including the Group in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Group became a wholly-owned subsidiary of Centessa, future funding of the Group’s operations is expected to be funded from Centessa’s cash resources.

Centessa anticipates incurring additional losses until such time, if ever, that it can generate significant sales of the product candidates currently in development by the Centessa Subsidiaries. Substantial additional capital will be needed by the Company to fund its operations (including those of the Centessa Subsidiaries) and to develop its product candidates.

The Group expects that its cash as of December 31, 2020, and Centessa’s cash resources, will be sufficient to fund operations for at least the next twelve months from the date these combined financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. Centessa Predecessor Group is continuing to proactively monitor and assess the COVID-19, global pandemic. Since early March, the Group has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Centessa Predecessor Group’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Group’s highest priority. At the current time, Centessa Predecessor Group is unable to quantify the potential effects of this pandemic on its future operations.

2. Summary of Significant Accounting Policies

Basis of Presentation and Combination

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).

The combined financial statements include the accounts of Z Factor, Morphogen-IX and LockBody. All intercompany accounts and transactions have been eliminated in the combination.

In the opinion of management, the accompanying combined financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Group’s financial position as of December 31, 2019 and 2020, and the results of its operations and cash flows for the years ended December 31, 2019 and 2020.

Foreign Currency Translation

Centessa Predecessor Group’s combined financial statements are presented in U.S. dollars, the reporting currency of Centessa Predecessor Group. The Group’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their historic rates. The

Centessa Predecessor Group

Notes to the Combined Financial Statements

resulting translation gain and loss adjustments are recorded directly as a separate component of combined deficit. Transactions denominated in a currency other than the Group’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss. Foreign exchange difference gains and losses are immaterial to these combined financial statements.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these combined financial statements include, but are not limited to, the accrual of research and development expenses, the valuation of liabilities associated with financial instruments and derivatives and share-based compensation. Estimates and assumptions are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Group’s estimates.

Segment Information

Operating segments are defined as components of an enterprise with separate discrete information available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Group views its operations and manages its business as one segment.

Cash and Cash Equivalents

The Group considers all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.

Concentration of Manufacturing Risk

The Group is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Group relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients and formulated drugs. The Group has not experienced any material adverse impact as a result of the global pandemic – COVID-19.

Fair Value of Financial Instruments

The Group follows the guidance in FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2:	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Centessa Predecessor Group

Notes to the Combined Financial Statements

Management believes that the carrying amounts of tax incentive receivables, accounts payable, and accrued expenses approximate fair value due to the short-term nature of those instruments.

Convertible Term Notes and Derivative Liability

In connection with the issuance of the convertible term notes (Note 6), the Group had identified redemption features that required bifurcation into embedded derivatives, which were recorded as a derivative liability on the combined balance sheet and will be remeasured to fair value at each reporting date until the derivative is settled. Changes in the fair value of the derivative liability are recognized in the combined statements of operations and comprehensive loss.

Upon issuance of the convertible term notes, the Group bifurcated the redemption feature, and each note was recorded at cost, net of debt discount. The discount on each note was amortized as interest expense to the date such note was expected to convert using the effective interest rate method and was reflected in the combined statements of operations and comprehensive loss as amortization of debt discount.

The Group classified its derivative liability in the combined balance sheet as current or non-current based on its expectation of when the derivative will be settled, consistent with the assumptions used when determining the fair value of the derivative liability.

Research and Development Tax Incentives

The Group is subject to corporate taxation in the UK. As companies that carry out extensive research and development activities and qualify as a small or medium-sized enterprises (“SME”), the Group benefits from the UK Research and Development tax credit regime. Under the SME regime, the Group is able to surrender some of its trading losses that arise from qualifying research and development activities for a cash rebate of up to 33.35% of such qualifying research and development expenditure, reduced to 21.67% for subcontractor costs.

During the years ended December 31, 2019 and 2020, the Group recognized $1.3 million and $2.2 million respectively, which has been recorded as a reduction to research and development expenses in the combined statements of operations and comprehensive loss related to research and development taxation benefits.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, share-based compensation, employee benefits, consulting costs and external contract research and development and manufacturing expenses.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development in the period in which they are incurred. Advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

The Group accrues for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. The Group records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued expenses in the combined balance sheets. When evaluating the adequacy of the accrued liabilities, the Group analyzes progress of the research studies or clinical trials and manufacturing activities, including the phase or completion of events, invoices received and contracted

Centessa Predecessor Group

Notes to the Combined Financial Statements

costs. Significant judgments and estimates may be made in determining the accrued expenses at the end of any reporting period. Actual results could differ from the Group’s estimates. The Group’s historical accrual estimates have not been materially different from the actual costs.

Share-Based Compensation

The Group measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of each of the Centessa Predecessor Group entities’ ordinary shares.

Convertible Preferred Shares

The convertible preferred shares are recorded outside of combined deficit because upon the occurrence of certain deemed liquidation events, the majority of the holders could vote to redeem the convertible preference shares at the liquidation preference and these events, are considered not solely within each of the Centessa Predecessor Group entities’ control.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

The Group accounts for uncertain tax positions pursuant to GAAP, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. At December 31, 2019 and 2020, the Group had not recorded any unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in combined deficit that result from transactions and economic events other than those with shareholders. For the years ended December 31, 2019 and 2020, the Group’s only element of other comprehensive loss was the change in foreign currency translation adjustments.

JOBS Act Accounting Election

The Group is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the

Centessa Predecessor Group

Notes to the Combined Financial Statements

extended transition period provided in the JOBS Act. As a result, these combined financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Group has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Group beginning January 1, 2022, with early adoption permitted. The Group is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Group), including interim periods within those fiscal years. The Group is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows.

3. Balance Sheet and Combined Deficit Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in USD thousands):

	December 31,
	2019	2020
Prepaid insurance	$3	$9
Prepaid research and development costs	1,153	992
VAT receivables	420	298
Other	4	6

Total prepaid expenses and other current assets	$1,580	$1,305

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in USD thousands):

	December 31,
	2019	2020
Research and development expenses	$306	$1,001
Professional fees	26	37
Other	7	9

Total accrued expenses and other current liabilities	$339	$1,047

Centessa Predecessor Group

Notes to the Combined Financial Statements

Combined Deficit

	December 31,
	2019	2020
Morphogen-IX deficit
Ordinary shares	$13	$13
Additional paid-in capital	215	364
Accumulated other comprehensive income	589	629
Accumulated deficit	(5,590)	(9,225)

Total Morphogen-IX deficit	$(4,773)	$(8,219)

Z Factor deficit
Ordinary shares	$11	$12
Additional paid-in capital	274	461
Accumulated other comprehensive income	181	139
Accumulated deficit	(4,587)	(8,568)

Total Z Factor deficit	$(4,121)	$(7,956)

LockBody deficit
Ordinary shares	$—	$—
Additional paid-in capital	—	—
Accumulated other comprehensive income (loss)	41	(196)
Accumulated deficit	(3,004)	(6,052)

Total LockBody deficit	$(2,963)	$(6,248)

Total combined deficit	$(11,857)	$(22,423)

4. Commitments and Contingencies

Commitments

As of December 31, 2020, the Group had non-cancellable commitments for purchase of clinical materials, contract manufacturing, maintenance, and committed funding of up to $2.9 million, of which the Group expects to pay within one year. The amount and timing of these payments vary depending on the rate of progress of development. Future clinical trial expenses have not been included within the purchase commitments because they are contingent on enrollment in clinical trials and the activities required to be performed by the clinical sites.

Z Factor License Agreement

In 2015 and subsequently amended in 2017, Z Factor entered into an exclusive worldwide license agreement to further develop and commercialize, small molecule chaperones to correct the folding of Z-A1AT for the treatment of kidney and lung disease. The Group is solely responsible for, and is required to use commercially reasonable efforts to, research, develop, manufacture and commercialize the licensed technology, at its own costs. The Group is also responsible for supplying all active pharmaceutical ingredients and finished drug product for exploitation. The Group is obligated to make up to $0.5 million (£0.4 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. In addition, the Group is obligated to fund any patent related costs associated with the licensed technology. No expenses were incurred during the years ended December 31, 2019 and 2020 in connection to the license agreement.

Centessa Predecessor Group

Notes to the Combined Financial Statements

Morphogen-IX License Agreement

In 2015, Morphogen-IX entered into an exclusive worldwide license agreement to further develop and commercialize, the licensed technology for PAH. The Group is responsible for supplying all active pharmaceutical ingredients and finished drug product for exploitation. The Group is obligated to make up to $1.0 million (£0.8 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. The Group is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event the Group sublicenses the approved technology. In addition, the Group is obligated to pay an annual licensing fee and obligated to fund any patent related costs associated with the licensed technology. The Group incurred $12,769 and $12,838 in expenses related to the Morphogen-IX License Agreement for the years ended December 31, 2019 and 2020, respectively.

Contingencies

From time to time, the Group may have certain contingent liabilities that arise in the ordinary course of its business activities. The Group accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated.

Litigation

The Group is not a party to any litigation as of December 31, 2019 and 2020.

5. Convertible Preferred Shares

Series A, Series B and Seed Series convertible preferred shares

During April and May 2019, Z Factor sold 666,662 shares of its Series A convertible preferred shares at a purchase price of $7.75 per share (£6.00 per share at an exchange rate of 0.77) in exchange for gross proceeds of $5.2 million (£4.0 million at an exchange rate of 0.77). Offering costs incurred were immaterial.

The Series A, Series B and Seed Series convertible preferred shares are subject to redemption under certain “deemed liquidation” events, as defined in each of the Centessa Predecessor Group entities’ articles of association. The Series A, Series B and Seed Series convertible preferred shares are classified outside of combined deficit as the deemed liquidation events are outside of the each of the Centessa Predecessor Group entities’ control.

Dividends

The holders of any of the convertible preferred shares are entitled to dividends if and when declared by each of the Centessa Predecessor Group entities’ board of directors. As of December 31, 2020, no dividends have been declared.

Voting

Each preferred share is entitled to a vote on an as-converted basis and certain significant Group events require majority approval from the preferred shareholders as a separate class.

Conversion

Each convertible preferred share is convertible, at the holder’s option, into such number of ordinary shares on a one-to-one basis and equal to the conversion price then in effect. The conversion price is subject to adjustments

Centessa Predecessor Group

Notes to the Combined Financial Statements

for splits, dividends, distributions and other similar recapitalization events. Upon consummation of a qualified initial public offering of any of the Group entities’ securities, the convertible preferred shares will automatically convert into ordinary shares.

Liquidation Preference

Upon the liquidation, sale, or merger of each of the Group entities (collectively, the Liquidation), the preferred shares are entitled to receive an amount equal to the original issuance price plus any unpaid declared dividends.

If there are additional available assets from the Liquidation after the initial liquidation payments, the remaining available assets will be distributed to the ordinary shareholders.

6. Convertible Term Notes

On July 31, 2019, LockBody entered into a convertible term note agreement to issue up to £5,000,000 of convertible term notes to certain parties (collectively the “Note Holders”). LockBody received $3.8 million (£3.0 million at an exchange rate of 0.78) on July 31, 2019 for the first tranche, and additional $1.3 million (£1.0 million at an exchange rate of 0.78) on November 25, 2020 for the second tranche. The convertible term notes had a stated interest rate of 2% per annum, which was not payable until settlement of the principal, being the maturity date of August 2, 2021.

The principal and accrued interest due under the convertible term notes converts:

•	into the class of LockBody’s shares issued in LockBody’s next qualified fund raising, at a conversion price after applying a 20% discount to the purchase price per share paid for the shares.

•	on a change of control, at a conversion price after applying a 50% discount to the purchase price per share paid for the shares.

As a result of the fact that the convertible term notes were convertible into a variable number of preferred shares, the Group evaluated the conversion provision as a redemption feature. The redemption feature was evaluated as an embedded derivative and bifurcated from the convertible term notes due to the substantial premium paid upon redemption and accounted for as a derivative instrument. Upon bifurcating the redemption feature, the Group recorded aggregate debt discounts of $0.7 million that is recognized in interest expense over the term of the convertible term notes.

For the years ended December 31, 2019 and 2020, the Group recognized $0.1 million and $0.3 million related to the amortization of the debt discount.

Centessa Predecessor Group

Notes to the Combined Financial Statements

The Group recognized the following changes related to the convertible term notes during the years ended December 31, 2019 and 2020 (in USD thousands):

Balance as of January 1, 2019	$—
Issuance of convertible term notes (first tranche)	3,831
Allocation of note issuance proceeds to derivative	(500)
Amortization of debt discount	118
Accrued interest	32
Foreign currency translation adjustments	134

Balance as of December 31, 2019	3,615
Issuance of convertible term notes (second tranche)	1,284
Allocation of note issuance proceeds to derivative	(167)
Amortization of debt discount	310
Accrued interest	80
Foreign currency translation adjustments	217

Balance as of December 31, 2020	$5,339

7. Share-based Compensation

Z Factor and Morphogen-IX grant equity incentive shares, designated as B ordinary shares, to its employees, executives, and consultants and are purchased by the recipient for a nominal amount within one year from grant date. Generally, the awards vest 25% on the first anniversary of the grant date and ratably each quarter thereafter. Upon a change in control event or an initial public offering of the Z Factor and Morphogen-IX’s ordinary shares, the B ordinary shares convert, on a 1:1 basis, into ordinary shares. Z Factor and Morphogen-IX account for B ordinary shares as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded within research and development expenses within the Group’s combined statement of operations and comprehensive loss. The Group recognized share-based compensation of $0.2 million and $0.3 million during the year ended December 31, 2019 and 2020, respectively.

The following table summarizes unvested B ordinary shares outstanding:

Outstanding at January 1, 2019	379,120
Granted	54,045
Vested	(171,866)

Outstanding at December 31, 2019	261,299
Granted	81,945
Vested	(127,613)

Outstanding at December 31, 2020	215,631

The weighted-average grant date fair value of B ordinary shares granted was $2.66 and $6.47 per share for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, the total unrecognized compensation expense related to B ordinary shares was $0.7 million, which the Group expects to recognize over a weighted-average period of 2-3 years.

Centessa Predecessor Group

Notes to the Combined Financial Statements

8. Fair Value Measurement

The following table presents information about the Group’s assets and liabilities as of December 31, 2019 and 2020 that are measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values (in USD thousands):

	Fair Value Measurement at December 31, 2019 using
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$519	$519

	Fair Value Measurement at December 31, 2020 using
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$913	$913

The derivative liability was considered a Level 3 liability because its fair value measurement was based, in part, on significant inputs not observed in the market. The fair value of the derivative was estimated primarily on the probability of the Group’s next fund raising occurring and the timing of such event.

The Group recognized the following changes in the fair value of the derivative liability during the years ended December 31, 2019 and 2020 (in USD thousands):

Balance as of January 1, 2019	$—
Allocation of note issuance proceeds to derivative	500
Foreign currency translation adjustment	19

Balance as of December 31, 2019	519
Allocation of note issuance proceeds to derivative	167
Change in fair value of derivative liability	186
Foreign currency translation adjustment	41

Balance as of December 31, 2020	$913

9. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows (in USD thousands):

	December 31,
	2019	2020
Deferred tax assets/(liabilities):
Deferred tax assets	1,133	2,355
Deferred tax liabilities	(97)	(16)
Less: valuation allowance	(1,036)	(2,339)

Net deferred tax asset	$—	$—

Centessa Predecessor Group

Notes to the Combined Financial Statements

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Group’s net deferred tax assets as of December 31, 2020 and 2019. The valuation allowance increased by $0.4 million and $1.3 million during the years ended December 31, 2019 and 2020.

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2019	2020
Statutory tax rate benefit	19%	19%
Non-deductible expenses	(1)%	(1)%
Enhanced research and development expenses	19%	15%
Losses surrendered for tax incentive	(33)%	(28)%
Non-taxable research and development incentive	5%	4%
Change in tax rate	(1)%	1%
Change in valuation allowance	(8)%	(11)%

Effective income tax rate	—%	—%

The following table summarizes carryforwards of federal and local net operating losses (NOL) and research tax credits (in USD thousands):

	December 31,
	2019	2020
UK	$6,666	$12,393

The Company will recognize interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2020, the Group had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Group’s statements of operations and comprehensive loss. Due to NOL and tax credit carry forwards that remain unutilized, income tax returns for tax years from 2019 and 2020 remain subject to examination by the taxing jurisdictions. The NOL carryforwards remain subject to review until utilized.

10. Related Party Transactions

Term loans

The Group entered into term loan agreements which had the following balances outstanding (in USD thousands):

	December 31,
	2019	2020
Ultrahuman Eleven	$272	$—
Ultrahuman Ten	136	144
Ultrahuman Nine	136	144

Total term loans	$544	$288

Centessa Predecessor Group

Notes to the Combined Financial Statements

The term loans have a stated interest rate of 2% per annum above the Bank of England official rate and the outstanding balances are repayable on demand of the lenders. The Bank of England official rate was 0.75% and 0.10% at December 31, 2019 and 2020, respectively.

The outstanding balance of the term loan with Ultrahuman Eleven was forfeited by the lender in February 2020, from which a gain on extinguishment of debt of $264,000 is recognized in the combined statements of operations and comprehensive loss.

In July 2020, the Group entered into a term loan agreement with Ultrahuman Seven that was forfeited by the lender in September 2020, resulting in a gain on extinguishment of debt of $77,000 recognized in the combined statement of operations and comprehensive loss.

Ultrahuman group of companies which includes Ultrahuman Limited, Ultrahuman Seven, Ultrahuman Nine, Ultrahuman Ten and Ultrahuman Eleven have common ownership with the Group.

Support service agreement with Ultrahuman services

In April 2017, the Group entered into a Support Service Agreement with Ultrahuman Limited. Ultrahuman Limited provides scientific and operational consultancy services and other support services.

Costs incurred associated with this contract were $153,000 and $679,000 for the years ended December 31, 2019 and 2020, respectively, which has been recorded within research and development expenses in the combined statements of operations and comprehensive loss.

Master services agreements with The Cambridge Partnership Limited

In May and June 2018, the Group entered into Master Services agreements with The Cambridge Partnership Limited for accounting and administrative services. Costs incurred associated with these contracts were $94,000 and $117,000 for the years ended December 31, 2019 and 2020, respectively, which has been recorded within general and administrative expenses in the combined statements of operations and comprehensive loss.

David Grainger is a director and shareholder of The Cambridge Partnership and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master services agreements with The Foundry (Cambridge) Limited

In May and June 2018, the Group entered into Master Services agreements with The Foundry (Cambridge) Limited. Costs incurred associated with these contracts were $51,000 and $46,000 for the years ended December 31, 2019 and 2020, respectively, which has been recorded within research and development expenses in the combined statements of operations and comprehensive loss.

David Grainger is a director and shareholder of The Foundry (Cambridge) Limited and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master Services agreements with RxCelerate Limited

In March and December 2015, the Group entered into Master Services agreements with RxCelerate Limited to provide drug discovery services. Costs incurred associated with this contract were $2.2 million and $2.7 million for the years ended December 31, 2019 and 2020, respectively, which has been recorded within research and development expenses in the combined statements of operations and comprehensive loss.

Centessa Predecessor Group

Notes to the Combined Financial Statements

David Grainger is a director and shareholder of RxCelerate Limited and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master Services agreements with RxBiologics Limited

In February 2020, LockBody entered into Master Services agreements with RxBiologics Limited to provide biologics drug discovery services. Costs incurred associated with this contract were $0.2 million for the year ended December 31, 2020, which has been recorded within research and development expenses in the combined statements of operations and comprehensive loss.

William Finlay is a director and shareholder of RxBiologics Limited and was a director of LockBody until he resigned on January 29, 2021.

11. Subsequent Events

In January 2021, the outstanding principal and accrued interest for the LockBody convertible term notes (Note 6) were forfeited by the Note Holders.

The Group has evaluated subsequent events from the balance sheet date through March 12, 2021, the issuance date of these combined financial statements and has not identified any requiring disclosure except as noted above.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

Palladio Biosciences, Inc.

Horsham, Pennsylvania

We have audited the accompanying financial statements of Palladio Biosciences, Inc., which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations, convertible preferred shares and shareholders’ deficit, and cash flows for the nine months ended December 31, 2019 and the year ended December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palladio Biosciences, Inc. as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the nine months ended December 31, 2019 and the year ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Palladio Biosciences, Inc.

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$6,993	$15,436
Subscription receivable	—	2,975
Prepaid expenses and other current assets	245	226

Total current assets	7,238	18,637
Other assets	—	203

Total assets	$7,238	$18,840

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$1,232	$192
Accrued expenses and other current liabilities	440	1,694

Total current liabilities	1,672	1,886
Convertible debt, net of discount	13,701	—
Derivative liability	3,261	—

Total liabilities	18,634	1,886

Commitments and Contingencies (note 7)
Convertible preferred shares, $0.00001 par value:
Series A convertible preferred shares: 5,009,185 shares authorized, issued and outstanding (liquidation value of $7,514 at December 31, 2020)	4,982	4,982
Series B convertible preferred shares: 18,684,738 shares authorized, issued and outstanding at December 31, 2020. No shares authorized issued or outstanding at December 31, 2019 (liquidation value of $61,660 at December 31, 2020)	—	40,962

Total convertible preferred shares	4,982	45,944

Shareholders’ deficit:
Common shares, $0.00001 par value: 34,000,000 shares authorized; 4,180,340 shares issued and outstanding	—	—
Additional paid - in capital	1,121	1,416
Accumulated deficit	(17,499)	(30,406)

Total shareholders’ deficit	(16,378)	(28,990)

Total liabilities, convertible preferred shares and shareholders’ deficit	$7,238	$18,840

See accompanying notes to audited financial statements.

Palladio Biosciences, Inc.

Statements of Operations

(in thousands)	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$5,557	$5,449
General and administrative	1,353	3,223

Loss from operations	(6,910)	(8,672)
Change in fair value of derivative liability	—	(967)
Amortization of debt discount	(1,072)	(2,386)
Interest expense, net	(408)	(882)

Net loss	$(8,390)	$(12,907)

See accompanying notes to audited financial statements.

Palladio Biosciences, Inc.

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands, except share data)

	Convertible preferred shares				Shareholders’ deficit
	Series A		Series B		Common		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	deficit	Total
Balance at April 1, 2019	5,009,185	$4,982	—	$—	4,180,340	$—	$1,021	$(9,109)	$(8,088)
Share-based compensation expense	—	—	—	—	—	—	100	—	100
Net loss	—	—	—	—	—	—	—	(8,390)	(8,390)

Balance at December 31, 2019	5,009,185	4,982	—	—	4,180,340	—	1,121	(17,499)	(16,378)
Sale of Series B convertible preferred shares, net of issuance costs of $144	—	—	8,409,088	18,356	—	—	—	—	—
Issuance of Series B convertible preferred shares upon settlement of promissory notes and derivative liability	—	—	10,275,650	22,606	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	295	—	295
Net loss	—	—	—	—	—	—	—	(12,907)	(12,907)

Balance at December 31, 2020	5,009,185	$4,982	18,684,738	$40,962	4,180,340	$—	$1,416	$(30,406)	$(28,990)

See accompanying notes to audited financial statements.

Palladio Biosciences, Inc.

Statements of Cash Flows

(in thousands)	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(8,390)	$(12,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liability	—	967
Amortization of debt discount	1,072	2,386
Noncash interest expense	433	901
Share-based compensation	100	295
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(158)	19
Accounts payable	1,232	(1,040)
Accrued expenses and other current liabilities	229	1,051

Net cash used in operating activities	(5,482)	(8,328)

Cash flows from financing activities:
Proceeds from issuance of convertible debt, net of issuance costs	11,959	1,390
Proceeds from the sale of Series B convertible preferred shares, net of offering costs	—	15,381

Net cash provided by financing activities	11,959	16,771

Net increase in cash and cash equivalents	6,477	8,443
Cash and cash equivalents at beginning of period	516	6,993

Cash and cash equivalents at end of period	$6,993	$15,436

Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series B convertible preferred shares subscription receivable	$—	$2,975

Deferred financing costs in accrued expenses and other current liabilities	$—	$203

Issuance of Series B convertible preferred shares upon settlement of promissory notes and derivative liability	$—	$22,606

See accompanying notes to audited financial statements.

Palladio Biosciences, Inc.

Notes to the Financial Statements

1. Nature of Operations

Palladio Biosciences, Inc. (the Company), a Delaware corporation incorporated in August 2015, is a clinical stage pharmaceutical company developing medicines for orphan diseases of the kidney. The Company’s lead product candidate, lixivaptan, is a potential treatment for autosomal dominant polycystic kidney disease (ADPKD), an orphan kidney disease for which there are limited treatments. The Company is preparing for its phase three clinical trial.

In 2019, the Company approved a change in its fiscal year end from March 31 to December 31. The accompanying statement of operations, cash flows and convertible preferred stock and shareholders’ deficit are comprised of the nine months ended December 31, 2019 to reflect the change in the Company’s fiscal year end.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $30.4 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and the proceeds received by Centessa from its Series A financing, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020 the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the nine months ended December 31, 2019 and the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that required management’s estimates included the fair value of the Company’s redemption feature derivative liability, share based compensation and its common stock.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, subscription receivable, prepaid expenses, accrued expenses, and accounts payable, approximate fair value due to the short-term nature of those instruments. The redemption feature derivative liability and common stock were recorded at its estimated fair value.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Cash and cash equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Deferred Financing Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed. Financing costs are expensed immediately if the financial instrument is recorded at its estimated fair value and subject to remeasurement. As of December 31, 2020, there were $0.2 million of deferred financing costs within the Company’s balance sheet.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards.

Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, and, for stock options, the expected life of the options and stock price volatility. The Company accounts for forfeitures of stock option awards as they occur. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

The expected life of the stock options is estimated using the “simplified method,” as the Company has limited historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

4. Fair Value of Financial Instruments

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense and accounts payable are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about the Company’s assets measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2019:
Liabilities
Derivative Liability	$—	$—	$3,261

The Company evaluated a redemption feature within the convertible promissory notes issued from 2018 through 2020 and determined bifurcation of the redemption feature was required. The redemption feature is classified as a liability on the accompanying balance sheet at December 31, 2019. The liability is marked-to-market each reporting period with the changes in fair value recorded in the accompanying statements of operations until it was settled in September 2020. The fair value of the derivative was determined based on an income approach that identified the cash flows using a “with-and-without” valuation methodology. The inputs used to determine the estimated fair value of the derivative instrument were based primarily on the probability of an underlying event triggering the embedded derivative occurring and the timing of such event, until the convertible promissory notes were converted into shares of Series B convertible preferred stock in September 2020 and the redemption feature was settled.

The reconciliation of the redemption feature of convertible promissory notes and preferred stock warrant liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows (amounts in thousands):

(in thousands)
Balance at April 1, 2019	$652
Additions	2,609
Change in fair value	—

Balance at December 31, 2019	3,261
Additions	395
Change in fair value	967
Settlement upon issuance of Series B convertible preferred shares	(4,623)

Balance at December 31, 2020	$—

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Professional fees	$23	$300
Compensation and related benefits	309	880
Research and development	108	514

	$440	$1,694

6. Convertible Debt

From August 2018 through July 2020, the Company issued convertible promissory notes and received aggregate proceeds of $16.5 million. The notes accrued simple interest of 8% per annum and, if not converted, would have matured on various dates ranging from December 2020 to December 2021. Upon the completion of a qualified financing event, the outstanding principal and interest automatically converted into the shares issued in connection with the financing event and at 75%-80% of the subscription price. In the event of a change in control prior to conversion or maturity, the notes were entitled to receive three times their initial investment. The Company completed a qualified financing in September 2020 and issued 10,275,650 shares of Series B convertible preferred stock in exchange for the outstanding principal and interest of $16.5 million and $1.5 million, respectively.

As a result of the fact that the promissory notes were convertible into a variable number of shares of preferred stock, the Company evaluated the conversion provision as a feature. The redemption feature was evaluated as an embedded derivative and bifurcated from the convertible promissory notes due to the substantial premium paid upon redemption and accounted for as a derivative instrument. Upon bifurcating the redemption feature, the Company recorded aggregate debt discounts of $3.8 million that was recognized in interest expense over the term of the convertible promissory notes.

For the nine months ended December 31, 2019 and for the year ended December 31, 2020, the Company incurred debt issuance costs of $41,000 and $0.1 million, respectively and were recorded as debt discounts. The debt discounts were being amortized into interest expense over the term of the convertible promissory notes using the effective interest method. For the nine months ended December 31, 2019 and the year ended December 31, 2020, the Company recognized interest expense of $0.4 million and $0.9 million and $1.1 million and $2.4 million of amortization expense of the debt discount, respectively.

Changes in convertible debt were as follows:

(in thousands)
Balance at April 1, 2019	$2,846
Borrowings, net of debt discount	9,350
Accrued interest	433
Amortization of debt discount	1,072

Balance at December 31, 2019	13,701
Borrowings, net of debt discount	995
Accrued interest	901
Amortization of debt discount	2,386
Settlement upon issuance of Series B preferred stock	(17,983)

Balance at December 31, 2020	$—

7. Commitments and Contingencies

Amended and Restated Lixivaptan License Agreement

Prior to April 1, 2019, the Company entered into an exclusive worldwide license agreement to further develop and commercialize Lixivaptan, a nonpeptide selective vasopressin V2 receptor antagonist for the treatment of ADPKD. In relation to the purchase of the license, the Company is obligated to make certain contingent consideration payments to the seller in the event a Licensed Product is commercialized. Such payments are structured as a tiered percentage of net sales and capped at $32.5 million. The Company is obligated to make up to $16.3 million in commercial milestone payments. In addition, the Company is obligated to make future royalty payments (the first $19.0 million of which would be due to Pfizer) at low to mid single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. The Company incurred no expense during the nine months ended December 31, 2019 and the year ended December 31, 2020 in connection to the license agreement.

Operating Leases

The Company leases office space in Horsham, Pennsylvania under a noncancelable lease, as amended. The lease is classified as an operating lease and the Company recognizes rent expense on a straight-line basis over the lease term and expires in October 2022. The future minimum lease payments under the Company’s lease arrangement as of December 31, 2020 are $68,000 and $57,000 in 2021 and 2022, respectively. The Company recognized rent expense of $26,000 and $52,000 during the nine months ended December 31, 2019 and the year ended December 31, 2020, respectively, related to its operating leases.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Employment benefit plan

The Company maintains a defined contribution 401(k) plan in which employees may contribute up to 100% of their salary and bonus, subject to statutory maximum contribution amounts. The Company contributes a safe harbor minimum contribution equivalent to 3% of employees’ compensation. The Company generally assumes all administrative costs of the plan. For the nine months ended December 31, 2019 and the year ended December 31, 2020, the expense relating to the contributions made was $1,000 and $37,000, respectively.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

8. Convertible Preferred Shares and Common Shares

Common shares

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Subject to the rights of holders of convertible preferred shares, common shareholders are entitled to receive dividends, as may be declared by the board of directors, if any. No dividends had been declared through December 31, 2020.

Convertible preferred shares

The Company has Series A and Series B convertible preferred shares, which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. During the year ended December 31, 2020, the Company issued an aggregate of 18,684,738 shares of Series B preferred at a purchase price of $2.20 per share, including the issuance of 10,275,650 shares of Series B preferred upon the conversion of outstanding convertible promissory notes. The Company received $18.4 million in net proceeds from the sale of Series B preferred shares of which $3.0 million was received in January 2021.

Dividends

The holders of Series A and Series B preferred shares, in preference to holders of any other class or series of the Company’s shares, are entitled to a non-cumulative 8% dividend, if and when declared by the Company’s board of directors. In the event a dividend is declared to common shareholders, holders of Series A and Series B preferred shares will also receive an equivalent dividend on an “as-converted” basis. No dividends were declared or paid during the nine months ended December 31, 2019 and the year ended December 31, 2020.

Voting

The holders of Series A and Series B preferred shares are entitled to one vote for each share of common stock into which their shares of preferred shares may be converted and, subject to certain preferred share class votes specified in the Company’s certificate of incorporation or as required by law, the holders of the preferred shares and common share vote together on an as-converted basis.

Liquidation preference

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of incorporation, holders of Series B preferred shares are entitled to receive, in preference to all other shareholders, an amount equal to the greater of (i) one and one half times the applicable original issuance price plus any declared and unpaid dividends and (ii) such amount that would have been payable had the preferred shares been converted into common shares immediately prior to the liquidation event. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series B preferred shares in proportion to the full amounts to which they would otherwise be entitled.

After payment in full of the liquidation preference of the Series B preferred shares, holders of Series A preferred shares are entitled to receive, in preference to all holders of common shares, an amount equal to the greater of (i) one and one half times the applicable original issuance price plus any declared and unpaid dividends and (ii) such amount that would have been payable had the preferred shares been converted into common shares immediately prior to the liquidation event. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire remaining assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A preferred shares in proportion to the full amounts to which they would otherwise be entitled.

After payment of the liquidation preference on shares of Series A and Series B preferred shares has been made, any remaining assets shall be distributed ratably to the holders of common shares.

Conversion

Each share of Series A and Series B preferred shares is convertible into common shares at any time at the option of the holder thereof at the conversion price then in effect. All shares of Series A and Series B preferred shares are convertible into common shares at the affirmative election of the holders of at least a majority of the outstanding shares of preferred stock at the conversion price then in effect. The conversion price for the Series A preferred stock and Series B preferred stock are $1.00 and $2.20 per share, respectively (each subject to adjustments upon the occurrence of certain dilutive events).

The Company may at any time require the conversion of all outstanding preferred stock upon an initial public offering of its common stock with a public offering price of at least $6.60 per share and aggregate gross proceeds of at least $50.0 million. Upon any automatic conversion, any declared and unpaid dividends shall be payable to the holders of preferred stock.

9. Share-Based Compensation

Equity Incentive Plan

The Company has the 2016 Equity Incentive Plan, as amended (the 2016 Plan), whereby the total number of shares authorized under the 2016 Plan as of December 31, 2020 was 4,918,989 of which no shares were available for future grants as of December 31, 2020. The Plan provides for the granting of common stock, incentive stock options, nonqualified stock options, restricted stock awards, and/or stock appreciation rights to employees, directors, and other persons, as determined by the Company’s board of directors. The Company’s stock options vest based on the terms in each award agreement, generally over four-year periods, and have a contractual term of ten years.

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded share-based compensation expense in the following expense categories in its accompanying statements of operations:

(in thousands)	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Research and development	$37	$59
General and administrative	63	236

	$100	$295

The following table summarizes stock option activity for the year ended December 31, 2020:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (years)
Outstanding at April 1, 2019	1,032,529	$0.34
Granted	103,255	$0.46

Outstanding at December 31, 2019	1,135,784	$0.36
Granted	3,783,205	$0.51

Outstanding at December 31, 2020	4,918,989	$0.47	9.2

Exercisable at December 31, 2020	1,415,183	$0.39	8.0

Vested or expected to vest at December 31, 2020	4,918,989	$0.47	9.2

The weighted-average grant date fair value of options granted was $0.32 and $0.34 per share for the nine months ended December 31, 2019 and the year ended December 31, 2020, respectively. As of December 31, 2020, the total unrecognized compensation expense related to unvested stock option awards was $1.2 million, which the Company expects to recognize over a weighted-average period of 3.3 years.

The fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Expected volatility	77.6%	77.1%
Risk-free interest rate	1.90%	0.40%
Expected term	6.25	6.25
Expected dividend yield	—	—

Founder Shares

In July 2016, the Company granted 3,261,388 shares of restricted stock to a founder. Pursuant to the restricted stock agreement, 75% of the shares vested immediately and the remaining 25% vested on the third anniversary from the grant date. Upon termination of services by the founder prior to the third anniversary, the shares were subject to repurchase, at the Company’s option for a nominal amount. During the nine months ended December 31, 2019, the Company recognized stock-based compensation expense of $48,000 and the shares were no longer subject to repurchase.

10. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Deferred compensation	$34	$119
Amortization	226	77
Amortization of capitalized research and development	1,487	2,979
Other	3	134
Accrued compensation	73	251
Net operating losses and research and development credits	3,200	4,515

Gross deferred tax assets	5,023	8,075
Less: valuation allowance	(5,023)	(8,075)

	$—	$—

The valuation allowance recorded by the Company as of December 31, 2019 and 2020 resulted from the uncertainties of the future utilization of deferred tax assets relating from net operating losses, or NOLs, carry forwards for federal and state income tax purposes. Realization of the NOL carry forwards is contingent on future taxable earnings. The deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a full valuation allowance continues to be recorded against the Company’s deferred tax asset, as it was determined based upon past and projected future losses that it was “more likely than not” that the

Company’s deferred tax assets would not be realized. In future years, if the deferred tax assets are determined by management to be “more likely than not” to be realized, the recognized tax benefits relating to the reversal of the valuation allowance will be recorded. The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately as such time when it is determined that the “more likely than not” criteria is satisfied.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	Nine Months Ended December 31, 2019	Year Ended December 31, 2020
Federal tax benefit at statutory rate	(21.0)%	(21.0)%
Permanent differences	5.6	9.4
Research and development, including prior year true-up	(8.7)	(7.6)
State taxes, net of federal benefit	(5.8)	(4.4)
Change in valuation allowance	29.9	23.6

Effective tax rate	—%	—%

The federal net operating loss carryforwards and research and development credit carryforward begin to expire in 2036. State net operating loss carryforwards begin to expire in 2036. Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carry forwards could be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carry forwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carry forward is subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there could be a reduction in the deferred tax asset with an offsetting reduction in the valuation allowance.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as a interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. We continue to examine the impact of the CARES Act. Currently, we are unable to determine the impact, if any, that the CARES Act will have on our business, financial condition or results of operations.

11. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determine that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

ApcinteX Limited

London, United Kingdom

We have audited the accompanying financial statements of ApcinteX Limited, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ApcinteX Limited as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

ApcinteX Limited

Balance Sheets

(All amounts presented in USD thousands, except shares data)

	December 31,
	2019	2020
Assets
Current assets:
Cash and cash equivalents	$3,752	$15,124
Tax incentive receivable	2,017	1,004
Prepaid expenses and other current assets	131	109

Total current assets	5,900	16,237
Non-current tax incentive receivable	486	355

Total assets	$6,386	$16,592

Liabilities, Convertible Preferred Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable	$225	$560
Accrued expenses and other current liabilities	187	50

Total liabilities and current liabilities	412	610

Commitments and contingencies (Note 4)
Convertible preferred shares (£0.0001 nominal value):
Series A preferred shares: 2,357,265 shares issued and outstanding (liquidation value of $20,161 at December 31, 2020)	19,102	19,102
Series B preferred shares: no shares and 508,147 shares issued and outstanding at December 31, 2019 and 2020, respectively (liquidation value of $12,396 at December 31, 2020)	—	11,697

Total convertible preferred shares	19,102	30,799

Shareholders’ deficit:
Ordinary shares: £0.0001 nominal value: 624,187 shares issued and outstanding	—	—
Ordinary B shares: £0.0001 nominal value: 526,138 and 795,975 shares issued and 265,424 and 392,572 outstanding at December 31, 2019 and 2020, respectively	—	—
Additional paid-in capital	1,587	2,038
Accumulated other comprehensive income	288	1,020
Accumulated deficit	(15,003)	(17,875)

Total shareholders’ deficit	(13,128)	(14,817)

Total liabilities, convertible preferred shares and shareholders’ deficit	$6,386	$16,592

The accompanying notes are an integral part of these financial statements.

ApcinteX Limited

Statements of Operations and Comprehensive Loss

(All amounts presented in USD thousands)

	Year ended December 31,
	2019	2020
Operating expenses:
Research and development	$4,848	$2,582
General and administrative	226	297

Loss from operations	(5,074)	(2,879)
Interest income, net	18	7

Loss before income taxes	(5,056)	(2,872)
Income taxes	—	—

Net loss	(5,056)	(2,872)
Other comprehensive income:
Foreign currency translation adjustment	60	732

Total comprehensive loss	$(4,996)	$(2,140)

The accompanying notes are an integral part of these financial statements.

ApcinteX Limited

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(All amounts presented in USD thousands, except shares data)

	Convertible Preferred Shares				Shareholders’ Deficit
	Series A		Series B		Ordinary		Ordinary B		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2019	1,677,047	$13,527	—	$—	624,187	$—	526,138	$—	$1,239	$228	$(9,947)	$(8,480)
Issuance of Series A preferred shares	680,218	5,575	—	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—		—	—	—	—	—	—	348	—	—	348
Vesting of Ordinary B shares issued pursuant to early exercises	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(5,056)	(5,056)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	60	—	60

Balance as of December 31, 2019	2,357,265	19,102	—	—	624,187	—	526,138	—	1,587	288	(15,003)	(13,128)
Issuance of Series B preferred shares,	—	—	508,147	11,697	—	—		—	—	—	—	—
Repurchase and retirement of Ordinary B shares	—	—	—	—	—	—	(17,538)	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	451	—	—	451
Issuance of Ordinary B shares upon early exercise of share options	—	—	—	—	—	—	287,375	—	—	—	—	—
Vesting of Ordinary B shares issued pursuant to early exercises
Net loss	—	—	—	—	—	—	—	—	—	—	(2,872)	(2,872)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	732	—	732

Balance as of December 31, 2020	2,357,265	$19,102	508,147	$11,697	624,187	$—	795,975	$—	$2,038	$1,020	$(17,875)	$(14,817)

The accompanying notes are an integral part of these financial statements.

ApcinteX Limited

Statements of Cash Flows

(All amounts presented in USD thousands)

	Year ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(5,056)	$(2,872)
Adjustments to reconcile net loss to cash used in operating activities:
Share-based compensation expense	348	451
Changes in operating assets and liabilities
Tax incentive receivable	(434)	1,150
Prepaid expenses and other current assets	14	25
Accounts payable	(463)	306
Accrued expenses and other current liabilities	(414)	(134)

Net cash used in operating activities	(6,005)	(1,074)

Cash flows from financing activities:
Proceeds from the sale of Series A preferred shares	5,575	—
Proceeds from the sale of Series B preferred shares	—	11,697

Net cash provided by financing activities	5,575	11,697

Effect of exchange rate changes on cash and cash equivalents	(20)	749
Net increase (decrease) in cash and cash equivalents	(450)	11,372
Cash and cash equivalents - beginning of year	4,202	3,752

Cash and cash equivalents - end of year	$3,752	$15,124

The accompanying notes are an integral part of these financial statements.

ApcinteX Limited

Notes to the Financial Statements

1. Organization and Description of Business

ApcinteX Limited (“ApcinteX” or “the Company”) is a biotechnology company focused on the discovery, development and commercialization of novel treatments for haemophilia and other blood clotting disorders. The Company is registered in England and Wales.

Since the Company’s inception, it has focused substantially all of its efforts and financial resources on organizing and staffing the Company, acquiring and developing its technology, raising capital, building its intellectual property portfolio, undertaking preclinical studies and clinical trials and providing general and administrative support for these activities. The Company has not generated any product revenue related to its primary business purpose to date and is subject to a number of risks similar to those of other early stage companies, including dependence on key individuals, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability and the need to obtain adequate additional financing to fund the development of its product candidates.

Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $17.9 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity, and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and Centessa’s cash resources, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020, the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).

Foreign currency translation

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation adjustments are recorded directly as a separate component of shareholders’ equity and as other comprehensive income (loss) on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses, share-based compensation, ordinary shares, and income taxes. Estimates are periodically reviewed in light of changes in circumstances, facts, and experience. Actual results could differ from the Company’s estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with maturities of 90 days or less at acquisition date to be cash equivalents.

Concentration of Manufacturing Risk

The Company is dependent on third-party manufacturers to supply products for research and development activities in its programs. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. These programs could be adversely affected by a significant interruption in the supply of active pharmaceutical ingredients and formulated drugs.

Fair Value of Financial Instruments

The Company follows the guidance in FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2:	Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3:	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Management believes that the carrying amounts of cash equivalents, tax incentive receivables, accounts payable, and accrued expenses approximate fair value due to the short-term nature of those instruments. Share-based compensation and ordinary shares are recorded at their estimated fair value.

Research and Development Tax Incentives

The Company is subject to corporate taxation in the United Kingdom (“UK”). As a company that carries out extensive research and development activities and qualifies as a small or medium-sized enterprise (“SME”), the Company benefits from the UK research and development tax credit regime. Under the SME regime, the Company is able to surrender some of its trading losses that arise from qualifying research and development activities for a cash rebate of up to 33.35% of such qualifying research and development expenditure, reduced to 21.67% for subcontractor costs.

During the years ended December 31, 2019 and 2020, the Company recognized $1.4 million and $0.8 million in the statements of operations and comprehensive loss, as reductions in research & development expenses.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, share-based compensation, employee benefits, consulting costs, and external contract research and development and manufacturing expenses.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development in the period in which they are incurred. Advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

The Company accrues for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided and includes these costs in accrued expenses in the balance sheets and within research and development expense in the statements of operations. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the research studies or clinical trials and manufacturing activities, including the phase or completion of events, invoices received, and contracted costs. Significant judgments and estimates may be made in determining the accrued expenses at the end of any reporting period. Actual results could differ from the Company’s estimates. The Company’s historical accrual estimates have not been materially different from the actual costs.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares. Options with nominal exercise prices are accounted for as restricted share-based payments.

Convertible preferred shares

The convertible preferred shares are recorded outside of permanent equity because upon the occurrence of certain deemed liquidation events, the majority of the holders could vote to redeem the shares at the liquidation preference and these events were considered not solely within the Company’s control.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all, or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

The Company accounts for uncertain tax positions pursuant to U.S. GAAP, specifically ASC 740, which prescribes a recognition threshold and measurement process for financial statement recognition of uncertain tax positions taken or expected to be taken in a tax return. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. For the years ended December 31, 2019 and 2020, the Company has not recorded any unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in shareholders’ deficit that result from transactions and economic events other than those with shareholders. For the year ended December 31, 2020, the Company’s only element of other comprehensive income was the change in foreign currency translation adjustments.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows.

3. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in USD thousands):

	December 31,
	2019	2020
Prepaid insurance	$23	$9
Prepaid research and development costs	3	2
VAT receivables	105	90
Other	—	8

Total prepaid expenses and other current assets	$131	$109

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in USD thousands):

	December 31,
	2019	2020
Accrued research and development expenses	$182	$—
Professional fees	5	50

Total accrued expenses and other current liabilities	$187	$50

4. Commitments and Contingencies

Commitments

As of December 31, 2020, the Company had non-cancellable commitments for purchase of clinical materials, contract manufacturing, maintenance, and committed funding of up to $5.7 million, of which the Company expects to pay $3.0 million within one year and $2.7 million in one to three years. The amount and timing of these payments vary depending on the rate of progress of development. Future clinical trial expenses have not been included within the purchase commitments because they are contingent on enrollment in clinical trials and the activities required to be performed by the clinical sites. The Company’s subcontracted costs for clinical trials and contract manufacturing were $4.9 million and $2.3 million for the years ended December 31, 2019 and 2020, respectively.

SerpinPC License Agreement

In 2016, ApcinteX entered into an exclusive, sublicensable, worldwide license agreement with Cambridge Enterprise Limited (“CE”), to further develop and commercialize the patented technology held by CE for modified serpins for the treatment of bleeding disorders through the use of rational and random mutagenesis associated with the patented technology. ApcinteX is solely responsible for, and is required to use commercially reasonable efforts to, research, develop, manufacture and commercialize the patented technology, at its own costs. ApcinteX is obligated to make up to $1.0 million (£0.7 million at an exchange rate of 0.73) in development and regulatory milestone payments and low single digit royalty rates for net product sales. In addition, ApcinteX paid $14,000 for each of the years ended December 31, 2019 and 2020.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated.

Litigation

The Company is not a party to any litigation as of December 31, 2019 and 2020.

5. Convertible Preferred Shares

Convertible Preferred Shares

In December 2016, the Company sold 996,829 shares of its Series A convertible preferred shares at a purchase price of $7.88 per share (£6.25 per share at an exchange rate of 0.79) in exchange for gross proceeds of $7.9 million (£6.2 million at an exchange rate of 0.79). Upon completion of certain conditions, the Series A investors could purchase additional shares of Series A at £6.25 per share. Such conditions were met in 2018 and 2019 and the Company sold 680,218 shares for $5.6 million (£4.3 million at an exchange rate of 0.75) in gross proceeds in 2018 and 680,218 shares for $5.6 million (£4.3 million at an exchange rate of 0.76) in gross proceeds in 2019. Total Series A shares sold and gross proceeds were 2,357,265 and $19.1 million, respectively. Expenses associated with completing the capital raises were immaterial.

The Company has Series A and Series B convertible preferred shares (Preferred Shares) which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the Company’s control. During the year ended December 31, 2020, the Company sold 508,147 shares of its Series B convertible preferred shares at a purchase price of $23.01 per share (£17.82 per share at an exchange rate of 0.75) in exchange for gross proceeds of $11.7 million (£9.1 million at an exchange rate of 0.75). Expenses associated with completing the raise were immaterial.

Dividends

The holders of Preferred Shares are entitled to dividends if and when declared by the Company’s board of directors. As of December 31, 2020, no dividends have been declared.

Voting

Each Preferred Share is entitled to a vote on an as-converted basis and certain significant Company events require majority approval from the Preferred Shareholders as a separate class.

Conversion

Each Preferred Share is convertible, at the holder’s option, into such number of ordinary shares on a one-to-one basis and equal to the conversion price then in effect. The conversion price is subject to adjustments for splits, dividends, distributions and other similar recapitalization events. Upon consummation of a qualified initial public offering of the Company’s securities, the preferred shares would automatically convert into ordinary shares.

Liquidation Preference

Upon the liquidation, sale, or merger of the Company (collectively, the Liquidation), the preferred shareholders are entitled to receive an amount equal to the original issuance price plus any unpaid declared dividends with the Series B liquidation preference holding preference to the Series A liquidation preference. If there are additional available assets from the liquidation after the initial liquidation payments, the remaining available assets will be distributed to the ordinary shareholders.

6. Shareholders’ Deficit

Ordinary Shares

Ordinary shares confer upon its holders voting rights, the right to receive cash and share dividends, if declared, and the right to share in excess assets upon liquidation of the Company. The holders of ordinary shares are entitled to one vote per share.

B Ordinary Shares

B Ordinary Shares do not entitle its holders to receive notice of, to attend, to speak or to vote at any general meeting of the Company nor to receive or vote on, or otherwise constitute an eligible member for the purposes of, proposed written resolutions of the Company. B Ordinary shares confer upon its holders the right to receive, in respect of any dividend paid by the Company, a total of £0.01 in respect of all B Ordinary Shares in issue, and the right to share in excess assets upon liquidation of the Company.

7. Share-based Compensation

B Ordinary Shares Awards

The Company grants equity incentive shares, designated as B ordinary shares, to its employees, executives, and consultants and are purchased by the recipient for a nominal amount within one year from grant date. The awards generally vest 25% on the first anniversary of the grant date and ratably each quarter thereafter. Upon a change in control event or an initial public offering of the Company’s ordinary shares, the B ordinary shares convert, on a 1:1 basis, into ordinary shares. The Company accounts for B ordinary shares as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded within research and development expenses within the Company’s statement of operations and comprehensive loss. The Company recognized share-based compensation of $0.3 million and $0.5 million during the year ended December 31, 2019 and 2020, respectively.

	Number of shares	Weighted average grant date fair value
Unvested at January 1, 2019	376,901	$2.62
Vested	(133,725)	$2.55

Unvested at December 31, 2019	243,176	$2.66
Granted and exercised	287,375	$5.62
Vested	(127,148)	$2.62

Unvested at December 31, 2020	403,403	$4.78

As of December 31, 2020, the total unrecognized compensation expense related to B ordinary shares was $1.9 million, which the Company expects to recognize over a weighted-average period of 2 years.

8. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
	2019	2020
Deferred tax assets:
Net operating loss carryforwards	900	1,204
Other	(105)	(121)
Valuation allowance	(795)	(1,083)

Net deferred tax asset	—	—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by $0.3 million and $0.3 million during the years ended December 31, 2019 and 2020.

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2019	2020
Tax benefit at statutory rate benefit	19%	19%
Permanent differences	(1)%	(3)%
Enhanced R&D expenses deduction	21%	21%
Non-taxable R&D incentive	5%	5%
Losses surrendered for R&D incentive	(37)%	(37)%
Change in tax rate	(1)%	3%
Change in valuation allowance	(6)%	(8)%

Effective income tax rate	—%	—%

The following table summarizes carryforwards of federal and local net operating losses (NOL) and research tax credits (in USD thousands):

	Year Ended December 31,
	2019	2020
UK	$5,295	$6,335

The Company will recognize interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations. Due to NOL and tax credit carry forwards that remain unutilized, income tax returns for tax years from 2019 and 2020 remain subject to examination by the taxing jurisdictions. The NOL carryforwards remain subject to review until utilized.

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determine that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Pega-One S.A.S.

Paris, France

We have audited the accompanying financial statements of Pega-One S.A.S., which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, Series A ordinary shares and shareholders’ deficit, and cash flows for the period from August 8, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pega-One S.A.S. as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the period from August 8, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Pega-One S.A.S.

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$562	$1,740
Prepaid expenses and other current assets	23	339

Total current assets	585	2,079

Total assets and current assets	$585	$2,079

Liabilities, Series A ordinary shares and shareholders’ deficit
Current liabilities:
Accounts payable	$292	$87
Accrued expenses and other current liabilities	—	231

Total current liabilities	292	318
Liability classified BSAs	561	—

Total liabilities	853	318

Commitments and Contingencies (note 6)
Series A ordinary shares €0.01 nominal value: 93,950 shares authorized, issued and outstanding (liquidation value of $7,436 at December 31, 2020)	—	6,624
Shareholders’ deficit:
Ordinary shares, €0.01 nominal value 92,690 shares authorized, issued and outstanding	1	1
Additional paid-in capital	—	1,132
Accumulated other comprehensive income	—	247
Accumulated deficit	(269)	(6,243)

Total shareholders’ deficit	(268)	(4,863)

Total liabilities, series A ordinary shares and shareholders’ deficit	$585	$2,079

See accompanying notes to audited financial statements.

Pega-One S.A.S.

Statements of Operations and Comprehensive Loss

(in thousands)	Period from August 8, 2019 (inception) Through December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$155	$1,295
Acquired in-process research and development	—	3,164
General and administrative	114	1,415

Loss from operations	(269)	(5,874)

Change in fair value of liability classified BSAs	—	(100)

Net loss	$(269)	$(5,974)

Comprehensive loss:
Foreign currency translation adjustment	—	247

Total comprehensive loss	$(269)	$(5,727)

See accompanying notes to audited financial statements.

Pega-One S.A.S.

Statements of Series A Ordinary Shares and Shareholders’ Deficit

(in thousands, except share data)

			Shareholders’ deficit
	Series A Ordinary		Ordinary		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance at August 8, 2019 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of ordinary shares to founders	—	—	92,690	1	—	—	—	1
Net loss	—	—	—	—	—	—	(269)	(269)

Balance at December 31, 2019	—	—	92,690	1	—	—	(269)	(268)
Sale of Series A ordinary shares	84,549	5,975	—	—	—	—	—	—
Issuance of Series A ordinary shares upon exercise of BSAs	9,041	649	—	—	—	—	—	—
Issuance of equity option in connection with acquired license	—	—	—	—	1,132	—	—	1,132
Foreign currency translation adjustment	—	—	—	—	—	247	—	247
Net loss	—	—	—	—	—	—	(5,974)	(5,974)

Balance at December 31, 2020	93,590	$6,624	92,690	$1	$1,132	$247	$(6,243)	$(4,863)

See accompanying notes to audited financial statements.

Pega-One S.A.S.

Statements of Cash Flows

(in thousands)	Period from August 8, 2019 (inception) through December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(269)	$(5,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of liability classified BSAs	—	100
Issuance of equity option in connection with acquired license	—	1,132
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(23)	(316)
Accounts payable	292	(205)
Accrued expenses and other liabilities	—	231

Net cash used in operating activities	—	(5,032)

Cash flows from financing activities:
Proceeds from the sale of Series A ordinary shares	1	5,975
Proceeds from the Sale of BSAs	561	—

Net cash provided by financing activities	562	5,975

Effect of exchange rates on cash	—	235

Net increase in cash and cash equivalents	562	1,178
Cash and cash equivalents at beginning of period	—	562

Cash and cash equivalents at end of period	$562	$1,740

Supplemental disclosure of noncash financing activities:
Issuance of Series A ordinary shares upon conversion of BSAs	$—	$649

Issuance of ordinary shares to acquire license	$—	$1,132

See accompanying notes to audited financial statements.

Pega-One S.A.S.

Notes to the Financial Statements

1. Nature of Operations

Pega-One S.A.S (Company) is a biotechnology company founded in 2019 developing imgatuzumab, a humanized, non-fucosylated, anti-EGFR monoclonal antibody for the treatment of cutaneous squamous cell carcinoma and other solid tumor indications.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $6.2 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical and studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and the proceeds received by Centessa from its Series A financing, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020 the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the period from August 8, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that required management’s estimates included the fair value of the Company’s liability classified BSA’s and the fair value of its equity option issued in conjunction with acquired license.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, prepaid expenses, accounts payable, and accrued expenses and other current liabilities approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

Other Comprehensive Income

Other comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income impacting the Company is foreign currency translation.

Foreign Currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the Euro. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation adjustments are recorded directly as a separate component of shareholders’ deficit and as other comprehensive income on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows.

4. Fair Value of Financial Instruments

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense and accounts payable are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about the Company’s assets measured at fair value on a recurring basis:

	Fair value measurement at reporting date using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2019:
Liabilities
BSA’s	$—	$—	$561

The Company evaluated the BSAs issued in December 2019 and determined they were liability classified as the BSAs were to be settled by issuing a variable number of the Company’s securities equal to 85% of the subscription price paid in a future qualified financing event. The initial fair value of the BSAs was equal to the cash proceeds received and is re-measured at each reporting period until March 2020, when the BSAs were exercised in connection with the Series A share issuance.

The reconciliation of the BSA liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows (amounts in thousands):

(in thousands)
Balance at August 8, 2019 (inception)	$—
Additions	561
Change in fair value	—

Balance at December 31, 2019	561
Change in fair value	100
Changes due to foreign currency translation adjustment	(12)
Settlement upon issuance of Series A shares	(649)

Balance at December 31, 2020	$—

The BSAs are classified as a liability on the accompanying balance sheet at December 31, 2019. The liability is marked-to-market each reporting period with the changes in fair value recorded in the accompanying statements of operations and comprehensive loss until it was settled in March 2020. At settlement, the fair value of the BSAs were equal to the value of the Series A shares received that were issued.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Professional fees	$—	$41
Compensation and related benefits	—	190

	$—	$231

6. Commitments and Contingencies

License Agreement with Hoffman-La Roche

In March 2020, the Company entered into, and subsequently amended, a license agreement with Hoffman La Roche Ltd, or Roche, to discover, develop and commercialize GA201 which is a glycoengineered anti-EFGR monoclonal antibody imgatuzumab for the treatment of cutaneous squamous cell carcinoma and other solid tumor indications. The Company retains an exclusive worldwide sublicensable royalty bearing license. The Company made an upfront payment of $2.0 million and is obligated to pay up to $16.0 million upon the achievement of development and regulatory milestones and up to $125.0 million in commercial milestones subject to potential increase if the Company undergoes a change in control transaction before a specified event for a specific indication. The Company is also obligated to pay Roche tiered royalties on net sales of the licensed product at rates ranging from a mid to high single percentage, on a country-by-country and product-by-product basis and is subject to adjustments in the event the Company sublicenses the approved technology. In addition, the Company is obligated to reimburse Roche for annual patent related costs incurred related to the license. Upon consummation of a strategic transaction or an initial public offering of the Company’s ordinary shares, as defined in the agreement, Roche is entitled to receive a minimum of 10% of the consideration received by the Company.

The $2.0 million license fee was expensed in during the 2020 as in-process research and development as the technology acquired has no alternative future use as it requires substantial future development and is subject to regulatory approval. The Company accounted for the payment to Roche upon a strategic transaction or initial public offering as an equity classified share-based payment arrangement. The estimated the fair value of the option was $1.2 million and was recorded as in-process research and development within the Company’s statement of operations and comprehensive loss.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

7. Series A Ordinary Shares and Ordinary Shares

Ordinary Shares

Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Subject to preferences that may apply to any outstanding Series A ordinary shares, holders of ordinary shares are entitled to receive ratably any dividends that the Company’s board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through December 31, 2020.

Series A Ordinary Shares

The Company has Series A convertible preferred shares, which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the Company’s control. During the year ended December 31, 2020, the Company sold 84,549 shares of its Series A ordinary shares at €65.05 per share in exchange for net proceeds of $6.0 million. Concurrent with the sale, the liability BSAs were exercised and the Company issued 9,041 of its Series A ordinary shares. Upon achievement of certain milestone events or at the election of the majority of the Series A ordinary shareholders, the Company could have sold an additional 368,946 Series A ordinary shares at €65.05 per share. Upon entering into the merger agreement with Centessa Pharmaceuticals in February 2021, all future funding obligations were transferred to Centessa Pharmaceuticals.

The Company determined that the Series A future tranche rights did not meet the definition of a freestanding financial instrument as they were not legally detachable. The future tranche rights were also evaluated as embedded derivatives and the Company determined they did not meet the definition of a derivative instrument for which bifurcation would be required.

The shareholder agreement associated with the Series A ordinary shares have certain redemption rights that are outside of the Company’s control upon the occurrence of future events. Accordingly, these shares are presented as temporary equity outside of the shareholders’ deficit.

8. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Net operating losses	$70	$668
Less: valuation allowance	(70)	(668)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax asset as of December 31, 2019 and 2020. The valuation allowance increased by approximately $0.1 million and $0.6 million during the period from August 8, 2019 (inception) to December 31, 2019 and the year ended December 31, 2020, respectively.

A reconciliation of the French income tax rate to the Company’s effective tax rate is as follows:

	Period from August 8, 2019 (inception) through December 31, 2019	Year Ended December 31, 2020
Tax benefit at statutory rate	25.8%	25.8%
IP research and development	—	(13.8)
Other permanent differences	—	(3.1)
Research and development	—	0.2
Change in valuation allowance	(25.8)	(9.1)

	—%	—%

The Company has net operating loss carryforwards of $2.6 million as of December 31, 2020 and do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined in UK tax law.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

The company benefits from a research and development tax credit incentive in France, determined on the basis of the eligible research and development expenses incurred during the calendar year. Currently, the research and development credit equals 30% of the eligible expenses incurred during the year.

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

Janpix Limited

London, United Kingdom

We have audited the accompanying financial statements of Janpix Limited, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Janpix Limited as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Janpix Limited

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash	$174	$9,370
Research tax incentive receivable	509	651
Prepaid expenses and other current assets	20	20

Total current assets and total assets	$703	$10,041

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$356	$385
Accrued expenses and other current liabilities	8	20

Total current liabilities and total liabilities	364	405

Commitments and Contingencies (Note 5)
Convertible preferred shares, €0.0001 par value:
Series A convertible preferred shares: 72,499 shares authorized, issued and outstanding (liquidation value of $7,456 at December 31, 2020)	5,249	7,047
Series B convertible preferred shares: 95,078 shares authorized, issued and outstanding at December 31, 2020; no shares authorized, issued and outstanding at December 31, 2019 (liquidation value of $9,772 at December 31, 2020)	—	9,387
Preferred shares, €0.0001 par value; 100,000 shares authorized, issued and outstanding at December 31, 2019 and 2020	—	—

Total convertible preferred shares	5,249	16,434

Shareholders’ deficit:
Ordinary shares, €0.0001 par value; 40,171 and 42,406 shares authorized at December 31, 2019 and 2020, respectively; 40,171 and 42,406 shares issued and outstanding at December 31, 2019 and 2020, respectively	—	—
Ordinary B shares, €0.0001 par value; 18,904 and 27,679 shares authorized and issued, 11,926 and 16,286 shares outstanding at December 31, 2019 and 2020, respectively	—	—
Additional paid-in capital	968	1,170
Accumulated other comprehensive (loss) income	(17)	523
Accumulated deficit	(5,861)	(8,491)

Total shareholders’ deficit	(4,910)	(6,798)

Total liabilities, convertible preferred shares and shareholders’ deficit	$703	$10,041

See accompanying notes to audited financial statements.

Janpix Limited

Statements of Operations and Comprehensive Loss

	Years Ended December 31,
(in thousands)	2019	2020
Operating expenses:
Research and development	$1,657	$2,162
General and administrative	330	467

Loss from operations	(1,987)	(2,629)
Interest expense, net	—	(1)

Net loss	$(1,987)	$(2,630)

Other comprehensive (loss) income:
Foreign exchange translation adjustment	(54)	540

Comprehensive loss	$(2,041)	$(2,090)

See accompanying notes to audited financial statements.

Janpix Limited

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands, except share data)

			Convertible preferred shares							Shareholders’ deficit
	Series A		Series B								Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Preferred		Preferred		Preferred		Ordinary		B Ordinary
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	72,499	$3,425	—	$—	100,000	$—	40,171	$—	18,904	$—	$897	$37	$(3,874)	$(2,940)
Series A investor contributions	—	1,824	—	—	—	—	—	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	71	—	—	71
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(54)	—	(54)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,987)	(1,987)

Balance at December 31, 2019	72,499	5,249	—	—	100,000	—	40,171	—	18,904	—	968	(17)	(5,861)	(4,910)
Series A investor contributions	—	1,798	—	—	—	—	—	—	—	—	—	—	—	—
Sale of Series B convertible preferred shares	—	—	95,078	9,387	—	—	—	—	—	—	—	—	—	—
Issuance of B ordinary shares	—	—	—	—	—	—	—	—	8,775	—	—	—	—	—
Issuance of ordinary shares for research and development expenses	—	—	—	—	—	—	2,235	—	—	—	93	—	—	93
Share-based compensation expense	—	—	—	—	—	—	—	—	—	—	109	—	—	109
Currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	540	—	540
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,630)	(2,630)

Balance at December 31, 2020	72,499	$7,047	95,078	$9,387	100,000	$—	42,406	$—	27,679	$—	$1,170	$523	$(8,491)	$(6,798)

See accompanying notes to audited financial statements.

Janpix Limited

Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2019	2020
Cash flows from operating activities:
Net loss	$(1,987)	$(2,630)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	71	109
Issuance of ordinary shares for research and development expenses	—	93
Changes in operating assets and liabilities:
Research tax incentive receivable	(202)	(118)
Prepaid expenses and other assets	1	—
Accounts payable	190	15
Accrued expenses and other current liabilities	3	14

Net cash used in operating activities	(1,924)	(2,517)

Cash flows from financing activities:
Series A investor contributions	1,824	1,798
Proceeds from the sale of Series B convertible preferred shares	—	9,387

Net cash provided by financing activities	1,824	11,185

Effect of exchange rate changes on cash	(58)	528
Net (decrease) increase in cash	(158)	9,196
Cash at beginning of year	332	174

Cash at end of year	$174	$9,370

Supplemental disclosure of non-cash investing and financing transactions:
Issuance of ordinary shares for research and development expenses	$—	$93

See accompanying notes to audited financial statements.

Janpix Limited

Notes to the Financial Statements

1. Nature of Operations

Janpix Limited (the Company), a private limited company formed in 2013 and registered in England and Wales, is a clinical stage biotechnology company developing inhibitors of Signal Transducer and Activator of Transcription (“STAT”) proteins. The Company’s lead molecule targets both STAT3 and STAT5 proteins, transcription factors whose aberrant activation is associated with tumor cell proliferation, survival, and drug resistance. The Company is planning to advance this program in various hematological cancers.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $8.5 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical and studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash as of December 31, 2020, and Centessa’s cash resources, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020 the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the years ended December 31, 2019 and 2020.

Foreign currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ deficit and as other comprehensive income (loss) on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

Other Comprehensive (Loss) Income

Other comprehensive (loss) income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive (loss) income impacting the Company is foreign currency translation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including research tax incentive receivable, prepaid expenses, and accounts payable and accrued expenses, approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash.

Tax Incentive Receivable

The research tax credit is granted to companies by the United Kingdom and European tax authorities in order to encourage them to conduct technical and scientific research. Companies that have expenditures that meet the required criteria within the United Kingdom or European countries receive a tax credit that can be used for the payment of the corporate tax due for the fiscal year in which the expenditures were made and the next three fiscal years, or can be reimbursed in cash.

The expenses taken into account for the calculation of the credit involve only research expenses. The Company’s estimate of the amount of cash refund it expects to receive related to the tax credit is included in tax incentive receivables in the accompanying balance sheets and such amounts are recorded as reduction of research and development expense in the statements of operations and comprehensive loss. During the years ended December 31, 2019 and 2020, the Company recorded reductions to research and development expenses of $0.4 million and $0.5 million, respectively.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares. Options with nominal exercise prices are accounted for as restricted share-based payments.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed. During the year ended December 31, 2020, the Company issued 2,235 Ordinary Shares valued at $93,000 for research and development expense.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not at all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Professional fees	$—	$5
Research and development	8	15

	$8	$20

5. Commitments and Contingencies

License Agreement

On July 31, 2017, the Company entered into an exclusive worldwide license agreement to further develop and commercialize the licensed compounds. The Company is obligated to make up to $30.0 million in development and commercial milestone payments. In addition, the Company is obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales. The Company incurred $39,000 of expenses during the year ended December 31, 2019 and no expense during the year ended December 31, 2020 in connection to the license agreement.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

6. Convertible Preferred Shares and Ordinary Shares

Convertible Preferred Share

The Company has Preferred, Series A and Series B convertible preferred shares (Preferred Shares), which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. In 2017, the Company sold and issued 72,499 Series A preferred shares. Pursuant to the terms of the Series A purchase agreement and upon successful attainment of specified milestones as confirmed by a majority vote of the members of the Company’s board of directors, the Series A investors were obligated to provided up to €13.6 million in additional non-dilutive funding. The Company received $1.8 million during each of the years ended December 31, 2019 and 2020. Upon entering into the Series B purchase agreement in October 2020 the remaining potential funding obligations for Series A investors was terminated. The Company concluded the future funding obligation was not a freestanding financial instrument and was not required to be bifurcated when evaluated as an embedded derivative.

During the year ended December 31, 2020, the Company sold 95,078 Series B shares and at €84.14 per share for aggregate gross proceeds of $9.4 million.

Dividends

The holders of Preferred Shares are entitled to dividends if and when declared by the Company’s board of directors. As of December 31, 2020, no dividends have been declared.

Voting

Each Preferred Share is entitled to a vote on an as-converted basis and certain significant Company events require majority approval from the Preferred Shareholders as a separate class.

Conversion

Each Preferred Share is convertible, at the holder’s option, into such number of ordinary shares on a one-to-one basis and equal to the conversion price then in effect. The conversion price is subject to adjustments for splits, dividends, distributions, and other similar recapitalization events. Upon consummation of a qualified initial public offering of the Company’s securities, the Preferred Shares will automatically convert into ordinary shares.

Liquidation Preference

Upon the liquidation, sale, or merger of the Company (collectively, the Liquidation), the Preferred Shares are entitled to receive an amount equal to the original issuance price plus any unpaid declared dividends with the Series B liquidation preference holding preference to the Series A and the Preferred liquidation preference. If there are additional available assets from the liquidation after the initial liquidation payments, the remaining available assets will be distributed to the ordinary shareholders.

Ordinary Shares and B Ordinary Shares

Ordinary shares confer upon its holders voting rights, the right to receive cash and stock dividends, if declared, and the right to share in excess assets upon liquidation of the Company. The holders of ordinary shares are entitled to one vote per share.

7. Share-Based Compensation

The Company grants equity incentive shares, designated as B ordinary shares, to its employees, executives, and consultants and are purchased by the recipient for a nominal amount within one year from grant date. Generally, the awards vest 25% on the first anniversary of the grant date and ratably each quarter thereafter. Upon a change in control event or an initial public offering of the Company’s ordinary shares, the B ordinary shares convert, on a 1:1 basis, into ordinary shares. The Company accounts for B ordinary shares as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded within research and development expenses within the Company’s statement of operations and comprehensive loss. The Company recognized share-based compensation of $71,000 and $0.1 million during the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, the total unrecognized compensation expense related to B ordinary shares was $0.3 million, which the Company expects to recognize over a weighted-average 2.2 years.

	Shares	Weighted-Average Grant-Date Fair Value (USD)
Nonvested at January 1, 2019	10,966	$18.29
Vested	(3,988)	$18.29

Nonvested at December 31, 2019	6,978	$18.29
Granted and exercised	8,775	$34.78
Vested	(4,360)	$19.85

Nonvested at December 31, 2020	11,393	$32.02

8. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Net operating losses	$583	$963
Less: valuation allowance	(583)	(963)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by approximately $0.2 million and $0.4 million during the years ended December 31, 2019 and 2020, respectively.

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2020
Tax benefit at statutory rate	19%	19%
Research and development	(7%)	(7%)
Stock compensation	(1%)	(1%)
IP research and development	—	(1%)
Change in tax rate	(1%)	3%
Change in valuation allowance	(10%)	(13%)

	—%	—%

The Company has UK NOL carryforwards of $5.1 million as of December 31, 2020 and they do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined in UK tax law.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as an interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Capella Bioscience Limited

London, United Kingdom

We have audited the accompanying financial statements of Capella Bioscience Limited, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capella Bioscience Limited as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Capella Bioscience Limited

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$1,640	$10,579
Research tax incentive receivable	1,732	779
Prepaid expenses and other current assets	30	94

Total assets	$3,402	$11,452

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$97	$643
Accrued expenses and other current liabilities	275	200

Total current liabilities	372	843

Commitments and Contingencies (note 5)
Convertible preferred shares, £0.001 nominal value:
Series Seed shares: 1,500,000 shares authorized, issued and outstanding (liquidation value of $3,046 at December 31, 2020)	2,317	2,317
Series A shares: 5,959,590 shares authorized, 5,808,075 and 5,959,590 shares issued and outstanding at December 31, 2019 and 2020, respectively; (liquidation value of $20,136 at December 31, 2020)	15,463	15,832
Series B shares: 3,144,104 shares authorized, issued and outstanding at December 31, 2020; (liquidation value of $10,068 at December 31, 2020)	—	9,179

Total convertible preferred shares	17,780	27,328

Shareholders’ deficit:
Ordinary shares, £0.001 nominal value: 97,221 and 137,001 shares authorized and issued, 71,884 and 97,288 shares outstanding at December 31, 2019 and December 31, 2020, respectively	—	—
Additional paid-in capital	126	187
Accumulated other comprehensive income (loss)	(201)	472
Accumulated deficit	(14,675)	(17,378)

Total shareholders’ deficit	(14,750)	(16,719)

Total liabilities, convertible preferred shares and shareholders’ deficit	$3,402	$11,452

See accompanying notes to audited financial statements.

Capella Bioscience Limited

Statements of Operations and Comprehensive Loss

	Year Ended December 31,
(in thousands)	2019	2020
Operating expenses:
Research and development	$4,033	$2,445
General and administrative	511	261

Loss from operations before interest and income taxes	(4,544)	(2,706)
Interest income	10	3

Net loss	$(4,534)	$(2,703)

Comprehensive loss:
Foreign currency translation adjustment	127	673

Total comprehensive loss	$(4,407)	$(2,030)

See accompanying notes to audited financial statements.

Capella Bioscience Limited

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands, except share data)

	Convertible preferred shares						Shareholders’ deficit
	Series Seed Preferred		Series A Preferred		Series B Preferred		Ordinary		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2019	1,500,000	$2,317	5,555,550	$14,855	—	$—	42,454	$—	$63	$(328)	$(10,141)	$(10,406)
Sale of Series A convertible preferred shares	—	—	252,525	608	—	—	—	—	—	—	—	—
Issuance of ordinary shares	—	—	—	—	—	—	54,767	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	63	—	—	63
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	127	—	127
Net loss	—	—	—	—	—	—	—	—	—	—	(4,534)	(4,534)

Balance at December 31, 2019	1,500,000	2,317	5,808,075	15,463	—	—	97,221	—	126	(201)	(14,675)	(14,750)
Sale of Series A convertible preferred shares	—	—	151,515	369	—	—	—	—	—	—	—	—
Sale of Series B convertible preferred shares	—	—	—	—	3,144,104	9,179	—	—	—	—	—	—
Issuance of ordinary shares	—	—	—	—	—	—	39,780	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	61	—	—	61
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	673	—	673
Net loss	—	—	—	—	—	—	—	—	—	—	(2,703)	(2,703)

Balance at December 31, 2020	1,500,000	$2,317	5,959,590	$15,832	3,144,104	$9,179	137,001	$—	$187	$472	$(17,378)	$(16,719)

See accompanying notes to audited financial statements.

Capella Bioscience Limited

Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2019	2020
Cash flows from operating activities:
Net loss	$(4,534)	$(2,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	63	61
Changes in operating assets and liabilities:
Research tax incentive receivable	(286)	946
Prepaid expenses and other current assets	91	(60)
Accounts payable	(269)	510
Accrued expenses and other current liabilities	(202)	(80)

Net cash used in operating activities	(5,137)	(1,326)

Cash flows from financing activities:
Proceeds from the sale of Series A preferred shares	608	369
Proceeds from the sale of Series B preferred shares	—	9,179

Net cash provided by financing activities	608	9,548

Effect of exchange rates on cash and cash equivalents	77	717

Net (decrease) increase in cash and cash equivalents	(4,452)	8,939
Cash and cash equivalents at beginning of year	6,092	1,640

Cash and cash equivalents at end of year	$1,640	$10,579

See accompanying notes to audited financial statements.

Capella Bioscience Limited

Notes to the Financial Statements

1. Nature of Operations

Capella Bioscience Limited (Company) is a biotechnology company founded in 2014 and is developing CBS001, a neutralizing therapeutic monoclonal antibody to the inflammatory membrane form of LIGHT, known as TNFSF14, for the treatment of idiopathic pulmonary fibrosis. The Company is also developing CBS004, a therapeutic monoclonal antibody to blood dendritic cell antigen 2 (BDCA2) for the treatment of lupus erythematosus (systemic and cutaneous) and systemic sclerosis.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $17.4 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical and studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and Centessa’s cash resources, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020 the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the year ended December 31, 2019 and the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that required management’s estimates included the research tax incentive receivable and the fair value of the Company’s share-based compensation.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, research tax incentive receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Cash and cash equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Tax incentive receivable

The research tax credit is granted to companies by the United Kingdom tax authorities in order to encourage them to conduct technical and scientific research. Companies that have expenditures that meet the required criteria within the United Kingdom receive a tax credit that can be used for the payment of the corporate tax due for the fiscal year in which the expenditures were made and the next three fiscal years, or can be reimbursed in cash.

The expenses taken into account for the calculation of the credit involve only research expenses. The Company’s estimate of the amount of cash refund it expects to receive related to the tax credit is included in the research tax incentive receivable in the accompanying balance sheets and such amounts are recorded as reduction of research and development expense in the statements of operations and comprehensive loss. During the years ended December 31, 2019 and 2020, the Company recorded reductions to research and development expenses of $1.7 million and $0.8 million, respectively.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares. Options with nominal exercise prices are accounted for as restricted share-based payments.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

Other Comprehensive Loss

Other comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income (loss) impacting the Company is foreign currency translation.

Foreign Currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheet dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ deficit and as other comprehensive loss on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Professional fees	$18	$19
Compensation and related benefits	49	58
Research and development	208	123

	$275	$200

5. Commitments and Contingencies

License Agreement

On October 16, 2017, the Company entered into a license agreement with Lonza Sales AG to further evaluate, develop and commercialize licensed compounds for therapeutic use. The Company is obligated to make additional payments contingent upon approval to advance through additional stages of the process. The Company is obligated to make up to $5.0 million in development and commercial milestone payments. The Company is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. The Company incurred approximately $2.7 million and $0.6 million in expense related to the license agreement during the years ended December 31, 2019 and 2020, respectively.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

6. Convertible Preferred Shares and Ordinary Shares

Ordinary shares

Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Subject to the rights of holders of convertible preferred shares, ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors, if any. No dividends had been declared through December 31, 2020.

Convertible preferred shares

The Company has Series Seed, Series A and Series B convertible preferred shares (collectively “Preferred Shares”), which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. During the year ended December 31, 2019 and 2020, the Company sold 252,525 and 151,515 shares of Series A preferred at £1.98 per share for aggregate proceeds of $0.6 million and $0.4 million, respectively (£0.5 million and £0.3 million at exchange rates of 0.82 and 0.81, respectively).

Pursuant to Series A Purchase Agreements entered into from 2016 to 2019, the Series A investors could purchase up to an aggregate of 3,939,390 additional shares of Series A at a fixed purchase price of £1.98 per share (the “Series A Future Tranche Right”).

The Company determined that the Series A Future Tranche Right did not meet the definition of a freestanding financial instrument as it was not legally detachable. The Future Tranche Right was also evaluated as an embedded derivative and the Company determined they did not meet the definition of a derivative instrument for which bifurcation would be required. The number of additional shares available under the Series A Future Tranche Right was reduced and exercised in full by May 2020.

During the year ended December 31, 2020, the Company sold 3,144,104 shares of Series B at £2.29 per share for gross proceeds of $9.2 million (£7.2 million at an exchange rate of 0.78).

Dividends

The holders of Preferred Shares, in preference to holders of any other class or series, are entitled to an 8.0% cumulative dividend, regardless of whether or not declared, resolved or approved. No dividends were declared or paid through December 31, 2020.

Voting

The holders of Preferred shares are entitled to one vote for each preferred share and, subject to certain Preferred Share class votes specified in the Company’s articles of association or as required by law, the holders of the Preferred Shares and ordinary shares vote together.

Liquidation preference

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of association, holders of Preferred Shares are entitled to receive, in preference to all other stockholders, an amount equal to the original issuance price plus any unpaid dividends. Liquidation preference payments are first made to the Series B preferred shareholders and next to the Series A preferred shareholders and lastly, to the Series Seed preferred shareholders.

After payment in full of the liquidation preference of the Preferred Shares, any remaining assets shall be distributed ratably to the holders of Preferred Shares and ordinary shares on an “as converted” basis. The original issuance price for the Series Seed, Series A and Series B preferred shares was £1.00, £1.98 and £2.29 per share, respectively.

Conversion

Each share of Preferred Shares is convertible into ordinary shares at any time at the option of the holder thereof at the conversion price then in effect. All Preferred Shares are convertible into ordinary shares at the affirmative election of the holders of at least a majority of the outstanding Preferred Shares at the conversion price then in effect.

The Preferred Shares will automatically convert into ordinary shares upon an initial public offering of its ordinary shares and equal to the original issuance price and any unpaid dividends.

7. Share-Based Compensation

Ordinary Shares Awards

The Company granted ordinary shares to several founders and executives. The shares were purchased by the recipient for a nominal amount and they vest ratably over various service periods that are generally between one and two years. The Company accounts for ordinary shares issuances as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded within research and development expenses within the Company’s statement of operations and comprehensive loss. The Company recognized share-based compensation related to these awards of $19,000 and $15,000 during the years ended December 31, 2019 and 2020, respectively.

The following table summarizes the ordinary share activity for the periods presented:

Shares
Nonvested at January 1, 2019	5,770
Granted and exercised	54,767
Vested	(35,200)

Nonvested at December 31, 2019	25,337
Granted and exercised	39,780
Vested	(25,404)

Nonvested at December 31, 2020	39,713

The weighted-average grant date fair value of ordinary shares granted was $0.60 and $0.75 per share for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, the total unrecognized compensation expense related to ordinary shares was $36,000, which the Company expects to recognize in its entirety in 2021.

Enterprise Management Incentive Scheme

The Company has adopted an Enterprise Management Incentive Scheme, or EMI Plan, that allows for the grant of options to purchase ordinary shares. Options granted under the EMI Plan are governed by the rules of the EMI Plan, an option agreement entered into with each participant, and Schedule 5 of the Income Tax (Earnings and Pensions) Act 2003. The Company accounts for options granted under the EMI Plan as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded as a component of research and development expenses within the Company’s statement of operations and comprehensive loss. The Company recognized share-based compensation of $44,000 and $46,000 for the years ended December 31, 2019 and 2020, respectively.

The following table summarizes the activity for the periods presented:

Outstanding at January 1, 2019 and December 31, 2019	305,555
Granted	176,412

Outstanding at December 31, 2020	481,967

Vested at December 31, 2020	239,614

Unvested shares at December 31, 2020	242,353

No options were granted or forfeited during the year ended December 31, 2019. The weighted-average grant date fair value of options granted was $0.75 per share during the year ended December 31, 2020. As of December 31, 2020, the total unrecognized compensation expense related to the option awards was $0.2 million, which the Company expects to recognize over a weighted-average period of 2 years.

8. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Net operating losses	$979	$1,358
Less: valuation allowance	(979)	(1,358)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2020 and 2019. The valuation allowance increased by approximately $0.3 million and $0.4 million during the years ended December 31, 2019 and December 31, 2020, respectively.

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2020
Tax benefit at statutory rate	19%	19%
Research and development	(12)%	(11)%
Non deductible expenses	(1)%	—%
Change in tax rate	(1)%	4%
Change in valuation allowance	(5)%	(12)%

	—%	—%

The Company has UK NOL carryforwards and research and development tax credits of approximately of $7.1 million as of December 31, 2020. The NOL carryforwards do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined by UK tax law.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as an interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

PearlRiver Bio GmbH

Dortmund, Germany

We have audited the accompanying financial statements of PearlRiver Bio GmbH, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the period from February 15, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PearlRiver Bio GmbH as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the period from February 15, 2019 (inception) through December 31, 2019, and for the year ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

PearlRiver Bio GmbH

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$1,885	$6,235
Prepaid expenses and other current assets	68	65

Total assets and current assets	$1,953	$6,300

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$230	$238
Accrued expenses and other current liabilities	116	34

Total current liabilities	346	272
Commitments and contingencies (Note 5)
Series A convertible preferred shares €1.00 nominal value: 33,333 shares authorized, issued and outstanding (liquidation value of $12,193 at December 31, 2020)	3,928	11,559
Shareholders’ deficit:
Ordinary shares, €1.00 nominal value 25,493 shares authorized and issued, 16,319 and 20,401 shares outstanding at December 31, 2019 and 2020, respectively	29	29
Additional paid-in capital	2,138	2,822
Accumulated other comprehensive income	25	197
Accumulated deficit	(4,513)	(8,579)

Total shareholders’ deficit	(2,321)	(5,531)

Total liabilities, convertible preferred shares and shareholders’ deficit	$1,953	$6,300

See accompanying notes to audited financial statements.

PearlRiver Bio GmbH

Statements of Operations and Comprehensive Loss

(in thousands)	Period from February 15, 2019 (inception) Through December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$2,765	$3,691
Acquired in-process research and development	1,141	—
General and administrative	607	375

Net loss	$(4,513)	$(4,066)

Comprehensive loss:
Foreign currency translation adjustment	25	172

Total comprehensive loss	$(4,488)	$(3,894)

See accompanying notes to audited financial statements.

PearlRiver Bio GmbH

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands, except share data)

	Convertible preferred shares		Shareholders’ deficit
	Series A preferred		Ordinary		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total
	Shares	Amount	Shares	Amount
Balance at February 15, 2019 (inception)	—	$—	—	$—	$—	$—	$—	$—
Sale of ordinary shares to founders	—	—	16,316	19	—	—	—	19
Issuance of ordinary shares to acquire license	—	—	9,177	10	1,141	—	—	1,151
Sale of Series A convertible preferred shares	33,333	3,928	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	997	—	—	997
Foreign currency translation adjustment	—	—	—	—	—	25	—	25
Net loss	—	—	—	—	—	—	(4,513)	(4,513)

Balance at December 31, 2019	33,333	3,928	25,493	29	2,138	25	(4,513)	(2,321)
Series A investor contributions	—	7,631	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	684	—	—	684
Foreign currency translation adjustment	—	—	—	—	—	172	—	172
Net loss	—	—	—	—	—	—	(4,066)	(4,066)

Balance at December 31, 2020	33,333	$11,559	25,493	$29	$2,822	$197	$(8,579)	$(5,531)

See accompanying notes to audited financial statements.

PearlRiver Bio GmbH

Statements of Cash Flows

(in thousands)	Period from February 15, 2019 (inception) through December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(4,513)	$(4,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	1,151	—
Share-based compensation	997	684
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(68)	9
Accounts payable	230	(11)
Accrued expenses and other liabilities	119	(88)

Net cash used in operating activities	(2,084)	(3,472)

Cash flows from financing activities:
Proceeds from the sale of Series A preferred shares	3,928	7,631
Proceeds from the sale of ordinary shares to founders	19	—

Net cash provided by financing activities	3,947	7,631

Effect of exchange rates on cash and cash equivalents	22	191

Net increase in cash and cash equivalents	1,885	4,350
Cash and cash equivalents at beginning of period	—	1,885

Cash and cash equivalents at end of period	$1,885	$6,235

Supplemental disclosure of non-cash investing and financing activities: Issuance of ordinary shares to acquire license	$1,151	$—

See accompanying notes to audited financial statements.

PearlRiver Bio GmbH

Notes to the Financial Statements

1. Nature of Operations

PearlRiver Bio GmbH (Company) is a biotechnology company founded in 2019 and is developing potent and selective oral exon20 insertion mutation inhibitors intended to have minimal activity on wild-type Epidermal growth factor receptor (EGFR) and optimal pharmacokinetic properties, for the treatment of EGFR exon 20 insertion (with potential to target and treat Her2 exon 20 insertions) non-small cell lung cancer (NSCLC). The Company is also developing oral inhibitors targeting C797S-mutant EGFR and undisclosed next generation EGFR inhibitors for NSCLC.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $8.6 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical and studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and Centessa’s cash resources, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020, the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to fairly present the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for period from February 15, 2019 (inception) to December 31, 2019 and for the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed, and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. The significant area that required management’s estimates was the fair value of the Company’s share-based compensation.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, prepaid expenses, accounts payable and accrued expenses and other current liabilities, approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards.

Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares, and, for virtual share options, the expected life of the options and ordinary share price volatility. The Company accounts for forfeitures of virtual share options and restricted ordinary share awards as they occur. The Company uses the Black-Scholes option pricing model to value its virtual share option awards. For restricted ordinary share awards, the Company uses the estimated fair value of its ordinary shares at the grant date. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

The expected life of the virtual share options are estimated using the “simplified method,” as the Company has limited historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its virtual share option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For share price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of virtual share option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the virtual share option.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Acquired In-Process Research and Development

Acquired in-process research and development (IPR&D) expense consists of the initial up-front payments incurred in connection with the acquisition or licensing of products or technologies that do not meet the definition of a business under FASB ASC Topic 805, Business Combinations. The Company’s acquired IPR&D expense of $1.2 million during the period from February 15, 2019 (inception) through December 31, 2019 reflects the estimated fair value of the ordinary shares issued to acquire the license from of the Lead Discovery Center (see Note 5).

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not at all, or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

Other Comprehensive Loss

Other comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income (loss) impacting the Company is foreign currency translation.

Foreign Currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the Euro. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity and as other comprehensive loss on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact that the standard could have on its financial statements and related disclosures.

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Professional fees	$8	$12
Compensation and related benefits	28	21
Research and development	80	1

	$116	$34

5. Commitments and Contingencies

License and Collaboration Agreement with Lead Discovery Center GmbH for Exon20

In March 2019, the Company entered into an exclusive worldwide license agreement with Lead Discovery Center GmbH, or LDC, to further develop and commercialize, the licensed technology for Exon20. The Company is responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. The Company is obligated to make up to $33.0 million (€27.0 million at an exchange rate of 0.82) in payments upon the achievement of development and regulatory milestones and $18.3 million (€15.0 million at an exchange rate of 0.82) upon the achievement of commercial milestones. The Company is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. In addition, the Company is obligated to fund any patent related costs associated with the licensed technology. The Company issued 9,177 ordinary shares to LDC with an estimated fair value of $125.39 per share for aggregate consideration of $1.1 million which was immediately expensed as the license has no alternative future use.

Concurrent with entering into the license agreement, the Company entered into a collaboration arrangement with LDC whereby LDC is providing ongoing research and development services to the Company. The Company recognizes research and development expenses associated with the collaboration as services are provided.

License Agreement with Lead Discovery Center GmbH for C797

In May 2020, the Company entered into an exclusive worldwide license agreement with Lead Discovery Center GmbH, or LDC, to further develop and commercialize, the licensed technology for C797S. The Company is responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. The Company made an upfront payment to LDC of $86,000 that was immediately expensed within research and development expenses as the license has no alternative future use. The Company is obligated to make up to $9.5 million (€7.8 million at an exchange rate of 0.82) in payments upon the achievement of development and regulatory milestones and $12.2 million (€10.0 million at an exchange rate of 0.82) upon the achievement of commercial milestones. The Company is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. In addition, the Company is obligated to fund any patent related costs associated with the licensed technology.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance, in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

6. Convertible Preferred Shares and Ordinary Shares

Ordinary shares

Each ordinary share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Subject to the rights of holders of convertible preferred shares, ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors, if any. No dividends had been declared through December 31, 2020.

Convertible preferred shares

The Company has Series A convertible preferred shares, which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. In 2019, the Company completed an equity financing in which the Company issued and sold 33,333 Series A convertible preferred shares in exchange for $37.8 million (€33.0 million at an exchange rate of 0.88). Investors are subject to capital call requirements for an aggregate amount of €20 million ($22.7 million at an exchange rate of 0.88) if certain milestones are met. In 2019, the Company received $3.9 million (€3.5 million at an exchange rate of 0.89) in capital contributions in relation to these milestone requirements. In 2020, the Company received $7.6 million (€6.5 million at an exchange rate of 0.85) in capital contributions related to these milestone requirements. As of December 31, 2020, the series A investors are subject to an additional capital call totaling €10 million ($12.2 million at an exchange rate of 0.82) related to the last milestone. Upon entering into the merger agreement with Centessa Pharmaceuticals in February 2021, all future funding obligations were transferred to Centessa Pharmaceuticals.

The Company determined that the future funding obligations did not meet the definition of a freestanding financial instrument as they were not legally detachable. The future funding obligations were also evaluated as embedded derivatives and the Company determined they did not meet the definition of a derivative instrument for which bifurcation would be required.

Dividends

The holders of Series A preferred shares, in preference to holders of any other class or series, are entitled to a non-cumulative dividend, if and when declared by the Company’s board of directors. In the event a dividend is declared to ordinary shareholders, holders of Series A will also receive an equivalent dividend on an “as-converted” basis. No dividends were declared or paid during the period from February 15, 2019 (inception) through December 31, 2019 and the year ended December 31, 2020.

Voting

The holders of Series A preferred shares are entitled to one vote for each ordinary share of preferred shares may be converted and, subject to certain preferred share class votes specified in the Company’s articles of association or as required by law, the holders of the preferred shares and ordinary shares vote together on an as-converted basis.

Liquidation preference

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of association, holders of Series A shares are entitled to receive, in preference to all other stockholders, an amount equal to the original issuance price plus any declared and unpaid dividends. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A preferred shares in proportion to the full amounts to which they would otherwise be entitled.

After payment in full of the liquidation preference of the Series A preferred shares, any remaining assets shall be distributed ratably to the holders of ordinary shares pro rata based on their respective shareholdings.

Conversion

Each share of Series A is convertible into ordinary shares at any time at the option of the holder thereof at the conversion price then in effect. All shares of Series A are convertible into ordinary shares at the affirmative election of the holders of at least a majority of the outstanding shares of preferred stock at the conversion price then in effect.

The Company may at any time require the conversion of all outstanding preferred shares upon an initial public offering of its ordinary shares.

7. Share-Based Compensation

Ordinary Shares Awards

In February and March 2019, the Company entered into share purchase arrangements with several founders and executives, whereby the founders and executives purchased an aggregate of 16,316 ordinary shares at a €1.00 per share and an estimated fair value of €110.13 per share. The shares are subject to future vesting and generally vest 25% at the time of grant and ratably thereafter on a quarterly basis for a total vesting period of three years. In the event the founders or executives cease to provide services to the Company, any unvested ordinary shares are subject to forfeiture. 7,142 and 4,082 shares had vested during the period from February 15, 2019 through December 31, 2019 and during the year ended December 31, 2020, respectively. As of December 31, 2020, the total unrecognized compensation expense related to unvested shares was $0.6 million, which the Company expects to recognize over a weighted-average period of 1.14 years. During the period from February 15, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, the Company recognized share based compensation expense of approximately $0.9 million and $0.5 million, respectively and is recognized as research and development expense within the accompanying statements of operation and comprehensive loss.

Virtual Stock Option Plan

In 2019, the Company adopted a virtual stock option plan, or VSOP, for its employees. As of December 31, 2020, there were 523 awards available for future issuance under the plan. A virtual share does not represent a direct interest in the Company and has no voting rights. The virtual shares are issued at no cost and with a notional value of €1.00 per share. The awards vest 25% on the anniversary of the grant date and ratably each quarter thereafter for the remaining three years. Awards have a contractual term of 10 years and settlement occurs upon consummation of a change in control event or an initial public offering of the Company’s ordinary shares. Upon occurrence of such events, holders of the virtual shares are entitled to the same form of consideration received by ordinary shareholders. During the period from February 15, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, the Company recognized share based compensation expense of approximately $0.1 million and $0.2 million, respectively and is recognized as research and development expense within the accompanying statements of operations and comprehensive loss.

The following table summarizes the virtual share activity for the periods presented:

	Shares	Weighted-Average Remaining Contract Term (Years)	Weighted- Average Grant- Date Fair Value (€)
Outstanding at February 15, 2019 (inception)	—
Granted	3,267		€109.30

Outstanding at December 31, 2019	3,267	9.21
Granted	2,091		€231.21

Outstanding at December 31, 2020	5,358	8.67
Vested at December 31, 2020	1,429	8.20	€109.30

Unvested as of December 31, 2020	3,929	8.84	€164.60

As of December 31, 2020, the total unrecognized compensation expense related to unvested virtual share awards was $0.7 million (€0.6 million at an exchange rate of 0.82), which the Company expects to recognize over a weighted-average 2.04 years.

8. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Net operating losses	$780	$2,009
Fixed assets	1	38

Deferred tax assets	781	2,047
Less: valuation allowance	(781)	(2,047)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by approximately $0.8 million and $1.3 million during the period from February 15, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, respectively.

A reconciliation of the German income tax rate to the Company’s effective tax rate is as follows:

	Period from February 15, 2019 (inception) through December 31, 2019	Year Ended December 31, 2020
Statutory tax rate	32.8%	32.8%
Stock compensation expense	(7.3)%	—%
Non-deductible IPR&D	(8.2)%	—%
Non-taxable R&D credit	—%	(0.1)%
Change in valuation allowance	(17.3)%	(32.7)%

	—%	—%

The Company has a net operating loss carryforward of $6.1 million as of December 31, 2020. Net operating loss carryforwards do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined in German tax law.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

The German Research Allowance Act (Forschungszulagengesetz), introducing a federal research and development subsidy, was passed in 2019. According to this Act, a tax-free subsidy of 25% of salaries and wages for certain research and development purposes shall be guaranteed up to a limit of €0.5 million per year.

In response to the COVID-19 pandemic, the assessment basis for the research and development allowance in Germany was increased with effect from July 1, 2020, for a limited period until June 30, 2026. During this period, the maximum amount of the research and development allowance is €1.0 million per year. The Company benefits from this incentive. It is fully refundable to the Company and is not dependent on current or future taxable income. As a result, the Company has recorded the entire benefit from the incentive as a reduction to research and development expenses and is not reflected as part of the income tax provision.

9. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

Orexia Limited

London, United Kingdom

We have audited the accompanying financial statements of Orexia Limited, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orexia Limited as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Orexia Limited

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$4,381	$2,085
Research tax incentive receivable	864	2,232
Prepaid expenses and other current assets	185	161

Total assets and current assets	$5,430	$4,478

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$41	$146
Accrued expenses and other current liabilities	1,080	715
Loan with related party	—	1,369

Total liabilities and current liabilities	1,121	2,230
Series A convertible preferred shares £0.0001 nominal value: 4,200,000 shares authorized, issued and outstanding; (liquidation value of $11,576 at December 31, 2020)	7,735	10,652
Commitments and contingencies (Note 6)
Shareholders’ deficit:
Ordinary shares, £0.0001 nominal value 1,199,151 shares authorized, issued and outstanding at December 31, 2019 and 2020.	—	—
B ordinary shares, £0.0001 nominal value 575,908 and 680,980 shares authorized and issued as of December 31, 2019 and 2020, and 0 and 247,086 shares outstanding at December 31, 2019 and 2020.	—	—
Additional paid-in capital	2,310	2,574
Accumulated other comprehensive income	138	115
Accumulated deficit	(5,874)	(11,093)

Total shareholders’ deficit	(3,426)	(8,404)

Total liabilities, convertible preferred shares and shareholders’ deficit	$5,430	$4,478

See accompanying notes to audited financial statements.

Orexia Limited

Statements of Operations and Comprehensive Loss

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$3,565	$4,911
Acquired in-process research and development	2,073	—
General and administrative	228	253

Loss from operations	(5,866)	(5,164)
Interest expense, net	(3)	(51)
Foreign currency loss	(5)	(4)

Net loss	$(5,874)	$(5,219)

Other comprehensive income:
Foreign currency translation adjustment	138	(23)

Total comprehensive loss	$(5,736)	$(5,242)

See accompanying notes to audited financial statements.

Orexia Limited

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands, except share data)

	Convertible preferred shares		Shareholders’ deficit
	Series A		Ordinary		B Ordinary		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2019	—	$—	—	$—	—	$—	$—	$—	$—	$—
Sale of Series A convertible preferred shares	4,200,000	7,735	—	—	—	—	—	—	—	—
Issuance of ordinary shares to acquire license	—	—	1,199,151	—	—	—	2,073	—	—	2,073
Issuance of B ordinary shares	—	—	—	—	575,908	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	237	—	—	237
Foreign currency translation adjustment	—	—	—	—	—	—	—	138	—	138
Net loss	—	—	—	—	—	—	—	—	(5,874)	(5,874)

Balance at December 31, 2019	4,200,000	7,735	1,199,151	—	575,908	—	2,310	138	(5,874)	(3,426)

Proceeds from Series A capital contribution	—	2,917	—	—	—	—	—	—	—	—
Issuance of B ordinary shares	—	—	—	—	105,072	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	264	—	—	264
Foreign currency translation adjustment	—	—	—	—	—	—	—	(23)	—	(23)
Net loss	—	—	—	—	—	—	—	—	(5,219)	(5,219)

Balance at December 31, 2020	4,200,000	$10,652	1,199,151	$—	680,980	$—	$2,574	$115	$(11,093)	$(8,404)

See accompanying notes to audited financial statements.

Orexia Limited

Statements of Cash Flows

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(5,874)	$(5,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	237	264
Acquired in-process research and development	2,073	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(177)	28
Research tax incentive receivable	(831)	(1,257)
Accounts payable	40	98
Accrued expenses and other current liabilities	1,041	(376)

Net cash used in operating activities	(3,491)	(6,462)

Cash flows from financing activities:
Proceeds from loan with related party	—	1,332
Proceeds from the sale of Series A convertible preferred stock	7,735	2,917

Net cash provided by financing activities	7,735	4,249

Effect of exchange rate changes on cash and cash equivalents	137	(83)

Net increase (decrease) in cash and cash equivalents	4,381	(2,296)
Cash and cash equivalents at beginning of year	—	4,381

Cash and cash equivalents at end of year	$4,381	$2,085

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—

Non-cash investing and financing activities:
Issuance of ordinary shares to acquire license	$2,073	$—

See accompanying notes to audited financial statements.

Orexia Limited

Notes to the Financial Statements

1. Nature of Operations

Orexia Limited (the Company), a United Kingdom corporation incorporated in October 2018, is a clinical stage pharmaceutical company developing medicines for the treatment of narcolepsy. The Company is designing novel oral small molecule OX2R and intranasal OX2R agonists and positive modulators, which would influence orexin neurotransmission differently. The Company is in its preclinical trial phase.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $11.1 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical and studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and the proceeds received by Centessa from its Series A financing, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March 2020 the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the years ended December 31, 2019 and 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed, and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that required management’s estimates included the research tax incentive receivable and the fair value of the Company’s shared based compensation.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, research tax incentive receivable, prepaid expenses, accounts payable, accrued expenses and other current liabilities and loan with related party, approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and marketable securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Cash and cash equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Research Tax Incentive Receivable

The research tax credit is granted to companies by the United Kingdom tax authorities in order to encourage them to conduct technical and scientific research. Companies that have expenditures that meet the required criteria within the United Kingdom receive a tax credit that can be used for the payment of the corporate tax due for the fiscal year in which the expenditures were made and the next three fiscal years, or can be reimbursed in cash.

The expenses taken into account for the calculation of the credit involve only research expenses. The Company’s estimate of the amount of cash refund it expects to receive related to the tax credit is included in tax incentive receivables in the accompanying balance sheets and such amounts are recorded as reduction of research and development expense in the statements of operations and comprehensive loss. During the years ended December 31, 2019 and 2020, the Company recorded reductions to research and development expenses of $0.8 million and $1.3 million, respectively.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares. Options with nominal exercise prices are accounted for as restricted share-based payments.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s consolidated financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Acquired In-Process Research and Development

Acquired in-process research and development, (IPR&D), expense consists of the initial up-front payments incurred in connection with the acquisition or licensing of products or technologies that do not meet the definition of a business under FASB ASC Topic 805, Business Combinations. The Company’s acquired IPR&D expense of $2.1 million during the year ended December 31, 2019 and reflects the estimated fair value of the Company’s ordinary shares issued to acquire the license from Heptares Therapeutics (see Note 6).

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all, or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

Other Comprehensive Income

Other comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income impacting the Company is foreign currency translation.

Foreign Currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity and as other comprehensive income (loss) on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows. The impact on our diluted earnings per share could be material upon the adoption of ASU 2020-06.

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Compensation and related benefits	$1,080	$715

5. Loan with Related Party

In December 2020, the Company entered into a loan agreement with Inexia Limited, a biotechnology company owned by the Company’s shareholders and received aggregate proceeds of $1.3 million. The loan bears interest at a rate of 2.1% and matures at the earlier of (i) a share sale of the Company, (ii) an insolvency event occurring for the Company and (iii) upon demand. Interest expense was de minimis for the year ended December 31, 2020.

6. Commitments

Research Collaboration and License Agreement

In September 2019, the Company entered into a world-wide exclusive research collaboration and license agreement with X-Chem, Inc, or X-Chem, to further develop and commercialize, the licensed technology for the OX2. The Company is responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. The Company made an upfront payment to X-Chem of $300,000 that was immediately expensed within research and development expenses as the license has no alternative future use. The Company is also required to make additional payments contingent upon approval to advance to particular series. The Company is obligated to make up to $24.8 million in payments upon the achievement of development and regulatory milestones and $60 million upon the achievement of commercial milestones. The Company is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology.

Amended and Restated License, Assignment, and Research Services Agreement

In January 2019, the Company entered into an exclusive worldwide license agreement with Heptares Therapeutics Limited, or Heptares, to further develop and commercialize, the licensed technology for Orexin Agonist. The Company is responsible for supplying all active pharmaceutical ingredients and finished drug product for exploitation. The Company is obligated to make up to $17.2 million (£12.6 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. The Company is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. In addition, the Company is obligated to fund any development related costs associated with the licensed technology. Upon entering into the license agreement, the Company issued 1,199,151 ordinary shares to Heptares with a nominal value of £0.0001 per share with an estimated fair value of $2.1 million.

Material Transfer Agreement and Use License

In August 2019, the Company entered into a material transfer and use license agreement with Nagoya University, or Nagoya, for the transfer and use of the licensed technology for Orexin-tTA mouse line. The Company is responsible for all pre-agreed delivery charges. The Company made an upfront payment of $7,500 that was immediately expensed within research and development as the license has no alternative future use.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

7. Convertible Preferred Shares and Ordinary Shares

Ordinary shares

Each share of ordinary shares and B ordinary shares entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Subject to the rights of holders of convertible preferred shares, ordinary and B ordinary shareholders are entitled to receive dividends, as may be declared by the board of directors, if any. No dividends had been declared through December 31, 2020.

Convertible preferred shares

The Company has Series A convertible preferred shares, which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. In 2019, the Company completed an equity financing in which the Company issued and sold 4,200,000 Series A convertible preferred shares in exchange for $5.0 million (€4.4 million at an exchange rate of 0.88). Investors are subject to capital call requirements for an aggregate amount of €20 million ($22.7 million at an exchange rate of 0.88) if certain milestones are met. In 2019, the Company received $2.8 million (€2.5 million at an exchange rate of 0.90) in capital contributions in relation to these milestone requirements. In 2020, the Company received $2.9 million (€2.7 million at an exchange rate of 0.92) in capital contributions related to these milestone requirements. As of December 31, 2020, the Series A investors are subject to an additional capital call totaling €10.4 million ($12.7 million at an exchange rate of 0.82) related to the last milestone. Upon entering into the merger agreement with Centessa Pharmaceuticals in February 2021, all funding obligations were transferred to Centessa Pharmaceuticals.

Dividends

The holders of Series A preferred shares, are entitled to dividends, if and when declared by the Company’s board of directors. No dividends were declared or paid during the years ended December 31, 2019 and 2020.

Voting

The holders of Series A preferred shares are entitled to one vote for each ordinary share of preferred shares may be converted and certain significant company events require majority approval from the Series A preferred shareholders as a separate class.

Liquidation preference

In the event of a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or in the event of a deemed liquidation event, which includes a sale of the Company as defined in the Company’s articles of association, holders of Series A shares are entitled to receive, in preference to all other shareholders, an amount equal to the original issuance price plus any declared and unpaid dividends. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to pay such holders the full amount to which they are entitled, then the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A preferred shares in proportion to the full amounts to which they would otherwise be entitled.

After payment in full of the liquidation preference of the Series A preferred shares, any remaining assets shall be distributed ratably to the holders of ordinary and B ordinary shares.

Conversion

Each share of Series A is convertible into ordinary shares at any time at the option of the holder thereof at the conversion price then in effect. All shares of Series A are convertible into ordinary shares at the affirmative election of the holders of at least a majority of the outstanding shares of preferred stock at the conversion price then in effect.

The Company may at any time require the conversion of all outstanding preferred shares upon an initial public offering of its ordinary shares.

8. Share-Based Compensation

The Company grants equity incentive shares, designated as B ordinary shares, to its employees, executives, and consultants and are purchased by the recipient for a nominal amount within one year from grant date. Generally, the awards vest over 4 years, 25% on the first anniversary of the grant date and ratably each quarter thereafter. Upon a change in control event or an initial public offering of the Company’s ordinary shares, the B ordinary shares convert, on a 1:1 basis, into ordinary shares. The Company accounts for B ordinary shares as restricted shares for share-based compensation purposes as the purchase price is nominal. Share-based compensation expense is recorded within research and development expenses within the Company’s statement of operations and comprehensive loss. The Company recognized share-based compensation of approximately $0.2 million for each of years ended December 31, 2019 and 2020, respectively.

	Shares	Weighted Average Grant Date Fair Value
Nonvested af January 1, 2019	—
Granted and exercised	575,908	$1.73

Nonvested af December 31, 2019	575,908	$1.73
Granted and exercised	105,072	$2.36
Vested	(247,086)	$1.73

Nonvested at December 31, 2020	433,894	$1.89

As of December 31, 2020, the total unrecognized compensation expense related to B ordinary shares was $0.8 million, which the Company expects to recognize over a weighted-average period of 1.8 years.

9. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31
(in thousands)	2019	2020
Deferred tax assets: Net operating loss carryforwards	$357	$931
Fixed assets	186	190

Deferred tax assets	542	1,121
Less: valuation allowance	(542)	(1,121)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2020 and 2019. The valuation allowance increased by approximately $0.5 million and $ 0.6 million during the years ended December 31, 2019 and December 31, 2020, respectively.

A reconciliation of the United Kingdom tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2020
Tax at statutory rate benefit	19%	19%
Stock compensation	(1%)	(1%)
IP research and development	(7%)	—%
Research and development	(5%)	(9%)
Change in tax rate	(1%)	1%
Change in valuation allowance	(5%)	(10%)

	—%	—%

The Company has UK NOL carryforwards and research and development tax credits of approximately $4.9 million as of December 31, 2020 and they do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined in UK tax law.

The Company will recognize interest and penalties related to uncertain tax positions as a component of income tax expense. As of December 31, 2020, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s statement of operations. Due to NOL and tax credit carry forwards that remain unutilized, income tax returns for tax years from 2019 and 2020 remain subject to examination by the taxing jurisdictions. The NOL carryforwards remain subject to review until utilized.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as an interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

10. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determine that there are no other items to disclose.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

Inexia Limited

London, United Kingdom

We have audited the accompanying financial statements of Inexia Limited, which comprise the balance sheets as of December 31, 2019 and 2020, and the related statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inexia Limited as of December 31, 2019 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 12, 2021

Inexia Limited

Balance Sheets

	December 31,
(in thousands, except share data)	2019	2020
Assets
Current assets:
Cash and cash equivalents	$6,531	$1,166
Research tax incentive receivable	531	1,361
Prepaid expenses and other current assets	107	109
Loan receivable with related party	—	1,369

Total assets and current assets	$7,169	$4,005

Liabilities, convertible preferred shares and shareholders’ deficit
Current liabilities:
Accounts payable	$41	$138
Accrued expenses and other current liabilities	606	253

Total liabilities and current liabilities	647	391

Commitments and contingencies (note 6)
Convertible preferred shares, £0.0001 nominal value:
Series A convertible preferred shares: 4,000,000 shares authorized, issued and outstanding (liquidation value of $10,177 at December 31, 2020)	9,361	9,361
Shareholders’ deficit:
Ordinary shares, £0.0001 nominal value: 1,142,049 shares authorized, issued and outstanding	—	—
B ordinary shares, £0.0001 nominal value: 548,482 and 648,550 shares authorized and issued, 0 and 235,319 shares outstanding at December 31, 2019 and 2020, respectively	—	—
Additional paid-in capital	2,410	2,675
Accumulated other comprehensive income	63	80
Accumulated deficit	(5,312)	(8,502)

Total shareholders’ deficit	(2,839)	(5,747)

Total liabilities, convertible preferred shares and shareholders’ deficit	$7,169	$4,005

See accompanying notes to audited financial statements.

Inexia Limited

Statements of Operations and Comprehensive Loss

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020
Operating expenses:
Research and development	$2,445	$3,001
Acquired in-process research and development	2,171	—
General and administrative	693	157

Loss from operations	(5,309)	(3,158)
Foreign currency loss	(3)	(32)

Net loss	$(5,312)	$(3,190)

Other comprehensive income:
Foreign exchange translation adjustment	63	17

Comprehensive loss	$(5,249)	$(3,173)

See accompanying notes to audited financial statements.

Inexia Limited

Statements of Convertible Preferred Shares and Shareholders’ Deficit

(in thousands except share data)

	Convertible preferred shares		Shareholders’ deficit
	Series A		Ordinary		B Ordinary		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at January 1, 2019	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of Series A convertible preferred shares, net	4,000,000	9,361	—	—	—	—	—	—	—	—
Issuance of ordinary shares to acquire license	—	—	1,142,049	—	—	—	2,171	—	—	2,171
Issuance of B ordinary shares	—	—	—	—	548,482	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	239	—	—	239
Foreign currency translation adjustments	—	—	—	—	—	—	—	63	—	63
Net loss	—	—	—	—	—	—	—	—	(5,312)	(5,312)

Balance at December 31, 2019	4,000,000	9,361	1,142,049	—	548,482	—	2,410	63	(5,312)	(2,839)
Issuance of B ordinary shares	—	—	—	—	100,068	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	265	—	—	265
Foreign currency translation adjustments	—	—	—	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	—	—	—	(3,190)	(3,190)

Balance at December 31, 2020	4,000,000	$9,361	1,142,049	$—	648,550	$—	$2,675	$80	$(8,502)	$(5,747)

See accompanying notes to audited financial statements.

Inexia Limited

Statements of Cash Flows

(in thousands)	Year Ended December 31, 2019	Year Ended December 31, 2020
Cash flows from operating activities:
Net loss	$(5,312)	$(3,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	239	265
Acquired in-process research and development	2,171	—
Changes in operating assets and liabilities:
Research tax incentives receivable	(511)	(763)
Prepaid expenses and other assets	(102)	1
Accounts payable	40	90
Accrued expenses and other current liabilities	581	(349)

Net cash used in operating activities	(2,894)	(3,946)

Cash flows from investing activities:
Issuance of related party loan	—	(1,332)

Net cash used investing activities	—	(1,332)

Cash flows from financing activities:
Proceeds from the sale of Series A convertible preferred shares, net	9,361	—

Net cash provided by financing activities	9,361	—

Effect of exchange rate changes on cash and cash equivalents	64	(87)
Net increase (decrease) in cash and cash equivalents	6,531	(5,365)
Cash and cash equivalents at beginning of year	—	6,531

Cash and cash equivalents at end of year	$6,531	$1,166

See accompanying notes to audited financial statements.

Inexia Limited

Notes to the Financial Statements

1. Nature of Operations

Inexia Limited (the Company), a biotechnology company founded in 2018, is a clinical stage pharmaceutical company developing medicines for the treatment of narcolepsy, a rare neurological condition that affects the brain’s ability to regulate the normal sleep-wake cycle. The Company is working to develop medicines that address the full spectrum of orexin disfunction disease. Orexin, also called a hypocretin is a key regulator of wakefulness and REM sleep.

2. Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred recurring losses and negative cash flows from operations since inception and had an accumulated deficit of $8.5 million as of December 31, 2020. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of its product candidates currently in development. Substantial additional capital will be needed by the Company to fund its operations and to develop its product candidates. In January 2021, Centessa Pharmaceuticals Limited, or Centessa, acquired 100% of the equity interests of eleven biotechnology companies, including the Company, in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt. As the Company became a wholly owned subsidiary of Centessa, future funding of the Company’s operations is expected to be funded from Centessa’s cash resources.

The Company’s operations have consisted primarily of organizing the Company, securing financing, developing licensed technology, performing research, conducting preclinical studies and conducting clinical trials. The Company faces risks associated with early-stage biotechnology companies whose product candidates are in development. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, establishing manufacturing capacity and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital for the Company to complete its research and development, achieve its research and development objectives, defend its intellectual property rights, and recruit and retain skilled personnel, and key members of management. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The Company expects that its cash and cash equivalents as of December 31, 2020, and the proceeds received by Centessa from its Series A financing, will be sufficient to fund operations for at least the next twelve months from the date these financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess COVID-19, global pandemic. Since early March the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Updates (ASU) promulgated by the Financial Accounting Standards Board (FASB). In the opinion of management, the accompanying financial statements include all normal and recurring adjustments, which consist primarily of accruals, estimates and assumptions that are considered necessary to present fairly the Company’s financial position as of December 31, 2019 and 2020 and its results of operations and cash flows for the years ended December 31, 2019 and 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed, and the effects of the revisions are reflected in the accompanying financial statements in the period they are determined to be necessary. Significant areas that required management’s estimates included the research tax incentive receivable and the fair value of the Company’s share-based compensation.

Fair Value of Financial Instruments

Management believes that the carrying amounts of the Company’s financial instruments, including cash equivalents, research tax incentive receivable, loan receivable with related party, prepaid expenses, and accounts payable and accrued expenses, approximate fair value due to the short-term nature of those instruments.

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash and cash equivalents.

Cash and cash equivalents

The Company considers all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

Research Tax Incentive Receivable

The research tax credit is granted to companies by the United Kingdom tax authorities in order to encourage them to conduct technical and scientific research. Companies that have expenditures that meet the required criteria within the United Kingdom receive a tax credit that can be used for the payment of the corporate tax due for the fiscal year in which the expenditures were made and the next three fiscal years, or can be reimbursed in cash.

The expenses taken into account for the calculation of the credit involve only research expenses. The Company’s estimate of the amount of cash refund it expects to receive related to the tax credit is included in research tax incentive receivable in the accompanying balance sheets and such amounts are recorded as reduction of research and development expense in the statements of operations and comprehensive loss. During the years ending December 31, 2019 and 2020, the Company recorded reductions to research and development expenses of $0.5 million and $0.8 million, respectively.

Share-based compensation

The Company measures share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company’s ordinary shares. Options with nominal exercise prices are accounted for as restricted share-based payments.

Research and Development

Research and development costs are expensed as incurred and consist primarily of funds paid to third parties for the provision of services for product candidate development, clinical and preclinical development and related supply and manufacturing costs, and regulatory compliance costs. The Company accrues and expenses preclinical studies and clinical trial activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with clinical research organizations and clinical trial sites. The Company determines the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

Management makes estimates of the Company’s accrued expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services, including fees for process development or manufacturing and distribution of clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Acquired In-Process Research and Development

Acquired in-process research and development (IPR&D) expense consists of the initial up-front payments incurred in connection with the acquisition or licensing of products or technologies that do not meet the definition of a business under FASB ASC Topic 805, Business Combinations. The Company’s acquired IPR&D expense of $2.2 million during the year ended December 31, 2019 and reflects the estimated fair value of the Company’s ordinary shares issued to acquire the license from Heptares Therapeutics (see Note 6).

Income Taxes

Income taxes are accounted for under the asset-and-liability method as required by FASB ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all, or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

FASB ASC Subtopic 740-10, Accounting for Uncertainty of Income Taxes, (ASC 740-10) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740-10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total interest expense and other expense, respectively.

Other Comprehensive Loss

Other comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only component of other comprehensive income (loss) impacting the Company is foreign currency translation.

Foreign Currencies

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the Company. The Company’s functional currency is the British Pound. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ equity and as other comprehensive income (loss) on the statements of operations and comprehensive loss. Transactions denominated in a currency other than the Company’s functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

JOBS Act Accounting Election

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires a lessee to record a right-of-use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. As the Company has elected to use the extended transition period for complying with new or revised accounting standards as available under the Jobs Act, the standard is effective for the Company beginning January 1, 2022, with early adoption permitted. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “(Subtopic 470-20): Debt—Debt with Conversion and Other Options” (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2020-06 on financial position, results of operations or cash flows.

4. Loan Receivable with Related Party

In December 2020, the Company entered into a loan agreement with Orexia Limited, a biotechnology company owned by the Company’s shareholders and issued a loan receivable of $1.4 million. The loan bears interest at a rate of 2.1% and matures at the earlier of (i) a share sale of Orexia Limited, (ii) an insolvency event occurring for Orexia Limited and (iii) upon demand by the Company. Interest income was de minimis for the year ended December 31, 2020.

5. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

(in thousands)	December 31, 2019	December 31, 2020
Compensation and related benefits	$6	$24
Research and development	600	229

	$606	$253

6. Commitments and Contingencies

Amended and Restated License, Assignment, and Research Services Agreement

In January 2019, the Company and Heptares Therapeutics Limited (Heptares) entered into a license and research service agreement whereby Heptares granted an exclusive, sublicensable worldwide license to further develop, manufacture and commercialize licensed technology for the development of intranasal orexin receptor antagonist. In addition, Heptares is responsible for certain research and development activities and the parties formed a joint research committee to oversee and manage related research and development activities. Upon entering into the license agreement, the Company issued 1,142,049 ordinary shares to Heptares with a nominal value of £0.0001 per share with an estimated fair value of $2.2 million.

Per the agreement the Company is to pay Heptares for research and development services based on providing full-time equivalents and other support relating to the conduct of the discovery and preclinical development programs. The Company made an upfront payment to Heptares of $0.3 million that was expensed during the research and development period for the year ended December 31, 2019. In addition, the Company is obligated to make up to $16.6 million in development milestone payments (£12.1 million at an exchange rate of 0.73).

License Agreement with OptiNose

In January 2019, the Company and OptiNose AS, or OptiNose, entered into a license agreement whereby the Company was granted an exclusive, royalty-bearing, worldwide, non-transferable, sublicensable license to OptiNose’s Exhalation Delivery System, or EDS, and other intellectual property for the development, sale, import and manufacture of products containing orexin receptor agonist and/or orexin receptor positive modulator molecule(s) as the sole active pharmaceutical ingredient(s) for the treatment, diagnosis or prevention of human diseases or conditions associated primarily with orexin receptor agonism and orexin receptor positive modulation. The Company is solely responsible for all costs and activities related to its identification, development, and commercialization of products under the license agreement.

The Company made an upfront payment of $0.5 million to OptiNose that was immediately expensed as the in-process research and development has no alternative future use. In addition, the Company is obligated to make up to $8.0 million and $37.0 million in development and commercial milestone payments, respectively. In addition, OptiNose is eligible to receive tiered, low-to-mid single digit royalties based on net sales of any products successfully developed and commercialized under the license agreement.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

7. Convertible Preferred Shares and Ordinary Shares

Convertible Preferred Shares

The Company has Series A convertible preferred shares, which are classified outside of shareholders’ deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. In 2019, the Company completed an equity financing in which the Company issued and sold 4,000,000 Series A convertible preferred shares in exchange for $4.5 million (€3.9 million at an exchange rate of 0.87). Investors are subject to capital call requirements for an aggregate amount of €20 million ($22.7 million at an exchange rate of 0.88) if certain milestones are met. In 2019, the Company received $4.9 million (€4.4 million at an exchange rate of 0.90) in capital contributions in relation to these milestone requirements. As of December 31, 2020, the Series A investors are subject to an additional capital call totaling €11.6 million ($14.2 million at an exchange rate of 0.82) related to the last milestone. Upon entering into the merger agreement with Centessa Pharmaceuticals in February 2021, all funding obligations were transferred to Centessa Pharmaceuticals.

Dividends

The holders of Series A convertible preferred shares are entitled to dividends if and when declared by the Company’s board of directors. As of December 31, 2020, no dividends have been declared.

Voting

Each Series A convertible preferred share is entitled to a vote on an as-converted basis and certain significant Company events require majority approval from the Preferred Shareholders as a separate class.

Conversion

Each Series A convertible preferred share is convertible, at the holder’s option, into such number of ordinary shares on a one-to-one basis and equal to the conversion price then in effect. The conversion price is subject to adjustments for splits, dividends, distributions, and other similar recapitalization events. Upon consummation of a qualified initial public offering of the Company’s securities, the Series A convertible preferred shares will automatically convert into ordinary shares.

Liquidation Preference

Upon the liquidation, sale, or merger of the Company (collectively, the Liquidation), the Series A convertible preferred shares are entitled to receive an amount equal to the original issuance price plus any unpaid declared. If there are additional available assets from the liquidation after the initial liquidation payments, the remaining available assets will be distributed to the ordinary shareholders.

Ordinary Shares

Ordinary shares and B Ordinary Shares confer upon its holders voting rights, the right to receive cash and stock dividends, if declared, and the right to share in excess assets upon liquidation of the Company. The holders of ordinary and B Ordinary Shares are entitled to one vote per share.

8. Share-Based Compensation

The Company grants equity incentive shares, designated as B ordinary shares, to its employees, executives, and consultants and are purchased by the recipient for a nominal amount within one year from grant date. Generally, the awards vest over four years, 25% on the first anniversary of the grant date and ratably each quarter thereafter. Upon a change in control event or an initial public offering of the Company’s ordinary shares, the B ordinary shares convert, on a 1:1 basis, into ordinary shares. The Company accounts for B ordinary shares as restricted shares for share-based compensation purposes as the exercise price is nominal. Share-based compensation expense is recorded within research and development expenses within the Company’s statements of operations and comprehensive loss. The Company recognized share-based compensation of $0.2 million and $0.3 million during the year ended December 31, 2019 and 2020, respectively.

	Shares	Weighted Average Grant Date Fair Value
Nonvested af January 1, 2019	—
Granted and exercised	548,482	$1.83

Nonvested af December 31, 2019	548,482	$1.83
Granted and exercised	100,068	$2.50
Vested	(235,319)	$1.83

Nonvested at December 31, 2020	413,231	$1.99

As of December 31, 2020, the total unrecognized compensation expense related to B ordinary shares was $0.8 million, which the Company expects to recognize over a weighted-average period of 1.8 years.

9. Income Taxes

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were as follows:

	December 31,
(in thousands)	2019	2020
Deferred tax assets:
Net operating loss carryforwards	$351	$712
Fixed assets	175	179

Deferred tax assets	526	891
Less: valuation allowance	(526)	(891)

	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more-likely-than-not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2019 and 2020. The valuation allowance increased by $0.5 million and $0.4 million during the years ended December 31, 2019 and 2020, respectively.

A reconciliation of the United Kingdom income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2020
Tax benefit at statutory rate	19%	19%
Stock compensation	(1)%	(2)%
IP research and development	(4)%	— %
Research and development	(4)%	(9)%
Change in tax rate	(1)%	2%
Change in valuation allowance	(9)%	(10)%

	— %	— %

The Company has NOL carryforwards and research and development tax credits of approximately $3.7 million as of December 31, 2020 and they do not expire. The NOL carryforwards may be lost in certain circumstances after a change in control, as defined in UK tax law.

Tax positions taken or expected to be taken in the course of preparing the Company’s tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold, as well as accrued interest and penalties, if any, would be recorded as an interest and penalties expense in the current year. There were no uncertain tax positions that require accrual or disclosure to the financial statements as of December 31, 2019 and 2020.

10. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 12, 2021, the date at which the financial statements were available to be issued, and determine that there are no other items.

Centessa Pharmaceuticals Limited

Consolidated Balance Sheets

(unaudited)

(amounts in thousands except share data)

	December 31, 2020	January 29, 2021
Assets
Current assets:
Cash	$5,003	$4,965
Subscription receivable	11	9
Prepaid expenses and other current assets	—	275

Total current assets	5,014	5,249
Property and equipment, net	—	10
Deferred offering costs	248	3,299

Total assets	$5,262	$8,558

Liabilities and shareholders’ deficit
Current liabilities:
Convertible term notes	$4,171	$5,001
Derivative liability	833	1,248
Accounts payable	15	2,052
Accrued expenses and other current liabilities	3,457	4,908

Total current liabilities and total liabilities	8,476	13,209

Commitments and contingencies (Note 4)
Shareholders’ deficit
Ordinary shares: £0.002 nominal value: 7,500,000 shares issued and outstanding	21	21
Accumulated other comprehensive income (loss)	(86)	(90)
Accumulated deficit	(3,149)	(4,582)

Total shareholders’ deficit	(3,214)	(4,651)

Total liabilities and shareholders’ deficit	$5,262	$8,558

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Centessa Pharmaceuticals Limited

Consolidated Statement of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands except share and per share data)

For the Period from January 1, 2021 through January 29, 2021
Operating expenses:
General and administrative	$187

Loss from operations	(187)
Amortization of debt discount	(825)
Change in fair value of derivative	(415)
Foreign currency losses	(6)

Net loss	$(1,433)

Comprehensive loss:
Foreign currency translation adjustments	(4)

Total comprehensive loss	$(1,437)

Net loss per ordinary share - basic and diluted	$(0.19)

Weighted average ordinary shares outstanding - basic and diluted	7,500,000

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Centessa Pharmaceuticals Limited

Consolidated Statement of Shareholders’ Deficit

(unaudited)

(amounts in thousands except share data)

	Ordinary Shares		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount
Balance at January 1, 2021	7,500,000	$21	$(86)	$(3,149)	$(3,214)
Foreign currency translation adjustments	—	—	(4)	—	(4)
Net loss	—	—	—	(1,433)	(1,433)

Balance at January 29, 2021	7,500,000	$21	$(90)	$(4,582)	$(4,651)

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Centessa Pharmaceuticals Limited

Consolidated Statement of Cash Flows

(unaudited)

(amounts in thousands)

For the Period from January 1, 2021 through January 29, 2021
Cash flows from operating activities:
Net loss	$(1,433)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	825
Change in fair value of derivative liability	415
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(275)
Accounts payable	1,162
Accrued expenses and other liabilities	(736)

Net cash used in operating activities	(42)

Cash flows from financing activities:
Proceeds from subscription receivable	2

Net cash provided by financing activities	2

Effect of exchange rate on cash and cash equivalents	2

Net decrease in cash and cash equivalents	(38)
Cash and cash equivalents at beginning of period	5,003

Cash and cash equivalents at end of period	$4,965

Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs within accounts payable and accrued expenses	$3,051

Purchases of property and equipment within accounts payable	$10

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

Centessa Pharmaceuticals Limited

Notes to the Unaudited Interim Consolidated Financial Statements

1. Organization and Description of Business

Centessa Pharmaceuticals Limited (“Centessa” or “the Company” or “Successor”) is a pharmaceutical company conceived to develop and deliver life-altering and life-enhancing medicines to patients with an asset centric research and development logic applied at scale. Centessa was incorporated on October 26, 2020 as a limited liability company in England and Wales.

Entities affiliated with Medicxi manage multiple investment funds, including – Medicxi Ventures I LP, Medicxi Growth I LP, and Medicxi Secondary I LP. In addition, entities affiliated with Medicxi act as sub advisors to Index Ventures Life VI (Jersey) Limited which advises the managing general partner of Index Ventures Life VI (Jersey), L.P. On January 29, 2021, the management and other equity holders (including funds managed or advised by entities affiliated with Medicxi) of ApcinteX Limited, Capella Biosciences Limited, Inexia Limited, Janpix Limited, LockBody Therapeutics Ltd, Morphogen-IX Limited, Orexia Limited, Palladio Biosciences, Inc., Pearl River Bio GmbH, Pega One S.A.S., and Z Factor Limited (together, the “Centessa Subsidiaries”), contributed the Centessa Subsidiaries to Centessa, in a share for share exchange, after which these companies became wholly-owned subsidiaries of Centessa. Due to the overlapping therapeutic focus of our Centessa subsidiaries, Orexia Limited (now renamed Orexia Therapeutics Limited) and Inexia Limited, the Company determined it to be in the best interest of both entities to combine the business of Orexia Therapeutics Limited and Inexia Limited.

Risks and Liquidity

The Company is subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Company has incurred losses and negative cash flows from operations since inception and had an accumulated deficit of $4.5 million as of January 29, 2021. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of the product candidates currently in development by the Centessa Subsidiaries. Substantial additional capital will be needed by the Company to fund its operations (including those of the Centessa Subsidiaries) and to develop its product candidates. In January 2021, Centessa acquired 100% of the equity interests of eleven biotechnology companies in exchange for ordinary shares of Centessa. Concurrent with the acquisition, Centessa completed a Series A preferred equity financing, whereby Centessa received gross proceeds of $250.0 million comprised of $245.0 million in proceeds from the sale of its Series A preferred shares and the conversion of $5.0 million in convertible debt.

The Company expects that its cash and cash equivalents as of January 29, 2021, and the proceeds received from its Series A financing, will be sufficient to fund operations (including those of the Centessa Subsidiaries) for at least the next twelve months from the date these financial statements were made available for issuance.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these

Centessa Pharmaceuticals Limited

Notes to the Unaudited Interim Consolidated Financial Statements

notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited interim consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to fairly present the financial statements. Operating results for the Company from the period from January 1, 2021 through January 29, 2021 are not necessarily indicative of the results that may be expected for the period from January 30, 2021 through December 31, 2021, or for any future period. The unaudited interim consolidated financial statements, presented herein, do not contain all of the required disclosures under U.S. GAAP for annual financial statements. Therefore, these unaudited interim consolidated financial statements should be read in conjunction with the annual audited financial statements and related notes for Centessa Pharmaceuticals Limited included elsewhere in this registration statement.

The Company’s consolidated financial statements include the accounts of Centessa Pharmaceuticals Limited and its wholly-owned subsidiary, Centessa Pharmaceuticals, Inc. (prior to the acquisitions of the Centessa Subsidiaries). All intercompany accounts and transactions have been eliminated in consolidation.

Segments

Operating segments are defined as components of an enterprise with separate discrete information available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one segment.

Foreign Currency Translation

The Company’s financial statements are presented in U.S. dollars, the reporting currency of the company. The Company’s functional currency is the local currency. Expenses have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ deficit as other comprehensive income (loss). Transactions denominated in a currency other than the functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying statements of operations and comprehensive loss.

Use of Estimates

The preparation of unaudited interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited interim consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the unaudited interim consolidated financial statements in the period they are determined to be necessary. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuation of liabilities associated with financial instruments and derivatives. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Actual results could differ from the Company’s estimates.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three years. The costs of maintenance and repairs are expensed as incurred. Improvements and

Centessa Pharmaceuticals Limited

Notes to the Unaudited Interim Consolidated Financial Statements

betterments that add new functionality or extend the useful life of the asset are capitalized. As of January 29, 2021, the Company had $10,000 of property and equipment and primarily comprised of computer equipment. Depreciation expense was de minimis during the period from January 1, 2021 through January 29, 2021.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. As of January 29, 2021, the Company believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Deferred Financing Costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated, at which time such costs are recorded against the gross proceeds from the applicable financing. If a financing is abandoned, deferred financing costs are expensed. Financing costs are expensed immediately if the financial instrument is recorded at its estimated fair value and subject to remeasurement. As of January 29, 2021, there were $3.3 million of deferred offering costs on the Company’s consolidated balance sheet.

Net Loss Per Ordinary Share

Basic loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding. Diluted loss per ordinary share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible debt which would result in the issuance of incremental ordinary shares. For diluted net loss per ordinary share, the weighted-average number of ordinary shares is the same for basic net loss per ordinary share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

Fair Value of Financial Instruments

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense and accounts payable are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Centessa Pharmaceuticals Limited

Notes to the Unaudited Interim Consolidated Financial Statements

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis (in thousands):

	Fair value measurement at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2020: Liabilities
Derivative liability	$—	$—	$833

	Fair value measurement at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
January 29, 2021: Liabilities
Derivative liability	$—	$—	$1,248

The derivative liability was considered a Level 3 liability because its fair value measurement was based, in part, on significant inputs not observed in the market. The fair value of the derivative was estimated primarily on the probability of the Company’s next qualified fund raising occurring and the timing of such event.

The reconciliation of the redemption feature and the contingent valuation rights measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows (amounts in thousands):

Derivative Liability
Balance at January 1, 2021	$833
Additions	—
Change in fair value	415

Balance at January 29, 2021	$1,248

3. Convertible Term Notes

In December 2020, Centessa entered into a convertible loan agreement (the Agreement) with Medicxi Growth,whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth. The convertible loans were issued as a bridge financing in contemplation of completing the Series A financing within the next six months. The convertible term notes had a stated interest rate of 8% per annum, which is not payable until settlement of the principal, being the maturity date June 29, 2021.

The principal and accrued interest due under the convertible term notes converts:

•	into the class of Centessa stock issued in the Company’s next qualified fund raising, at 80% of the subscription price paid in such financing.

•

prior to maturity and in the event future equity financings do not trigger a Qualified Financing, at Medicxi Growth’s election and at 80% of the subscription price paid for the most senior securities sold by the Company.

Centessa Pharmaceuticals Limited

Notes to the Unaudited Interim Consolidated Financial Statements

At inception, the Company concluded that the convertible term notes contained a conversion option at a significant discount that was deemed to be an embedded derivative, which is required to be bifurcated and accounted for separately from the debt host. There were no debt issuance costs associated with the convertible term notes.

In January 2021, the Convertible Term Note converted into Series A preferred shares of Centessa Pharmaceuticals Limited as part of the Company’s Series A preferred equity financing.

4. Commitments and Contingencies

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

5. Subsequent Events

In January 2021, 4,450,000 Founder’s Shares were repurchased by the Company at a nominal value

(£0.002) and were cancelled immediately.

The Company effected a 2-for-1 reverse split of its preferred and ordinary shares on May 20, 2021. The reverse split combined two shares of each of the Company’s issued and outstanding preferred and ordinary shares into one preferred and one ordinary share. No fractional shares were issued in connection with the reverse split. Any fractional share resulting from the reverse split was rounded down to the nearest whole share, and in lieu of any fractional shares, the Company will pay in cash to the holders of such fractional shares an amount equal to the fair market value, as determined by the board of directors, of such fractional shares. In addition, on April 30, 2021, the Company re-designated all of the A ordinary shares and B ordinary shares into a single class of ordinary shares with a nominal value of £0.002 in order to simplify its capital structure. All share, per share and related information presented in the financial statements and accompanying notes have been retroactively adjusted, where applicable, to reflect the reverse share split and the re-designation.

The Company has evaluated subsequent events from the balance sheet date through May 24, 2021, the issuance date of these unaudited interim consolidated financial statements and has not identified any requiring disclosure except as noted above.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Combined and Consolidated Balance Sheets

(unaudited)

(amounts in thousands except share data)

	Predecessor	Successor
	Centessa Predecessor Group Combined as of December 31, 2020	Centessa Pharmaceuticals Limited Consolidated as of March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$7,227	$298,612
Tax incentive receivable	2,633	10,698
Prepaid expenses and other current assets	1,305	4,326

Total current assets	11,165	313,636
Propertry and equipment, net	—	45
Tax incentive receivable	552	—
Deferred offering costs	—	6,839

Total assets	$11,717	$320,520

Liabilities, convertible preferred shares, combined deficit and shareholders’ equity
Current liabilities:
Accounts payable	$1,032	$12,216
Accrued expenses and other current liabilities	1,047	6,761
Convertible term notes	5,339	—
Term loans	288	—
Derivative liability	913	—

Total current liabilities	8,619	18,977
Loan with related party	—	291
Contingent value rights	—	22,618

Total liabilities	8,619	41,886

Commitments and contingencies (Note 7)
Convertible preferred shares (£0.0001 nominal value): 6,549,205 shares issued and outstanding at December 31, 2020. No shares authorized issued and outstanding at March 31, 2021	25,521	—
Combined deficit and shareholders’ equity:
Combined deficit	(22,423)	—
Series A convertible preferred shares: £0.002 nominal value: 22,840,902 shares authorized issued and outstanding at March 31, 2021 (liquidation value $251,250 at March 31, 2021)	—	247,847
A Ordinary shares: £0.002 nominal value: no shares authorized, issued and outstanding at December 31, 2020; 78,655,693 shares authorized, 48,237,984 issued and 48,083,517 outstanding at March 31, 2021	—	133

	Predecessor	Successor
	Centessa Predecessor Group Combined as of December 31, 2020	Centessa Pharmaceuticals Limited Consolidated as of March 31, 2021
Additional paid-in capital	—	271,796
Accumulated other comprehensive income	—	2,131
Accumulated deficit	—	(243,273)

Total combined deficit and shareholders’ equity	(22,423)	278,634

Total liabilities, convertible preferred shares, combined deficit and shareholders’ equity	$11,717	$320,520

The accompanying notes are an integral part of these unaudited interim combined and consolidated financial statements.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Combined and Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(amounts in thousands except share and per share data)

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
Operating expenses:
Research and development	$2,809	$600	$10,142
General and administrative	383	121	8,092
Acquired in-process research and development	—	—	220,454

Loss from operations	(3,192)	(721)	(238,688)
Interest income (expense), net	(16)	(9)	(3)
Amortization of debt discount	(70)	(37)	—
Gain on extinguishment of debt	267	—	—

Net loss	(3,011)	(767)	(238,691)

Other comprehensive loss:
Foreign currency translation adjustment	(707)	45	2,221

Total comprehensive loss	$(3,718)	$(722)	$(236,470)

Net loss per ordinary share - basic and diluted			$(4.97)

Weighted average ordinary shares outstanding—basic and diluted			48,050,083

The accompanying notes are an integral part of these unaudited interim combined and consolidated financial statements.

Centessa Predecessor Group (Predecessor)

Combined Statement of Convertible Preferred Shares and Combined Deficit

(unaudited)

(amounts in thousands except share data)

	Convertible Preferred Shares
	Series A		Series B		Series Seed		Combined
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit
Balance at January 1, 2020	4,337,282	$13,329	1,111,923	$10,840	1,100,000	$1,352	$(11,857)
Net loss	—	—	—	—	—	—	(3,011)
Foreign currency translation adjustments	—	—	—	—	—	—	(707)
Share-based compensation expense	—	—	—	—	—	—	63

Balance at March 31, 2020	4,337,282	$13,329	1,111,923	$10,840	1,100,000	$1,352	$(15,512)

Centessa Predecessor Group (Predecessor)

Combined Statement of Convertible Preferred Shares and Combined Deficit

(unaudited)

(amounts in thousands except share data)

	Convertible Preferred Shares
	Series A		Series B		Series Seed		Combined
	Shares	Amount	Shares	Amount	Shares	Amount	Deficit
Balance at January 1, 2021	4,337,282	$13,329	1,111,923	$10,840	1,100,000	$1,352	$(22,423)
Net loss	—	—	—	—	—	—	(767)
Foreign currency translation adjustments	—	—	—	—	—	—	45

Balance at January 29, 2021	4,337,282	$13,329	1,111,923	$10,840	1,100,000	$1,352	$(23,145)

Centessa Pharmaceuticals Limited (Successor)

Consolidated Statement of Shareholders’ Equity

(unaudited)

(amounts in thousands except share data)

						Accumulated Other Comprehensive Loss
					Additional paid-in capital
	Series A Preferred		A Ordinary Shares				Accumulated
	Shares	Amount	Shares	Amount			Deficit	Total
Balance at January 30, 2021	—	$—	7,500,000	$21	$—	(90)	$(4,582)	$(4,651)
Sale of Series A convertible preferred shares, net of issuance costs of $3,403	22,272,721	241,597	—	—	—	—	—	241,597
Issuance of Series A convertible preferred shares upon conversion of debt	568,181	6,250	—	—	—	—	—	6,250
Acquisition of Centessa Subsidiaries	—	—	44,758,079	123	262,575	—	—	262,698
Forgiveness of convertible term loan	—	—	—	—	6,199	—	—	6,199
Repurchase of ordinary shares concurrent with acquisition of Centessa Subsidiaries	—	—	(4,450,000)	(12)	—	—	—	(12)
Stock option exercises	—	—	50,000	—	292	—	—	292
Vesting of B ordinary shares	—	—	225,438	1	(1)	—	—	—
Share-based compensation expense	—	—	—	—	2,731	—	—	2,731
Foreign currency translation adjustments	—	—	—	—	—	2,221	—	2,221
Net loss	—	—	—	—	—	—	(238,691)	(238,691)

Balance at March 31, 2021	22,840,902	$247,847	48,083,517	$133	$271,796	2,131	$(243,273)	$278,634

The accompanying notes are an integral part of these unaudited interim combined and consolidated financial statements.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Combined and Consolidated Statements of Cash Flows

(unaudited)

(amounts in thousands)

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
Cash flows from operating activities:
Net loss	$(3,011)	$(767)	$(238,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	—	—	220,454
Share-based compensation expense	63	—	2,731
Depreciation and amortization	—	—	2
Non-cash interest	21	9	7
Amortization of debt discount	70	(37)	—
Gain on extinguishment of debt	(267)	—	—
Changes in operating assets and liabilities:
Tax incentive receivable	(541)	74	(1,924)
Prepaid expenses and other assets	510	681	(1,760)
Accounts payable	(306)	(358)	6,548
Accrued expenses and other liabilities	(178)	(589)	998

Net cash used in operating activities	(3,639)	(987)	(11,635)

Cash flows from investing activities:
Cash acquired upon acquisition of Centessa Subsidiaries			68,038
Cash paid to acquire in-process research and development	—	—	(4,484)
Purchase of property and equipment	—	—	(37)

Net cash provided by investing activities	—	—	63,517

Cash flows from financing activities:
Proceeds from the sale of Series A convertible preferred shares, net of issuance costs	—	—	241,597
Proceeds from option exercises	—	—	292

Net cash provided by financing activities	—	—	241,889

Effect of exchange rate on cash and cash equivalents	(861)	18	(124)

Net increase (decrease) in cash and cash equivalents	(4,500)	(969)	293,647
Cash and cash equivalents at beginning of period	16,570	7,227	4,965

Cash and cash equivalents at end of period	$12,070	$6,258	$298,612

Supplemental disclosure of non-cash investing and financing activities:
Issuance of ordinary shares upon acquisition of Centessa Subsidiaries	$—	$—	$262,698

Issuance of contingent value rights upon acquisition of Centessa Subsidiaries			$22,618

Issuance of Series A convertible preferred shares upon conversion of debt	$—	$—	$6,250

Forgiveness of convertible term loan	$—	$—	$6,199

Repurchase of ordinary shares concurrent with acquisition of Centessa Subsidiaries	$—	$—	$(12)

The accompanying notes are an integral part of these unaudited interim combined and consolidated financial statements.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

1. Organization and Description of Business

Centessa Pharmaceuticals Limited (“Centessa”, “Successor” or the “Company”) is a pharmaceutical company conceived to develop and deliver life-altering and life-enhancing medicines to patients with an asset centric research and development logic applied at scale. Centessa was incorporated on October 26, 2020 as a limited liability company in England and Wales.

Entities affiliated with Medicxi manage multiple investment funds, including – Medicxi Ventures I LP, Medicxi Growth I LP, and Medicxi Secondary I LP. In addition, entities affiliated with Medicxi act as sub advisors to Index Ventures Life VI (Jersey) Limited which advises the managing general partner of Index Ventures Life VI (Jersey), L.P. (all funds shall collectively be referred to as the “Funds”). The Funds are primarily comprised of strategic investments within the healthcare and life sciences industry.

In January 2021, the management and other equity holders (including funds managed or advised by entities affiliated with Medicxi) of ApcinteX Limited, Capella Biosciences Limited, Inexia Limited, Janpix Limited, LockBody Therapeutics Ltd, Morphogen-IX Limited, Orexia Limited, Palladio Biosciences, Inc., Pearl River Bio GmbH, Pega One S.A.S., and Z Factor Limited (together, the “Centessa Subsidiaries”), contributed the Centessa Subsidiaries to Centessa, in a share for share exchange, after which these companies became wholly-owned subsidiaries of Centessa.

As the Company had no significant operations prior to the contribution of the Centessa Subsidiaries, and the registrant is required to present two years of historical financial statements and interim financial statements as applicable, the Company’s management (“Management”) sought to identify a predecessor, for which it could include audited historical financial statements and unaudited interim financial statements, to satisfy the filing requirement. As such, Management sought to identify the predecessor from the population of portfolio companies, which would represent a sizable portion of the historical results of the entities later contributed to Centessa.

Management determined the companies owned by Index Ventures Life VI (Jersey), LP individually represent some of the earliest investments by the Funds. These companies (together, the “Centessa Predecessor Group” or the “Group”) are:

•	Z Factor Limited (“Z Factor”)

•	LockBody Therapeutics Ltd (“LockBody”)

•	Morphogen-IX Limited (“Morphogen-IX”)

As the above entities that comprise the Centessa Predecessor Group were historically under the common control of Index Ventures Life VI (Jersey), LP, the financial statements of the Group are being presented on a combined basis and are denoted as “Predecessor” within these unaudited interim financial statements.

Subsequent to the contribution of the Centessa Subsidiaries to Centessa, the financial activities of Centessa and all Centessa Subsidiaries are being presented on a consolidated basis and are denoted as “Successor” within these unaudited interim financial statements.

Risks and Liquidity

The Group and the Company are subject to risks common to other life science companies in the early development stage including, but not limited to, uncertainty of product development and commercialization, lack of marketing and sales history, development by its competitors of new technological innovations, dependence on key personnel, market acceptance of products, product liability, protection of proprietary technology, ability to

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

raise additional financing and compliance with government regulations, in the markets in which the Company is seeking approvals, including U.S. Food and Drug Administration (“FDA”) regulations. If the Company does not successfully advance its programs, including the Centessa Subsidiaries’ programs, into and through human clinical trials and/or enter into collaborations for its programs and commercialize any of its product candidates, it may be unable to produce product revenue or achieve profitability.

The Group and the Company have incurred losses and negative cash flows from operations since inception and the Company had an accumulated deficit of $243.3 million as of March 31, 2021. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales of the product candidates currently in development by the Centessa Subsidiaries. Substantial additional capital will be needed by the Company to fund its operations (including those of the Centessa Subsidiaries) and to develop its product candidates.

The Company expects that its cash and cash equivalents as of March 31, 2021 of $298.6 million will be sufficient to fund operations for at least the next twelve months from the date these consolidated financial statements were made available for issuance.

Global Pandemic – COVID-19

On March 10, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The Company is continuing to proactively monitor and assess the COVID-19, global pandemic. Since its inception, the Company has activated a management team taskforce to assess the potential impact on its business that may result from this rapidly evolving crisis and to avoid any unnecessary potential delays to the Company’s programs. At this time, the lead programs and research activities remain on track. The safety and well-being of employees, patients and partners is the Company’s highest priority. At the current time, the Company is unable to quantify the potential effects of this pandemic on its future operations.

2. Summary of Significant Accounting Policies

References to the unaudited interim combined financial statements of the Centessa Predecessor Group refer to three of the eleven Centessa Subsidiaries that were deemed to represent the predecessor entity prior to the Company’s acquisition of the Centessa Subsidiaries in January 2021. The Centessa Predecessor Group includes the combined financial information of Z Factor Limited, Morphogen-IX Limited and LockBody Therapeutics Ltd. The successor includes the consolidated financial information of Centessa and all Centessa Subsidiaries subsequent to the acquisition.

Accordingly, the accompanying unaudited interim combined and consolidated financial statements are presented in accordance with Securities and Exchange Commission, or SEC, requirements for predecessor and successor financial statements, which include the financial results of both the Company and the Centessa Predecessor Group. The results of operations contained in the unaudited interim combined and consolidated financial statements include the Centessa Predecessor Group’s combined financial results for the three months ended March 31, 2020 and the period from January 1, 2021 through January 29, 2021 and the Company’s consolidated financial results for the period from January 30, 2021 through March 31, 2021. The unaudited interim combined and consolidated balance sheets present the combined financial position of the Centessa Predecessor Group as of December 31, 2020 and the consolidated financial position of the Company on March 31, 2021.

The Summary of Significant Accounting Policies included in the Company’s annual financial statements and the Centessa Predecessor Group’s annual combined financial statements that can be found elsewhere in this registration statement, have not materially changed, except as set forth below.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

Basis of Presentation

The accompanying unaudited interim combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASUs”) promulgated by the Financial Accounting Standards Board (“FASB”).

In the opinion of management, the accompanying unaudited interim combined and consolidated financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly:

•	the Group’s financial position as of December 31, 2020 and the Company’s financial position as of March 31, 2021;

•

the Group’s results of operations for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, and the statements of convertible preferred shares and combined deficit and cash flows for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021; and

•

the Company’s results of operations for the period from January 30, 2021 through March 31, 2021, and the statements of shareholders’ equity and cash flows for the period from January 30, 2021 through March 31, 2021.

Operating results for the Company from the period from January 30, 2021 through March 31, 2021 are not necessarily indicative of the results that may be expected for the period from January 30, 2021 through December 31, 2021, or for any future period. The unaudited interim combined and consolidated financial statements, presented herein, do not contain all of the required disclosures under U.S. GAAP for annual financial statements. Therefore, these unaudited interim combined and consolidated financial statements should be read in conjunction with the annual audited combined financial statements and related notes for Centessa Predecessor Group and Centessa Pharmaceuticals Limited included elsewhere in this registration statement.

The Company’s consolidated financial statements include the accounts of Centessa Pharmaceuticals Limited, its wholly-owned subsidiary, Centessa Pharmaceuticals, Inc. and the wholly-owned Centessa Subsidiaries. The Centessa Predecessor Group’s combined financial statements included the accounts of Z Factor Limited, Morphogen-IX Limited and LockBody Therapeutics Ltd. All intercompany accounts and transactions have been eliminated in consolidation and combination.

Segments

Operating segments are defined as components of an enterprise with separate discrete information available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor) view its operations and manage its business as one segment.

Foreign Currency Translation

The Company’s consolidated and the Group’s combined financial statements are presented in U.S. dollars, the reporting currency of the Company. The functional currency of the Company is the British Pound and the functional currency of its subsidiaries is the local currency. Expenses have been translated into U.S. dollars at

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance sheets dates and equity accounts at their respective historical rates. The resulting translation gain and loss adjustments are recorded directly as a separate component of shareholders’ deficit as other comprehensive income (loss). Transactions denominated in a currency other than the functional currency are remeasured based upon the exchange rate at the date of remeasurement with the resulting gain or loss included in the accompanying unaudited interim combined and consolidated statements of operations and comprehensive loss.

Use of Estimates

The preparation of unaudited interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited interim combined and consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the unaudited interim combined and consolidated financial statements in the period they are determined to be necessary. Significant areas that require management’s estimates include the fair value of ordinary shares, share-based compensation assumptions, derivative liability and contingent value rights assumptions and accrued research and development expenses.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three years. The costs of maintenance and repairs are expensed as incurred. Improvements and betterments that add new functionality or extend the useful life of the asset are capitalized. As of March 31, 2021, the Company had $45,000 of property and equipment and primarily comprised of computer equipment. Depreciation expense was de minimis for all periods presented.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, then an impairment charge is recognized for the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. As of March 31, 2021, the Company believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Contingent Value Rights

The fair value of the contingent value rights liability represents the future payments that will be settled by issuing a variable number of shares and that are contingent upon the achievement of a specified development milestone for Palladio Biosciences, Inc.’s product candidate. The fair value of the contingent value rights is based on the cumulative probability of achieving the specified milestone which is currently expected during the first quarter of 2022. The fair value measurement is based on significant Level 3 unobservable inputs such as the probability of achieving the milestone, anticipated timelines, and discount rate. Changes in the fair value of the liability are recognized in the consolidated statement of operations and comprehensive loss until it is settled.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

Acquired In-Process Research and Development Expenses

Acquired in-process research and development, or IPR&D, consists of the initial up-front payments incurred in connection with the acquisition or licensing of products or technologies that do not meet the definition of a business under FASB ASC Topic 805, Business Combinations.

Share-Based Compensation

The Company and the Group measure share-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards.

Estimating the fair value of share-based awards requires the input of subjective assumptions, including the estimated fair value of the Company and the Group’s ordinary shares, and, for stock options, the expected life of the options and share price volatility. The Company and the Group account for forfeitures of stock option awards as they occur. The Company uses the Black-Scholes option pricing model to value its stock option awards. The assumptions used in estimating the fair value of share-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, share-based compensation expense could be materially different for future awards.

The expected life of the stock options is estimated using the “simplified method,” as the Company has limited historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For share price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option.

Awards granted for ordinary shares of Centessa Pharmaceuticals Limited (Successor) are accounted for a restricted share-based awards. The estimated fair value of the restricted shares is based upon the estimated fair value of Centessa Pharmaceutical Limited’s (Successor) ordinary shares at grant date.

Net Loss Per Ordinary Share

Basic loss per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares Basic loss per ordinary share is computed by dividing net loss by the aggregate weighted-average number of ordinary shares outstanding. Diluted loss per ordinary share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred shares, stock options, unvested restricted ordinary shares and convertible debt which would result in the issuance of incremental ordinary shares. For diluted net loss per ordinary share, the weighted-average number of ordinary shares is the same for basic net loss per ordinary share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average ordinary shares outstanding for the period from January 30, 2021 through March 31, 2021, as they would be anti-dilutive:

Series A convertible preferred shares	22,840,902
Unvested ordinary shares	154,467
Stock options	7,576,811

30,572,180

Amounts in the above table reflect the ordinary share equivalents as of March 31, 2021.

3. Acquisition of Centessa Subsidiaries

In January 2021, the Company entered into a merger agreement with the Centessa Subsidiaries whereby the Company acquired 100% of the outstanding Centessa Subsidiaries’ shares in exchange for 44,758,079 ordinary shares of the Company. In addition, the Company issued certain contingent value rights to the selling shareholders of Palladio Biosciences, Inc.

As part of the acquisition, the Company issued replacement equity awards to select employees and consultants of certain Centessa Subsidiaries. The awards consisted of options and restricted shares with vesting provisions generally consistent with the original awards prior to the acquisition. The Company determined that a portion of the fair value of the replacement awards should be a component of consideration paid to acquire the Centessa Subsidiaries, with the remaining value of the award accounting for as post-combination share-based compensation expense.

The acquisition of each Centessa Subsidiary has been treated as a separate asset acquisition as the Company determined that none of the Centessa Subsidiaries meet the definition of a business due to substantially all of the fair value of each entity being concentrated in a single asset or group of assets which represent the acquired in-process research and development (“IPR&D”), or the entity did not have the requisite inputs and substantive processes to be considered a business. The Company’s acquired IPR&D expense of $223.6 million, of which $3.1 million was in connection with transaction costs recognized prior to January 30, 2021, and reflects the fair value of consideration ascribed to the product candidates in each subsidiary, as the Company determined the assets had no alternative future use.

The total purchase price for the asset acquisitions was calculated as follows (amounts in thousands):

Estimated fair value of Centessa ordinary shares issued	$261,387
Estimated fair value of replacement equity awards allocated to consideration paid	1,310
Estimated fair value of contingent value rights	22,618
Transaction costs	4,597

Total consideration given	$289,912

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

The following table summarizes the assets acquired and liabilities assumed as of the acquisition date for the asset acquisitions (in thousands):

Assets acquired:
Cash and cash equivalents	$68,038
Tax incentive receivable	8,752
Prepaid expenses and other current assets	2,551
Other assets	203
In-process research and development assets	223,593

Total assets acquired	303,137

Liabilities assumed:
Accounts payable	3,607
Accrued expenses and other current liabilities	3,128
Convertible notes	6,199
Loan with related party	291

Total liabilities assumed	13,225

Net assets acquired	$289,912

The Centessa Successor’s determinations of the fair value of the ordinary shares were performed using methodologies, approaches and assumptions in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Guide. In accordance with the Practice Guide, the Centessa Successor considered the following methods for allocating the enterprise value across its classes and series of capital shares to determine the fair value of its ordinary shares at each valuation date.

•

Option Pricing Method (“OPM”). The OPM estimates the value of the ordinary equity of the Centessa Successor using the various inputs in the Black-Scholes option pricing model. The OPM treats the rights of the holders of ordinary shares as equivalent to that of call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of the Centessa Successor’s convertible preferred shares, as well as their rights to participation, and the share prices of the outstanding options. Thus, the value of the ordinary shares can be determined by estimating the value of its portion of each of these call option rights. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a merger or sale. Given the ordinary shares represents a non-marketable equity interest in a private enterprise, an adjustment to the preliminary value estimates had to be made to account for the lack of liquidity that a shareholder experiences. This adjustment is commonly referred to as a discount for lack of marketability (“DLOM”).

•

Probability-Weighted Expected Return Method (“PWERM”). The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes considered by the Company, as well as the economic and control rights of each share class.

•

Hybrid Method. The Hybrid Method is a hybrid between the PWERM and OPM, estimating the probability-weighted value across multiple scenarios, but using the OPM to estimate the allocation of value within one or more of those scenarios. Weighting allocations are assigned to the OPM and PWERM methods factoring possible future liquidity events.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

The Centessa Successor estimated the fair value of its ordinary shares based on the Hybrid Method. Subjective factors considered by the Centessa Successor board of directors and management included the pending addition of new executive members and the election of new independent directors to the Centessa Successor board of directors, as well as definitive plans to undertake an IPO. There are significant judgments and estimates inherent in the determination of the fair value of ordinary shares. These judgments and estimates include assumptions regarding Centessa Successor’s future operating performance, the time to complete an initial public offering or other liquidity event and the determination of the appropriate valuation methods. If Centessa Successor had made different assumptions, its ordinary shares could have been significantly different.

At the time of the acquisitions, all outstanding unvested share-based awards of the Centessa Predecessor Group vested immediately. The unrecognized compensation expense of $4.1 million was recognized at the time of the acquisitions.

In connection with the acquisition of the Centessa Subsidiaries, Centessa Successor issued contingent value rights, or CVRs, to former shareholders and option holders of Palladio. The CVRs represent the contractual rights to receive payment of $39.7 million upon the first patient dosed in a Phase 3 pivotal study of lixivaptan for the treatment of autosomal dominant polycystic kidney disease (ADPKD) in any of the United States, France, Germany, Italy, Spain, the United Kingdom and Japan (designated the ACTION Study). The contingent milestone, if triggered, will be settled through the issuance of Centessa ordinary shares equal to the amount of the total CVRs payable based on the per share value of ordinary shares at the milestone date.

Centessa Successor determined that the CVRs should be accounted for as a liability in accordance with ASC 480. Accordingly, the fair value of the contingent consideration will be assessed quarterly until settlement. To estimate the fair value of the contingent consideration, the Centessa Successor applied a cumulative probability of achieving the clinical milestone and applied it to the potential payout. Prior to initiating the ACTION Study and dosing the first patient, the Centessa Successor will consider the status and on-going results of the Phase 3a safety study (designated the ALERT Study). As this is an open-label study for which enrollment is on-going, the Centessa Successor will evaluate if the on-going results support the belief that lixivaptan has a de-risked safety profile. Assuming the on-going results from the ALERT Study continue to support this view, the probability of commencing the ACTION study and dosing the first patient is high and is currently expected during early-to-mid 2022. The cumulative probability of achieving positive results from the ALERT Study and dosing the first patient in the ACTION Study was applied to the CVR payout to arrive at a fair value of $22.6 million as of the acquisition date of the Centessa Subsidiaries. The change in fair value from the date of acquisition to March 31, 2021 was immaterial.

4. Fair Value of Financial Instruments

Fair value is the price that could be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value determination in accordance with applicable accounting guidance requires that a number of significant judgments be made. Additionally, fair value is used on a nonrecurring basis to evaluate assets for impairment or as required for disclosure purposes by applicable accounting guidance on disclosures about fair value of financial instruments. Depending on the nature of the assets and liabilities, various valuation techniques and assumptions are used when estimating fair value. The carrying amounts of certain of the Company’s financial instruments, including prepaid expense and accounts payable are shown at cost, which approximates fair value due to the short-term nature of these instruments. The Company follows the provisions of FASB ASC Topic 820, Fair Value Measurement, for financial assets and liabilities measured on a recurring basis. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liabilities.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis (in thousands):

	Fair value measurement at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2020 (Predecessor):
Liabilities
Derivative Liability	$-	$-	$913

	Fair value measurement at reporting date using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
March 31, 2021 (Successor):
Liabilities
Contingent Value Rights	$-	$-	$22,618

The Centessa Predecessor Group evaluated a redemption feature within the convertible term notes and determined bifurcation of the redemption feature was required. The redemption feature is classified as a liability on the accompanying combined and consolidated balance sheet at December 31, 2020. The liability is marked-to-market each reporting period with the changes in fair value recorded in the unaudited interim combined and consolidated statements of operations and comprehensive loss until it is settled. The derivative liability was considered a Level 3 liability because its fair value measurement was based, in part, on significant inputs not observed in the market. The fair value of the derivative was estimated primarily on the probability of the next fund raising occurring and the timing of such event. Upon completion of the acquisition of the Centessa Subsidiaries in January 2021, the derivative liability was settled and is no longer subject to remeasurement.

The acquisition-date fair value of the contingent valuation rights liability represents the future payments that are contingent upon the achievement of a specified development milestone for Palladio Biosciences, Inc.’s product candidate. The fair value of the contingent value rights is based on the cumulative probability of achieving the specified milestone which is currently expected during the first quarter of 2022. The fair value measurement is based on significant Level 3 unobservable inputs such as the probability of achieving the milestone, anticipated timelines, and discount rate. Changes in the fair value of the liability will be recognized in the unaudited interim combined and consolidated statement of operations and comprehensive loss until it is settled.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

The reconciliation of the redemption feature measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows (amounts in thousands):

Derivative Liability
Balance at January 1, 2021 (Predecessor)	$913
Additions	—
Change in fair value	—
Settlements	(913)

Balance at January 29, 2021 (Predecessor)	$—

5. Balance Sheet and Combined Deficit Components

Prepaid expenses and other current assets consist of the following (in thousands):

	Predecessor	Successor
	December 31, 2020	March 31, 2021
Insurance	$9	$91
Research and development costs	992	1,074
Value added tax receivable	298	2,256
Professional fees	—	223
Other	6	682

	$1,305	$4,326

Accrued expenses and other current liabilities consist of the following (in thousands):

	Predecessor	Successor
	December 31, 2020	March 31, 2021
Research and development expenses	$1,001	$2,410
Professional fees	37	3,153
Personnel related expenses	—	546
Other	9	652

	$1,047	$6,761

Combined deficit of the Centessa Predecessor Group at December 31, 2020 consisted of the following (in thousands):

Predecessor
December 31, 2020
Morphogen-IX deficit
Ordinary shares	$13
Additional paid-in capital	364
Accumulated other comprehensive income	629
Accumulated deficit	(9,225)

Total Morphogen-IX deficit	$(8,219)

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

Predecessor
December 31, 2020
Z Factor deficit
Ordinary shares	$12
Additional paid-in capital	461
Accumulated other comprehensive income	139
Accumulated deficit	(8,568)

Total Z Factor deficit	$(7,956)

LockBody deficit
Ordinary shares	$—
Additional paid-in capital	—
Accumulated other comprehensive loss	(196)
Accumulated deficit	(6,052)

Total LockBody deficit	$(6,248)

Total combined deficit	$(22,423)

6. Debt

Centessa Pharmaceuticals Limited Convertible Term Notes

In December 2020, the Company entered into a convertible loan agreement (the Agreement) with Medicxi Growth, whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth. The convertible loans were issued as a bridge financing in contemplation of completing the Series A financing within the next six months. The convertible term notes had a stated interest rate of 8% per annum, which was not payable until settlement of the principal, being the maturity date June 29, 2021. Upon completion of the Company’s Series A preferred financing in January 2021, the Company issued 568,181 shares of its Series A convertible preferred shares and settled all outstanding principal and unpaid interest associated with the convertible term notes.

LockBody Therapeutics Ltd Convertible Term Notes

In July 2019, LockBody entered into a convertible term note agreement to issue up to £5.0 million of convertible term notes of which £3.0 million was received in July 2019 and an additional £1.0 million was received in November 2020.

The convertible term notes had a stated interest rate of 2% per annum, which was not payable until settlement of the principal, being the maturity date of August 2, 2021.

The principal and accrued interest due under the convertible term notes converts:

•	into the class of LockBody’s shares issued in LockBody’s next qualified fund raising, at a conversion price after applying a 20% discount to the purchase price per share paid for the shares.

•	on a change of control, at a conversion price after applying a 50% discount to the purchase price per share paid for the shares.

As a result of the fact that the convertible term notes were convertible into a variable number of preferred shares, the Centessa Predecessor Group evaluated the conversion provision as a redemption feature. The redemption

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

feature was evaluated as an embedded derivative and bifurcated from the convertible term notes due to the substantial premium paid upon redemption and accounted for as a derivative instrument. Upon bifurcating the redemption feature, the Group recorded aggregate debt discounts of $0.7 million that is recognized in interest expense over the term of the convertible term notes. The notes and the derivative liability were assumed in connection with the acquisition of the Centessa Subsidiaries in January 2021 and immediately forgiven. The forgiveness was recognized as $6.2 million contribution within the Successor consolidated statement of shareholders’ equity during the period from January 30, 2021 through March 31, 2021.

For the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, the Centessa Predecessor Group recognized interest expense of $0.3 million and $9,000, respectively, and $0.8 million and $37,000 in connection with the amortization of the debt discount, respectively.

7. Commitments and Contingencies

Research and Development Arrangements

As of March 31, 2021, the Company had non-cancellable commitments for purchase of clinical materials, contract manufacturing, maintenance, and committed funding of up to $18.0 million, of which the Company expects to pay $14.9 million within one year and the remaining $3.1 million over one to three years. The amount and timing of these payments vary depending on the rate of progress of development. Future clinical trial expenses have not been included within the purchase commitments because they are contingent on enrollment in clinical trials and the activities required to be performed by the clinical sites.

Employment Agreements

The Company has entered into employment agreements with key personnel providing for compensation and severance in certain circumstances, as described in the respective employment agreements.

Litigation

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding.

8. Convertible Preferred Shares, Combined Deficit and Shareholders’ Equity

As of December 31, 2020, the Centessa Predecessor Group had Series A, Series B and Seed Series convertible preferred shares outstanding that were subject to redemption under certain “deemed liquidation” events, as defined in each of the Centessa Predecessor Group entities’ articles of association. The Series A, Series B and Seed Series convertible preferred shares are classified outside of combined deficit as the deemed liquidation events are outside of the each of the Centessa Predecessor Group entities’ control. Upon consummation of the acquisition of the Centessa Subsidiaries, all outstanding convertible preferred shares of the Centessa Predecessor Group were converted into ordinary shares of the Centessa Predecessor Group and ultimately exchange for ordinary shares of Centessa Pharmaceuticals Limited at the time of acquisition. Immediately following the acquisition, the Centessa Subsidiaries became wholly-owned subsidiaries of the Centessa Pharmaceuticals Limited whereby no convertible preferred shares were issued and outstanding at the Centessa Subsidiaries level.

Ordinary Shares

Ordinary shares confer upon its holders voting rights, the right to receive cash and stock dividends, if declared, and the right to share in excess assets upon liquidation of the Company. The holders of ordinary shares are entitled to one vote per share. In January 2021, the Company issued 45,137,984 ordinary shares in connection

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

with the acquisition of the Centessa Subsidiaries of which 379,905 shares were replacement share-based awards and subject to future vesting requirements. Concurrent with the acquisition, the Company repurchased 4,450,000 of it’s A ordinary shares from one of its founders for a nominal amount.

Series A Convertible Preferred Shares

In January 2021, the Company sold 22,272,721 shares of its Series A convertible preferred shares at a purchase price of $11.00 per share in exchange for gross proceeds of $245.0 million. Upon completion of the Series A preferred financing, the Company issued 568,181 Series A convertible preferred shares upon settling the outstanding principal, unpaid interest, and bifurcated derivative liability associated with its convertible term notes.

Dividends

The holders of Preferred Shares are entitled to dividends if and when declared by the Company’s board of directors. As of March 31, 2021, no dividends have been declared.

Voting

Each preferred share is entitled to a vote on an as-converted basis and certain significant Company events require majority approval from the Preferred Shareholders as a separate class.

Conversion

Each preferred share is convertible, at the holder’s option, into such number of ordinary shares on a one-to-one basis and equal to the conversion price then in effect. The conversion price is subject to adjustments for splits, dividends, distributions and other similar recapitalization events. Upon consummation of a qualified initial public offering of the Company’s securities, the preferred shares would automatically convert into ordinary shares.

Liquidation Preference

Upon the liquidation, sale, or merger of the Company (collectively, the Liquidation), the preferred shareholders are entitled to receive an amount equal to the original issuance price plus any unpaid declared dividends. If there are additional available assets from the liquidation after the initial liquidation payments, the remaining available assets will be distributed to the ordinary shareholders.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

9. Share-Based Compensation

The Company and the Centessa Predecessor Group recorded share-based compensation expense in the following expense categories in the unaudited interim combined and consolidated statements of operations and comprehensive loss (in thousands):

	Predecessor		Successor
	Centessa Predecessor Group Combined Three Months Ended March 31, 2020	Centessa Predecessor Group Combined Period from January 1, 2021 through January 29, 2021	Centessa Pharmaceuticals Limited Consolidated Period from January 30, 2021 through March 31, 2021
Research and development	$63	$—	$1,117
General and administrative	—	—	1,614

	$63	$—	$2,731

Centessa Pharmaceuticals Limited (Successor) Stock Options

In January 2021, the Company’s board of directors approved the 2021 Equity Incentive Plan (the 2021 Plan), whereby the total number of shares authorized under the 2021 Plan was 9,293,717 of which 1,666,906 shares were available for future grants as of March 31, 2021. The Plan provides for the granting of ordinary shares, incentive stock options, nonqualified stock options, restricted share awards, and/or share appreciation rights to employees, directors, and other persons, as determined by the Company’s board of directors. The Company’s stock options vest based on the terms in each award agreement, generally over four-year periods, and have a contractual term of ten years.

The following table summarizes stock option activity for the period from January 30, 2021 through March 31, 2021:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term
Balance at January 30, 2021	—
Granted	8,460,708	$5.72
Exercised	(50,000)	$5.84
Forfeited	(833,897)	$5.84

Balance at March 31, 2021	7,576,811	$5.70	9.7

Exercisable at March 31, 2021	488,266	$4.41	8.0

The weighted-average grant date fair value of options granted was $3.62 per share for the period from January 30, 2021 through March 31, 2021. As of March 31, 2021, the total unrecognized compensation expense related to unvested stock option awards was $25.3 million, which the Company expects to recognize over a weighted-average period of 2.4 years.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

During the period from January 30, 2021 through March 31, 2021, the fair value of each option was estimated on the date of grant using the weighted average assumptions in the table below:

Expected term (in years)	5.7
Expected stock price volatility	63.3%
Risk-free interest rate	0.77%
Expected dividend yield	0%
Estimated fair value of ordinary share	$5.84

Replacement Equity Awards

In connection with the acquisition of the Centessa Subsidiaries, Centessa Pharmaceuticals Limited (Successor) issued 379,905 ordinary shares subject to future vesting. The fair value of the awards are based upon the estimated fair value of the Company’s ordinary shares at the time of grant.

The following table summarizes ordinary share activity for the period from January 30, 2021 through March 31, 2021:

	Number of Shares	Weighted- Average Fair Value Per Share
Unvested at January 30, 2021	—
Granted	379,905	$5.84
Vested	(225,438)	$5.84

Unvested at March 31, 2021	154,467	$5.84

As of March 31, 2021, the total unrecognized compensation expense related to unvested ordinary shares was $0.4 million, which the Company expects to recognize over a weighted-average period of 3.1 years.

10. Licensing Arrangements

In connection with the acquisition of the Centessa Subsidiaries, the Company acquired the following licensing arrangements:

Z Factor License Agreement

In 2015 and subsequently amended in 2017, Z Factor entered into an exclusive worldwide license agreement to further develop and commercialize, small molecule chaperones to correct the folding of Z-A1AT for the treatment of kidney and lung disease. The Company is solely responsible for, and is required to use commercially reasonable efforts to, research, develop, manufacture and commercialize the licensed technology, at its own costs. The Company is also responsible for supplying all active pharmaceutical ingredients and finished drug product for exploitation. The Company is obligated to make up to $0.5 million (£0.4 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. In addition, the Company is obligated to fund any patent related costs associated with the licensed technology. No expenses were incurred during the three months ended March 31, 2020, the period from January 1, 2021 through January 29, 2021 and the period from January 30, 2021 through March 31, 2021 in connection to the license agreement.

Morphogen-IX License Agreement

In 2015, Morphogen-IX entered into an exclusive worldwide license agreement to further develop and commercialize, the licensed technology for PAH. The Company is responsible for supplying all active

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

pharmaceutical ingredients and finished drug product for exploitation. The Company is obligated to make up to $1.0 million (£0.8 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. The Company is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event the Group sublicenses the approved technology. In addition, the Company is obligated to pay an annual licensing fee and obligated to fund any patent related costs associated with the licensed technology. No expenses were incurred during the three months ended March 31, 2020, the period from January 1, 2021 through January 29, 2021 and the period from January 30, 2021 through March 31, 2021 in connection to the license agreement.

Palladio Lixivaptan License Agreement

Palladio entered into an exclusive worldwide license agreement to further develop and commercialize Lixivaptan, a nonpeptide selective vasopressin V2 receptor antagonist for the treatment of ADPKD. In relation to the purchase of the license, the Company is obligated to make certain contingent consideration payments to the seller in the event a Licensed Product is commercialized. Such payments are structured as a tiered percentage of net sales and capped at $32.5 million. The Company is obligated to make up to $16.3 million in commercial milestone payments. In addition, the Company is obligated to make future royalty payments (the first $19.0 million of which would be due to Pfizer) at low to mid single digit royalty rates for net product sales and is subject to adjustment in the event the Company sublicenses the approved technology. The Company incurred no expense during the period from January 30, 2021 through March 31, 2021 in connection to the license agreement.

SerpinPC License Agreement

ApcinteX entered into an exclusive, sublicensable, worldwide license agreement with Cambridge Enterprise Limited (“CE”), to further develop and commercialize the patented technology held by CE for modified serpins for the treatment of bleeding disorders through the use of rational and random mutagenesis associated with the patented technology. The Company is solely responsible for, and is required to use commercially reasonable efforts to, research, develop, manufacture and commercialize the patented technology, at its own costs. The Company is obligated to make up to $1.0 million (£0.7 million at an exchange rate of 0.73) in development and regulatory milestone payments and low single digit royalty rates for net product sales. The Company incurred no expense during the period from January 30, 2021 through March 31, 2021 in connection to the license agreement.

Pega-One S.A.S. License Agreement with Hoffman-La Roche

Pega-One entered into, and subsequently amended, a license agreement with Hoffman La Roche Ltd, or Roche, to discover, develop and commercialize GA201 which is a glycoengineered anti-EFGR monoclonal antibody imgatuzumab for the treatment of cutaneous squamous cell carcinoma and other solid tumor indications. The Company retains an exclusive worldwide sublicensable royalty bearing license. Pega-One made an upfront payment of $2.0 million and is obligated to pay up to $16.0 million upon the achievement of development and regulatory milestones and up to $125.0 million in commercial milestones subject to potential increase if the Pega-One undergoes a change in control transaction before a specified event for a specific indication. Pega-One is also obligated to pay Roche tiered royalties on net sales of the licensed product at rates ranging from a mid to high single percentage, on a country-by-country and product-by-product basis and is subject to adjustments in the event the Company sublicenses the approved technology. In addition, Pega-One is obligated to reimburse Roche for annual patent related costs incurred related to the license. Upon consummation of a strategic transaction or an initial public offering of the Pega-One’s ordinary shares, as defined in the agreement, Roche is entitled to receive a minimum of 10% of the consideration received by the Company. Such consideration was received in connection with the acquisition of the Centessa Subsidiaries in January 2021.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

Janpix Limited License Agreement

Janpix Limited entered into an exclusive worldwide license agreement to further develop and commercialize the licensed compounds. Janpix is obligated to make up to $30.0 million in development and commercial milestone payments. In addition, Janpix is obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales.

Capella Biosciences Limited License Agreement

Capella Biosciences Limited entered into a license agreement with Lonza Sales AG to further evaluate, develop and commercialize licensed compounds for therapeutic use. Capella is obligated to make additional payments contingent upon approval to advance through additional stages of the process. Capella is obligated to make up to $5.0 million in development and commercial milestone payments. Capella is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event Capella sublicenses the approved technology. The Company incurred approximately $62,000 in expense related to the license agreement during the period from January 30, 2021 through March 31, 2021.

PearlRiver Bio GmbH License and Collaboration Agreement with Lead Discovery Center GmbH for Exon20

In March 2019, PearlRiver Bio GmbH entered into an exclusive worldwide license agreement with Lead Discovery Center GmbH, or LDC, to further develop and commercialize, the licensed technology for Exon20. PearlRiver is responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. PearlRiver is obligated to make up to $33.0 million (€27.0 million at an exchange rate of 0.82)

in payments upon the achievement of development and regulatory milestones and $18.3 million (€15.0 million at an exchange rate of 0.82) upon the achievement of commercial milestones. PearlRiver is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event PearlRiver sublicenses the approved technology. In addition, PearlRiver is obligated to fund any patent related costs associated with the licensed technology.

Concurrent with entering into the license agreement, PearlRiver entered into a collaboration arrangement with LDC whereby LDC is providing ongoing research and development services to PearlRiver. PearlRiver recognizes research and development expenses associated with the collaboration as services are provided.

PearlRiver Bio GmbH License Agreement with Lead Discovery Center GmbH for C797

PearlRiver entered into an exclusive worldwide license agreement with Lead Discovery Center GmbH, or LDC, to further develop and commercialize, the licensed technology for C797S. PearlRiver is responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. PearlRiver is obligated to make up to $9.5 million (€7.8 million at an exchange rate of 0.82) in payments upon the achievement of development and regulatory milestones and $12.2 million (€10.0 million at an exchange rate of 0.82) upon the achievement of commercial milestones. PearlRiver is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event the PearlRiver sublicenses the approved technology. In addition, PearlRiver is obligated to fund any patent related costs associated with the licensed technology.

Orexia Limited Research Collaboration and License Agreement

Orexia Limited entered into a world-wide exclusive research collaboration and license agreement with X-Chem, Inc, or X-Chem, to further develop and commercialize, the licensed technology for the OX2. Orexia is

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

responsible for supplying all active pharmaceutical ingredients and finished drug products for exploitation. Orexia is required to make payments contingent upon approval to advance to particular series. Orexia is obligated to make up to $24.8 million in payments upon the achievement of development and regulatory milestones and $60 million upon the achievement of commercial milestones. Orexia is also obligated to make future commercial milestone payments at low single digit royalty rates for net product sales and is subject to adjustment in the event the Orexia sublicenses the approved technology.

Orexia Limited Amended and Restated License, Assignment, and Research Services Agreement

In January 2019, Orexia entered into an exclusive worldwide license agreement with Heptares Therapeutics Limited, or Heptares, to further develop and commercialize, the licensed technology for Orexin Agonist. Orexia is responsible for supplying all active pharmaceutical ingredients and finished drug product for exploitation. Orexia is obligated to make up to $17.2 million (£12.6 million at an exchange rate of 0.73) in payments upon the achievement of development and regulatory milestones. Orexia is also obligated to make future commercial milestone payments at low to mid-single digit royalty rates for net product sales and is subject to adjustment in the event the Orexia sublicenses the approved technology. In addition, Orexia is obligated to fund any development related costs associated with the licensed technology.

Inexia Limited Amended and Restated License, Assignment, and Research Services Agreement

Inexia Limited and Heptares entered into a license and research service agreement whereby Heptares granted an exclusive, sublicensable worldwide license to further develop, manufacture and commercialize licensed technology for the development of intranasal orexin receptor antagonist. In addition, Heptares is responsible for certain research and development activities and the parties formed a joint research committee to oversee and manage related research and development activities.

Per the agreement Inexia is to pay Heptares for research and development services based on providing full-time equivalents and other support relating to the conduct of the discovery and preclinical development programs. In addition, Inexia is obligated to make up to $16.6 million in development milestone payments (£12.1 million at an exchange rate of 0.73).

Inexia Limited License Agreement with OptiNose

Inexia and OptiNose AS, or OptiNose, entered into a license agreement whereby the Inexia was granted an exclusive, royalty-bearing, worldwide, non-transferable, sublicensable license to OptiNose’s Exhalation Delivery System, or EDS, and other intellectual property for the development, sale, import and manufacture of products containing orexin receptor agonist and/or orexin receptor positive modulator molecule(s) as the sole active pharmaceutical ingredient(s) for the treatment, diagnosis or prevention of human diseases or conditions associated primarily with orexin receptor agonism and orexin receptor positive modulation. Inexia is solely responsible for all costs and activities related to its identification, development, and commercialization of products under the license agreement.

Inexia is obligated to make up to $8.0 million and $37.0 million in development and commercial milestone payments, respectively. In addition, OptiNose is eligible to receive tiered, low-to-mid single digit royalties based on net sales of any products successfully developed and commercialized under the license agreement.

11. Related Party Transactions

Term loans with Ultrahuman

The Centessa Predecessor Group entered into term loan agreements with Ultrahuman Nine and Ultrahuman Ten which are entities with common ownership with the Centessa Predecessor Group and with the Company.

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

The term loans have a stated interest rate of 2% per annum above the Bank of England official rate and the outstanding balances are repayable on demand of the lenders. The Bank of England official rate was 0.10% at December 31, 2020 and March 31, 2021.

The outstanding balance of the term loan with Ultrahuman Eleven was forfeited by the lender in February 2020, from which a gain on extinguishment of debt of $264,000 is recognized in the combined statements of operations and comprehensive loss for Centessa Predecessor Group during the three months ended March 31, 2020.

During the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, the Centessa Predecessor Group recognized interest expense of $3,000 and $1,000, respectively, in connection with the Ultahuman loans. During the period from January 30, 2021 through March 31, 2021, the Company recognized interest expense of $1,000 in connection with the loan.

Support service agreement with Ultrahuman services

The Centessa Predecessor Group entered into a Support Service Agreement with Ultrahuman Limited. Ultrahuman Limited provides scientific and operational consultancy services and other support services.

Costs incurred associated with this contract were $0.1 million, and $48,000 for the three months ended March 31, 2020, and for the period from January 1, 2021 through January 29, 2021, respectively, which has been recorded within research and development expenses in the unaudited interim combined and consolidated statements of operations and comprehensive loss. The contract was terminated in connection with the acquisition of the Centessa Subsidiaries.

Master services agreements with The Cambridge Partnership Limited

The Centessa Predecessor Group entered into Master Services agreements with The Cambridge Partnership Limited for accounting and administrative services. Costs incurred associated with these contracts were $24,000 and $17,000 for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, respectively, which has been recorded within general and administrative expenses in the unaudited interim combined and consolidated statements of operations and comprehensive loss.

David Grainger is a director and shareholder of The Cambridge Partnership and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master services agreements with The Foundry (Cambridge) Limited

The Centessa Predecessor Group entered into Master Services agreements with The Foundry (Cambridge) Limited. Costs incurred associated with these contracts were $12,000 and $4,000 for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, respectively, which has been recorded within research and development expenses in the unaudited interim combined and consolidated statements of operations and comprehensive loss.

David Grainger is a director and shareholder of The Foundry (Cambridge) Limited and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master Services agreements with RxCelerate Limited

The Centessa Predecessor Group entered into Master Services agreements with RxCelerate Limited to provide drug discovery services. Costs incurred associated with this contract were $1.5 million and $0.4 million for the

Centessa Predecessor Group (Predecessor) and Centessa Pharmaceuticals Limited (Successor)

Notes to the Unaudited Interim Combined and Consolidated Financial Statements

three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, respectively, which has been recorded within research and development expenses in the unaudited interim combined and consolidated statements of operations and comprehensive loss.

David Grainger is a director and shareholder of RxCelerate Limited and was a director of Z Factor and Morphogen-IX until he resigned on January 29, 2021.

Master Services agreements with RxBiologics Limited

The Centessa Predecessor Group entered into Master Services agreements with RxBiologics Limited to provide biologics drug discovery services. Costs incurred associated with this contract were $9,000 and $14,000 for the three months ended March 31, 2020 and for the period from January 1, 2021 through January 29, 2021, respectively, which has been recorded within research and development expenses in the unaudited interim combined and consolidated statements of operations and comprehensive loss.

William Finlay is a director and shareholder of RxBiologics Limited and was a director of Lockbody until he resigned on January 29, 2021.

Cost Reimbursements

During the period from January 30, 2021 through March 31, 2021, the Centessa Successor reimbursed an aggregate of $1.4 million to several shareholders for costs paid on behalf of the Centessa Successor in connection with acquisition of the Centessa Subsidiaries and the sale of the Centessa Successor Series A preferred shares.

12. Subsequent Events

On April 30, 2021, the Company re-designated all of the A ordinary shares and B ordinary shares into a single class of ordinary shares with a nominal value of £0.002 in order to simplify its capital structure. In addition, the Company effected a 1-for-2 reverse split of its preferred and ordinary shares on May 20, 2021. The reverse split combined two shares of each of the Company’s issued and outstanding preferred and ordinary shares into one preferred and one ordinary share. No fractional shares were issued in connection with the reverse split. Any fractional share resulting from the reverse split was rounded down to the nearest whole share, and in lieu of any fractional shares, the Company will pay in cash to the holders of such fractional shares an amount equal to the fair market value, as determined by the board of directors, of such fractional shares. In addition, on April 30, 2021, the Company re-designated all of the A ordinary shares and B ordinary shares into a single class of ordinary shares with a nominal value of £0.002 in order to simplify its capital structure. All share, per share and related information presented in the financial statements and accompanying notes have been retroactively adjusted, where applicable, to reflect the reverse share split and the re-designation.

The Company has evaluated subsequent events from the balance sheet date through May 24, 2021, the issuance date of these unaudited interim combined and consolidated financial statements and has not identified any requiring disclosure except as noted above.

American Depositary Shares

Representing                      Ordinary Shares

Morgan Stanley	Goldman Sachs & Co. LLC

Jefferies	Evercore ISI

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, which are expected to be incurred in connection with our sale of ADSs in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

SEC registration fee	$48,550
FINRA filing fee	61,000
Nasdaq listing fee	320,000
Printing and engraving expenses	499,879
Legal fees and expenses	2,216,594
Accounting fees and expenses	2,333,494
Advisory fees	2,931,990
Miscellaneous fees and expenses	212,493

Total	$8,624,000

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Subject to the Companies Act, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(i) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

(a)	Issuances of Share Capital

In October 2020 we issued a single subscriber share (being one Ordinary Share of £1) issued to an individual associated with Medicxi. On November 27, 2020, the one Ordinary Share of £1 held by an individual associated with Medicxi was sub-divided into 500 Ordinary Shares of £0.002 each; and Centessa issued 6,747,500 Ordinary Shares to individuals associated with Medicxi and on 2 December 2020, Centessa issued 752,000 further Ordinary Shares to the Index Foundation. Each of the 7,500,000 Ordinary Shares were redesignated as A Ordinary Shares in connection with the closing of the Crossover Investment (as defined below) on January 29, 2021 and 4,450,000 A Ordinary Shares were acquired for nominal value and cancelled by Centessa.

On December 31, 2020 in the case of PearlRiver Bio (as amended from time to time) and January 23, 2021 in the case of all other Centessa Subsidiaries (other than Palladio Biosciences), all shareholders of each of the Centessa Subsidiaries (other than Palladio Biosciences) exchanged the shares held by them in the relevant Centessa Subsidiary for newly issued B ordinary shares of Centessa Pharmaceuticals Limited in exchange for 100% of the equity of each applicable entity.

On January 31, 2021 Palladio Biosciences entered into an agreement and plan of reorganization (the Merger Agreement) with Centessa UPM Merger Sub, Inc. (a subsidiary of Centessa incorporated in Delaware for the purposes of merging with Palladio Biosciences). Pursuant to the Merger Agreement, UPM Merger Sub, Inc. merged with and into Palladio Biosciences as the surviving corporation with the shareholders of Palladio receiving B ordinary shares of Centessa and certain Contingent Value Rights.

Between December 31, 2020 and January 31, 2021, we issued 44,635,383 B Ordinary Shares and 502,602 A Ordinary Shares to the former equity holders of the Centessa Subsidiaries in connection with certain reorganization transactions. For more Information, see “Share Capital Reorganization and Re-registration.”

In January 2021, we issued 22,272,721 Series A preferred shares to 16 investors for an aggregate subscription price of $245 million.

The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Grants and Exercises of Options and Restricted Share Awards

From our inception to the date of the prospectus that forms a part of this registration statement, we issued share options to subscribe for an aggregate of 11,126,809 ordinary shares, with exercise prices ranging from $5.84 to $9.42 per ordinary share, to employees and directors.

From our inception to the date of the prospectus that forms a part of this registration statement, we issued              ordinary shares to individuals upon exercise of options for an aggregate subscription price of £            .

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. The ordinary shares issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

(c)	Convertible Loan Agreement and Conversion

On December 29, 2020, Centessa entered into a convertible loan agreement with Medicxi Growth I LP and Medicxi Growth Co-Invest I LP (collectively Medicxi Growth), whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth (the Convertible Notes).The Convertible Notes converted into an aggregate 568,181 Series A Shares at a subscription price of $8.799999964 in connection with the closing of the Crossover Investment on January 29, 2021.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit number	Description of exhibit

1.1*	Form of Underwriting Agreement.

3.1**	Articles of Association of the registrant, as currently in effect.

3.2**	Form of Articles of Association of the registrant (to be effective upon the closing of this offering).

4.1	Form of Deposit Agreement.

4.2	Form of American Depositary Receipt (included in Exhibit 4.1).

5.1	Opinion of Goodwin Procter (UK) LLP.

10.1**	Registration Rights Agreement by and among the registrant and the Investors listed therein, dated January 29, 2021.

10.2#	Senior Executive Cash Incentive Bonus Plan.

10.3#	2021 Employee Share Purchase Plan.

10.4#	2021 Share Option Plan and forms of award agreements thereunder.

10.5#**	Employment Agreement, dated as of November 19, 2020 (as revised), between the registrant and Saurabh Saha.

10.7#	Form of Deed of Indemnity between the registrant and each of its directors and executive officers.

Exhibit number	Description of exhibit

10.8†**	License Agreement dated March 15, 2004 (as amended) between Cardiokine Biopharma LLC (a subsidiary of Palladio) and Wyeth LLC (now a subsidiary of Pfizer).

10.9†**	License Agreement dated December 7, 2016 (as amended) between ApcinteX and Cambridge Enterprise Limited.

10.10†**	License Agreement dated January 2, 2020 (as amended) between Pega-One and Hoffman-la Roche.

10.11†**	License Agreement dated February 4, 2015 (as amended) between Z Factor and Cambridge Enterprise Limited.

10.12**	Contingent Value Rights Agreement, dated as of January 23, 2021, by and among the Registrant, Palladio Biosciences, Inc. and the representative of the holders of contingent value rights under such agreement.

10.13†**	Contribution agreement, dated January 23, 2021, by and between ApcinteX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.14†**	Contribution agreement, dated January 23, 2021, by and between Capella Bioscience LTD, United Medicines Biopharma Limited and the other parties thereto.

10.15†**	Contribution agreement, dated January 23, 2021, by and between Inexia Limited, United Medicines Biopharma Limited and the other parties thereto.

10.16†**	Contribution agreement, dated January 23, 2021, by and between Janpix Limited, United Medicines Biopharma Limited and the other parties thereto.

10.17†**	Contribution agreement, dated January 23, 2021, by and between LockBody Therapeutics Ltd, United Medicines Biopharma Limited and the other parties thereto.

10.18†**	Contribution agreement, dated January 23, 2021, by and between Morphogen-IX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.19†**	Contribution agreement, dated January 23, 2021, by and between Orexia Limited, United Medicines Biopharma Limited and the other parties thereto.

10.20†**	Contribution agreement, dated January 23, 2021, by and between Z Factor Limited, United Medicines Biopharma Limited and the other parties thereto.

10.21†**	Contribution Agreement, dated January 23, 2020, by and between Pega-One, United Medicines Biopharma Limited and the other parties thereto.

10.22†**	Contribution Agreement, dated December 31, 2020 (as amended), by and between PearlRiver Bio GmbH, United Medicines Biopharma Limited, and the other parties thereto.

10.23#**	Offer of Employment, dated February 27, 2021, by and between Gregory M. Weinhoff, MD, MBA and the registrant.

10.24†#**	Incentivization agreement, dated January 23, 2021, by and between LockBody Therapeutics Ltd, United Medicines Biopharma Limited and the other parties thereto.

10.25†#**	Incentivization agreement, dated January 23, 2021, by and between Morphogen-IX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.26†#**	Incentivization agreement, dated January 23, 2021, by and between Z Factor Limited, United Medicines Biopharma Limited and the other parties thereto.

10.27†**	Stock Purchase Agreement, dated July 26, 2016, by and between Chiesi USA, Inc., Palladio Acquisition Sub, Inc. and Palladio Biosciences, Inc.

Exhibit number	Description of exhibit

10.28†**	Agreement and Plan of Merger, dated December 28, 2011, by and between Cornerstone Therapeutics Inc., Cohesion Merger Sub, Inc., Cardiokine, Inc., and Shareholder Representative Services LLC.

10.29†**	Assignment and Bill of Sale, dated February 24, 2017, by and between Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, and Palladio Biosciences, Inc.

10.30†**	Assignment and Bill of Sale, dated June 2017, by and between Perseus-Soros BioPharmaceutical Fund Liquidating Trust and Palladio Biosciences, Inc.

10.31†**	Assignment and Bill of Sale, dated November 7, 2017, by and between Healthcare Ventures VII, L.P., and Palladio Biosciences, Inc.

10.32†**	Assignment and Bill of Sale, dated December 20, 2017, by and between Advent Private Equity Fund III A, Advent Private Equity Fund III B, Palladio Biosciences, Inc and the other parties thereto.

10.33	Offer of Employment, dated December 8, 2020 as revised on December 11, 2020, by and between Marella Thorell and United Medicines Biopharma Limited.

21.1**	Subsidiaries of the registrant.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Frazier & Deeter, LLC, independent auditors.

23.4	Consent of Goodwin Procter (UK) LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to this registration statement).

*	To be filed by amendment.
**	Previously filed.
†	Certain confidential portions (indicated in brackets) have been omitted from this exhibit.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b)	Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, under the laws and regulations of England and Wales, on May 24, 2021.

CENTESSA PHARMACEUTICALS PLC

By:	/s/ Saurabh Saha, M.D., Ph.D
Name: Saurabh Saha, M.D., Ph.D.
Title: Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Saurabh Saha, M.D., Ph.D. Saurabh Saha, M.D., Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2021

/s/ Gregory Weinhoff, M.D., M.B.A. Gregory Weinhoff, M.D., M.B.A.	Chief Financial Officer (Principal Financial Officer)	May 24, 2021

/s/ Marella Thorell Marella Thorell	Chief Accounting Officer (Principal Accounting Officer)	May 24, 2021

* Francesco De Rubertis, Ph.D.	Director	May 24, 2021

* Arjun Goyal, M.D., M.Phil, M.B.A.	Director	May 24, 2021

* Aaron Kantoff	Director	May 24, 2021

* Brett Zbar, M.D.	Director	May 24, 2021

* Mary Lynne Hedley, Ph.D.	Director	May 24, 2021

* Samarth Kulkarni, Ph.D.	Director	May 24, 2021

/s/ Carol Stuckley, M.B.A. Carol Stuckley, M.B.A.	Director	May 24, 2021

* Robert Califf, M.D.	Director	May 24, 2021

Signature	Title	Date

/s/ Gregory Weinhoff, M.D., M.B.A. Gregory Weinhoff, M.D., M.B.A.	Authorized Representative in the United States	May 24, 2021

*	Pursuant to Power of Attorney

By:	/s/ Gregory Weinhoff, M.D., M.B.A. Attorney-in-Fact